UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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TPG Pace Energy Holdings Corp.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JUNE 27, 2018

TPG PACE ENERGY HOLDINGS CORP.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Dear Stockholders of TPG Pace Energy Holdings Corp.:

You are cordially invited to attend the special meeting (the “special meeting”) in lieu of the 2018 annual meeting of stockholders of TPG Pace Energy Holdings Corp. (“TPGE,” “the Company,” “we,” “our” or “us”), which will be held on                 , 2018, at                 , Central Time, at          . At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:

•	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt each of the following agreements and the transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1):

•	a Contribution and Merger Agreement (as subsequently amended, the “Karnes County Contribution Agreement”), by and among the Company, TPG Pace Energy Parent LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Pace LLC”), EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-A, EV XIV-WIC, EV XIV-2A and EV XIV-3A, the “Karnes County Contributors”), pursuant to which the Company, through Pace LLC, will acquire all of the Karnes County Contributors’ collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas (the “Karnes County Assets”);

•	a Purchase and Sale Agreement (the “Giddings Purchase Agreement”) by and among Pace LLC, EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership (“EV XI-A”), EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership (“EV XI-WI”), EnerVest Holding, L.P., a Texas limited partnership (“EV Holding”), and EnerVest Wachovia Co-Investment Partnership, L.P., a Delaware limited partnership (“EV Co-Invest” and, together with EV XI-A, EV XI-WI and EV Holding, the “Giddings Sellers”), pursuant to which the Company, through Pace LLC, will acquire all of the Giddings Sellers’ collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk (the “Giddings Assets”); and

•	a Membership Interest Purchase Agreement (the “Ironwood MIPA” and, together with the Karnes County Contribution Agreement and the Giddings Purchase Agreement, the “Business Combination Agreements”) by and among Pace LLC, EV XIV-A, EV XIV-WIC and EV XIV-C (EV XIV-A, EV XIV-WIC and EV XIV-C, collectively, the “Ironwood Sellers” and, together with the Karnes County Contributors and the Giddings Sellers, the “Sellers”), pursuant to which the Company, through Pace LLC, will acquire all of the Ironwood Sellers’ approximate 35% membership interest (the “Ironwood Interests” and together with the Karnes County Assets and the Giddings Assets, the “Target Assets”) in Ironwood Eagle Ford Midstream, LLC, a Texas limited liability company, which owns an Eagle Ford gathering system.

Transaction	Sellers	Consideration(1)	Earnout
Giddings Transaction	Giddings Sellers (certain entities associated with EnerVest Fund XI)	Approximately $308 million in cash	Until December 31, 2021, up to $47 million in cash based on certain net revenue thresholds

Karnes County Transaction	Karnes County Contributors (certain entities associated with EnerVest Fund XIV)

Approximately $2.09 billion, consisting of an amount in cash determined by TPGE in its sole discretion (but no less than $610 million) and the remainder in stock(2)

TPGE will also reimburse the Karnes County Contributors for costs associated with the acquisition of certain assets acquired by the Karnes County Contributors on March 1, 2018, with an effective date of February 1, 2018, which will be included in the Karnes County Assets, which are expected to be approximately $146.6 million

For five (5) years following the Closing (as defined below), up to 13,000,000 additional shares of our stock based on certain EBITDA and free cash flow or stock price thresholds(2)

Ironwood Transaction	Ironwood Sellers (certain entities associated with EnerVest Fund XIV)	$25 million in cash	None

(1)	Assumes no adjustments to the consideration payable to the Sellers under the Business Combination Agreements, whether as a result of an effective date of January 1, 2018 or otherwise.
(2)	The Karnes County Contributors may elect to receive shares of Class A Common Stock (as defined below) and/or Class B Common Stock (as defined below). In the event that the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of units representing membership interests in Pace LLC, which shall be redeemable for shares of Class A Common Stock following the Closing in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Pace LLC, as the same may be amended or supplemented from time to time.

•	The Charter Proposals—To consider and vote upon each of the following proposals to amend TPGE’s amended and restated certificate of incorporation (the “Charter”) (collectively, the “Charter Proposals”):

•	The Class B Charter Proposal—To create a new class of capital stock designated as Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and such proposal, the “Class B Charter Proposal”) (Proposal No. 2);

•	The Authorized Share Charter Proposal—To increase the number of authorized shares of TPGE’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), from

200,000,000 shares to 1,300,000,000 shares (the “Authorized Share Charter Proposal”) (Proposal No. 3);

•	The Director Term Charter Proposal—To change the term of office of members of our board of directors (the “TPGE Board”) from a two (2) year term to a one (1) year term (the “Director Term Charter Proposal”) (Proposal No. 4);

•	The Written Consent Charter Proposal—To provide for the ability of our stockholders to act by written consent if certain conditions are met (the “Written Consent Charter Proposal”) (Proposal No. 5);

•	The Exclusive Forum Charter Proposal—To adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”) (Proposal No. 6); and

•	The Additional Charter Proposal—To eliminate provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Closing”), change the post-combination company’s name to “Magnolia Oil & Gas Corporation” and make certain other changes that the TPGE Board deems appropriate for a public operating company (the “Additional Charter Proposal”) (Proposal No. 7).

•	The NYSE Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”), (a) the issuance of shares of Class A Common Stock and/or Class B Common Stock, if any, to the Karnes County Contributors pursuant to the Karnes County Contribution Agreement (including up to 13,000,000 shares of Class A Common Stock and/or Class B Common Stock as earnout consideration), (b) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock issued to the Karnes County Contributors, if any, which shares of Class A Common Stock are issuable in the future in connection with the future redemption or exchange of units representing limited liability company interests in Pace LLC, in accordance with the Amended and Restated Limited Liability Company Agreement of Pace LLC, (c) the issuance and sale of 35,500,000 shares of Class A Common Stock in a private placement to certain qualified institutional buyers and accredited investors (including certain related persons of the Company), the proceeds of which will be used to fund a portion of the cash consideration for the business combination, (d) the issuance of up to 4,000,000 shares of Class A Common Stock to EnerVest, Ltd., an affiliate of the Sellers (“EV Ltd.”), as set forth in that certain Non-Competition Agreement between the Company and EV Ltd. (based on the achievement of certain stock price thresholds) and (e) the potential change of control of the Company in connection with the foregoing issuances of our common stock (the “NYSE Proposal”) (Proposal No. 8).

•	The Director Election Proposal—Solely with respect to holders of our Class F Common Stock, par value $0.0001 per share (“Class F Common Stock”), to consider and vote upon a proposal to elect seven (7) directors to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 9).

•	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the Magnolia Oil & Gas Corporation Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”) (Proposal No. 10).

•	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Director Election Proposal or the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Charter Proposals, the NYSE Proposal, the Director Election Proposal and the LTIP Proposal, the “Proposals”) (Proposal No. 11).

The TPGE Board recommends that TPGE stockholders vote “FOR” each of the Proposals. When you consider the recommendation of the TPGE Board in favor of each of the Proposals, you should keep in mind that certain of TPGE’s directors and officers have interests in the business combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Each of the Proposals is more fully described in the accompanying proxy statement, which each TPGE stockholder is encouraged to review carefully.

TPGE’s Class A Common Stock and warrants, which are exercisable for shares of Class A Common Stock under certain circumstances, are currently listed on the NYSE under the symbols “TPGE” and “TPGE WS,” respectively. In addition, certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, and are listed on the NYSE under the symbol “TPGE.U.” Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security. Upon the Closing, we intend to change our name from “TPG Pace Energy Holdings Corp.” to “Magnolia Oil & Gas Corporation,” and we have applied to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “MGY” and “MGY WS,” respectively.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on May 10, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon the Closing at a per-share price, payable in cash, equal to the aggregate amount then on deposit (as of two (2) business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds from the IPO and a concurrent private placement of warrants to TPG Pace Energy Sponsor, LLC (our “Sponsor”) as of two (2) business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $654.9 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of TPGE’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock and Class F Common Stock they hold. Any shares of Class A Common Stock or Class F Common Stock held by our Sponsor, officers and directors will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor and independent directors own all of our outstanding shares of Class F Common Stock and collectively own approximately 20% of our aggregate outstanding Class A Common Stock and Class F Common Stock.

TPGE is providing this proxy statement and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting. Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 45 of this proxy statement.

Approval of each of the Business Combination Proposal, the NYSE Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of our Class A

Common Stock and Class F Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the holders of our Class F Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the NYSE Proposal, the Director Election Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE TPGE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TPGE’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

/s/

Stephen Chazen
President, Chief Executive Officer and Chairman
TPG Pace Energy Holdings Corp.

Whether or not you plan to attend the special meeting, please submit your proxy by signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2018 and is first being mailed to TPGE stockholders on or about                     , 2018.

TPG PACE ENERGY HOLDINGS CORP.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF TPG PACE ENERGY HOLDINGS CORP.

To Be Held On                 , 2018

To the Stockholders of TPG Pace Energy Holdings Corp.:

NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) in lieu of the 2018 annual meeting of stockholders of TPG Pace Energy Holdings Corp. (“TPGE,” “the Company,” “we,” “our” or “us”) will be held on                 , 2018, at                 , Central Time, at          . At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:

•	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt each of the following agreements and the transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1):

•	a Contribution and Merger Agreement (as subsequently amended, the “Karnes County Contribution Agreement”), by and among the Company, TPG Pace Energy Parent LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Pace LLC”), EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-A, EV XIV-WIC, EV XIV-2A and EV XIV-3A, the “Karnes County Contributors”), pursuant to which the Company, through Pace LLC, will acquire all of the Karnes County Contributors’ collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas (the “Karnes County Assets”);

•	a Purchase and Sale Agreement (the “Giddings Purchase Agreement”) by and among Pace LLC, EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership (“EV XI-A”), EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership (“EV XI-WI”), EnerVest Holding, L.P., a Texas limited partnership (“EV Holding”), and EnerVest Wachovia Co-Investment Partnership, L.P., a Delaware limited partnership (“EV Co-Invest” and, together with EV XI-A, EV XI-WI and EV Holding, the “Giddings Sellers”), pursuant to which the Company, through Pace LLC, will acquire all of the Giddings Sellers’ collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk (the “Giddings Assets”); and

•	a Membership Interest Purchase Agreement (the “Ironwood MIPA” and, together with the Karnes County Contribution Agreement and the Giddings Purchase Agreement, the “Business Combination Agreements”) by and among Pace LLC, EV XIV-A, EV XIV-WIC and EV XIV-C (EV XIV-A, EV XIV-WIC and EV XIV-C, collectively, the “Ironwood Sellers” and, together with the Karnes County Contributors and the Giddings Sellers, the “Sellers”), pursuant to which the Company, through Pace LLC, will acquire all of the Ironwood Sellers’ approximate 35% membership interest (the “Ironwood Interests” and together with the Karnes County Assets and the Giddings Assets, the “Target Assets”) in Ironwood Eagle Ford Midstream, LLC, a Texas limited liability company, which owns an Eagle Ford gathering system.

Transaction	Sellers	Consideration(1)	Earnout
Giddings Transaction	Giddings Sellers (certain entities associated with EnerVest Fund XI)	Approximately $308 million in cash	Until December 31, 2021, up to $47 million in cash based on certain net revenue thresholds

Karnes County Transaction	Karnes County Contributors (certain entities associated with EnerVest Fund XIV)

Approximately $2.09 billion, consisting of an amount in cash determined by TPGE in its sole discretion (but no less than $610 million) and the remainder in stock(2)

TPGE will also reimburse the Karnes County Contributors for costs associated with the acquisition of certain assets acquired by the Karnes County Contributors on March 1, 2018, with an effective date of February 1, 2018, which will be included in the Karnes County Assets, which are expected to be approximately $146.6 million

For five (5) years following the Closing (as defined below), up to 13,000,000 additional shares of our stock based on certain EBITDA and free cash flow or stock price thresholds(2)

Ironwood Transaction	Ironwood Sellers (certain entities associated with EnerVest Fund XIV)	$25 million in cash	None

(1)	Assumes no adjustments to the consideration payable to the Sellers under the Business Combination Agreements, whether as a result of an effective date of January 1, 2018 or otherwise.
(2)	The Karnes County Contributors may elect to receive shares of Class A Common Stock (as defined below) and/or Class B Common Stock (as defined below). In the event that the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of units representing membership interests in Pace LLC, which shall be redeemable for shares of Class A Common Stock following the Closing in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Pace LLC, as the same may be amended or supplemented from time to time.

Copies of the Karnes County Contribution Agreement, the Giddings Purchase Agreement and the Ironwood MIPA are attached to the accompanying proxy statement as Annexes A, B and C, respectively.

•	The Charter Proposals—To consider and vote upon each of the following proposals to amend TPGE’s amended and restated certificate of incorporation (the “Charter”) (collectively, the “Charter Proposals”):

•	The Class B Charter Proposal—To create a new class of capital stock designated as Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and such proposal, the “Class B Charter Proposal”) (Proposal No. 2);

•	The Authorized Share Charter Proposal—To increase the number of authorized shares of TPGE’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), from 200,000,000 shares to 1,300,000,000 shares (the “Authorized Share Charter Proposal” and, together with the Class B Charter Proposal, the “Share-Related Proposals”) (Proposal No. 3);

•	The Director Term Charter Proposal—To change the term of office of members of our board of directors (the “TPGE Board”) from a two (2) year term to a one (1) year term (the “Director Term Charter Proposal”) (Proposal No. 4);

•	The Written Consent Charter Proposal—To provide for the ability of our stockholders to act by written consent if certain conditions are met (the “Written Consent Charter Proposal”) (Proposal No. 5);

•	The Exclusive Forum Charter Proposal—To adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”) (Proposal No. 6); and

•	The Additional Charter Proposal—To eliminate provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Closing”), change the post-combination company’s name to “Magnolia Oil & Gas Corporation” and make certain other changes that the TPGE Board deems appropriate for a public operating company (the “Additional Charter Proposal”) (Proposal No. 7).

The full text of our proposed second amended and restated certificate of incorporation reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to the accompanying proxy statement as Annex D.

•	The NYSE Proposal—To consider and vote upon a proposal to approve (a) the issuance of shares of Class A Common Stock and/or Class B Common Stock, if any, to the Karnes County Contributors pursuant to the Karnes County Contribution Agreement (including up to 13,000,000 shares of Class A Common Stock and/or Class B Common Stock as earnout consideration), (b) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock issued to the Karnes County Contributors, if any, which shares of Class A Common Stock are issuable in the future in connection with the future redemption or exchange of units representing limited liability company interests in Pace LLC, in accordance with the Amended and Restated Limited Liability Company Agreement of Pace LLC, (c) the issuance and sale of 35,500,000 shares of Class A Common Stock in a private placement to certain qualified institutional buyers and accredited investors (including certain related persons of the Company), the proceeds of which will be used to fund a portion of the cash consideration for the business combination, (d) the issuance of up to 4,000,000 shares of Class A Common Stock to EnerVest, Ltd., an affiliate of the Sellers (“EV Ltd.”), as set forth in that certain Non-Competition Agreement between the Company and EV Ltd. (based on the achievement of certain stock price thresholds) and (e) the potential change of control of the Company in connection with the foregoing issuances of our common stock (the “NYSE Proposal”) (Proposal No. 8).

•	The Director Election Proposal—Solely with respect to holders of our Class F Common Stock, par value $0.0001 per share (“Class F Common Stock”), to consider and vote upon a proposal to elect seven (7) directors to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 9).

•	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the Magnolia Oil & Gas Corporation Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”) (Proposal No. 10). The form of the LTIP is attached to the accompanying proxy statement as Annex K.

•	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Director Election Proposal or the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Director Election Proposal and the LTIP Proposal, the “Proposals”) (Proposal No. 11).

Only holders of record of TPGE’s Class A Common Stock and Class F Common Stock at the close of business on                 , 2018, are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of TPGE’s stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at TPGE’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on May 10, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon the Closing at a per-share price, payable in cash, equal to the aggregate amount then on deposit (as of two (2) business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds from the IPO and a concurrent private placement of warrants to TPG Pace Energy Sponsor, LLC (our “Sponsor”) as of two (2) business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $654.9 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of TPGE’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors and the holders of our Class F Common Stock have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock and Class F Common Stock they hold. Any shares of Class A Common Stock or Class F Common Stock held by our Sponsor, officers and directors will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor and independent directors own all of our outstanding shares of Class F Common Stock and collectively own approximately 20% of our aggregate outstanding Class A Common Stock and Class F Common Stock.

We may not consummate the business combination unless the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal are approved at the special meeting. The Charter Proposals (other than the Share-Related Proposals) and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal. The Share-Related Proposals are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal and the Director Election Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200. Banks and brokerage firms, please call collect at (203) 658-9400.

                    , 2018

By Order of the Board of Directors

/s/

Stephen Chazen

President, Chief Executive Officer and Chairman

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                     , 2018: This notice of meeting and the related proxy statement will be available at          .

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

•	“AM Assets” are to certain of the Karnes County Assets acquired by the Karnes County Contributors from Alta Mesa Holdings, LP in September 2015, which is expected to be the predecessor of the Karnes County Business for financial reporting purposes (for more information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business—Karnes County Business and the Predecessor of the Karnes County Business”);

•	“business combination” are to the transactions contemplated by the Business Combination Agreements;

•	“Business Combination Agreements” are to the Karnes County Contribution Agreement, the Giddings Purchase Agreement and the Ironwood MIPA, collectively;

•	“Class A Common Stock” are to our Class A common Stock, par value $0.0001 per share;

•	“Class B Common Stock” are to our Class B common Stock, par value $0.0001 per share;

•	“Class F Common Stock” are to our Class F common Stock, par value $0.0001 per share;

•	“Closing” are to the closing of the business combination;

•	“Closing Date” are to the date on which the Closing occurs;

•	“EnerVest” are to EV Ltd., either individually or together with its affiliates, as the context requires;

•	“EV Ltd.” are to EnerVest, Ltd., an affiliate of the Sellers;

•	“founder shares” are to shares of our Class F Common Stock initially purchased by our Sponsor in a private placement prior to our IPO;

•	“Giddings Assets” are to the rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk to be acquired by the Company pursuant to the Giddings Purchase Agreement;

•	“Giddings Purchase Agreement” are to the Purchase and Sale Agreement, dated as of March 20, 2018, by and among the Giddings Sellers, on the one part, and Pace LLC, on the other part, pursuant to which the Company, through Pace LLC, will acquire the Giddings Assets, as may be amended from time to time;

•	“Giddings Sellers” are to EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership, EnerVest Holding, L.P., a Texas limited partnership, and EnerVest Wachovia Co-Investment Partnership, L.P., a Delaware limited partnership, collectively;

•	“Giddings Transaction” are to the transactions contemplated by the Giddings Purchase Agreement;

•	“Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•	“initial stockholders” are to holders of our founder shares prior to the IPO, including our Sponsor and our four independent directors;

•	“IPO” are to our initial public offering of units, which closed on May 10, 2017;

•	“Ironwood Interests” are to the Ironwood Sellers’ approximate 35% membership interest in Ironwood Eagle Ford Midstream, to be acquired by the Company, through Pace LLC, pursuant to the Ironwood MIPA;

•	“Ironwood Eagle Ford Midstream” are to Ironwood Eagle Ford Midstream, LLC, a Texas limited liability company, which owns an Eagle Ford gathering system;

•	“Ironwood MIPA” are to the Membership Interest Purchase Agreement, dated as of March 20, 2018, by and among Pace LLC, on the one part, and the Ironwood Sellers, on the other part, pursuant to which the Company, through Pace LLC, will acquire the Ironwood Interests, as the same may be amended from time to time;

•	“Ironwood Sellers” are to EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership, and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership, collectively;

•	“Ironwood Transaction” are to the transactions contemplated by the Ironwood MIPA;

•	“Karnes County Assets” are to the rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas to be acquired by the Company pursuant to the Karnes County Contribution Agreement;

•	“Karnes County Business” are to the AM Assets, the Initial GulfTex Assets, the Initial BlackBrush Assets and the Subsequent BlackBrush Assets (each, as defined below), in each case for periods subsequent to their respective acquisitions by the Karnes County Contributors, which is expected to be TPGE’s “predecessor” for financial reporting purposes (for more information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business—Karnes County Business and the Predecessor of the Karnes County Business”);

•	“Karnes County Contribution Agreement” are to the Contribution and Merger Agreement, dated as of March 20, 2018, by and among the Karnes County Contributors, on the one part, and the Company and Pace LLC, on the other part, pursuant to which the Company, through Pace LLC, will acquire the Karnes County Assets, as the same has been amended and may be further amended from time to time;

•	“Karnes County Contributors” are to EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership, and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership, collectively;

•	“Karnes County Transaction” are to the transactions contemplated by the Karnes County Contribution Agreement;

•	“management” or our “management team” are to our officers and directors;

•	“Pace LLC” are to TPG Pace Energy Parent LLC, a Delaware limited liability company and a subsidiary of the Company;

•	“Pace LLC Agreement” are to the Amended and Restated Limited Liability Company Agreement of Pace LLC, as the same may be amended or supplemented from time to time;

•	“Pace LLC Units” are to units representing membership interests in Pace LLC, which shall be redeemable for shares of Class A Common Stock following the Closing in accordance with the terms of the Pace LLC Agreement;

•	“Pace Operating LLC” are to Magnolia Oil & Gas Operating LLC (formerly known as TPG Pace Energy Operating LLC), a Delaware limited liability company and an indirect wholly owned subsidiary of TPGE;

•	“PIPE Investment” are to the issuance and sale of 35,500,000 shares of Class A Common Stock in a private placement to the PIPE Investors, the proceeds of which will be used to fund a portion of the cash consideration in the business combination;

•	“PIPE Investors” are to the qualified institutional buyers and accredited investors (including certain related persons of the Company) that have committed to purchase Class A Common Stock pursuant to the PIPE Investment;

•	“private placement warrants” are to the warrants issued to the Sponsor in a private placement simultaneously with the closing of our IPO;

•	“public shares” are to shares of our Class A Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“public stockholders” are to the holders of our public shares;

•	“public warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“RBL Facility” are to the senior secured reserve-based revolving credit facility in an aggregate principal amount of $1,000 million and with an initial borrowing base of $550 million, which the Company intends to enter into in connection with the Closing;

•	“Sellers” are to the Karnes County Contributors, the Giddings Sellers and the Ironwood Sellers, collectively;

•	“Senior Bridge Facility” are to the senior unsecured increasing rate bridge loan facility in an aggregate principal amount of up to $500 million (less any proceeds received from the issuance of the Senior Notes on or prior to the Closing Date);

•	“Senior Notes” are the senior unsecured notes or other debt securities that the Company intends to issue and sell on or prior to the Closing Date;

•	“special meeting” are to the special meeting in lieu of the 2018 annual meeting of stockholders of TPGE that is the subject of this proxy statement and any adjournments or postponements thereof;

•	“Sponsor” are to TPG Pace Energy Sponsor, LLC, a Delaware limited liability company and an affiliate of TPG;

•	“Subsequent GulfTex Assets” are to certain assets acquired by the Karnes County Contributors on March 1, 2018, with an effective date of February 1, 2018, which will be included in the Karnes County Assets;

•	“Target Assets” are to the Karnes County Assets, the Giddings Assets and the Ironwood Interests, collectively;

•	“TPG” are to TPG Global, LLC, a Delaware limited liability company and its affiliates;

•	“TPGE,” “the Company,” “we,” “our” or “us” are to TPG Pace Energy Holdings Corp., a Delaware corporation, either individually or together with its consolidated subsidiaries, as the context requires;

•	“TPG Holdings” are to TPG Holdings III, L.P., an affiliate of our Sponsor that has agreed to purchase an aggregate of 1,000,000 shares of Class A Common Stock in connection with the PIPE Investment;

•	“TPG Holdings Assignees” are to certain TPG executives, which we expect will include two of our directors, David Bonderman and Michael MacDougall, and our Executive Vice President of Corporate Development and Secretary, Eduardo Tamraz, to whom TPG Holdings expects to assign its right to purchase an aggregate of 1,000,000 shares of Class A Common Stock in connection with the PIPE Investment;

•	“Transfer Agent” are to Continental Stock Transfer & Trust Company;

•	“units” are to our units sold in our IPO, each of which consists of one share of Class A Common Stock and one-third of one public warrant; and

•	“voting common stock” are to our Class A Common Stock and Class F Common Stock prior to the consummation of the business combination, and to our Class A Common Stock and Class B Common Stock following the consummation of the business combination.

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For additional defined terms commonly used in the oil and natural gas industry and used in this proxy statement, please see “Glossary of Oil and Natural Gas Terms” set forth in Annex M.

Unless otherwise specified, the voting and economic interests of TPGE stockholders set forth in this proxy statement do not take into account the private placement warrants or public warrants that will remain outstanding following the business combination and may be exercised at a later date and assume the following:

(i)	at the Closing, the Karnes County Contributors elect to receive all shares of Class B Common Stock and an equivalent number of Pace LLC Units (instead of Class A Common Stock);

(ii)	at the Closing, the Company elects the cash consideration under the Karnes County Contribution Agreement to be $749,900,000;

(iii)	at the Closing, there are no adjustments to the consideration payable to the Sellers under the Business Combination Agreements;

(iv)	at the Closing, the PIPE Investors purchase 35,500,000 shares of Class A Common Stock for aggregate proceeds of $355,000,000 to the Company;

(v)	no public stockholders elect to have their public shares redeemed;

(vi)	none of TPGE’s existing stockholders or the Sellers purchase shares of Class A Common Stock in the open market; and

(vii)	there are no other issuances of equity interests of TPGE prior to or in connection with the Closing.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for TPGE Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

•	TPGE is a blank check company formed for the purpose of effecting an Initial Business Combination.

•	There are currently 81,250,000 shares of our Class A Common Stock and our Class F Common Stock issued and outstanding, consisting of 65,000,000 public shares and 16,250,000 founder shares. In addition, there are currently outstanding warrants to purchase 31,666,666 shares of our Class A Common Stock, consisting of public warrants to purchase 21,666,666, shares of our Class A Common Stock and private placement warrants to purchase 10,000,000 shares of our Class A Common Stock. Each whole warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Only whole warrants are exercisable. The warrants will become exercisable on the later of thirty (30) days after the completion of an Initial Business Combination and May 10, 2018 (twelve (12) months following the closing of our IPO), and will expire five (5) years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, we may redeem the outstanding warrants, in whole and not in part, at a price of $0.01 per warrant, upon not less than thirty (30) days’ prior written notice of redemption to each warrant holder and if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending on the third (3rd) trading day prior to the date we send the notice of redemption to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about TPGE, see the sections entitled “Information About TPGE” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TPGE.”

•	On March 20, 2018, we and Pace LLC, as applicable, entered into the following agreements:

•	the Karnes County Contribution Agreement, pursuant to which we will acquire the Karnes County Assets;

•	the Giddings Purchase Agreement, pursuant to which we will acquire the Giddings Assets; and

•	the Ironwood MIPA, pursuant to which we will acquire the Ironwood Interests.

Transaction	Sellers	Consideration(1)	Earnout
Giddings Transaction	Giddings Sellers (certain entities associated with EnerVest Fund XI)	Approximately $308 million in cash	Until December 31, 2021, up to $47 million in cash based on certain net revenue thresholds

Karnes County Transaction	Karnes County Contributors (certain entities associated with EnerVest Fund XIV)

Approximately $2.09 billion, consisting of an amount in cash determined by TPGE in its sole discretion (but no less than $610 million)(2) and the remainder in stock(3)

TPGE will also reimburse the Karnes County Contributors for costs associated with the acquisition of the Subsequent GulfTex Assets, which are expected to be approximately $146.6 million

For five (5) years following the Closing, up to 13,000,000 additional shares of our stock based on certain EBITDA and free cash flow or stock price thresholds(2)

Ironwood Transaction	Ironwood Sellers (certain entities associated with EnerVest Fund XIV)	$25 million in cash	None

(1)	Assumes no adjustments to the consideration payable to the Sellers under the Business Combination Agreements, whether as a result of an effective date of January 1, 2018 or otherwise.
(2)	Unless otherwise specified, the voting and economic interests of TPGE stockholders set forth in this proxy statement assume the Company elects the cash consideration under the Karnes County Contribution Agreement to be $749.9 million.
(3)	The Karnes County Contributors may elect to receive shares of Class A Common Stock and/or Class B Common Stock. In the event that the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of Pace LLC Units, which shall be redeemable for shares of Class A Common Stock following the Closing in accordance with the terms of the Pace LLC Agreement.

•	For more information about the Business Combination Agreements, the consideration to be received by the Sellers and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal” and for more information about the Class B Common Stock, see the section entitled “Proposal No. 2—The Class B Charter Proposal—Description of Class B Common Stock.”

•	The assets TPGE, through Pace LLC, will acquire pursuant to the Business Combination Agreements consist of:

•	all of the Karnes County Contributors’ collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas;

•	an approximate 35% membership interest in Ironwood Eagle Ford Midstream, which owns an Eagle Ford gathering system; and

•	all of the Giddings Sellers’ collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk.

•	For more information about the post-combination company and the Target Assets, see the sections entitled “Summary of the Proxy Statement—Magnolia Oil & Gas Corporation,” “Summary of the Proxy Statement—Summary Historical and Pro Forma Financial and Operating Data of TPGE” and “Summary of the Proxy Statement—Summary Historical Reserve Data of the Target Assets.”

•	Unless otherwise indicated, the financial and operating results presented in this proxy statement do not include the results of the Subsequent GulfTex Assets, as such assets were acquired by the Karnes County Contributors subsequent to the periods for which financial and operating data is presented in this proxy statement.

•	As discussed further herein, TPGE anticipates that, upon consummation of the business combination, the Karnes County Business, which represents only a portion of the Target Assets, will be its “predecessor” for financial reporting purposes. For more information about the Karnes County Business, see the sections entitled “Summary of the Proxy Statement—Summary Historical Operating Data of the Karnes County Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business.”

•

Unless waived by the parties to the Business Combination Agreements, the Closing is subject to a number of conditions set forth in the Business Combination Agreements, including, among others, receipt of the requisite approval of TPGE’s stockholders and the Company having Available Cash (as defined in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Karnes County Contribution Agreement—Conditions to Closing of the Karnes County Contribution Agreement”) of at least $610 million (which is the minimum amount of cash consideration payable to the Karnes County Contributors under the Karnes County Contribution Agreement). The obligations of the Company and Pace LLC (but not the Karnes County Contributors) to consummate the Karnes County Transaction are conditioned upon the closing of the Giddings Transaction. The obligations of Pace LLC (but not the Giddings Sellers) to consummate the Giddings Transaction are conditioned upon the closing of the Karnes County Transaction. The obligations of the parties to consummate the Ironwood

Transaction are conditioned upon the closing of the Karnes County Transaction. For more information regarding the conditions to the Closing, see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Karnes County Contribution Agreement—Conditions to Closing of the Karnes County Contribution Agreement,” “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Giddings Purchase Agreement—Conditions to Closing of the Giddings Purchase Agreement” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Ironwood MIPA—Conditions to Closing of the Ironwood MIPA.”

•	The Business Combination Agreements may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or for other reasons in specified circumstances. The Company (but not the Karnes County Contributors) may terminate the Karnes County Contribution Agreement if the Giddings Purchase Agreement has been terminated in accordance with its terms. Pace LLC (but not the Giddings Sellers) may terminate the Giddings Purchase Agreement if the Karnes County Contribution Agreement has been terminated in accordance with its terms. Any party to the Ironwood MIPA may terminate such agreement if the Karnes County Contribution Agreement has been terminated in accordance with its terms. For more information about the termination rights under the Business Combination Agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Termination.”

•	The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•	Under our Charter, in connection with the business combination, our public stockholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of March 31, 2018, this would have amounted to approximately $10 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of TPGE following the completion of the business combination and will not participate in the future growth of TPGE, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent at least two (2) business days prior to the special meeting. For more information regarding these procedures, see the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of TPGE Stockholders—Redemption Rights.”

•	Our Charter includes a conversion adjustment which provides that the founder shares will automatically convert at the time of the business combination into a number of shares of Class A Common Stock such that the holders of the founder shares will continue to own, in the aggregate, 20% of our issued and outstanding shares of common stock. However, this conversion adjustment has been waived, and, upon conversion of the founder shares at the Closing, the holders thereof will instead receive one share of Class A Common Stock for each founder share.

•	It is anticipated that, upon the Closing, the ownership of TPGE will be as follows:

•	the public stockholders will collectively own 65,000,000 shares of our Class A Common Stock, representing an approximate 25.9% economic interest and an approximate 25.9% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, will collectively own 16,250,000 shares of our Class A Common Stock, representing an approximate 6.5% economic interest and an approximate 6.5% voting interest;

•	the Karnes County Contributors will collectively own 134,095,000 shares of our Class B Common Stock, representing a 0.0% economic interest and an approximate 53.5% voting interest, and 134,095,000 Pace LLC Units, representing an approximate 53.5% economic interest and a 0.0% voting interest; and

•	the PIPE Investors will collectively own 35,500,000 shares of Class A Common Stock, an approximate 14.2% economic interest and an approximate 14.2% voting interest.

In this scenario, our current affiliates, including our Sponsor, our directors and officers and the TPG Holdings Assignees, would collectively own 18,909,900 shares of our Class A Common Stock, representing an approximate 7.5% economic interest and an approximate 7.5% voting interest upon the Closing.

The number of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts are different than our assumptions, the economic and voting interests set forth above will differ. For example, if we assume all outstanding warrants to purchase an aggregate of 31,666,666 shares of our Class A common stock were exercisable and exercised following completion of the business combination, with proceeds to the Company of approximately $364 million, then the ownership of TPGE would be as follows:

•	the public stockholders would collectively own 86,666,666 shares of our Class A Common Stock, representing an approximate 30.7% economic interest and an approximate 30.7% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, would collectively own 26,250,000 shares of our Class A Common Stock, representing an approximate 9.3% economic interest and an approximate 9.3% voting interest;

•	the Karnes County Contributors would collectively own 134,095,000 shares of our Class B Common Stock, representing a 0.0% economic interest and an approximate 47.5% voting interest, and 134,095,000 Pace LLC Units, representing an approximate 47.5% economic interest and a 0.0% voting interest; and

•	the PIPE Investors would collectively own 35,500,000 shares of our Class A Common Stock, representing an approximate 12.6% economic interest and an approximate 12.6% voting interest.

In this scenario, our current affiliates, including our Sponsor, our directors and officers and the TPG Holdings Assignees, would collectively own 28,952,533 shares of our Class A Common Stock, representing an approximate 10.2% economic interest and an approximate 10.2% voting interest upon the Closing.

The public warrants and private placement warrants will become exercisable on the later of thirty (30) days after the completion of an Initial Business Combination and May 10, 2018 (twelve (12) months following the closing of our IPO) and will expire five (5) years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on TPGE’s Public Float” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE” for further information.

•	Our board of directors (the “TPGE Board”) considered various factors in determining whether to approve the Business Combination Agreements and the business combination. For more information about the board’s decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—The TPGE Board’s Reasons for the Approval of the Business Combination.”

•	The Business Combination Agreements contemplate the execution by the parties of various agreements at the Closing, including, among others, a stockholder agreement, registration rights agreement, the Pace LLC Agreement, services agreement, non-competition agreement and waiver agreement, copies of which are attached to this proxy statement as Annexes E, F, G, H, I and J, respectively. For more information about these agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements.”

•	In addition to voting on the proposal to approve and adopt the Business Combination Agreements and the business combination (the “Business Combination Proposal”) at the special meeting, TPGE’s stockholders will also be asked to vote on:

•	amendments to our Charter to create a new class of capital stock designated as Class B Common Stock (the “Class B Charter Proposal”);

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•	an amendment to our Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 1,300,000,000 shares (the “Authorized Share Charter Proposal” and, together with the Class B Charter Proposal, the “Share-Related Proposals”);

•	an amendment to our Charter to change the term of office of members of TPGE Board from a two (2) year term to a one (1) year term (the “Director Term Charter Proposal”);

•	amendments to our Charter to provide for the ability of our stockholders to act by written consent if certain conditions are met (the “Written Consent Charter Proposal”);

•	amendments to our Charter to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”);

•	amendments to our Charter to eliminate provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the Closing, change the post-combination company’s name to “Magnolia Oil & Gas Corporation” and make certain other changes that the TPGE Board deems appropriate for a public operating company (the “Additional Charter Proposal” and, together with the Class B Charter Proposal, the Authorized Share Charter Proposal, the Director Term Charter Proposal, the Written Consent Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”);

•	approval, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE Proposal”), of:

•	the issuance of shares of Class A Common Stock and/or Class B Common Stock, if any, to the Karnes County Contributors pursuant to the Karnes County Contribution Agreement (including up to 13,000,000 shares of voting common stock as earnout consideration);

•	the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock issued to the Karnes County Contributors, if any, which shares of Class A Common Stock are issuable in the future in connection with the future redemption or exchange of Pace LLC Units, if any, in accordance with the Pace LLC Agreement;

•	the issuance and sale of 35,500,000 shares of Class A Common Stock to the PIPE Investors in connection with the PIPE Investment;

•	the issuance of up to 4,000,000 shares of Class A Common Stock to EV Ltd. under that certain Non-Competition Agreement (the “Non-Compete Agreement”) between the Company and EV Ltd. based on the achievement of certain stock price thresholds; and

•	the potential change of control of the Company in connection with the foregoing issuances of our common stock;

•	solely with respect to holders of our Class F Common Stock, the election of seven (7) directors to the TPGE Board to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”);

•	approval and adoption of the Magnolia Oil & Gas Corporation Long Term Incentive Plan the (“LTIP”) and material terms thereunder (the “LTIP Proposal”); and

•	approval of the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Director Election Proposal or the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Director Election Proposal and the LTIP Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2—The Class B Charter Proposal,” “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Director Term Charter Proposal,” “Proposal No. 5—The Written Consent Charter Proposal,” “Proposal No. 6—The Exclusive Forum Charter Proposal,” “Proposal No. 7—The Additional Charter Proposal,” “Proposal No. 8—The NYSE Proposal,” “Proposal No. 9—The Director Election Proposal,” “Proposal No. 10—The LTIP Proposal” and “Proposal No. 11—The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

FOR TPGE STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting of stockholders of TPGE, including the proposed business combination. The following questions and answers do not include all the information that is important to TPGE stockholders. We urge TPGE stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	TPGE stockholders are being asked in connection with the special meeting in lieu of the 2018 annual meeting of stockholders to consider and vote upon, among other things, a proposal to approve and adopt the Business Combination Proposal, including:

•	the Karnes County Contribution Agreement, pursuant to which the Company, through Pace LLC, will acquire all of the Karnes County Contributors’ collective rights, title and interest in the Karnes County Assets;

•	the Giddings Purchase Agreement, pursuant to which the Company, through Pace LLC, will acquire all of the Giddings Sellers’ collective rights, title and interest in the Giddings Assets; and

•	the Ironwood MIPA, pursuant to which the Company, through Pace LLC, will acquire all of the Ironwood Sellers’ Ironwood Interests.

Copies of the Karnes County Contribution Agreement, Giddings Purchase Agreement and Ironwood MIPA are attached to this proxy statement as Annexes A, B and C, respectively. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. Holders of Class A Common Stock are entitled to vote on all matters in this proxy statement other than the Director Election Proposal. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What will happen in the business combination?

A:	Please see the following table, which summarizes certain terms with respect to the business combination:

Transaction	Sellers	Consideration(1)	Earnout
Giddings Transaction	Giddings Sellers (certain entities associated with EnerVest Fund XI)	Approximately $308 million in cash	Until December 31, 2021, up to $47 million in cash based on certain net revenue thresholds

Karnes County Transaction	Karnes County Contributors (certain entities associated with EnerVest Fund XIV)

Approximately $2.09 billion, consisting of an amount in cash determined by TPGE in its sole discretion (but no less than $610 million)(2) and the remainder in stock(3)

TPGE will also reimburse the Karnes County Contributors for costs associated with the acquisition of the Subsequent GulfTex Assets, which are expected to be approximately $146.6 million

For five (5) years following the Closing, up to 13,000,000 additional shares of our stock based on certain EBITDA and free cash flow or stock price thresholds(2)

Ironwood Transaction	Ironwood Sellers (certain entities associated with EnerVest Fund XIV)	$25 million in cash	None

(1)	Assumes no adjustments to the consideration payable to the Sellers under the Business Combination Agreements, whether as a result of an effective date of January 1, 2018 or otherwise.
(2)	Unless otherwise specified, the voting and economic interests of TPGE stockholders set forth in this proxy statement assume the Company elects the cash consideration under the Karnes County Contribution Agreement to be $749.9 million.
(3)	The Karnes County Contributors may elect to receive shares of Class A Common Stock and/or Class B Common Stock. In the event that the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of Pace LLC Units, which shall be redeemable for shares of Class A Common Stock following the Closing in accordance with the terms of the Pace LLC Agreement. For more information about the Class B Common Stock, see the section entitled “Proposal No. 2—The Class B Charter Proposal—Description of Class B Common Stock.”

For more information about the Business Combination Agreements, the consideration to be received by the Sellers and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

For more information about the post-combination company, see the section entitled “Summary of the Proxy Statement—Magnolia Oil & Gas Corporation.”

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 2018, at , Central Time, at .

Q:	What is being voted on at the special meeting?

A:	TPGE stockholders will vote on the following proposals at the special meeting:

•	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt each of the Business Combination Agreements and the transactions contemplated thereby (Proposal No. 1).

•	The Charter Proposals—To consider and vote upon each of the following proposals to amend TPGE’s amended and restated certificate of incorporation (the “Charter”):

•	The Class B Charter Proposal—To create a new class of capital stock designated as Class B Common Stock (Proposal No. 2);

•	The Authorized Share Charter Proposal—To increase the number of authorized shares of TPGE’s Class A Common Stock, par value $0.0001 per share, from 200,000,000 shares to 1,300,000,000 shares (Proposal No. 3);

•	The Director Term Charter Proposal—To change the term of office of members of the TPGE Board from a two (2) year term to a one (1) year term (Proposal No. 4);

•	The Written Consent Charter Proposal—To provide for the ability of our stockholders to act by written consent if certain conditions are met (Proposal No. 5);

•	The Exclusive Forum Charter Proposal—To adopt Delaware as the exclusive forum for certain stockholder litigation (Proposal No. 6); and

•	The Additional Charter Proposal—To eliminate provisions in the Charter relating to our Initial Business Combination that will no longer be applicable to us following the Closing, change the post-combination company’s name to “Magnolia Oil & Gas Corporation” and make certain other changes that the TPGE Board deems appropriate for a public operating company (Proposal No. 7).

The full text of our proposed second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement as Annex D.

•	The NYSE Proposal—To consider and vote upon a proposal to approve (a) the issuance of shares of Class A Common Stock and/or Class B Common Stock, if any, the Karnes County Contributors in connection with the business combination, (b) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock issued to the Karnes County Contributors, if any, which shares of Class A Common Stock are issuable in the future in connection with the future redemption or exchange of Pace LLC Units, in accordance with the Pace LLC Agreement, (c) the issuance and sale of 35,500,000 shares of Class A Common Stock to the PIPE Investors in connection with the PIPE Investment, (d) the issuance of up to 4,000,000 shares of Class A Common Stock to EV Ltd., set forth in the Non-Compete Agreement (based on the achievement of certain stock price thresholds) and (e) the potential change of control of the Company in connection with the foregoing issuances of our common stock (Proposal No. 8).

•	The Director Election Proposal—Solely with respect to holders of our Class F Common Stock, to consider and vote upon a proposal to elect seven (7) directors to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (Proposal No. 9).

•	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the LTIP and material terms thereunder (Proposal No. 10). The form of the LTIP is attached to this proxy statement as Annex K.

•	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Director Election Proposal or the LTIP Proposal (Proposal No. 11).

Q:	Are the Proposals conditioned on one another?

A:	Yes. We may not consummate the business combination unless the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal are approved at the special meeting. The Charter Proposals (other than the Share-Related Proposals) and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal. The Share-Related Proposals are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal and the Director Election Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement.

Q:	Why is TPGE providing stockholders with the opportunity to vote on the business combination?

A:	Under our Charter, we must provide all public stockholders with the opportunity to have their public shares redeemed upon the consummation of an Initial Business Combination either in conjunction with a tender offer or in conjunction with a stockholder vote. We have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing combination. We may not consummate the business combination unless the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal are approved at the special meeting.

Q:	What conditions must be satisfied to complete the business combination?

A:	There are a number of closing conditions in the Business Combination Agreements, including the approval by our stockholders of the Class B Charter Proposal and the NYSE Proposal and the Company having Available Cash (as defined in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Karnes County Contribution Agreement—Conditions to Closing of the Karnes County Contribution Agreement”) of at least $610 million (which is the minimum amount of cash consideration payable to the Karnes County Contributors under the Karnes County Contribution Agreement). The obligations of the Company and Pace LLC (but not the Karnes County Contributors) to consummate the Karnes County Transaction are conditioned upon the closing of the Giddings Transaction. The obligations of Pace LLC (but not the Giddings Sellers) to consummate the Giddings Transaction are conditioned upon the closing of the Karnes County Transaction. The obligations of the parties to consummate the Ironwood Transaction are conditioned upon the closing of the Karnes County Transaction. For more information regarding the conditions to the closing of the business combination, see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Karnes County Contribution Agreement—Conditions to Closing of the Karnes County Contribution Agreement,” “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Giddings Purchase Agreement—Conditions to Closing of the Giddings Purchase Agreement” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Ironwood MIPA—Conditions to Closing of the Ironwood MIPA.”

Q:	How will TPGE and Pace LLC be managed and governed following the business combination?

A:	Following the consummation of the business combination, Stephen Chazen will remain our Chief Executive Officer and Christopher Stavros will become our Chief Financial Officer. For more information, see the section entitled “Management After the Business Combination.”

TPGE is, and after the Closing will continue to be, managed by the TPGE Board. Following the completion of the business combination, the size of the TPGE Board will increase to eight (8) directors. At the Closing, under the Stockholder Agreement (as defined below), each of our Sponsor and the Karnes County Contributors (collectively) will be entitled to nominate two directors to the TPGE Board. The remainder of the TPGE Board will include Mr. Chazen and three (3) independent directors mutually nominated by the Karnes County Contributors and our Sponsor. For more information, see the sections entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Agreement” and “Management After the Business Combination.”

Concurrently with the Closing, we and Pace LLC will enter into a services agreement (the “Services Agreement”) with EnerVest Operating L.L.C. (“EVOC”) pursuant to which EVOC, under the direction of the Company’s management, will provide the Company services identical to the services historically provided by EVOC in operating the Target Assets, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of the Company and its assets, subject to certain exceptions. For more information about the Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Services Agreement.”

Q:	Will TPGE obtain new financing in connection with the business combination?

A:	In connection with entry into the Business Combination Agreements, TPGE entered into Subscription Agreements, dated as of March 20, 2018, with certain qualified institutional buyers and accredited investors, including TPG Holdings and Stephen Chazen, our President, Chief Executive Officer and Chairman, pursuant to which, among other things, TPGE agreed to issue and sell, in a private placement, an aggregate of 35,500,000 shares of Class A Common Stock to such investors for aggregate consideration of $355,000,000. Prior to the Closing, TPG Holdings expects to assign its right to purchase Class A Common Stock in connection with the PIPE Investment to the TPG Holdings Assignees. For more information, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Agreements.”

In addition, Pace Operating LLC has entered into a debt commitment letter pursuant to which the lenders and other financial institutions party thereto have committed to provide Pace Operating LLC with the RBL Facility and the Senior Bridge Facility. Further, on or prior to the Closing, Pace Operating LLC intends to issue and sell approximately $300 million aggregate principal amount Senior Notes, but may increase the size of the offering if market conditions warrant.

Borrowings under the RBL Facility (if any), the proceeds from the issuance of the Senior Notes and/or the proceeds of the Senior Bridge Facility, the proceeds of the PIPE Investment and the cash in the Trust Account will be used to finance the cash portion of the consideration of the business combination, to fund redemptions of shares by public stockholders in connection with the business combination, to pay the costs, fees and expenses (including original issue discount and/or upfront fees and deferred underwriting expenses in respect of TPGE’s initial public offering and fees and expenses payable pursuant to the Business Combination Agreements) associated with the business combination and for working capital and general corporate purposes. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—The Commitment Letters.”

Q:	What equity stake will current TPGE stockholders, the holders of the founder shares, the Karnes County Contributors and the PIPE Investors hold in TPGE following the consummation of the business combination?

A:	It is anticipated that, upon completion of the business combination and based on the assumptions set forth in “Certain Defined Terms,” the ownership of TPGE will be as follows:

•	the public stockholders will collectively own 65,000,000 shares of our Class A Common Stock, representing an approximate 25.9% economic interest and an approximate 25.9% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, will collectively own 16,250,000 shares of our Class A Common Stock, representing an approximate 6.5% economic interest and an approximate 6.5% voting interest;

•	the Karnes County Contributors will collectively own 134,095,000 shares of our Class B Common Stock, representing a 0.0% economic interest and an approximate 53.5% voting interest, and 134,095,000 Pace LLC Units, representing an approximate 53.5% economic interest and a 0.0% voting interest; and

•	the PIPE Investors will collectively own 35,500,000 shares of Class A Common Stock, an approximate 14.2% economic interest and an approximate 14.2% voting interest.

In this scenario, our current affiliates, including our Sponsor, our directors and officers and the TPG Holdings Assignees, would collectively own 18,909,900 shares of our Class A Common Stock, representing an approximate 7.5% economic interest and an approximate 7.5% voting interest upon the Closing.

The number of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts are different than our assumptions, the economic and voting interests set forth above will differ. For example, if we assume all outstanding 21,666,666 public warrants and 10,000,000 private placement warrants were exercisable and exercised following completion of the business combination, with proceeds to the Company of approximately $364 million, then the ownership of our Class A Common Stock and Class B Common Stock would be as follows:

•	the public stockholders would collectively own 86,666,666 shares of our Class A Common Stock, representing an approximate 30.7% economic interest and an approximate 30.7% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, would collectively own 26,250,000 shares of our Class A Common Stock, representing an approximate 9.3% economic interest and an approximate 9.3% voting interest;

•	the Karnes County Contributors would collectively own 134,095,000 shares of our Class B Common Stock, representing a 0.0% economic interest and an approximate 47.5% voting interest, and

134,095,000 Pace LLC Units, representing an approximate 47.5% economic interest and a 0.0% voting interest; and

•	the PIPE Investors would collectively own 35,500,000 shares of our Class A Common Stock, representing an approximate 12.6% economic interest and an approximate 12.6% voting interest.

In this scenario, our current affiliates, including our Sponsor, our directors and officers and the TPG Holdings Assignees, would collectively own 28,952,533 shares of our Class A Common Stock, representing an approximate 10.2% economic interest and an approximate 10.2% voting interest upon the Closing.

The public warrants and private placement warrants will become exercisable on the later of thirty (30) days after the completion of an Initial Business Combination and May 10, 2018 (twelve (12) months following the closing of our IPO) and will expire five (5) years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on TPGE’s Public Float” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE” for further information.

Q:	Why is TPGE proposing the amendments to the Charter set forth in the Charter Proposals?

A:	TPGE is proposing amendments to the Charter to approve certain items required to effectuate the business combination and other matters the TPGE Board believes are appropriate for the operation of the post-combination company, including providing for, among other things, (i) the creation of the Class B Common Stock that will be issued to the Karnes County Contributors at the Closing, (ii) an increase in the number of authorized shares of Class A Common Stock from 200,000,000 to 1,300,000,000 shares, (iii) the change of the term of office of members of the TPGE Board from a two (2) year term to a one (1) year term, (iv) the ability of our stockholders to act by written consent if certain conditions are met, (v) the adoption of Delaware as the exclusive forum for certain stockholder litigation and (vi) the elimination of certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the Closing. Under our Charter and Delaware law, stockholder approval is required in order to effect the Charter Proposals. See the sections entitled “Proposal No. 2—The Class B Charter Proposal,” “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Director Term Charter Proposal,” “Proposal No. 5—The Written Consent Charter Proposal,” “Proposal No. 6—The Exclusive Forum Charter Proposal” and “Proposal No. 7—The Additional Charter Proposal” for additional information.

Q:	Why is TPGE proposing the NYSE Proposal?

A:	TPGE is proposing the NYSE Proposal to comply with Rule 312.03 of the NYSE Listed Company Manual, which requires stockholder approval prior to the issuance of shares of common stock in certain circumstances, including (a) if such common stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock and (b) if such issuance will result in a change of control of the issuer under the general interpretations of the NYSE. We will issue shares of our voting common stock in the business combination (including to the Karnes County Contributors and common stock to the PIPE Investors) that may exceed 20% of the voting power outstanding before such issuances and result in a change of control of TPGE. Because TPGE may issue 20% or more of its outstanding voting power and outstanding common stock in connection with the business combination and such issuance may result in a change of control of TPGE, it is required to obtain stockholder approval of such issuances pursuant to Rule 312.03 of the NYSE Listed Company Manual. Stockholder approval of the NYSE Proposal is also a condition to closing in the Business Combination Agreements. See the section entitled “Proposal No. 8—The NYSE Proposal” for additional information.

Q:	Did the TPGE Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A:	No. The TPGE Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. TPGE’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of TPGE’s advisors, enabled them to make the necessary analyses and determinations regarding the business combination. In addition, TPGE’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the TPGE Board in valuing the Target Assets and assuming the risk that the TPGE Board may not have properly valued such assets.

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described in this proxy statement. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:	How has the announcement of the business combination affected the trading price of TPGE units, Class A Common Stock and warrants?

A:	On March 19, 2018, the last trading date before the public announcement of the business combination, TPGE’s public units, Class A Common Stock and warrants closed at $10.28, $9.73 and $1.52, respectively. On , 2018, the trading date immediately prior to the date of this proxy statement, TPGE’s public units, Class A Common Stock and warrants closed at $ , $ and $ , respectively.

Q:	Following the business combination, will Pace’s securities continue to trade on a stock exchange?

A:	Yes. We anticipate that following the business combination our Class A Common Stock and warrants will continue trading on the NYSE under the new symbols “MGY” and “MGY WS,” respectively. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security following the business combination.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:	Approval of each of the Business Combination Proposal, the NYSE Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of our Class A Common Stock and Class F Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class.

Directors are elected by a plurality of votes cast by the holders of our Class F Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. This means that the seven (7) director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal. Holders of our Class A Common Stock are not being asked to and are not entitled to vote on the Director Election Proposal.

Q:	May our Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:	In connection with the stockholder vote to approve the proposed business combination, our Sponsor, directors, officers, or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Initial Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that the seller, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the selling stockholder’s per share pro rata portion of the Trust Account.

In addition, Mr. Chazen and TPG Holdings have agreed to purchase 1,500,000 and 1,000,000 shares of Class A Common Stock, respectively, in connection with the PIPE Investment, which is contingent on the closing of the Karnes County Transaction. Prior to the Closing, TPG Holdings expects to assign its right to purchase Class A Common Stock in connection with the PIPE Investment to the TPG Holdings Assignees.

Q:	How many votes do I have at the special meeting?

A:	TPGE’s stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class F Common Stock held of record as of , 2018, the record date for the special meeting, except that, only holders of our Class F Common Stock will be entitled to vote on the Director Election Proposal. As of the close of business on the record date, there were 65,000,000 outstanding shares of Class A Common Stock, which are held by our public stockholders, and 16,250,000 outstanding shares of Class F Common Stock, which are held by our Sponsor and our independent directors.

Q:	What constitutes a quorum at the special meeting?

A:	A quorum of TPGE stockholders is necessary to hold a valid meeting. For purposes of proposals other than the Director Election Proposal, holders representing a majority of the voting power of Class A Common Stock and Class F Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. For purposes of the Director Election Proposal, holders representing a majority of the voting power of Class F Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each proposal.

Q:	Who is eligible to vote on the Director Election Proposal?

A:	Pursuant to our Charter, prior to an Initial Business Combination, the holders of Class F Common Stock have the exclusive right to elect and remove any director, and the holders of Class A Common Stock have no right to vote on the election or removal of any director. Thus, only holders of Class F Common Stock are eligible to vote on the Director Election Proposal.

Q:	How will TPGE’s Sponsor, directors and officers vote?

A:	We expect that our Sponsor, officers and directors will vote any shares of Class A Common Stock and Class F Common Stock owned by them in favor of the Proposals. Currently, our Sponsor and independent directors own all of our outstanding shares of Class F Common Stock and collectively own approximately 20% of our aggregate outstanding Class A Common Stock and Class F Common Stock.

Q:	What interests do the current officers and directors have in the business combination?

A:	In considering the recommendation of the TPGE Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor, officers and directors will lose their entire investment in us and that the private placement warrants held by our Sponsor would expire worthless if an Initial Business Combination is not completed;

•	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $ based on the closing price of our Class A Common Stock on , 2018;

•	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of Stephen Chazen as President, Chief Executive Officer and Chairman of TPGE following the business combination;

•	the purchase by Mr. Chazen and the TPG Holdings Assignees of 1,500,000 and 1,000,000 shares of Class A Common Stock, respectively, in connection with the PIPE Investment, which is contingent on the Karnes County Transaction;

•	the right of our Sponsor, pursuant to the Stockholder Agreement, to appoint two directors to the TPGE Board at the Closing;

•	the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $ based on the closing price of our Class A Common Stock on , 2018;

•	the fact that Mr. Chazen may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by May 10, 2019;

•	the fact that at the Closing, our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that we are a party to a registration rights agreement with our Sponsor and certain of our directors, which provides for registration rights to such parties, and will enter into a new registration rights agreement with our Sponsor, certain of our directors and the Karnes County Contributors in connection with the business combination.

Q:	What is the relationship between TPGE, TPG and its affiliates, including our Sponsor, and the PIPE Investors?

A:	TPG holds a significant ownership interest in our Sponsor, which owns 16,090,000 shares of Class F Common Stock that are convertible on a one-for-one basis into shares of Class A Common Stock at the Closing. Our Sponsor also owns warrants to purchase 10,000,000 shares of our Class A Common Stock for $11.50 per share. Mr. Chazen and TPG Holdings have agreed to purchase 1,500,000 and 1,000,000 shares of Class A Common Stock, respectively, in connection with the PIPE Investment. Prior to the Closing, TPG Holdings expects to assign its right to purchase Class A Common Stock in connection with the PIPE Investment to the TPG Holdings Assignees. The other PIPE Investors consist of funds advised by investment companies that are not affiliated with TPGE or TPG. Please see the sections entitled “Summary of the Proxy Statement—Organizational Structure—Following the Business Combination” and “Beneficial Ownership of Securities.”

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by May 10, 2019, under our Charter, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may elect to redeem all or a portion of your public shares upon the completion of our Initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit (as of two (2) business days prior to the consummation of the business combination) in the trust account as of two (2) business days prior to the consummation of our Initial Business Combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes, divided by the number of then-outstanding public shares, subject to the limitations described herein. Our Charter provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Notwithstanding the foregoing redemption rights, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, TPGE has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of TPGE’s capital stock they may hold in connection with the consummation of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $654.9 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to May 10, 2019.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders and potentially less cash.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) check the box on the enclosed proxy card marked “Stockholder Certification,” (ii) if you hold public units, separate the underlying public shares and public warrants and (iii) prior to 5:00 p.m., Eastern Time, on , 2018 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that TPGE redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock. Notwithstanding the foregoing redemption rights, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is TPGE’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the Transfer Agent. However, TPGE does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their respective banks, brokers or other nominees to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement, or up to two (2) business days prior to the vote on the proposal to approve the business combination at the special meeting, or to deliver their shares to the Transfer Agent electronically using the Depository Trust Company’s (the “DTC”) Deposit/Withdrawal At Custodian (DWAC) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee, and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The U.S. federal income tax consequences of the redemption depend on a holder’s particular facts and circumstances. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Are there any other material U.S. federal income tax consequences to TPGE that are expected to result from the business combination?

A:	If the business combination is effected, we expect that we will be treated as a U.S. real property holding corporation for U.S. federal income tax purposes. If you are a Non-U.S. holder (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations”), we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A Common Stock or Class F Common Stock in connection with the business combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:	If the Business Combination Proposal is approved, TPGE intends to use a portion of the funds held in the Trust Account to pay (i) a portion of TPGE’s aggregate costs, fees and expenses in connection with the consummation of the business combination, (ii) tax obligations and deferred underwriting commissions from the IPO and (iii) for any redemptions of public shares. The remaining balance in the Trust Account will be paid to the Sellers in connection with the business combination. See the sections entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:	There are certain circumstances under which the Business Combination Agreements may be terminated. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by May 10, 2019, TPGE will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem shares held by our public stockholders, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to us to fund its working capital requirements, and/or to pay our taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then-outstanding shares held by public stockholders, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the TPGE Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

TPGE expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to TPGE’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The initial stockholders and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete the business combination.

In the event of liquidation, there will be no distribution with respect to TPGE’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:	It is currently anticipated that the business combination will be consummated promptly following the special meeting to be held on , 2018, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived, and the expiration of the marketing period, which is generally a fifteen (15) consecutive business day period that, subject to certain exceptions, will begin on the day that the requisite approval of TPGE’s stockholders is obtained, as set forth in the Karnes County Contribution Agreement. For information regarding the conditions to the closing of the business combination, see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Karnes County Contribution Agreement—Conditions to Closing of the Karnes County Contribution Agreement,” “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Giddings Purchase Agreement—Conditions to Closing of the Giddings Purchase Agreement” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Ironwood MIPA—Conditions to Closing of the Ironwood MIPA.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the section entitled “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of Class A Common Stock or Class F Common Stock on , 2018, the record date for the special meeting, you may vote with respect to the Proposals in person at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your banks, brokers or other nominees to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, TPGE will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the NYSE Proposal, the Director Election Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” each of the Charter Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by TPGE without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your banks, brokers or other nominees cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. TPGE believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to TPGE’s secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to TPGE’s secretary, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

TPG Pace Energy Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76012

Attention: Secretary

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at: (203) 658-9400)

Email: TPGE.info@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the special meeting.

You may also obtain additional information about TPGE from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent at least two (2) business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	TPGE will pay the cost of soliciting proxies for the special meeting. TPGE has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the special meeting. TPGE has agreed to pay Morrow Sodali a fee of $30,000, plus disbursements. TPGE will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. TPGE will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class F Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class F Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the business combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

This proxy statement includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this proxy statement in “Glossary of Oil and Natural Gas Terms” set forth in Annex M.

Magnolia Oil & Gas Corporation

As discussed further herein, TPGE expects to acquire the Target Assets from the Sellers pursuant to the business combination. Unless the context otherwise requires, references herein to “we,” “us” or “our” relate, prior to the business combination, to the Target Assets as owned and operated by the Sellers and, following the business combination, to the Target Assets as owned and operated by Magnolia Oil & Gas Corporation, to which TPGE expects, pending approval of the Additional Charter Proposal, to change its name in connection with the consummation of the business combination.

Business Overview

We are an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves from the Eagle Ford Shale and Austin Chalk formations in South Texas. Our objective is to maximize returns by generating steady production growth, strong pre-tax margins and significant free cash flow. We intend to generate attractive full-cycle returns on capital. We will strive to maintain a conservative balance sheet and low leverage, with our initial leverage following the Closing, as measured as a percent of total capitalization, expected to be among the lowest in our industry.

The Eagle Ford Shale, which has been delineated by over 18,000 currently producing wells, is among the most prolific unconventional oil producing formations in North America. According to weekly rig count metrics published by Baker Hughes, the Eagle Ford Shale has consistently been one of the most active basins in the United States since 2011, with the second highest rig count of all major U.S. basins as of June 8, 2018. We believe we have substantial exposure to the core oil window of the Eagle Ford Shale in Karnes County and have stacked pay potential across the Upper and Lower Eagle Ford intervals. Industry reports from RS Energy Group state that the core areas of the play, such as Karnes County, compete with the best domestic basins, and estimate that the Karnes County Lower Eagle Ford formation breaks even at $32 per barrel due to exceptional well performance, representing industry-leading well economics ideally suited to generate high operating margins and substantial free cash flow.

We also have substantial exposure to the Austin Chalk formation in both the Karnes County Assets and the Giddings Assets. Originally developed using conventional methods, the Austin Chalk has recently experienced significant redevelopment activity in Karnes County and the Giddings Field through the use of modern, high-intensity hydraulic fracturing techniques, including cemented liner completions, decreased frac stage spacing and increased proppant usage. We have been among the leaders in extending this Austin Chalk redevelopment to the Giddings Field. Since the third quarter of 2017, we have completed four horizontal wells in the Giddings Field using the latest completion techniques that have delivered strong production with limited declines and attractive financial returns.

We are led by our Chairman, President and Chief Executive Officer Stephen Chazen, an industry veteran with 22 years of experience in various roles at Occidental Petroleum Corporation (“Occidental”), including most recently as Chief Executive Officer from 2011 to 2016. Mr. Chazen has an established track record of implementing disciplined growth strategies and generating shareholder value in the public markets. Upon the Closing, Mr. Chazen will be joined by his former colleague Christopher Stavros, who will serve as our Chief Financial Officer. Most recently, Mr. Stavros served as Chief Financial Officer of Occidental from 2014 to 2017.

We will benefit from the corporate support, experience and local knowledge of EnerVest’s South Texas team following the Closing pursuant to a services agreement with EVOC, an affiliate of EnerVest that currently operates the Target Assets. Under the direction of our management team, EVOC will continue to operate a substantial majority of the Target Assets as a contract operator. However, there can be no assurance that our use of an experienced contract operator will make our operations successful. For example, as discussed under “Risk Factors—Risks Related to the Target Assets—TPGE’s use of a contract operator to operate the Target Assets does not assure its success,” EV Energy Partners, L.P., an entity that EnerVest previously provided operating services for, entered bankruptcy in April of 2018. Under the terms of the services agreement, EVOC will provide approximately 100 dedicated operating, technical and field-level employees and will maintain shared services for certain corporate functions. EnerVest is a leading private oil and gas company with five geographic operating divisions. With approximately 5,000,000 net leasehold acres, 37,000 producing wells and 1 Bcfe/d of production, including the Target Assets, EnerVest is the one of the largest private exploration and production companies in the United States.

Overview of the Target Assets

We have decided to focus on South Texas because we believe in our ability to create significant value in the region. South Texas consists of proven plays with significant remaining oil, natural gas and NGL reserves, favorable pricing differentials, a positive regulatory environment and access to ample existing infrastructure and take-away capacity, primarily through the Gulf Coast markets. Due to incumbent operators focusing on other basins, we believe there are fewer companies seeking to acquire assets in South Texas than in other basins. Accordingly, we believe material consolidation opportunities exist in South Texas, with a significant amount of assets either privately held or contained within larger public company asset portfolios potentially available for sale in the near term.

Our acreage position is almost entirely held by production, and the production from the Target Assets is heavily weighted toward oil. Our average daily net production for the three months ended March 31, 2018 was approximately 45.7 MBoe/d with a commodity mix of 62% oil, 16% NGL and 22% natural gas, the liquids-rich nature of which enhances operating margins. Approximately 35.5 MBoe/d of such production was attributable to the Karnes County Assets and approximately 10.2 MBoe/d of such production was attributable to the Giddings Assets. As of March 31, 2018, there were a total of approximately 1,025 gross (435 net) drilling locations identified across the Karnes County Assets and a potential inventory of greater than 1,000 gross drilling locations identified across the Giddings Assets. For more information on our methodology for identifying drilling locations, see “Information About the Target Assets—Drilling Locations.”

The Karnes County Assets included approximately 28,886 gross (14,070 net) acres as of March 31, 2018, approximately 88% of which were held by production. We were designated as the operator on approximately 65% of this net acreage position, with an average operated working interest of approximately 87% and approximately 50% of our non-operated net locations in Karnes County operated by EOG Resources, Inc. The Karnes County Assets represent a well-known, low-risk acreage position targeting multiple benches with some of the best economics in North America. Our full-field development of the Karnes County Assets allows for operational efficiencies and improved performance. As of June 2018, we were running a two-rig program in the Karnes County Assets. We plan to operate an average of 1.7 drilling rigs in the Karnes County Assets in 2018.

The Giddings Assets included approximately 716,114 gross (345,027 net) acres as of March 31, 2018, approximately 99% of which were held by production. We were designated as the operator on approximately

87% of this net acreage position. The held-by-production nature of the Giddings Assets allows for systematic delineation and optimization while generating positive free cash flow and provides flexibility to adjust rig cadence without concern for lease expirations. The recent application of modern high-intensity completion techniques has resulted in a significant recent improvement in well performance in the Giddings Assets. Our first four horizontal wells drilled in the Giddings Field, on which we applied the latest completion techniques, had an average initial 30-day production of 1,597 Boe/d and average initial 90-day production of 1,828 Boe/d. We believe the Giddings Assets include a potential inventory of greater than 1,000 gross locations. As of June 2018, we were running a one-rig program in the Giddings Assets, and we plan to operate an average of one drilling rig in the Giddings Assets in 2018.

We will seek to maintain industry leading full-cycle operating margins given the combination of attractive pricing dynamics for our products combined with low drilling and completion (“D&C”) costs, low operating costs and low corporate general and administrative (“G&A”) costs. Our realized prices benefit from selling our oil production under contracts that reference Louisiana Light Sweet (“LLS”) pricing rather than West Texas Intermediate (“WTI”) pricing, thus limiting our differential risk as compared to that present in other high-returning oil and natural gas basins.

Business Strategies

Our primary business objective is to maximize shareholder returns through the execution of the following strategies:

•	Maintain high full-cycle operating margins. We will seek to maintain industry-leading full-cycle operating margins given the combination of attractive pricing dynamics for our products combined with low D&C costs, low operating costs and low corporate G&A costs. EnerVest is one of the lowest cost operators in South Texas, has a track record of excellent new well results and operational efficiency and will continue to operate a substantial majority of the Target Assets under the services agreement as a contract operator. We expect that the Target Assets will continue to benefit from favorable pricing differentials, including selling at LLS-based pricing as opposed to WTI-based pricing. As of May 31, 2018, LLS maintained a margin over WTI in excess of $3 per barrel. We further expect that the Target Assets will benefit from efficient access to Gulf Coast markets through existing infrastructure and take away capacity, which we believe will further enhance our full-cycle operating margins.

•	Develop our high-return drilling inventory to achieve steady production growth and positive free cash flow. We believe our drilling inventory in Karnes County represents the potential for some of the highest single-well economic returns in North America and will allow us to grow production while maintaining positive free cash flow. Furthermore, we expect the Giddings Assets to realize favorable single-well returns based on the positive results from our first four horizontal wells drilled in the Giddings Field, on which we applied the latest completion techniques. We intend to maintain a modest drilling program that calls for an average of 1.7 drilling rigs in the Karnes County Assets and 1.0 drilling rigs in the Giddings assets for a total combined average of 2.7 rigs operating in the Target Assets in 2018 and an average of 4.0 rigs operating in 2019, which we believe will allow us to steadily grow production and generate positive free cash flow.

•	Maintain conservatively capitalized balance sheet. Following Closing, we expect to have at least $550 million in liquidity, including available borrowings under our $1.0 billion RBL Facility (initial borrowing base of $550 million). We expect to have total outstanding indebtedness of only $300 million at Closing and intend to utilize free cash flow to reduce our leverage in the future. We also expect to optimize our debt maturity profile through prudent corporate planning and maintain low-cost debt in line with our target of maintaining very low leverage.

•	Evaluate accretive acquisitions with disciplined framework. We intend to utilize our free cash flow for the benefit of our shareholders and evaluate potential acquisitions within that framework. Several public companies with South Texas assets are actively marketing their positions, while many private-equity-backed companies face limited opportunities for monetization. We believe that our strong management, positive free cash flow and low leverage profile will position us to take advantage of these opportunities to pursue accretive acquisitions in the region.

Our Competitive Strengths

We believe that the following strengths will allow us to successfully execute our business strategies:

•	Experienced senior management team. Our senior management team has extensive experience leading a premier oil and gas enterprise. Our Chairman, President and Chief Executive Officer Stephen Chazen is an industry veteran with 22 years of experience at Occidental, having served as Chief Executive Officer from 2011 to 2016. Prior to joining Occidental, Mr. Chazen was Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch Pierce Fenner & Smith Inc. Following the Closing, Mr. Chazen will be joined by former colleague Christopher Stavros, who served as Chief Financial Officer of Occidental from 2014 to 2017.

•	Premier asset base in South Texas. The Target Assets were comprised of the Karnes County Assets, which included 14,070 net acres as of March 31, 2018, and the Giddings Assets, which included 345,027 net acres as of March 31, 2018. We believe the Karnes County Assets are located in the core of Karnes County, where, per RS Energy Group analysis, the Karnes County Lower Eagle Ford formation breaks even at $32 per barrel and the Austin Chalk formation breaks even at $28 per barrel, in each case due to exceptional well performance. The Karnes County Assets have been substantially de-risked from years of horizontal development, and include significant proved developed producing reserves that we expect to generate substantial operating cash flow. The Giddings Assets have demonstrated promising early well results with significant production and low decline rates and provide substantial upside potential. The held-by-production nature of the Giddings Assets allows for systematic delineation and optimization and the flexibility to adjust rig cadence as needed for optimal long-term economic development.

•	Positive free cash flow and peer-leading operating margins. We believe our oil-weighted portfolio, which is characterized by low historical D&C costs and low historical lease operating expenses, will yield attractive full-cycle operating margins. The high level of held-by-production acreage and our designation as the operator on a substantial majority of the Target Assets allows us the flexibility to modify our development plan and drilling to maximize returns. We also believe that selling our products under contracts tied to LLS-based pricing as opposed to WTI-based pricing will allow us to further enhance our operating margins.

•	Conservatively capitalized balance sheet and strong liquidity profile. We expect our debt outstanding at Closing to be $300 million, which, assuming no shares of Class A Common Stock are redeemed from our public stockholders and based on a $10 value per share, will be under 12% of our total expected capitalization. Following Closing, we expect to have at least $550 million of liquidity, including available borrowings under our RBL Facility. At current commodity prices, we expect to generate substantial free cash flow over the course of each of 2018 and 2019 while growing our rig count and our production. We intend to utilize our free cash flow to pay down debt and further improve our liquidity profile over time.

Summary Historical and Pro Forma Financial and Operating Data of TPGE

The following table presents summary historical audited financial information of TPGE and summary unaudited pro forma financial information for TPGE after giving effect to the business combination, assuming two redemption scenarios as follows:

•	No Redemptions: This scenario assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

•	Illustrative Redemption: This scenario assumes that 13,000,000 shares of Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $130.0 million out of the Trust Account. For information as to why we believe it is meaningful to show this illustrative redemption scenario, please see “Unaudited Pro Form Condensed Combined Consolidated Financial Information of TPGE.” Any cash required to fund the illustrative redemption will be offset by a corresponding decrease in cash paid to the Karnes County Contributors. In the Illustrative Redemption Scenario, the Karnes County Contributors will receive 13,000,000 additional shares of Class B Common Stock, thereby increasing the fair value of the consideration given by $1.4 million (using the March 29, 2018 share price of TPGE’s Class A Common Stock of $10.11) and increasing the non-controlling interest due to the increase in the Karnes County Contributors ownership of Pace LLC units from 53.5% to 58.6%.

The unaudited pro forma condensed combined consolidated statement of operations data of TPGE for the three months ended March 31, 2018 combines the historical statement of operations of each of TPGE and the Karnes County Business for the three months ended March 31, 2018, the historical statement of revenues and direct operating expenses of the Giddings Assets for the three months ended March 31, 2018 and the historical revenues and direct operating expenses of the Subsequent GulfTex Assets for the period from January 1, 2018 to March 1, 2018, giving effect to the Transactions (as defined in the section entitled, “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE”) as if they had been consummated on January 1, 2017.

The unaudited pro forma condensed combined consolidated statement of operations data of TPGE for the year ended December 31, 2017 combines the historical statement of operations of TPGE for the period from February 14, 2017 (Inception) to December 31, 2017, the historical statement of operations of the Karnes County Business for the year ended December 31, 2017 and the historical statements of revenues and direct operating expenses of each of the Giddings Assets and the Subsequent GulfTex Assets for the year ended December 31, 2017, and the Subsequent BlackBrush Assets for the period from January 1, 2017 to January 31, 2017, giving effect to the Transactions as if they had been consummated on January 1, 2017.

The unaudited pro forma condensed combined consolidated balance sheet of TPGE as of March 31, 2018 presents the historical balance sheet of TPGE, after giving effect to the Transactions as if they had been consummated on March 31, 2018. For more information, please see the sections entitled “Selected Historical Financial Information of TPGE” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE.”

	Three Months Ended March 31, 2018			Year Ended December 31, 2017
	TPGE	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)	TPGE	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
	(in thousands)
Statement of Operations Data
Revenues:
Oil sales	$—	$193,121	$193,121	$—	$454,562	$454,562
Gas sales	—	16,403	16,403	—	52,950	52,950
NGL sales	—	17,233	17,233	—	48,202	48,202

Total revenues	—	226,757	226,757	—	555,714	555,714

	Three Months Ended March 31, 2018			Year Ended December 31, 2017
	TPGE	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)	TPGE	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
	(in thousands)
Operating costs and expenses:
Lease operating expenses	—	20,797	20,797	—	59,770	59,770
Gathering, transportation and processing	—	3,751	3,751	—	16,267	16,267
Production taxes	—	10,231	10,231	—	24,863	24,863
Exploration costs	—	102	102	—	700	700
Asset retirement obligations accretion expense	—	439	439	—	1,755	1,755
Depreciation, depletion and amortization	—	63,444	63,444	—	201,951	201,951
General and administrative expenses	4,026	15,701	15,701	899	42,967	42,967
Other	—	—	—	153	153	153

Total operating costs and expenses	4,026	114,465	114,465	1,052	348,426	348,426

Operating income (loss)	(4,026)	112,292	112,292	(1,052)	207,288	207,288

Other income (expense), net:
Interest income (expense), net	2,074	(4,688)	(4,688)	3,646	(18,750)	(18,750)
Gain (loss) on derivatives, net	—	(7,192)	(7,192)	—	(8,488)	(8,488)
Other income (expense), net	—	369	369	—	265	265

Total other income (expense), net	2,074	(11,511)	(11,511)	3,646	(26,973)	(26,973)

Income before income tax expense	(1,952)	100,781	100,781	2,594	180,315	180,315
Income tax expense	410	(9,602)	(8,549)	(1,062)	(29,757)	(26,493)

Net income	(1,542)	91,179	92,232	1,532	150,558	153,822

Less: Net income attributable to non-controlling interests	—	(53,918)	(59,058)	—	(96,469)	(105,665)

Net income attributable to stockholders	$(1,542)	$37,261	$33,174	$1,532	$54,089	$48,157

Weighted average number of common shares outstanding
Basic	81,250,000	116,750,000	103,750,000	62,920,561	98,420,561	85,420,561

Diluted	81,250,000	250,842,009	250,842,009	62,920,561	232,512,570	232,512,570

Net income per common share
Basic	$(0.02)	$0.32	$0.32	$0.02	$0.55	$0.56

Diluted	$(0.02)	$0.32	$0.32	$0.02	$0.50	$0.50

Balance Sheet Data (at end of period)
Current assets	$726	$709	$709
Property, plant and equipment, net	—	2,780,703	2,788,373
Other assets	655,827	48,800	48,800

Total assets	656,553	2,830,212	2,837,882

Current liabilities	5,963	5,963	5,963
Long-term liabilities	22,750	334,589	334,589
Class A Common Stock subject to possible redemption	622,840	—	—
Stockholders’ equity	5,000	1,157,692	1,038,389
Non-controlling interests	—	1,331,968	1,458,941

Total liabilities and equity	$656,553	$2,830,212	$2,837,882

Other Financial Information
Adjusted EBITDAX(1)	$(1,952)	$171,958	$171,958	$2,594	$393,209	$393,209

(1)	Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net income, see “Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

Adjusted EBITDAX is a non-GAAP financial measure and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with United

States generally accepted accounting principles (“GAAP”) or as an alternative to net cash provided by operating activities as a measure of the TPGE’s profitability or liquidity. TPGE believes Adjusted EBITDAX is useful because it allows external users of the consolidated financial statements of TPGE, such as industry analysts, investors, lenders and rating agencies, to effectively evaluate the operating performance of TPGE, compare the results of operations from period to period and against TPGE’s peers without regard to financing methods, hedging positions or capital structure and because it highlights trends that may not otherwise be apparent when relying solely on GAAP measures. Adjusted EBITDAX is an important supplemental measure of performance that is frequently used by others in evaluating companies in the oil and natural gas industry. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. TPGE’s presentation of Adjusted EBITDAX should not be construed as an inference that TPGE’s results will be unaffected by unusual or non-recurring items. TPGE’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended March 31, 2018			Year Ended December 31, 2017
	TPGE	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)	TPGE	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
	(in thousands)
Adjusted EBITDAX reconciliation to net (loss) income:
Net income (loss)	$(1,542)	$91,179	$92,232	$1,532	$150,558	$153,822
Income tax expense	(410)	9,602	8,549	1,062	29,757	26,493
Depreciation, depletion and amortization	—	63,444	63,444	—	201,951	201,951
Asset retirement obligations accretion expense	—	439	439	—	1,755	1,755
Exploration costs	—	102	102	—	700	700
(Gain) loss on derivatives-net	—	7,192	7,192	—	8,488	8,488

Adjusted EBITDAX	$(1,952)	$171,958	$171,958	$2,594	$393,209	$393,209

The following table presents summary pro forma operating data for TPGE for the three months ended March 31, 2018 and the year ended December 31, 2017 after giving effect to the business combination, as if the Transactions occurred on January 1, 2017. See the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE” in evaluating the material presented below.

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Production volumes:
Natural gas (MMcf)	5,426	18,028
Oil (MBbls)	2,542	9,109
NGL (MBbls)	668	2,208
Total (MBoe)	4,114	14,322

Average sales price:
Natural gas (per Mcf)	$2.81	$2.94
Oil (per Bbl)	$63.69	$49.90
NGL (per Bbl)	$24.09	$21.83
Total (per Boe)	$55.12	$38.80

Average production volumes:
Natural gas (Mcf/d)	60,287	49,392
Oil (Bbls/d)	28,243	24,956
NGL (Bbls/d)	7,419	6,050
Average net production (Boe/d)	45,710	39,239

Average unit costs per Boe:
Lease and other operating expenses	$5.06	$4.17
Gathering, transportation and processing	$0.91	$1.14
Production taxes	$2.49	$1.74
Exploration costs	$0.02	$0.05
Depreciation, depletion and amortization	$15.42	$14.10
General and administrative expenses	$3.82	$3.00

Summary Historical Reserve Data of the Target Assets

The following table presents summary historical data with respect to the estimated net proved reserves for the Target Assets based on SEC pricing as of December 31, 2017. The reserve estimates provided below are “carve-out” reserves for the Target Assets. As such, the carve-out reserves represent the Sellers’ interest in the underlying oil and gas properties and are therefore a subset of the full reserve estimates generated at year-end of each respective year covered in this proxy statement. The following table does not include the results of the Subsequent GulfTex Assets, as such assets were acquired by the Karnes County Contributors subsequent to the periods for which information in such table is presented.

The reserve estimates attributable to the Target Assets as of December 31, 2017 presented below are based on a reserve report (the “2017 Reserve Report”) prepared by Cawley, Gillespie & Associates, Inc. (“CGA”), a copy of which is attached to this proxy statement as Annex L. See the section entitled “Information About the Target Assets” in evaluating the material presented below.

As of December 31, 2017 (TPGE’s One (1) Year Development Plan)
	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Total (MBoe)
Estimated Proved Reserves
Total Proved Developed	33,056	121,564	13,603	66,920
Total Proved Undeveloped	5,713	9,592	1,318	8,630

Total Proved Reserves	38,769	131,156	14,921	75,550

The estimated proved reserves of the Target Assets as of December 31, 2017 set forth above reflect a one (1) year PUD development plan. This development plan reflects TPGE’s intention to focus on near-term development of PUD reserves following consummation of the business combination.

Parties to the Business Combination

TPG Pace Energy Holdings Corp.

We are a Delaware corporation formed on February 14, 2017, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our Class A Common Stock, warrants and units are traded on NYSE under the ticker symbols “TPGE,” “TPGE WS” and “TPGE.U,” respectively. In connection with the anticipated change of our name to “Magnolia Oil & Gas Corporation” upon the Closing, we have applied to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “MGY” and “MGY WS,” respectively. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

The mailing address of TPGE’s principal executive office is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. TPGE’s telephone number is (212) 405-8458.

For more information about TPGE, see the sections entitled “Information About TPGE” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TPGE.”

The Target Assets and the Karnes County Business

The assets TPGE, through Pace LLC, will acquire pursuant to the Karnes County Contribution Agreement and the Ironwood MIPA, respectively, consist of all of the Karnes County Contributors’ collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas, and an approximate 35% membership interest in Ironwood Eagle Ford Midstream, which owns an Eagle Ford gathering system. The assets TPGE, through Pace LLC, will acquire pursuant to the Giddings Purchase Agreement consist of all of the Giddings Sellers’ collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk. Each of the Sellers are investment funds associated with EV Ltd. The mailing address of EV Ltd.’s principal executive office is 1001 Fannin Street, Suite 800, Houston, TX 77002.

EV Ltd. formed the Karnes County Contributors beginning in April 2015 for the purpose of acquiring and developing interests in producing oil and natural gas properties located in North America. Beginning in 2015, the Karnes County Contributors acquired the Karnes County Assets through a series of acquisitions, including, among others, the following:

•	On September 30, 2015, the Karnes County Contributors acquired the AM Assets from Alta Mesa Holdings, LP (the “Alta Mesa Acquisition”);

•	On April 27, 2016, the Karnes County Contributors acquired certain of the Karnes County Assets (the “Initial GulfTex Assets”) from GulfTex Karnes EFS, LP (the “Initial GulfTex Acquisition”);

•	On July 6, 2016, the Karnes County Contributors acquired certain of the Karnes County Assets (the “Initial BlackBrush Assets”) from BlackBrush Karnes Properties, LLC (the “Initial BlackBrush Acquisition”);

•	On January 31, 2017, the Karnes County Contributors acquired certain of the Karnes County Assets (the “Subsequent BlackBrush Assets”) from BlackBrush Karnes Properties, LLC (the “Subsequent BlackBrush Acquisition”); and

•	On March 1, 2018, the Karnes County Contributors acquired the Subsequent GulfTex Assets from GulfTex Energy III, L.P. and GulfTex Energy IV, L.P. (the “Subsequent GulfTex Acquisition”).

EV Ltd. formed the Giddings Sellers in 2006 for the purpose of acquiring and developing interests in producing oil and natural gas properties located in North America. The Giddings Sellers acquired substantially all of the Giddings Assets prior to January 1, 2015.

Unless otherwise indicated, financial and operating information in this proxy statement relating to (i) the Karnes County Assets consist of the combined historical results of the Karnes County Business, (ii) the Giddings Assets consist of the historical results of the Giddings Assets, as all of such assets were owned by the Giddings Sellers for all periods presented herein, and (iii) the Target Assets on a combined basis consist of the historical results of the Karnes County Business and the Giddings Assets, in each case, for periods subsequent to their respective acquisitions by the Sellers.

Upon completion of the business combination, TPGE expects that the Karnes County Business will be its “predecessor” for financial reporting purposes. For the period from January 1, 2015 to September 30, 2015 (the inception of the Karnes County Business), the financial results of the AM Assets will be presented as the predecessor of the Karnes County Business for financial reporting purposes. Accordingly, the results of operations of the Karnes County Business and its predecessor for the periods presented herein may not be comparable.

For more information about the Target Assets, see the sections entitled “Information About the Target Assets” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business.”

The Business Combination

On March 20, 2018, TPGE and Pace LLC, as applicable, entered into each of the Business Combination Agreements to acquire the Target Assets from the Sellers.

The following table summarizes certain terms with respect to the business combination:

Transaction	Sellers	Consideration(1)	Earnout
Giddings Transaction	Giddings Sellers (certain entities associated with EnerVest Fund XI)	Approximately $308 million in cash	Until December 31, 2021, up to $47 million in cash based on certain net revenue thresholds

Karnes County Transaction	Karnes County Contributors (certain entities associated with EnerVest Fund XIV)

Approximately $2.09 billion, consisting of an amount in cash determined by TPGE in its sole discretion (but no less than $610 million)(2) and the remainder in stock(3)

TPGE will also reimburse the Karnes County Contributors for costs associated with the acquisition of the Subsequent GulfTex Assets, which are expected to be approximately $146.6 million

For five (5) years following the Closing, up to 13,000,000 additional shares of our stock based on certain EBITDA and free cash flow or stock price thresholds(2)

Ironwood Transaction	Ironwood Sellers (certain entities associated with EnerVest Fund XIV)	$25 million in cash	None

(1)	Assumes no adjustments to the consideration payable to the Sellers under the Business Combination Agreements, whether as a result of an effective date of January 1, 2018 or otherwise.
(2)	Unless otherwise specified, the voting and economic interests of TPGE stockholders set forth in this proxy statement assume the Company elects the cash consideration under the Karnes County Contribution Agreement to be $749.9 million.
(3)	The Karnes County Contributors may elect to receive shares of Class A Common Stock and/or Class B Common Stock. In the event that the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of Pace LLC Units, which shall be redeemable for shares of Class A Common Stock following the Closing in accordance with the terms of the Pace LLC Agreement. For more information about the Class B Common Stock, see the section entitled “Proposal No. 2—The Class B Charter Proposal—Description of Class B Common Stock.”

After the Closing, holders of Class B Common Stock, together with holders of Class A Common Stock, voting as a single class, will have the right to vote on all matters properly submitted to a vote of the stockholders, but holders of Class B Common Stock will not be entitled to any dividends or liquidating distributions from TPGE. After the Closing and in accordance with the notice procedures provided in the Pace LLC Agreement, the Karnes County Contributors will generally have the right to cause Pace LLC to redeem all or a portion of their Pace LLC Units, if any, in exchange for shares of our Class A Common Stock or, at Pace’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A Common Stock for such Pace LLC Units in lieu of such a redemption by Pace LLC. There is no impact on the Karnes County Contributors, TPGE or the public stockholders if we elect to effect a direct exchange of cash or Class A Common

Stock in lieu of a redemption by Pace LLC. Upon the future redemption or exchange of Pace LLC Units held by a Karnes County Contributor, a corresponding number of shares of Class B Common Stock will be cancelled. For more information about the Business Combination Agreements, the consideration to be received by the Sellers and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal” and for more information about the Class B Common Stock, see the section entitled “Proposal No. 2—The Class B Charter Proposal—Description of Class B Common Stock.”

Conditions to the Closing

Under the Business Combination Agreements, the obligations of the applicable parties to consummate the business combination are subject to a number of customary conditions, including, among others, as applicable, the following: (i) the absence of specified adverse laws, injunctions or orders, (ii) the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the applicable Business Combination Agreement, (iv) material compliance by the other parties with their respective covenants, (v) the approval for listing on the NYSE of the shares of Class A Common Stock issuable to the Karnes County Contributors pursuant to the Karnes County Contribution Agreement, (vi) the requisite approval of the Company’s stockholders, (vii) the Company having Available Cash (as defined in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Karnes County Contribution Agreement—Conditions to Closing of the Karnes County Contribution Agreement”) of at least $610 million (which is the minimum amount of cash consideration payable to the Karnes County Contributors under the Karnes County Contribution Agreement) and (viii) the aggregate value of adjustments to the purchase price attributable to title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights, and casualty losses not exceeding an amount equal to 20% of the applicable purchase price. The obligations of the Company and Pace LLC (but not the Karnes County Contributors) to consummate the Karnes County Transaction are conditioned upon the closing of the Giddings Transaction. The obligations of Pace LLC (but not the Giddings Sellers) to consummate the Giddings Transaction are conditioned upon the closing of the Karnes County Transaction. The obligations of the parties to consummate the Ironwood Transaction are conditioned upon the closing of the Karnes County Transaction. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Regulatory Matters

To complete the business combination, TPGE and the Sellers must obtain approvals or consents from, or make filings with, certain U.S. federal authorities. The business combination is subject to the requirements of the HSR Act, which prevents TPGE and the Sellers from completing the business combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied. TPGE filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC in May 2018.

For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Regulatory Matters.”

Termination Rights

Each of the Business Combination Agreements contains certain customary termination rights, including, among others, the following: (i) if the closing of the applicable transaction is not consummated by October 31, 2018 (as may be extended in accordance with the Business Combination Agreements, the “End Date”), subject to certain extensions; (ii) upon the applicable parties’ mutual written consent; (iii) if the consummation of the applicable transaction is prohibited by law; (iv) breach of a representation, warranty, covenant or other agreement by a party which has not been cured by the earlier of (A) five (5) business days prior to the End Date or (B) thirty (30) days following written notice from the other party of such breach; (v) in the case of the Karnes County Contribution Agreement, (x) by the Company (but not the Karnes County Contributors) if the Giddings Purchase Agreement has been terminated in accordance with its terms or (y) by the Karnes County Contributors if the TPGE Board has changed its recommendation for the Company’s stockholders to approve the business combination, (vi) in the case of the Giddings Purchase Agreement, by Pace LLC (but not the Giddings Sellers) if the Karnes County Contribution Agreement has been terminated in accordance with its terms or (vii) in the case of the Ironwood MIPA, by any party if the Karnes County Contribution Agreement has been terminated in accordance with its terms.

None of the parties to the Business Combination Agreements is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the applicable Business Combination Agreement. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—Termination.”

Indemnification

Under the Karnes County Contribution Agreement and the Giddings Purchase Agreement, the Karnes County Contributors and the Giddings Sellers, as applicable, will indemnify the Company or Pace LLC, as applicable, for any losses relating to (i) a breach of any representation or warranty of the Karnes County Contributors or Giddings Sellers, as applicable, other than fundamental representations and warranties and representations and warranties relating to tax matters, for a period of twelve (12) months following Closing; (ii) breaches of fundamental representations and warranties of the Karnes County Contributors or Giddings Sellers, as applicable, for a period of three (3) years following Closing; (iii) breaches of representations and warranties of the Karnes County Contributors or Giddings Sellers, as applicable, related to tax matters for a period equal to the applicable statute of limitations plus sixty (60) days; (iv) breaches of any pre-Closing covenant of the Karnes County Contributors or Giddings Sellers, as applicable, for a period of twelve (12) months following Closing; (v) breaches of any post-Closing covenants of the Karnes County Contributors or Giddings Sellers, as applicable, until fully performed; (vi) Specified Obligations (as defined in the Karnes County Contribution Agreement or Giddings Purchase Agreement, as applicable) with respect to scheduled litigation and environmental matters until fully and finally resolved; (vii) Specified Obligations (as defined in the Karnes County Contribution Agreement or Giddings Purchase Agreement, as applicable) with respect to royalties for a period of two (2) years following Closing; (viii) all other Specified Obligations for a period of twelve (12) months following Closing and (ix) Retained Obligations (as defined in the Karnes County Contribution Agreement or Giddings Purchase Agreement, as applicable) for a period equal to the applicable statute of limitations plus sixty (60) days. Additionally, the Company and Pace LLC, as applicable, will indemnify the Karnes County Contributors or Giddings Sellers, as applicable, for any losses relating to a breach of any of its representations, warranties or covenants and Assumed Obligations (as defined in the Karnes County Contribution Agreement or Giddings Purchase Agreement, as applicable).

The indemnification obligations of the Karnes County Contributors set forth above with respect to a breach of any representation or warranty (other than tax-related and fundamental representations and warranties) are subject to a de minimis threshold of $100,000, an aggregate deductible equal to 1.5% of the consideration payable to the Karnes County Contributors and a cap equal to 15% of the consideration payable to the Karnes County Contributors. The indemnification obligations of the Giddings Sellers set forth above with respect to a breach of any representation or warranty (other than tax-related and fundamental representations and warranties) are subject to a de minimis threshold of $100,000, an aggregate deductible equal to 2% of the consideration payable to the Giddings Sellers and a cap equal to 15% of the consideration payable to the Giddings Sellers. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business

Combination Agreements—The Karnes County Contribution Agreement—Indemnification” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Giddings Purchase Agreement—Indemnification.”

Under the Ironwood MIPA, the Ironwood Sellers will indemnify the Company for any losses relating to (i) a breach of any pre-Closing covenant or agreement of the Ironwood Sellers for a period of twelve (12) months following Closing; (ii) a breach of any representation or warranty of the Ironwood Sellers, other than fundamental representations and warranties and representations and warranties relating to tax matters, for a period of twelve (12) months following Closing; (iii) breaches of fundamental representations and warranties of the Ironwood Sellers for a period of three (3) years following Closing; (iv) breaches of representations and warranties relating to tax matters for a period equal to the applicable statute of limitations plus sixty (60) days; (iv) breaches of post-Closing covenants or agreements of the Ironwood Sellers indefinitely; (v) and Retained Taxes (as defined in the Ironwood MIPA) for which the Company is obligated to indemnify or make a contribution to Ironwood Eagle Ford Midstream for a period equal to the applicable statute of limitations plus sixty (60) days; (vi) certain litigation matters described in Schedule 3.7 to the Ironwood MIPA for a period of three (3) years following the Closing and (vii) any Indebtedness of Ironwood Eagle Ford Midstream existing at any time from and after the Effective Time until the Execution Date (as such terms are defined in the Ironwood MIPA) in an amount greater than that set forth on Schedule 3.22 to the Ironwood MIPA for a period of three (3) years following Closing, the amount for which the Ironwood Sellers will be responsible being equal to such excess indebtedness multiplied by 0.35. Furthermore, the Company will indemnify the Ironwood Sellers for any losses relating to (i) a breach of any pre-Closing covenant or agreement of the Company for a period of twelve (12) months following Closing; (ii) a breach of any representation or warranty of the Company, other than fundamental representations and warranties, for a period of twelve (12) months following Closing; (iii) breaches of fundamental representations and warranties of the Company for a period of three (3) years following Closing; and (iv) the Company’s ownership of the Units (as defined in the Ironwood MIPA), regardless of whether such Liabilities arose prior to, on or after the Effective Time, or Ironwood Eagle Ford Midstream’s ownership of the Midstream System, the Midstream System Interests or any other assets of the Midstream Business for Liabilities arising on or after Closing (as such terms are defined in the Ironwood MIPA).

The indemnification obligations of the Ironwood Sellers set forth above with respect to a breach of any representation or warranty (other than tax-related and fundamental representations and warranties) are subject to a de minimis threshold of $100,000, an aggregate deductible equal to 2% of the consideration payable to the Ironwood Sellers and a cap equal to 15% of the consideration payable to the Ironwood Sellers. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Ironwood MIPA—Indemnification.”

Other Agreements

Second A&R Charter. Pursuant to the terms of the Business Combination Agreements, upon the Closing, we will amend and restate our Charter to provide for, among other things, (i) the creation of the Class B Common Stock that will be issued to the Karnes County Contributors at the Closing, (ii) an increase in the number of authorized shares of Class A Common Stock from 200,000,000 to 1,300,000,000 shares, (iii) the change of the term of office of members of the TPGE Board from a two (2) year term to a one (1) year term, (iv) the ability of our stockholders to act by written consent if certain conditions are met, (v) the adoption of Delaware as the exclusive forum for certain stockholder litigation and (vi) the elimination of certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the Closing. For more information about the amendments to our Charter, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Second A&R Charter.” The full text of the proposed Second A&R Charter is attached to this proxy statement as Annex D.

Stockholder Agreement. Concurrently with the Closing, the Company, Sponsor, and the Karnes County Contributors will enter into a Stockholder Agreement (the “Stockholder Agreement”) which will govern certain rights and obligations following the Closing. Under the Stockholder Agreement, the Karnes County Contributors will be entitled to nominate two (2) directors and the Sponsor will be entitled to nominate two (2) directors for appointment to the TPGE Board so long as the Karnes County Contributors and the Sponsor meet certain ownership criteria outlined in the Stockholder Agreement. For more information about the Stockholder Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Agreement.” The full text of the proposed Stockholder Agreement is attached to this proxy statement as Annex E.

Registration Rights Agreement. In connection with the Closing, we will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with our Sponsor, the Karnes County Contributors and our four independent directors, Arcilia Acosta, Edward Djerejian, Chad Leat and Dan F. Smith, (such parties being collectively referred to in connection with the Registration Rights Agreement as the “Holders”), pursuant to which we will be required to, among other things and subject to certain conditions, register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the shares of Class A Common Stock that the Holders hold as of the date of the Registration Rights Agreement, and may acquire thereafter. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Registration Rights Agreement.” The form of the Registration Rights Agreement is attached to this proxy statement as Annex F.

Pace LLC Agreement. Following completion of the business combination, TPGE will operate its business through Pace LLC and its subsidiaries. At the Closing, TPGE and certain of the Karnes County Contributors will enter into the Pace LLC Agreement, which will set forth, among other things, the rights and obligations of the holders of Pace LLC Units. For more information about the Pace LLC Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Pace LLC Agreement.” The form of the Pace LLC Agreement is attached to this proxy statement as Annex G.

Services Agreement. Concurrently with the Closing, the Company and EVOC will enter into the Services Agreement, pursuant to which EVOC, under the direction of the Company’s management, will provide the Company services identical to the services historically provided by EVOC in operating the Target Assets, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of the Company and its assets, subject to certain exceptions. The Services Agreement will not be terminable by the Company for two (2) years, subject to certain early termination rights. For more information about the Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Services Agreement.” The form of the Services Agreement is attached to this proxy statement as Annex H.

Non-Compete Agreement. Concurrently with the Closing, the Company and EV Ltd. will enter into the Non-Compete Agreement pursuant to which EV Ltd. and certain of its affiliates will be restricted from competing with the Company in certain counties comprising the Eagle Ford Shale (the “Market Area”) following the Closing until the later of the four (4) year anniversary of the Closing and the date the Services Agreement is terminated in accordance with its terms. EV Ltd. will have the right to receive up to 4,000,000 shares of Class A Common Stock based on the achievement of certain stock price thresholds. The Non-Compete Agreement also provides for (i) certain co-investment rights for EV Ltd. and certain of its affiliates with respect to future acquisitions by the Company in the Market Area, (ii) a right of first offer in favor of the Company on certain sales by EV Ltd. and its affiliates in the Market Area, (iii) a tag-along right for EV Ltd. and its affiliates on certain sales by the Company in the Market Area and (iv) the ability of the Company to drag-along EV Ltd. and its affiliates on certain sales by the Company in the Market Area. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Non-Compete Agreement.” The form of the Non-Compete Agreement is attached to this proxy statement as Annex I.

Class F Waiver Agreement. In connection with the business combination, on March 20, 2018, the Company entered into a Waiver Agreement (the “Class F Waiver Agreement”) with the Sponsor and the other holders of the Company’s Class F Common Stock, pursuant to which the Sponsor and such other holders agreed to waive their rights to receive additional shares of Class A Common Stock upon conversion of the shares of Class F Common Stock in connection with the business combination pursuant to certain adjustments provided for in the Company’s Charter. In addition, our Sponsor agreed to vote all of its shares of our voting common stock in favor of the Proposals. For more information about the Class F Waiver Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Class F Waiver Agreement.” A copy of the Class F Waiver Agreement is attached to this proxy statement as Annex J.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the TPGE Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor, officers and directors will lose their entire investment in us and that the private placement warrants held by our Sponsor would expire worthless if an Initial Business Combination is not completed;

•	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $ based on the closing price of our Class A Common Stock on , 2018;

•	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of Stephen Chazen as President, Chief Executive Officer and Chairman of TPGE following the business combination;

•	the purchase by Mr. Chazen and the TPG Holdings Assignees of 1,500,000 and 1,000,000 shares of Class A Common Stock, respectively, in connection with the PIPE Investment, which is contingent on the Karnes County Transaction;

•	the right of our Sponsor, pursuant to the Stockholder Agreement, to appoint two directors to the TPGE Board at the Closing;

•	the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $ based on the closing price of our Class A Common Stock on , 2018;

•	the fact that Mr. Chazen may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by May 10, 2019;

•	the fact that at the Closing, our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that we are a party to a registration rights agreement with our Sponsor and certain of our directors, which provides for registration rights to such parties, and will enter into a new registration rights agreement with our Sponsor, certain of our directors and the Karnes County Contributors in connection with the business combination.

Redemption Rights

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our Initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (as of two (2) business days prior to the consummation of our Initial Business Combination), including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes, divided by the number of then-outstanding public shares, subject to the limitations described herein. Our Charter provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $654.9 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in the future growth of TPGE, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of TPGE Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on TPGE’s Public Float

It is anticipated that, upon the Closing and based upon the assumptions set forth under “Certain Defined Terms,” the ownership of TPGE will be as follows:

•	the public stockholders will collectively own 65,000,000 shares of our Class A Common Stock, representing an approximate 25.9% economic interest and an approximate 25.9% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, will collectively own 16,250,000 shares of our Class A Common Stock, representing an approximate 6.5% economic interest and an approximate 6.5% voting interest;

•	the Karnes County Contributors will collectively own 134,095,000 shares of our Class B Common Stock, representing a 0.0% economic interest and an approximate 53.5% voting interest, and 134,095,000 Pace LLC Units, representing an approximate 53.5% economic interest and a 0.0% voting interest; and

•	the PIPE Investors will collectively own 35,500,000 shares of Class A Common Stock, an approximate 14.2% economic interest and an approximate 14.2% voting interest.

In this scenario, our current affiliates, including our Sponsor, our directors and officers and the TPG Holdings Assignees, would collectively own 18,909,900 shares of our Class A Common Stock, representing an approximate 7.5% economic interest and an approximate 7.5% voting interest upon the Closing.

The number of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts are different than our assumptions, the economic and voting interests set forth above will differ. For example, if we assume all outstanding 21,666,666 public warrants and 10,000,000 private placement warrants were exercisable and exercised following completion of the business combination, with proceeds to the Company of approximately $364 million, then the ownership of our Class A Common Stock and Class B Common Stock would be as follows:

•	the public stockholders would collectively own 86,666,666 shares of our Class A Common Stock, representing an approximate 30.7% economic interest and an approximate 30.7% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, would collectively own 26,250,000 shares of our Class A Common Stock, representing an approximate 9.3% economic interest and an approximate 9.3% voting interest;

•	the Karnes County Contributors would collectively own 134,095,000 shares of our Class B Common Stock, representing a 0.0% economic interest and an approximate 47.2% voting interest, and 134,095,000 Pace LLC Units, representing an approximate 47.2% economic interest and a 0.0% voting interest; and

•	the PIPE Investors would collectively own 35,500,000 shares of our Class A Common Stock, representing an approximate 12.6% economic interest and an approximate 12.6% voting interest.

In this scenario, our current affiliates, including our Sponsor, our directors and officers and the TPG Holdings Assignees, would collectively own 28,952,533 shares of our Class A Common Stock, representing an approximate 10.2% economic interest and an approximate 10.2% voting interest upon the Closing.

The public warrants and private placement warrants will become exercisable on the later of thirty (30) days after the completion of an Initial Business Combination and May 10, 2018 (twelve (12) months following the closing of our IPO) and will expire five (5) years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE” for further information.

Organizational Structure

Prior to the Business Combination

The following diagram illustrates the ownership structure of TPGE prior to the business combination.

(1)	80.0% voting interest of public stockholders does not apply with respect to the Director Election Proposal. Pursuant to our Charter, only holders of our Class F Common Stock will be entitled to vote on the Director Election Proposal.
(2)	Includes founder shares held by our Sponsor and independent directors.
(3)	The economic and voting interests set forth above do not account for private placement warrants and public warrants that will remain outstanding following the business combination and may be exercised at a later date.

Following the Business Combination

The diagram below illustrates the ownership structure of TPGE immediately following the business combination. The voting and economic interests set forth in the diagram do not take into account the private placement warrants or public warrants that will remain outstanding following the business combination and may be exercised at a later date and assume the following:

•	at the Closing, the Karnes County Contributors elect to receive all shares of Class B Common Stock and an equivalent number of Pace LLC Units (instead of Class A Common Stock);

•	at the Closing, the Company elects the cash consideration under the Karnes County Contribution Agreement to be $749,900,000;

•	at the Closing, there are no adjustments to the consideration payable to the Sellers under the Business Combination Agreements;

•	at the Closing, the PIPE Investors purchase 35,500,000 shares of Class A Common Stock for aggregate proceeds of $355,000,000 to the Company;

•	no public stockholders elect to have their public shares redeemed;

•	none of TPGE’s existing stockholders or the parties to the Karnes County Contribution Agreement that will become stockholders of TPGE at the Closing, purchase shares of Class A Common Stock in the open market; and

•	there are no other issuances of equity interests of TPGE prior to or in connection with the Closing.

(1)	Includes shares of Class A Common Stock issued upon conversion of the founder shares held by our Sponsor and independent directors.
(2)	Includes 1,500,000 and 1,000,000 shares of Class A Common Stock, respectively, to be issued to Mr. Chazen and the TPG Holdings Assignees in connection with the PIPE Investment.
(3)	Pace LLC Units represent an economic interest only. Each Pace LLC Unit is exchangeable together with one share of Class B Common Stock for Class A Common Stock on a one-for-one basis pursuant to the terms of the Pace LLC Agreement.

TPGE Board Following the Business Combination

From and after the Closing, the Stockholder Agreement will entitle each of our Sponsor and the Karnes County Contributors (collectively) to nominate two directors to the TPGE Board. The remainder of the TPGE Board will include Mr. Chazen and three (3) independent directors mutually nominated by the Karnes County Contributors and our Sponsor.

If the Business Combination Proposal is approved, we anticipate that, in connection with the Closing, Chad Leat and David Bonderman will resign from the TPGE Board, and James R. Larson, John B. Walker and Angela Busch will be appointed to the TPGE Board. We anticipate that the size of the TPGE Board will increase to eight (8) directors following the Closing. Assuming the Director Term Charter Proposal is approved by stockholders, each of our directors will serve until the first annual meeting of stockholders after their election.

After the Closing, our Sponsor and the Karnes County Contributors will collectively hold more than 50% of the voting power for the election of directors. While, as a result, we may be a “controlled company” within the meaning of the rules of the NYSE, we do not intend to utilize the exemptions from the NYSE corporate governance standards available to controlled companies.

Accounting Treatment

The business combination will be accounted for pursuant to the guidance in Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), using the acquisition method of accounting with the Company as the acquirer. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill. The Company’s management has made significant estimates and assumptions in determining the preliminary acquisition date fair values of the assets acquired and liabilities assumed in the unaudited pro forma condensed combined consolidated financial statements. As the unaudited pro forma condensed combined consolidated financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Under ASC 805, non-recurring acquisition-related costs (such as advisory, legal, valuation and other professional fees) are expensed. The Company expects to incur approximately $46.0 million of non-recurring acquisition-related costs, not including $22.75 million in deferred underwriting commissions to the underwriters of our IPO or approximately $11.25 million in unamortized deferred financing costs related to the issuance of the Senior Notes.

Appraisal Rights

Appraisal rights are not available to TPGE stockholders in connection with the business combination.

Other Proposals

In addition to the Business Combination Proposal, TPGE stockholders will be asked to vote on the Charter Proposals, the NYSE Proposal, the LTIP Proposal and the Adjournment Proposal. For more information about the Charter Proposals, the NYSE Proposal, the LTIP Proposal and the Adjournment Proposal see the sections entitled “Proposal No. 2—The Class B Charter Proposal,” “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Director Term Charter Proposal,” “Proposal No. 5—The Written Consent Charter Proposal,” “Proposal No. 6—The Exclusive Forum Charter Proposal,” “Proposal No. 7—The Additional Charter Proposal,” “Proposal No. 8—The NYSE Proposal,” “Proposal No. 9—The Director Election Proposal,” “Proposal No. 10—The LTIP Proposal” and “Proposal No. 11—The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held on                 , 2018, at                 , Central Time, at                 , or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class F Common Stock at the close of business on                 , 2018, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class F Common Stock that you owned as of the close of business on the record date. Only holders of Class F Common Stock will be entitled to vote on the Director Election Proposal. If your shares are held in “street name” or are in a margin or similar account, you should contact your banks, brokers or other nominees to ensure that votes related to the shares you beneficially own are properly counted. As of                 , 2018, there were 81,250,000 shares of Class A Common Stock and Class F Common Stock outstanding in the aggregate, of which 65,000,000 are public shares and 16,250,000 are founder shares held by the Sponsor and our independent directors.

Proxy Solicitation

Proxies may be solicited by mail. TPGE has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of TPGE’s Stockholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of TPGE stockholders is necessary to hold a valid meeting. For purposes of proposals other than the Director Election Proposal, holders representing a majority of the voting power of Class A Common Stock and Class F Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. For purposes of the Director Election Proposal, holders representing a majority of the voting power of Class F Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each proposal.

The approvals of the Business Combination Proposal, the NYSE Proposal, the LTIP Proposal and the Adjournment Proposal require the affirmative vote of a majority of votes cast by the holders of the outstanding shares of Class A Common Stock and Class F Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, NYSE Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposals.

Directors are elected by a plurality of all of the votes cast by holders of shares of our Class F Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the seven (7) director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

Recommendation to TPGE Stockholders

The TPGE Board believes that each of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the LTIP Proposal and the Adjournment Proposal is in the best interests of TPGE and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting.

For a description of TPGE’s reasons for the approval of the business combination and the recommendation of the TPGE Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—The TPGE Board’s Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the TPGE Board in favor of approval of these Proposals, you should keep in mind that the Sponsor, members of the TPGE Board and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the Proposals, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary Historical Operating Data of the Karnes County Business

The following table presents, for the three months ended March 31, 2018 and the year ended December 31, 2017, summary unaudited information regarding production and sales of oil, natural gas and natural gas liquids for only the Karnes County Business, because, as discussed further in this proxy statement, TPGE expects that, following the completion of the business combination, the Karnes County Business will be its “predecessor” for financial reporting purposes.

See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business” and “Information About the Target Assets” in evaluating the material presented below.

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Production volumes:
Natural gas (MMcf)	2,888	8,579
Oil (MBbls)	2,362	7,154
NGL (MBbls)	420	1,287
Total (MBoe)	3,263	9,871

Average sales price:
Natural gas (per Mcf)	$2.90	$3.02
Natural gas net of hedging (per Mcf)	$2.90	$3.03
Oil (per Bbl)	$65.27	$48.95
Oil net of hedging (per Bbl)	$66.05	$48.84
NGL (per Bbl)	$23.29	$21.04
NGL net of hedging (per Bbl)	$24.12	$20.73
Total (per Boe)	$52.81	$40.85

Average production volumes:
Natural gas (Mcf/d)	32,089	23,504
Oil (Bbls/d)	26,244	19,600
NGL (Bbls/d)	4,667	3,526
Average net production (Boe/d)	36,259	27,043

Average unit costs per Boe:
Lease and other operating expenses	$3.35	$3.23
Gathering, transportation and processing	$1.15	$1.44
Production taxes	$2.37	$1.81
Exploration costs	$0.03	$0.07
Depreciation, depletion and amortization	$15.74	$13.14
General and administrative expenses	$1.78	$1.88

SELECTED HISTORICAL FINANCIAL INFORMATION OF TPGE

The following table shows selected historical financial information of TPGE for the periods and as of the dates indicated. The selected historical financial information of TPGE as of and for the three months ended March 31, 2018 and for the period from February 14, 2017 (Inception) to March 31, 2017 was derived from the unaudited interim condensed consolidated financial statements of TPGE included elsewhere in this proxy statement. The selected historical financial information of TPGE as of December 31, 2017 and for the period from February 14, 2017 (Inception) to December 31, 2017 was derived from the audited historical financial statements of TPGE included elsewhere in this proxy statement. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TPGE” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement.

	Three Months Ended March 31, 2018	For the Period from February 14, 2017 (Inception) to March 31, 2017	Period from February 14, 2017 (Inception) to December 31, 2017
Statement of Operations Data:
Revenue	$—	$—	$—
Professional fees and other expenses	3,964,379	63,223	685,940
Travel expenses	11,457	—	213,152
State franchise tax	50,000	—	152,610

Loss from operations	(4,025,836)	(63,223)	(1,051,702)
Interest income	2,073,575	21	3,646,151

Income (loss) from continuing operations	(1,952,261)	(63,202)	2,594,449
Income tax benefit (expense)	409,975	22,121	(1,062,254)

Net income (loss) attributable to common stock	$(1,542,286)	$(41,081)	$1,532,195

Basic and diluted net income (loss) per common share	$(0.02)	$—	$0.02

Basic and diluted weighted average share of common stock outstanding	81,250,000	9,500,000	62,920,561

	As of March 31, 2018	As of December 31, 2017
Balance Sheet Data:
Total assets	$656,553,066	$653,937,462
Total liabilities	$28,712,718	$24,554,828
Working capital	$627,840,348	$629,382,634
Value of Class A Common Stock that may be redeemed in connection with an Initial Business Combination ($10.00 per share)	$622,840,340	$624,382,630
Total Stockholders’ equity	$5,000,008	$5,000,004

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE KARNES COUNTY BUSINESS

The following table shows selected historical financial information of only the Karnes County Business for the periods and as of the dates indicated because, as discussed further in this proxy statement, TPGE expects that, following the completion of the business combination, the Karnes County Business will be its “predecessor” for financial reporting purposes. The selected historical financial information of the Karnes County Business as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 was derived from the unaudited historical combined financial statements of the Karnes County Business included elsewhere in this proxy statement. The selected historical financial information of the Karnes County Business as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 and the period from September 30, 2015 (the inception of the Karnes County Business) to December 31, 2015, was derived from the audited historical combined financial statements of the Karnes County Business included elsewhere in this proxy statement. The selected historical financial information for the period from January 1, 2015 to September 30, 2015 was derived from the audited historical financial statements of the AM Assets included elsewhere in this proxy statement.

Historical results are not necessarily indicative of future operating results. The selected consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business,” as well as the historical and pro forma financial statements and accompanying notes included elsewhere in this proxy statement.

	For the Three Months Ended March 31,		Year Ended December 31,		For the Period From
	2018	2017	2017	2016	September 30, 2015 to December 31, 2015	January 1, 2015 to September 30, 2015
	(Karnes County Business)		(Karnes County Business)		(Karnes County Business)	(AM Assets)
	(In thousands)
Statement of Operations Data:
Revenues:
Oil revenue	$154,156	$87,261	$350,204	$97,125	$5,720	$18,191
Natural gas revenue	8,374	6,178	25,916	7,677	233	1,113
NGL revenue	9,782	5,567	27,074	6,124	234	873

Total revenues	172,312	99,006	403,194	110,926	6,187	20,177

Operating costs and expenses:
Lease and other operating expenses	10,935	8,598	31,925	13,457	1,132	3,634
Gathering, transportation and processing	3,751	3,880	14,210	5,484	36	213
Production taxes	7,724	4,453	17,837	4,629	301	1,367
Exploration costs	102	32	700	13,123	—	—
Asset retirement obligations accretion expense	96	72	232	94	1	8
Depreciation, depletion and amortization	51,361	25,168	129,711	33,123	3,325	12,213
Impairment expense	—	—	—	—	—	3,134
General and administrative expenses	5,800	4,006	18,568	12,157	637	2,462

Total operating costs and expenses	79,769	46,209	213,183	82,067	5,432	23,031

Operating income (loss)	92,543	52,797	190,011	28,859	755	(2,854)
Other income (expense):
Gain (loss) on derivatives-net	(7,192)	1,337	(8,488)	(6,717)	1,558	—
Other (expense) income	369	(41)	92	2	—	(41)

Total other income (expense)	(6,823)	1,296	(8,396)	(6,715)	1,558	(41)

Income (loss) before income tax expense	85,720	54,093	181,615	22,144	2,313	(2,895)
Income tax expense	354	797	2,741	673	58	32

Net income (loss)	$85,366	$53,296	$178,874	$21,471	$2,255	$(2,927)

	For the Three Months Ended March 31,		Year Ended December 31,		For the Period From
	2018	2017	2017	2016	September 30, 2015 to December 31, 2015	January 1, 2015 to September 30, 2015
	(Karnes County Business)		(Karnes County Business)		(Karnes County Business)	(AM Assets)
	(In thousands)
Cash Flow Data:
Net cash provided by operating activities	$104,613	43,843	$257,371	$30,458	$5,314	$12,428
Net cash used in investing activities	$(237,730)	(84,230)	$(314,417)	$(1,249,421)	$(124,543)	$(12,058)
Net cash provided by (used in) financing activities	$133,117	40,387	$57,046	$1,218,963	$119,229	$(370)
Other Supplementary Data:
Adjusted EBITDAX(1)	$144,471	$78,028	$320,746	$75,201	$4,081	$12,460

(1)	Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net income, see “Non-GAAP Financial Measure” below.

	As March 31,	As of December 31,
	2018	2017	2016
	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)
	(In thousands)
Balance Sheet Data:
Current assets	$160,278	$114,536	$41,648
Property, plant and equipment, net	1,729,577	1,565,537	1,385,720
Equity method investment	9,270	8,901	—

Total assets	$1,899,125	$1,688,974	$1,427,368

Current liabilities	$72,416	$81,300	$62,054
Long-term liabilities	10,388	9,836	3,396
Parents’ net investment	1,816,321	1,597,838	1,361,918

Total liabilities and parents’ net investment	$1,899,125	$1,688,974	$1,427,368

Non-GAAP Financial Measure

Adjusted EBITDAX is a non-GAAP financial measure and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Karnes County Business’s profitability or liquidity. The Karnes County Contributors believe Adjusted EBITDAX is useful because it allows external users of the consolidated financial statements of the Karnes County Business, such as industry analysts, investors, lenders and rating agencies, to effectively evaluate the operating performance of the Karnes County Business, compare the results of operations from period to period and against the Karnes County Business’s peers without regard to financing methods, hedging positions or capital structure and because it highlights trends that may not otherwise be apparent when relying solely on GAAP measures. Adjusted EBITDAX is an important supplemental measure of performance that is frequently used by others in evaluating companies in the oil and natural gas industry. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. The Karnes County Contributors’ presentation of Adjusted EBITDAX should not be construed as an inference that the Karnes County Business’s results will be unaffected by unusual or non-recurring items. The Karnes County Contributors’ computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

			For the Year Ended December 31,		For the Period From
	For the Three Months Ended March 31,				September 30, 2015 to December 31, 2015	January 1, 2015 to September 30, 2015
	2018	2017	2017	2016
	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(AM Assets)
	(In thousands)
Adjusted EBITDAX reconciliation to net (loss) income:
Net income (loss)	$85,366	$53,296	$178,874	$21,471	$2,255	$(2,927)
Income tax expense	354	797	2,741	673	58	32
Depreciation, depletion and amortization	51,361	25,168	129,711	33,123	3,325	12,213
Asset retirement obligations accretion expense	96	72	232	94	1	8
Exploration costs	102	32	700	13,123	—	—
Impairment of oil and gas properties	—	—	—	—	—	3,134
(Gain) loss on derivatives-net	7,192	(1,337)	8,488	6,717	(1,558)	—

Adjusted EBITDAX	$144,471	$78,028	$320,746	$75,201	$4,081	$12,460

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of present or historical fact included in this proxy statement, regarding the proposed business combination, TPGE’s ability to consummate the business combination, the benefits of the transaction and TPGE’s and the post-business combination entity’s future financial performance following the business combination, as well as TPGE’s and the post-business combination entity’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this proxy statement, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, TPGE disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement. TPGE cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of TPGE, incident to the development, production, fathering and sale of oil, natural gas and natural gas liquids.

In addition, TPGE cautions you that the forward-looking statements regarding TPGE and the post-business combination entity, which are contained in this proxy statement, are subject to the following factors:

•	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreements;

•	the outcome of any legal proceedings that may be instituted against TPGE following announcement of the business combination;

•	the inability to complete the business combination due to the failure to obtain approval of the stockholders of TPGE, or the other conditions to closing in the Business Combination Agreements;

•	the risk that the proposed business combination disrupts current plans and operations of the Target Assets or TPGE as a result of the announcement and consummation of the business combination;

•	TPGE’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of TPGE to grow and manage growth profitably following the business combination;

•	costs related to the business combination;

•	changes in applicable laws or regulations;

•	changes in current or future commodity prices and interest rates;

•	the possibility that TPGE may be adversely affected by other economic, business, and/or competitive factors; and

•	the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of TPGE’s reserves.

Should one or more of the risks or uncertainties described in this proxy statement, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in its periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The Company’s SEC Filings are available publicly on the SEC’s website at www.sec.gov.

RISK FACTORS

The risk factors discussed herein are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition, prospects of the Target Assets and the business, financial condition and prospects of TPGE following the completion of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” TPGE and the Target Assets may face additional risks and uncertainties that are not presently known, or that TPGE currently deems immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and the notes to the financial statements included in this proxy statement.

Risks Related to the Target Assets

The risks discussed herein have been identified by TPGE’s management based on an evaluation of the historical risks faced by the Sellers with respect to the Target Assets and relate to TPGE management’s current expectations as to future risks that may result from TPGE’s anticipated ownership and operation of the Target Assets.

Oil, natural gas and NGL prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect TPGE’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.

Following the business combination, the prices TPGE will receive for its oil, natural gas and NGL production will heavily influence its revenue, profitability, access to capital, future rate of growth and the carrying value of its properties. Oil, natural gas and NGL are commodities, and their prices may fluctuate widely in response to market uncertainty and to relatively minor changes in the supply of and demand for oil, natural gas and NGL. Historically, oil, natural gas and NGL prices have been volatile. For example, commodity prices dropped significantly from 2014 highs of $107.95 per barrel of oil and $8.15 per MMBtu for natural gas down to lows of $26.19 per barrel of oil in February 2016 and $1.49 per MMBtu for natural gas in March 2016. Since 2016, prices have generally increased. On June 4, 2018, the WTI spot price for oil was $64.67 per barrel and the Henry Hub spot price for natural gas was $2.89 per MMBtu. Likewise, NGL, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which has different uses and different pricing characteristics, have suffered significant recent declines in realized prices. Following the business combination, the prices TPGE will receive for its production, and the levels of TPGE’s production, will depend on numerous factors beyond TPGE’s control, which include the following:

•	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas and NGL;

•	the price and quantity of foreign imports of oil, natural gas and NGL;

•	political and economic conditions in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

•	actions of the Organization of the Petroleum Exporting Countries, its members and other state- controlled oil companies relating to oil price and production controls;

•	the level of global exploration, development and production;

•	the level of global inventories;

•	prevailing prices on local price indexes in the areas in which TPGE will operate;

•	the proximity, capacity, cost and availability of gathering and transportation facilities;

•	localized and global supply and demand fundamentals and transportation availability;

•	the cost of exploring for, developing, producing and transporting reserves;

•	weather conditions and natural disasters;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	expectations about future commodity prices; and

•	U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Following the business combination, lower commodity prices may reduce TPGE’s cash flow and borrowing ability. If TPGE is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with lower oil and natural gas prices may adversely affect drilling economics and TPGE’s ability to raise capital, which may require it to re-evaluate and postpone or eliminate its development program, and result in the reduction of some proved undeveloped reserves and related standardized measure. Following the business combination, if TPGE is required to curtail its drilling program, TPGE may be unable to hold leases that are scheduled to expire, which may further reduce reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect TPGE’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

TPGE’s development projects and acquisitions will require substantial capital expenditures. TPGE may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.

The oil and natural gas industry is capital-intensive. TPGE expects to make substantial capital expenditures in 2018 and has a D&C capital budget for the year of $250 million to $275 million. TPGE expects to fund its 2018 capital budget with cash generated by operations and potentially through borrowings under the RBL Facility. However, TPGE’s financing needs may require it to alter or increase its capitalization substantially through the issuance of debt or equity securities or the sale of assets. The issuance of additional indebtedness would require that an additional portion of cash flow from operations be used for the payment of interest and principal on its indebtedness, thereby further reducing its ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions. The issuance of additional equity securities would be dilutive to existing stockholders. The actual amount and timing of future capital expenditures may differ materially from estimates as a result of, among other things: commodity prices; actual drilling results; the availability of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in actual capital expenditures, which would negatively impact TPGE’s ability to grow production.

Following the business combination, TPGE’s cash flow from operations and access to capital will be subject to a number of variables, including:

•	the prices at which TPGE’s production is sold;

•	proved reserves;

•	the amount of hydrocarbons TPGE is able to produce from its wells;

•	TPGE’s ability to acquire, locate and produce new reserves;

•	the amount of TPGE’s operating expenses;

•	cash settlements from TPGE’s derivative activities;

•	TPGE’s ability to borrow under the RBL Facility;

•	restrictions in the instruments governing TPGE’s debt on TPGE’s ability to incur additional indebtedness; and

•	TPGE’s ability to access the capital markets.

If TPGE’s revenues or the borrowing base under the RBL Facility decrease as a result of lower oil, natural gas and NGL prices, operational difficulties, declines in reserves or for any other reason, TPGE may have limited ability to obtain the capital necessary to sustain operations at the Sellers’ current levels. If additional capital is needed, TPGE may not be able to obtain debt or equity financing on terms acceptable to it, if at all. If cash flow generated by TPGE’s operations or available borrowings under the RBL Facility are insufficient to meet its capital requirements, the failure to obtain additional financing could result in a curtailment of the development of TPGE’s properties, which in turn could lead to a decline in reserves and production and could materially and adversely affect TPGE’s business, financial condition and results of operations. If TPGE seeks and obtains additional financing following the business combination, subject to the restrictions in the instruments governing its existing debt, the addition of new debt to existing debt levels could intensify the operational risks that TPGE will face. Further, adding new debt following the business combination could limit TPGE’s ability to service existing debt service obligations.

Part of TPGE’s business strategy will involve using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

TPGE’s operations will involve utilizing some of the latest D&C techniques as developed by TPGE and its service providers. The difficulties TPGE will face drilling horizontal wells include:

•	landing its wellbore in the desired drilling zone;

•	staying in the desired drilling zone while drilling horizontally through the formation;

•	running its casing the entire length of the wellbore; and

•	being able to run tools and other equipment consistently through the horizontal wellbore.

Difficulties that TPGE will face while completing its wells include the following:

•	the ability to fracture stimulate the planned number of stages;

•	the ability to run tools the entire length of the wellbore during completion operations; and

•	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

Use of new technologies may not prove successful and could result in significant cost overruns or delays or reductions in production, and, in extreme cases, the abandonment of a well. In addition, certain of the new techniques TPGE adopts may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the results of drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer and emerging formations and areas have limited or no production history and, consequently, TPGE will be more limited in assessing future drilling results in these areas. If its drilling results are less than anticipated, the return on investment for a particular project may not be as attractive as anticipated, and TPGE could incur material write-downs of unevaluated properties and the value of undeveloped acreage could decline in the future.

For example, potential complications associated with the new D&C techniques that TPGE intends to utilize on the Giddings Assets may cause TPGE to be unable to develop such assets in line with current expectations and projections. Further, recent well results in the Giddings Field of the Austin Chalk may not be indicative of TPGE’s future well results with respect to the Giddings Assets.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect TPGE’s business, financial condition or results of operations.

TPGE’s future financial condition and results of operations will depend on the success of its development, production and acquisition activities, which are subject to numerous risks beyond its control, including the risk that drilling will not result in commercially viable oil and natural gas production.

TPGE’s decisions to develop or purchase prospects or properties will depend, in part, on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of reserves.” In addition, the cost of drilling, completing and operating wells will often be uncertain.

Further, many factors may curtail, delay or cancel scheduled drilling projects, including:

•	delays imposed by, or resulting from, compliance with regulatory requirements, including limitations on wastewater disposal, emission of greenhouse gases (“GHGs”) and hydraulic fracturing;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

•	equipment failures, accidents or other unexpected operational events;

•	lack of available gathering facilities or delays in construction of gathering facilities;

•	lack of available capacity on interconnecting transmission pipelines;

•	adverse weather conditions;

•	issues related to compliance with environmental regulations;

•	environmental hazards, such as oil and natural gas leaks, oil spills, pipeline and tank ruptures and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

•	declines in oil and natural gas prices;

•	limited availability of financing on acceptable terms;

•	title issues; and

•	other market limitations in TPGE’s industry.

TPGE may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its debt obligations that may not be successful.

TPGE’s ability to make scheduled payments on or to refinance its indebtedness obligations, including the RBL Facility, the Senior Notes (if any) and the Senior Bridge Facility (if any), will depend on TPGE’s financial condition and operating performance, which are subject to prevailing economic and competitive conditions, industry cycles and certain financial, business and other factors affecting TPGE’s operations, many of which are beyond TPGE’s control. TPGE may not be able to maintain a level of cash flow from operating activities sufficient to permit TPGE to pay the principal, premium, if any, and interest on its indebtedness.

If TPGE’s cash flow and capital resources are insufficient to fund debt service obligations, TPGE may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance existing indebtedness. TPGE’s ability to restructure or refinance indebtedness will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of indebtedness may be at higher interest rates and may require TPGE to comply with more onerous covenants, which could further restrict business operations. The terms of TPGE’s future debt instruments may restrict it from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of TPGE’s credit rating, which could harm its ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, TPGE could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. The RBL Facility, the Senior Bridge Facility (if any) and the indenture governing the Senior Notes will limit TPGE’s ability to dispose of assets and use the proceeds from such dispositions. TPGE may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit TPGE to meet scheduled debt service obligations.

Restrictions in TPGE’s future debt agreements could limit TPGE’s growth and ability to engage in certain activities.

The terms and conditions governing TPGE’s indebtedness following the business combination will:

•	require TPGE to dedicate a substantial portion of cash flow from operations to service its debt, thereby reducing the cash available to finance operations and other business activities and could limit its flexibility in planning for or reacting to changes in its business and the industry in which it operates;

•	increase vulnerability to economic downturns and adverse developments in TPGE’s business;

•	place restrictions on TPGE’s ability to engage in certain business activities, including without limitation, to raise capital, obtain additional financing (whether for working capital, capital expenditures or acquisitions) or to refinance indebtedness, grant or incur liens on assets, pay dividends or make distributions in respect of its capital stock, make investments, amend or repay subordinated indebtedness, sell or otherwise dispose of assets, business or operations and engage in business combinations or other fundamental changes;

•	potentially place TPGE at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

•	limit management’s discretion in operating TPGE’s business.

TPGE’s ability to meet its expenses and debt obligations and comply with the covenants and restrictions contained therein will depend on its future performance, which will be affected by financial, business, economic, industry, regulatory and other factors, many of which are beyond TPGE’s control. If market or other economic conditions deteriorate, TPGE’s ability to comply with these covenants may be impaired. TPGE cannot be certain that its cash flow will be sufficient to allow it to pay the principal and interest on its debt and meet its other obligations. If TPGE does not have enough money, TPGE may be required to refinance all or part of its debt, sell assets, borrow more money or raise equity. TPGE may not be able to refinance its debt, sell assets, borrow more money or raise equity on terms acceptable to it, or at all. For example, TPGE’s future debt agreements will require the satisfaction of certain conditions, including coverage and leverage ratios, to borrow money. TPGE’s future debt agreements will also restrict the payment of dividends and distributions by certain of its subsidiaries to it, which could affect its access to cash. In addition, TPGE’s ability to comply with the financial and other restrictive covenants in the agreements governing its indebtedness will be affected by the levels of cash flow from operations and future events and circumstances beyond TPGE’s control. Breach of these covenants or restrictions will result in a default under TPGE’s financing arrangements, which if not cured or waived, would permit the lenders to accelerate all indebtedness outstanding thereunder. Upon acceleration, the debt would become immediately due and payable, together with accrued and unpaid interest, and any lenders’ commitment to make further loans to TPGE may terminate. Even if new financing were then available, it may not be on terms that are acceptable to TPGE. Additionally, upon the occurrence of an event of default under TPGE’s financing agreements, the affected lenders may exercise remedies, including through foreclosure, on the collateral securing any such secured financing arrangements. Moreover, any subsequent replacement of TPGE’s financing arrangements may require it to comply with more restrictive covenants which could further restrict business operations.

Any significant reduction in TPGE’s borrowing base under the RBL Facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact TPGE’s ability to fund its operations.

The RBL Facility will limit the amounts TPGE can borrow up to a borrowing base amount, which the lenders will in good faith determine, in accordance with their respective usual and customary oil and gas lending criteria, based upon the loan value of the proved oil and gas reserves located within the geographic boundaries of the United States included in the most recent reserve report provided to the lenders.

The RBL Facility will require periodic borrowing base redeterminations based on reserve reports. Additionally, the borrowing base will be subject to unscheduled reductions due to certain issuances of new junior lien indebtedness, unsecured indebtedness or subordinated indebtedness, certain sales or acquisitions of borrowing base properties or early monetizations or terminations of certain hedge or swap positions. A reduced borrowing base could render TPGE unable to access adequate funding under the RBL Facility. Additionally, if the aggregate amount outstanding under the RBL Facility exceeds the borrowing base at any time, TPGE would be required to repay any indebtedness in excess of the borrowing base or to provide mortgages on additional borrowing base properties to eliminate such excess. As a result of a mandatory prepayment and/or reduced access to funds under the RBL Facility, TPGE may be unable to implement its drilling and development plan, make acquisitions or otherwise carry out business plans, which would have a material adverse effect on its financial condition and results of operations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves. In order to prepare the reserve estimates included in this proxy statement, the Sellers have projected production rates and timing of development expenditures. They have also analyzed available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil, natural gas and NGL prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from the estimates included in this proxy statement. For instance, initial production rates reported by TPGE, the Sellers or other operators may not be indicative of future or long-term production rates, and recovery efficiencies may be worse than expected and production declines may be greater than estimated and may be more rapid and irregular when compared to initial production rates. In addition, estimates of proved reserves may be adjusted to reflect additional production history, results of development activities, current commodity prices and other existing factors. Any significant variance could materially affect the estimated quantities and present value of reserves. Moreover, there can be no assurance that reserves will ultimately be produced or that proved undeveloped reserves will be developed within the periods anticipated.

You should not assume that the present value of future net revenues from the reserves presented in this proxy statement is the current market value of the estimated reserves of the Target Assets. Actual future prices and costs may differ materially from those used in the present value estimate. If spot prices are below such calculated amounts, using more recent prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits.

The standardized measure of estimated reserves may not be an accurate estimate of the current fair value of estimated oil and natural gas reserves.

Standardized measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations of the SEC. Standardized measure requires historical twelve-month pricing as required by the SEC as well as operating and development costs prevailing as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for oil and natural gas production because of varying market conditions, nor may it reflect the actual costs that will be required to produce or develop the oil and natural gas properties. In addition, the Sellers were generally not subject to U.S. federal, state or local income taxes other than certain state franchise taxes. TPGE is subject to U.S. federal, state and local income taxes. As a result, estimates included in this proxy statement of future net cash flow may be materially different from the future net cash flows that are ultimately received. Therefore, the standardized measure of estimated reserves included in this proxy statement should not be construed as accurate estimates of the current fair value of such proved reserves.

Properties TPGE acquires, including the Target Assets, may not produce as projected, and TPGE may be unable to determine reserve potential, identify liabilities associated with such properties or obtain protection from sellers against such liabilities.

Acquiring oil and natural gas properties requires TPGE to assess reservoir and infrastructure characteristics, including recoverable reserves, future oil and gas prices and their applicable differentials, development and operating costs, and potential liabilities, including environmental liabilities. In connection with these assessments, TPGE performs a review of the subject properties that it believes to be generally consistent with industry practices. Such assessments are inexact and inherently uncertain. For these reasons, the properties TPGE will acquire in connection with the business combination or in the future may not produce as expected. In connection with the assessments, TPGE performs a review of the subject properties, but such a review may not reveal all existing or potential problems. In the course of due diligence, TPGE may not review every well, pipeline or associated facility. TPGE cannot necessarily observe structural and environmental problems, such as groundwater contamination, when a review is performed. TPGE may be unable to obtain contractual indemnities from the seller for liabilities created prior to TPGE’s purchase of the property. TPGE may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with its expectations. Additionally, the success of future acquisitions will depend on TPGE’s ability to integrate effectively the then-acquired business into its then-existing operations. The process of integrating acquired assets may involve unforeseen difficulties and may require a disproportionate amount of managerial and financial resources. TPGE’s failure to achieve consolidation savings, to incorporate the additionally acquired assets into its then-existing operations successfully, or to minimize any unforeseen operational difficulties, or the failure to acquire future assets at all, could have a material adverse effect on its financial condition and results of operations.

The Sellers are not, and TPGE will not be, the operator on all of its acreage or drilling locations, and, therefore, TPGE will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets and could be liable for certain financial obligations of the operators or any of its contractors to the extent such operator or contractor is unable to satisfy such obligations.

As of March 31, 2018, the Sellers had identified approximately 1,025 gross drilling locations across the Karnes County Assets plus a potential inventory of greater than 1,000 gross drilling locations across the Giddings Assets. Please see “Information About the Target Assets—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. TPGE does not expect that it or EVOC will operate 515 of such locations, and there is no assurance that it or EVOC will operate all of TPGE’s other future drilling locations. As a result, TPGE will have limited ability to exercise influence over the operations of the drilling locations operated by its partners, and there is the risk that TPGE’s partners may at any time have economic, business or legal interests or goals that are inconsistent with ours. Furthermore, the success and timing of development activities operated by its partners will depend on a number of factors that will be largely outside of TPGE’s control, including:

•	the timing and amount of capital expenditures;

•	the operator’s expertise and financial resources;

•	the approval of other participants in drilling wells;

•	the selection of technology; and

•	the rate of production of reserves, if any.

This limited ability to exercise control over the operations and associated costs of some of TPGE’s drilling locations could prevent the realization of targeted returns on capital in drilling or acquisition activities. In addition, the Target Assets will be operated on a day-to-day basis by EVOC and its employees pursuant to the Services Agreement, and TPGE will not be involved in the day-to-day operations of the Target Assets.

Further, TPGE may be liable for certain financial obligations of the operator of a well in which it owns a working interest to the extent such operator becomes insolvent and cannot satisfy such obligations. Similarly, TPGE may be liable for certain obligations of contractors to the extent such contractor becomes insolvent and cannot satisfy their obligations. The satisfaction of such obligations could have a material adverse effect on TPGE’s financial condition. For more information about the Target Assets, see the sections entitled “Information about the Target Assets” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business.”

TPGE’s use of a contract operator to operate the Target Assets does not assure its success.

EverVest, through EVOC, currently provides operating services for many oil and natural gas assets, including the substantial majority of the Target Assets and will continue to provide TPGE with operating services for the Target Assets for at least two (2) years following the Closing pursuant to the Services Agreement. There can be no assurance that TPGE’s use of an experienced contract operator will make its operations successful. For example, EV Energy Partners, L.P., an entity that EnerVest previously provided operating services for, entered bankruptcy in April of 2018. We cannot assure you that TPGE’s use of EnerVest to provide contract operating services will continue to be economical. In addition, other factors may exist that materially and adversely affect TPGE’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures, negating the benefits of low operating costs.

The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, TPGE may not be able to raise the substantial amount of capital that would be necessary to drill such locations.

The Sellers and TPGE’s management and technical teams have specifically identified and scheduled certain drilling locations as an estimation of future multi-year drilling activities on the Target Assets. These drilling locations represent a significant part of TPGE’s growth strategy. TPGE’s ability to drill and develop these locations will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals, the cooperation of other working interest owners and other factors. Because of these uncertain factors, TPGE cannot be certain whether the numerous identified drilling locations will ever be drilled or if it will be able to produce natural gas or oil from these or any other drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the drilling locations are obtained, the leases for such acreage will expire. As such, actual drilling activities may materially differ from those presently identified.

As of March 31, 2018, the Target Assets included approximately 1,025 gross drilling locations identified across the Karnes County Assets plus a potential inventory of greater than 1,000 gross drilling locations across the Giddings Assets. Please see “Information About the Target Assets—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. As a result of the limitations described in this proxy statement, TPGE may be unable to drill many of these identified locations. In addition, significant additional capital will be required over a prolonged period in order to pursue the development of these locations, and TPGE may not be able to raise or generate the capital required to do so. See “—TPGE’s development projects and acquisitions will require substantial capital expenditures. TPGE may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Any drilling activities TPGE is able to conduct on these locations may not be successful, may not result in production or additions to estimated proved reserves and could result in a downward revision of estimated proved reserves, which could have a material adverse effect on the borrowing base under the RBL Facility or future business and results of operations. Additionally, if TPGE curtails its drilling program, it may lose a portion of its acreage through lease expirations and may be required to reduce estimated proved reserves, which could reduce the borrowing base under the RBL Facility.

Certain of the undeveloped leasehold acreage of the Target Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are renewed.

As of March 31, 2018, approximately 87% and 99% of the acreage within the Karnes County Assets and Giddings Assets was held by production, respectively. The leases for net acreage not held by production will expire at the end of their primary term unless production is established in paying quantities under the units containing these leases or the leases are renewed. If the leases associated with the Target Assets expire and TPGE is unable to renew the leases, TPGE will lose its right to develop the related properties. Although TPGE intends to extend substantially all of the net acreage within the Target Assets associated with identified drilling locations through a combination of development drilling, or the negotiation of lease extensions, it may not be successful in extending such leases. Additionally, any payments related to such extensions may be more than anticipated. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Undeveloped Acreage Expirations” for more information regarding acreage expiations and our plans for extending our acreage. TPGE’s ability to drill and develop its acreage and establish production to maintain its leases depends on a number of uncertainties, including oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors.

Adverse weather conditions may negatively affect TPGE’s operating results and ability to conduct drilling activities.

Adverse weather conditions may cause, among other things, increases in the costs of, and delays in, drilling or completing new wells, power failures, temporary shut-in of production and difficulties in the transportation of oil, natural gas and NGL. Any decreases in production due to poor weather conditions will have an adverse effect on revenues, which will in turn negatively affect cash flow from operations.

TPGE’s operations will be substantially dependent on the availability of water. Restrictions on its ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of oil and natural gas production during both the drilling and hydraulic fracturing processes. Drought conditions have persisted in the areas where the Target Assets are located in past years. These drought conditions have led governmental authorities to restrict the use of water, subject to their jurisdiction, for hydraulic fracturing to protect local water supplies. If TPGE is unable to obtain water to use in operations, it may be unable to economically produce oil and natural gas, which could have a material and adverse effect on its financial condition, results of operations and cash flows.

The Target Assets are located in the Karnes County portion of the Eagle Ford Shale in South Texas and the Giddings Field of the Austin Chalk, making TPGE vulnerable to risks associated with operating in a limited geographic area.

Following the consummation of the business combination, all of TPGE’s producing properties will be geographically concentrated in the Karnes County portion of the Eagle Ford Shale in South Texas and the Giddings Field of the Austin Chalk. As a result, TPGE may be disproportionately exposed to various factors, including, among others: (i) the impact of regional supply and demand factors, (ii) delays or interruptions of production from wells in such areas caused by governmental regulation, (iii) processing or transportation capacity constraints, (iv) market limitations, (v) availability of equipment and personnel, (vi) water shortages or other drought related conditions or (vii) interruption of the processing or transportation of oil, natural gas or NGL. The concentration of the Target Assets in a limited geographic area also increases its exposure to changes in local laws and regulations, certain lease stipulations designed to protect wildlife and unexpected events that may occur in the regions such as natural disasters, seismic events, industrial accidents or labor difficulties. Any one of these factors has the potential to cause producing wells to be shut-in, delay operations, decrease cash flows, increase operating and capital costs and prevent development of lease inventory before expirations. Any of the risks described above could have a material adverse effect on TPGE’s business, financial condition, results of operations and cash flow.

The marketability of TPGE’s production will be dependent upon transportation and other facilities, certain of which it will not control. If these facilities are unavailable, TPGE’s operations could be interrupted and its revenues reduced.

The marketability of TPGE’s oil and natural gas production will depend in part upon the availability, proximity and capacity of transportation facilities owned by third parties. Oil production from the Target Assets is generally transported by gathering systems associated with the Target Assets, including, with respect to the Karnes County Assets, the gathering system owned by Ironwood Eagle Ford Midstream. The oil is generally then transported by the purchaser by truck. Natural gas production is generally transported by third-party gathering lines and, with respect to natural gas production from the Karnes County Assets, by the gathering system owned by Ironwood Eagle Ford Midstream. The Sellers do not control, and following the business combination TPGE will not control, all of the trucks and transportation facilities used to transport production from the Target Assets, and access to them may be limited or denied. Insufficient production from wells to support the construction of pipeline facilities by purchasers or a significant disruption in the availability of TPGE’s or third-party transportation facilities or other production facilities could adversely impact TPGE’s ability to deliver to market or produce oil and natural gas and thereby cause a significant interruption in TPGE’s operations. If, in the future, TPGE is unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, it may be required to shut in or curtail production. Any such shut-in or curtailment, or an inability to obtain favorable terms for delivery of the oil and natural gas produced from TPGE’s fields, would materially and adversely affect its financial condition and results of operations.

TPGE may incur losses as a result of title defects in the properties in which it invests.

The existence of a material title deficiency can render a lease worthless and adversely affect TPGE’s results of operations and financial condition. While the Sellers typically obtain, and TPGE intends to obtain, title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title may not be discovered until after a well is drilled, in which case TPGE may lose the lease and the right to produce all or a portion of the minerals under the property. Additionally, if an examination of the title history of a property reveals that an oil or natural gas lease or other developed right has been purchased in error from a person who is not the owner of the mineral interest desired, TPGE’s interest would substantially decline in value. In such cases, the amount paid for such oil or natural gas lease or leases would be lost.

The development of estimated PUDs may take longer and may require higher levels of capital expenditures than anticipated. Therefore, estimated PUDs may not be ultimately developed or produced.

As of December 31, 2017, assuming TPGE’s one (1) year development plan, the Target Assets contained 8.6 MMBoe of proved undeveloped reserves, or PUDs, consisting of 5,713 MBbls of oil, 9,592 MMcf of natural gas and 1,318 MBbls of NGL. Development of these proved undeveloped reserves may take longer and require higher levels of capital expenditures than anticipated. Estimated future development costs relating to the development of such PUDs at December 31, 2017 are approximately $158 million over the next year. TPGE’s ability to fund these expenditures is subject to a number of risks. See “—TPGE’s development projects and acquisitions will require substantial capital expenditures. TPGE may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Delays in the development of reserves, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the value of the estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause TPGE to have to reclassify PUDs as unproved reserves. Furthermore, there is no certainty that TPGE will be able to convert PUDs to developed reserves or that undeveloped reserves will be economically viable or technically feasible to produce.

Further, SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five (5) years after the date of booking. This requirement may limit TPGE’s ability to book additional PUDs as it pursues its future drilling programs following the business combination. As a result, TPGE may be required to write down its PUDs if it does not drill those wells within the required timeframe. If actual reserves prove to be less than current reserve estimates, or if TPGE is required to write down some of its PUDs, such reductions could have a material adverse effect on TPGE’s financial condition, results of operations and future cash flows.

Certain factors could require TPGE to write-down the carrying values of its properties, including commodity prices decreasing to a level such that future undiscounted cash flows from its properties are less than their carrying value.

Accounting rules will require that TPGE periodically review the carrying value of its properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, TPGE may be required to write-down the carrying value of its properties. A write-down constitutes a non-cash impairment charge to earnings. Commodity prices dropped significantly from 2014 highs of $107.95 per barrel of oil and $8.15 per MMBtu for natural gas down to lows of $26.19 per barrel of oil in February 2016 and $1.49 per MMBtu in March 2016. Since 2016, prices have generally increased. On June 4, 2018, the WTI spot price for crude oil was $64.67 per barrel, and the Henry Hub spot price for natural gas was $2.89 per MMBtu.

Likewise, NGL have suffered significant recent declines in realized prices. Lower commodity prices in the future could result in impairments of TPGE’s properties, which could have a material adverse effect on results of operations for the periods in which such charges are taken. Following the business combination, TPGE could experience material write-downs as a result of lower commodity prices or other factors, including low production results or high lease operating expenses, capital expenditures or transportation fees.

Unless TPGE replaces its reserves with new reserves and develops those new reserves, its reserves and production will decline, which would adversely affect future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless TPGE conducts successful ongoing exploration and development activities or continually acquires properties containing proved reserves, proved reserves will decline as those reserves are produced. TPGE’s future reserves and production, and therefore future cash flow and results of operations, are highly dependent on TPGE’s success in efficiently developing current reserves and economically finding or acquiring additional recoverable reserves. TPGE may not be able to develop, find or acquire sufficient additional reserves to replace future production. If TPGE is unable to replace such production, the value of its reserves will decrease, and its business, financial condition and results of operations would be materially and adversely affected.

Conservation measures and technological advances could reduce or slow the demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil, natural gas and NGL, technological advances in fuel economy and developments in energy generation and storage devices could reduce or slow the demand for oil, natural gas and NGL. The impact of the changing demand for oil, natural gas and NGL may have a material adverse effect on its business, financial condition, results of operations and cash flows.

TPGE expects to depend upon a small number of significant purchasers for the sale of most of its oil, natural gas and NGL production. The loss of one or more of such purchasers could, among other factors, limit TPGE’s access to suitable markets for the oil, natural gas and NGL it produces.

TPGE expects to sell its production to a relatively small number of customers, as is customary in the oil and natural gas business. For the year ended December 31, 2017, there were seven purchasers who accounted for approximately an aggregate 78% of the total revenue attributable to the Target Assets, and for the three months ended March 31, 2018, there were seven purchasers who accounted for approximately an aggregate 81% of the total revenue attributable to the Target Assets. No other purchaser accounted for 10% or more of such revenues during such periods. The loss of any such greater than 10% purchaser could adversely affect TPGE’s revenues in the short term. See the section entitled “Information about the Target Assets—Operations—Marketing and Customers” for additional information. TPGE expects to depend upon these or other significant purchasers for the sale of most of its oil and natural gas production. TPGE cannot ensure that it will continue to have ready access to suitable markets for its future oil and natural gas production.

TPGE’s operations may be exposed to significant delays, costs and liabilities as a result of environmental and occupational health and safety requirements applicable to its business activities.

TPGE’s operations will be subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, the occupational health and safety aspects of its operations or otherwise relating to the protection of the environment and natural resources. These laws and regulations may impose numerous obligations applicable to TPGE’s operations, including the acquisition of a permit or other approval before conducting regulated activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands, seismically active areas and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from TPGE’s operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of TPGE’s operations. In addition, TPGE may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt its operations and limit growth and revenue.

Certain environmental laws impose strict liability (i.e., no showing of “fault” is required) as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. TPGE may be required to remediate contaminated properties owned or operated by it or facilities of third parties that received waste generated by operations regardless of whether such contamination resulted from the conduct of others or from consequences of its own actions that were in compliance with all applicable laws at the time those actions were taken. In connection with certain acquisitions, TPGE could acquire, or be required to provide indemnification against, environmental liabilities that could expose TPGE to material losses. In certain instances, citizen groups also have the ability to bring legal proceedings against TPGE if it is not in compliance with environmental laws, or to challenge its ability to receive environmental permits needed to operate. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of its operations. TPGE’s insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability.

For example, TPGE may incur significant costs and liabilities as a result of environmental requirements applicable to the operation of its wells, gathering systems and other facilities. These costs and liabilities could arise under a wide range of federal, state and local environmental laws and regulations, including the following federal laws and their state counterparts, as amended from time to time, among others:

•	the federal Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources, imposes various pre-construction, monitoring and reporting requirements and is relied upon by the EPA as authority for adopting climate change regulatory initiatives relating to GHG emissions;

•	the Federal Water Pollution Control Act, also known as the Clean Water Act (“CWA”), which regulates discharges of pollutants from facilities and sources to federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

•	the Oil Pollution Act (“OPA”), which imposes liabilities for removal costs and damages arising from an oil spill into waters of the United States;

•	the Safe Drinking Water Act (“SDWA”), which ensures the quality of the nations’ public drinking water through adoption of drinking water standards and control over the subsurface injection of fluids into belowground formations;

•	the Resource Conservation and Recovery Act (“RCRA”), which imposes requirements for the generation, treatment, storage, transport, disposal and cleanup of non-hazardous, hazardous and solid wastes;

•	the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which imposes liability on generators, transporters and those who arrange for transportation or disposal of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur, as well as imposes liability on present and certain past owners and operations of sites where hazardous substance releases have occurred or are threatening to occur;

•	the Endangered Species Act (“ESA”), which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating limitations or restrictions or a temporary, seasonal or permanent ban on operations in affected areas; and

•	The Occupational Safety and Health Act (“OSHA”), under which federal Occupational Safety and Health Administration and similar state agencies have promulgated regulations limiting exposures to hazardous substances in the workplace and imposing various worker safety requirements.

Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective actions, the incurrence of capital expenditures, the occurrence of delays in the permitting, development or expansion of projects and the issuance of orders enjoining some or all of TPGE’s future operations in a particular area. It is not uncommon for neighboring landowners, employees and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, wastes or other materials into the environment. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and more stringent laws and regulations may be adopted in the future.

To the extent TPGE’s operations are affected by national, regional, local and other laws, and to the extent such laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, TPGE’s business, prospects, financial condition or results of operations could be materially adversely affected.

TPGE may incur substantial losses and be subject to substantial liability claims as a result of operations. Additionally, TPGE may not be insured for, or insurance may be inadequate to protect TPGE against, these risks.

TPGE will not be insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect its business, financial condition or results of operations.

TPGE’s development activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable releases of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater, air and shoreline contamination, or the presence of endangered or threatened species;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

•	fires, explosions and ruptures of pipelines;

•	personal injuries and death;

•	natural disasters; and

•	terrorist attacks targeting oil and natural gas related facilities and infrastructure.

Any of these events could adversely affect TPGE’s ability to conduct operations or result in substantial loss as a result of claims for:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties; and

•	repair and remediation costs.

TPGE may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on business, financial condition and results of operations.

Properties that TPGE decides to drill may not yield oil or natural gas in commercially viable quantities.

Properties that TPGE decides to drill that do not yield oil or natural gas in commercially viable quantities will adversely affect its results of operations and financial condition. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields in the same area will not enable TPGE to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. TPGE cannot assure you that the analogies drawn from available data from other wells, more fully explored prospects or producing fields will be applicable to its drilling prospects. Further, TPGE’s drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

•	unexpected drilling conditions;

•	title issues;

•	pressure or lost circulation in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with environmental and other governmental or contractual requirements; and

•	increases in the cost of, and shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

TPGE may be unable to make additional attractive acquisitions following the business combination or successfully integrate acquired businesses with the Target Assets, and any inability to do so may disrupt its business and hinder its ability to grow.

Following the business combination, there is no guarantee TPGE will be able to identify attractive acquisition opportunities that complement the Target Assets or expand its business. In the event it is able to identify attractive acquisition opportunities, TPGE may not be able to complete the acquisition or do so on commercially acceptable terms. Competition for acquisitions may also increase the cost of, or cause TPGE to refrain from, completing acquisitions.

The success of completed acquisitions will depend on TPGE’s ability to integrate effectively the acquired business into its then-existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of its managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that it will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. TPGE’s failure to achieve consolidation savings, to integrate the acquired businesses and assets into its then-existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on its financial condition and results of operations.

In addition, the agreements that will govern TPGE’s indebtedness will impose certain limitations on its ability to enter into mergers or combination transactions and to incur certain indebtedness, which could indirectly limit its ability to acquire assets and businesses.

Certain of the properties within the Target Assets are subject to land use restrictions, which could limit the manner in which TPGE conducts business.

Certain of the properties within the Target Assets are subject to land use restrictions, including city ordinances, which could limit the manner in which TPGE conducts business. Such restrictions could affect, among other things, access to and the permissible uses of facilities as well as the manner in which TPGE produces oil and natural gas and may restrict or prohibit drilling in general. The costs incurred to comply with such restrictions may be significant in nature, and TPGE may experience delays or curtailment in the pursuit of development activities and perhaps even be precluded from the drilling of wells.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect TPGE’s ability to execute its development plans within its budget and on a timely basis.

The demand for drilling rigs, pipe and other equipment and supplies, as well as for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry, can fluctuate significantly, often in correlation with oil, natural gas and NGL prices, causing periodic shortages of supplies and needed personnel. TPGE’s operations will be concentrated in areas in which oilfield activity levels have increased rapidly, and as a result, demand for such drilling rigs, equipment and personnel, as well as access to transportation, processing and refining facilities in these areas, had increased, as did the costs for those items. However, beginning in the second half of 2014, commodity prices began to decline and the demand for goods and services subsided due to reduced activity. To the extent that commodity prices improve in the future, the demand for and prices of these goods and services are likely to increase and TPGE could encounter delays in or an inability to secure the personnel, equipment, power, services, resources and facilities access necessary for it to resume or increase TPGE’s development activities, which could result in production volumes being below its forecasted volumes. In addition, any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on cash flow and profitability. Furthermore, if it is unable to secure a sufficient number of drilling rigs at reasonable costs, TPGE may not be able to drill all of its acreage before its leases expire.

TPGE could experience periods of higher costs if commodity prices rise. These increases could reduce profitability, cash flow and ability to complete development activities as planned.

Historically, capital and operating costs have risen during periods of increasing oil, natural gas and NGL prices. These cost increases have resulted from a variety of factors that TPGE will be unable to control, such as increases in the cost of electricity, steel and other raw materials; increased demand for labor, services and materials as drilling activity increases; and increased taxes. Decreased levels of drilling activity in the oil and natural gas industry in recent periods have led to declining costs of some drilling equipment, materials and supplies. However, such costs may rise faster than increases in TPGE’s revenue if commodity prices rise, thereby negatively impacting its profitability, cash flow and ability to complete development activities as scheduled and on budget. This impact may be magnified to the extent that TPGE’s ability to participate in the commodity price increases is limited by its derivative activities, if any.

A change in the jurisdictional characterization of some of TPGE’s assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of its assets, which may cause revenues to decline and operating expenses to increase.

Section 1(b) of the Natural Gas Act (the “NGA”) exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission (“FERC”), as a natural gas company under the NGA. TPGE believes that the natural gas pipelines in the gathering systems associated with the Target Assets meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of such gathering facilities are subject to change based on future determinations by FERC, the courts or Congress. If the FERC were to consider the status of an individual facility and determine that the facility and/or services provided by it are not exempt from FERC regulation, the rates for, and terms and conditions of services provided by such facility would be subject to regulation by the FERC. Such regulation could decrease revenues, increase operating costs, and depending upon the facility in question, could adversely affect its results of operations and cash flows. In addition, if any of TPGE’s facilities are found to have provided services or otherwise operated in violation of the NGA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such service in excess of the cost-based rate established by the FERC.

State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. TPGE cannot predict what new or different regulations federal and state regulatory agencies may adopt, or what effect subsequent regulation may have on its activities. Such regulations may have a material adverse effect on its financial condition, result of operations and cash flows.

TPGE may be involved in legal proceedings that could result in substantial liabilities.

Like many oil and gas companies, TPGE expects to be from time to time involved in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of its business. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on TPGE because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in its business practices, which could materially and adversely affect its business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient, and judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas produced by TPGE, while potential physical effects of climate change could disrupt production and cause it to incur significant costs in preparing for or responding to those effects.

The EPA has determined that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment and has adopted regulations pursuant to the CAA to reduce GHG emissions from various sources. For example, the EPA requires certain large stationary sources to obtain preconstruction and operating permits for pollutants regulated under the Prevention of Significant Deterioration and Title V programs of the CAA. Facilities required to obtain preconstruction permits for such pollutants are also required to meet “best available control technology” standards that are being established by the states. These regulatory requirements could adversely affect TPGE’s operations and restrict or delay its ability to obtain air permits for new or modified sources.

The EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis, which will include certain of TPGE’s operations. In June 2016, the EPA published performance standards that establish new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas sector, including production, processing, transmission and storage activities. However, over the past year the EPA has taken several steps to delay implementation of its methane standards, and the agency proposed a rulemaking in June 2017 to stay the requirements for a period of two (2) years and revisit implementation of the methane rules in their entirety. The EPA has not yet published a final rule but, as a result of these developments, future implementation of the 2016 standards is uncertain at this time. Various industry and environmental groups have separately challenged both the methane requirements and EPA’s attempts to delay implementation of the rules.

Although there has been no federal legislation to reduce GHG emissions, a number of states have developed programs that are aimed at reducing GHG emissions by means of cap and trade programs, carbon taxes, or encouraging the use of renewable energy or alternative low-carbon fuels. Cap and trade programs typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. For example, in April 2016, the United States signed the Paris Agreement, which includes non-binding pledges to limit or reduce future emissions. However, in June 2017, the President stated that the United States would withdraw from the Paris Agreement, but may enter into a future international agreement related to GHGs. The Paris Agreement provides for a four-year exit process. The United States’ adherence to the exit process is uncertain and/or the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement are unclear at this time.

Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact TPGE’s business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, TPGE’s equipment and operations could require TPGE to incur costs to reduce emissions of GHGs associated with its operations, as well as delay or restrict its ability to permit GHG emissions from new or modified sources. Substantial limitations on GHG emissions could adversely affect demand for the oil and natural gas produced by TPGE and lower the value of its reserves.

Recently, activists concerned about the potential effects of climate change have directed their attention at sources of funding for fossil-fuel energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in oil, natural gas and NGL activities. Ultimately, this could make it more difficult to secure funding for exploration and production activities. Notwithstanding potential risks related to climate change, the International Energy Agency estimates that global energy demand will continue to rise and will not peak until after 2040 and that oil and gas will continue to represent a substantial percentage of global energy use over that time. Finally, increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have a material adverse effect on TPGE’s operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect TPGE’s production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. TPGE expects to regularly use hydraulic fracturing as part of TPGE’s operations. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but certain federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has also issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. Congress has, from time to time, considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. It is unclear how any additional federal regulation of hydraulic fracturing activities may affect TPGE’s operations, but such additional federal regulation could have an adverse effect on its business, financial condition and results of operations.

In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, in May 2013, the Railroad Commission issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down and cementing wells. The rule also includes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014.

Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where TPGE will operate, it could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

Legislation or regulatory initiatives intended to address seismic activity could restrict TPGE’s drilling and production activities, as well as TPGE’s ability to dispose of produced water gathered from such activities, which could have a material adverse effect on its future business.

State and federal regulatory agencies have recently focused on a possible connection between the hydraulic fracturing related activities, particularly the underground injection of wastewater into disposal wells, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In addition, a number of lawsuits have been filed in other states, most recently in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess the relationship between seismicity and the use of such wells. For example, in October 2014, the Railroad Commission published a new rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. The Railroad Commission has used this authority to deny permits for waste disposal wells. In some instances, regulators may also order that disposal wells be shut in.

TPGE will likely dispose of large volumes of produced water gathered from its drilling and production operations by injecting it into wells pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits will be issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations that restrict TPGE’s ability to use hydraulic fracturing or dispose of produced water gathered from its drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring TPGE to shut down disposal wells, could have a material adverse effect on its business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, which will make it more difficult for TPGE to acquire properties, market oil or natural gas and secure trained personnel.

TPGE’s ability to acquire additional prospects and to find and develop reserves in the future will depend on its ability to evaluate and select suitable properties for acquisitions and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many other oil and natural gas companies possess and employ greater financial, technical and personnel resources than TPGE. Those companies may be able to pay more for productive properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than TPGE’s financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than TPGE will able to offer. The cost to attract and retain qualified personnel has historically continually increased due to competition and may increase substantially in the future. TPGE may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on its business.

The loss of senior management or technical personnel could adversely affect operations.

TPGE will depend on the services of its senior management and technical personnel. TPGE does not plan to obtain any insurance against the loss of any of these individuals. The loss of the services of its senior management could have a material adverse effect on its business, financial condition and results of operations. TPGE will also be dependent, in part, upon EVOC’s technical personnel in connection with operating the Target Assets pursuant to the Services Agreement. A loss by EVOC of its technical personnel could seriously harm TPGE’s business and results of operations.

Increases in interest rates could adversely affect TPGE’s business.

TPGE will require continued access to capital and its business and operating results could be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. TPGE expects to use the RBL Facility to finance a portion of its future growth, and these changes could cause its cost of doing business to increase, limit its ability to pursue acquisition opportunities, reduce cash flow used for drilling and place TPGE at a competitive disadvantage. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting its ability to finance its operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect its ability to achieve its planned growth and operating results.

TPGE’s anticipated use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of its drilling operations.

Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. As a result, TPGE’s drilling activities may not be successful or economical. In addition, the use of advanced technologies, such as 3-D seismic data, requires greater pre-drilling expenditures than traditional drilling strategies, and it could incur losses as a result of such expenditures.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect TPGE’s ability to conduct drilling activities in areas where it operates.

Oil and natural gas operations in TPGE’s operating areas may be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Such restrictions may limit TPGE’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay TPGE’s operations or materially increase its operating and capital costs. Permanent restrictions imposed to protect threatened or endangered species or their habitat could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where TPGE operates as threatened or endangered could cause it to incur increased costs arising from species protection measures or could result in limitations on its activities that could have a material and adverse impact on its ability to develop and produce reserves.

TPGE may not be able to keep pace with technological developments in its industry.

The oil and natural gas industry is characterized by rapid and significant technological advancement and the introduction of new products and services using new technologies. As others use or develop new technologies, TPGE may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before TPGE can. TPGE may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies it expects to use were to become obsolete, TPGE’s business, financial condition or results of operations could be materially and adversely affected.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm TPGE’s business may occur and not be detected.

TPGE’s management does not expect that TPGE’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in TPGE have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. TPGE will also be dependent, in part, upon EVOC’s internal and disclosure controls in connection with operating the Target Assets pursuant to the Services Agreement. A failure of TPGE’s or EVOC’s controls and procedures to detect error or fraud could seriously harm TPGE’s business and results of operations.

TPGE’s business could be adversely affected by security threats, including cyber-security threats, and related disruptions.

TPGE will rely heavily on its information systems, and the availability and integrity of these systems will be essential to conducting TPGE’s business and operations. As a producer of natural gas and oil, TPGE will face various security threats, including cyber-security threats, to gain unauthorized access to its sensitive information or to render its information or systems unusable, and threats to the security of its facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing and other facilities, refineries and pipelines. The potential for such security threats subjects its operations to increased risks that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

TPGE’s implementation of various procedures and controls to monitor and mitigate such security threats and to increase security for its information, systems, facilities and infrastructure may result in increased costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to its business and operations, as well as data corruption, communication interruptions or other disruptions to its operations, which, in turn, could have a material adverse effect on its business, financial position, results of operations and cash flows. TPGE will also be dependent, in part, upon EVOC’s information systems in connection with operating the Target Assets pursuant to the Services Agreement. A failure in the security of EVOC’s information systems could seriously harm TPGE’s business and results of operations.

Risks Related to TPGE and the Business Combination

Following the consummation of the business combination, our sole material asset will be our equity interest in Pace LLC and we will be accordingly dependent upon distributions from Pace LLC to pay taxes and cover our corporate and other overhead expenses.

We are a holding company and, subsequent to the completion of the business combination, will have no material assets other than our equity interest in Pace LLC and its subsidiaries. We will have no independent means of generating revenue. To the extent Pace LLC has available cash, we intend to cause Pace LLC to make (i) generally pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to pay our taxes and (ii) non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and Pace LLC or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of its financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Because TPGE has a limited operating history and has generated no revenues and operating cash flows, it may be difficult to evaluate its ability to successfully implement its business strategy.

Because of TPGE’s limited operating history, the operating performance of its future assets and business strategy are not yet proven. As a result, it may be difficult to evaluate TPGE’s business and results of operations to date and to assess its future prospects.

In addition, TPGE may encounter risks and difficulties experienced by companies whose performance is dependent upon newly acquired assets, such as failing to operate the Target Assets as expected, higher than expected operating costs, equipment breakdown or failures and operational errors. Further, the Target Assets will be operated on a day-to-day basis by the Sellers’ employees pursuant to the Services Agreement, and TPGE will not be involved in the day-to-day operations of the Target Assets. As a result of the foregoing, TPGE may be less successful in achieving a consistent operating level capable of generating cash flows from operations as compared to a company that has had a longer operating history. In addition, TPGE may be less equipped to identify and address operating risks and hazards in the conduct of its business than those companies that have had longer operating histories.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreements were executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination. Specifically, the Karnes County Contribution Agreement provides that the business combination may not be consummated until the expiration of the marketing period described therein, which is generally a fifteen (15) consecutive business day period that, subject to certain exceptions, will begin on the day that the requisite approval of TPGE’s stockholders is obtained. Any related delay in the consummation of the business combination during the pendency of the marketing period may expose stockholders to additional risk that the market values of our securities may decline.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to our Class A Common Stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of our competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	any major change in the TPGE Board or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders, including to the Karnes County Contributors, or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We may be a “controlled company” within the meaning of the NYSE Listed Company Manual following the business combination and, as a result, may qualify for exemptions from certain corporate governance requirements. If we rely on such exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of the business combination, the Karnes County Contributors and our Sponsor will collectively own a majority of our outstanding voting stock. Following the completion of the business combination, we may be a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Following the business combination, we do not intend to utilize these exemptions; however, if in the future we decide to rely on such exemptions, we may elect not to comply with the foregoing NYSE corporate governance requirements. These requirements will not apply to us as long as we remain a controlled company.

Our Sponsor and the Karnes County Contributors will have significant influence over us after completion of the business combination.

Upon completion of the business combination, our Sponsor and the Karnes County Contributors will beneficially own common stock representing approximately 6.5% and 53.5% of our outstanding voting power, respectively (assuming no redemptions of public shares by our public stockholders). As long as our Sponsor and the Karnes County Contributors own or control a significant percentage of our outstanding voting power, subject to the terms of the Stockholder Agreement, they will have the ability to influence certain corporate actions requiring stockholder approval. In addition, under the Stockholder Agreement, the Karnes County Contributors will be entitled to nominate two (2) directors and our Sponsor will be entitled to nominate two (2) directors for appointment to the TPGE Board so long as the Karnes County Contributors and the Sponsor meet certain ownership criteria outlined in the Stockholder Agreement. For more information about the Stockholder Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Agreement.”

Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on the Target Assets, we cannot assure you that this diligence revealed all material issues that may be present in the businesses of the Target Assets, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our Sponsor, officers and directors have agreed to vote in favor of the Business Combination Proposal, regardless of how our public stockholders vote.

Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, our Sponsor, officers and directors own shares equal to approximately 20% of our issued and outstanding shares of Class A Common Stock and Class F Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination Proposal than would be the case if our Sponsor, officers and directors agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

Our Sponsor, certain members of the TPGE Board and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement.

When considering the TPGE Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals, our stockholders should be aware that our Sponsor, certain members of the TPGE Board and our officers have interests in the business combination that may be different from, or in addition to, the interests of our stockholders. These different interests are described in the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Our initial stockholders will control the election of our board of directors until the consummation of the business combination. As a result, our initial stockholders will elect all of our directors prior to the business combination and may exert a substantial influence on actions of the Company, potentially in a manner that you do not support.

The founder shares, all of which are held by our Sponsor and four (4) independent directors, entitle the holders thereof to elect all of our directors prior to the business combination. Holders of our public shares have no right to vote on the election of directors during such time, including no right to vote on the Director Election Proposal. These provisions of the Charter may only be amended if approved by holders of at least 90% of our outstanding common stock entitled to vote thereon. As a result, you will not have any influence over the election of directors prior to the business combination, and our initial stockholders may exert a substantial influence on actions of the Company, potentially in a manner that you do not support.

Certain of the Giddings Sellers are party to a credit agreement under which certain events of default have occurred, and if the lenders party thereto elect to exercise their remedies in accordance with such agreement, we may be unable to consummate the business combination.

Certain of the Giddings Assets are held as collateral securing obligations under a credit agreement by and among certain of the Giddings Sellers and the lenders and agents party thereto under which certain events of default have occurred and are continuing to occur. The lenders under such credit agreement, subject to compliance therewith, may require the administrative agent under such credit agreement to foreclose upon such assets or refuse to release its lien on such assets, in which case the Company would be unable to consummate the acquisition of the Giddings Assets. In the event that the lenders exercise such rights and the administrative agent forecloses upon such assets or refuses to release the liens encumbering such assets, because the Company’s obligation to consummate the Karnes County Transaction is conditioned upon the closing of the Giddings Transaction, the Company would not be obligated to proceed with the business combination. However, the TPGE Board could determine that it is in the best interests of the Company to proceed with the Karnes County Transaction and elect to waive such a condition and close the acquisition of the Karnes County Assets.

We may be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on TPGE and the Target Assets. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with the Sellers to defer entering into contracts or making other decisions or seek to change existing business relationships.

We will incur significant transaction costs in connection with the business combination.

We have and expect to incur significant, non-recurring costs in connection with consummating the business combination. Our transaction expenses as a result of the business combination are currently estimated at approximately $80.0 million, including $22.75 million in deferred underwriting commissions to the underwriters of our IPO and approximately $11.25 million in unamortized deferred financing costs related to the issuance of the Senior Notes.

The unaudited pro forma condensed combined consolidated financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined consolidated financial information included in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the date or dates indicated. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE.”

Financial projections with respect to the post-business combination company may not prove to be reflective of actual future results.

In connection with the business combination, the TPGE Board considered, among other things, internal financial forecasts for the post-business combination company. They speak only as of the date made and will not be updated. These financial projections are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on TPGE’s share price and financial position following the business combination.

We may waive one or more of the conditions to the business combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by our organizational documents and applicable laws. For example, our obligations to consummate the Karnes County Transaction are conditioned upon the closing of the Giddings Transaction. However, in the event that we are unable to consummate the acquisition of the Giddings Assets but the TPGE Board determines that it is in the best interests of the Company to proceed with the Karnes County Transaction, then the TPGE Board may elect to waive that condition and close the acquisition of the Karnes County Assets.

The Target Assets may be subject to certain title defects, environmental defects, consents to assignment, exercise of preferential rights, and casualty losses, and as a result, under the Business Combination Agreements, TPGE may be unable to acquire all of the Target Assets.

Under each of the Karnes County Contribution Agreement and the Giddings Purchase Agreement, the parties are not obligated to consummate the business combination if the aggregate value of adjustments to the purchase price attributable to title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights, and casualty losses exceeds an amount equal to 20% of the applicable purchase price. However, unless the applicable threshold is met, TPGE will be required to consummate the business combination, notwithstanding any title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights, and casualty losses. In such event, TPGE’s only remedy is to acquire the affected assets with a downward adjustment to the applicable purchase price; however, in respect of un-obtained “hard consents” and exercised or un-waived preferential purchase rights, the affected assets will be excluded from the transaction and in respect of casualty losses in excess of $1,000,000 and environmental defects for which the remediation amount exceeds the value allocated to the affected asset, the applicable Sellers may elect to exclude the affected assets from the transaction, in each case with the applicable purchase price to be reduced by the value allocated to the assets so excluded. As a result, TPGE may be unable to acquire all of the Target Assets described in this proxy statement.

If we are unable to complete an Initial Business Combination on or prior to May 10, 2019, our public stockholders may receive only approximately $10 per share on the liquidation of our Trust Account (or less than $10 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), the exercise period of our warrants will terminate and our warrants will expire worthless.

If we are unable to complete an Initial Business Combination on or prior to May 10, 2019, our public stockholders may receive only approximately $10 per share on the liquidation of our Trust Account (or less than $10 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), the exercise period of our warrants will terminate and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all third parties, service providers (other than our independent auditors), prospective target businesses (including the Sellers) or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete the business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten (10) years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our Initial Business Combination and redemptions could be reduced to less than $10 per public share. In such event, we may not be able to complete our Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by third parties and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10 per share. If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the TPGE Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the TPGE Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, the TPGE Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the business combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Class A Common Stock, subject to certain adjustments. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us (the “warrant agreement”), we have agreed, as soon as practicable, but in no event later than fifteen (15) business days after the closing of our Initial Business Combination, to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, nor will we be required to issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the stock including the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants.

Our public warrants were issued in registered form under the warrant agreement. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending on the third (3rd) trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force warrant holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Because each of our units contains one-third of one warrant and only a whole warrant may be exercised, the units may be worth less than units of other blank check companies.

Each unit contains one-third of one warrant. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares of Class A Common Stock, only a whole warrant may be exercised at any given time. This is different from other special acquisition companies similar to us whose units include one share of common stock and one warrant to purchase one whole share. We have established the components of the units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-third of the number of shares compared to units that each contain a warrant to purchase one whole share. This unit structure may cause our units to be worth less than if they included a warrant to purchase one whole share. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Warrants will become exercisable for our Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued warrants to purchase 21,666,666 shares of Class A Common Stock as part of our IPO and prior to our IPO, we issued an aggregate of 10,000,000 private placement warrants to our Sponsor. Each warrant issued is exercisable to purchase one whole share at $11.50 per whole share, subject to certain adjustments. In addition, if our Sponsor makes any working capital loans, up to $1,500,000 of such loans may be converted into warrants, at the price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to the then existing holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

The private placement warrants are identical to the warrants sold as part of the units in our IPO except that, so long as they are held by our Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until thirty (30) days after the completion of our Initial Business Combination, (iii) they may be exercised by the holders on a cashless basis, (iv) they are subject to registration rights and (v) their terms may not be amended without the written consent of the parties of the private placement warrant agreement.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. Further, in connection with the PIPE Investment, we have agreed to issue 35,500,000 shares of Class A Common Stock to the PIPE Investors. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the business combination (and assuming no redemptions of public shares by our public stockholders), the holders of our founder shares, which include our Sponsor and independent directors, will own approximately 6.5% of our Class A Common Stock. Pursuant to the terms of a letter agreement entered into at the time of the IPO, the founder shares (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until the earlier to occur of (i) one (1) year after the Closing or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

Notwithstanding the foregoing, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing, the shares of Class A Common Stock into which the founder shares convert will be released from these transfer restrictions.

In connection with the Closing, we will enter into the Registration Rights Agreement with the Holders, which includes, among others, our Sponsor and the Karnes County Contributors, pursuant to which we will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act approximately 159 million shares of Class A Common Stock (assuming no redemptions of public shares by our public stockholders), which includes all or any portion of the shares of Class A Common Stock that the Holders hold as of the date of such agreement and that they may acquire thereafter, including upon conversion, exchange or redemption of any other security therefor, including the stock consideration that the Karnes County Contributors will receive in connection with the business combination. The PIPE Investors have similar registration rights with respect to 35.5 million shares of Class A Common Stock under the Subscription Agreements. A resale of the shares of Class A Common Stock held by the Holders and the PIPE Investors in the near future, or the perception in the market that such sales may occur, could reduce the market price of our Class A Common Stock.

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A Common Stock adversely, the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us following the business combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover us following the business combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares from public stockholders prior to the consummation of the business combination, which may influence the vote on the proposed business combination and reduce the public “float” of our Class A Common Stock.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination, or to satisfy a closing condition in an agreement related to the business combination that requires us to have a minimum net worth or a certain amount of cash at the closing of the business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the business combination that may not otherwise have been possible. Furthermore, purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that such proposals have to be approved.

In addition, if such purchases are made, the public “float” of our Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly affecting the market price of our Class A Common Stock and making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange. Furthermore, if the market does not view the business combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, we are required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

There can be no assurance that our Class A Common Stock that will be issued in connection with the business combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.

Our Class A Common Stock, public units and public warrants are currently listed on the NYSE. Our continued eligibility for listing, and the approval of the Class A Common Stock to be issued in connection with the business combination for listing, may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, the NYSE delists our Class A Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•	a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock, units and public warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to taxes by U.S. federal, state, and local tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings; or

•	changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five (5) years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Class A Common Stock and warrants.

We believe that we will be a U.S. real property holding corporation (“USRPHC”) following our business combination. As a result, after the business combination is effected, Non-U.S. holders (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of our Class A Common Stock or warrants during a specified time period may be subject to U.S. federal income tax on a sale, exchange, or other disposition of such Class A Common Stock or warrants and may be required to file a U.S. federal income tax return. If you are a Non-U.S. holder, we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete an Initial Business Combination with which a substantial majority of our stockholders do not agree.

Our Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). The obligations of the parties to consummate the Karnes County Transaction are conditioned upon the Company having Available Cash (as defined in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Karnes County Contribution Agreement—Conditions to Closing of the Karnes County Contribution Agreement”) of at least $610 million (which is the minimum amount of cash consideration payable to the Karnes County Contributors under the Karnes County Contribution Agreement). However, the Karnes County Contribution Agreement permits TPGE in its sole discretion to incur indebtedness to satisfy this Available Cash condition, which provides TPGE with the ability to consummate the business combination notwithstanding a significant number of redemptions. Furthermore, to the extent debt financing is available to it, the Company is required to incur indebtedness in an aggregate amount up to $500 million to the extent necessary to satisfy this Available Cash condition. As a result, we may be able to consummate the business combination even though a substantial number of our public stockholders have redeemed their shares.

If you or a “group” of stockholders are deemed to hold in excess of 15% of our Class A Common Stock, you will lose the ability to redeem all such shares in excess of 15% of our Class A Common Stock.

Our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the 15% threshold. However, we are not restricting our stockholders’ ability to vote all of their shares (including shares in excess of the 15% threshold) for or against the business combination. Your inability to redeem the shares in excess of the 15% threshold will reduce your influence over our ability to complete the business combination and you could suffer a material loss on your investment in us if you sell shares in excess of the 15% threshold in open market transactions. Additionally, you will not receive redemption distributions with respect to shares in excess of the 15% threshold if we complete the business combination. And as a result, you will continue to hold that number of shares exceeding the 15% threshold and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any Initial Business Combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of TPGE might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any Initial Business Combination, including the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of TPGE who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two (2) business days prior to the special meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. Stockholders should generally allot at least two (2) weeks to obtain physical certificates from our Transfer Agent. However, because TPGE does not have any control over this process or over the brokers, which is referred to herein as “DTC,” it may take significantly longer than two (2) weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes), calculated as of two (2) business days prior to the anticipated consummation of the business combination. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of TPGE Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public stockholder fails to receive notice of TPGE’s offer to redeem its public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

TPGE will comply with the proxy rules when conducting redemptions in connection with the business combination. Despite TPGE’s compliance with these rules, if a public stockholder fails to receive TPGE’s proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that TPGE will furnish to holders of its public shares in connection with the business combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

If TPGE is unable to consummate the business combination or any other Initial Business Combination by May 10, 2019, the public stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If TPGE is unable to consummate the business combination or any other Initial Business Combination by May 10, 2019, TPGE will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to the public stockholders by way of redemption and cease all operations except for the purposes of winding up of TPGE’s affairs, as further described herein. Any redemption of public stockholders from the Trust Account shall be effected automatically by function of our Charter prior to any voluntary winding up. If we are required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Delaware General Corporation Law (the “DGCL”). In that case, investors may be forced to wait beyond May 10, 2019 before the redemption proceeds of our Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our Initial Business Combination prior thereto and only then in cases where investors have sought to redeem their common stock. Only upon our redemption or any liquidation will public stockholders be entitled to distributions if we are unable to complete our Initial Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL

INFORMATION OF TPGE

The unaudited pro forma condensed combined consolidated statement of operations of TPGE for the three months ended March 31, 2018 combines the historical statement of operations of TPGE and the Karnes County Business for the three months ended March 31, 2018, the historical statement of revenue and direct operating expenses of the Giddings Assets for the three months ended March 31, 2018, and the historical revenue and direct operating expenses of the Subsequent Gulftex Assets for the period from January 1, 2018 to March 1, 2018, giving effect to the transactions listed below (for purposes of this section, collectively, the “Transactions”) as if they had been consummated on January 1, 2017. The unaudited pro forma condensed combined consolidated statement of operations of TPGE for the year ended December 31, 2017 combines the historical statement of operations of TPGE for the period from February 14, 2017 (Inception) to December 31, 2017, the historical statement of operations of the Karnes County Business for the year ended December 31, 2017, the historical statements of revenues and direct operating expenses of each of the Giddings Assets and the Subsequent GulfTex Assets for the year ended December 31, 2017, and the Subsequent BlackBrush Assets for the period from January 1, 2017 to January 31, 2017, giving effect to the Transactions as if they had been consummated on January 1, 2017. The unaudited pro forma condensed combined consolidated balance sheet of TPGE as of March 31, 2018 presents the historical balance sheet of TPGE, after giving effect to the Transactions as if they had been consummated on March 31, 2018. As discussed further in the notes to these unaudited pro forma condensed combined consolidated financial statements, the “Transactions” for purposes hereof include the following:

a.	the acquisition of the Target Assets pursuant to the Business Combination Agreements and the payment of the consideration therefor, including certain stock consideration to be issued to the Karnes County Business Contributors pursuant to the Karnes County Contribution Agreement;

b.	the completion of the PIPE Investment;

c.	the issuance of $300 million aggregate principal amount of Senior Notes;

d.	the conversion of the Class F Common Stock to Class A Common Stock upon completion of the business combination; and

e.	the illustrative redemption of either no shares of Class A Common Stock or 13,000,000 shares of Class A Common Stock.

Specifically, TPGE’s historical financial statements have been adjusted in these unaudited pro forma condensed combined consolidated financial statements to give pro forma effect to events that are: (i) directly attributable to the Transactions; (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined consolidated statement of operations, expected to have a continuing impact on TPGE’s results following the completion of the Transactions.

The unaudited pro forma condensed combined consolidated financial statements have been developed from and should be read in conjunction with:

a.	the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements;

b.	the historical audited financial statements of TPGE as of December 31, 2017, and for the period from February 14, 2017 (Inception) to December 31, 2017, included elsewhere in this proxy statement;

c.	the historical unaudited financial statements of TPGE as of, and for the three months ended, March 31, 2018, included elsewhere in this proxy statement;

d.	the historical audited financial statements of the Karnes County Business as of December 31, 2017, and for the year then ended, included elsewhere in this proxy statement;

e.	the historical unaudited financial statements of the Karnes County Business as of, and for the three months ended, March 31, 2018, included elsewhere in this proxy statement;

f.	the historical audited statements of revenues and direct operating expenses of the Giddings Assets for the year ended December 31, 2017, the Subsequent GulfTex Assets for the year ended December 31, 2017, and the Subsequent BlackBrush Assets for the one (1) month period ended January 31, 2017, included elsewhere in this proxy statement;

g.	the historical unaudited statements of revenues and direct operating expenses of the Giddings Assets for the three months ended March 31, 2018, included elsewhere in this proxy statement; and

h.	other information relating to TPGE, the Karnes County Business, the Target Assets and the Transactions included in this proxy statement.

Under TPGE’s Charter, any holders of its Class A Common Stock may elect that such shares be redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of an Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPGE to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay its taxes, divided by the number of then-outstanding public shares, subject to certain limitations. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $654.9 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10.

The unaudited pro forma condensed combined consolidated financial statements present two redemption scenarios as follows:

a.	No Redemption: This scenario, which we refer to as the “No Redemption Scenario,” assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

b.	Illustrative Redemption: This scenario, which we refer to as the “Illustrative Redemption Scenario,” assumes that approximately 13,000,000 shares of Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $130.0 million out of the Trust Account. Any cash required to fund the illustrative redemption will be offset by a corresponding decrease in cash paid to the Karnes County Contributors. In the Illustrative Redemption Scenario, the Karnes County Contributors will receive 13,000,000 additional shares of Class B Common Stock, thereby increasing the fair value of the consideration given by $1.4 million (using the March 29, 2018 share price of TPGE’s Class A Common Stock of $10.11) and increasing the non-controlling interest due to the increase in the Karnes County Contributors ownership of Pace LLC units from 53.5% to 58.6%.

Other than the net tangible asset requirement and the 15% threshold described above, TPGE has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. TPGE has presented an illustrative scenario that assumes that 13,000,000 shares of Class A Common Stock representing 20% of the outstanding shares of Class A Common Stock are redeemed in connection with the Initial Business Combination, resulting in an aggregate payment of approximately $130.0 million out of the Trust Account. We believe that this scenario is most meaningful representation of a high redemption scenario for TPGE based on our evaluation of redemption levels in the initial business combinations completed by other blank check companies who completed initial public offerings since 2013 with proceeds in excess of $300 million. The average redemption level across all of those transactions was approximately 21%; however, that average was significantly impacted by a small number of deals that completed private placements at effective prices more than $1.00 lower than the $10 per share redemption price, indicating a lack of support for a $10 per share value, and those deals experienced higher redemption levels in connection with their initial business combinations. The average redemption level across the initial business combinations surveyed is significantly lower if you exclude those deals, particularly for other transactions similar to ours in which the blank check companies completed private placements at values equivalent to the $10 per share redemption price and also experienced favorable price reaction in their shares of common stock at announcement of the applicable transaction and continuing in the period pending the shareholder vote. The closing price of our Class A Common Stock has exceeded $10.00 per share on each trading day since the public announcement of the proposed business combination. For instance, the closing price of our Class A Common Stock on June 14, 2018, the last trading day prior to the date of this proxy statement, was $10.82. The trading price of our Class A Common Stock has afforded any shareholders wishing to monetize their shares of Class A Common Stock for cash opportunities to do so at a higher price than the $10.00 per share redemption price. Accordingly, we do not expect a high level of redemptions and believe that the illustrative scenario is a reasonable estimate for a high redemption scenario for TPGE in connection with our Initial Business Combination, although there cannot be any certainty as to the level of redemptions until the deadline for exercising redemptions passes.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined consolidated financial statements are described in the accompanying notes. The unaudited pro forma condensed combined consolidated financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the future operating results or financial position of TPGE following the completion of the Transactions.

TPG Pace Energy Holdings Corp.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

Year Ended December 31, 2017

(in thousands, except share information)

	TPG Pace Energy Holdings, Inc.	Karnes County Business	Giddings Assets	Subsequent GulfTex Assets	Subsequent Blackbrush Assets	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
	(a)	(b)	(c)	(d)	(e)
REVENUES:
Oil Sales	$—	$350,204	$31,725	$70,423	$2,210	$—		$454,562	$—		$454,562
Gas Sales	—	25,916	23,486	3,409	139	—		52,950	—		52,950
NGL Sales	—	27,074	16,909	4,142	77	—		48,202	—		48,202

	—	403,194	72,120	77,974	2,426	—		555,714	—		555,714
OPERATING COSTS AND EXPENSES:
Lease operating expenses	—	31,925	26,167	1,574	104	—		59,770	—		59,770
Gathering, transportation and processing	—	14,210	—	2,057	—	—		16,267	—		16,267
Production taxes	—	17,837	3,241	3,661	124	—		24,863	—		24,863
Exploration costs	—	700	—	—	—	—		700	—		700
Asset retirement obligations accretion expense	—	232	—	—	—	1,523	(f)	1,755	—		1,755
Depreciation, depletion and amortization	—	129,711	—	—	—	72,240	(f)	201,951	—		201,951
General and administrative expenses	899	18,568	—	—	—	23,500	(g)	42,967	—		42,967
Other	153	—	—	—	—	—		153	—		153

Total operating costs and expenses	1,052	213,183	29,408	7,292	228	97,263		348,426	—		348,426

OPERATING INCOME (LOSS)	(1,052)	190,011	42,712	70,682	2,198	(97,263)		207,288	—		207,288
OTHER INCOME (EXPENSE), NET
Interest income (expense), net	3,646	—	—	—	—	(3,646	)(h)	(18,750)	—		(18,750)
						(18,750	)(i)
Gain (loss) on derivatives, net	—	(8,488)	—	—	—	—		(8,488)	—		(8,488)
Other income (expense), net	—	92	—	173	—	—		265	—		265

Total other income (expense), net	3,646	(8,396)	—	173	—	(22,396)		(26,973)	—		(26,973)
INCOME BEFORE INCOME TAX EXPENSE	2,594	181,615	42,712	70,855	2,198	(119,659)		180,315	—		180,315
INCOME TAX EXPENSE	(1,062)	(2,741)	—	—	—	(25,954	)(j)	(29,757)	3,264	(m)	(26,493)

NET INCOME	1,532	178,874	42,712	70,855	2,198	(145,613)		150,558	3,264		153,822

LESS: Net income attributable to non-controlling interests	—	—	—	—	—	(96,469	)(k)	(96,469)	(9,196	)(m)	(105,665)

NET INCOME ATTRIBUTABLE TO STOCKHOLDERS	$1,532	$178,874	$42,712	$70,855	$2,198	$(242,082)		$54,089	$(5,932)		$48,157

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING(l)
BASIC	62,920,561							98,420,561			85,420,561

DILUTED	62,920,561							232,512,470			232,512,470

NET INCOME PER COMMON SHARE(l)
BASIC	$0.02							$0.55			$0.56

DILUTED	$0.02							$0.50			$0.50

The accompanying notes are an integral part of these unaudited

Pro forma condensed combined consolidated financial statements

TPG Pace Energy Holdings Corp.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

Three Months Ended March 31, 2018

(in thousands, except share information)

	TPG Pace Energy Holdings, Inc.	Karnes County Business	Giddings Assets	Subsequent GulfTex Assets	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
	(a)	(b)	(c)	(d)
REVENUES:
Oil Sales	$—	$154,156	$16,673	$22,292	$—		$193,121	$—		$193,121
Gas Sales	—	8,374	6,953	1,076	—		16,403	—		16,403
NGL Sales	—	9,782	6,041	1,410	—		17,233	—		17,233

	—	172,312	29,667	24,778	—		226,757	—		226,757
OPERATING COSTS AND EXPENSES:
Lease operating expenses	—	10,935	8,282	1,580	—		20,797	—		20,797
Gathering, transportation and processing	—	3,751	—	—	—		3,751	—		3,751
Production taxes	—	7,724	1,346	1,161	—		10,231	—		10,231
Exploration costs	—	102	—	—	—		102	—		102
Asset retirement obligations accretion expense	—	96	—	—	343	(e)	439	—		439
Depreciation, depletion and amortization	—	51,361	—	—	12,083	(e)	63,444	—		63,444
General and administrative expenses	4,026	5,800	—	—	5,875	(f)	15,701	—		15,701
Other	—	—	—	—	—		—	—		—

Total operating costs and expenses	4,026	79,769	9,628	2,741	18,301		114,465	—		114,465

OPERATING INCOME (LOSS)	(4,026)	92,543	20,039	22,037	(18,301)		112,292	—		112,292
OTHER INCOME (EXPENSE), NET
Interest income (expense), net	2,074	—	—	—	(2,074	)(g)	(4,688)	—		(4,688)
					(4,688	)(h)
Gain (loss) on derivatives, net	—	(7,192)	—	—	—		(7,192)	—		(7,192)
Other income (expense), net	—	369	—	—	—		369	—		369

Total other income (expense), net	2,074	(6,823)	—	—	(6,762)		(11,511)	—		(11,511)

INCOME BEFORE INCOME TAX EXPENSE	(1,952)	85,720	20,039	22,037	(25,063)		100,781	—		100,781
INCOME TAX EXPENSE	410	(354)	—	—	(9,658	)(i)	(9,602)	1,053	(l)	(8,549)

NET INCOME	(1,542)	85,366	20,039	22,037	(34,721)		91,179	1,053		92,232

LESS: Net income attributable to non-controlling interests	—	—	—	—	(53,918	)(j)	(53,918)	(5,140	)(l)	(59,058)

NET INCOME ATTRIBUTABLE TO STOCKHOLDERS	$(1,542)	$85,366	$20,039	$22,037	$(88,639)		$37,261	$(4,087)		$33,174

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING(k)
BASIC	81,250,000						116,750,000			103,750,000

DILUTED	81,250,000						250,842,009			250,842,009

NET INCOME PER COMMON SHARE(k)
BASIC	$(0.02)						$0.32			$0.32

DILUTED	$(0.02)						$0.32			$0.32

The accompanying notes are an integral part of these unaudited

Pro forma condensed combined consolidated financial statements

TPG Pace Energy Holdings Corp.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

At March 31, 2018

(in thousands, except share information)

	TPG Pace Energy Holdings, Inc.	Target Assets	Pipe Investment	Senior Notes	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment	Pro Forma Combined (Assuming Illustrative Redemption)
	(a)	(b)	(c)	(d)				(m)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$572	$(1,229,930)	$355,000	$300,000	$654,913	(e)	$555	$—	$555
				(11,250)	(22,750	)(f)
					(46,000	)(g)
Other current assets	154	—	—	—	—		154	—	154

Total current assets	726	(1,229,930)	355,000	288,750	586,163		709	—	709

PROPERTY, PLANT AND EQUIPMENT:
Proved oil and natural gas properties	—	1,204,239	—	—	—		1,204,239	—	1,204,239
Unproved oil and natural gas properties	—	1,576,464	—	—	—		1,576,464	7,670	1,584,134

Total property, plant and equipment, net	—	2,780,703	—	—	—		2,780,703	7,670	2,788,373

OTHER ASSETS:
Investments held in Trust Account	654,913	—	—	—	(654,913	)(e)	—	—	—
Deferred tax asset	914	—	—	—	(914	)(h)	—	—	—
Intangible asset					31,100	(i)	31,100		31,100
Equity method investment	—	17,700	—	—	—		17,700	—	17,700

Total other assets	655,827	17,700	—	—	(624,727)		48,800	—	48,800

TOTAL	$656,553	$1,568,473	$355,000	$288,750	$(38,564)		$2,830,212	$7,670	$2,837,882

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$5,203	$—	$—	$—	$—		$5,203	$—	$5,203
Federal income taxes payable	760	—	—	—	—		760	—	760

Total current liabilities	5,963	—	—	—	—		5,963	—	5,963

LONG-TERM LIABILITIES:
Long-term debt	—	—	—	288,750	—		288,750	—	288,750
Deferred underwriting compensation	22,750	—	—	—	(22,750	)(f)	—	—	—
Asset retirement obligations	—	29,239	—	—	—		29,239	—	29,239
Deferred taxes	—	—	—	—	—		—	—	—
Earn-out liability	—	16,600	—	—	—		16,600	—	16,600

Total long-term liabilities	22,750	45,839	—	288,750	(22,750)		334,589	—	334,589

The accompanying notes are an integral part of these unaudited

Pro forma condensed combined consolidated financial statements

	TPG Pace Energy Holdings, Inc.	Target Assets	Pipe Investment	Senior Notes	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment	Pro Forma Combined (Assuming Illustrative Redemption)
	(a)	(b)	(c)	(d)				(m)
COMMITMENTS AND CONTINGENCIES
Class A Common Stock subject to possible redemption; 62,840,340 shares (at redemption value of $10.00 per share)	622,840	—	—	—	(622,840	)(j)	—	—	—
STOCKHOLDERS’ EQUITY
Preferred Stock; 1,000,000 shares authorized (at $0.0001 par value per share); none issued or outstanding)	—	—	—	—	—		—	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 2,561,737 shares issued and outstanding (excluding 62,438,263 shares subject to possible redemption)	—	—	4	—	6	(j)	12	(1)	11
Class B common stock, $0.0001 par value	—	13	—	—	2	(k)	13	2	15
Class F common stock, $0.001 par value; 20,000,000 shares authorized, 16,250,000 shares issued and outstanding	2	—	—	—	(2	)(k)	—	—	—
Additional Paid in Capital	5,008	1,522,621	354,996	—	622,834	(j)	1,204,591	(119,304)	1,085,287
					(1,331,968	)(l)
					31,100	(i)
Retained Earnings	(10)	—	—	—	(46,000	)(g)	(46,924)	—	(46,924)
					(914	)(h)

Total stockholders’ equity	5,000	1,522,634	355,000	—	(724,942)		1,157,692	(119,303)	1,038,389
Non-controlling interests	—	—	—	—	1,331,968	(l)	1,331,968	126,973	1,458,941

Total equity	5,000	1,522,634	355,000	—	607,026		2,489,660	7,670	2,497,330

TOTAL	$656,553	$1,568,473	$355,000	$288,750	$(38,564)		$2,830,212	$7,670	$2,837,882

The accompanying notes are an integral part of these unaudited

Pro forma condensed combined consolidated financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined consolidated financial statements have been prepared assuming the business combination is accounted for using the acquisition method of accounting with TPGE as the acquiring entity. Under the acquisition method of accounting, TPGE’s assets and liabilities will retain their carrying values and the assets and liabilities associated with the Target Assets will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.

The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by TPGE, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination and the other related Transactions include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with (i) TPGE’s historical audited financial statements as of December 31, 2017, and for the period from February 14, 2017 (Inception) to December 31, 2017, and TPGE’s historical unaudited financial statements as of and for the three months ended March 31, 2018, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TPGE”; (ii) the Karnes County Business’s historical audited financial statements as of December 31, 2017 and 2016, and for the years then ended, and for the period from September 30, 2015 (Inception) to December 31, 2015, and the Karnes County Business’s historical unaudited financial statements as of, and for the three months ended, March 31, 2018, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business”; (iii) the audited statements of revenues and direct operating expenses of the Giddings Assets for the years ended December 31, 2017, 2016 and 2015, and the historical unaudited statements of revenues and direct operating expenses of the Giddings Assets for the three months ended March 31, 2018; (iv) the statements of revenues and direct operating expenses of the Subsequent GulfTex Assets for the year ended December 31, 2017; and (v) the statements of revenues and direct operating expenses of the Subsequent BlackBrush Assets for the years ended December 31, 2016 and 2015, and the month ended January 31, 2017, all included elsewhere in this proxy statement.

The pro forma adjustments represent management’s estimates based on information available as of the date of condensed combined consolidated financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Transactions that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrently with the consummation of the Transactions are not included in the unaudited pro forma condensed combined consolidated statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined consolidated balance sheet as a decrease to retained earnings and a decrease to cash.

The unaudited pro forma condensed consolidated statements of operations presented herein are not indicative of TPGE’s operations going forward because they present only the revenues and direct operating expenses of the Giddings Assets, the Subsequent GulfTex Assets and the Subsequent BlackBrush Assets and omit certain other operating expenses, including general and administrative expenses.

2. Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Statement of Operations for the year ended December 31, 2017:

a.	Represents the TPGE historical statement of operations for the period from February 1, 2017 (Inception) to December 31, 2017.

b.	Represents the Karnes County Business’s historical statement of operations for the year ended December 31, 2017.

c.	Represents the Giddings Assets revenues and direct operating expenses for the year ended December 31, 2017.

d.	Represents the Subsequent GulfTex Assets revenues and direct operating expenses for the year ended December 31, 2017.

e.	Represents the Subsequent BlackBrush Assets revenues and direct operating expenses for the period from January 1, 2017 to January 31, 2017. All revenue and direct operating expenses attributable to the Subsequent BlackBrush Assets after January 31, 2017 are reflected in the Karnes County Business’s historical statement of operations for the year ended December 31, 2017.

f.	Represents (i) the adjustments to record additional depreciation, depletion, and amortization expense ($64.5 million) and (ii) accretion of the asset retirement obligation expense ($1.5 million) with respect to the Target Assets, had they been acquired on January 1, 2017, and (iii) amortization of one (1) year of the fair value of the intangible asset associated with the 4,000,000 shares of Class A Common Stock potentially issuable to EV Ltd. under the Non-Compete Agreement ($7.8 million). The Company has preliminarily determined that this fair value should be amortized over a four (4) year period.

g.	Represents the fixed annual service fee of $23.5 million payable to EVOC to provide TPGE services identical to the services historically provided by EVOC in operating the Target Assets. The per-well overhead payment of approximately $7.0 million annually is already reflected in the historical operating expenses of the Target Assets.

h.	Represents the adjustment to eliminate historical interest income of TPGE associated with the investments that were previously held in the Trust Account, which will be used to fund a portion of the cash consideration in the business combination, had such use occurred on January 1, 2017.

i.	Represents interest expense attributable to the issuance of the $300 million aggregate principal amount of Senior Notes, assuming an effective interest rate of 5.5%, including amortization of estimated debt issue costs, had the issuance occurred on January 1, 2017. The assumed effective interest rate of 5.5% is based on TPGE management’s estimate after reviewing the indicative pricing of comparable securities. Assuming no change in amount outstanding, the impact on pro forma interest expense of a 1⁄8% increase or decrease in the average realized interest rate would be approximately $0.4 million per year. Assuming an increase or decrease of $10 million in aggregate principal amount of Senior Notes issued, and no change in the average realized interest rate, the impact on pro forma interest expense would be approximately $0.6 million per year.

j.	Represents the associated income tax effect on the historical results of the Target Assets and the pro forma adjustments, on the interest in such results attributable to TPGE, using an estimated combined federal and state statutory income tax rate of approximately 36%, which reflects the corporate rate enacted at the pro forma period dates. The Tax Cuts and Jobs Act (“TCJA”) enacted on December 22, 2017 reduced the corporate tax rate to 21% for returns filed in and following 2018.

k.	Represents net income attributable to non-controlling interests. The non-controlling interest represents the ownership of Pace LLC by the Karnes County Contributors. If the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of units representing membership interests in Pace LLC. The non-controlling interest, in the No Redemption Scenario, is estimated to be 53.5%.

l.	Reflects the adjustment to basic and diluted income per common share for the effect of the Transactions had such Transactions occurred on January 1, 2017. For more information, see Note 3, Pro Forma Earnings Per Share.

m.	Reflects the adjustments, as a result of the effect of the Illustrative Redemption Scenario, of 13.0 million shares of Class A Common Stock, on the income tax of the historical results of the Target Assets, including the pro forma adjustments, on the interest in such results attributable to TPGE, and net income attributable to non-controlling interests. The non-controlling interests, in the Illustrative Redemption Scenario, are estimated to be 58.6%.

Pro Forma Adjustments to the Statement of Operations for the three months ended March 31, 2018:

a.	Represents the TPGE historical statement of operations for the three months ended March 31, 2018.

b.	Represents the Karnes County Business’s historical statement of operations for the three months ended March 31, 2018.

c.	Represents the Giddings Assets revenues and direct operating expenses for the three months ended March 31, 2018.

d.	Represents the Subsequent GulfTex Assets revenues and direct operating expenses for the period from January 1, 2018 to March 1, 2018.

e.	Represents (i) the adjustments to record additional depreciation, depletion, and amortization expense ($10.1 million) and (ii) accretion of the asset retirement obligation expense ($0.3 million) with respect to the Target Assets, had they been acquired on January 1, 2017, and (iii) amortization of the fair value of the intangible asset associated with the 4,000,000 shares of Class A Common Stock potentially issuable to EV Ltd. under the Non-Compete Agreement ($1.9 million). The Company has preliminarily determined that this fair value should be amortized over a four (4) year period.

f.	Represents the quarterly amount, $5.9 million, of the fixed annual service fee of $23.5 million payable to EVOC to provide TPGE services identical to the services historically provided by EVOC in operating the Target Assets. The per-well overhead payment of approximately $7.0 million annually is already reflected in the historical operating expenses of the Target Assets.

g.	Represents the adjustment to eliminate historical interest income of TPGE associated with the investments that were previously held in the Trust Account, which will be used to fund a portion of the cash consideration in the business combination, had such use occurred on January 1, 2017.

h.

Represents interest expense attributable to the issuance of the $300 million aggregate principal amount of Senior Notes, assuming an effective interest rate of 5.5%, including amortization of estimated debt issue costs, had the issuance occurred on January 1, 2017. The assumed effective interests rate of 5.5% is based on TPGE management’s estimate after reviewing the indicative pricing of comparable securities. Assuming no change in amount outstanding, the impact on pro forma interest expense of a  1⁄8% increase or decrease in the average realized interest rate would be approximately $0.4 million per year. Assuming an increase or decrease of $10 million in the aggregate principal amount of Senior Notes issued, and no change in average realized rate, the impact on pro forma interest expense would be approximately $0.6 million per year.

i.	Represents the associated income tax effect on the historical results of the Target Assets and the pro forma adjustments, on the interest in such results attributable to TPGE, using an estimated combined federal and state statutory income tax rate of approximately 21%, which reflects the corporate rate enacted at the pro forma period dates. The Tax Cuts and Jobs Act (“TCJA”) enacted on December 22, 2017 reduced the corporate tax rate to 21% for returns filed in and following 2018.

j.	Represents net income attributable to non-controlling interests. The non-controlling interest represents the ownership of Pace LLC by the Karnes County Contributors. If the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of units representing membership interests in Pace LLC. The non-controlling interest, in the No Redemption Scenario, is estimated to be 53.5%.

k.	Reflects the adjustment to basic and diluted income per common share for the effect of the Transactions had such Transactions occurred on January 1, 2017. For more information, see Note 3, Pro Forma Earnings Per Share.

l.	Reflects the adjustments, as a result of the effect of the Illustrative Redemption Scenario, of 13.0 million shares of Class A Common Stock, on the income tax of the historical results of the Target Assets, including the pro forma adjustments, on the interest in such results attributable to TPGE, and net income attributable to non-controlling interests. The non-controlling interests, in the Illustrative Redemption Scenario, are estimated to be 58.6%.

Pro Forma Adjustments to the Balance Sheet:

a.	Represents the TPGE historical balance sheet as of March 31, 2018.

b.	Represents the acquisition of the Target Assets. A summary of the preliminary purchase consideration and the preliminary fair value of the assets acquired and liabilities assumed is as follows (in thousands):

Consideration:
Cash	$1,229,930
Preliminary fair value of Class B Common Stock	1,420,034	(i)
Preliminary fair value of Karnes County Sellers’ Class A Common Stock earn-out	102,600	(ii)

Total Consideration	$2,752,564

Preliminary Fair Value of Net Assets Acquired:
Preliminary fair value of assets acquired:
Oil and Gas Properties:
Proved properties	$1,204,239
Unproved properties	1,576,464

Total oil and gas properties	2,780,703	(iii)
Equity method investment	17,700	(iv)

Total preliminary fair value of assets acquired	2,798,403
Preliminary fair value of liabilities assumed:
Asset retirement obligation	(29,239	)(iii)
Giddings Sellers’ cash earn-out obligation	(16,600	)(v)

Total preliminary fair value of liabilities assumed	(45,839)

Total Preliminary Fair Value of Net Assets Acquired	$2,752,564

(i)	The preliminary fair value of the Class B Common Stock was determined by reference to TPGE’s Class A Common Stock on June 25, 2018 ($10.59), the most readily available directly observable comparable market price, multiplied by the assumed 134.1 million shares of Class B Common Stock issued to the Karnes County Contributors (in the No Redemption Scenario). Assuming no change in the number of shares of Class B Common Stock to be issued, the impact on the preliminary fair value of the Class B Common Stock to be issued, of a $1.00 increase or decrease in TPGE’s Class A Common Stock, would be approximately $132.8 million. In the Illustrative Redemption Scenario, the Karnes County Contributors would receive $130.0 million less in cash consideration and 13.0 million more shares of Class B Common Stock. This would result, under the current assumptions, in approximately $7.7 million of additional consideration to the Karnes County Contributors.

(ii)	Pursuant to ASC 805 and ASC Topic 480, Distinguishing Liabilities From Equity (“ASC 480”), we have determined that the potential 13.0 million shares of Class A Common Stock which can be earned by the Karnes County Contributors should be valued at fair value and classified in stockholders’ equity. The preliminary fair value of the shares was determined using the Monte Carlo simulation valuation method based on Level 3 inputs using the fair value hierarchy. The key inputs included the quoted market price for the Class A Common Stock, EBITDA and free cash flow projections, risk-adjusted discount rates, correlations, market volatility of a peer group of companies similar to TPGE, an expected life for each tranche based on the remaining contractual term of the earn-out and risk-free rates based on U.S. Treasury Constant Maturity curve.
(iii)	The fair value measurements of oil and natural gas properties and asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The preliminary fair values of oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include, but are not limited to recoverable reserves, production rates, future operating and development costs, future commodity prices, appropriate discounts rates, and other relevant data. These inputs required significant judgments and estimates by management at the time of the valuation and are the most sensitive and may be subject to change.
(iv)	The preliminary fair value measurements of the Ironwood Interests are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The preliminary fair values were measured using valuation techniques that considered Ironwood Eagle Ford Midstream’s and guideline (or peer gathering system) companies’ historical and future earnings and multiples to arrive at a single amount. These valuations required significant judgments and estimates made by management based on assumptions believed to be reasonable at the time of the valuation, but which are inherently uncertain. The estimates and assumptions are sensitive and may be subject to change.
(v)	Pursuant to ASC 805 and ASC 480, we have determined that the potential cash earnout to the Giddings Sellers should be valued at fair value and classified in liability. The preliminary fair value of the liability was determined using the Monte Carlo simulation valuation method based on Level 3 inputs using the fair value hierarchy. The key inputs included net revenue projections, risk-adjusted discount rate for revenue, revenue volatility of a peer group of companies similar to TPGE, an expected life based on the remaining contractual term of the earnout payment, risk-free rates based on U.S. Treasury Constant Maturity curve, and an appropriate discount rate for the liability payment.

c.	Represents the net proceeds from the private placement of 35.5 million shares of Class A Common Stock at $10.00 per share pursuant to the PIPE Investment.

d.	Represents the net proceeds from the issuance of the Senior Notes. Gross proceeds of $300.0 million were reduced by an estimated $11.3 million in transaction expenses, which have been reflected as a reduction in the carrying value of the Senior Notes.

e.	Represents the adjustment related to the reclassification of the investments held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the business combination.

f.	Represents the payment of deferred underwriting compensation upon completion of the business combination.

g.	Represents preliminary estimated transaction costs totaling $46.0 million, for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the Transactions. In accordance with ASC 805, acquisition-related transaction costs and related charges are not included as a component of consideration to be transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined consolidated balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined consolidated statement of operations as they are directly related to the business combination and will be nonrecurring.

h.	Based on the assumptions, the Company would expect to recognize a deferred tax asset as a result of the Transactions of $5.8 million in the No Redemption Scenario, or $6.1 million in the Illustrative Redemption Scenario. However, based on the weight of the available evidence that it is more likely than not that a portion or all of this deferred tax asset would not be realized, a valuation allowance for the entire estimated amount has been reflected herein.

i.

Represents the preliminary fair value of the issuance of up to 4,000,000 shares of Class A Common Stock to EV Ltd. under the Non-Compete Agreement. Pursuant to ASC 805 and ASC 480, we have determined that the shares should be valued at fair value and classified in stockholders’ equity. The preliminary fair value of the shares was determined using the Monte Carlo simulation valuation method based on Level 3 inputs using the fair value hierarchy. The key inputs included the quoted market price for the Class A Common Stock, market volatility of a peer group of companies similar to TPGE, an expected life for each tranche based on the remaining contractual term of the Non-Compete Agreement and risk-free rates based on U.S. Treasury Constant Maturity curve.

j.	Represents the reclassification of the redeemable portion of the Class A Common Stock upon termination of the redemption option.

k.	Represents the conversion of the Class F Common Stock to Class A Common Stock upon completion of the business combination.

l.	Represents the portion of equity (net assets) in Pace LLC held by the Karnes County Contributors by their assumed receipt of membership interests in Pace LLC commensurate with their election to receive shares of Class B Common Stock.

m.	Represents the illustrative redemption of Class A Common Stock assuming 13,000,000 shares of Class A Common Stock are validly tendered. The cash required to fund the illustrative redemption will be offset by a corresponding decrease in cash paid to the Karnes County Contributors. In the Illustrative Redemption Scenario, the Karnes County Contributors will receive 13,000,000 additional shares of Class B Common Stock, thereby increasing the fair value of the consideration given by $7.7 million (using the June 25, 2018 share price of TPGE’s Class A Common Stock of $10.59) and increasing the non-controlling interest due to the increase in the Karnes County Contributors ownership of Pace LLC units from 53.5% to 58.6%.

3. Pro Forma Earnings Per Share

For the year ended December 31, 2017:

The table below reflects the adjustments to basic and fully diluted net income per common share for the effect of the Transactions had such Transactions occurred on January 1, 2017, in both the No Redemption Scenario and the Illustrative Redemption Scenario. TPGE’s historical basic and fully diluted weighted average shares outstanding were determined based on common stock activity from February 14, 2017 (Inception) to December 31, 2017. No adjustment has been made to such historical activity. Had such historical activity been adjusted to reflect it having occurred on January 1, 2017, TPGE’s pro forma net income per common share would have been $0.46 on both a basic and fully diluted basis in both the No Redemption Scenario and the Illustrative Redemption Scenario.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption)
	(in thousands except share and per share information)
Basic EPS
Numerator:
Net Income Attributable to Stockholders	$54,089	$48,157

Denominator:
TPGE Historical Weighted Average Shares Outstanding	62,920,561	62,920,561
PIPE Investment	35,500,000	35,500,000
Illustrative Redemption	—	(13,000,000)

Basic Weighted Average Shares Outstanding	98,420,561	85,420,561

Basic EPS Attributable to Stockholders	$0.55	$0.56

Diluted EPS
Numerator:
Net Income Attributable to Stockholders	$54,089	$48,157
Effect of Conversion of the Shares of the Company’s Class B Common Stock to Shares of the Company’s Class A Common Stock	62,232	68,164

Diluted Net Income Attributable to Stockholders	$116,321	$116,321

Denominator:
Basic Weighted Average Shares Outstanding	98,420,561	85,420,561
Effect of Conversion of the Shares of the Company’s Class B Common Stock to Shares of the Company’s Class A Common Stock	134,092,009	147,092,009

Diluted Weighted Average Shares Outstanding	232,512,570	232,512,570

Diluted EPS Attributable to Stockholders	$0.50	$0.50

For the year three months ended March 31, 2018:

The table below reflects the adjustments to basic and fully diluted net income per common share for the effect of the Transactions had such Transactions occurred on January 1, 2017, in both the No Redemption Scenario and the Illustrative Redemption Scenario. TPGE’s historical basic and fully diluted weighted average shares outstanding were determined based on common stock activity from January 1, 2018 to March 31, 2018.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption)
	(in thousands except share and per share information)
Basic EPS
Numerator:
Net Income Attributable to Stockholders	$37,261	$33,174

Denominator:
TPGE Historical Weighted Average Shares Outstanding	81,250,000	81,250,000
PIPE Investment	35,500,000	35,500,000
Illustrative Redemption	—	(13,000,000)

Basic Weighted Average Shares Outstanding	116,750,000	103,750,000

Basic EPS Attributable to Stockholders	$0.32	$0.32

Diluted EPS
Numerator:
Net Income Attributable to Stockholders	$37,261	$33,174
Effect of Conversion of the Shares of the Company’s Class B Common Stock to Shares of the Company’s Class A Common Stock	42,870	46,957

Diluted Net Income Attributable to Stockholders	$80,131	$80,131

Denominator:
Basic Weighted Average Shares Outstanding	116,750,000	103,750,000
Effect of Conversion of the Shares of the Company’s Class B Common Stock to Shares of the Company’s Class A Common Stock	134,092,000	147,092,009

Diluted Weighted Average Shares Outstanding	250,842,009	250,842,009

Diluted EPS Attributable to Stockholders	$0.32	$0.32

4. Supplementary Disclosure of Oil and Natural Gas Operations

Oil and Natural Gas Reserve Quantities

The following tables provide a pro forma rollforward of the crude oil, natural gas, natural gas liquids and total proved reserves for the year ended December 31, 2017, as well as pro forma proved developed and undeveloped reserves at the beginning and end of the year, as if the Transactions occurred on January 1, 2017. With respect to the reserve balances as of December 31, 2017, the tables below reflect the reserves of the Target Assets on a combined basis utilizing the Sellers’ five (5) year PUD development plan as of December 31, 2017, as adjusted to show the effect of applying TPGE’s one (1) year development plan. For additional information, see the “Supplemental Oil and Gas Reserves Information (Unaudited)” included in the financial statements of the Karnes County Business, the Giddings Assets, the Subsequent GulfTex Assets and the Subsequent BlackBrush Assets included elsewhere in this proxy statement.

	Crude Oil
	(Thousands of barrels)
	Karnes County Business	Giddings Assets	Subsequent GulfTex Assets	Subsequent BlackBrush Assets	Combined Target Assets	TPGE Development Plan Adjustments	Pro Forma
Proved developed and undeveloped reserves:
Balance as of January 1, 2017	87,183	—	—	—	87,183	—	87,183
Revisions of previous estimates	(20,302)	1,132	988	—	(18,182)	(67,782)	(85,964)
Purchases of minerals in place	4,416	5,173	1,511	51	11,151	—	11,151
Extensions and discoveries	27,560	775	11,047	—	39,382	—	39,382
Production	(7,154)	(636)	(1,268)	(51)	(9,109)	—	(9,109)

Balance as of December 31, 2017	91,703	6,444	12,278	—	110,425	(67,782)	42,643

Proved developed reserves:
Balance as of January 1, 2017	21,055	—	—	—	21,055	—	21,055
Balance as of December 31, 2017	27,977	5,030	5,923	—	38,930	(3,038)	35,892
Proved undeveloped reserves:
Balance as of January 1, 2017	66,128	—	—	—	66,128	—	66,128
Balance as of December 31, 2017	63,726	1,414	6,355	—	71,495	(64,744)	6,751

	Natural Gas
	(Millions of cubic feet)
	Karnes County Business	Giddings Assets	Subsequent GulfTex Assets	Subsequent BlackBrush Assets	Combined Target Assets	TPGE Development Plan Adjustments	Pro Forma
Proved developed and undeveloped reserves:
Balance as of January 1, 2017	165,250	—	—	—	165,250	—	165,250
Revisions of previous estimates	(69,639)	14,125	998	—	(54,516)	(99,444)	(153,960)
Purchases of minerals in place	7,781	65,231	1,286	57	74,355	—	74,355
Extensions and discoveries	53,371	4,587	10,227	—	68,185	—	68,185
Production	(8,579)	(8,202)	(1,190)	(57)	(18,028)	—	(18,028)

Balance as of December 31, 2017	148,184	75,741	11,321	—	235,246	(99,444)	135,802

Proved developed reserves:
Balance as of January 1, 2017	46,765	—	—	—	46,765	—	46,765
Balance as of December 31, 2017	52,341	65,200	5,575	—	123,116	1,540	124,656
Proved undeveloped reserves:
Balance as of January 1, 2017	118,485	—	—	—	118,485	—	118,485
Balance as of December 31, 2017	95,843	10,541	5,746	—	112,130	(100,984)	11,146

	Natural Gas Liquids
	(Thousands of barrels)
	Karnes County Business	Giddings Assets	Subsequent GulfTex Assets	Subsequent BlackBrush Assets	Combined Target Assets	TPGE Development Plan Adjustment	Pro Forma
Proved developed and undeveloped reserves:
Balance as of January 1, 2017	23,395	—	—	—	23,395	—	23,395
Revisions of previous estimates	(9,457)	1,406	154	—	(7,897)	(15,042)	(22,939)
Purchases of minerals in place	1,139	6,229	200	6	7,574	—	7,574
Extensions and discoveries	7,622	815	1,528	—	9,965	—	9,965
Production	(1,287)	(731)	(184)	(6)	(2,208)	—	(2,208)

Balance as of December 31, 2017	21,412	7,719	1,698	—	30,829	(15,042)	15,787

Proved developed reserves:
Balance as of January 1, 2017	6,572	—	—	—	6,572	—	6,572
Balance as of December 31, 2017	7,481	6,048	845	—	14,374	(122)	14,252
Proved undeveloped reserves:
Balance as of January 1, 2017	16,823	—	—	—	16,823	—	16,823
Balance as of December 31, 2017	13,931	1,671	853	—	16,455	(14,920)	1,535

	Total Equivalent Reserves
	(Thousands of barrels of oil equivalent)
	Karnes County Business	Giddings Assets	Subsequent GulfTex Assets	Subsequent BlackBrush Assets	Combined Target Assets	TPGE Development Plan Adjustment	Pro Forma
Proved developed and undeveloped reserves:
Balance as of January 1, 2017	138,120	—	—	—	138,120	—	138,120
Revisions of previous estimates	(41,366)	4,892	1,308	—	(35,166)	(99,398)	(134,564)
Purchases of minerals in place	6,852	22,274	1,925	67	31,118	—	31,118
Extensions and discoveries	44,077	2,355	14,280	—	60,712	—	60,712
Production	(9,871)	(2,734)	(1,650)	(67)	(14,322)	—	(14,322)

Balance as of December 31, 2017	137,812	26,787	15,863	—	180,462	(99,398)	81,064

Proved developed reserves:
Balance as of January 1, 2017	35,421	—	—	—	35,421	—	35,421
Balance as of December 31, 2017	44,181	21,945	7,697	—	73,823	(2,903)	70,920
Proved undeveloped reserves:
Balance as of January 1, 2017	102,699	—	—	—	102,699	—	102,699
Balance as of December 31, 2017	93,631	4,842	8,166	—	106,639	(96,495)	10,144

For the year ended December 31, 2017, extensions and discoveries for the combined Target Assets contributed 60,712 MBoe to proved reserves primarily as a result of successful drilling and completion activities and formation of new drilling units.

Additionally, there were net negative revisions for the combined Target Assets of 35,166 MBoe primarily resulting from net negative revisions to the proved reserves of the Karnes County Business of 41,366 MBoe.

Negative revisions to the Karnes County Business includes a decrease of 28,728 MBoe due to lower than expected well results as well as production forecasts being reduced to account for downtime on offset producing wells as a result of increased completion activity. As of December 31, 2016, certain wells were expected with reasonable certainty to perform in line with the historical type curve reflected in the Karnes County Contributors’ reserve estimates, but certain of the wells drilled by the Karnes County Contributors and other operators during 2017 ultimately generated lower than expected results, leading to certain changes to the Karnes County

Business’s reserve model, including type curves used for various areas, resulting in negative revisions to both the Karnes County Contributors’ proved developed reserves and proved undeveloped reserves.

The negative revisions also included the Karnes County Business’s reclassification from proved undeveloped reserves to unproved reserves of 6,777 MBoe due primarily to the fact that several wells became uneconomic as a result of changes in expenses and development costs coupled with lower production forecasts. The remaining 8,858 MBoe of negative revisions to the Karnes County Business were primarily attributable to increases in drilling and completion costs and increased operating expenses associated with improved commodity prices and increasing industry activity.

The negative revisions to the Karnes County Business were offset partially by positive revisions of 2,997 MBoe attributable to higher commodity prices, related to previously uneconomic proved undeveloped reserves (2,616 MBoe) as well as existing proved undeveloped reserves (381 MBoe).

These net negative revisions associated with the Karnes County Business were partially offset by positive revisions of 6,200 MBoe in reserves associated with the Giddings Assets related to well performance changes based on wells drilled during the year related to the Giddings Assets exceeding expectations (1,923 MBoe) along with positive revisions attributable to higher commodity prices creating positive revisions related to previously uneconomic proved undeveloped reserves (1,964 MBoe) as well as existing proved undeveloped reserves (2,313 MBoe).

Standardized Measure of Discounted Future Net Cash Flows

The following pro forma standardized measure of the discounted net future cash flows and changes applicable to proved reserves reflect the effect of income taxes assuming TPGE’s proportionate share of its standardized measure had been subject to federal income tax as a subchapter C corporation. The future cash flows are discounted at 10% per year and assume continuation of existing economic conditions. With respect to the standardized measure of discounted future net cash flows as of December 31, 2017, the tables below reflect the Sellers’ standardized measure of discounted future net cash flows of the Target Assets on a combined basis utilizing Sellers’ five (5) year PUD development plan as of December 31, 2017, as adjusted to show the effect of applying TPGE’s one (1) year development plan. For additional information, see the “Supplemental Oil and Gas Reserves Information (Unaudited)” included in the financial statements of the Karnes County Business, the Giddings Assets, the Subsequent GulfTex Assets and the Subsequent BlackBrush Assets included elsewhere in this proxy statement.

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of TPGE’s proved oil and gas properties. The data presented should not be viewed as representing the expected cash flow from or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

The pro forma standardized measure of discounted estimated net cash flows related to proved oil and gas reserves was as follows as of December 31, 2017 (in thousands):

	Karnes County Business	Giddings Assets	Subsequent GulfTex Assets	Combined Target Assets	TPGE Development Plan Adjustments	Adjusted Combined Target Assets	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
Future cash inflows	$5,410,210	$692,654	$725,749	$6,828,613	$(3,998,752)	$2,829,861	$—		$2,829,861	$—		$2,829,861
Future production costs	(1,510,903)	(280,057)	(171,445)	(1,962,405)	1,024,491	(937,914)	—		(937,914)	—		(937,914)
Future development costs	(1,009,922)	(50,350)	(74,945)	(1,135,217)	946,989	(188,228)	—		(188,228)	—		(188,228)
Future income tax expenses	(28,404)	(3,636)	(3,810)	(35,850)	20,993	(14,857)	(50,590	)(a)	(65,447)	(3,709	)(a)	(69,156)

Future net cash flows	2,860,981	358,611	475,549	3,695,141	(2,006,279)	1,688,862	(50,590)		1,638,272	(3,709)		1,634,563
10% annual discount for estimated timing of cash flows	(1,096,819)	(155,594)	(196,236)	(1,448,649)	916,869	(531,780)	7,765		(524,015)	1,658		(522,357)

Standardized measure of discounted future net cash flows	$1,764,162	$203,017	$279,313	$2,246,492	$(1,089,410)	$1,157,082	$(42,825)		$1,114,257	$(2,051)		$1,112,206

(a)	Reflects the associated income tax effect of TPGE’s economic interest in Pace LLC’s pro forma adjustments, using an estimated combined federal and state statutory tax rate of approximately 21.0% in the No Redemption Scenario and in the Illustrative Redemption Scenario.

The changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for the year ended December 31, 2017 (in thousands):

	Karnes County Business	Giddings Assets	Subsequent GulfTex Assets	Subsequent Blackbrush Assets	Combined Target Assets	TPGE Development Plan Adjustments	Adjusted Combined Target Assets	Pro Forma Adjustments		Pro Forma Combined (Without Illustrative Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
Balance at January 1, 2017	$1,250,553	$—	$—	$—	$1,250,553	$—	$1,250,553	$(167,340	)(a)	$1,083,213	$7,192	(a)	$1,090,405
Net changes in prices and production costs	668,850	53,119	26,207	—	748,176	—	748,176	—		748,176	—		748,176
Changes in estimated future development costs	(11,136)	(1,450)	—	—	(12,586)	—	(12,586)	—		(12,586)	—		(12,586)
Sales and transfers of oil, natural gas liquids produced, net of production costs	(339,222)	(42,712)	(70,855)	(2,198)	(454,987)	—	(454,987)	—		(454,987)	—		(454,987)
Extensions, discoveries and improved recovery, less related costs	565,171	25,833	250,491	—	841,495	—	841,495	—		841,495	—		841,495
Purchase of minerals in place	71,822	120,531	18,073	2,198	212,624	—	212,624	—		212,624	—		212,624
Revisions and other	(797,957)	18,136	23,213	—	(756,608)	(1,089,410)	(1,846,018)	—		(1,846,018)	—		(1,846,018)
Development costs incurred during the period	234,100	18,086	17,348	—	269,534	—	269,534	—		269,534	—		269,534
Changes in income taxes	(4,387)	(671)	(1,923)	—	(6,981)	—	(6,981)	124,515	(b)	117,534	(9,243	)(b)	108,291
Accretion of 10% timing discount	126,368	12,145	1,831	—	140,344	—	140,344	—		140,344	—		140,344
Changes in timing and other	—	—	14,928	—	14,928	—	14,928	—		14,928	—		14,928

Balance at December 31, 2017	$1,764,162	$203,017	$279,313	$—	$2,246,492	$(1,089,410)	$1,157,082	$(42,825)		$1,114,257	$(2,051)		$1,112,206

(a)	Reflects the associated income tax effect of TPGE’s economic interest in Pace LLC’s pro forma adjustments, using an estimated combined federal and state statutory tax rate of approximately 36.0% assuming no redemption and assuming illustrative redemption.
(b)	Reflects the associated income tax effect of TPGE’s economic interest in Pace LLC’s pro forma adjustments, using an estimated combined federal and state statutory tax rate of approximately 21.0% assuming no redemption and assuming illustrative redemption.

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for TPGE and unaudited pro forma condensed combined consolidated per share ownership information of TPGE after giving effect to the business combination, assuming two redemption scenarios as follows:

•	No Redemptions: This scenario assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

•	Illustrative Redemption: This scenario assumes that 13,000,000 shares of Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $130.0 million out of the Trust Account. Any cash required to fund the illustrative redemption will be offset by a corresponding decrease in cash paid to the Karnes County Contributors. In the Illustrative Redemption Scenario, the Karnes County Contributors will receive 13,000,000 additional shares of Class B Common Stock, thereby increasing the fair value of the consideration given by $1.4 million (using the March 29, 2018 share price of TPGE’s Class A Common Stock of $10.11) and increasing the non-controlling interest due to the increase in the Karnes County Contributors ownership of Pace LLC units from 53.5% to 58.6%.

The pro forma book value information reflects the business combination as if it had occurred on March 31, 2018. The pro forma net income (loss) and cash dividends per share information reflects the business combination as if it had occurred on January 1, 2017.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of TPGE” and “Selected Historical Financial Information of the Karnes County Business,” as well as the historical and pro forma financial statements and accompanying notes thereto included elsewhere in this proxy statement. The unaudited pro forma condensed combined consolidated per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the date indicated or will be realized upon the completion of the business combination.

	TPGE	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
Book value per share(1)	$0.06	$9.92	$10.01
Basic net income per share for the three months ended March 31, 2018(2)	$(0.02)	$0.32	$0.32
Diluted net income per share for the three months ended March 31, 2018(2)(3)	$(0.02)	$0.32	$0.32
Basic net income per share for the year ended December 31, 2017(2)	$0.02	$0.55	$0.56
Diluted net income per share for the year ended December 31, 2017(2)(3)	$0.02	$0.50	$0.50
Cash dividends per share	$—	$—	$—

(1)	Book value per share means the quotient of stockholders’ equity and weighted average basic shares outstanding, excluding Class A Common Stock subject to redemption.
(2)	At March 31, 2018 and December 31, 2017, TPGE did not have any dilutive securities or other contracts that could be exercised or converted at such time into shares of common stock and then share in its earnings under the treasury stock method. Specifically, the Company’s 31,666,666 outstanding warrants to purchase shares of Class A Common Stock have been excluded as their inclusion would not have been dilutive as of and for the three months ended March 31, 2018 and as of and for the year ended December 31, 2017. As a result, diluted net income per share of common stock is the same as basic net income per share of common stock for the period.
(3)	Pro forma diluted net income per share presents the effect of the conversion of shares of Class B Common Stock to shares of Class A Common Stock, had such conversion occurred on January 1, 2017.

CAPITALIZATION

The following table sets forth:

•	the capitalization of each of TPGE on a historical basis as of March 31, 2018, and

•	the capitalization of TPGE on an unaudited pro forma basis as of March 31, 2018, after giving effect to the business combination, PIPE Investment, the RBL Credit Facility and the issuance of the Senior Notes and assuming that (i) no shares of Class A Common Stock are redeemed, or (ii) 13,000,000 shares of Class A Common Stock are redeemed.

Please refer to the historical financial statements of TPGE and the related notes included elsewhere in this proxy statement, as well as the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE.”

	March 31, 2018	Pro Forma Combined
	Historical	Assuming No Redemptions	Assuming Illustrative Redemptions(1)
	TPGE
	(in thousands)
Cash and cash equivalents	$572	$555	$555

Investment held in Trust Account	$654,913	$—	$—

Debt:
RBL Facility	$—	$—	$—
Senior Notes, net of unamortized deferred financing costs	—	288,750	288,750

Total debt	—	288,750	288,750

Class A Common Stock subject to possible redemption	622,840	—	—

Stockholders’ equity:
Preferred Stock	—	—	—
Class A Common Stock	—	12	11
Class B Common Stock	—	13	15
Class F Common Stock	2	—	—
Additional paid-in capital	5,008	1,204,591	1,085,287
Retained earnings	(10)	(46,924)	(46,924)

Total stockholders’ equity	5,000	1,157,692	1,038,389

Non-controlling interests	—	1,331,968	1,458,941

Total equity	5,000	2,489,660	2,497,330

Total capitalization	$656,553	$2,830,212	$2,837,882

(1)	Any cash required to fund the illustrative redemption will be offset by a corresponding decrease in cash paid to the Karnes County Contributors. In the Illustrative Redemption Scenario, the Karnes County Contributors will receive 13,000,000 additional shares of Class B Common Stock, thereby increasing the fair value of the consideration given by $1.4 million (using the March 29, 2018 share price of TPGE’s Class A Common Stock of $10.11) and increasing the non-controlling interest due to the increase in the Karnes County Contributors ownership of Pace LLC units from 53.5% to 58.6%.

SPECIAL MEETING IN LIEU OF 2018 ANNUAL MEETING OF TPGE STOCKHOLDERS

General

TPGE is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by the TPGE Board for use at the special meeting of stockholders to be held on                     , 2018. This proxy statement is first being furnished to our stockholders on or about                     , 2018. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held on                     , 2018, at         , Central Time, at         , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class F Common Stock at the close of business on                     , 2018, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class F Common Stock that you owned as of the close of business on the record date. Only holders of Class F Common Stock will be entitled to vote on the Director Election Proposal. If your shares are held in “street name” or are in a margin or similar account, you should contact your banks, brokers or other nominees to ensure that votes related to the shares you beneficially own are properly counted. As of                     , 2018, there were 81,250,000 shares of Class A Common Stock and Class F Common Stock outstanding in the aggregate, of which 65,000,000 were shares of Class A Common Stock and 16,250,000 were shares of Class F Common Stock held by our Sponsor and our independent directors.

Vote of the Sponsor, Directors and Officers of TPGE

We expect that our Sponsor, officers and directors will vote in favor of all the Proposals. In this regard, pursuant to a letter agreement entered into at the time of our IPO, our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by them in favor of the Business Combination Proposal, and, pursuant to the Class F Waiver Agreement, our Sponsor has agreed to vote all of its shares of our voting common stock in favor of the other Proposals. Currently, our Sponsor, officers and directors own all of our outstanding shares of Class F Common Stock and collectively own approximately 20% of our outstanding Class A Common Stock and Class F Common Stock.

Our Sponsor, directors and officers have waived their right to have any founder shares or public shares redeemed in connection with the business combination. However, our Sponsor is entitled to redemption rights upon our liquidation with respect to any shares of Class A Common Stock it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of TPGE stockholders is necessary to hold a valid meeting. For purposes of proposals other than the Director Election Proposal, holders representing a majority of the voting power of Class A Common Stock and Class F Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. For purposes of the Director Election Proposal, holders representing a majority of the voting power of Class F Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each proposal.

The approvals of the Business Combination Proposal, the NYSE Proposal, the LTIP Proposal and the Adjournment Proposal require the affirmative vote of a majority of votes cast by the holders of the outstanding shares of Class A Common Stock and Class F Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, NYSE Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposals.

Directors are elected by a plurality of all of the votes cast by holders of shares of our Class F Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the seven (7) director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

We may not consummate the business combination unless the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal are approved at the special meeting. The Charter Proposals (other than the Share-Related Proposals) and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal. The Share-Related Proposals are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Recommendation to TPGE Stockholders

After careful consideration, the TPGE Board recommends that TPGE stockholders vote “FOR” each Proposal being submitted to a vote of the TPGE stockholders at the special meeting.

For a description of TPGE’s reasons for the approval of the business combination and the recommendation of the TPGE Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—The TPGE Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class F Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting, except that only holders of Class F Common Stock are entitled to vote on the Director Election Proposal. Your one or more proxy cards show the number of shares of Class A Common Stock and Class F Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class F Common Stock:

•	You can vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your banks, brokers or other nominees to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class F Common Stock will be voted as recommended by the TPGE Board. The TPGE Board recommends voting “FOR” the Proposals.

•	You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Class A Common Stock or Class F Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class F Common Stock.

Abstentions

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” any of the Charter Proposals, but will have no effect on the Business Combination Proposal, the NYSE Proposal, the Director Election Proposal, the LTIP Proposal or the Adjournment Proposal.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify TPGE’s secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Director Election Proposal, the LTIP Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class F Common Stock, you may call Morrow Sodali, our proxy solicitor, toll free at (800) 662-5200. Banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Under our Charter, any holders of our Class A Common Stock may elect that such shares be redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of our Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes, divided by the number of then-outstanding public shares, subject to certain limitations. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $654.9 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10.

In order to exercise your redemption rights, you must:

•	if you hold public units, separate the underlying public shares and public warrants;

•	check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

•	prior to 5:00 p.m., Eastern Time, on , 2018 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, to the attention of Mark Zimkind at 1 State Street—30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

•	deliver your shares of Class A Common Stock either physically or electronically through DTC to the Transfer Agent at least two (2) business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two (2) weeks to obtain physical certificates from the Transfer Agent. However, TPGE does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their respective banks, brokers or other nominees to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed above.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option, in each case, prior to the date set forth in this proxy statement. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

Holders of outstanding public units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold public units registered in your own name, you must deliver the certificate for such public units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one (1) full business day to accomplish the separation. If you fail to cause your public units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Class A Common Stock by TPGE’s public stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $654.9 million as of March 31, 2018. In no event will TPGE redeem its Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in our Charter.

Prior to exercising redemption rights, TPGE stockholders should verify the market price of Class A Common Stock, as stockholders may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your Class A Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares. You will have no right to participate in, or have any interest in, the future growth of TPGE, if any. You will be entitled to receive cash for your Class A Common Stock only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate an Initial Business Combination by May 10, 2019, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders, the exercise period of our warrants will terminate and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to TPGE stockholders in connection with the business combination.

Proxy Solicitation Costs

TPGE is soliciting proxies on behalf of the TPGE Board. This solicitation is being made by mail but also may be made by telephone or in person. TPGE and its directors, officers and employees may also solicit proxies in person. TPGE will file with the SEC all scripts and other electronic communications as proxy soliciting materials. TPGE will bear the cost of the solicitation.

TPGE has hired Morrow Sodali to assist in the proxy solicitation process. TPGE will pay that firm a fee of $30,000, plus disbursements. TPGE will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TPGE will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreements and the business combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreements, copies of which are attached as Annexes A, B and C to this proxy statement. Please see the subsection below entitled “The Business Combination Agreements” below for additional information and a summary of certain terms of the Business Combination Agreements. You are urged to read carefully the Business Combination Agreements in their entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Class A Common Stock and Class F Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class.

The Business Combination Agreements

This subsection of the proxy statement describes the material provisions of the Business Combination Agreements but does not purport to describe all of the terms of the Business Combination Agreements. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreements, copies of which are attached as Annexes A, B and C hereto. You are urged to read the Business Combination Agreements in their entirety because they are the primary legal documents that govern the business combination.

The Business Combination Agreements contain representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreements or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreements. The representations, warranties and covenants in the Business Combination Agreements are also modified in important part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the schedules contain information that is material to an investment decision.

The Karnes County Contribution Agreement

On March 20, 2018, TPGE entered into the Karnes County Contribution Agreement with the Karnes County Contributors and Pace LLC, pursuant to which the Company, through Pace LLC, will acquire the Karnes County Assets. On May 10, 2018, we, Pace LLC and the Karnes County Contributors entered into Amendment No. 1 to the Karnes County Contribution Agreement to make certain changes in the forms of the Stockholder Agreement and the Second A&R Charter attached as exhibits to the Karnes County Contribution Agreement. On June 27, 2018, we, Pace LLC and the Karnes County Contributors entered into Amendment No. 2 to the Karnes County Contribution Agreement to make certain changes in the form of the Stockholder Agreement attached as an exhibit to the Karnes County Contribution Agreement.

Pursuant to the terms of the Karnes County Contribution Agreement, at the Closing, the Karnes County Contributors will receive total aggregate consideration of approximately $2.09 billion, consisting of cash and stock of TPGE (the “Karnes County Consideration”), subject to customary purchase price adjustments (including with respect to title and environmental defects with an effective date of January 1, 2018, and the reimbursement by TPGE to the Karnes County Contributors of costs associated with the Subsequent GulfTex Assets). The cash portion of the Karnes County Consideration will be an amount in cash determined by TPGE in its sole discretion, provided that in no event will such amount be less than $610 million (the “Karnes County Cash Consideration”).

The Karnes County Contributors may elect to receive a number of shares of Class A Common Stock and/or Class B Common Stock, determined based on a per share issue price of $10, in an amount equal to the Karnes County Consideration less the Karnes County Cash Consideration. In the event that the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of Pace LLC Units.

For a period following the Closing until December 31, 2021, the Karnes County Contributors will be entitled to receive an aggregate of up to 13,000,000 additional shares of TPGE’s voting common stock (allocated between Class A Common Stock and Class B Common Stock as elected by the Karnes County Contributors) in earnout consideration based on certain EBITDA and free cash flow or stock price thresholds. Of the 13,000,000 additional shares, (i) 4,500,000 are issuable in the event that either (x) the stock price of our Class A Common Stock is greater than or equal to $12.50 for at least ten (10) days out of any twenty (20) consecutive trading day period prior to December 31, 2020 or (y) the EBITDA of the Company is greater than or equal to $565 million and the free cash flow of the Company is greater than $275 million, in each case for the year ended December 31, 2018, (ii) 4,500,000 are issuable in the event that either (x) the stock price of our Class A Common Stock is greater than or equal to $13.50 for at least ten (10) days out of any twenty (20) consecutive trading day period prior to June 30, 2021 or (y) the EBITDA of the Company is greater than or equal to $600 million and the free cash flow of the Company is greater than $225 million, in each case for the year ended December 31, 2019 and (iii) 4,000,000 are issuable in the event that the stock price of our Class A Common Stock is greater than or equal to $14.50 for at least ten (10) days out of any twenty (20) consecutive trading day period prior to December 31, 2021. The thresholds set forth above may be adjusted by the TPGE Board in certain limited circumstances.

In addition, pursuant to the terms of the Karnes County Contribution Agreement, TPGE has agreed to cause the Charter to be amended and restated at the Closing as further described in “—Related Agreements—Second A&R Charter” below.

Conditions to Closing of the Karnes County Contribution Agreement

Mutual Conditions

Under the Karnes County Contribution Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	the absence of specified adverse laws, injunctions or orders;

•	the expiration of the waiting period (or extension thereof) under the HSR Act;

•	the requisite approval by TPGE’s stockholders;

•	TPGE having at least $5,000,001 of net tangible assets;

•	TPGE having Available Cash (as described below) of at least $610 million (which is the minimum amount of cash consideration payable to the Karnes County Contributors under the Karnes County Contribution Agreement);

•	the completion of the offer by TPGE to redeem shares of Class A Common Stock issued in the IPO for cash in accordance with the organizational documents of TPGE and the terms of the Karnes County Contribution Agreement and as described elsewhere in this proxy statement;

•	the aggregate value of adjustments to the purchase price attributable to title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights, and casualty losses not exceeding an amount equal to 20% of the Karnes County Consideration;

•	the approval for listing on the NYSE of the shares of Class A Common Stock issuable to the Karnes County Contributors pursuant to the Karnes County Contribution Agreement;

•	the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Karnes County Contribution Agreement;

•	material compliance by the other parties with their respective covenants; and

•	delivery by the other parties of documents and other items required to be delivered by such party at the Closing.

“Available Cash” is defined as, as of the Closing, the amount of funds contained in the Trust Account (net of any stockholder redemptions and the payment of any deferred underwriting fees), plus the amount of certain debt and equity financing proceeds as set forth in the Karnes County Contribution Agreement, minus the cash purchase price required to be paid by Pace LLC pursuant to the Giddings Purchase Agreement at the Closing, minus the cash purchase price required to be paid by Pace LLC pursuant to the Ironwood MIPA at the Closing, minus the transaction expenses of the Karnes County Contributors required to be paid by TPGE pursuant to the Karnes County Contribution Agreement, minus the transaction expenses of TPGE, minus certain costs and expenses associated with the recent acquisition of the Subsequent GulfTex Assets. The Karnes County Contribution Agreement permits TPGE in its sole discretion to incur indebtedness to satisfy this Available Cash condition. Furthermore, to the extent debt financing is available to it, the Company is required to incur indebtedness in an aggregate amount up to $500 million to the extent necessary to satisfy this Available Cash condition.

TPGE Conditions

Under the Karnes County Contribution Agreement, the obligations of TPGE and Pace LLC (but not the Karnes County Contributors) to consummate the Karnes County Transaction are conditioned upon the closing of the Giddings Transaction. TPGE may waive this condition in its sole discretion.

Representations and Warranties

The Karnes County Contribution Agreement contains customary representations and warranties by the parties thereto. The Karnes County Contributors made customary representations and warranties relating to: organization; authority; no conflicts; consents; bankruptcy; legal proceedings; material contracts; compliance with laws; preferential purchase rights; payments of royalties; oil and gas matters; tax matters; brokers’ fees; environmental matters; governmental authorizations; ownership of the Karnes County Assets; insurance; credit support; indebtedness; accredited investor status; anti-corruption and sanctions; and information supplied.

Under the Karnes County Contribution Agreement, certain representations and warranties of the Karnes County Contributors are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Karnes County Contribution Agreement, a “Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on ownership, operation or the value of the Karnes County Assets taken as a whole and as operated as of the date of the Karnes County Contribution Agreement or a material adverse effect on the Karnes County Contributors ability to consummate the Karnes County Transaction and perform their obligations under the Karnes County Contribution Agreement; provided, however, that a Material Adverse Effect does not include any material adverse effect resulting from (a) entering into the Karnes County Contribution Agreement or the announcement of the transactions contemplated thereby; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Karnes County Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Karnes County Assets are located; (d) acts of God, including hurricanes, storms, or other naturally occurring events; (e) acts or failures of governmental authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) matters that are cured or no longer exist by the earlier of the Closing and the termination of the Karnes County Contribution Agreement; (h) a change in laws and any interpretations thereof from and after the date of the Karnes County Contribution Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of hydrocarbons and (k) natural declines in well performance.

TPGE and Pace LLC also made customary representations and warranties relating to: organization; authority; no conflicts; consents; capital structure; SEC filings of TPGE; listing of shares of Class A Common Stock on the NYSE; the Trust Account; no business conducted by Pace LLC; bankruptcy; legal proceedings; independent evaluation; accredited investor status; information supplied; financing; qualification of Pace LLC as an operator; brokers’ fees; absence of certain changes or events; no default; compliance with laws; certain contracts and arrangements; no indebtedness; employees; real property; and tax matters.

Covenants of the Parties

Covenants of the Karnes County Contributors

The Karnes County Contributors made certain covenants under the Karnes County Contribution Agreement including, among others, the following:

•

Subject to limited exceptions, during the period between signing and the Closing, the Karnes County Contributors have agreed to (a) own, (where applicable) operate, and maintain the Karnes County Assets as a reasonably prudent operator of oil and gas properties similar to the Karnes County Assets in the region where the Karnes County Assets are located, in material compliance with all applicable laws and otherwise in a regular and ordinary manner consistent with the Karnes County Contributors’ past practices; (b) maintain the books of account and records relating to the Karnes County Assets in a regular and ordinary manner consistent with the Karnes County Contributors’ past practices; (c) not propose any operation reasonably expected to cost the Karnes County Contributors in excess of $100,000 (net to the Karnes County Contributors’ or Company Merger Sub’s (as defined in the Karnes County Contribution Agreement, referring to a merger subsidiary of Pace LLC) interest); (d) not elect to participate in or non-consent any operation proposed by a third party that is reasonably expected to cost the Karnes County Contributors in excess of $100,000 (net to the Karnes County Contributors’ or Company Merger Sub’s interest); (e) not enter into certain contracts, or any lease; (f) not transfer, sell, mortgage, or pledge any portion of the Karnes County Assets or purchase or acquire any assets or properties that will constitute “Assets” under the Karnes County Contribution Agreement, in each case subject to certain exceptions; (g) maintain all permits with and approvals from governmental authorities necessary for the ownership or operation of the Karnes County Assets as currently owned and/or operated; (h) provide Pace LLC with copies of any and all material correspondence received from any governmental authority with respect to the Karnes County Assets; (i) not voluntarily relinquish its position as operator to anyone other than Pace LLC with respect to any of the Karnes County Assets, or voluntarily abandon any of the Karnes County Assets other than as required pursuant to the terms of a lease or applicable law; (j) use commercially reasonable efforts to maintain its existing insurance policies relating to the Karnes County Assets in such amounts and with such deductibles as are currently maintained by the Karnes County Contributors; (k) not settle or compromise any proceeding relating to the Karnes County Assets, other than settlements or compromises of retained obligations or specified obligations or other matters for which the Karnes County Contributors are solely liable for under the terms of the Karnes County Contribution Agreement; (l) not, and cause its affiliates not to, and use commercially reasonable efforts to cause their respective representatives not to, directly or indirectly (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to, any person (other than TPGE, Pace LLC and their respective representatives) concerning any proposal by a third party for any acquisition of the Karnes County Assets, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any non-public information with respect to any such alternative proposal or (iii) commence, continue or renew any due diligence investigation regarding any such alternative proposal, other than, in each case, as otherwise permitted by the Karnes County Contribution Agreement and (m) not grant any consent or waiver of any material right in connection with, enter into any amendment, modification or supplement to, take any action or omit to take any action in connection with (or exercise or fail to exercise) any material right under, the purchase and sale agreement to acquire the Subsequent GulfTex Assets (including with respect to the final settlement statement thereunder);

•	At TPGE’s request, at reasonable times and on reasonably frequent intervals during the period between signing and the Closing, the Karnes County Contributors have agreed to consult with TPGE and keep TPGE reasonably apprised with respect to the Karnes County Contributors’ or their affiliates’ past and planned activities and operations (including the outcome and actual or estimated costs thereof) on or with respect to the Karnes County Assets;

•	The Karnes County Contributors have agreed to use commercially reasonable efforts to support Pace LLC’s efforts to become successor operator of the Karnes County Assets (to the extent permitted under any applicable joint operating agreement) effective as of the Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Pace LLC as successor operator of the Karnes County Assets effective as of the Closing;

•	Prior to the Closing, the Karnes County Contributors have agreed to cause any affiliate of the Karnes County Contributors that holds any asset, property, or interest that, if owned by the Karnes County Contributors as of the date of the Karnes County Contribution Agreement would constitute an “Asset” under the Karnes County Contribution Agreement (including any net profits interests or similar interests in the leases or wells and including any interest in a new lease acquired on or after March 16, 2018), to convey all such assets to the Karnes County Contributors (and to terminate all such net profits interests) pursuant to a form of recordable conveyance in form and substance reasonably acceptable to Pace LLC;

•	The Karnes County Contributors have agreed to negotiate and obtain on or prior to the Closing Date releases of all encumbrances securing borrowed monies or payment obligations incurred by a Karnes County Contributor or any of their affiliates under any indebtedness that is secured by the Karnes County Assets;

•	The Karnes County Contributors have agreed to provide, and use its commercially reasonable efforts to cause its affiliates and its and their representatives to provide, Pace LLC such commercially reasonable cooperation as may be reasonably requested by Pace LLC with respect to the debt financing described in the Debt Commitment Letter; and

•	The Karnes County Contributors have agreed to use their commercially reasonable efforts to cause EV Energy Partners, L.P., together with any other affiliates of the Karnes County Contributors that own any oil and gas interests within the area where the Karnes County Assets are located, to enter into a joint operating agreement with the Karnes County Contributors (if prior to the Closing) or Pace LLC (if after the Closing) consistent with the terms and conditions described in Exhibit L attached to the Karnes County Contribution Agreement.

Covenants of TPGE and Pace LLC

TPGE and Pace LLC made certain covenants under the Karnes County Contribution Agreement including, among others, the following:

•	During the period between signing and the Closing, subject to certain exceptions, TPGE and Pace LLC have agreed not to:

•	(a) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, TPGE or its subsidiaries; (b) split, combine or reclassify any capital stock of, or other equity interests in, TPGE; or (c) other than in any transaction document or as otherwise required by TPGE’s organizational documents or SEC filings in order to consummate the business combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, TPGE;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, TPGE or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than pursuant to the PIPE Investment or in accordance with the Karnes County Contribution Agreement;

•	amend or propose to amend TPGE’s or any of its subsidiaries’ organizational documents;

•	(a) merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of TPGE; (b) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (c) make any loans, advances or capital contributions to, or investments in, any person other than TPGE or any wholly owned subsidiary;

•	amend or enter into any agreement related to the Trust Account;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding up;

•	change in any material respect their material accounting methods or policies, except as required by GAAP;

•	other than any such contract, agreement, arrangement or transaction disclosed in TPGE’s SEC filings prior to the date of the Karnes County Contribution Agreement, enter into or amend any contract, agreement or commitment with any former or present director or officer of TPGE or any of its subsidiaries or with any affiliate of any of the foregoing persons, in each case, if such transaction would be required to be disclosed by TPGE pursuant to Item 404 of Regulation S-K of the Exchange Act;

•	incur, create or assume any indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such indebtedness of another person or issue or sell any debt securities or rights to acquire any debt securities of TPGE or any of its subsidiaries or guarantee any debt securities of another person or create any material encumbrances on any material property or assets of TPGE or any of its subsidiaries in connection with any indebtedness thereof other than permitted encumbrances, in each case, other than in connection with any indebtedness to be incurred, created or assumed in connection with the Closing or the debt financing described in the Debt Commitment Letter; or

•	amend the Class F Waiver Agreement or enter into or amend any other agreement related to the Class F Waiver Agreement.

•	Each of TPGE and Pace LLC have agreed to use commercially reasonable efforts to obtain or cause to be obtained in the name of Pace LLC (or its designee) and effective as of the Closing replacements for certain credit support obligations related to the Karnes County Assets, subject to certain exceptions;

•	TPGE and Pace LLC have agreed to use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the Debt Commitment Letter, subject to certain exceptions;

•	TPGE has agreed to take all action necessary under applicable law and its organizational documents to call, give notice of, convene and hold a meeting of its stockholders to seek stockholder approval and approval of the Proposals;

•	TPGE has agreed to submit the Proposals to, and use its commercially reasonable efforts to solicit proxies in favor of such Proposals from, such holders at the special meeting;

•	TPGE has agreed, through the TPGE Board, to recommend to its stockholders that they vote in favor of the Proposals, and to include such recommendation in the proxy statement;

•	In addition, the TPGE Board may not change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, in a manner adverse to the Karnes County Contributors, such recommendation (a “Recommendation Change”), except where it determines in good faith, after consultation with its outside legal counsel, that a failure to make a change in recommendation would reasonably be expected to constitute a breach of its fiduciary duties to TPGE’s stockholders under applicable law;

•	TPGE has agreed to use commercially reasonable efforts to ensure that it remains listed as a public company on, and for shares of Class A Common Stock to be tradable over, the NYSE;

•	Through the Closing (or, if the Closing does not occur, the date that is twelve (12) months from the date of the Karnes County Contribution Agreement), each of TPGE and Pace LLC has agreed not to, and to cause its affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of the Karnes County Contributors or their respective affiliates;

•	TPGE has agreed not to, and to cause its affiliates not to and to use commercially reasonable efforts to cause their respective representatives not to, deliver any letter of intent to any person, or enter into any agreements (subject to certain exceptions) with any person, in each case regarding any business combination proposal with a purchase price in excess of $200 million;

•	In addition, TPGE has agreed not to, and to cause its affiliates not to and to use commercially reasonable efforts to cause their respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any person concerning any proposal, transaction or offer by any person for any direct or indirect acquisition of all or substantially all of the assets or equity securities of TPGE (a “TPGE Transaction Proposal”), (ii) enter into any agreement regarding, or furnish to any Person any non-public information with respect to, any TPGE Transaction Proposal or (iii) commence, continue or renew any due diligence investigation regarding any TPGE Transaction Proposal;

•	TPGE has agreed not to permit any adverse amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Subscription Agreements without the prior written consent of the Karnes County Contributors;

•	TPGE has agreed to use its commercially reasonable efforts to cause the Trustee to, and the Trustee will thereupon be obligated to, (i) pay as and when due all amounts payable to stockholders of TPGE, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the Karnes County Contribution Agreement and the Trust Agreement; and

•	TPGE and Pace LLC have each agreed to, for at least a period of seven (7) years following the Closing, retain certain records and provide the Karnes County Contributors and their respective affiliates and their officers, employees and representatives with access to such records for tax accounting purposes and access to any materials in their possession related to any third-party claim.

Mutual Covenants

Each party made certain mutual covenants under the Karnes County Contribution Agreement, including, among others, the following:

•	The parties have agreed to cooperate fully with each other and use commercially reasonable efforts to cause the Karnes County Transaction to be consummated as promptly as reasonably practicable, subject to certain exceptions;

•	Unless HSR Act notification is not required because an exemption applies, each of the parties have agreed to (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act or any other filings or notifications required by applicable laws and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by any governmental authority with respect thereto, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable laws to terminate or expire at the earliest possible date, and (z) resist in good faith, at each of their respective cost and expense, any assertion that the business combination constitutes a violation of applicable laws, all to the end of expediting consummation of the business combination;

•	Each party has agreed to give the other party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the date of the Karnes County Contribution Agreement related to the Karnes County Contribution Agreement or the transactions contemplated thereby at such party’s sole cost and expense and no party may compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other party has consented in writing (which consent may not be unreasonably withheld, conditioned, or delayed);

•	The parties have agreed to cooperate with each other in the preparation of the proxy statement and any amendment or supplement to the proxy statement and any documents related to the offer by TPGE to redeem its Class A Common Stock;

•	The parties have agreed that the conveyance of the Karnes County Assets from the Karnes County Contributors to TPGE will be structured as a series of mergers, and the Karnes County Contributors agreed to undertake certain actions in furtherance of such actions as set forth in the Karnes County Contribution Agreement;

•	With respect to the Subsequent GulfTex Assets and certain Karnes County assets acquired or that may be acquired after January 1, 2018 but prior to the Closing (the “2018 New Leases,” and together with the Subsequent GulfTex Assets, the “2018 Asset Additions”), TPGE has agreed to reimburse the Karnes County Contributors dollar-for-dollar under the Karnes County Contribution Agreement for their acquisition of the 2018 Asset Additions; and

•	The parties have agreed to notify each other in reasonable detail if a party obtains actual knowledge that any representation or warranty of the other party contained in the Karnes County Contribution Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date.

Indemnification

Under the Karnes County Contribution Agreement, the Karnes County Contributors have agreed to indemnify TPGE for any losses relating to (a) a breach of any representation or warranty of the Karnes County Contributors, other than fundamental representations and warranties and representations and warranties relating to tax matters, for a period of twelve (12) months following the Closing; (b) breaches of fundamental representations and warranties of the Karnes County Contributors for a period of three (3) years following the Closing; (c) breaches of representations and warranties of the Karnes County Contributors related to tax matters for a period equal to the applicable statute of limitations plus sixty (60) days; (d) breaches of any pre-Closing covenant of the Karnes County Contributors for a period of twelve (12) months following the Closing; (e) breaches of any post-Closing covenants of the Karnes County Contributors until fully performed; (f) Specified Obligations (as defined in the Karnes County Contribution Agreement) with respect to scheduled litigation and environmental matters until fully and finally resolved; (g) Specified Obligations (as defined in the Karnes County Contribution Agreement) with respect to royalties for a period of two (2) years following the Closing; (h) all other Specified Obligations for a period of twelve (12) months following the Closing and (i) Retained Obligations (as defined in the Karnes County Contribution Agreement) for a period equal to the applicable statute of limitations plus sixty (60) days. Additionally, TPGE has agreed to indemnify the Karnes County Contributors for any losses relating to a breach of any of its representations, warranties or covenants and Assumed Obligations (as defined in the Karnes County Contribution Agreement).

The indemnification obligations of the Karnes County Contributors set forth above with respect to a breach of any representation or warranty (other than tax-related and fundamental representations and warranties) are subject to a de minimis threshold of $100,000, an aggregate deductible equal to 1.5% of the Karnes County Consideration and a cap equal to 15% of the Karnes County Consideration.

Any indemnity payments under the Karnes County Contribution Agreement are to be made in cash. However, the Karnes County Contributors may elect, at their option, to make any such payments by surrendering to TPGE and Pace LLC, as applicable, for cancellation shares of Class A Common Stock and/or Class B Common Stock (together with a corresponding number of Pace LLC Units, if applicable) based a volume weighted share price formula set forth in the Karnes County Contribution Agreement; provided that the Company and Pace LLC may set off (or withhold from the earnout payments) any indemnity payments owed by the Karnes County Contributors.

Termination

The Karnes County Contribution Agreement may be terminated by either party upon the occurrence of the following: (a) if the Closing is not consummated by the End Date; provided, however, in the event that the Marketing Period (defined in the Karnes County Contribution Agreement generally as a fifteen (15) consecutive business day period that, subject to certain exceptions, will begin on the day that the requisite approval of TPGE’s stockholders is obtained) has commenced but has not completed as of the End Date, the End Date may be extended by Pace LLC for a period not to exceed the remaining number of days in the Marketing Period; (b) the consummation of the Karnes County Transaction is prohibited by law; and (c) upon the parties’ mutual written consent.

The Karnes County Contributors can terminate the Karnes County Contribution Agreement if (a) the TPGE Board makes a Recommendation Change, or (b) TPGE or Pace LLC breaches any of their representations, warranties, covenants or other agreements which have not been cured by the earlier of (x) five (5) business days prior to the End Date and (y) thirty (30) days following written notice from the Karnes County Contributors of such breach.

TPGE can terminate the Karnes County Contribution Agreement if (a) the Giddings Purchase Agreement has been validly terminated prior to the consummation of the Giddings Transaction and (b) if the Karnes County Contributors breach any of their representations, warranties, covenants or other agreements which have not been cured by the earlier of (x) five (5) business days prior to the End Date and (y) thirty (30) days following written notice from TPGE of such breach.

None of the parties to the Karnes County Contribution Agreement is required to pay a termination fee or reimburse any other party for its expense as a result of a termination of the Karnes County Contribution Agreement.

If the Karnes County Contribution Agreement is terminated in accordance with its terms, subject to certain exceptions, the parties will have no liability or obligation under such agreement; provided, however, that no party will be relieved or released from any liabilities arising out of any Willful and Material Breach (as defined in the Karnes County Contribution Agreement) by such party that gave rise to a failure of a closing condition set forth in the Karnes County Contribution Agreement.

Expenses

Subject to certain exceptions, all fees, costs and expenses incurred by the parties in negotiating the Karnes County Contribution Agreement and the related transaction documents or in consummating the Karnes County Transaction are required to be paid by the party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, that at the Closing, TPGE has agreed to pay (a) the reasonable and documented third-party costs and expenses incurred and paid by the Karnes County Contributors in entering into the Karnes County Contribution Agreement, including their costs and expenses incurred in connection with any HSR Act filing, other than any costs and expenses payable to any investment bank and (b) certain costs and expenses associated with the acquisition of the Subsequent GulfTex Assets.

Amendments

The Karnes County Contribution Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided, however, following receipt of the requisite stockholder approval, no amendment will be permitted if it would require further approval by the stockholders without first obtaining such further approval and no amendment to certain provisions will be permitted that is materially adverse to the lenders party to the Debt Commitment Letter (as defined below) (collectively, the “Commitment Parties”) without their prior consent.

Access

From the date of the Karnes County Contribution Agreement until the Closing, the Karnes County Contributors have agreed to afford Pace LLC and its representatives reasonable access to the Karnes County Assets to conduct due diligence at their own risk and expense.

Title Matters

Title Representations and Warranties

The Karnes County Contributors have made no representation or warranty with respect to their title to any of the Karnes County Assets, except for the special warranty of title (which shall be contained in the assignments to be entered into and delivered at the Closing), which shall be effective as of the Closing until the third anniversary thereof.

Notice of Title Defects and Benefits; Certain Defect Adjustments

In order to claim a title defect, Pace LLC has agreed to deliver all title defect notices to the Karnes County Contributors no later than 5:00 p.m. Central Time on May 31, 2018 (the “Karnes County Title Claim Date”). Each title defect notice must include (a) a description of the alleged title defect and the applicable lease or well affected thereby, (b) the allocated value of each title defect property, (c) to the extent available, supporting documents reasonably necessary for the Karnes County Contributors to verify the existence of such alleged title defect, and (d) the amount by which Pace LLC reasonably believes the allocated value of each title defect property is reduced by such alleged title defect as well as the computations upon which Pace LLC’s belief is based. From the date of the Karnes County Contribution Agreement until the Karnes County Title Claim Date, Pace LLC has also agreed to deliver written notices of any title benefit that is discovered, and every other calendar week, Pace LLC has agreed to endeavor to give written notice of any alleged title defects to the Karnes County Contributors. The Karnes County Contributors may deliver to Pace LLC on or before the Karnes County Title Claim Date a title benefit notice with respect to any title benefit discovered by the Karnes County Contributors containing the information in items (a) through (d) above (except that such title benefit notices shall be in respect of the alleged title benefits in lieu of the title defects mentioned above).

At the Closing, Pace LLC has agreed to withhold from the Karnes County Consideration, as the defect holdback amount, an amount equal to (a) an aggregate number of shares of Class A Common Stock and/or Class B Common Stock, calculated by dividing (i) the sum of (1) the aggregate amount of all title defect amounts that the Karnes County Contributors have elected to cure post-Closing, (2) the aggregate amount of all remediation amounts (as claimed by Pace LLC in its environmental defect notices) that the Karnes County Contributors have elected to cure post-Closing, and (3) the aggregate amount of all title defect amounts and remediation amounts that the Karnes County Contributors attempted to cure prior to the Closing but which Pace LLC has elected to dispute such cure, by (ii) $10, and (b) a number of Pace LLC Units equal to the number of shares of Class B Common Stock determined in clause (a) above.

The Karnes County Contributors’ Right to Cure

The Karnes County Contributors may, at their cost and at any time prior to sixty (60) days following the Closing (the “Karnes County Cure Date”), cure any title defect asserted by Pace LLC. If a title defect is so cured post-closing, then the Karnes County Contributors or TPGE and Pace LLC, as applicable, shall be entitled to receive or not issue, as applicable, a portion of the defect holdback amount.

Remedies for Title Defects

With respect to title defects that are not waived in writing by Pace LLC or cured prior to the Closing, the Karnes County Contributors may elect to, at least two (2) business days prior to the Closing, (a) reduce the Karnes County Consideration by the title defect amount (which shall be the default option in the event the Karnes County Contributors fail to make a timely election), (b) cure the alleged title defect or (c) if the Closing has not occurred on or before the End Date and the closing condition related to the value of adjustments to the consideration attributable to title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights and casualty losses has not been satisfied, terminate the Karnes County Contribution Agreement. These shall be the exclusive title defect remedies of TPGE and Pace LLC.

Title Defect and Benefit Amounts

The parties agreed to certain mechanics to determine the title defect amounts (the amount by which the allocated value of a title defect property may be reduced as a result of the existence of a title defect) and title benefit amounts (the amount that may be used to offset title defect amounts as described below as a result of the existence of a title benefit) as set forth in the Karnes County Contribution Agreement.

Title Defect Threshold and Deductible

Unless a title defect amount exceeds the $50,000 individual title defect threshold, no adjustment may be made to the Karnes County Consideration, and there may not otherwise be any adjustments to the Karnes County Consideration for title defects exceeding such individual defect threshold unless (a) (i) the sum of all such uncured title defects (minus the aggregate title benefit amounts exceeding such threshold) plus (ii) the aggregate remediation amounts of all uncured environmental defects exceeding the $75,000 individual environmental threshold exceeds (b) 1.5% of the Karnes County Consideration.

Title Dispute Resolutions

If the Karnes County Contributors and Pace LLC are unable to agree by the Closing on matters regarding title defects, title benefits, or the adequacy of curative materials provided by the Karnes County Contributors, the parties have agreed to certain arbitration procedures as set forth in the Karnes County Contribution Agreement.

Casualty Loss

From and after January 1, 2018, if the Closing occurs, Pace LLC has agreed to assume all risk of loss with respect to production of hydrocarbons through normal depletion and depreciation of personal property. If, after the date of the Karnes County Contribution Agreement but prior to the Closing, any Karnes County Asset is damaged or destroyed by fire or other casualty or is taken in condemnation or by eminent domain, TPGE and Pace LLC have agreed to nevertheless be required to proceed with the Closing. If such casualty losses are reasonably estimated to amount to less than $1,000,000, then the Karnes County Consideration may not be adjusted downward and Pace LLC has agreed to assume all associated risk and loss. If, however, such casualty losses equal or exceed $1,000,000, then at or prior to the Closing, the Karnes County Contributors can elect to either (a) adjust the Karnes County Consideration downward by the amount by which the reasonable estimated losses to the Karnes County Assets exceeds $1,000,000 or (b) exclude such affected Karnes County Assets from the transaction contemplated hereby and reduce the Karnes County Consideration by the allocated value of such excluded Karnes County Assets.

Transfer Restrictions

Consents to Assign

The Karnes County Contributors have agreed to, within a reasonable period of time after the date of the Karnes County Contribution Agreement, send notices to all consent holders seeking such holders’ consent to the Karnes County Transaction. Prior to the Closing, the parties have agreed to also promptly notify the other party if such notifying party discovers that a consent applies (and such consent is to be promptly sought). If the Karnes County Contributors fail to obtain a consent that would (a) cause the assignment to Pace LLC of the Karnes County Assets to be void or voidable; (b) give rise to the right to terminate or result in the termination of a lease or contract or (c) be reasonably likely to result in any material liabilities that are liquidated in amount to Pace LLC after the Closing (collectively, an “Karnes County Hard Consent”), then (w) the Karnes County Asset affected by such Karnes County Hard Consent shall not be conveyed at the Closing, (x) (i) if such affected Karnes County Asset is a contract, the contract shall be held by the Karnes County Contributors until the Karnes County Hard Consent is satisfied or the contract has terminated and Pace LLC may be liable for all payments or obligations associated with the Karnes County Contributors continuing to be a party to such contract until the Karnes County Hard Consent is satisfied, or (ii) if such affected Karnes County Asset is a lease or well, all other Karnes County Assets as may be reasonably necessary to effect the exclusion of such affected Karnes County Asset shall not be conveyed at the Closing, (y) the Karnes County Consideration shall be reduced by the allocated value of such affected Karnes County Asset and associated assets excluded from the Karnes County Assets at the Closing and (z) the Karnes County Contributors and Pace LLC have agreed to use commercially reasonable efforts to obtain the Karnes County Hard Consent.

If the Karnes County Contributors fail to obtain a consent prior to the Closing that is not a Karnes County Hard Consent, then the Karnes County Asset subject to such un-obtained consent shall nevertheless be assigned to Pace LLC at the Closing. Prior to the Closing, the parties have agreed to use their respective commercially reasonable efforts to obtain all consents.

Preferential Purchase Rights

The Karnes County Contributors have agreed to, within a reasonable period of time after the date of the Karnes County Contribution Agreement, send notices to all preferential purchase right holders. Prior to the Closing, the parties have agreed to also promptly notify the other party if such notifying party discovers that a preferential purchase right applies (and such preferential purchase right holder is to be promptly notified). If any preferential purchase right holder exercises such preferential purchase right prior to the Closing, the Karnes County Assets subject to such preferential purchase right shall be excluded from the Karnes County Contribution Agreement and the Karnes County Consideration shall be reduced at the Closing by an amount equal to the aggregate allocated values of such affected Karnes County Assets. If any preferential purchase right holder fails to exercise such preferential purchase right prior to the Closing, the Karnes County Contributors shall retain such affected Karnes County Assets and the Karnes County Consideration shall be reduced accordingly. If within one hundred twenty (120) days following the Closing, any preferential purchase right is waived, the time period for exercising such right expires, or the holder of such right fails to consummate the purchase of the Karnes County Assets covered by such preferential purchase right, then the parties have agreed to effect a subsequent closing with respect to the Karnes County Assets subject to such preferential purchase right and any associated Karnes County Assets that were excluded from the initial closing, and the parties have agreed to pay or provide to the Karnes County Contributors an amount equal to the aggregate allocated values of such Karnes County Assets.

Environmental Matters

Notice of Environmental Defects

Pace LLC has agreed to deliver environmental defect notices setting forth matters that, in Pace LLC’s good-faith opinion, constitute environmental defects to the Karnes County Contributors no later than 5:00 p.m. Central Time on May 31, 2018 (the “Karnes County Environmental Claim Date”). If TPGE or Pace LLC has actual knowledge of an environmental defect and fails to assert such defect in an environmental defect notice prior to the Karnes County Environmental Claim Date, TPGE or Pace LLC, as applicable, will be precluded from asserting such defect as the basis of an indemnity claim. Each environmental defect notice shall be in writing and shall include (a) a description of the alleged environmental defect and the Karnes County Assets affected by such defect, (b) the allocated value of the Karnes County Assets affected by such alleged environmental defect, (c) to the extent available, supporting documents reasonably necessary for the Karnes County Contributors to verify the existence of such alleged environmental defect and (d) a calculation of the remediation amount that Pace LLC asserts is attributable to such alleged environmental defect. From the date of the Karnes County Contribution Agreement until the end of the Karnes County Environmental Claim Date, Pace LLC has agreed to endeavor to give written notice of any alleged environmental defects to the Karnes County Contributors every other calendar week.

The Karnes County Contributors’ Right to Cure

The Karnes County Contributors may, at their cost and at any time prior to the Karnes County Cure Date, cure any environmental defect asserted by Pace LLC. TPGE and Pace LLC have agreed to reasonably cooperate with the Karnes County Contributors to the extent necessary to facilitate the Karnes County Contributors’ attempt to cure any environmental defect.

Remedies for Environmental Defects

To the extent any environmental defect is timely asserted and not waived in writing by Pace LLC or cured prior to the Closing, the Karnes County Contributors may opt to, at least two (2) business days prior to the Closing, (a) reduce the Karnes County Consideration by the remediation amount relating to such environmental defect (which shall be the default option in the event the Karnes County Contributors fail to make a timely election), (b) if the remediation amount equals or exceeds the allocated value for such environmental defect, retain the Karnes County Asset that is subject to such environmental defect (together with all associated Karnes County Assets) and reduce the Karnes County Consideration by an amount equal to the allocated value of such excluded Karnes County Assets or (c) if the Closing shall have not occurred on or before the End Date and the closing conditions related to the value of adjustments to the consideration attributable to title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights and casualty losses has not been satisfied, terminate the Karnes County Contribution Agreement. These shall be the exclusive environmental defect remedies of TPGE and Pace LLC.

Environmental Dispute Resolution

If the Karnes County Contributors and Pace LLC are unable to agree by the Closing on matters regarding environmental defects and/or remediation amounts, the parties have agreed to certain arbitration procedures as set forth in the Karnes County Contribution Agreement.

The Giddings Purchase Agreement

On March 20, 2018, Pace LLC entered into the Giddings Purchase Agreement with the Giddings Sellers, pursuant to which the Company, through Pace LLC, will acquire the Giddings Assets.

Pursuant to the terms of the Giddings Purchase Agreement, at the Closing, the Giddings Sellers will receive aggregate cash consideration consisting of $308,429,910 (the “Giddings Consideration”), subject to customary purchase price adjustments (including with respect to title and environmental defects with an effective date of January 1, 2018).

For a period of approximately five (5) years following the Closing, the Giddings Sellers will be entitled to receive an aggregate of up to $47 million in cash earnout payments based on certain net revenue thresholds. The five year earnout period is divided into five successive annual earnout periods. If during an annual earnout period the net revenue of the Company is in excess of $99 million, then the Giddings Sellers will receive an earnout payment equal to (x) 30% of the excess net revenue over $99 million plus (y) 15% of the cash consideration from any sale of assets by the Company, in each case subject to an overall earnout cap of $47 million.

Conditions to Closing of the Giddings Purchase Agreement

Mutual Conditions

Under the Giddings Purchase Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Giddings Purchase Agreement;

•	material compliance by the other parties with their respective covenants;

•	the absence of specified adverse laws, injunctions or orders;

•	the aggregate value of adjustments to the purchase price attributable to title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights, and casualty losses not exceeding an amount equal to 20% of the Giddings Consideration; and

•	the expiration of the waiting period (or extension thereof) under the HSR Act.

Pace LLC Conditions

Under the Giddings Purchase Agreement, the obligations of Pace LLC (but not the Giddings Sellers) to consummate the Giddings Transaction are conditioned upon the closing of the Karnes County Transaction.

Representations and Warranties

The Giddings Purchase Agreement contains customary representations and warranties by the parties thereto. The Giddings Sellers made customary representations and warranties relating to: organization; authority; no conflicts; consents; bankruptcy; legal proceedings; material contracts; compliance with laws; preferential purchase rights; payments of royalties; oil and gas matters; tax matters; brokers’ fees; environmental matters; governmental authorizations; ownership of the Giddings Assets; insurance; credit support; indebtedness; anti-corruption and sanctions; and information supplied.

Under the Giddings Purchase Agreement, certain representations and warranties of the Giddings Sellers are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Giddings Purchase Agreement, a “Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on ownership, operation or the value of the Giddings Assets taken as a whole and as operated as of the date of the Giddings Purchase Agreement or a material adverse effect on the Giddings Sellers to consummate the Giddings Transaction and perform their obligations under the Giddings Purchase Agreement; provided, however, that a Material Adverse Effect does not include any material adverse effect resulting from (a) entering into the Giddings Purchase Agreement or the announcement of the transactions contemplated thereby; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Giddings Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Giddings Assets are located; (d) acts of God, including hurricanes, storms, or other naturally occurring events; (e) acts or failures of governmental authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of the Giddings Purchase Agreement; (h) a change in laws and any interpretations thereof from and after the date of the Giddings Purchase Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of hydrocarbons; and (k) natural declines in well performance.

Pace LLC also made customary representations and warranties relating to: organization; authority; no conflicts or consents; bankruptcy; legal proceedings; independent evaluation; accredited investor status; information supplied; financing; qualification as an operator; and brokers’ fees.

Covenants of the Parties

Covenants of the Giddings Sellers

The Giddings Sellers made certain covenants under the Giddings Purchase Agreement including, among others, the following:

•	Subject to limited exceptions, during the period between signing and Closing, the Giddings Sellers have agreed to (a) own, (where applicable) operate, and maintain the Giddings Assets as a reasonably prudent operator of oil and gas properties similar to the Giddings Assets in the region where the Giddings Assets are located, in material compliance with all applicable laws and otherwise in a regular and ordinary manner consistent with the Giddings Sellers’ past practices; (b) maintain the books of account and records relating to the Giddings Assets in a regular and ordinary manner consistent with the Giddings Sellers’ past practices; (c) not propose any operation reasonably expected to cost the Giddings Sellers in excess of $100,000 (net to the Giddings Sellers’ interest); (d) not elect to participate in or non-consent any operation proposed by a third party that is reasonably expected to cost the Giddings Sellers in excess of $100,000 (net to the Giddings Sellers’ interest); (e) not enter into certain contracts, or any lease; (f) not transfer, sell, mortgage, or pledge any portion of the Giddings Assets or purchase or acquire any assets or properties that will constitute “Assets” under the Giddings Purchase Agreement; (g) maintain all permits with and approvals from governmental authorities necessary for the ownership or operation of the Giddings Assets as currently owned and/or operated; (h) not voluntarily relinquish its position as operator to anyone other than Pace LLC with respect to any of the Giddings Assets, or voluntarily abandon any of the Giddings Assets other than as required pursuant to the terms of a lease or applicable law; (i) use commercially reasonable efforts to maintain its existing insurance policies relating to the Giddings Assets in such amounts and with such deductibles as are currently maintained by the Giddings Sellers; (j) not settle or compromise any proceeding relating to the Giddings Assets, other than settlements or compromises of retained obligations or specified obligations or other matters for which the Giddings Sellers are solely liable for under the terms of the Giddings Purchase Agreement; and (k) not, and cause its affiliates not to, and use commercially reasonable efforts to cause their respective representatives not to, directly or indirectly (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to, any person (other than TPGE, Pace LLC and their respective representatives) concerning any proposal by a third party of any acquisition of the Giddings Assets, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any non-public information with respect to any alternative proposal or (iii) commence, continue or renew any due diligence investigation regarding any alternative proposal, other than, in each case, as otherwise permitted by the Giddings Purchase Agreement;

•	The Giddings Sellers have agreed to use commercially reasonable efforts to support Pace LLC’s efforts to become successor operator of the Giddings Assets (to the extent permitted under any applicable joint operating agreement) effective as of the Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Pace LLC as successor operator of the Giddings Assets effective as of the Closing;

•	Prior to the Closing, the Giddings Sellers have agreed to cause EnerVest Energy Institutional Fund XI-B, L.P. and any other affiliate of the Giddings Sellers that holds any asset, property, or interest that, if owned by the Giddings Sellers as of the date of the Giddings Purchase Agreement would constitute an “Asset” under the Giddings Purchase Agreement (including any net profits interests or similar interests in the leases or wells and including any interest in a new lease acquired on or after March 16, 2018), to convey all such assets to the Giddings Sellers (and to terminate all such net profits interests) pursuant to a form of recordable conveyance in form and substance reasonably acceptable to Pace LLC;

•	The Giddings Sellers have agreed to negotiate and obtain on or prior to the Closing releases of all encumbrances securing borrowed monies or payment obligations incurred by a Giddings Seller or any of their affiliates under any indebtedness that is secured by the Giddings Assets;

•	The Giddings Sellers have agreed to provide, and use its commercially reasonable efforts to cause its affiliates and its and their representatives to provide, Pace LLC such commercially reasonable cooperation as may be reasonably requested by Pace LLC with respect to the debt financing described in the Debt Commitment Letter;

•	The Giddings Sellers have agreed to use their commercially reasonable efforts to cause EV Energy Partners, L.P., together with any other affiliates of the Giddings Sellers that own any oil and gas interests within the area that the Giddings Assets are located, to enter into a joint operating agreement with the Giddings Sellers (if prior to the Closing) or Pace LLC (if after the Closing) consistent with the terms and conditions described in Exhibit H attached to the Giddings Purchase Agreement; and

•	In the event a forbearance agreement applicable to the Giddings Assets is entered into by the Giddings Sellers, then the Giddings Sellers have agreed not to, and to cause their affiliates not to, (a) terminate, amend, amend and restate, modify, assign, waive, or fail to enforce any rights under any provision of, the forbearance agreement or (b) enter into any other contract, agreement, arrangement, or understanding with the parties to the forbearance agreement that would have the effect of a termination, amendment, amendment and restatement, modification, assignment, waiver, or failure to enforce of rights under any provision of the forbearance agreement, in each case without the prior written consent of Pace LLC.

Covenants of Pace LLC

Pace LLC made certain covenants under the Giddings Purchase Agreement including, among others, the following:

•	Pace LLC has agreed to use commercially reasonable efforts to obtain or cause to be obtained in the name of Pace LLC (or its designee) and effective as of the Closing replacements for certain credit support obligations related to the Giddings Assets, subject to certain exceptions;

•	TPGE and Pace LLC have agreed to use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the Debt Commitment Letter, subject to certain exceptions;

•	Through the Closing (or, if the Closing does not occur, the date that is twelve (12) months from the date of the Giddings Purchase Agreement), Pace LLC has agreed not to, and to cause its affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of the Giddings Sellers or their respective affiliates; and

•	Pace LLC has agreed not to, and to cause its affiliates not to and to use commercially reasonable efforts to cause their respective representatives not to, deliver any letter of intent to any person, or enter into any agreements (subject to certain exceptions) with any person, in each case regarding any business combination proposal with a purchase price in excess of $200 million;

•	In addition, Pace LLC has agreed not to, and to cause its affiliates not to and to use commercially reasonable efforts to cause their respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any person concerning any proposal, transaction or offer by any person for any direct or indirect acquisition of all or substantially all of the assets or equity securities of Pace LLC (a “Pace LLC Transaction Proposal”), (ii) enter into any agreement regarding, or furnish to any Person any non-public information with respect to, any Pace LLC Transaction Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Pace LLC Transaction Proposal;

Mutual Covenants

Each party made certain mutual covenants under the Giddings Purchase Agreement, including, among others, the following:

•	The parties have agreed to cooperate fully with each other and use commercially reasonable efforts to cause the Giddings Transaction to be consummated as promptly as reasonably practicable, subject to certain exceptions;

•	Unless HSR Act notification is not required because an exemption applies, each of the parties have agreed to (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act or any other filings or notifications required by applicable laws and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by any governmental authority with respect thereto, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable laws to terminate or expire at the earliest possible date, and (z) resist in good faith, at each of their respective cost and expense, any assertion that the business combination constitutes a violation of applicable laws, all to the end of expediting consummation of the business combination;

•	Each party has agreed to give the other party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the date of the Giddings Purchase Agreement related to the Giddings Purchase Agreement or the transactions contemplated thereby at such party’s sole cost and expense, and no party may compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other party has consented in writing (which consent may not be unreasonably withheld, conditioned, or delayed);

•	The parties have agreed to cooperate with each other in the preparation of the proxy statement and any amendment or supplement to the proxy statement and any documents related to the offer to redeem TPGE’s Class A Common Stock;

•	Pace LLC and the Giddings Sellers have agreed to file or cause to be filed with the FCC all appropriate applications with respect to the assignment to Pace LLC of certain FCC licenses; and

•	The parties have agreed to cooperate with each other and to use commercially reasonable efforts with respect to the Giddings Sellers entering into a forbearance agreement applicable to the Giddings Assets with Wells Fargo Bank, National Association, as administrative agent, and the lenders party to that certain Credit Agreement, dated as of June 27, 2007, between EV XI-A and the lenders party thereto, with respect to such agreement.

Indemnification

Under the Giddings Purchase Agreement, the Giddings Sellers have agreed to indemnify Pace LLC for any losses relating to (i) a breach of any representation or warranty of the Giddings Sellers, other than fundamental representations and warranties and representations and warranties relating to tax matters, for a period of twelve (12) months following the Closing; (ii) breaches of fundamental representations and warranties of the Giddings Sellers for a period of three (3) years following the Closing; (iii) breaches of representations and warranties of the Giddings Sellers related to tax matters for a period equal to the applicable statute of limitations plus sixty (60) days; (iv) breaches of any pre-Closing covenant of the Giddings Sellers for a period of twelve (12) months following the Closing; (v) breaches of any post-Closing covenants of the Giddings Sellers until fully performed; (vi) Specified Obligations (as defined in the Giddings Purchase Agreement) with respect to scheduled litigation and environmental matters until fully and finally resolved; (vii) Specified Obligations (as defined in the Giddings Purchase Agreement) with respect to royalties for a period of two (2) years following the Closing; (viii) all other Specified Obligations for a period of twelve (12) months following the Closing and (ix) Retained Obligations (as defined in the Giddings Purchase Agreement) for a period equal to the applicable statute of limitations plus sixty (60) days. Additionally, Pace LLC has agreed to indemnify the Giddings Sellers for any losses relating to a breach of any of its representations, warranties or covenants and Assumed Obligations (as defined in the Giddings Purchase Agreement).

The indemnification obligations of the Giddings Sellers set forth above with respect to a breach of any representation or warranty (other than tax-related and fundamental representations and warranties) are subject to a de minimis threshold of $100,000, an aggregate deductible equal to 2% of the Giddings Consideration and a cap equal to 15% of the Giddings Consideration.

Any indemnity payments under the Giddings Purchase Agreement are to be made in cash; provided that Pace LLC may set off (or withhold from the earnout payments) any indemnity payments owed by the Giddings Sellers.

Termination

The Giddings Purchase Agreement may be terminated by either party upon the occurrence of the following: (a) if the Closing is not consummated by the End Date; provided, however, in the event that the Marketing Period (defined in the Giddings Purchase Agreement as a fifteen (15) consecutive business day period that, subject to certain exceptions, will begin on the day that the requisite approval of TPGE’s stockholders is obtained) has commenced but has not completed as of the End Date, the End Date may be extended by Pace LLC for a period not to exceed the remaining number of days in the Marketing Period; (b) the consummation of the Giddings Transaction is prohibited by law; and (c) upon the parties’ mutual written consent.

The Giddings Sellers can terminate the Giddings Purchase Agreement if Pace LLC breaches any of its representations, warranties, covenants or other agreements which have not been cured by the earlier of (x) five (5) business days prior to the End Date and (y) thirty (30) days following written notice from the Giddings Sellers of such breach.

Pace LLC can terminate the Giddings Purchase Agreement if (a) the Karnes County Contribution Agreement has been validly terminated prior to the consummation of the Karnes County Transaction and (b) the Giddings Sellers breach any of their representations, warranties, covenants or other agreements which have not been cured by the earlier of (x) five (5) business days prior to the End Date (as defined in the Giddings Purchase Agreement) and (y) thirty (30) days following written notice from Pace LLC of such breach.

None of the parties to the Giddings Purchase Agreement is required to pay a termination fee or reimburse any other party for its expense as a result of a termination of the Giddings Purchase Agreement.

Expenses

Subject to certain exceptions, all fees, costs and expenses incurred by the parties in negotiating the Giddings Purchase Agreement and the related transaction documents or in consummating the Giddings Transaction are required to be paid by the party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, that at the Closing, Pace LLC has agreed to pay the reasonable and documented third-party costs and expenses incurred and paid by the Giddings Sellers in entering into the Giddings Purchase Agreement, including their costs and expenses incurred in connection with any HSR Act filing, other than any costs and expenses payable to any investment bank.

Amendments

The Giddings Purchase Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided, however, following receipt of the requisite stockholder approval, no amendment will be permitted if it would require further approval by the stockholders of TPGE without first obtaining such further approval and no amendment to certain provisions will be permitted that adversely impacts the Commitment Parties without their prior consent.

Access

From the date of the Giddings Purchase Agreement until the Closing, the Giddings Sellers have agreed to afford Pace LLC and its representatives reasonable access to the Giddings Assets to conduct due diligence at their own risk and expense.

Title Matters

Title Representations and Warranties

The Giddings Sellers have made no representation or warranty with respect to their title to any of the Giddings Assets, except for the special warranty of title (which shall be contained in the assignments to be entered into and delivered at the Closing), which shall be effective as of the Closing until the third anniversary thereof.

Notice of Title Defects and Benefits; Certain Defect Adjustments

Pace LLC has agreed to deliver all title defect notices to the Giddings Sellers no later than May 31, 2018 at 5:00 p.m. Central Time (the “Giddings Title Claim Date”). Each title defect notice must include (a) a description of the alleged title defect and the applicable lease or well affected thereby, (b) the allocated value of each title defect property, (c) to the extent available, supporting documents reasonably necessary for the Giddings Sellers to verify the existence of such alleged title defect, and (d) the amount by which Pace LLC reasonably believes the allocated value of each title defect property is reduced by such alleged title defect as well as the computations upon which Pace LLC’s belief is based. From the date of the Giddings Purchase Agreement until the Giddings Title Claim Date, Pace LLC has also agreed to deliver written notices of any title benefit that is discovered, and every other calendar week, Pace LLC has agreed to endeavor to give written notice of any alleged title defects to the Giddings Sellers. The Giddings Sellers may deliver to Pace LLC on or before the Giddings Title Claim Date a title benefit notice with respect to any title benefit discovered by the Karnes County Contributors containing the information in items (a) through (d) above (except that such title benefit notices shall be in respect of the alleged title benefits in lieu of the title defects mentioned above).

The Giddings Sellers’ Right to Cure

The Giddings Sellers may, at their cost and at any time prior to sixty (60) days following the Closing (the “Giddings Cure Date”), cure any title defect asserted by Pace LLC. At the Closing, Pace LLC shall deposit an amount equal to the aggregate title defect amount for all title defects Seller has elected to cure post-closing or that otherwise remain in dispute in a defect escrow account. If a title defect is so cured post-closing, then the Giddings Sellers or Pace LLC, as applicable, may be entitled to receive a distribution from the defect escrow amount.

Remedies for Title Defects

With respect to title defects that are not waived in writing by Pace LLC or cured prior to the Closing, the Giddings Sellers may elect to, at least two (2) business days prior to the Closing, (a) reduce the Giddings Consideration by the title defect amount (which shall be the default option in the event the Giddings Sellers fail to make a timely election), (b) cure the alleged title defect, or (c) if the Closing has not occurred on or before the End Date and certain closing conditions related to the value of adjustments to the consideration attributable to title defects, environmental defects, un-obtained consents to assignment, exercise of preferential purchase rights, and casualty losses have not been satisfied, terminate the Giddings Purchase Agreement. These will be the exclusive title defect remedies of Pace LLC.

Title Defect and Benefit Amounts

The parties agreed to certain mechanics to determine the title defect amounts (the amount by which the allocated value of a title defect property may be reduced as a result of the existence of a title defect) and title benefit amounts (the amount that may be used to offset title defect amounts as described below as a result of the existence of a title benefit) as set forth in the Giddings Purchase Agreement.

Title Defect Threshold and Deductible

Unless a title defect amount exceeds the $50,000 individual title defect threshold, no adjustment may be made to the Giddings Consideration, and there may not otherwise be any adjustments to the Giddings Consideration for title defects exceeding such individual defect threshold unless (a) (i) the sum of all such uncured title defects (minus the aggregate title benefit amounts exceeding such threshold) plus (ii) the aggregate remediation amounts of all uncured environmental defects exceeding the $75,000 individual environmental threshold exceeds (b) (i) in the case of title defects affecting title defect properties that are wells or 393 Leases (as defined in the Giddings Purchase Agreement) and environmental defects, 2% of the Giddings Consideration and (ii) in the case of title defects affecting leases (other than 393 Leases), 10% of the allocated value of the leases set forth on Schedule 3.6 to the Giddings Purchase Agreement.

Title Dispute Resolutions

If the Giddings Sellers and Pace LLC are unable to agree by the Closing on matters regarding title defects, title benefits, or the adequacy of curative materials provided by the Giddings Sellers, the parties have agreed to certain arbitration procedures as set forth in the Giddings Purchase Agreement.

Casualty Loss

From and after January 1, 2018, if the Closing occurs, Pace LLC has agreed to assume all risk of loss with respect to production of hydrocarbons through normal depletion and depreciation of personal property. If, after the date of the Giddings Purchase Agreement but prior to the Closing, any Giddings Asset is damaged or destroyed by fire or other casualty or is taken in condemnation or by eminent domain, Pace LLC have agreed to nevertheless be required to proceed with the Closing. If such casualty losses are reasonably estimated to amount to less than $1,000,000, then the Giddings Consideration may not be adjusted downward and Pace LLC has agreed to assume all associated risk and loss. If, however, such casualty losses equal or exceed $1,000,000, then at or prior to the Closing, the Giddings Sellers can elect to either (a) adjust the Giddings Consideration downward by the amount by which the reasonable estimated losses to the Giddings Assets exceeds $1,000,000 or (b) exclude such affected Giddings Assets from the transaction contemplated hereby and reduce the Giddings Consideration by the allocated value of such excluded Giddings Assets.

Transfer Restrictions

Consents to Assign

The Giddings Sellers have agreed to, within a reasonable period of time after the date of the Giddings Purchase Agreement, send notices to all consent holders seeking such holders’ consent to the Giddings Transaction. Prior to the Closing, the parties have agreed to also promptly notify the other party if such notifying party discovers that a consent applies (and such consent is to be promptly sought). If the Giddings Sellers fail to obtain a consent that would (a) cause the assignment to Pace LLC of the Giddings Assets to be void or voidable; (b) give rise to the right to terminate or result in the termination of a lease or contract or (c) be reasonably likely to result in any material liabilities that are liquidated in amount to Pace LLC after the Closing (collectively, a “Giddings Hard Consent”), then (w) the Giddings Asset affected by such Giddings Hard Consent shall not be conveyed at the Closing, (x) (i) if such affected Giddings Asset is a contract, the contract shall be held by the Giddings Sellers until the Giddings Hard Consent is satisfied or the contract has terminated and Pace LLC may be liable for all payments or obligations associated with the Giddings Sellers continuing to be a party to such contract until the Giddings Hard Consent is satisfied, or (ii) if such affected Giddings Asset is a lease or well, all other Giddings Assets as may be reasonably necessary to effect the exclusion of such affected Giddings Asset shall not be conveyed at the Closing, (y) the Giddings Consideration shall be reduced by the allocated value of such affected Giddings Asset and associated assets excluded from the Giddings Assets at the Closing, and (z) the Giddings Sellers and Pace LLC have agreed to use commercially reasonable efforts to obtain the Giddings Hard Consent.

If the Giddings Sellers fail to obtain a consent prior to the Closing that is not a Giddings Hard Consent, then the Giddings Asset subject to such un-obtained consent shall nevertheless be assigned to Pace LLC at the Closing. Prior to the Closing, the parties have agreed to use their respective commercially reasonable efforts to obtain all consents.

Preferential Purchase Rights

The Giddings Sellers have agreed to, within a reasonable period of time after the date of the Giddings Purchase Agreement, send notices to all preferential purchase right holders. Prior to the Closing, the parties have agreed to also promptly notify the other party if such notifying party discovers that a preferential purchase right applies (and such preferential purchase right holder is to be promptly notified). If any preferential purchase right holder exercises such preferential purchase right prior to the Closing, the Giddings Assets subject to such preferential purchase right shall be excluded from the Giddings Purchase Agreement and the Giddings Consideration shall be reduced at the Closing by an amount equal to the aggregate allocated values of such affected Giddings Assets. If any preferential purchase right holder fails to exercise such preferential purchase right prior to the Closing, the Giddings Sellers shall retain such affected Giddings Assets and the Giddings Consideration may be reduced accordingly. If within one hundred twenty (120) days following the Closing, any preferential purchase right is waived, the time period for exercising such right expires, or the holder of such right fails to consummate the purchase of the Giddings Assets covered by such preferential purchase right, then the parties have agreed to effect a subsequent closing with respect to the Giddings Assets subject to such preferential purchase right and any associated Giddings Assets that were excluded from the initial closing, and the parties have agreed to pay or provide to the Giddings Sellers an amount equal to the aggregate allocated values of such Giddings Assets.

Environmental Matters

Notice of Environmental Defects

Pace LLC has agreed to deliver environmental defect notices setting forth matters that, in Pace LLC’s good-faith opinion, constitute environmental defects to the Giddings Sellers no later than 5:00 p.m. Central Time on May 31, 2018 (the “Giddings Environmental Claim Date”). If Pace LLC has actual knowledge of an environmental defect and fails to assert such defect in an environmental defect notice prior to the Giddings Environmental Claim Date, it will be precluded from asserting such defect as the basis of an indemnity claim.

Each environmental defect notice is required to be in writing and to include (a) a description of the alleged environmental defect and the Giddings Assets affected by such defect, (b) the allocated value of the Giddings Assets affected by such alleged environmental defect, (c) to the extent available, supporting documents reasonably necessary for the Giddings Sellers to verify the existence of such alleged environmental defect and (d) a calculation of the remediation amount that Pace LLC asserts is attributable to such alleged environmental defect. From the date of the Giddings Purchase Agreement until the Giddings Environmental Claim Date, Pace LLC has agreed to endeavor to give written notice of any alleged environmental defects to the Giddings Sellers every other calendar week.

The Giddings Sellers’ Right to Cure

The Giddings Sellers may, at their cost and at any time prior to the Giddings Cure Date, cure any environmental defect asserted by Pace LLC. Pace LLC has agreed to reasonably cooperate with the Giddings Sellers to the extent necessary to facilitate the Giddings Sellers’ attempt to cure any environmental defects.

Remedies for Environmental Defects

To the extent any environmental defect is timely asserted and not waived in writing by Pace LLC or cured prior to the Closing, the Giddings Sellers may opt to, at least two (2) business days prior to the Closing, (a) reduce the Giddings Consideration by the remediation amount relating to such environmental defect (which may be the default option in the event the Giddings Sellers fail to make a timely election), (b) if the remediation amount equals or exceeds the allocated value for such environmental defect, retain the Giddings Asset that is subject to such environmental defect (together with all associated Giddings Assets) and reduce the Giddings Consideration by an amount equal to the allocated value of such excluded Giddings Assets, or (c) if the Closing has not occurred on or before the End Date, terminate the Giddings Purchase Agreement. These will be the exclusive environmental defect remedies of Pace LLC.

Environmental Dispute Resolution

If the Giddings Sellers and Pace LLC are unable to agree by the Closing on matters regarding environmental defects and/or remediation amounts, the parties have agreed to certain arbitration procedures as set forth in the Giddings Purchase Agreement.

The Ironwood MIPA

On March 20, 2018, TPGE entered into the Ironwood MIPA with the Ironwood Sellers and Pace LLC, pursuant to which TPGE will acquire the Ironwood Interests.

Pursuant to the terms of the Ironwood MIPA, at the Closing, the Ironwood Sellers will receive cash consideration of $25,000,000, adjusted downwards by an amount equal to the amounts distributed by Ironwood Eagle Ford Midstream to any of the Ironwood Sellers after January 1, 2018 and prior to the Closing (the “Ironwood Consideration”).

Representations and Warranties

The Ironwood MIPA contains customary representations and warranties by the parties thereto. The Ironwood Sellers made customary representations and warranties relating to: organization and power; capitalization; ownership of the Ironwood Interests; financial statements of Ironwood Eagle Ford Midstream; absence of undisclosed liabilities; conduct of business; legal proceedings; material contracts; compliance with laws; tax matters; brokers’ fees; affiliate transactions; bank accounts; environmental matters; assets of Ironwood Eagle Ford Midstream; books and records; projects, capital commitments and approved budget; consents, preferential purchase rights, tag-along rights and drag-along rights; indebtedness; credit support; insurance; regulatory status; casualty losses; bankruptcy; and information supplied.

Under the Ironwood MIPA, certain representations and warranties of the Ironwood Sellers are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Ironwood MIPA, a “Company Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition that, individually or in the aggregate with other effects, events, occurrences, developments, circumstances, changes or conditions, is, or would reasonably be expected to be, materially adverse to the ownership, business, condition (financial or otherwise), operations, property or prospects of the Company taken as a whole; provided, however, that a Company Material Adverse Effect does not include any material adverse effect resulting from (a) entering into the Ironwood MIPA or the announcement of the transactions contemplated thereby; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which Ironwood Eagle Ford Midstream operates, the United States economy generally, so long as such effects or changes do not disproportionately affect Ironwood Eagle Ford Midstream; (c) acts of God, including hurricanes, storms, or other naturally occurring events; (d) acts or failures of governmental authorities; (e) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (f) matters that are cured or no longer exist by the earlier of Closing and the termination of the Ironwood MIPA; (g) a change in laws and any interpretations thereof from and after the date of the Ironwood MIPA; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) changes in the prices of hydrocarbons; and (j) natural declines in well performance.

Pace LLC also made customary representations and warranties relating to: organization; authority; no conflicts or consents; SEC compliance; financing; legal proceedings; brokers’ fees; independent evaluation; bankruptcy; and information supplied.

Conditions to Closing of the Ironwood MIPA

Mutual Conditions

Under the Ironwood MIPA, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Ironwood MIPA;

•	material compliance by the other parties with their respective covenants;

•	the absence of specified adverse laws, injunctions or orders;

•	the expiration of the waiting period (or extension thereof) under the HSR Act; and

•	the closing of the Karnes County Transaction.

Pace LLC Conditions

Under the Ironwood MIPA, the obligations of Pace LLC to consummate the Ironwood Transaction are conditioned upon the following conditions:

•	the absence of casualty losses that, individually or in the aggregate, would have a Material Adverse Effect (as described above under “—Representations and Warranties”); and

•	TPGE having obtained the requisite stockholder approval for the business combination and the Proposals.

Covenants of the Parties

Covenants of the Ironwood Sellers

The Ironwood Sellers made certain covenants under the Ironwood MIPA including, among others, the following:

•	Subject to limited exceptions, during the period between signing and the Closing, the Ironwood Sellers have agreed to use commercially reasonable efforts to not permit Ironwood Eagle Ford Midstream to: (a) make any material change in the conduct of its businesses and operations; (b) make any change in its organizational documents or issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities; (c) incur, assume or guarantee any indebtedness, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof or (ii) issue any securities convertible or exchangeable for debt securities of Ironwood Eagle Ford Midstream; (d) make any sale, assignment, transfer, abandonment or other conveyance of any of its material assets or any part thereof except for dispositions of inventory or of worn out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices; (e) subject any of its assets, or any part thereof, to any lien except permitted liens or such other liens as may arise in the ordinary course of business consistent with past practices or by operation of law; (f) acquire any material assets or properties, except for inventory in the ordinary course of business consistent with past practices and capital expenditures consistent with the approved budget (as then in effect); (g) pay, loan or advance any amount to any of its affiliates; (h) sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with any Ironwood Seller or any of its affiliates or any affiliates of Ironwood Eagle Ford Midstream; (i) make any loan, advance or capital contribution to or investment in any person; (j) enter into any amendment, modification, or termination of any contract, lease, or license to which Ironwood Eagle Ford Midstream is a party, or by which any of its assets or properties are bound; (k) cancel, compromise, waive, release or settle any right, claim or lawsuit other than in the ordinary course of business consistent with past practices; (l) except as required by law, modify in any material respect any insurance coverage in effect as of the date hereof, including, but not limited to, decreasing insured amounts, increasing deductibles of any insurance coverage or modifying the types of risk and liabilities insured against; (m) except, in each case, as would not be material (i) change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting; (ii) make any settlement of or compromise any tax liability; (iii) surrender any right to claim a refund of taxes; or (iv) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment; (n) issue, sell or dispose of any equity interests of Ironwood Eagle Ford Midstream or any options, warrants, calls, rights, convertible securities or other agreements or commitments to issue or sell any issued or unissued equity interests of the Company; (o) hire any employees; (p) engage in any new business outside of the midstream business; and (q) amend the approved budget or approve a new budget;

•	Prior to the Closing, Ironwood Sellers have agreed to use commercially reasonable efforts to permit Pace LLC and its affiliates and representatives to have reasonable access during regular business hours to the assets, properties, books and records, representatives, businesses and operations of Ironwood Eagle Ford Midstream; and

•	The Ironwood Sellers have agreed to provide, and use its commercially reasonable efforts to cause its affiliates and its and their representatives to provide, Pace LLC such commercially reasonable cooperation as may be reasonably requested by Pace LLC with respect to the debt financing.

Covenants of Pace LLC

Pace LLC made certain covenants under the Ironwood MIPA including, among others, that TPGE and Pace LLC have agreed to use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the Debt Commitment Letter, subject to certain exceptions.

Mutual Covenants

Each party made certain mutual covenants under the Ironwood MIPA, including, among others, the following:

•	The parties have agreed to cooperate fully with each other and use commercially reasonable efforts to cause the Ironwood Transaction to be consummated as promptly as reasonably practicable, subject to certain exceptions;

•	Unless HSR Act notification is not required because an exemption applies, each of the parties have agreed to (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act or any other filings or notifications required by applicable laws and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by any governmental authority with respect thereto, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable laws to terminate or expire at the earliest possible date, and (z) resist in good faith, at each of their respective cost and expense, any assertion that the business combination constitutes a violation of applicable laws, all to the end of expediting consummation of the business combination;

•	Each party has agreed to give the other party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the date of the Ironwood MIPA related to the Ironwood MIPA or the transactions contemplated thereby at such party’s sole cost and expense, and no party may compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other party has consented in writing (which consent may not be unreasonably withheld, conditioned, or delayed); and

•	The parties have agreed to cooperate with each other in the preparation of this proxy statement and any amendment or supplement to the proxy statement and any documents related to the offer by TPGE to redeem its Class A Common Stock.

Indemnification

Under the Ironwood MIPA, the Ironwood Sellers will indemnify TPGE for any losses relating to (i) a breach of any pre-Closing covenant or agreement of the Ironwood Sellers for a period of twelve (12) months following the Closing; (ii) a breach of any representation or warranty of the Ironwood Sellers, other than fundamental representations and warranties and representations and warranties relating to tax matters, for a period of twelve (12) months following the Closing; (iii) breaches of fundamental representations and warranties of the Ironwood Sellers for a period of three (3) years following the Closing; (iv) breaches of representations and warranties relating to tax matters for a period equal to the applicable statute of limitations plus sixty (60) days; (iv) breaches of post-Closing covenants or agreements of the Ironwood Sellers indefinitely; (iv) and Retained Taxes (as defined in the Ironwood MIPA) for which TPGE is obligated to indemnify or make a contribution to Ironwood Eagle Ford Midstream for a period equal to the applicable statute of limitations plus sixty (60) days; (v) certain litigation matters described in Schedule 3.7 to the Ironwood MIPA for a period of three (3) years following the Closing and (vi) any Indebtedness of Ironwood Eagle Ford Midstream existing at any time from and after the Effective Time until the Execution Date (as such terms are defined in the Ironwood MIPA) in an amount greater than that set forth on Schedule 3.22 to the Ironwood MIPA for a period of three (3) years following the Closing, the amount for which the Ironwood Sellers will be responsible being equal to such excess Indebtedness multiplied by 0.35. Furthermore, TPGE will indemnify the Ironwood Sellers for any losses relating to (i) a breach of any pre-Closing covenant or agreement of TPGE for a period of twelve (12) months following the Closing; (ii) a breach of any representation or warranty of TPGE, other than fundamental representations and warranties, for a period of twelve (12) months following the Closing; (iii) breaches of fundamental representations and warranties of TPGE for a period of three (3) years following the Closing and (iv) TPGE’s ownership of the Units (as defined in the Ironwood MIPA), regardless of whether such Liabilities arose prior to, on or after the Effective Time, or Ironwood Eagle Ford Midstream’s ownership of the Midstream System, the Midstream System Interests or any other assets of the Midstream Business for Liabilities arising on or after the Closing (as such terms are defined in the Ironwood MIPA).

The indemnification obligations of the Ironwood Sellers set forth above with respect to a breach of any representation or warranty (other than tax-related and fundamental representations and warranties) are subject to a de minimis threshold of $100,000, an aggregate deductible equal to 2% of the Ironwood Consideration and a cap equal to 15% of the Ironwood Consideration.

Any indemnity payments under the Ironwood MIPA are to be made in cash.

Termination

The Ironwood MIPA may be terminated by either party upon the occurrence of the following: (i) the Closing is not consummated by the End Date; provided, however, in the event that the Marketing Period (defined in the Ironwood MIPA generally as a fifteen (15) consecutive business day period that, subject to certain exceptions, will begin on the day that the requisite approval of TPGE’s stockholders is obtained) has commenced but has not completed as of the End Date, the End Date may be extended by Pace LLC for a period not to exceed the remaining number of days in the Marketing Period; (ii) the consummation of the Ironwood Transaction is prohibited by law; (iii) the Karnes County Contribution Agreement has been validly terminated prior to the consummation of the Karnes County Transaction; and (iv) upon the parties’ mutual written consent.

The Ironwood Sellers can terminate the Ironwood MIPA if Pace LLC breaches any of its representations, warranties, covenants or other agreements which have not been cured by the earlier of (x) five (5) business days prior to the End Date and (y) thirty (30) days following written notice from the Ironwood Sellers of such breach.

Pace LLC can terminate the Ironwood MIPA if Ironwood Sellers breach any of their representations, warranties, covenants or other agreements which have not been cured by the earlier of (x) five (5) business days prior to the End Date and (y) thirty (30) days following written notice from Pace LLC of such breach.

None of the parties to the Ironwood MIPA is required to pay a termination fee or reimburse any other party for its expense as a result of a termination of the Ironwood MIPA.

Amendments

The Ironwood MIPA may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided, however, following receipt of the requisite stockholder approval, no amendment will be permitted if it would require further approval by the stockholders of TPGE without first obtaining such further approval and no amendment to certain provisions will be permitted that adversely impacts the Commitment Parties without their prior consent.

Access

Prior to the Closing, the Ironwood Sellers have agreed to allow Pace LLC and its representatives to (a) have reasonable access to, among other things, the assets, books, records, and operations of Ironwood Eagle Ford Midstream; (b) inspect and make copies of contracts, records, and other relevant written materials, including financial materials; and (c) meet with designated employees and representatives of the Ironwood Sellers. The Ironwood Sellers have agreed to furnish to Pace LLC upon request (y) all reasonably requested additional documents relating to Ironwood Eagle Ford Midstream and (z) access to Ironwood Eagle Ford Midstream’s representatives. The Ironwood Sellers have agreed to use commercially reasonable efforts to permit Pace LLC to conduct an environmental assessment of the Midstream Business.

Pace LLC has agreed to indemnify the operators of the assets of Ironwood Eagle Ford Midstream and the Seller Indemnified Parties (as defined in the Ironwood MIPA) against liabilities arising out of any due diligence activity conducted by Pace LLC, except for liabilities resulting from the gross negligence or willful misconduct of any of the Seller Indemnified Parties or liabilities attributable to the discovery of any condition of the assets of Ironwood Eagle Ford Midstream by Pace LLC or its representatives during the course of such access or inspection.

Casualty

If after the date of the Ironwood MIPA but prior to the Closing Date, any part of the Midstream System (as defined in the Ironwood MIPA) is damaged, destroyed, or otherwise made unavailable for its intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain, Pace LLC is nevertheless required to proceed with the Closing and the Ironwood Sellers have agreed to, at the Closing, pay to Pace LLC all sums paid to the Ironwood Sellers by third parties by reason of such casualty loss. Additionally, and to the extent necessary, the Ironwood Sellers have agreed to assign to Pace LLC or subrogate Pace LLC to all of the Ironwood Sellers’ rights, titles and interests (if any) in unpaid awards, condemnation payments and other rights and claims against third parties (other than persons within the Seller Indemnified Parties (as defined in the Ironwood MIPA)) arising out of such casualty loss.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into in connection with the business combination, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Second A&R Charter

Pursuant to the terms of the Business Combination Agreements, upon the Closing and subject to stockholder approval of the Charter Proposals, we will amend and restate our Charter to provide for, among other things, (i) the creation of the Class B Common Stock that will be issued to the Karnes County Contributors at the Closing, (ii) an increase in the number of authorized shares of Class A Common Stock from 200,000,000 to 1,300,000,000 shares, (iii) the change of the term of office of members of the TPGE Board from a two (2) year term to a one (1) year term, (iv) the ability of our stockholders to act by written consent if certain conditions are met, (v) the adoption of Delaware as the exclusive forum for certain stockholder litigation and (vi) the elimination of certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the Closing.

For more information about the Second A&R Charter, see the sections entitled “Proposal No. 2—The Class B Charter Proposal,” “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Director Term Charter Proposal,” “Proposal No. 5—The Written Consent Charter Proposal,” “Proposal No. 6—The Exclusive Forum Charter Proposal” and “Proposal No. 7—The Additional Charter Proposal.”

Stockholder Agreement

Concurrently with the Closing, the Company, Sponsor, and the Karnes County Contributors will enter into the Stockholder Agreement, which will govern certain rights and obligations following the Closing.

Under the Stockholder Agreement, the Karnes County Contributors will be entitled to nominate two directors, one of whom shall be independent, for appointment to the TPGE Board so long as they collectively own at least 15% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into common stock, and on a combined basis) and one director so long as they own at least 2% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into common stock, and on a combined basis). Sponsor will be entitled to nominate two directors for appointment to the TPGE Board so long as it owns at least 60% of the voting common stock that it owns at the Closing (including any shares of common stock issuable upon the exercise of any private placement warrants held by our Sponsor), and one director so long as it owns at least 25% of the voting common stock that it owns at the Closing (including any shares of common stock issuable upon the exercise of any private placement warrants held by our Sponsor). The remainder of the TPGE Board at the

Closing shall include Stephen Chazen, the Chief Executive Officer of the Company, and three independent directors mutually nominated by the Karnes County Contributors and Sponsor. The Karnes County Contributors and Sponsor will each be entitled to appoint one director to each committee of the TPGE Board (subject to applicable law and stock exchange rules). Each of Sponsor and the Karnes County Contributors have agreed to vote all of their shares of voting common stock in favor of the directors nominated by the other party in accordance with the Stockholder Agreement and any other nominees nominated by the Nominating and Governance Committee of the TPGE Board. For so long as the Karnes County Contributors or Sponsor, as applicable, has the right to nominate two directors to the TPGE Board, the Karnes County Contributors or Sponsor, as applicable, will be subject to a customary “standstill.” The Stockholder Agreement also includes customary restrictions on the transfer of shares to certain Persons acquiring beneficial ownership in excess of certain stated thresholds. The Stockholder Agreement will terminate as to each stockholder upon the time at which such Stockholder or any of its Affiliates no longer has the right to designate an individual for nomination to the TPGE Board under the agreement and will automatically terminate in its entirety on December 31, 2022. The full text of the proposed Stockholder Agreement is attached to this proxy statement as Annex E.

Pace LLC Agreement

Following completion of the business combination, TPGE will operate its business through Pace LLC and its subsidiaries. At the Closing, TPGE and certain of the Karnes County Contributors (the “EnerVest Members”) will enter into the Pace LLC Agreement. The operations of Pace LLC, and the rights and obligations of the holders of Pace LLC Units, will be set forth in the Pace LLC Agreement. The form of the Pace LLC Agreement is attached to this proxy statement as Annex G.

Appointment as Managing Member

Under the Pace LLC Agreement, TPGE will become a member and the sole managing member of Pace LLC. As the sole managing member, TPGE will be able to control all of the day-to-day business affairs and decision-making of Pace LLC without the approval of any other member, unless otherwise stated in the Pace LLC Agreement. As such, TPGE, through its officers and directors, will be responsible for all operational and administrative decisions of Pace LLC and the day-to-day management of Pace LLC’s business.

Compensation

TPGE will not be entitled to compensation for its services as managing member. TPGE will be entitled to reimbursement by Pace LLC for any costs, fees or expenses incurred on behalf of Pace LLC (including costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs); provided that TPGE will not be reimbursed for any of its income tax obligations.

Distributions

The Pace LLC Agreement will allow for distributions to be made by Pace LLC to its members on a pro rata basis in accordance with the number of Pace LLC Units owned by each member out of funds legally available therefor. TPGE expects Pace LLC may make distributions out of distributable cash periodically to the extent permitted by the debt agreements of Pace LLC and necessary to enable TPGE to make dividend payments, if any, to the holders of TPGE’s Class A Common Stock. In addition, the Pace LLC Agreement generally will require Pace LLC to make pro rata distributions to its members, including TPGE, in an amount at least sufficient to allow TPGE to pay its taxes.

Pace LLC Unit Redemption Right

Pursuant to the Pace LLC Agreement, each EnerVest Member has a redemption right, which entitles it to cause Pace LLC to redeem, from time to time, all or a portion of its Pace LLC Units (and a corresponding number of shares of Class B Common Stock) for, at Pace LLC’s option, either (i) newly-issued shares of Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) or (ii) a cash payment equal to the product of (A) the number of shares of Class A Common stock that would have been received in the redemption if the cash payment election had not been made and (B) the average of the volume-weighted closing price of one share of Class A Common Stock for the ten (10) trading days prior to the date the EnerVest Members deliver a notice of redemption for each Pace Unit redeemed. In the event of a “reclassification event” (as defined in the Pace LLC Agreement), the managing member is to ensure that each Pace LLC Unit (and a corresponding share of Class B Common Stock) is redeemable for the same amount and type of property, securities or cash that a share of Class A Common Stock becomes exchangeable for or converted into as a result of such “reclassification event.” Upon the exercise of the redemption right, the EnerVest Members will surrender their Pace LLC Units (and a corresponding number of shares of Class B Common Stock) to Pace LLC and (x) Pace LLC shall cancel such Pace LLC Units and issue to TPGE a number of Pace LLC Units equal to the number of surrendered Pace LLC Units and (y) TPGE shall cancel the surrendered shares of Class B Common Stock. The Pace LLC Agreement requires that TPGE contribute cash or shares of its Class A Common Stock to Pace LLC in exchange for the issuance to TPGE described in clause (x). Pace LLC will then distribute such cash or shares of its Class A Common Stock to the EnerVest Members to complete the redemption. Alternatively, upon the exercise of the redemption right, TPGE may, at its option, effect a direct exchange of cash or Class A Common Stock for such Pace LLC Units in lieu of such a redemption.

Maintenance of One-to-One Ratios

The Pace LLC Agreement will include provisions intended to ensure that TPGE at all times maintain a one-to-one ratio between (i) (A) the number of outstanding shares of Class A Common Stock and (B) the number of Pace LLC Units owned by TPGE (subject to certain exceptions for certain rights to purchase equity securities of TPGE under a “poison pill” or similar shareholder rights plan, if any, certain convertible or exchangeable securities issued under TPGE’s equity compensation plans and certain equity securities issued pursuant to TPGE’s equity compensation plans (other than a stock option plan) that are restricted or have not vested thereunder) and (ii) (A) the number of other outstanding equity securities of TPGE and (B) the number of corresponding outstanding equity securities of Pace LLC.

Transfer Restrictions

The Pace LLC Agreement generally does not permit transfers of Pace LLC Units by members without the approval of TPGE. Any transferee of Pace LLC Units must, among other things, assume by written agreement all of the obligations of a transferring member with respect to the transferred units.

Dissolution

The Pace LLC Agreement provides that Pace LLC shall dissolve upon the earlier of the sale of all or substantially all of the assets of Pace LLC or the determination of the managing member. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Pace LLC; (ii) second, to pay debts and liabilities owed to creditors of Pace LLC; (iii) third, to set up cash reserves which the managing member reasonably deems necessary for contingent or unforeseen liabilities or certain future payments; and (iv) fourth, to the members pro rata in accordance with their respective relative ownership of Pace LLC Units.

Indemnification and Fiduciary Duties

The Pace LLC Agreement provides for indemnification of the managing member, members and officers of Pace LLC and their respective subsidiaries or affiliates and provides that, except as otherwise provided therein, TPGE, as the managing member of Pace LLC, will have the same fiduciary duties to Pace LLC and its members as are owed to a corporation organized under Delaware law and its stockholders by its directors.

Registration Rights Agreement

Concurrently with the Closing, the Company and the Holders will enter into the Registration Rights Agreement, pursuant to which the Company will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act all or any portion of the shares of Class A Common Stock that the Holders hold as of the date of such agreement and that they may acquire thereafter, including upon conversion, exchange or redemption of any other security therefor. The Company has agreed to use its commercially reasonable efforts to obtain the effectiveness of a registration statement (a) with respect to the first demand by a Holder therefor, within six (6) months after the Closing, and (b) with respect to subsequent demands by Holders therefor, upon, or as soon as practicable following, the filing thereof, and to keep it continuously effective until such date on which the shares covered by such registration statement are no longer registrable securities. Under the Registration Rights Agreement, the Holders will also have “piggyback” registration rights exercisable at any time that allow them to include the shares of Class A Common Stock that they own in certain registrations initiated by the Company. The Holders also have customary rights to effect certain shelf take-downs, underwritten offerings and block trades. In the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, the Company may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. The Company may not delay or suspend a registration statement on more than two occasions for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case, during any twelve (12) month period.

Pursuant to the Registration Rights Agreement, certain of the Holders will agree not to sell, transfer or otherwise dispose of any securities of the Company (a) for a period of six (6) months from the Closing and (b) for so long as the Registration Rights Agreement remains in effect with respect to such Holder, if such sale, transfer or distribution would constitute or result in a “change of control” under any of the Company’s debt facilities in place as of the Closing.

The form of the Registration Rights Agreement is attached to this proxy statement as Annex F.

Services Agreement

Concurrently with the Closing, the Company and EVOC will enter into the Services Agreement pursuant to which EVOC, under the direction of the Company’s management, will provide the Company services identical to the services historically provided by EVOC in operating the Target Assets, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of the Company and its assets, subject to certain exceptions.

As consideration for the services to be provided under the Services Agreement, the Company will pay EVOC a fixed annual services fee of approximately $23.5 million. The annual services fee may be (a) increased or decreased to account for asset acquisitions and dispositions of assets, (b) increased to account for an increase in the rig count attributable to the assets and (c) decreased if the Company must perform any of such services itself because EVOC is unable or fails to do so. In addition, the Company will pay industry standard per well overhead payments to EVOC, the initial annual amount of which is estimated to be approximately $7 million, and will reimburse EVOC for certain costs of the Company incurred by EVOC in performing the services.

The term of the Services Agreement is five (5) years, but the Services Agreement is subject to termination by either party after two (2) years. The parties also have certain early termination rights, including rights of the Company to terminate the Services Agreement in the event of a change of control of EVOC or if certain key persons cease to devote a substantial amount of their time to the performance of the services. In addition, the Company may terminate the agreement after the first anniversary of the Closing if the TPGE Board determines by unanimous vote (excluding any member of the board that is an affiliate of EVOC or is appointed by or employed by EVOC or any of its affiliates) makes a good-faith determination that EVOC has failed to satisfactorily perform the services, in which case the Company is required to pay EVOC a lump-sum termination fee of $17.5 million. Following any termination of the Services Agreement, EVOC will provide transition services for a period of nine (9) months, which may be reduced in certain instances, during which period the services fee and other payments described above will continue to be payable.

The form of the Services Agreement is attached to this proxy statement as Annex H.

Non-Compete Agreement

Concurrently with the Closing, the Company and EV Ltd. will enter into a Non-Compete Agreement (restricting EV Ltd. and certain of its affiliates from competing with the Company in the Market Area following the Closing until the later of the four (4) year anniversary of the Closing and the date the Services Agreement is terminated in accordance with its terms. EV Ltd. will have the right to receive up to 4,000,000 shares of Class A Common Stock based on the achievement of certain stock price thresholds. The Non-Compete Agreement also provides for (i) certain co-investment rights for EV Ltd. and certain of its affiliates with respect to future acquisitions by the Company in the Market Area (the “Acquisition Right”), (ii) a right of first offer in favor of the Company on certain sales by EV Ltd. and its affiliates in the Market Area, (iii) a tag-along right for EV Ltd. and its affiliates on certain sales by the Company in the Market Area and (iv) the ability of the Company to drag-along EV Ltd. and its affiliates on certain sales by the Company in the Market Area.

Of the 4,000,000 shares issuable to EV Ltd. under the Non-Compete Agreement, (i) 2,000,000 are issuable in the event that, prior to the four (4) year anniversary of the Closing Date, the stock price of our Class A Common Stock is greater than or equal to $13.50 for ten (10) days out of any twenty (20) consecutive trading day period and (ii) 2,000,000 are issuable in the event that, prior to the four (4) year anniversary of the Closing Date, the stock price of our Class A Common Stock is greater than or equal to $14.50 for ten (10) days out of any twenty (20) consecutive trading day period. The shares described in the foregoing clause (i) are issuable upon the later of the two and a half year anniversary of the Closing Date and the date the condition is satisfied, and the shares described in the foregoing clause (ii) are issuable upon the four (4) year anniversary of the Closing Date, in each case assuming the applicable condition is satisfied. The thresholds set forth above may be adjusted by the TPGE Board in certain limited circumstances.

The Acquisition Right is available following the Closing for four (4) years, or until the end of the transition services period after the end of the Services Agreement (if earlier). The Acquisition Right is first available to certain EV Ltd. Fund XIV entities until the earlier of two (2) years following the Closing Date or until such entities terminate such right (the “Trigger Date”) and thereafter is available to other EV Ltd. entities for the remaining term of the Acquisition Right.

The Acquisition Right permits certain EV Ltd. entities to acquire an interest in certain oil and gas interests or midstream interests located within the Market Area that are acquired by the Company or any of its wholly owned subsidiaries from a third party for EV Ltd.’s share of the Acquisition Costs (as defined in the Non-Compete Agreement) for the same pursuant to the procedures set forth in the Non-Compete Agreement. The interest in which certain EV Ltd. entities may participate in the applicable oil and gas interests or midstream interests is an undivided interest in the applicable assets equal to (i) a percentage elected by EV Ltd. which shall be no less than 5% and no more than 10% multiplied by (ii) a fraction, the numerator of which is the value of the cash portion of the Acquisition Costs paid or payable by the Company or its applicable subsidiary and the denominator of which is the aggregate value of the cash and aggregate fair market value of non-cash Acquisition Costs paid or payable by the Company or its applicable subsidiary for such interests.

If, after the Trigger Date, EV Ltd. elects (or is deemed to have elected) not to participate in an acquisition, then the EV Ltd. entities will not have the Acquisition Right for a period of six (6) months from and after the date of such election (or deemed election).

The Acquisition Right does not apply to interests (i) that are acquired or to be acquired pursuant to any transaction in which the consideration includes cash consideration less than $50,000,000; (ii) that the Company or any of its wholly owned subsidiaries is required to convey to any third party pursuant to any area of mutual interest provision, preferential purchase right or other contractual obligation to the extent of such third party’s share of the applicable oil and gas interests; or (iii) acquired by the Company or any of its wholly owned subsidiaries pursuant to the right of first offer set forth in the Non-Compete Agreement.

The form of the Non-Compete Agreement is attached to this proxy statement as Annex I.

Subscription Agreements

In connection with its entry into the Business Combination Agreements, the Company entered into Subscription Agreements (the “Subscription Agreements”), each dated as of March 20, 2018, with the PIPE Investors, pursuant to which, among other things, the Company agreed to the PIPE Investment. The proceeds from the PIPE Investment will be used to fund a portion of the cash consideration required to effect the business combination. The PIPE Investment is conditioned upon the satisfaction or waiver of all conditions precedent to the closing of the Karnes County Transaction and other customary conditions, and is expected to close concurrently with the business combination.

Pursuant to the Subscription Agreements, the PIPE Investors will be entitled to certain registration rights, subject to customary black-out periods and other limitations as set forth therein. In addition, the PIPE Investors, other than Mr. Chazen and the TPG Holdings Assignees, will be entitled to liquidated damages payable by the Company in certain circumstances, including in the event that (a) a registration statement for the shares of Class A Common Stock issued in the PIPE Investment has not been declared effective by the SEC within ninety (90) days following the closing of the Karnes County Transaction or ten (10) days following the date the SEC notifies the Company that the registration statement will not be reviewed or will not be subject to further review, whichever date is earlier, (b) following the effectiveness of the registration statement, the registration statement ceases to be effective or the PIPE Investors are not permitted to utilize the registration statement to resell their acquired shares of Class A Common Stock, subject to a special grace period for post-effective amendments or (c) after six (6) months following the closing of the Karnes County Transaction, the PIPE Investors who are not affiliates of the Company are unable to sell their acquired shares of Class A Common Stock without restriction under Rule 144 of the Securities Act (“Rule 144”) as a result of the Company failing to file with the SEC required reports under Section 13 or Section 15(d) of the Exchange Act (each such event referred to in clauses (a) through (c), a “Registration Default”). The Subscription Agreements provide that liquidated damages will be payable monthly by the Company during the time of a Registration Default in the amount of 0.5% of the purchase price paid by the applicable Investor for its acquired shares of Class A Common Stock, subject to a cap of 5.0%.

Class F Waiver Agreement

In connection with the business combination, on March 20, 2018, the Company entered into the Class F Waiver Agreement with the Sponsor and certain other holders of the Company’s Class F Common Stock, pursuant to which the Sponsor and such other holders agreed to waive their rights to receive additional shares of Class A Common Stock upon conversion of the shares of Class F Common Stock in connection with the business combination pursuant to certain adjustments provided for in the Company’s Charter. In addition, our Sponsor agreed to vote all of its shares of our voting common stock in favor of the Proposals.

A copy of the Class F Waiver Agreement is attached to this proxy statement as Annex J.

Commitment Letters

On March 20, 2018, Pace Operating LLC, entered into a debt commitment letter (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”) with the

Commitment Parties, pursuant to which the Commitment Parties committed to make available to Pace Operating LLC in accordance with the terms of the Debt Commitment Letter an RBL Facility in an aggregate principal amount of $1,000 million and a Senior Bridge Facility in an aggregate principal amount of $500 million (less any proceeds received from the issuance of the Senior Notes on or prior to the Closing Date). The RBL Facility will have an initial borrowing base of $550 million. The proceeds of the borrowings on the Closing Date under the RBL Facility (if any) and the Senior Bridge Facility (if any), together with the proceeds from the issuance of the Senior Notes (if any), the PIPE Investment and the cash in the Trust Account, will be used to finance the cash portion of the consideration of the business combination, to fund redemptions of shares by public stockholders in connection with the business combination, to pay the costs, fees and expenses (including original issue discount and/or upfront fees and deferred underwriting expenses in respect of TPGE’s IPO and fees and expenses payable pursuant to the Business Combination Agreements) associated with the business combination and for working capital and general corporate purposes.

Background of the Business Combination

TPGE is a blank check company that was incorporated as a Delaware corporation on February 15, 2017 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In connection with the formation of TPGE, representatives of our Sponsor along with Stephen Chazen, our President and Chief Executive Officer, developed a rigorous screening process to identify assets that would allow TPGE to execute on the criteria that Mr. Chazen delivered on during his tenure as Chief Executive Officer of Occidental. The proposed business combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of the TPGE management team, the TPGE Board and TPGE’s affiliate TPG. The terms of the business combination were the result of extensive arm’s-length negotiations between the TPGE Board (including TPGE’s independent directors) and management team, representatives of our Sponsor and its affiliates and the Sellers and their affiliates. The following is a brief description of the background of these negotiations, the business combination and related transactions.

On May 10, 2017, TPGE completed its IPO of 65,000,000 public units, with each unit consisting of one share of Class A Common Stock and one warrant to purchase one-third of one Class A Common Stock, including 5,000,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option, raising gross proceeds of $650,000,000. Simultaneously with the closing of the IPO, TPGE completed the private placement of 10,000,000 private placement warrants to our Sponsor for gross proceeds of $15,000,000.

In connection with the IPO, the TPGE Board, in consultation with TPGE management and representatives of our Sponsor, identified certain investment criteria and guidelines that they believed were important in evaluating prospective target businesses. The TPGE Board believed it advisable to focus on prospective target businesses with the following investment criteria:

•	A large scale, focused business with sustainable competitive advantages;

•	Ability to generate cash flow in excess of capital needs and fund organic growth within cash flow;

•	Target investment-grade style debt with low leverage;

•	Focus on superior operating margins and full cycle returns; and

•	Low cost resource optionality.

Prior to the consummation of the IPO, neither TPGE, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with TPGE.

Following the IPO, TPGE’s officers and directors and representatives of our Sponsor commenced an active search for business combination candidates using TPGE’s and TPG’s network of investment bankers, private equity firms, consulting firms, and numerous other business relationships. Representatives of TPGE, our Sponsor and TPG contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. As part of this process, TPGE management considered and conducted an analysis of fifteen acquisition targets (other than the Sellers).

In early August 2017, Stephen Chazen, our Chief Executive Officer and Chairman, contacted John Walker, the Chief Executive Officer of EV Ltd., which is the ultimate general partner of each of the Sellers, about a possible initial business combination involving TPGE and various assets owned by funds associated with EV Ltd. (such funds together with EV Ltd., “EnerVest”). Throughout August 2017, Messrs. Chazen and Walker spoke several times to discuss such assets and the viability of a potential transaction with TPGE. Throughout these meetings, Mr. Walker provided Mr. Chazen with an overview of all of the assets managed by EnerVest, including the Target Assets, and the parties discussed the type of potential transaction that they would be mutually interested in pursuing.

On September 21, 2017, Mr. Chazen, along with representatives of our Sponsor, met with EnerVest management at EnerVest’s offices in Houston, Texas. Mr. Walker and EnerVest management discussed EnerVest’s corporate history, acreage, production history, well performance, financial results, future development plans and consolidation opportunities for a variety of assets that EnerVest managed, including the Target Assets. In addition, representatives of our Sponsor provided EnerVest management with an overview of TPGE (including its initial public offering) and key considerations for a potential business combination with TPGE.

On November 15, 2017, representatives of our Sponsor met with EnerVest management to review asset performance with respect to the Target Assets. Representatives of our Sponsor and EnerVest management focused their discussion primarily on the Karnes County Assets (including the Ironwood Interests) given their fit with TPGE’s investment criteria.

By December 2017, TPGE had engaged in due diligence and discussions directly with the senior executives and/or shareholders of fifteen alternative target opportunities (the “Other Potential Acquisitions”), including submitting four non-binding indications of interests. As part of its acquisition strategy, TPGE did not pursue potential transactions in competitive or auction situations, but instead focused on bilateral discussions with the key decision makers of each of the Other Potential Acquisitions regarding a potential transaction. Due to the progression of the discussions with the Sellers and the TPGE Board’s conclusion that a transaction with the Sellers would present the most attractive opportunity for TPGE management to accelerate its business plan, the TPGE Board ultimately determined that the business combination for the Target Assets was the most attractive potential transaction for TPGE. The decision to ultimately pursue the Target Assets over the Other Potential Acquisitions was generally the result of one or more of:

•	The Other Potential Acquisitions did not fully meet the investment criteria of TPGE, which included, among other things, assets that have a large production base and generate strong operating margins and cash flow in excess of capital needs (providing the ability to fund organic growth with cash flow);

•	The determination of TPGE’s management and our Sponsor that the Target Assets were of superior quality than the Other Potential Acquisitions; and

•	A difference in valuation expectations between TPGE and the senior executives and/or shareholders of the Other Potential Acquisitions.

On December 13, 2017, in order to facilitate discussions with respect to the proposed transaction, TPGE and EV Ltd. entered into a non-disclosure agreement between the two parties. Following the execution of the non-disclosure agreement, EnerVest provided electronic data room access to TPGE.

On December 19, 2017, Mr. Chazen and Mr. Walker held a meeting during which they discussed in high level terms how a potential transaction including the Target Assets would work between TPGE and EnerVest. It was TPGE management’s belief that the Target Assets were the most attractive acquisition target in light of the core position of the Karnes County Assets and the upside potential of the Giddings Assets.

On December 23, 2017, representatives of EnerVest sent a term sheet for a potential transaction with TPGE, as well as proposed terms with respect to the post-business combination operating relationship between EnerVest and TPGE.

On January 3, 2018, Mr. Chazen and representatives of our Sponsor met with EnerVest management at EnerVest’s offices to discuss the proposed term sheet that was distributed by EnerVest. The parties discussed how a potential transaction would work between TPGE and EnerVest with respect to the Target Assets, including a potential transaction timeline. EnerVest management also provided a high level overview of the Target Assets and of the potential EnerVest team that would operate them.

On January 4, 2018, TPGE engaged WD Von Gonten & Co. (“Von Gonten”) to assist in such due diligence process given their experience with assets in the Eagle Ford Shale and the Giddings field.

On January 5, 2018, TPGE distributed a revised term sheet to EnerVest, which included a timeline with respect to the transaction. The revised term sheet contemplated an all cash acquisition of the Giddings Assets and a combination of cash and stock consideration for the Karnes County Assets with a condition that the Karnes County Contributors receive a minimum amount of cash consideration at closing. The parties agreed that the Giddings Acquisition would be an all cash acquisition in light of the fact that the funds comprising the Giddings Sellers were at the end of their fund lives, in contrast to funds comprising the Karnes County Contributors, which had a longer remaining fund horizon. TPGE proposed a “Up-C” transaction structure where the Karnes County Contributors would receive equity in a newly formed limited liability company that would be redeemable for shares of Class A Common Stock. The proposed structure would provide the Karnes County Contributors with interests in a pass-through entity that would defer their tax liability until they redeemed such interests for shares of Class A Common Stock. The term sheet contemplated that the parties would enter into a services agreement under which EnerVest would continue operating the Target Assets post-closing. The term sheet also provided for certain proposed governance terms which would be set forth in a stockholder agreement. Under TPGE’s proposal, at the closing of the business combination, there would be seven members on the TPGE Board, consisting of Mr. Chazen, two directors identified by the Karnes County Contributors, two directors from the existing TPGE Board (including representatives of our Sponsor) and two additional independent directors. The term sheet noted that the parties would agree upon ongoing director nomination rights (and associated step downs). On January 8, 2018, TPGE and EnerVest management held a telephonic meeting to discuss the term sheet that was distributed by TPGE.

In January 2018, TPGE engaged Vinson & Elkins L.L.P. (“Vinson & Elkins”) to be its legal counsel and EnerVest engaged Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) to be its legal counsel.

On January 12, 2018, Mr. Chazen and representatives of TPGE, our Sponsor and Von Gonten met with the representatives of EnerVest, including their technical team, to discuss the Target Assets and the development of an operating budget with respect thereto that would align with TPGE’s desired operating profile.

Throughout January 2018, TPGE, Von Gonten and EnerVest management held several meetings to discuss the historical operating results and future operating budgets for the Target Assets. Based on this information, TPGE management prepared certain internal, unaudited prospective financial information for the post-business combination company as set forth under “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial Information.”

On January 28, 2018, TPGE distributed a revised term sheet with respect to the proposed transaction to EnerVest. Later that day, representatives of TPGE, our Sponsor and EnerVest met to discuss the proposed transaction and the term sheets. The parties discussed their preliminary valuation expectations, including the allocation between the Karnes County Assets and the Giddings Assets, potential transaction structures, timeline, execution steps and outstanding due diligence items. At such time, TPGE proposed a purchase price of $290 million in cash for the Giddings Assets, as well as earnout consideration up to $40 million in cash based on certain net revenue thresholds, and $2.136 billion in cash and equity (with at least $610 million in cash) for the Karnes County Assets (inclusive of the Ironwood Interests), as well as earnout consideration for the Karnes County Sellers in an amount to be agreed (payable in voting common stock) based on certain EBITDA and free class flow or stock price thresholds. Valuation methodologies used by TPGE to determine its proposed purchase price included discounted cash flow analysis and comparable company valuation benchmarking as well as comparable precedent transaction valuation benchmarking. In addition, Mr. Chazen and representatives of our Sponsor conveyed TPGE’s position that while it would not require a post-closing escrow from the Sellers for indemnification obligations, TPGE would not post a deposit at execution of the transaction agreements, a concept that EnerVest had previously requested. Mr. Chazen and representatives of our Sponsor also noted that TPGE was unwilling to enter into a tax receivable agreement with the Karnes County Contributors and that any potential transaction would be subject to further due diligence and the approval of the TPGE Board, including with respect to the purchase price. Finally, Mr. Chazen reiterated that TPGE was unwilling to enter into any business combination agreement with EnerVest unless it agreed that a majority of the post-business combination TPGE Board would be independent from TPGE management, our Sponsor and EnerVest.

On January 30, 2018, the TPGE Board held a meeting at which members of TPGE management and representatives of Vinson & Elkins were in attendance. TPGE management and representatives of our Sponsor provided the TPGE Board with an update on their discussions with representatives of EnerVest and conveyed their belief that the Target Assets were a more attractive acquisition opportunity than the Other Potential Acquisitions. The TPGE Board authorized TPGE management to submit a non-binding indication of interest for the Giddings Assets, expressly subject to TPGE Board approval, for a purchase price of $290 million in cash, as well as earnout consideration up to $40 million in cash based on certain net revenue thresholds. TPGE management and representatives of our Sponsor then shared with the TPGE Board certain internal, unaudited prospective financial information for the post-business combination company as set forth under “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial Information.”

On January 31, 2018, the parties executed a non-binding indication of interest for the Giddings Assets for a proposed purchase price of $290 million in cash, as well as earnout consideration up to $40 million in cash based on certain net revenue thresholds. EnerVest also agreed to an exclusivity agreement with TPGE with respect to the Giddings Assets until February 28, 2018.

On February 7, 2018, Vinson & Elkins provided an initial draft of the Giddings Purchase Agreement to Gibson Dunn.

On February 9, 2018, representatives of our Sponsor and EnerVest management met to discuss a non-competition agreement between TPGE and EV Ltd. The parties agreed generally that EV Ltd., on behalf of certain EnerVest funds, would agree not to compete in certain counties in the Eagle Ford Shale for a period of time to be agreed upon, and in exchange therefor EV Ltd. would have the right to receive up to 4,000,000 shares of voting common stock, subject to the achievement by TPGE of certain stock price thresholds. The parties negotiated the specific provisions of the Non-Compete Agreement over February and March 2018.

On February 14, 2018, the TPGE Board held a meeting at which members of TPGE management and representatives of Vinson & Elkins were in attendance. TPGE management and representatives of our Sponsor provided the TPGE Board with an update on their discussions with representatives of EnerVest. Following this discussion, the TPGE Board directed management to continue to explore the potential transaction with EnerVest and to update the TPGE Board as the discussions progressed. TPGE management and representatives of our Sponsor noted that they were still continuing their business and technical due diligence, and they provided the TPGE Board with an overview of their financial analysis at such point.

From February 16 through February 19, 2018, TPGE management and representatives of our Sponsor negotiated with EnerVest management a $50 million reduction to the valuation for the Karnes County Assets (inclusive of the Ironwood Interests) to $2.086 billion and agreed to an earnout consideration with respect to the Karnes County Assets of $130 million (payable in shares of voting common stock) based on certain EBITDA and free cash flow or stock price thresholds. TPGE management noted to EnerVest management that such terms were subject to further due diligence and the approval of the TPGE Board. The $2.086 billion purchase price for the Karnes County Assets included the Ironwood Interests, but the parties determined that, given the differences in the nature of the assets, it would be appropriate to have two separate definitive agreements for the Karnes County Assets and the Ironwood Interests.

On February 16, 2018, Gibson Dunn provided initial drafts of the Services Agreement, which included a term of five years and provided TPGE with early termination rights, and the Ironwood MIPA to Vinson & Elkins.

On February 18, 2018, Vinson & Elkins provided an initial draft of the South Texas Contribution Agreement to Gibson Dunn. In addition, on February 18, 2018, Vinson & Elkins provided an initial draft of the Stockholder Agreement to Gibson Dunn. The initial draft included the same board nomination rights of our Sponsor that were included in the final form Stockholder Agreement, but provided that the Karnes County Contributors would be entitled to nominate two directors so long as they collectively owned at least 20% of our voting stock and one director so long as they owned at least 5% of our voting common stock. The draft agreement also provided that the agreement would remain in effect as to each stockholder so long as it had the right to nominate a director to the TPGE Board.

On February 20, 2018, the TPGE Board held a meeting at which members of TPGE management and representatives of Vinson & Elkins were in attendance. TPGE management updated the TPGE Board on the status of the transaction, as well as an overview of recent transactions involving special purpose acquisition companies. TPGE management and representatives of our Sponsor provided the TPGE Board with a potential sources and uses for the transaction. Representatives of our Sponsor noted that a PIPE Investment would be an attractive financing option for the business combination in addition to the debt financing. The TPGE Board authorized TPGE management and its Sponsor to engage in discussions with potential debt financing sources, and begin preparing investor materials for a potential PIPE Investment. A representative of Vinson & Elkins provided to the TPGE Board a review of fiduciary duties under Delaware law in the context of consideration of the proposed transaction, including the duties of loyalty and care. Following this discussion, the TPGE Board expressed its support for continued work towards a transaction.

On February 27, 2018, EnerVest agreed to extend exclusivity with TPGE with respect to the Giddings Assets until March 31, 2018. On the same day, EnerVest agreed to an exclusivity agreement with TPGE with respect to the Karnes County Assets until March 31, 2018.

Throughout late February and March 2018, the parties and their respective counsels engaged in discussions and negotiations to complete due diligence and finalize the Business Combination Agreements. During this period of time, the parties and their respective counsels also negotiated the key terms of the Services Agreement, including the term of the agreement and the ability of TPGE to terminate the agreement early in certain key circumstances, as well as the key terms of the Stockholder Agreement, including the Karnes County Contributors’ ongoing nomination rights or the parties and the term of the agreement. For more information about these agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements.” These discussions and negotiations included numerous telephone conversations and in person meetings between the parties’ executives and representatives. Additionally, the parties agreed that certain assets in the Giddings Field owned by EV Ltd. that were not originally contemplated to be included in the business combination would now be included in the transaction. As a result, the purchase price for the Giddings Assets was increased by approximately $47 million and the earnout consideration was increased by approximately $7 million.

In due diligence process, the parties determined that, in their valuation of the Target Assets, all of the G&A expenses with respect to the Target Assets had been allocated to the Karnes County Assets. As a result, the parties agreed to appropriately adjust the purchase price for the Giddings Assets downwards by approximately $30 million and the purchase price for the Karnes County Assets upwards by approximately $30 million.

In addition, throughout late February and March 2018, TPGE and its representatives, including our Sponsor, held numerous conversations with potential lenders for debt financing for the business combination. During this period of time, TPGE and the potential lenders discussed debt financing options and debt capital markets opportunities and negotiated the terms of the Debt Commitment Letter and related documentation.

Beginning in early March 2018, TPGE management and representatives of our Sponsor held intermittent conversations with certain potential investors in the PIPE Investment. On March 8, 2018, TPGE management and representatives of our Sponsor finalized the investor presentation for the potential PIPE Investment and, through March 16, 2018, engaged in discussions with potential investors in the PIPE Investment. TPGE and representatives of Vinson & Elkins also negotiated subscription agreements and other documentation with the participants in the PIPE Investment.

On March 19, 2018, the TPGE Board held a meeting at which members of TPGE management and representatives of Vinson & Elkins were in attendance. During this meeting, TPGE management updated the TPGE Board on the status of the transaction. Thereafter, representatives of Vinson & Elkins reviewed with the TPGE Board the terms of the business combination, including the Business Combination Agreements and the other definitive agreements, copies of all of which were provided to the TPGE Board in advance of the meeting. The Board concluded, after a thorough review of other business combination opportunities reasonably available to TPGE, that the proposed business combination represented the best potential business combination for TPGE based upon the process utilized to evaluate and assess other potential acquisition targets, and the TPGE Board’s and management’s belief that such processes had not presented a better alternative. The TPGE Board authorized TPGE management to finalize the remaining open points for the potential transaction.

On the morning of March 20, 2018, the TPGE Board held a meeting at which members of TPGE management and representatives of Vinson & Elkins were in attendance. TPGE management provided the TPGE Board with an update on the terms of the transaction that had been finalized since the prior meeting. After discussion and upon a motion duly made and seconded, the TPGE Board unanimously resolved that the following be approved: (i) the Business Combination Agreements and each of the transactions contemplated by the Business Combination Agreements, including the business combination and the stock issuance; and (ii) the PIPE Investment whereby certain investors (including certain related persons of TPGE) agreed to purchase $355 million of Class A Common Stock from TPGE at $10.00 per share.

Later that morning, the parties executed the Business Combination Agreements and the PIPE Investors executed the Subscription Agreements and other documentation related to the PIPE Investment. Before the market opened, TPGE announced the execution of the Business Combination Agreements and the business combination.

The TPGE Board’s Reasons for the Approval of the Business Combination

The TPGE Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the TPGE Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The TPGE Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the TPGE Board may have given different weight to different factors. This explanation of the reasons for the TPGE Board’s approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the TPGE Board reviewed the results of the due diligence conducted by our Sponsor, TPGE’s management, and their advisors, which included:

•	research on comparable public companies within the Eagle Ford and/or Giddings Field of the Austin Chalk;

•	research on comparable transactions within the Eagle Ford and/or Giddings Field of the Austin Chalk and in the oil and gas business generally;

•	meetings and calls with the management teams, advisors, and the Sellers regarding operations and forecasts;

•	research on the Eagle Ford and the Giddings Field of the Austin Chalk, including historical well results, drilling activity and takeaway capacity;

•	review of material contracts;

•	review of financial, tax, legal, insurance, land, title, environmental and accounting due diligence;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of the Target Assets and the business combination; and

•	the financial statements of the Target Assets.

The factors considered by the TPGE Board include, but are not limited to, the following:

•	Core Karnes County Position. As of December 31, 2017, the Karnes County Assets consisted of 13,387 net acres in the core of the Eagle Ford play in Karnes County that produce a liquids heavy, oil weighted commodity mix (80.8% oil and liquids of estimated proved reserves as of December 31, 2017). In addition, the Karnes County Assets are 65% operated, giving TPGE the ability to drive economic and operational efficiencies. TPGE believes this premier acreage location will continue to generate short payback periods and industry leading breakevens resulting in economic wells that can be a driver for substantial free cash flow and high margins.

•	Giddings Upside Potential. As of December 31, 2017, the Giddings Assets consisted of 344,384 net acres in the Giddings Field, an emerging high-growth play with extensive inventory potential, including 1,000 potential locations identified and significant development flexibility. As of December 31, 2017, approximately 99% of the acreage within the Giddings Assets was held by production, which allows for systematic delineation and provides TPGE complete control over development activities to stay within cash flow. By leveraging industry expertise and modern completion techniques, TPGE believes that it can achieve improvements in well results and capitalize on organic growth opportunities within this growth-oriented play.

•	Operating and Cost Efficiencies. The Target Assets will be operated by EVOC, under the direction of TPGE’s management, pursuant to the Services Agreement. EVOC is one of the lowest cost operators in South Texas while delivering top of the industry results, with wells operated by EVOC generating initial production rates that rank among the highest in Karnes County. The Target Assets further benefit from favorable differentials and efficient access to Gulf Coast markets, existing infrastructure and take away capacity, which TPGE believes will further enhance full-cycle operating margins.

•	Accretive Acquisition Opportunities. Many public companies are actively marketing their positions while several private equity-backed companies face limited opportunities for monetization. With the strong free cash flow and low leverage profile of the Target Assets, TPGE believes it will be well positioned to take advantage of these opportunities by pursuing accretive acquisitions in the region.

•	Strong Liquidity Profile. After giving effect to the business combination, TPGE expects to have substantial free cash flow and strong liquidity, giving TPGE the financial flexibility to fund development projects and pursue opportunistic acquisitions.

•	Terms of the Business Combination Agreement. The TPGE Board reviewed the financial and other terms of the Business Combination Agreements and determined that they were the product of arm’s-length negotiations among the parties.

•	Independent Director Role. The TPGE Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including TPG Capital. TPGE’s independent directors, Ms. Acosta, Ambassador Djerejian and Messrs. Leat and Smith, took an active role in guiding TPGE management as TPGE evaluated and negotiated the proposed terms of the business combination. Following an active and detailed evaluation, the TPGE Board’s independent directors unanimously approved, as members of the TPGE Board, the Business Combination Agreements and the business combination.

In addition, the TPGE Board determined that the business combination and the Target Assets satisfy the investment criteria that the TPGE Board identified in connection with the IPO. For more information, see the section entitled “—Background of the Business Combination.”

In the course of its deliberations, the TPGE Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the business combination, including the following:

•	The risk that the potential benefits of the business combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Oil, natural gas and natural gas liquids prices are volatile. A sustained decline in oil, natural gas and natural gas liquids prices could adversely affect the business, financial condition and results of operations of the Target Assets and the ability to meet capital expenditure obligations and financial commitments.

•	Planned development and acquisition projects require substantial capital that may be expensive or unavailable, which could lead to a decline in the ability to access or grow production and reserves.

•	The estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present values of the reserves.

•	The Target Assets are located in Texas, making them vulnerable to risks associated with a concentration of operations in a single geographic area.

•	Increasing competition in South Texas may increase the likelihood of service cost inflation and limit TPGE’s ability to complete opportunistic acquisitions.

•	Development of PUDs may take longer and may require higher levels of capital expenditures than currently anticipated. Therefore, the estimated PUDs may not be ultimately developed or produced.

•	If commodity prices decrease to a level such that future undiscounted cash flows are less than the carrying value of the Target Assets, TPGE may be required to take write-downs of the carrying values of its properties.

•	Future cash flows and results of operations are highly dependent on its ability to find, develop or acquire additional oil and natural gas reserves.

•	The operations of the Target Assets are subject to operational hazards for which they may not be adequately insured.

•	The operations the Target Assets are subject to various governmental regulations that require compliance that can be burdensome and expensive and adversely affect the feasibility of conducting operations.

•	Any failure to comply with environmental laws and regulations applicable to the Target Assets could result in governmental authorities taking actions that adversely affect TPGE’s operations and financial condition.

•	The risks and costs to TPGE if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TPGE being unable to effect an Initial Business Combination by May 10, 2019, and force TPGE to liquidate.

•	The fact that the Karnes County Contribution Agreement includes an exclusivity provision that prohibits TPGE from soliciting certain other business combination proposals, which restricts TPGE’s ability, so long as the Karnes County Contribution Agreement is in effect, to consider other potential business combinations prior to May 10, 2019.

•	The risk that TPGE’s stockholders may fail to provide the respective votes necessary to effect the business combination.

•	The fact that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within TPGE’s control.

•	The significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

In addition to considering the factors described above, the TPGE Board also considered that some officers and directors of TPGE may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of TPGE’s stockholders. TPGE’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the TPGE Board, the Business Combination Agreements and the business combination. For more information, see the section entitled “—Interests of Certain Persons in the Business Combination.”

The TPGE Board concluded that the potential benefits that it expects TPGE and its stockholders to achieve as a result of the business combination outweigh the potentially negative factors associated with the business combination. Accordingly, the TPGE Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the business combination and the other transactions contemplated by the Business Combination Agreements are fair to, and in the best interests of, TPGE’s stockholders, (b) approved, adopted and declared advisable the Business Combination Agreements and the transactions contemplated thereby, including the issuance of the shares of TPGE’s common stock and (c) recommended that the stockholders of TPGE approve each of the Proposals.

Unaudited Prospective Financial Information

TPGE does not as a matter of course make public projections as to future sales, earnings, or other results. However, TPGE is including the following summary of certain internal, unaudited prospective financial information from TPGE’s management’s projections for the post-business combination company solely because that information was made available to the TPGE Board in connection with the evaluation of the business combination. The inclusion of the below information should not be regarded as an indication that TPGE or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of TPGE’s management, including, among other things, TPGE’s future results, oil and gas industry activity, commodity prices, rig count and general economic and regulatory conditions. TPGE believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information TPGE had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to their respective businesses, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts.

KPMG LLP (“KPMG”) is the independent registered public accounting firm for TPGE. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, TPGE’s management. Neither KPMG nor any of the independent auditors for the Target Assets (the “Target Asset Auditors”) have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, KPMG and the Target Asset Auditors do not express an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

Except as required by applicable securities laws, TPGE does not intend to make publicly available any update or other revision to the prospective financial information. The prospective financial information for TPGE does not take into account any circumstances or events occurring after the date that information was prepared. Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information set forth below. None of TPGE nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any TPGE stockholder or any other person regarding ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved. The Sellers have made no representation to TPGE, in the Business Combination Agreements or otherwise, concerning the prospective financial information.

The following table sets forth certain summarized prospective financial information regarding the post-business combination company for 2018 and 2019, which was prepared by TPGE management.

	Fiscal Year Ending December 31,
	2018E	2019E
	($ in millions unless otherwise noted)
Total Production (MMBoe)	16.6	18.0
Total Revenue	$687	$736
EBITDA(1)	$513	$546
Capital Expenditures	$262	$344
Free Cash Flow	$241	$184
Assumptions:
WTI ($/Bbl)	$58.00	$58.00
Henry Hub ($/Mcf)	$2.75	$2.75

(1)	TPGE defines EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP. For more information, please see the section entitled, “Selected Historical Financial Information of the Karnes County Business—Non-GAAP Financial Measure.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the TPGE Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor, officers and directors will lose their entire investment in us and that the private placement warrants held by our Sponsor would expire worthless if an Initial Business Combination is not completed;

•	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $ based on the closing price of our Class A Common Stock on , 2018;

•	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of Stephen Chazen as President, Chief Executive Officer and Chairman of TPGE following the business combination;

•	the purchase by Mr. Chazen and the TPG Holdings Assignees of 1,500,000 and 1,000,000 shares of Class A Common Stock, respectively, in connection with the PIPE Investment, the consummation of which is contingent on the Karnes County Transaction;

•	the right of our Sponsor, pursuant to the Stockholder Agreement, to appoint two directors to the TPGE Board at the Closing;

•	the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $ based on the closing price of our Class A Common Stock on , 2018;

•	the fact that Mr. Chazen may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by May 10, 2019;

•	the fact that at the Closing, our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that we are a party to a registration rights agreement with our Sponsor and certain of our directors, which provides for registration rights to such parties.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed business combination, our Sponsor, directors, officers, or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our Initial Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account. Mr. Chazen and TPG Holdings have agreed to purchase 1,500,000 and 1,000,000 shares of Class A Common Stock, respectively, in connection with the PIPE Investment, which is contingent on the closing of the Karnes County Transaction. Prior to the Closing, TPG Holdings expects to assign its right to purchase Class A Common Stock in connection with the PIPE Investment to the TPG Holdings Assignees.

Total Shares to be Issued in the Business Combination

It is anticipated that, upon the Closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of TPGE will be as follows:

•	the public stockholders will collectively own 65,000,000 shares of our Class A Common Stock, representing an approximate 25.9% economic interest and an approximate 25.9% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, will collectively own 16,250,000 shares of our Class A Common Stock, representing an approximate 6.5% economic interest and an approximate 6.5% voting interest;

•	the Karnes County Contributors will collectively own 134,095,000 shares of our Class B Common Stock, representing a 0.0% economic interest and an approximate 53.5% voting interest, and 134,095,000 Pace LLC Units, representing an approximate 53.5% economic interest and a 0.0% voting interest; and

•	the PIPE Investors will collectively own 35,500,000 shares of Class A Common Stock, an approximate 14.2% economic interest and an approximate 14.2% voting interest.

In this scenario, our current affiliates, including our Sponsor, our directors and officers and the TPG Holdings Assignees, would collectively own 18,909,900 shares of our Class A Common Stock, representing an approximate 7.5% economic interest and an approximate 7.5% voting interest upon the Closing.

The number of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts are different than our assumptions, the economic and voting interests set forth above will differ. For example, if we assume all outstanding 21,666,666 public warrants and 10,000,000 private placement warrants were exercisable and exercised following completion of the business combination, with proceeds to the Company of approximately $364 million, then the ownership of our Class A Common Stock and Class B Common Stock would be as follows:

•	the public stockholders would collectively own 86,666,666 shares of our Class A Common Stock, representing an approximate 30.7% economic interest and an approximate 30.7% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, would collectively own 26,250,000 shares of our Class A Common Stock, representing an approximate 9.3% economic interest and an approximate 9.3% voting interest;

•	the Karnes County Contributors would collectively own 134,095,000 shares of our Class B Common Stock, representing a 0.0% economic interest and an approximate 47.5% voting interest, and

134,095,000 Pace LLC Units, representing an approximate 47.5% economic interest and a 0.0% voting interest; and

•	the PIPE Investors would collectively own 35,500,000 shares of our Class A Common Stock, representing an approximate 12.6% economic interest and an approximate 12.6% voting interest.

In this scenario, our current affiliates, including our Sponsor, our directors and officers and the TPG Holdings Assignees, would collectively own 28,952,533 shares of our Class A Common Stock, representing an approximate 10.2% economic interest and an approximate 10.2% voting interest upon the Closing.

The public warrants and private placement warrants will become exercisable on the later of thirty (30) days after the completion of an Initial Business Combination and May 10, 2018 (twelve (12) months following the closing of our IPO) and will expire five (5) years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

You should read “Summary of the Proxy Statement—Impact of the Business Combination on TPGE’s Public Float” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of TPGE” for further information.

Sources and Uses for the Business Combination

The following table summarizes the estimated sources and uses for funding the business combination assuming no redemptions of public shares by our public stockholders.

Sources of Funds		Uses
(in millions)
Equity to the Sellers(1)	$1,341.0	Equity to the Sellers	$1,341.0
TPGE Cash in Trust Account(2)	654.9	Cash to the Sellers	1,083.3
PIPE Investment Cash Proceeds	355.0	Sponsor Equity	162.5
Senior Notes Offering(3)	300.0	Recent Acquisition(4)	146.6
Sponsor Equity	162.5	Fees & Expenses(5)	80.0

Total Sources	$2,813.4	Total Uses	$2,813.4

(1)	Assumes that (i) there are no adjustments to the consideration payable to the Sellers under the Business Combination Agreements (including with respect to the effective date), (ii) the Company elects the cash consideration under the Karnes County Contribution Agreement to be $749,900,000, and (iii) the Karnes County Contributors elect to receive all shares of Class B Common Stock and an equivalent number of Pace LLC Units (instead of Class A Common Stock).
(2)	Actual amount to be adjusted for interest income prior to the Closing. As of March 31, 2018, $654.9 million was held in the Trust Account.
(3)	The Company expects to issue approximately $300 million aggregate principal amount of Senior Notes on or prior to the Closing, but may increase the size of the offering if market conditions warrant. Net proceeds from any increase in offering size are expected to be used for working capital and general corporate purposes.
(4)	Estimated purchase price (including certain acquisition costs) for the acquisition of the Subsequent GulfTex Assets by the Sellers, which closed on March 1, 2018 with an effective date of February 1, 2018.
(5)	Includes $22.75 million in deferred underwriting expenses from the Company’s IPO and approximately $11.25 million in unamortized deferred financing costs related to the issuance of the Senior Notes.

Redemption Rights

Under our Charter, holders of our Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the business combination, including interest (not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes), by (b) the total number of shares of Class A Common Stock issued in the IPO; provided that TPGE will not redeem any public shares to the extent that such redemption would result in TPGE having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $654.9 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in the future growth of TPGE, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of TPGE Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the business combination.

Accounting Treatment

The business combination will be accounted for pursuant to the guidance in ASC 805, using the acquisition method of accounting with the Company as the acquirer. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill. The Company’s management has made significant estimates and assumptions in determining the preliminary acquisition date fair values of the assets acquired and liabilities assumed in the unaudited pro forma condensed combined consolidated financial statements. As the unaudited pro forma condensed combined consolidated financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Under ASC 805, non-recurring acquisition-related costs (such as advisory, legal, valuation and other professional fees) are expensed. The Company expects to incur approximately $46 million of non-recurring acquisition-related costs, not including $22.75 million in deferred underwriting commissions to the underwriters of our IPO or approximately $11.25 million in unamortized deferred financing costs related to the issuance of the Senior Notes.

Certain U.S. Federal Income Tax Considerations

The following is a discussion of (i) certain U.S. federal income tax considerations for U.S. holders (as defined below) of our Class A Common Stock and Non-U.S. holders (as defined below) of our Class A Common Stock that, in either case, elect to have their Class A Common Stock redeemed for cash if the business combination is completed and, (ii) with respect to certain Non-U.S. holders who continue to hold shares of our Class A Common Stock or warrants, as applicable, after the business combination is completed, certain U.S. federal income tax considerations related to our status as a USRPHC (as defined below) following the business combination. This discussion is limited to holders that hold our Class A Common Stock or warrants, as applicable, as a “capital asset” for U.S. federal income tax purposes (generally property held for investment) and purchased our Class A Common stock and warrants in the IPO. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the business combination that are associated with redemptions of our Class A Common Stock or that apply to certain Non-U.S. holders who continue to hold shares of our Class A Common Stock or warrants, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A Common Stock or warrants, as applicable, under the constructive sale provisions of the Code;

•	persons that acquired our Class A Common Stock or warrants, as applicable, through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our Class A Common Stock or warrants, as applicable, as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock or warrants, as applicable, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our Class A Common Stock or warrants, as applicable, to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations for U.S. Holders

This section is addressed to “U.S. holders” of our Class A Common Stock. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our Class A Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption of Class A Common Stock

In the event that a U.S. holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of TPGE Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or other exchange of Class A Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares of stock outstanding both before and after the redemption. The redemption of a U.S. holder’s Class A Common Stock generally will be treated as a sale of such Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock owned directly by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock actually owned, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our Class A Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our Class A Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. Finally, the redemption of a U.S. holder’s Class A Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Class A Common Stock. If the redemption qualifies as a sale of Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock redeemed. A U.S. holder’s adjusted basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes. Any capital gain or loss recognized with respect to a redemption generally will be long-term capital gain or loss if the U.S. holder held the Class A Common Stock redeemed for more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. holder will generally be treated as receiving a distribution of cash from the Company. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations to U.S. Holders—Redemption of Class A Common Stock—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.

Dividends we pay to a U.S. holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

USRPHC Withholding Tax. A withholding tax equal to 15% of the amount realized (the “USRPHC Withholding Tax”) on the redemption of our shares of Class A Common Stock (i.e., the amount of cash received by a holder pursuant to a redemption of our shares of Class A Common Stock) may be required.

A U.S. holder may eliminate the USRPHC Withholding Tax in respect of its receipt of cash pursuant to a redemption of our shares of Class A Common Stock by (i) certifying in writing (under penalties of perjury) to the person required to withhold the USRPHC Withholding Tax that such holder is not a Non-U.S. holder and (ii) providing to the person required to withhold the USRPHC Withholding Tax its U.S. taxpayer identification number (social security number for individuals and U.S. employer identification number in all other cases), address and certain other information (or such other information as is satisfactory to the person required to withhold the USRPHC Withholding Tax to establish such holder’s status as a U.S. holder).

If a U.S. holder fails to provide the necessary information described above to eliminate the USRPHC Withholding Tax and the amount of the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the U.S. holder’s U.S. federal income tax liability with respect thereto, a holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. U.S. holders of our Class A Common Stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Class A Common Stock will be treated as a sale or as a distribution under the Code.

Information Withholding and Backup Withholding

Payments received by a U.S. holder as a result of the exercise of redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations for Non-U.S. Holders

This section is addressed to “Non-U.S. holders” of our Class A Common Stock and/or warrants, as applicable. For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Class A Common Stock and/or warrants, as applicable, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Redemption of Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of TPGE Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A Common Stock, as described under “U.S. Federal Income Tax Considerations to U.S. Holders” above.

Gain on Redemption Treated as a Sale of Class A Common Stock. If the redemption qualifies as a sale of Class A Common Stock with respect to a Non-U.S. holder, such Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the redemption of its Class A Common Stock unless:

•	the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States); or

•	our Class A Common Stock constitutes a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. holder in the United States.

A Non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business. We believe that we will be a USRPHC for U.S. federal income tax purposes on the date of the redemption. However, as long as our Class A Common Stock is treated as “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five (5) year period ending on the date of the redemption or the Non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of our Class A Common Stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the redemption of our Class A Common Stock as a result of our status as a USRPHC. If our Class A Common Stock were not considered to be regularly traded on an established securities market, such Non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on the redemption of our Class A Common Stock (as described in the preceding paragraph).

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution of cash from the Company. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “—U.S. Federal Income Tax Considerations to Non-U.S. Holders—Redemption of Class A Common Stock—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any such distribution treated as made to a Non-U.S. holder on our Class A Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. holder that are effectively connected with a trade or business conducted by the Non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United states persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

USRPHC Withholding Tax. As described under “—U.S. Federal Income Tax Considerations for U.S. Holders—Redemption of Class A Common Stock—USRPHC Withholding Tax” above, because we believe that we will be a USRPHC on the date of redemption, the withholding of the USRPHC Withholding Tax may be required upon a redemption of our Class A Common Stock. If the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the Non-U.S. holder’s U.S. federal income tax liability with respect thereto, the holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. holders of our Class A Common Stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Class A Common Stock will be treated as a sale or as a distribution under the Code and to discuss the U.S. federal income tax considerations arising from our belief that we will be a USRPHC on the date that the business combination is completed.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A Common Stock) must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A Common Stock) generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of our Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A Common Stock and on the gross proceeds from a disposition of our Class A Common Stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.

HOLDERS OF OUR CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Certain Considerations for Continuing Non-U.S. Holders in Connection With TPGE’s Expected Status as a USRPHC as a Result of the Business Combination

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business. We believe that we will be a USRPHC at the completion of the business combination, because a significant portion of the Target Assets are expected to be classified as United States real property interests. However, as long as our Class A Common Stock is and continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five (5) year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of our Class A Common Stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our Class A Common Stock as a result of our status as a USRPHC. If our Class A Common Stock were not considered to be regularly traded on an established securities market, such Non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on the disposition of our Class A Common Stock (as described in the preceding paragraph), and the USRPHC Withholding Tax (at a rate of 15%) would apply to the gross proceeds from such disposition.

As a result of our expected status as a USRPHC, a Non-U.S. holder who recognizes gain from a disposition of our warrants generally will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. holders unless an applicable income tax treaty provides otherwise. However, if both our warrants and our Class A Common Stock are and continue to be regularly traded on an established securities market, only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five (5) year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the warrants, more than 5% of our warrants generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our status as a USRPHC. If our warrants are not considered to be so regularly traded on an established securities market, but our Class A Common Stock is, only a Non-U.S. holder whose warrants, as of the date of such Non-U.S. holder’s acquisition of such warrants, have a fair market value greater than 5% of the value of our Class A Common Stock, generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our status as a USRPHC. If both our warrants and our Class A Common Stock were not considered to be regularly traded on an established securities market, the relevant Non-U.S. holder (regardless of the percentage of our warrants owned) generally would be subject to U.S. federal income tax on a taxable disposition of our warrants, and the USRPHC Withholding Tax generally would apply to the gross proceeds from such disposition.

Finally, any distributions we make to a Non-U.S. holder that are not treated as dividends for U.S. federal income tax purposes (i.e., that are not made out of our current or accumulated earnings and profits) may be subject to the USRPHC Withholding Tax (at a rate of 15%).

If the USRPHC Withholding Tax withheld with respect to a disposition of our Class A Common Stock or warrants or a distribution made with respect to our Class A Common Stock exceeds the Non-U.S. holder’s U.S. federal income tax liability with respect to such disposition or distribution, such holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPREHENSIVE DISCUSSION OF ALL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR A NON-U.S. HOLDER WITH RESPECT TO OWNING OR DISPOSING OF OUR CLASS A COMMON STOCK AND/OR WARRANTS AFTER THE BUSINESS COMBINATION IS COMPLETED. WE URGE NON-U.S. HOLDERS TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE CONSIDERATIONS RELATING TO CONTINUED OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK AND/OR WARRANTS.

Regulatory Matters

To complete the business combination, TPGE and the Sellers must obtain approvals or consents from, or make filings with, certain U.S. federal authorities. The business combination is subject to the requirements of the HSR Act, which prevents TPGE and the Sellers from completing the business combination until required information and materials are furnished to the DOJ and the FTC and specified waiting period requirements have been satisfied. TPGE filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC in May 2018.

The DOJ, the FTC, state attorneys general, and others may challenge the business combination on antitrust grounds either before or after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after the completion of the business combination, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the business combination or permitting completion subject to regulatory concessions or conditions. TPGE does not believe that the business combination violates federal antitrust laws, but there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Vote Required for Approval

We may not consummate the business combination unless the Business Combination Proposal is approved at the special meeting.

This Business Combination Proposal (and consequently, the Business Combination Agreements and the business combination) will be approved and adopted only if the holders of at least a majority of the shares of our Class A Common Stock and Class F Common Stock voted at the special meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by them in favor of the Business Combination Proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CLASS B CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NYSE Proposal are approved, our stockholders are also being asked to approve amendments to the Charter to provide for the establishment of a new class of capital stock designated as Class B Common Stock. The full text of the proposed Second A&R Charter reflecting the proposed amendments pursuant to the Class B Charter Proposal is attached to this proxy statement as Annex D.

Reasons for the Amendment

In connection with the business combination and pursuant to the Karnes County Contribution Agreement, the Karnes County Contributors may be issued Pace LLC Units and an equal number of shares of Class B Common Stock. As of the Closing, if the Karnes County Contributors elect to receive shares of Class B Common Stock under the Karnes County Contribution Agreement, they will collectively own all of our outstanding Class B Common Stock and, following the Closing, we expect to maintain a one-to-one ratio between the number of outstanding shares of Class B Common Stock and the number of Pace LLC Units owned by the Karnes County Contributors so that each of the Karnes County Contributors will have a voting interest in the Company that is identical to their economic interest in Pace LLC. The Class B Charter Proposal will establish the terms of the Class B Common Stock.

Description of Class B Common Stock

Our Class B Common Stock will be a newly issued class of common stock, with a par value of $0.0001 per share. Holders of our Class B Common Stock will vote together as a single class with holders of our Class A Common Stock and Class F Common Stock (to the extent any shares of Class F Common Stock are outstanding) on all matters properly submitted to a vote of the stockholders. Dividends and other distributions will not be declared or paid on our Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on our Class B Common Stock that are payable in shares of Class B Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock, the dividends payable to the holders of Class B Common Stock will be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock), and such dividends will be paid in the same number of shares (or fraction thereof) on a per share basis of the Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof) on a per share basis of the Class B Common Stock). Holders of Class B Common Stock will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

The holders of our Class B Common Stock will generally have the right to cause Pace LLC to redeem all or a portion of their Pace LLC Units in exchange for shares of our Class A Common Stock or, at Pace LLC’s option, an equivalent amount of cash. Upon the future redemption or exchange of Pace LLC Units held by any holder of Class B Common Stock, a corresponding number of shares of Class B Common Stock held by such holder of Class B Common Stock will be cancelled.

Vote Required for Approval

We may not consummate the business combination unless the Class B Charter Proposal is approved at the special meeting.

The approval of the Class B Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the Class B Charter Proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE CLASS B CHARTER PROPOSAL.

PROPOSAL NO. 3—THE AUTHORIZED SHARE CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NYSE Proposal are approved, our stockholders are also being asked to approve and adopt an amendment to the Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 1,300,000,000 shares. The full text of the proposed Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Share Charter Proposal is attached to this proxy statement as Annex D.

Reasons for the Amendments

The Authorized Share Charter Proposal is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of Class A Common Stock as part of the stock consideration to the Karnes County Contributors (including any shares of Class A Common Stock issuable upon the conversion of Class B Common Stock in accordance with the Pace LLC Agreement), the sale of Class A Common Stock to certain qualified institutional buyers and accredited investors (including to certain related persons of the Company) in connection with the PIPE Investment, the issuance of shares of Class A Common Stock (or derivative securities thereof) pursuant to the LTIP and the future conversion of outstanding warrants into shares of Class A Common Stock and (ii) to provide flexibility for future issuances of Class A Common Stock if determined by the TPGE Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Vote Required for Approval

We may not consummate the business combination unless the Authorized Share Charter Proposal is approved at the special meeting.

The approval of the Authorized Share Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the Authorized Share Charter Proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE AUTHORIZED SHARE CHARTER PROPOSAL.

PROPOSAL NO. 4—THE DIRECTOR TERM CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal are approved, our stockholders are also being asked to approve an additional amendment to the Charter providing for the change of the term of office of members of the TPGE Board from a two (2) year term to a one (1) year term. The full text of the proposed Second A&R Charter reflecting the proposed amendment pursuant to the Director Term Charter Proposal is attached to this proxy statement as Annex D.

Our current certificate of incorporation provides for a single class of directors, with each director serving until the second annual meeting of stockholders after their election. The TPGE Board believes it is in the best interests of TPGE and its stockholders to change of the term of office of members of the TPGE Board from a two (2) year term to a one (1) year term. Accordingly, assuming the Director Term Charter Proposal is approved by stockholders, each of our directors will serve until the first annual meeting of stockholders after their election.

Subject to the Stockholder Agreement, newly created directorships resulting from an increase in the number of directors and any vacancies on the TPGE Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Reasons for the Amendment

The TPGE Board believes that the proposed amendment is appropriate to adequately address the needs of the post-combination company because it will allow stockholders to participate more frequently in the election of directors.

Vote Required for Approval

The Director Term Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal at the special meeting. If the Business Combination Proposal, the Share-Related Proposals or the NYSE Approval are not approved, this Proposal No. 4 will have no effect, even if approved by our stockholders.

The approval of the Director Term Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the Director Term Charter Proposal.

Pursuant to the Stockholder Agreement, if this Proposal No. 4 is not approved in connection with the business combination, TPGE will, upon the written request of our Sponsor or the Karnes County Contributors, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company to seek the approval of the holders of our voting common stock necessary to effect this Proposal No. 4; provided, however, that in no event shall TPGE be obligated to cooperate with respect to the calling and holding of more than two (2) special meetings of the Company’s stockholders to effect this Proposal No. 4. In the event of any such additional meetings of the stockholders of the Company, the stockholders party to the Stockholder Agreement have agreed to vote all of their shares of voting common stock in favor of such proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE DIRECTOR TERM CHARTER PROPOSAL.

PROPOSAL NO. 5—THE WRITTEN CONSENT CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal are approved, our stockholders are also being asked to approve an additional amendment to the Charter providing that our stockholders may take action by written consent if certain conditions are met. The full text of the proposed Second A&R Charter reflecting the proposed amendment pursuant to the Written Consent Charter Proposal is attached to this proxy statement as Annex D.

The proposed amendment provides that prior to the first date on which investment funds affiliated with EV Ltd. or TPG Capital, L.P. and their respective successors and affiliates cease collectively to beneficially own (directly or indirectly) more than 50% of the outstanding shares of our common stock, any action required or permitted to be taken by our stockholders that is approved in advance by the TPGE Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Reasons for the Amendment

The TPGE Board believes that the proposed amendment is appropriate to adequately address the needs of the post-combination company because it will allow stockholders with significant ownership interests to participate in the business of the post-combination company more efficiently with respect to actions approved in advance by the TPGE Board.

Vote Required for Approval

The Written Consent Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal at the special meeting. If the Business Combination Proposal, the Share-Related Proposals or the NYSE Approval are not approved, this Proposal No. 5 will have no effect, even if approved by our stockholders.

The approval of the Written Consent Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the Written Consent Charter Proposal.

Pursuant to the Stockholder Agreement, if this Proposal No. 5 is not approved in connection with the business combination, TPGE will, upon the written request of our Sponsor or the Karnes County Contributors, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company to seek the approval of the holders of our voting common stock necessary to effect this Proposal No. 5; provided, however, that in no event shall TPGE be obligated to cooperate with respect to the calling and holding of more than two (2) special meetings of the Company’s stockholders to effect this Proposal No. 5. In the event of any such additional meetings of the stockholders of the Company, the stockholders party to the Stockholder Agreement have agreed to vote all of their shares of voting common stock in favor of such proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE WRITTEN CONSENT CHARTER PROPOSAL.

PROPOSAL NO. 6—THE EXCLUSIVE FORUM CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal are approved, our stockholders are also being asked to approve an additional amendment to the Charter, which is, in the judgment of the TPGE Board, necessary to adequately address the needs of the post-combination company.

The proposed amendment provides that a stockholder bringing a claim subject to the proposed Article X will be required to bring that claim in the court of chancery in the State of Delaware (the “Court of Chancery”), provided that the Court of Chancery has personal jurisdiction over the defendants. If the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, then the claim must be brought in another state court in the State of Delaware. The full text of the proposed Second A&R Charter reflecting the proposed amendment pursuant to the Exclusive Forum Charter Proposal is attached to this proxy statement as Annex D.

The post-combination company may decide that it is in the best interests of the post-combination company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum.

This proposal provides that any person who acquires an interest in the capital stock of the post-combination company will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

Article X would not apply to claims brought against the post-combination company except for those enumerated in Article X and, potentially, certain other related claims.

Reasons for the Amendments

The amendment is intended to assist the post-combination company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The TPGE Board believes that the Delaware courts are best suited to address disputes involving such matters given that the post-combination company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the TPGE Board believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of the post-combination company and its stockholders.

At the same time, the TPGE Board believes that the post-combination company should retain the ability to consent to an alternative forum on a case-by-case basis where the post-combination company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

Effect of Amendment on TPGE Stockholders

The effect of the Exclusive Forum Charter Proposal on TPGE stockholders is that any stockholder bringing: (i) any derivative action or proceeding brought on behalf of the post-combination company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the post-combination company to the post-combination company or the post-combination company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the post-combination company or any director or officer of the post-combination company arising pursuant to any provision of the DGCL or the Second A&R Charter or the Company’s bylaws (as either may be amended and/or restated from time to time) or (iv) any action asserting a claim against the post-combination company governed by the internal affairs doctrine, will be required to bring such claim in the Court of Chancery, provided that the Court of Chancery has personal jurisdiction over the defendants, or, if the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, in another state court in the State of Delaware.

Vote Required for Approval

The Exclusive Forum Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal at the special meeting. If the Business Combination Proposal, the Share-Related Proposals or the NYSE Approval are not approved, this Proposal No. 6 will have no effect, even if approved by our stockholders.

The approval of the Exclusive Forum Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the Exclusive Forum Charter Proposal.

Pursuant to the Stockholder Agreement, if this Proposal No. 6 is not approved in connection with the business combination, TPGE will, upon the written request of our Sponsor or the Karnes County Contributors, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company to seek the approval of the holders of our voting common stock necessary to effect this Proposal No. 6; provided, however, that in no event shall TPGE be obligated to cooperate with respect to the calling and holding of more than two (2) special meetings of the Company’s stockholders to effect this Proposal No. 6. In the event of any such additional meetings of the stockholders of the Company, the stockholders party to the Stockholder Agreement have agreed to vote all of their shares of voting common stock in favor of such proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS VOTE “FOR” THE

APPROVAL OF THE EXCLUSIVE FORUM CHARTER PROPOSAL.

PROPOSAL NO. 7—THE ADDITIONAL CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal are approved, TPGE’s stockholders are also being asked to approve amendments to the Charter to (i) eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the consummation of the business combination, (ii) change the post-combination company’s name to “Magnolia Oil & Gas Corporation” and (iii) make such other changes that the TPGE Board deems appropriate for a public operating company. The full text of the proposed Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement as Annex D.

Vote Required for Approval

The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal at the special meeting. If the Business Combination Proposal, the Share-Related Proposals or the NYSE Approval are not approved, this Proposal No. 7 will have no effect, even if approved by our stockholders.

The approval of the Additional Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the Additional Charter Proposal.

Pursuant to the Stockholder Agreement, if this Proposal No. 7 is not approved in connection with the business combination, TPGE will, upon the written request of our Sponsor or the Karnes County Contributors, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company to seek the approval of the holders of our voting common stock necessary to effect this Proposal No. 7; provided, however, that in no event shall TPGE be obligated to cooperate with respect to the calling and holding of more than two (2) special meetings of the Company’s stockholders to effect this Proposal No. 7. In the event of any such additional meetings of the stockholders of the Company, the stockholders party to the Stockholder Agreement have agreed to vote all of their shares of voting common stock in favor of such proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADDITIONAL CHARTER PROPOSAL.

PROPOSAL NO. 8—THE NYSE PROPOSAL

Overview

In connection with the business combination, we intend to effect (a) the issuance of shares of Class A Common Stock and/or Class B Common Stock, if any, to the Karnes County Contributors pursuant to the Karnes County Contribution Agreement (including up to 13,000,000 shares of voting common stock as earnout consideration), (b) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock issued to the Karnes County Contributors, if any, which shares of Class A Common Stock are issuable in the future in connection with the future redemption or exchange of Pace LLC Units, if any, in accordance with the Pace LLC Agreement, (c) the issuance and sale of 35,500,000 shares of Class A Common Stock to the PIPE Investors in connection with the PIPE Investment, (d) the issuance of up to 4,000,000 shares of Class A Common Stock to EV Ltd. pursuant to the Non-Compete Agreement based on the achievement of certain stock price thresholds and (e) the potential change of control of the Company in connection with the foregoing issuances of our common stock.

Based on the assumptions set forth under “Certain Defined Terms,” we expect to issue 148,082,008 shares of Class B Common Stock to the Karnes County Contributors at the Closing pursuant to the Karnes County Contribution Agreement.

For further information, please see the full text of the Business Combination Agreements, copies of which are attached to this proxy statement as Annexes A, B and C, respectively. The discussion herein is qualified in its entirety by reference to such documents.

Why TPGE Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including (a) if such common stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock, and (b) if such issuance will result in a change of control of the issuer under the general interpretations of the NYSE. The maximum aggregate number of shares of Class A Common Stock and/or Class B Common Stock, if any, issuable to the Karnes County Contributors pursuant to the Karnes County Contribution Agreement and the PIPE Investors pursuant to the PIPE Investment could represent greater than 20% of the voting power of our common stock before such issuance and could result in a change of control of TPGE. As a result, stockholder approval of the issuance of shares of Class A Common Stock and Class B Common Stock issuable to the Karnes County Contributors and the PIPE Investors is required under NYSE regulations.

Stockholder approval of the NYSE Proposal is also a condition to the Closing in the Karnes County Contribution Agreement.

Reasons for the NYSE Proposal

For a description of TPGE’s reasons for the NYSE Proposal, see the section entitled “Proposal No. 1—The Business Combination Proposal—The TPGE Board’s Reasons for the Approval of the Business Combination.”

Vote Required for Approval

We may not consummate the business combination unless the NYSE Proposal is approved at the special meeting.

Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NYSE Proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the NYSE Proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 9—THE DIRECTOR ELECTION PROPOSAL

Please note that only holders of our Class F Common Stock are entitled to vote on the following proposal.

Overview

The TPGE Board currently consists of seven (7) members. Holders of our Class F Common Stock are being asked to elect seven (7) directors to the TPGE Board to serve an annual term. The election of these directors is not contingent upon approval of the business combination or any other Proposal herein.

The TPGE Board has nominated each of Stephen Chazen, Arcilia Acosta, David Bonderman, Edward Djerejian, Chad Leat, Michael MacDougall and Dan F. Smith to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal.

If the Business Combination Proposal is approved, we anticipate that, in connection with the Closing, Chad Leat and David Bonderman will resign from the TPGE Board, and James R. Larson, John B. Walker and Angela Busch will be appointed to the TPGE Board. We anticipate that the size of the TPGE Board will increase to eight (8) directors following the Closing. Assuming the Director Term Charter Proposal is approved by stockholders, each of our directors will serve until the first annual meeting of stockholders after their election.

The following sets forth information regarding each nominee:

Stephen Chazen has served as our Chief Executive Officer and President since February 2017 and has served as Chairman of the TPGE Board following the completion of the IPO in May 2017. Mr. Chazen retired as Chief Executive Officer of Occidental in April 2016. Mr. Chazen began his career at Occidental in 1994 as Executive Vice President—Corporate Development. He was named Chief Financial Officer in 1999 and served as Chief Financial Officer until 2010. Mr. Chazen was appointed President of Occidental in 2007. He was then named Chief Operating Officer in 2010 before being appointed Chief Executive Officer in May 2011. Mr. Chazen was elected to the board of directors in 2010. Before joining Occidental, Mr. Chazen was Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. He worked as Director of Project Evaluation and Reservoir Engineering at Columbia Gas Development Corporation from 1977 to 1982. Mr. Chazen began his career at Northrop Corporation in 1973 as Laboratory Manager at the Johnson Space Center, where he worked until 1977.

Mr. Chazen is a former Chairman of the American Petroleum Institute. He also serves on the Board of Advisors of Rice University’s Baker Institute for Public Policy and is a member of the Senior Cabinet of the President’s Leadership Council at Houston Methodist Hospital. Mr. Chazen also serves as a Director on the boards of directors of the Methodist Hospital Research Institute, Ecolab Inc., The Williams Companies, Inc., and the Catalina Island Conservancy and is a member of the Board of Regents of the University of Houston. Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a master’s degree in Finance from the University of Houston and a bachelor’s degree in Geology from Rutgers College. Mr. Chazen is well-qualified to serve as a director because of his significant directorship experience, as well as his substantial and broad experience in the energy sector, as an executive, advisor and director.

Arcilia Acosta has served as a director since May 10, 2017. Ms. Acosta is the President and Chief Executive Officer of CARCON Industries & Construction, specializing in commercial, institutional and transportation construction, and is also the Chief Executive Officer and controlling principal of STL Engineers. Ms. Acosta serves on the board of directors of Legacy Texas Financial Group, Inc., Energy Future Holdings Corp., the Texas Higher Education Coordinating Board, and the Dallas Citizens Council. Ms. Acosta previously served on the national advisory board for BBVA Compass Bank and the Texas Tech National Alumni Association.

Ms. Acosta received a Bachelor of Arts from Texas Tech University and Board Director Certification from Southern Methodist University Southwest School of Banking and is a Graduate of the Harvard University

Business School Corporate Governance Program. Ms. Acosta is well-qualified to serve as a director because of her broad range of experience and directorships.

David Bonderman has served as a director since May 10, 2017. Mr. Bonderman is a Founding Partner of TPG, one of the world’s largest private equity investment firms. He was also a co-founder of both Hotwire.com and CoStar Group, Inc., a leading data company for commercial real estate. From 1993 to 1996, Mr. Bonderman served as the chairman of Continental Airlines, Inc. in order to lead its emergence from bankruptcy. In addition, he has also played a leading role in many of TPG’s turnaround investments including Ducati Motor Holdings, S.p.A., Armstrong World Industries, Inc., Burger King Holdings, Inc. and Seagate Technology plc, among others.

Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (RMBG), now doing business as Keystone Group, L.P. in Fort Worth, Texas. Prior to joining RMBG in 1983, he was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, he was a Fellow in Foreign and Comparative Law in conjunction with Harvard University and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, he was Assistant Professor at Tulane University School of Law in New Orleans, Louisiana. Mr. Bonderman graduated magna cum laude from Harvard Law School where he was a member of the Harvard Law Review and a Sheldon Fellow. He is a graduate of the University of Washington in Seattle, Washington.

Edward Djerejian has served as a director since May 10, 2017. Ambassador Djerejian served in the U.S. Foreign Service for eight presidents, from John F. Kennedy in 1962 to William J. Clinton in 1994. Prior to his nomination by President Clinton as U.S. ambassador to Israel in which he served from 1993-1994, he was assistant secretary of state for Near Eastern affairs in both the George H.W. Bush and the Clinton administrations from 1991 to 1993. He was the U.S. ambassador to the Syrian Arab Republic from 1988 to 1991. He also served as special assistant to President Ronald Reagan and deputy press secretary for foreign affairs in the White House from 1985 to 1986.

After his retirement from government service in 1994, he became, and currently serves as, the director of the James A. Baker III Institute for Public Policy at Rice University. He has been awarded the Presidential Distinguished Service Award, the Department of State’s Distinguished Honor Award and numerous other honors, including the Ellis Island Medal of Honor and the Anti-Defamation League’s Moral Statesman Award. He is also a recipient of the Association of Rice Alumni’s Gold Medal. In 2011, Ambassador Djerejian was elected a fellow of the American Academy of Arts and Sciences. He is also a member of the Board of Trustees of the Carnegie Corporation of New York.

Ambassador Djerejian previously served as Chairman of the Board and a director of Occidental until 2015, and as a director of Baker Hughes Incorporated and Global Industries, Ltd., where he was Chairman of the Governance Committee. He currently serves on the board of directors of The Mexico Fund, Inc. He holds a Bachelor of Science and a Doctor of Humane Letters, honoris causa, from Georgetown University, as well as a Doctor of Laws, honoris causa, from Middlebury College. Ambassador Djerejian is well-qualified to serve as a director because of his significant directorship experience.

Chad Leat has served as a director since May 10, 2017. Mr. Leat is a retired Vice Chairman of Global Banking at Citigroup Inc., a position he held from 2008 until his retirement in 2013, and has nearly thirty (30) years of markets and banking experience on Wall Street. He is a leader and innovator in corporate credit and M&A finance. Mr. Leat joined Salomon Brothers in 1997 as a partner in High Yield Capital Markets and then joined Citigroup in 1998 from where he retired in 2013 as Vice Chairman of Global Investment Banking. Over the years he served on the firm’s Investment Banking Management Committee, the Fixed Income Management Committee and the Capital Markets Origination Committee. From 1998 until 2005 he served as the Global Head of Loans and Leveraged Finance. He grew this business from a small second-tier position to one of the largest loan and high-yield businesses on Wall Street. During the financial crisis, Mr. Leat helped Citigroup work through many challenging risk, regulatory and client issues.

Mr. Leat began his career on Wall Street at The Chase Manhattan Corporation in their Capital Markets Group in 1985 where he ultimately became the head of their highly successful Syndications, Structured Sales and Loan Trading businesses. This group was on the cutting edge of the fast-developing loan market and Mr. Leat was one of a handful of market professionals associated with the development and creation of this now vibrant capital market.

Mr. Leat serves on the board of directors of Norwegian Cruise Lines Ltd and is the Chairman of the Audit Committee and also serves on the Compensation Committee. He is Chairman of the board of directors of MidCap Financial, PLC, a middle-market direct commercial lending business and he serves on the board of directors of J. Crew Group, Inc. He has previously served as Chairman of the board of directors of HealthEngine PLC, a healthcare technology company, a member of the board of directors of Global Indemnity PLC, a Cayman based provider of property and casualty insurance, Pace Holdings Corp., a special purpose acquisition vehicle associated with TPG where he was Chairman of the Audit Committee and BAWAG P.S.K., the third largest bank in Austria.

Mr. Leat is dedicated to many civic and philanthropic organizations. He is a member of the Economic Club of New York and has served on the boards of several charitable organizations. Currently, he is a Trustee of the Parrish Museum of Art. Mr. Leat is a graduate of the University of Kansas, where he received his Bachelors of Science degree. Mr. Leat is well-qualified to serve as a director because of his significant directorship experience and his previous role as a director of Pace Holdings Corp.

Michael MacDougall has served as a director since May 10, 2017. Mr. MacDougall is a senior partner of TPG, the Managing Partner of TPG Pace Energy and the co-Managing Partner of TPG Energy Solutions. Mr. MacDougall joined TPG in 2002 as a principal and was elected as a partner of TPG and joined the firm’s private equity investment committee in 2004. From 2002 through 2017, Mr. MacDougall was responsible at different times for building and leading the firm’s global private equity investing efforts for each of the Industrial sector and the Energy and Natural Resources sector. Since 2008, Mr. MacDougall focused primarily on Energy and Natural Resources investing for the firm and served as the head or co-head of the firm’s global Energy and Natural Resources private equity investing efforts. Most recently, Mr. MacDougall has led the firm’s efforts focusing on expanding TPG’s Energy sector investing capabilities beyond its traditional private equity business by playing a leadership role in forming TPG Energy Solutions, an investment business focused on providing structured growth equity capital to high quality midstream and upstream oil & gas companies, and by expanding the TPG Pace Group’s industry focus with the formation of TPG Pace Energy.

Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Rockall Energy Holdings, LLC, Jonah Energy Holdings LLC, and is a director of the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.). He is also a member of the board of directors of the Baylor College of Medicine Board of Trustees and The University of Texas Development Board. Mr. MacDougall received his BBA, with highest honors, from The University of Texas at Austin and received his MBA, with distinction, from Harvard Business School. Mr. MacDougall is well-qualified to serve as a director because of his significant directorship experience, his experience in the global Energy and Natural Resources sector, and his transactional experience with a number of different companies at TPG. Over the last five (5) years, Mr. MacDougall previously served on the board of directors of the following publicly traded companies: Copano Energy, L.L.C., Graphic Packaging Holding Company and Northern Tier Energy GP LLC.

Dan F. Smith has served as a director since May 10, 2017. Mr. Smith is a retired Chief Executive Officer of Lyondell Chemical Company, or “Lyondell,” and its wholly owned subsidiaries Millennium Chemicals Inc. and

Equistar Chemicals, LP., a position he held from December 1996 until his retirement in December 2007. From June 2007 to December 2007, Mr. Smith was also Chairman of Lyondell. Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell in August 1994 and Chief Executive Officer in December 1996.

Mr. Smith is a director of Orion Engineered Carbons, S.A., Kraton Corp., the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.) and Nexeo Solutions, Inc. During the past five (5) years, Mr. Smith served on the board of directors of Northern Tier Energy GP LLC and Cooper Industries plc. He also serves as a member of the College of Engineering Advisory Council at Lamar University.

Mr. Smith is a graduate of Lamar University with a B.S. degree in chemical engineering. Mr. Smith is well-qualified to serve as a director because of his significant directorship experience and broad experience in energy and energy-related sectors.

Vote Required for Approval

The Director Election Proposal is not conditioned upon approval of the other Proposals put forth to stockholders at this meeting.

Approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of Class F Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT THE CLASS F STOCKHOLDERS, VOTING SEPARATELY AS A CLASS, VOTE “FOR” EACH OF THE SEVEN (7) DIRECTOR NOMINEES TO THE TPGE BOARD.

PROPOSAL NO. 10—THE LTIP PROPOSAL

Overview

At the special meeting, stockholders will be asked to approve the LTIP. A total of 11,800,000 shares of Class A Common Stock will be reserved for issuance under the LTIP. The TPGE Board approved the LTIP on                     , 2018 subject to stockholder approval at the special meeting. If stockholders approve this proposal, the LTIP will become effective on the consummation of an Initial Business Combination. If the LTIP is not approved by the stockholders, it will not become effective and no awards will be granted thereunder.

Consequences of Failing to Approve the Proposal

Failure of our stockholders to approve this proposal will mean that we will be unable to grant equity awards under the Plan. We will continue to compensate our employees in order to attract, retain and motivate persons who make important contributions to the Company and its affiliates.

Description of the Magnolia Oil & Gas Corporation Long-Term Incentive Plan

A summary description of the material features of the LTIP is set forth below. The following summary does not purport to be a complete description of all the provisions of the LTIP and is qualified in its entirety by reference to the LTIP, the form of which is attached to this proxy statement as Annex K and incorporated by reference in its entirety.

Purpose of the Long-Term Incentive Plan

The purpose of the LTIP is to enhance the Company and its affiliates’ ability to attract, retain and motivate persons who make important contributions to the Company and its affiliates by providing these individuals with equity ownership opportunities. We believe that the LTIP is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in the Company and providing a means of recognizing their contributions to the success of the Company and its affiliates. The TPGE Board and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified individuals who help the Company and its affiliates meet its goals. The Company seeks to achieve the LTIP’s purpose primarily by providing grants of a variety of awards (collectively referred to as “Awards”), including but not limited to:

•	incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”);

•	stock options that do not qualify as incentive stock options (“Nonstatutory Options” and, together with ISOs, “Options”);

•	stock appreciation rights (“SARs”);

•	restricted stock awards (“Restricted Stock”);

•	restricted stock units (“RSUs”);

•	cash incentive awards; and

•	other stock-based awards.

The LTIP, in part, is intended to qualify under the provisions of Section 422 of the Code, which governs ISOs. The LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. No awards may be granted under the LTIP after ten (10) years from the date the LTIP is approved by the TPGE Board. The LTIP shall remain in effect until all Awards granted under the LTIP have been exercised, satisfied, forfeited or expired.

Administration of the LTIP

A committee of two or more members of the TPGE Board (the “Committee”) administers the LTIP. Subject to the terms and conditions of the LTIP, the Committee shall have the power from time to time to:

•	determine which Eligible Persons (as defined below) shall receive an Award;

•	prescribe the form, amount, vesting and other terms and conditions of each Award;

•	modify, waive or adjust any term or condition of an Award that has been granted;

•	determine the treatment of an Award upon a termination of employment or other service relationship;

•	impose a holding period with respect to an Award or the shares of Class A Common Stock received in connection with an Award;

•	interpret and administer the LTIP and any award agreement; and

•	make all other determinations and take any other action that the committee deems necessary or desirable for the administration of the LTIP.

The Committee may amend, alter, suspend, discontinue or terminate any Award or award agreement, the LTIP or the Committee’s authority to grant Awards without the consent of stockholders or Participants; provided that no change in the LTIP may be made that would materially adversely alter or impair the rights or obligations under any Award theretofore granted without the consent of the Participant, and provided, further, that the Committee may not, without the approval of our stockholders, amend or alter the LTIP, including any increase in any share limitation, if such stockholder approval is required by any federal or state law or regulation or the rules of the NYSE, and the Committee may otherwise, in its discretion, determine to submit other changes to the LTIP to stockholders for approval.

Shares Available for Issuance

An aggregate of 11,800,000 shares of Class A Common Stock will be available for issuance under the LTIP. Specifically, (i) all such shares may be issued upon the exercise of ISOs and (ii) the maximum aggregate amount, including cash compensation and the aggregate value of Awards granted, payable to any non-employee director in respect of services performed in any calendar year may not exceed $500,000.

Shares of Class A Common Stock subject to an Award that expire or are cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Class A Common Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award (other than Options or SARs) or taxes up to the minimum statutory rate relating to such Awards) shall again be available for issuance under the LTIP.

Persons Who May Participate in the LTIP

Individuals eligible to receive Awards, or “Eligible Persons,” under the LTIP are officers or employees of the Company or any of its affiliates or any other person who provides services to the Company or any of its affiliates, including directors of the Company. Eligible Persons to whom an Award is granted under the LTIP are referred to as “Participants.” Currently, the Company has four directors (two of whom are executive officers) and one consultant.

Awards under the LTIP

Stock Options. The Company may grant Options to Eligible Persons, including (i) ISOs that comply with Section 422 of the Code and (ii) Nonstatutory Options, to Eligible Persons. The exercise price of each Option granted under the LTIP shall be determined by the Committee; provided that, the exercise price for an Option, other than an Option granted as a substitute award or adjusted in connection with a recapitalization, in each case as allowed under the LTIP, shall not be less than the greater of (A) the par value per share of Class A Common Stock or (B) 100% of the fair market value per share of Class A Common Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of Class A Common Stock on the date of grant).

An Option agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of an SAR in connection with the grant of an Option.

Except as permitted under the LTIP in connection with a corporate transaction or event described in the LTIP, Options may not be amended without the approval of the stockholders of the Company so as to (i) reduce the exercise price of any outstanding Options, (ii) cancel outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Options, as applicable or (iii) take any other action that would be considered a “repricing” of an Option under the NYSE listing standards.

SARs. The Company may grant SARs to Eligible Persons. The grant price of each SAR granted under the LTIP shall be determined by the Committee; provided that, the grant price for a SAR, other than a SAR granted as a substitute award or adjusted in connection with a recapitalization, in each case as allowed under the LTIP, shall not be less than the greater of (A) the par value per share of Class A Common Stock or (B) 100% of the fair market value per share of Class A Common Stock as of the date of grant of the SAR.

Except as permitted under the LTIP in connection with a corporate transaction or event described in the LTIP, Options and SARs may not be amended without the approval of the stockholders of the Company so as to (i) reduce the grant price of any outstanding SARs, (ii) cancel outstanding SARs in exchange for cash, other Awards or SARs with a grant price that is less than the grant price of the original SARs, as applicable or (iii) take any other action that would be considered a “repricing” of an SAR under the NYSE listing standards.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Class A Common Stock subject to restrictions, terms and conditions imposed by the Committee in its discretion. Unless the Committee determines otherwise, upon the issuance of Restricted Stock, a Participant shall have all of the rights of a stockholder with respect to the shares of Class A Common Stock represented by the Restricted Stock, including the right to vote such shares of Class A Common Stock and to receive all dividends or other distributions made with respect to the shares of Class A Common Stock; provided that (i) the Committee may require any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock and (ii) any non-cash property distributed as a dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such property was distributed.

Restricted Stock Units. An RSU Award represents the right of a Participant to receive shares of Class A Common Stock or cash, or a combination thereof, to a Participant in the future in consideration of the performance of services, but subject to the fulfillment of conditions (which may include the achievement of performance goals which may or may not be coterminous with the vesting schedule of the RSU), as specified by the Committee. RSUs may be paid in shares of Class A Common Stock, cash or a combination thereof.

Stock Appreciation Rights. An SAR is the right to receive a share of Class A Common Stock, or an amount equal to the excess of the fair market value of one share of Class A Common Stock on the date of exercise over the base price of the SAR, as determined by the Committee. The base price of an SAR may not be less than the fair market value per share of Class A Common Stock as of the date of grant. The Committee has the discretion to determine other terms and conditions of an SAR.

Other Stock-Based Awards. The Committee may grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Class A Common Stock or factors that may influence the value of such shares of Class A Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Class A Common Stock, purchase rights for shares of Class A Common Stock, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee or valued by reference to the book value of Class A Common Stock or the value of securities of, or the performance of, specified affiliates of the Company.

Cash Awards. The Committee may grant an Award denominated in cash to an Eligible Person on such terms and conditions as the Committee may determine at the time of grant.

Other Provisions

Transferability of Awards. The LTIP generally restricts the transfer of Awards, except for (1) transfer by will or the laws of descent and distribution, (2) to one or more members of a Participant’s immediate family or (3) pursuant to domestic order. Notwithstanding the foregoing, ISOs will not, under any circumstances, be transferable other than by will or the laws of descent and distribution.

Changes in Capital Structure. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as amended or any successor accounting standard (“ASC Topic 718”) and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the LTIP, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable and (iv) the applicable limitations with respect to Awards (other than cash limits) to equitably reflect such Adjustment Event. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in the LTIP, the Committee shall have complete discretion to make equitable adjustments (if any) in such manner as it deems appropriate with respect to such other event.

Change in Control. Except to the extent otherwise provided in any applicable award agreement, in the event of a Change in Control (as defined in the LTIP) or other changes in the Company or the outstanding Class A Common Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in the LTIP and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder: (i) accelerate the time of exercisability of an Award; (ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders in exchange for payment therefor based on the amount payable to stockholders in connection with such transaction or (iii) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof); provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this treatment in the foregoing sentence shall only apply to the extent it is not in conflict with the treatment upon an Adjustment Event.

Substitute Awards. Awards may be granted in substitution or exchange for similar awards held by individuals who become Participants as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or one of its subsidiaries. Such substitute awards that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Class A Common Stock on the date of the substitution if such substitution complies with the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto (the “Nonqualified Deferred Compensation Rules”) and other applicable laws and the NYSE rules.

Termination and Amendment. The Committee may terminate the LTIP at any time and from time to time alter or amend the LTIP; provided that no such change may be made that would materially adversely alter or impair the rights of a Participant with respect to an Award theretofore granted without the consent of such Participant; provided, further, that the Committee may not, without approval of the stockholders of the Company, make any amendment or alteration to the LTIP, including any increase in any share limitation or take any other action that otherwise must be approved by stockholders as required by any federal or state law or any NYSE listing standard.

Tax Withholding. The Company or its affiliates may withhold taxes due or potentially payable in connection with any transaction involving an Award up to the maximum statutory withholding rate applicable to a Participant, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Company shall have the right to deduct or withhold, or cause to be deducted or withheld, from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant, the amount (in cash, Class A Common Stock (including Class A Common Stock that would otherwise be issued with respect to such Award) or other property) of any applicable taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations and to take such other action(s) as may be necessary in the opinion of the Company to satisfy its withholding obligations with respect to such Award.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to Participants arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the LTIP may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of Class A Common Stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the LTIP, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Nonqualified Deferred Compensation Rules.

Tax Consequences to Participants

Options and SARs. Participants will not realize taxable income upon the grant of an Option or an SAR. Upon the exercise of a Nonstatutory Option or an SAR, a Participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of Class A Common Stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of Class A Common Stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares of Class A Common Stock on the date of exercise. Subject to the discussion under “—Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the shares of Class A Common Stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the shares of Class A Common Stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of Class A Common Stock must be held for more than twelve (12) months to qualify for long-term capital gain treatment.

Participants eligible to receive an Option intended to qualify as an ISO (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A Common Stock received upon exercise of the ISO (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that have been held for the required holding period (generally, at least two (2) years from the date of grant and one (1) year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Shares. However, if a Participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s-length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Shares. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Shares. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “—Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of Class A Common Stock (other than ISO Shares that have not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an ISO, no additional gain will be recognized on the transfer of such previously held shares of Class A Common Stock in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of Class A Common Stock received upon exercise which equals the number of previously held shares of Class A Common Stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Class A Common Stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of Class A Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The LTIP generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a domestic relations order, but the LTIP allows the Committee to permit the transfer of Awards (other than ISOs), in its discretion. For income and gift tax purposes, certain transfers of Nonstatutory Options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of Options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the Options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the shares of Class A Common Stock, the potential for future appreciation or depreciation of the shares of Class A Common Stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $15,000 per donee (for 2018, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Other Awards: Cash Awards, RSUs, Restricted Stock and Class A Common Stock Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU Award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of Class A Common Stock in settlement of the RSU Award, as applicable, in an amount equal to the cash or the fair market value of the shares of Class A Common Stock received.

A recipient of Restricted Stock or an Award of unrestricted Class A Common Stock generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of Class A Common Stock when received, reduced by any amount paid by the recipient; however, if the shares of Class A Common Stock are not transferable and are subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of Class A Common Stock (i) when the shares of Class A Common Stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of Class A Common Stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of Class A Common Stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the shares of Class A Common Stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares of Class A Common Stock will commence on the later of the date the shares of Class A Common Stock are received or the restrictions lapse. Subject to the discussion below under “—Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Consequences to the Company

Reasonable Compensation. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. As part of the Tax Cuts and Jobs Act, Section 162(m) of the Code was amended so that compensation under the LTIP to a “covered employee” (as defined in Section 162(m) of the Code) in excess of $1,000,000 in 2018 or any subsequent taxable year, alone or in combination with other compensation to such covered employee, will not be deductible by the Company (or a subsidiary).

Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the LTIP could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The Awards, if any, that will be made to Eligible Persons under the LTIP are subject to the discretion of the Committee, therefore, the Company cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future. Therefore, the New Plan Benefits Table is not provided.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the date hereof, the Company does not maintain an equity compensation plan, including any individual compensation arrangements, under which equity securities of the registrant are authorized for issuance. Additionally, the Company has not granted or agreed to grant any awards subject to the approval of an equity compensation plan to employees or non-employees in exchange for consideration in the form of goods or services.

Vote Required for Approval

The LTIP Proposal is conditioned on the approval of the Business Combination Proposal, the Share-Related Proposals and the NYSE Proposal at the special meeting. If the Business Combination Proposal, the Share-Related Proposals or the NYSE Approval are not approved, this Proposal No. 10 will have no effect, even if approved by our stockholders.

The approval of the LTIP Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the LTIP Proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the LTIP Proposal.

Pursuant to the Stockholder Agreement, if this Proposal No. 10 is not approved in connection with the business combination, TPGE will, upon the written request of our Sponsor or the Karnes County Contributors, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company to seek the approval of the holders of our voting common stock necessary to effect this Proposal No. 10; provided, however, that in no event shall TPGE be obligated to cooperate with respect to the calling and holding of more than (2) two special meetings of the Company’s stockholders to effect this Proposal No. 10. In the event of any such additional meetings of the stockholders of the Company, the stockholders party to the Stockholder Agreement have agreed to vote all of their shares of voting common stock in favor of such proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS

VOTE “FOR” THE APPROVAL OF THE LTIP PROPOSAL.

PROPOSAL NO. 11—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the TPGE Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal or the LTIP Proposal. If our stockholders approve the Adjournment Proposal, we may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by TPGE stockholders, the TPGE Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal or the LTIP Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class F Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Our Sponsor has agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by it in favor of the Adjournment Proposal.

Recommendation of the TPGE Board

THE TPGE BOARD RECOMMENDS THAT TPGE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TPGE

The following discussion and analysis should be read in conjunction with the financial statements and related notes of TPGE included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated as a Delaware corporation on February 14, 2017 (“Inception”) and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We consummated our IPO on May 10, 2017.

In connection with our formation, representatives of our Sponsor along with Stephen Chazen, our President and Chief Executive Officer, developed a rigorous screening process to identify assets that would allow TPGE to execute on the criteria that Mr. Chazen delivered on during his tenure as Chief Executive Officer of Occidental.

At March 31, 2018, we held cash of $571,738, current liabilities of $5,962,718 and deferred underwriting compensation of $22,750,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an Initial Business Combination will be successful.

Results of Operations for the Year Ended December 31, 2017

We have neither engaged in any significant operations nor generated any operating revenue to date. Our only activities since Inception relate to our formation, the IPO and efforts directed toward locating a suitable Initial Business Combination. We will not generate any operating revenue until after completion of an Initial Business Combination, at the earliest. Prior to such time, we will generate non-operating income in the form of interest income on cash and cash equivalents. We have incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), and expect to incur increased expenses in the future related to the pursuit of our acquisition plans.

For the year ended December 31, 2017, we had net income of $3,646,130, which consisted solely of interest income from the Trust Account.

Results of Operations for the Three Months Ended March 31, 2018

For the three months ended March 31, 2018 and the period from Inception to March 31, 2018, we incurred net losses of $1,542,286 and $41,081, respectively. Our income consists solely of interest earned. Our business activities since our IPO have consisted solely of identifying and evaluating prospective acquisition targets for an Initial Business Combination, including with respect to the proposed business combination.

Liquidity and Capital Resources

On February 22, 2017, our Sponsor purchased an aggregate of 11,500,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Prior to our Sponsor’s initial investment in us of $25,000, we had no assets. On April 24, 2017, we agreed to effect a stock dividend prior to the closing of the IPO of approximately 0.5 founder shares for each founder share, which resulted in a total of 17,250,000 issued and outstanding founder shares. The stock dividend also adjusted the founder shares subject to forfeiture from 1,500,000 to 2,250,000 such that the founder shares would represent 20.0% of our issued and outstanding common shares after the IPO. On April 24, 2017, our Sponsor transferred 40,000 founder shares to each of our four independent directors at their original purchase price. On June 24, 2017, our Sponsor forfeited 1,000,000 founder shares on the expiration of the underwriters’ over-allotment option. At March 31, 2018, our Sponsor and our four independent directors held, collectively, 16,250,000 founder shares.

On May 10, 2017, we consummated the IPO of 65,000,000 units (which included the purchase of 5,000,000 units subject to the underwriters’ 9,000,000 unit over-allotment option) at a price of $10.00 per unit generating gross proceeds of $650,000,000 before underwriting discounts and expenses. Each unit consists of one share of Class A Common Stock of TPGE at $0.0001 par value and one-third of one warrant. Each whole warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Only whole warrants may be exercised and no fractional warrants will be issued upon separation of the units and only whole warrants may be traded. On the close of the IPO, we completed the private sale of an aggregate of 10,000,000 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustment, to our Sponsor, at a price of $1.50 per private placement warrant.

We received gross proceeds from the IPO and the sale of the private placement warrants of $650,000,000 and $15,000,000, respectively, for an aggregate of $665,000,000. $650,000,000 of the gross proceeds were deposited in the Trust Account. At the close of the IPO, the remaining $15,000,000 was held outside of the Trust Account, of which $13,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable to our Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing G&A expenses. Interest income on the funds held in the Trust Account of up to $750,000 per year plus sufficient funds to pay tax obligations may be released to us.

On May 10, 2017, we invested the funds held in the Trust Account in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of one hundred eighty (180) days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act.

During the three months ended March 31, 2018, we earned interest income of $2,073,575 on investments held in the Trust Account.

On September 15, 2017 and December 15, 2017, we made payments of $400,000 and $407,000, respectively, with funds from the Trust Account, to the Internal Revenue Service for estimated federal income taxes on interest earned in the Trust Account.

At March 31, 2018, we had cash held outside of the Trust Account of $571,738, which is available to fund our working capital requirements.

At March 31, 2018, we had current liabilities of $5,962,718 and negative working capital of $5,237,063, largely due to costs associated with our identification and evaluation of a potential Initial Business Combination, including the proposed business combination. The identification and evaluation of potential Initial Business Combination, including the proposed business combination, is continuing after March 31, 2018 and we therefore expect to incur additional expenses, which may be significant. We expect some portion of these expenses to be paid upon consummation of an Initial Business Combination. We may, however, need to raise additional funds in order to meet the expenditures required for operating our business prior to an Initial Business Combination. We may request loans from our Sponsor, affiliates of our Sponsor or certain of our executive officers and directors to fund our working capital requirements prior to completing an Initial Business Combination. We may use working capital to repay such loans. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that we will be able to raise such funds. The uncertainty regarding the need for and ability to obtain such funding raises substantial doubt about our ability to continue as a going concern.

We have until May 10, 2019 to complete the business combination. If we do not consummate the business combination, we shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem shares held by our public stockholders, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to us to fund its working capital requirements, and/or to pay our taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then-outstanding shares held by public stockholders, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the TPGE Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The initial stockholders and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete the business combination.

We intend to use substantially all of the funds held in the Trust Account, including earned interest (which interest shall be net of taxes payable) to consummate an Initial Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate an Initial Business Combination, the remaining proceeds held in the Trust Account after completion of the business combination and redemptions of shares of our Class A Common Stock, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.

We intend to use substantially all of the funds held in our Trust Account, including interest (which interest shall be net of taxes payable), to fund a portion of the cash consideration in the business combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay monthly recurring expenses of $20,000 for office space, administrative and support services to an affiliate of our Sponsor. The agreement terminates upon the earlier of the consummation of the business combination or upon a liquidation of the Company.

We are committed to pay the deferred discount of 3.50% of the gross proceeds of the IPO, or $22,750,000 (the “Deferred Discount”), to the underwriters upon consummation of the business combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if the business combination is not consummated by May 10, 2019.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Offering Costs

We comply with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” We incurred offering costs in connection with our IPO of $1,424,561, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $35,750,000, were charged to additional paid-in capital at the closing of the IPO.

Redeemable Common Stock

All 65,000,000 shares of Class A Common Stock as part of the units in the IPO contain a redemption feature as discussed above. In accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), redemption provisions not solely within our control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of ASC 480. Although we did not specify a maximum redemption threshold, our charter provides that in no event will we redeem our Class A Common Stock in an amount that would cause our net tangible assets, or total stockholders’ equity, to fall below $5,000,001. Accordingly, at March 31, 2018, 62,438,263 of our 65,000,000 shares of Class A Common Stock were classified outside of permanent equity at their redemption value.

Net Loss Per Share of Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period as calculated using the treasury stock method. At March 31, 2018, we had outstanding warrants to purchase up to 31,666,666 shares of Class A Common Stock. The weighted average of these shares was excluded from the calculation of diluted net income per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. At March 31, 2018, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in our earnings under the treasury stock method. As a result, diluted net income per share of common stock is the same as basic net income per share of common stock for the period.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosure About Market Risk

To date, our efforts have been limited to organizational activities and activities relating to the IPO and the identification, evaluation and undertaking of the business combination. We have neither engaged in any operations nor generated any revenues. At March 31, 2018, the net proceeds from the IPO and the sale of our private placement warrants held in the Trust Account were comprised entirely of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, we do not believe that there will be an associated material exposure to interest rate risk.

At March 31, 2018, $654,912,726 was held in the Trust Account for the purposes of consummating the business combination. Funds in the Trust Account will be used to pay for the business combination, redemptions of Class A Common Stock, if any, deferred underwriting compensation of $22,750,000 and accrued expenses related to the business combination. Any funds remaining will be made available to us to provide working capital to finance our operations.

We have not engaged in any hedging activities since our Inception. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

INFORMATION ABOUT TPGE

Overview

TPGE is an organized blank check company incorporated on February 14, 2017, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with a focus for a target business in energy or energy-related industries. In connection with the formation of TPGE, representatives of our Sponsor along with Stephen Chazen, our President and Chief Executive Officer, developed a rigorous screening process to identify assets that would allow TPGE to execute on the criteria that Mr. Chazen delivered on during his tenure as Chief Executive Officer of Occidental.

On February 22, 2017, our Sponsor purchased an aggregate of 11,500,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On April 24, 2017, we agreed to effect a stock dividend of approximately 0.5 founder shares for each founder share, which resulted in a total of 17,250,000 issued and outstanding founder shares. The stock dividend also adjusted the founder shares subject to forfeiture from 1,500,000 to 2,250,000 such that the founder shares would represent 20.0% of our issued and outstanding common shares after our IPO. On April 24, 2017, our Sponsor transferred 40,000 founder shares to each of our four independent directors at their original purchase price. On June 24, 2017, our Sponsor forfeited 1,000,000 founder shares on the expiration of the underwriters’ over-allotment option. At March 31, 2018, our initial stockholders held, collectively, 16,250,000 founder shares.

On May 10, 2017, we consummated our IPO of 65,000,000 units (which included the purchase of 5,000,000 units subject to the underwriters’ 9,000,000 unit over-allotment option) at a price of $10.00 per unit generating gross proceeds of $650,000,000 before underwriting discounts and expenses. Each unit consists of one share of Class A Common Stock of the Company at $0.0001 par value and one-third of one warrant. Each whole warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Only whole warrants may be exercised and no fractional warrants will be issued upon separation of the units and only whole warrants may be traded. On May 10, 2017, we completed the private sale of an aggregate of 10,000,000 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustment, to our Sponsor, at a price of $1.50 per private placement warrant. The warrants will become exercisable on the later of thirty (30) days after the completion of the business combination and May 10, 2018 (twelve (12) months following the closing of our IPO), and will expire five (5) years after the completion of the business combination or earlier upon redemption or liquidation. Alternatively, if we do not complete an Initial Business Combination within twenty-four (24) months after the closing of our IPO, the warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A Common Stock to the holder upon exercise of warrants issued in connection with the 65,000,000 units during the exercise period, the warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the warrants.

We received gross proceeds from our IPO and the sale of the private placement warrants of $650,000,000 and $15,000,000, respectively, for an aggregate of $665,000,000. $650,000,000 of the gross proceeds were deposited in the Trust Account. At the closing of our IPO, the remaining $15,000,000 was held outside of the Trust Account, of which $13,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable to our Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing G&A expenses. In the future, a portion of interest income on the funds held in the Trust Account may be released to us to pay tax obligations.

On June 23, 2017, we announced that the holders of our units may elect to separately trade the public shares and warrants included in the units commencing on June 26, 2017, on the NYSE under the symbols “TPGE” and “TPGE WS,” respectively. Those units not separated continue to trade on the NYSE under the symbol “TPGE U.” Upon consummation of the business combination, our units will automatically separate into the component securities and, as a result, will no longer trade as a separate security.

Our management team has extensive experience in identifying and executing such full potential acquisitions and has done so successfully across the upstream, midstream, services, refining and chemicals sectors. In addition, our management and TPG, which has a significant ownership interest in our Sponsor, have significant hands-on experience working with private companies to prepare them to successfully execute an initial public offering and serving as active owners/directors by working closely with these companies across various sectors to continue their transformations and help create value in the public markets.

Our management team is led by Stephen Chazen, our President and Chief Executive Officer, who has more than thirty-five (35) years of experience in energy and energy-related industries. TPG has known Mr. Chazen for more than ten (10) years. Mr. Chazen began his career at Occidental in 1994 and was named Chief Financial Officer in 1999, a role in which he served until 2010. He was then named Chief Operating Officer in 2010 before being appointed Chief Executive Officer in May 2011. Mr. Chazen retired from Occidental in April 2016. Since his retirement from Occidental, TPG has developed an active dialogue with Mr. Chazen regarding partnering to acquire and operate large scale energy and energy-related assets.

TPGE believes Mr. Chazen demonstrated an ability to consistently create value for Occidental stockholders through successful deployment of growth capital as well as through acquisition and subsequent optimization of energy and energy-related assets. Under Mr. Chazen’s leadership, Occidental became the fourth-largest U.S. oil and gas company, based on 2015 year-end market capitalization. Occidental’s growth was driven in large part by its asset base in the Permian Basin, an area in which Occidental was the largest operator and producer of oil in 2015. During his time at Occidental, Mr. Chazen oversaw nearly $40 billion of energy-related acquisitions and more than $20 billion of energy-related divestiture activity. From the time Mr. Chazen was appointed Chief Financial Officer until the time he retired as Chief Executive Officer, Occidental returned more than $17 billion to Occidental stockholders in the form of dividends between 2000 and his retirement in April 2016, demonstrating his focus on stockholder value creation. Importantly, Occidental’s corporate credit ratings improved during this same time period. Mr. Chazen has been recognized repeatedly by the industry for his performance. In 2016, Mr. Chazen received the American Petroleum Institute Gold Medal for Distinguished Achievement. In addition, Mr. Chazen has been ranked on numerous occasions as a top oil and gas executive by Institutional Investor Magazine.

Our management team’s objective is to generate attractive returns and create value for our stockholders by applying our disciplined strategy of underwriting intrinsic worth and affecting changes after making an acquisition to unlock value. While our approach is value-oriented, and focused on energy and energy-related industries, an area in which we have differentiated insights, our management team has also driven change through a comprehensive value creation plan framework. We favor opportunities with certain elements of downside protection, for example, opportunities where we believe we can acquire and hedge assets with existing oil and gas production to reduce commodity risk, while improving the risk-reward by driving change and accelerating a target company’s growth initiatives. Our management team has successfully applied this approach globally and has deployed capital successfully in a wide range of energy market and capital market cycles.

As a result of TPG’s significant ownership interest in our Sponsor, TPGE is an affiliate of TPG. TPG is a leading global alternative investment firm with over $79 billion of assets under management as of September 30, 2017. TPG was founded in 1992 by David Bonderman and James Coulter. In 2015, Jon Winkelried joined TPG as Co-Chief Executive Officer alongside Mr. Coulter (Co-Chief Executive Officer) and Mr. Bonderman (Chairman). TPG maintains offices in San Francisco, Fort Worth, Houston, London, New York, Hong Kong and other major cities throughout the world.

We believe that TPGE benefits from TPG’s prior experience in the public capital markets and with energy and energy-related investing. In addition to successfully taking more than 50 of its portfolio companies public, TPG has experience with the sponsorship of other blank check companies and has a dedicated effort, TPG Permanent Capital Solutions, to help companies access the public equity markets with access to TPG’s hands-on private equity skill set. TPG founded Pace-I in 2015, a blank check company formed for substantially similar purposes as was our company, with the vision of helping a promising company access and grow in the public markets. Pace-I completed its initial public offering in September 2015, in which it sold 45,000,000 units, each consisting of one Class A ordinary share of Pace-I and one warrant to purchase one-third of one Class A ordinary share of Pace-I, for an offering price of $10.00 per unit, generating aggregate proceeds of $450,000,000. In December 2016, Pace-I entered into a definitive agreement to acquire Playa Hotels & Resorts B.V. (“Playa”). Pace-I contributed approximately $500 million to Playa (consisting of $450 million in proceeds from its initial public offering, plus approximately $50 million in proceeds from an additional private placement). Playa is an owner, operator and developer of all-inclusive resorts in beachfront locations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts located in Mexico, the Dominican Republic, and Jamaica. On March 11, 2017, Pace-I consummated the business combination with Playa. Playa’s ordinary shares are traded on the NASDAQ capital market under the symbol “PLYA,” and its warrants are traded under the symbol “PLYAW.”

With respect to the foregoing examples, past performance by TPG and our management team, including Mr. Chazen’s past performance, particularly at Occidental, is not a guarantee of success with respect to our ability to consummate the business combination. You should not rely on the historical record of TPG’s or our management team’s, including Mr. Chazen’s, performance as indicative of our future performance.

Initial Business Combination

NYSE rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. The TPGE Board has determined that the fair market value of the business combination meets this test.

Redemption Rights for Holders of Public Shares

We are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our IPO with the opportunity to redeem, upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the Closing) in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes) from the IPO and a concurrent private placement of warrants to our Sponsor. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $654.9 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Business Combination to a Stockholder Vote

The special meeting is being called to solicit your approval of, among other things, the business combination. The public stockholders may exercise their redemption rights whether they vote for, against or abstain from voting on the business combination. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class F Common Stock owned by them in favor of the Business Combination Proposal.

Limitation on Redemption Rights

Notwithstanding the foregoing redemption rights, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Employees

TPGE currently has three officers. Members of the management team are not obligated to devote any specific number of hours to TPGE matters but they intend to devote as much of their time as they deem necessary to TPGE’s affairs until it has completed an Initial Business Combination. TPGE presently expects its officers to devote such amount of time as they reasonably believe is necessary to the business. TPGE does not intend to have any full time employees prior to the Closing.

Management

Directors and Executive Officers

The directors and executive officers of the Company as of                     , 2018 are as follows:

Name	Age	Position
Stephen Chazen	71	President, Chief Executive Officer and Chairman
Arcilia Acosta (a)(b)	52	Director
David Bonderman	75	Director
Edward Djerejian (b)(c)	79	Director
Chad Leat (a)(c)	62	Director
Michael MacDougall	47	Director
Dan F. Smith (a)(b)(c)	72	Director
Martin Davidson	42	Chief Financial Officer
Eduardo Tamraz	34	Executive Vice President of Corporate Development, Secretary

(a)	Member of Audit Committee.
(b)	Member of Compensation Committee.
(c)	Member of Nominating and Corporate Governance Committee.

Stephen Chazen has served as our Chief Executive Officer and President since February 2017 and has served as Chairman of the TPGE Board following the completion of the IPO in May 2017. Mr. Chazen retired as Chief Executive Officer of Occidental in April 2016. Mr. Chazen began his career at Occidental in 1994 as Executive Vice President—Corporate Development. He was named Chief Financial Officer in 1999 and served as Chief Financial Officer until 2010. Mr. Chazen was appointed President of Occidental in 2007. He was then named Chief Operating Officer in 2010 before being appointed Chief Executive Officer in May 2011. Mr. Chazen was elected to the board of directors in 2010. Before joining Occidental, Mr. Chazen was Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. He worked as Director of Project Evaluation and Reservoir Engineering at Columbia Gas Development Corporation from 1977 to 1982. Mr. Chazen began his career at Northrop Corporation in 1973 as Laboratory Manager at the Johnson Space Center, where he worked until 1977.

Mr. Chazen is a former Chairman of the American Petroleum Institute. He also serves on the Board of Advisors of Rice University’s Baker Institute for Public Policy and is a member of the Senior Cabinet of the President’s Leadership Council at Houston Methodist Hospital. Mr. Chazen also serves as a Director on the boards of directors of the Methodist Hospital Research Institute, Ecolab Inc., The Williams Companies, Inc., and the Catalina Island Conservancy and is a member of the Board of Regents of the University of Houston. Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a master’s degree in Finance from the University of Houston and a bachelor’s degree in Geology from Rutgers College.

Arcilia Acosta has served as a director since May 10, 2017. Ms. Acosta has served as the President and Chief Executive Officer of CARCON Industries & Construction, specializing in commercial, institutional and transportation construction since January 2000, and also serves as the Chief Executive Officer and controlling principal of STL Engineers since 2003. Ms. Acosta serves on the board of directors of Legacy Texas Financial Group, Inc., Energy Future Holdings Corp., the Texas Higher Education Coordinating Board, and the Dallas Citizens Council. Ms. Acosta previously served on the national advisory board for BBVA Compass Bank and the Texas Tech National Alumni Association.

Ms. Acosta received a Bachelor of Arts from Texas Tech University and Board Director Certification from Southern Methodist University Southwest School of Banking and is a Graduate of the Harvard University Business School Corporate Governance Program. Ms. Acosta is well-qualified to serve as a director because of her broad range of experience and directorships.

David Bonderman has served as a director since May 10, 2017. Mr. Bonderman is a Founding Partner of TPG, one of the world’s largest private equity investment firms. He was also a co-founder of both Hotwire.com and CoStar Group, Inc., a leading data company for commercial real estate. From 1993 to 1996, Mr. Bonderman served as the chairman of Continental Airlines, Inc. in order to lead its emergence from bankruptcy. In addition, he has also played a leading role in many of TPG’s turnaround investments including Ducati Motor Holdings, S.p.A., Armstrong World Industries, Inc., Burger King Holdings, Inc. and Seagate Technology plc, among others.

Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (RMBG), now doing business as Keystone Group, L.P. in Fort Worth, Texas. Prior to joining RMBG in 1983, he was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, he was a Fellow in Foreign and Comparative Law in conjunction with Harvard University and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, he was Assistant Professor at Tulane University School of Law in New Orleans, Louisiana. Mr. Bonderman graduated magna cum laude from Harvard Law School where he was a member of the Harvard Law Review and a Sheldon Fellow. He is a graduate of the University of Washington in Seattle, Washington.

Edward Djerejian has served as a director since May 10, 2017. Mr. Djerejian currently serves as Managing Partner of Djerejian Global Consultancies LLP, a position he has held since 2000. Over the past five years he has been the director of Rice University’s Baker Institute for Public Policy. Ambassador Djerejian served in the U.S. Foreign Service for eight presidents, from John F. Kennedy in 1962 to William J. Clinton in 1994. Prior to his nomination by President Clinton as U.S. ambassador to Israel in which he served from 1993-1994, he was assistant secretary of state for Near Eastern affairs in both the George H.W. Bush and the Clinton administrations from 1991 to 1993. He was the U.S. ambassador to the Syrian Arab Republic from 1988 to 1991. He also served as special assistant to President Ronald Reagan and deputy press secretary for foreign affairs in the White House from 1985 to 1986.

After his retirement from government service in 1994, he became, and currently serves as the director of Rice University’s Baker Institute for Public Policy. He has been awarded the Presidential Distinguished Service Award, the Department of State’s Distinguished Honor Award and numerous other honors, including the Ellis Island Medal of Honor and the Anti-Defamation League’s Moral Statesman Award. He is also a recipient of the Association of Rice Alumni’s Gold Medal. In 2011, Ambassador Djerejian was elected a fellow of the American Academy of Arts and Sciences. He is also Vice Chairman (2018-2019) and a member of the Board of Trustees of the Carnegie Corporation of New York.

Ambassador Djerejian previously served as chairman of the board (2013-2015) and a director of Occidental from 1996 to 2015, and as a director of Baker Hughes Incorporated and Global Industries, Ltd., where he was chairman of the governance committee. He currently serves on the board of directors of The Mexico Fund, Inc.

He holds a Bachelor of Science and a Doctor of Humane Letters, honoris causa, from Georgetown University, as well as a Doctor of Laws, honoris causa, from Middlebury College. Ambassador Djerejian is well-qualified to serve as a director because of his significant directorship experience.

Chad Leat has served as a director since May 10, 2017. Mr. Leat is a retired Vice Chairman of Global Banking at Citigroup Inc., a position he held from 2008 until his retirement in 2013, and has nearly thirty (30) years of markets and banking experience on Wall Street. He is a leader and innovator in corporate credit and M&A finance. Mr. Leat joined Salomon Brothers in 1997 as a partner in High Yield Capital Markets and then joined Citigroup in 1998 from where he retired in 2013 as Vice Chairman of Global Investment Banking. Over the years he served on the firm’s Investment Banking Management Committee, the Fixed Income Management Committee and the Capital Markets Origination Committee. From 1998 until 2005 he served as the Global Head of Loans and Leveraged Finance. He grew this business from a small second-tier position to one of the largest loan and high-yield businesses on Wall Street. During the financial crisis, Mr. Leat helped Citigroup work through many challenging risk, regulatory and client issues.

Mr. Leat began his career on Wall Street at The Chase Manhattan Corporation in their Capital Markets Group in 1985 where he ultimately became the head of their highly successful Syndications, Structured Sales and Loan Trading businesses. This group was on the cutting edge of the fast-developing loan market and Mr. Leat was one of a handful of market professionals associated with the development and creation of this now vibrant capital market.

Mr. Leat serves on the board of directors of Norwegian Cruise Lines Ltd and is the Chairman of the Audit Committee and also serves on the Compensation Committee. He is Chairman of the board of directors of MidCap Financial, PLC, a middle-market direct commercial lending business and he serves on the board of directors of J. Crew Group, Inc. He has previously served as Chairman of the board of directors of HealthEngine PLC, a healthcare technology company, a member of the board of directors of Global Indemnity PLC, a Cayman based provider of property and casualty insurance, Pace Holdings Corp., a special purpose acquisition vehicle associated with TPG where he was Chairman of the Audit Committee and BAWAG P.S.K., the third largest bank in Austria.

Mr. Leat is dedicated to many civic and philanthropic organizations. He is a member of the Economic Club of New York and has served on the boards of several charitable organizations. Currently, he is a Trustee of the Parrish Museum of Art. Mr. Leat is a graduate of the University of Kansas, where he received his Bachelors of Science degree. Mr. Leat is well-qualified to serve as a director because of his significant directorship experience and his previous role as a director of Pace Holdings Corp.

Michael MacDougall has served as a director since May 10, 2017. Mr. MacDougall is a senior partner of TPG, the Managing Partner of TPG Pace Energy and the co-Managing Partner of TPG Energy Solutions. Mr. MacDougall joined TPG in 2002 as a principal and was elected as a partner of TPG and joined the firm’s private equity investment committee in 2004. From 2002 through 2017, Mr. MacDougall was responsible at different times for building and leading the firm’s global private equity investing efforts for each of the Industrial sector and the Energy and Natural Resources sector. Since 2008, Mr. MacDougall focused primarily on Energy and Natural Resources investing for the firm and served as the head or co-head of the firm’s global Energy and Natural Resources private equity investing efforts. Most recently, Mr. MacDougall has led the firm’s efforts focusing on expanding TPG’s Energy sector investing capabilities beyond its traditional private equity business by playing a leadership role in forming TPG Energy Solutions, an investment business focused on providing structured growth equity capital to high quality midstream and upstream oil & gas companies, and by expanding the TPG Pace Group’s industry focus with the formation of TPG Pace Energy.

Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Rockall Energy Holdings, LLC, Jonah Energy Holdings LLC, and is a director of the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.). He is also a member of the board of directors of the Baylor College of Medicine Board of Trustees and The University of Texas Development Board. Mr. MacDougall received his BBA, with highest honors, from The University of Texas at Austin and received his MBA, with distinction, from Harvard Business School. Mr. MacDougall is well-qualified to serve as a director because of his significant directorship experience, his experience in the global Energy and Natural Resources sector, and his transactional experience with a number of different companies at TPG. Over the last five (5) years, Mr. MacDougall previously served on the board of directors of the following publicly traded companies: Copano Energy, L.L.C., Graphic Packaging Holding Company and Northern Tier Energy GP LLC.

Dan F. Smith has served as a director since May 10, 2017. Mr. Smith is a retired Chief Executive Officer of Lyondell Chemical Company, or “Lyondell,” and its wholly owned subsidiaries Millennium Chemicals Inc. and Equistar Chemicals, LP. Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell in August 1994 and Chief Executive Officer in December 1996.

Mr. Smith is a director of Orion Engineered Carbons, S.A., Kraton Corp., the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.) and Nexeo Solutions, Inc. During the past five (5) years, Mr. Smith served on the board of directors of Northern Tier Energy GP LLC and Cooper Industries plc. He also serves as a member of the College of Engineering Advisory Council at Lamar University.

Mr. Smith is a graduate of Lamar University with a B.S. degree in chemical engineering. Mr. Smith is well-qualified to serve as a director because of his significant directorship experience and broad experience in energy and energy-related sectors.

Martin Davidson has been our Chief Financial Officer since February 2017. Mr. Davidson is a Partner and Chief Accounting Officer of TPG. Mr. Davidson is responsible for all financial operations and reporting related to TPG Holdings, TPG’s parent company, accounting and operations for TPG’s private equity and real estate funds, as well as TPG’s firm-wide accounting policies. In addition, he has held the position of Chief Financial Officer and Financial Operations Principal of TPG’s broker/dealers and served on the board of multiple special purpose investment vehicles of TPG’s investment funds.

Prior to joining TPG in 2005, Mr. Davidson was an audit manager at KPMG where he primarily served clients in the financial services industry including private equity funds and hedge funds. Mr. Davidson received a BBA in accounting from Texas Christian University and a Masters of Professional Accounting from The University of Texas at Austin. Mr. Davidson is a Certified Public Accountant.

Eduardo Tamraz has been our Executive Vice President of Corporate Development and Secretary since February 2017. Mr. Tamraz is a senior executive on the investment team for TPG Pace Group, a TPG initiative dedicated to providing permanent capital solutions for companies. Previously, he was a Vice President of TPG Capital in Europe from 2014 to early 2017. Since joining TPG he has spent the majority of his time on Pace Holdings Corp. Mr. Tamraz was responsible for leading the evaluation of several opportunities for Pace Holdings Corp. with the ultimate execution of the Playa transaction. From 2008 until 2014, Mr. Tamraz was a senior member of the private equity team at Eton Park, a global alternative investment firm. He previously worked at BC Partners and Merrill Lynch. Mr. Tamraz received an MA in economics from the University of Cambridge. He is a member of the Lincoln Center YP Steering Committee.

Number, Terms of Office and Election of Officers and Directors

The TPGE Board consists of seven members. Holders of our founder shares have the right to elect all of our directors prior to consummation of our business combination and holders of our public shares do not have the right to vote on the election of directors during such time. These provisions of our Charter may only be amended if approved by holders of at least 90% of our outstanding common stock entitled to vote thereon. Subject to any other special rights applicable to the stockholders, any vacancies on the TPGE Board may be filled by the affirmative vote of a majority of the directors present and voting at the special meeting of the TPGE Board or by a majority of the holders of our founder shares.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The TPGE Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Board Leadership Structure and Role in Risk Oversight

The TPGE Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, the TPGE Board does not have a fixed policy regarding the separation of the offices of Chief Executive Officer and Chairman and believes that it should maintain the flexibility to select the Chairman and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders. This has allowed the TPGE Board the flexibility to establish the most appropriate structure for the Company at any given time.

Currently, our Chief Executive Officer is also our Chairman. The TPGE Board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, the TPGE Board considered, among other matters, Mr. Chazen’s experience in leading businesses and believes that his experience and knowledge allow him to serve as both Chairman and Chief Executive Officer. In addition, the TPGE Board believes that such structure promotes clearer leadership and direction for the Company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The TPGE Board is actively involved in overseeing our risk assessment and monitoring processes. The TPGE Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the TPGE Board include consideration of the challenges and risks of our businesses, and the TPGE Board and management actively engage in discussion on these topics. In addition, each of the TPGE Board’s committees considers risk within its area of responsibility.

Director Independence

The NYSE listing standards require that a majority of our directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have four “independent directors” as defined in the NYSE listing standards and applicable SEC rules. The TPGE Board has determined that each of Ms. Acosta, Ambassador Djerejian and Messrs. Leat and Smith is independent under applicable SEC and NYSE rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the closing of our IPO through the earlier of consummation of our Initial Business Combination or our liquidation, we pay an affiliate of our Sponsor a total of $20,000 per month for office space, administrative and support services. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our Audit Committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the TPGE Board

The TPGE Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the board and has the composition and responsibilities described below. The charter of each committee is available on our website at www.tpg.com/pace-energy.

Audit Committee

The TPGE Board has established an Audit Committee. Audit Committee members include Ms. Acosta and Messrs. Leat and Smith. Mr. Leat serves as chairman of the Audit Committee.

Each member of the Audit Committee meets the financial literacy requirements of the NYSE and the TPGE Board has determined that Mr. Leat qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The primary purposes of our Audit Committee are to assist the board’s oversight of:

•	audits of our financial statements;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence and performance of our independent auditor; and

•	the performance of our internal audit function.

The Audit Committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee

The TPGE Board has established a Compensation Committee. Compensation Committee members include Ms. Acosta, Ambassador Djerejian and Mr. Smith. Ms. Acosta serves as chairman of the Compensation Committee.

The primary purposes of our Compensation Committee are to assist the board in overseeing our management compensation policies and practices, including:

•	evaluating the performance of our executive officers and determining and approving their compensation of our executive officers; and

•	reviewing and approving incentive compensation and equity compensation policies and programs.

The Compensation Committee is governed by a charter that complies with the rules of the NYSE.

Nominating and Corporate Governance Committee

The TPGE Board has established a Nominating and Corporate Governance Committee. Nominating and Corporate Governance Committee members include Ambassador Djerejian and Messrs. Smith and Leat. Mr. Smith serves as chairman of the nominating and corporate governance committee.

The primary purposes of our Nominating and Corporate Governance Committee are to assist the board in:

•	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the Company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The Nominating and Corporate Governance Committee is governed by a charter that complies with the rules of the NYSE.

Committee Membership, Meetings and Attendance

Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the TPGE Board is comprised entirely of independent directors.

During the fiscal year ended December 31, 2017, the TPGE Board held two (2) meetings, our Audit Committee held four (4) meetings, and there were no Compensation Committee meetings or Nominating and Corporate Governance Committee meetings.

Each of our incumbent directors attended or participated in at least 75% of the meetings of the TPGE Board and the respective committees of which he or she is a member held during the period such incumbent director was a director during fiscal year ended December 31, 2017. We encourage all of our directors to attend our annual meetings of stockholders. This special meeting in lieu of the Company’s 2018 annual meeting of stockholders will be our 2019 annual meeting.

Director Nominations

Our Nominating and Corporate Governance Committee will recommend to the TPGE Board candidates for nomination for election at the annual meeting of the stockholders. Prior to an Initial Business Combination, the board of directors will also consider director candidates recommended for nomination by holders of our founder shares during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders).

Prior to an Initial Business Combination, our public stockholders will not have the right to recommend director candidates for nomination to the TPGE Board and only holders of our Class F Common Stock will have a right to vote on the election of directors.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Executive Sessions of Non-Management Directors

Pursuant to our corporate governance guidelines, the non-management directors are required to meet regularly without members of management present in executive session, no less frequently than two times per year, and as otherwise determined by such directors. If any of the non-management directors do not qualify as an independent director, at least once a year an additional executive session must be held, attended only by independent directors. The executive sessions have such agendas and procedures as are determined by the non-management and independent directors. Authority in such sessions to act on behalf of the Company or the board of directors on any matters requires an express delegation of authority by the board of directors. The independent directors rotate serving as the presiding director at each executive session of non-management directors.

Stockholder Communications

The TPGE Board has established a process for stockholders to send communications to the board and its committees. Stockholders are invited to communicate to the board of directors or its committees by writing to the Company’s Secretary at TPG Pace Energy Holdings Corp., c/o Secretary, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. In addition, interested parties may communicate with the Chairman of the TPGE Board or with the non-management and independent directors of the Company as a group by writing to the Company’s Chairman at TPG Pace Energy Holdings Corp., c/o Chairman, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. We review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the TPGE Board, its committees, our Chairman or the non-management and independent directors of the Company as a group, as applicable. Communications are sent as soon as practicable to the party to whom they are addressed, or if addressed to the TPGE Board generally, to the Chairman of the TPGE Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the TPGE Board.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serve, and in the past year have not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the TPGE Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2017 there were no delinquent filers.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.tpg.com/paceenergy. Any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver. Copies of our Code of Business Conduct and Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter are also available on our website. In addition, a copy of the Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter will be provided without charge upon request to us in writing at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 or by telephone at (817) 871-4000.

Corporate Governance Guidelines

The TPGE Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website at www.tpg.com/pace-energy.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present an Initial Business Combination opportunity. In particular, certain of our officers and directors serve as an officer or director of TPG Pace Holdings Corp., a blank check company sponsored by TPG focused on an Initial Business Combination with a target business in any industry, sector or location. Accordingly, if any of our officers or directors becomes aware of an Initial Business Combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers and directors will materially affect our ability to complete our business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “—Directors and Executive Officers.”

•

Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to our founder shares and public shares in connection with the consummation of our business combination. Additionally, our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to their founder shares if we fail to consummate our business combination within twenty-four (24) months after the closing of our IPO. If we do not complete our business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, the exercise period of the private placement warrants will terminate and the private placement warrants will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our initial stockholders until the earlier of: (a) one (1) year after the completion of our business combination and (b) the date on which we consummate a liquidation, merger, share exchange, reorganization, or other similar transaction after our business combination, that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after our business combination the founder shares will be released from the lock-up. With certain limited exceptions, the private placement warrants and the Class A Common Stock underlying such warrants, will not be transferable, assignable or salable by our Sponsor or its permitted transferees until thirty (30) days after the completion of our business combination. Since our Sponsor and officers and directors may directly or indirectly own common stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our business combination.

•	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Stephen Chazen	Ecolab Inc.	Water, Hygiene, Energy	Director
	The Williams Companies Inc.	Energy	Director

Arcilia Acosta	CARCON Industries & Construction STL Engineers	Construction Engineering and Construction	Officer Officer and Controlling Principal
	LegacyTexas Financial Group, Inc.	Financial	Director
	Energy Future Holdings Corp.	Energy	Director

David Bonderman	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Co-Founder
	RyanAir Holdings PLC	Travel	Director
	Energy Future Holdings Corp.	Energy	Director
	TPG Pace Holdings Corp.	Special Purpose Acquisition Corporation	Director
	STX Filmworks, LLC	Entertainment	Director
	XOJET, Inc.	Travel	Director

Edward Djerejian	The Mexico Fund	Financial	Director
	Siluria Technologies	Fuels and Chemicals	Advisory Board
	Occidental Petroleum Corporation	Energy	Consultant

Chad Leat	MidCap Financial, PLC	Financial	Director
	J. Crew Group Inc.	Retail	Director
	TPG Pace Holdings Corp.	Special Purpose Acquisition Corporation	Director
	Norwegian Cruise Line Holdings Ltd.	Travel	Director

Individual	Entity	Entity’s Business	Affiliation
Michael MacDougall	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Partner
	Energy Future Holdings Corp.	Energy	Officer and/or Director
	Harvester Holdings, LLC	Energy	Director
	Jonah Energy Holdings LLC	Energy	Director
	Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.)	Energy	General Partner and Director

Dan F. Smith	Orion Engineered Carbons, S.A.	Carbon Black	Chairman
	Kraton Corp.	Minerals and Polymers	Chairman
	Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.)	Energy	Chairman
	Nexeo Solutions, Inc.	Chemicals and Plastics	Chairman

Martin Davidson	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Partner and Chief Accounting Officer
	TPG Pace Holdings Corp.	Special Purpose Acquisition Corporation	Chief Financial Officer

Eduardo Tamraz	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Principal, TPG Pace
	TPG Pace Holdings Corp.	Special Purpose Acquisition Corporation	Executive Vice President and Secretary

Furthermore, our Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc., or from an independent accounting firm, that such an Initial Business Combination is fair to the Company from a financial point of view.

Our initial stockholders, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any founder shares held by them, and their permitted transferees will agree, and any public shares held by them in favor of our business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Audit Committee Report

The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

Our Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm, KPMG, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Audit Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, our Audit Committee recommended to the TPGE Board that the audited financial statements for the period from February 14, 2017 (Inception) to December 31, 2017 be included in our annual report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by:

Audit Committee of the Board of Directors

Chad Leat, Chair

Arcilia Acosta

Dan F. Smith

Fees and Services

Fees for professional services provided by our independent registered public accounting firm since Inception include:

For the Period from February 14, 2017 (Inception) to December 31, 2017
Audit Fees (1)	$145,000
Audit-Related Fees (2)	—
Tax Fees (3)	25,000
All Other Fees (4)	—

Total	$170,000

(1)	Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.
(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services including permitted due diligence services related to a potential business combination.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit Committee Charter.

EXECUTIVE COMPENSATION

TPGE

None of our executive officers or directors has received any cash compensation for services rendered to us. Commencing on May 10, 2017, through the earlier of the consummation of an Initial Business Combination (which would include the business combination) or our liquidation, we pay monthly recurring expenses of $20,000 to an affiliate of our Sponsor for office space, administrative and support services. Our Sponsor, executive officers, directors, or any of their respective affiliates, are reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates.

After the completion of the business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. The amount of such compensation is not known at this time, because the TPGE directors following the business combination will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined by a compensation committee constituted solely by independent directors. Following completion of the business combination, Stephen Chazen will serve as Chairman of the board of directors of Magnolia Oil & Gas Corporation and Chief Executive Officer and Christopher Stavros will serve as Chief Financial Officer.

We do not intend to take and have not taken any action to ensure that members of our management team, other than Stephen Chazen and Christopher Stavros, will be part of our management team after the business combination although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after an Initial Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

For more information about the interests of our Sponsor, directors and officers in the business combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

EVOC

Following the business combination, persons employed by EVOC may provide services to the post-combination company through the Services Agreement. None of the persons employed by EVOC will be executive officers of the post-combination company. Consequently, none of the compensation for persons employed by EVOC is reportable pursuant to SEC rules.

INFORMATION ABOUT THE TARGET ASSETS

Overview

The Karnes County Assets consist of all of the Karnes County Contributors’ collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas, and the Ironwood Interests consist of an approximate 35% membership interest in Ironwood Eagle Ford Midstream, which owns an Eagle Ford gathering system. The Giddings Assets consist of all of the Giddings Sellers’ collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk.

The South Texas Division of EVOC, which is among the lowest cost operators in South Texas, is the current operator of the Target Assets. Following the completion of the business combination, EVOC will continue to operate the Target Assets under the Services Agreement, pursuant to which EVOC, under the direction of the TPGE’s management, will provide TPGE services identical to the services historically provided by EVOC in operating the Target Assets, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of TPGE and its assets, subject to certain exceptions. For more information about the Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Services Agreement.”

As of March 31, 2018, the Target Assets consisted of a total leasehold position of approximately 745,000 gross (359,097 net) acres, including approximately 28,886 gross (14,070 net) acres in the Karnes County portion of the Eagle Ford Shale and 716,114 gross (345,027 net) acres in the Giddings Field of the Austin Chalk. As of March 31, 2018, there were a total of approximately 1,025 gross (435 net) drilling locations identified across the Karnes County Assets and a potential inventory of greater than 1,000 gross drilling locations identified across the Giddings Assets. Please see “—Drilling Locations” below for an explanation of our methodology in calculating identified drilling locations and for more information about the risks associated with our identified drilling locations, see “Risk Factors—The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, TPGE may not be able to raise the substantial amount of capital that would be necessary to drill such locations.” For the three months ended March 31, 2018, approximately 62%, 22% and 16% of production from the Target Assets was attributable to oil, natural gas and NGL, respectively.

Background of the Sellers and the Target Assets

EV Ltd. formed the Karnes County Contributors beginning in April 2015 for the purpose of acquiring and developing interests in producing oil and natural gas properties located in North America. Beginning in 2015, the Karnes County Contributors acquired the Karnes County Assets through a series of acquisitions, including, among others, the following:

•	On September 30, 2015, the Karnes County Contributors completed the Alta Mesa Acquisition;

•	On April 27, 2016, the Karnes County Contributors completed the Initial GulfTex Acquisition;

•	On July 6, 2016, the Karnes County Contributors completed the Initial BlackBrush Acquisition;

•	On January 31, 2017, the Karnes County Contributors completed the Subsequent BlackBrush Acquisition; and

•	On March 1, 2018, the Karnes County Contributors completed the Subsequent GulfTex Acquisition.

EV Ltd. formed the Giddings Sellers in 2006 for the purpose of acquiring and developing interests in producing oil and natural gas properties located in North America. The Giddings Sellers acquired substantially all of the Giddings Assets prior to January 1, 2015.

As presented in this “Information About the Target Assets,” the financial and operating results of (i) the Karnes County Assets consist of the combined historical results of the AM Assets, the Initial GulfTex Assets, the Initial BlackBrush Assets, the Subsequent BlackBrush Assets and the Subsequent GulfTex Assets, in each case, for periods subsequent to their respective acquisitions by the Karnes County Contributors, (ii) the Giddings Assets consist of the historical results of the Giddings Assets, as all of such assets were owned by the Giddings Sellers for all periods presented herein, and (iii) the Target Assets on a combined basis consist of the historical results of the Karnes County Business and the Giddings Assets, in each case, for periods subsequent to their respective acquisitions by the Sellers.

Properties

Summary of the Target Assets

The Target Assets include the Karnes County Assets and the Giddings Assets, each as discussed in greater detail below, and the Ironwood Interests. TPGE believes this asset portfolio will allow the post-combination company to focus on full-cycle economics. Following the business combination, TPGE intends to operate the Target Assets with a goal of generating significant free cash flow after meeting all drilling requirements, while making steady organic production growth.

Karnes County Assets

The Karnes County Assets are primarily located in Karnes County in the core of the Eagle Ford Shale. The Eagle Ford Shale, which has been delineated by over 18,000 currently producing wells, is among the most prolific unconventional oil producing formations in North America, with a history of attractive well results. According to weekly rig count metrics published by Baker Hughes, the Eagle Ford Shale has consistently been one of the most active basins in the United States since 2011, with the second highest rig count of all major U.S. basins as of June 8, 2018. The Eagle Ford Shale trends across Texas from the Mexican border north into East Texas and is roughly 50 miles wide and 400 miles long. The Eagle Ford Shale rests between the Austin Chalk and the Buda Lime. As of March 31, 2018, there was an estimated Eagle Ford Shale inventory of approximately 670 gross (265 net) drilling locations across the Karnes County Assets.

The acreage comprising the Karnes County Assets also has highly economic well results from the Austin Chalk formation overlying the Eagle Ford Shale. The Austin Chalk formation has shown itself to be an independent reservoir from the Eagle Ford Shale and represents a very attractive development target. As of March 31, 2018, there was an estimated Austin Chalk inventory of approximately 355 gross (170 net) drilling locations across the Karnes County Assets.

The Karnes County Assets include a well-known, low-risk acreage position that has been developed with a focus on maximizing returns and improving operational efficiencies to extend beyond the existing drilling inventory to additional horizons. As of March 31, 2018, the Karnes County Assets included approximately 28,886 gross (14,070 net) acres, approximately 87% of which were held by production, with an average operated working interest of 87%. The Karnes County Contributors were designated as the operators on approximately 65% of this acreage position. Further, as of March 31, 2018, there were approximately 157 net producing wells in the Karnes County Assets with total production of 45.3 MBoe/d in March 2018. Under a one (1) year development plan, as of December 31, 2017, of the 51.6 MMBoe of proved reserves of the Karnes County Assets, 86% were developed, 81% of which were liquids. The Karnes County Assets also provide favorable pricing differentials and access to Gulf Coast markets. TPGE believes that the free cash flow it expects to generate from the Karnes County assets will provide for future financial and operating flexibility.

Giddings Assets

The Giddings Assets are primarily located in Brazos, Fayette, Lee, Grimes and Washington Counties as part of the Giddings Field. The Austin Chalk formation produces along a northeast-to-southwest trend that is approximately parallel to the Texas Gulf Coast. There are several notable producing fields along the Austin Chalk trend, the largest of which is the Giddings Field. The Giddings Field has seen two major drilling cycles. The first cycle began in the late 1970s and into the early 1980s and consisted primarily of vertical well drilling. The second cycle ran through much of the 1990s and involved primarily horizontal well drilling. As of March 31, 2018, the Giddings Sellers believe there is a potential inventory of greater than 1,000 gross drilling locations across the Giddings Assets.

The wells included in the Giddings Assets have historically targeted approximately the lower third of the Austin Chalk formation. The Giddings Assets have been developed with a focus on maximizing returns and improving operational efficiencies to extend beyond the existing drilling inventory to additional horizons. Based on analysis and interpretation of well results and other geologic and engineering data, the Giddings Sellers believe the Giddings Assets are also prospective for the Eagle Ford, Buda and Georgetown formations. Future development results may allow for the expansion of existing location inventory throughout the leasehold. Wells previously drilled across the Giddings Assets have shown a strong track record of increasing returns with the application of improved completion techniques.

As of March 31, 2018, the Giddings Assets included approximately 716,114 gross (345,027 net) acres, approximately 99% of which were held by production, with an average operated working interest of 66%. The Giddings Sellers were designated as the operators on approximately 87% of this net acreage position. The held-by-production nature of the Giddings Assets allows for systematic delineation and optimization while staying within cash flows and provides flexibility to adjust rig cadence without concern for lease expirations. The recent application of modern high-intensity completion techniques has resulted in a significant recent improvement in well performance in the Giddings Assets. As of December 31, 2017, of the 23.9 MMBoe of proved reserves of the Giddings Assets, 95% were developed, 50% of which were liquids. Further, as of March 31, 2018, the Giddings Assets included approximately 646 net producing wells in the Giddings Field with total production of 10.5 MBoe/d in March 2018. The recent application of modern high-intensity completions has resulted in a significant recent improvement in well performance in the Giddings Assets.

Reserve Summary

The estimated proved reserves of the Target Assets as of December 31, 2017 were prepared by CGA, the Sellers’ independent reserve engineers. As of December 31, 2017, the Target Assets contained 75.6 MMBoe of estimated proved reserves. In addition, as of December 31, 2017, the proved reserves of the Target Assets were 71.1% oil and NGL and 28.9% natural gas. The following table provides summary information regarding the estimated proved reserves data of the Target Assets based on the reserve reports as of December 31, 2017 and the average net daily production of the Target Assets for the year ended December 31, 2017:

As of and for the year ended December 31, 2017(1) (One (1) Year Development Plan)
Region	Proved Total (MMBoe)(2)	% Oil & Liquids	% Developed	Average Net Daily Production (MBoe/d)
Karnes County	51.6	80.8%	85.6%	27.0
Giddings	23.9	50.0%	95.0%	7.5

Total	75.6			34.5

(1)	The estimated net proved reserves of the Target Assets as of December 31, 2017 reflect a one (1) year PUD development plan, rather than the Sellers’ five (5) year development plan. The change in development plan reflects TPGE’s intention to focus on near-term development of PUD reserves following consummation of the business combination. For more information, see “—Development of Proved Undeveloped Reserves” below.

(2)	The estimated net proved reserves as of December 31, 2017 were determined using average first-day-of-the month prices for the prior twelve (12) months in accordance with SEC rules. For oil and NGL volumes, the average WTI posted price of $51.34 per barrel as of December 31, 2017 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.98 per MMBtu as of December 31, 2017 was adjusted for energy content, transportation fees and a regional price differential. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the Target Assets were $49.33 per barrel of oil, $21.92 per barrel of NGL and $2.74 per Mcf of natural gas as of December 31, 2017.

Reserve Data

Preparation of Reserve Estimates

The reserve estimates provided in this proxy statement are “carve-out” reserves for the Target Assets. As such, the carve-out reserves represent the Sellers’ interest in the underlying oil and gas properties and are therefore a subset of the full reserve estimates generated at year-end of each respective year covered in this proxy statement.

The reserve estimates as of December 31, 2017 included in this proxy statement are based on evaluations prepared by CGA in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. CGA was selected for its historical experience and geographic expertise in engineering similar resources. A copy of the 2017 Reserve Report is attached to this proxy statement as Annex L.

The reserve estimates as of December 31, 2016 and December 31, 2015 included in this proxy statement are based on reports prepared internally by the Sellers’ internal staffs of petroleum engineers and geoscience professionals.

Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (“EUR”) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease. The technical and economic data used in the estimation of the proved reserves include, but are not limited to, well logs, geologic maps, well-test data, production data (including flow rates), well data (including lateral lengths), historical price and cost information, and property ownership interests. CGA uses this technical data, together with standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy. The proved developed reserves and EURs per well are estimated using performance analysis and volumetric analysis. The estimates of the proved developed reserves and EURs for each developed well are used to estimate the proved undeveloped reserves for each proved undeveloped location (utilizing type curves, statistical analysis, and analogy).

Internal Controls

The Sellers’ internal staffs of petroleum engineers and geoscience professionals work closely with their independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to their independent reserve engineers in the preparation of their reserve reports. Periodically, the Sellers’ technical teams meet with the independent reserve engineers to review properties and discuss methods and assumptions used to prepare reserve estimates for the Target Assets.

Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil, natural gas and NGL that are ultimately recovered. Estimates of economically recoverable oil, natural gas and NGL and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Please read “Risk Factors” appearing elsewhere in this proxy statement.

For the year ended December 31, 2017, the Sellers’ reserve estimates and related reports of the Target Assets were reviewed and approved by Tony Lopez. Mr. Lopez is EV Ltd.’s Vice President of Acquisitions and Engineering and has approximately fourteen (14) years of experience in oil and gas operations, reservoir engineering, reserve management, unconventional reservoir characterization and strategic planning. The proved reserves of the Target Assets are, in the aggregate, reasonable and within the established audit tolerance guidelines of 10%. The 2017 Reserve Report prepared by CGA contains further discussion of the reserve estimates and the procedures used in connection with its preparation.

The reserve reports were prepared by a proficient team of geologists and reservoir engineers who integrate geological, geophysical, engineering and economic data to produce high quality reserve estimates and economic forecasts. The process for the 2017 Reserve Report was supervised by Todd Brooker, President of CGA. Prior to joining CGA, Mr. Brooker worked in Gulf of Mexico drilling and production engineering at Chevron. Mr. Brooker has been an employee of CGA since 1992. His responsibilities include reserve and economic evaluations, fair market valuations, field studies, pipeline resource studies and acquisition/divestiture analysis. His reserve reports are routinely used for public company SEC disclosures. His experience includes significant projects in both conventional and unconventional resources in every major U.S. producing basin and abroad, including oil and gas shale plays, coalbed methane fields, waterfloods and complex, faulted structures. Mr. Brooker graduated with honors from the University of Texas at Austin in 1989 with a Bachelor of Science degree in Petroleum Engineering, and is a registered Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers.

Estimated Proved Reserves

The following tables present the estimated net proved oil and natural gas reserves as of December 31, 2017, based on a reserve report of the Target Assets based on SEC pricing as of such date.

As of December 31, 2017 (TPGE’s One (1) Year Development Plan)
	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Total (MBoe)
Estimated Proved Reserves
Total Proved Developed	33,056	121,564	13,603	66,920
Total Proved Undeveloped	5,713	9,592	1,318	8,630

Total Proved Reserves	38,769	131,156	14,921	75,550

The estimated net proved reserves of the Target Assets as of December 31, 2017 set forth above reflect a one (1) year PUD development plan.

Development of Proved Undeveloped Reserves

The following table summarizes the changes in the estimated PUDs of the Target Assets on a combined basis during the years ended December 31, 2017.

Proved undeveloped reserves at December 31, 2016 (MBoe) (Sellers’ Five (5) Year Development Plan)	104,326

Conversions into proved developed reserves	(14,335)
Extensions and discoveries	1,054
Acquisitions	592
Changes in commodity prices and differentials	219
Changes in forecasted operating expenses	(149)
Changes in development plan	(82,045)
Well performance and timing	(1,032)

Proved undeveloped reserves at December 31, 2017 (MBoe) (TPGE’s One (1) Year Development Plan)	8,630

As of December 31, 2017, the Target Assets contained 8.6 MMBoe of PUDs, consisting of 5,713 MBbls of oil, 9,592 MMcf of natural gas and 1,318 MBbls of NGL. None of the PUDs related to the Target Assets as of December 31, 2017 are scheduled to be developed on a date more than one (1) year from the date the reserves were initially booked to PUDs. PUDs will be converted from undeveloped to developed as the applicable wells begin production.

PUDs changed during 2017 are primarily a result of the following significant factors:

•	conversions of 14,335 MBoe to proved developed reserves as a result of the Sellers’ ongoing drilling program; and

•	downward revisions of 82,045 MBoe as a result of a change in methodology to reflect a one (1) year PUD development plan, rather than the five (5) year development plan reflected in the estimated proved undeveloped reserves of the Target Assets as of December 31, 2016. The change in development plan reflects TPGE’s intention to focus on near-term development of PUD reserves following consummation of the business combination. For additional information, see the “Supplemental Oil and Gas Reserve Information (Unaudited)” included in the financial statements of the Karnes County Business and the Giddings Assets included elsewhere in this proxy statement.

During the year ended December 31, 2017, we incurred costs of approximately $162.9 million to convert the reserves associated with 30 of our net proved undeveloped locations at December 31, 2016 to proved developed reserves of 14,335 MBoe.

PV-10

PV-10 is a non-GAAP financial measure and differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. We refer to PV-10 as the present value of estimated future net cash flows of estimated proved reserves as calculated in the respective reserve report using a discount rate of 10%. This amount includes projected revenues, estimated production costs, estimated future development costs and estimated cash flows related to future asset retirement obligations.

Because the Sellers are not subject to entity level U.S. federal income taxes, the PV-10 value and standardized measure of the Target Assets are substantially equal. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable oil and natural gas properties. The Sellers and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

The following table presents the PV-10 of the proved reserves of the Target Assets at December 31, 2017:

December 31,
2017 (One (1) Year Development Plan)
(in thousands)
PV-10	$1,050,611

The PV-10 of the proved reserves of the Target Assets as of December 31, 2017 set forth above reflects a one (1) year PUD development plan, rather than the Sellers’ five (5) year development plan. The change in development plan reflects TPGE’s intention to focus on near-term development of PUD reserves following consummation of the business combination.

Reserves Sensitivity

Historically, commodity prices have been extremely volatile and this volatility may continue for the foreseeable future. For example, for the three (3) years ended December 31, 2017, the NYMEX-WTI oil spot price ranged from a high of $61.43 per Bbl to a low of $26.21 per Bbl, while the NYMEX-Henry Hub natural gas spot price ranged from a high of $3.93 per MMBtu to a low of $1.64 per MMBtu. For the year ended December 31, 2017, the WTI posted price ranged from a high of $60.42 per Bbl on December 29, 2017 to a low of $42.53 per Bbl on June 21, 2017, and the Henry Hub spot market price ranged from a high of $3.42 per MMBtu on May 12, 2017 to a low of $2.56 per MMBtu on February 21, 2017. NGL prices have also fluctuated in recent years. Low prices for oil or natural gas could materially and adversely affect the quantities of oil and natural gas reserves that can economically be produced from the Target Assets.

While it is difficult to quantify the impact of low commodity prices on the estimated proved reserves of the Target Assets with any degree of certainty because of the various components and assumptions used in the process of estimating reserves, the following sensitivity table is provided to illustrate the estimated impact of pricing changes on the estimated proved reserve volumes and PV-10 of the Target Assets using SEC pricing based on a one (1) year development plan. Sensitivity cases are used to demonstrate the impact that a change in price environment may have on reserves volumes and PV-10. There is no assurance that these prices or cost savings will actually be achieved.

SEC Pricing (One (1) Year Development Plan)	Base Case(1)	Case A(2)	Case B(3)
Natural gas price ($/Mcf)	$2.98	$2.83	$3.12
Crude oil price ($/Bbl)	$51.34	$48.78	$53.91
NGL price ($/Bbl)	$26.36	$25.04	$27.68
Proved developed reserves (MBoe)	66,920	66,156	67,598
Proved undeveloped reserves (MBoe)	8,630	8,586	8,669

Total proved reserves (MBoe)	75,550	74,739	76,267

PV-10 value (in thousands)(4)	$1,050,611	$969,152	$1,132,361

(1)	SEC pricing as of December 31, 2017, before adjustment for market differentials.
(2)	Prices represent potential SEC pricing based on pricing assumptions of commodity prices that are 5% lower than SEC pricing as of December 31, 2017.

(3)	Prices represent potential SEC pricing based on pricing assumptions of commodity prices that are 5% higher than SEC pricing as of December 31, 2017.
(4)	PV-10 is a non-GAAP financial measure. For a definition of PV-10, see “—Reserve Data—PV-10.”

The sensitivity table set forth above reflects a one (1) year PUD development plan. The one (1) year development plan reflects TPGE’s intention to focus on near-term development of PUD reserves following consummation of the business combination.

Production, Revenue and Price History

For a description of the historical production, revenues, average sales prices and unit costs of the Target Assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business—Results of Operations.”

The following tables summarize the average net production, average unhedged sales prices by product and lease operating expenses by geographic region of the Target Assets for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31, 2017
	Oil		Natural Gas		NGL		Total
	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Lease Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBbls)	($/Bbl)	(MBoe)	($/ Boe)	($/Boe)
Karnes County	7,154	$48.95	8,579	$3.02	1,287	$21.04	9,871	$40.85	$3.23
Giddings	636	$49.88	8,202	$2.86	731	$23.13	2,734	$26.38	$9.57

Total	7,790		16,781		2,018		12,605		$4.61

Average net production (MBoe/d)							34.5

	Year Ended December 31, 2016
	Oil		Natural Gas		NGL		Total
	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Lease Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBbls)	($/Bbl)	(MBoe)	($/ Boe)	($/Boe)
Karnes County	2,314	$41.97	2,876	$2.67	406	$15.08	3,199	$34.68	$4.21
Giddings	713	$39.56	8,568	$2.21	811	$16.20	2,952	$20.43	$8.91

Total	3,027		11,444		1,217		6,151		$6.46

Average net production (MBoe/d)							16.8

	Year Ended December 31, 2015
	Oil		Natural Gas		NGL		Total
	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Lease Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBbls)	($/Bbl)	(MBoe)	($/Boe)	($/Boe)
Karnes County	144	$39.72	104	$2.24	20	$11.70	181	$34.18	$6.25
Giddings	922	$46.47	10,147	$2.44	1,000	$15.34	3,613	$22.97	$9.58

Total	1,066		10,251		1,020		3,794		$9.42

Average net production (MBoe/d)							11.87

Productive Wells

Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which the Target Assets include an interest, and net wells are the sum of the fractional working interests owned in gross wells. The following table sets forth information relating to the productive wells in which the Target Assets included a working interest as of March 31, 2018.

	Oil			Natural Gas
	Gross	Net	Average Working Interest	Gross	Net	Average Working Interest
Karnes County
Operated	120	105	87%	4	4	87%
Non-operated	213	48	23%	1	0	10%
Giddings
Operated	483	311	64%	457	310	68%
Non-operated	130	17	13%	53	8	16%

Total	946	481	51%	515	322	62%

Acreage

The following table sets forth certain information regarding the total developed and undeveloped acreage in which the Target Assets included an interest as of March 31, 2018. Approximately 87% of the net acreage included with the Karnes County Assets and 99% of the net acreage included with the Giddings Assets were held by production at March 31, 2018.

Region	Developed Acres(1)		Undeveloped Acres		Total Acres
	Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)
Karnes County	9,760	4,573	19,126	9,497	28,886	14,070
Giddings	711,481	343,178	4,633	1,849	716,114	345,027

Total	721,241	347,751	23,759	11,346	745,000	359,097

(1)	Developed acres are acres spaced or assigned to productive wells or wells capable of production.
(2)	A gross acre is an acre in which the Target Assets include a working interest. The number of gross acres is the total number of acres in which the Target Assets include a working interest.
(3)	A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Undeveloped Acreage Expirations

The following table sets forth the number of total net undeveloped acres as of March 31, 2018 across the Target Assets that will expire in 2018, 2019, 2020, 2021 and 2022 and thereafter, unless production is established within the spacing units covering the acreage prior to the expiration dates or unless such leasehold rights are extended or renewed.

Region	2018	2019	2020	2021	2022	Thereafter
Karnes County	703	1,070	32	—	—	—
Giddings	92	402	712	—	—	—

Total	795	1,472	744	—	—	—

With respect to the 795 net acres expiring in 2018 across the Target Assets, the leases for which the Sellers do not have the option to renew or extend, the Sellers intend to retain substantially all of such acreage by negotiating lease extensions or renewals or drilling wells. Please see “Risk Factors—Risks Related to the Target Assets—Certain of the undeveloped leasehold acreage of the Target Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are renewed.”

Drilling Activities

The following table describes new development and exploratory wells drilled on the Target Assets during the years ended December 31, 2017, 2016 and 2015. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found or economic value. A dry well is a well that proves to be incapable of producing either oil or gas in sufficient quantities to justify completion. A productive well is a well that is not a dry well. Completion refers to installation of permanent equipment for production of oil or gas, or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned. At December 31, 2017, 40 gross (24 net) wells were in various stages of completion. As of June 2018, the Sellers are running a two-rig program in the Karnes County Assets and a one-rig program in the Giddings Assets, which they are utilizing through long-term drilling rig contracts. TPGE plans to operate an average of 1.7 drilling rigs in the Karnes County Assets and an average of one drilling rig in the Giddings Assets in 2018. In addition, EVOC is party to a frac sand purchase agreement expected to benefit the Karnes County Business at current rates.

	Year Ended December 31,
	2017		2016		2015
	Gross	Net	Gross	Net	Gross	Net
Karnes County
Development wells:
Productive	112	27	37	18	54	25
Dry	—	—	—	—	—	—
Exploratory wells:
Productive	—	—	—	—	—	—
Dry	—	—	—	—	—	—
Giddings
Development wells:
Productive	2	1	—	—	5	2
Dry	—	—	—	—	—	—
Exploratory wells:
Productive	—	—	—	—	—	—
Dry	—	—	—	—	—	—
Total wells
Development wells:
Productive	114	58	37	18	59	27
Dry	—	—	—	—	—	—

Total development wells	114	58	37	18	59	27

Exploratory wells:
Productive	—	—	—	—	—	—
Dry	—	—	—	—	—	—

Total exploratory wells	—	—	—	—	—	—

Total	114	58	37	18	59	27

All wells drilled during the year ended December 31, 2017 were productive wells.

Drilling Locations

As of March 31, 2018, there were a total of approximately 1,025 gross (435 net) drilling locations (38 gross (19 net) associated with PUDs and 510 gross (335 net) on operated acreage) identified across the Karnes County Assets and a potential inventory of greater than 1,000 gross drilling locations identified across the Giddings Assets. The Sellers have estimated the identified drilling inventory across the Target Assets based on well spacing assumptions and upon the evaluation of horizontal drilling results in the area, combined with their interpretation of available geologic and engineering data. With respect to the Karnes County Assets, the Sellers’ drilling location count implies 350-foot well spacing. With respect to the Giddings Assets, the Giddings Sellers’ identification of potential drilling locations is based on preliminary management estimates and is subject to continued evaluation as the Giddings Field of the Austin Chalk undergoes horizontal delineation.

The estimated drilling inventory across the Target Assets represents the Sellers’ current outlook and expectations; however, such estimates are inherently uncertain, and the drilling locations actually drilled will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals, the cooperation of other working interest owners and other factors. Any drilling activities conducted on these identified locations may not be successful and may not result in an ability to add additional proved reserves. See “Risk Factors—Risks Related to the Target Assets—The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, TPGE may not be able to raise the substantial amount of capital that would be necessary to drill such locations.”

Delivery Commitments

There are no material commitments to deliver a fixed and determinable quantity of oil or natural gas production from the Karnes County Assets or oil production from the Giddings Assets to customers in the near future under existing contracts. However, through EVOC, the Giddings Assets are subject to a contract with a third-party midstream company that provides for firm pipeline transportation for a portion of the natural gas produced from the Giddings Assets. Under this contract, EVOC has reserved firm capacity on the pipeline in the volume range between 20,000 MMBtu/d and 30,000 MMBtu/d, which amount EVOC has the right to set on a quarterly basis, through October 31, 2024. This contract requires EVOC to pay a pipeline demand fee for the quarterly reserved capacity amount. Furthermore, EVOC has a one-time right to reduce the reserved capacity amount on November 1, 2019 through the remaining term of the agreement. Pending consummation of the business combination, the Giddings Sellers expect that the Giddings Assets will be able to fulfill delivery commitments for the next three (3) years with existing proved developed and proved undeveloped reserves, which are regularly monitored to ensure sufficient availability. In addition, the Giddings Sellers monitor current production, anticipated future production and future development plans in order to meet delivery commitments.

Operations

General

As of March 31, 2018, the Target Assets consisted of approximately 745,000 gross (359,097 net) acres, including approximately 28,886 gross (14,070 net) acres in the Karnes County portion of the Eagle Ford Shale and 716,114 gross (345,027 net) acres in the Giddings Field of the Austin Chalk, with a weighted average working interest of approximately 62%, as of March 31, 2018. Pursuant to the Services Agreement, following the completion of the business combination, EVOC, under the direction of TPGE’s management, will provide services to TPGE identical to the services historically provided by EVOC, including all administrative, back office and day-to-day field level services reasonably necessary to operate the business of TPGE and its assets, subject to certain exceptions. For more information about the Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Services Agreement.”

Facilities

Production facilities related to the Target Assets are located near the producing wells and consist of storage tanks, two-phase and/or three-phase separation equipment, flowlines, metering equipment and safety systems. Predominant artificial lift methods include gas lift, rod pump lift and plunger lift.

The Target Assets include an approximate 35% ownership interest in an oil and gas gathering system operated by Ironwood Eagle Ford Midstream, which allows gas and oil production to be delivered and sold to various intrastate and interstate markets, or to various crude oil refining markets and on a competitive pricing basis. The majority of gas production related to the Karnes County Assets is currently processed to collect natural gas liquids. The Karnes County Assets also include a salt water disposal well, which currently handles the majority of water production from the Karnes County Assets.

The Giddings Assets include access to gas gathering systems, which allows production to be delivered to third-party gas processors if processing is economically justified. The majority of gas production related to the Giddings Assets is currently processed to collect natural gas liquids. Produced gas can be sold to various intrastate and interstate markets on a competitive pricing basis.

Marketing and Customers

The following table sets forth the percentage of revenues attributed to customers who have accounted for 10% or more of revenues attributable to the Target Assets during the three months ended March 31, 2018 and during 2017, 2016 and 2015.

Karnes County Assets

Major Customers	Three Months Ended March 31, 2018	Years Ended December 31,		September 30, 2015 to December 31, 2015
		2017	2016
GulfMark Energy, Inc.	— %	—%	17.0%	—%
Phillips 66	40.1%	2.8%	—%
BP America Production Company	9.2%	28.8%	5.3%	—%
Shell Trading (US) Company	10.2%	18.9%	19.5%	—%
EOG Resources, Inc.	12.3%	22.3%	35.8%	—%
Murphy Exploration & Production Company	11.4%	6.5%	14.4%	93.8%
Enterprise Crude Oil LLC	— %	10.2%	—%	—%

Giddings Assets

Major Customers	Three Months Ended March 31, 2018	Years Ended December 31,
		2017	2016	2015
Shell Trading (US) Company	34.8%	27.4%	28.8%	10.6%
Chevron Phillips Chemical	20.0%	19.8%	19.0%	15.1%
Sunoco, Inc.	16.4%	16.1%	17.2%	38.9%
Kinder Morgan, Inc.	10.7%	14.9%	14.1%	11.0%
ETC Texas Pipeline Ltd.	8.2%	10.5%	7.8%	8.0%

Total Target Assets

Major Customers	Three Months Ended March 31, 2018	Years Ended December 31,
		2017	2016	2015
BP America Production Company	7.9%	24.0%	3.1%	0.6%
Shell Trading (US) Company	13.8%	20.3%	23.4%	10.3%
EOG Resources, Inc.	10.5%	18.6%	20.7%	— %
Murphy Exploration & Production Company	9.8%	6.5%	8.4%	2.3%
Chevron Phillips Chemical	2.9%	3.3%	8.0%	14.8%
Sunoco, Inc.	2.4%	2.7%	7.2%	38.0%
Kinder Morgan, Inc.	— %	2.5%	5.9%	10.7%
Phillips 66 Company	34.2%	— %	— %	— %

No other purchaser accounted for 10% or more of revenue attributable to the Target Assets on a combined basis in the three months ended March 31, 2018 or the years ended December 31, 2017, 2016 or 2015. The loss of any such purchaser could adversely affect revenues attributable to the Target Assets in the short term. Please see “Risk Factors—TPGE expects to depend upon a small number of significant purchasers for the sale of most of its oil, natural gas and NGL production. The loss of one or more of such purchasers could, among other factors, limit TPGE’s access to suitable markets for the oil, natural gas and NGL it produces.”

The Giddings Sellers gather and process a portion of the natural gas production from the Giddings Assets under acreage dedications with two third-party midstream companies with terms expiring in 2022 and 2024. The gas plant residue volumes are sold either to the gas processor or various third parties utilizing the firm transportation agreement described under “—Delivery Commitments.” The NGL production extracted from the Giddings Assets is sold to a third party pursuant to an agreement with a term expiring in 2022. The Giddings Sellers sell the majority of the oil production from the Giddings Assets to two third parties at market prices, with such purchasers generally transporting such production from the lease via trucks. The remainder of the oil, natural gas and NGL production from the Giddings Assets is sold to various third-party purchasers at market prices, typically under contracts with terms of twelve (12) months or less.

In addition, the Karnes County Contributors sell the natural gas production from the Karnes County Assets to various third parties pursuant to the terms of multiple gas processing and purchase contracts of varying terms. Such natural gas production is gathered and processed under agreements with terms ranging from month-to-month to the life of the applicable lease agreements. The Karnes County Contributors sell the oil production from the Karnes County Assets to two primary third-party purchasers at market prices, one of which is subject to the terms of a crude oil gathering agreement with Ironwood Eagle Ford Midstream that expires in July 2027, and the other of which generally transports such production from the lease via trucks. The remainder of the oil, natural gas and NGL production from the Karnes County Assets is sold to various third-party purchasers at market prices, typically under contracts with terms of twelve (12) months or less. The NGL production from the Karnes County Assets is primarily sold to midstream gas processors in the Eagle Ford area.

Competition

The oil and natural gas industry is intensely competitive, and the Sellers compete, and following the business combination TPGE will compete, with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than the Sellers’ or TPGE’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. The Sellers’ and TPGE’s larger or more integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than the Sellers or TPGE can, which would adversely affect the Sellers’ or TPGE’s competitive position, as applicable. TPGE’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because the Sellers have, and following the business combination TPGE will have, fewer financial and human resources than many companies in their industry, the Sellers and TPGE may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

There is also competition between oil and natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the United States and the jurisdictions in which the Sellers operate, and in which, following the business combination, TPGE will operate. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon the Sellers’ or TPGE’s future operations as related to the Target Assets. Such laws and regulations may substantially increase the costs of developing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. The Sellers’ and, following the business combination, TPGE’s, larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than the Sellers or TPGE can, which would adversely affect the Sellers’ and TPGE’s competitive positions, as applicable.

Seasonality of Business

Weather conditions can affect the demand for, and prices of, oil and natural gas. Demand for natural gas is typically higher in the fourth and first quarters resulting in higher prices while the demand for oil is typically higher during the second and third quarters. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Title to Properties

As is customary in the oil and natural gas industry, the Sellers, as operators of the Target Assets, initially conduct only a cursory review of the title to properties in connection with acquisition of leasehold acreage. The Sellers have obtained title opinions on substantially all of the Karnes County Assets and have performed customary reviews of the title to substantially all of the Giddings Assets. The oil and natural gas properties within the Target Assets are subject to customary royalty and other interests, liens for current taxes and other burdens which the Sellers believe do not materially interfere with the use of, or affect the carrying value of, the properties.

The Sellers believe that they have satisfactory title to all of the material properties within the Target Assets in accordance with standards generally accepted in the oil and natural gas industry. Although title to the Target Assets is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, none of these liens, restrictions, easements, burdens or encumbrances will likely materially detract from the value of the properties within the Target Assets or from the Sellers’ interests in these properties or materially interfere with the Sellers’ use of these properties in the operation of their business. In addition, the Sellers believe that they have obtained sufficient rights-of-way grants and permits from public authorities and private parties for them to operate their business in all material respects as described in this proxy statement.

The Karnes County Contribution Agreement and the Giddings Purchase Agreement provide TPGE with the ability to claim certain title defects in connection with the acquisition of the Karnes County Assets and the Giddings Assets. For more information, please see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Karnes County Contribution Agreement—Title Matters” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreements—The Giddings Purchase Agreement—Title Matters.”

Oil and Natural Gas Leases

The typical oil and natural gas lease agreement covering the properties within the Target Assets provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens on the properties within the Target Assets generally range from approximately 20% to 30%.

Regulation of the Oil and Natural Gas Industry

Oil and gas operations are substantially affected by federal, state and local laws and regulations. In particular, oil and natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which the Target Assets are located have statutory provisions regulating the development and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the D&C process, and the abandonment of wells. Oil and gas operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Such laws and regulations are frequently amended or reinterpreted. Therefore, it is not possible to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, FERC, the EPA, the Department of Transportation (“DOT”), other federal agencies, and the courts. It is not possible to predict when or whether any such proposals may become effective.

The price at which natural gas and oil is sold is not currently subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to physical sales of energy commodities, the Sellers are required to observe anti-market manipulation laws and related regulations enforced by FERC under the EP Act of 2005; under the Commodity Exchange Act (“CEA”), and regulations promulgated thereunder by the Commodity Futures Trading Commission; and under the laws and regulations issued by the FTC. The CEA prohibits any person from manipulating or attempting to manipulate the price of any commodity in interstate commerce or futures on such commodity. The CEA also prohibits knowingly delivering or causing to be delivered false or misleading or knowingly inaccurate reports concerning market information or conditions that affect or tend to affect the price of a commodity. The CFTC also holds substantial enforcement authority, including the ability to assess civil penalties of up to $1,162,183 per day per violation (adjusted annually for inflation). The FTC holds substantial enforcement authority under its regulations prohibiting manipulative or fraudulent conduct in the wholesale petroleum market, including the ability to assess civil penalties of up to $1,180,566 per day per violation (adjusted annually for inflation). Should the Sellers violate the anti-market manipulation laws and regulations, they could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

In addition, unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

Regulation of Production of Oil and Natural Gas

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The Target Assets are located in Texas, which regulates drilling and operating activities by, among other things, requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells.

The laws of Texas also govern a number of conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing or density, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that the wells within the Target Assets can produce and to limit the number of wells or the locations that can be drilled within the Target Assets, although operators can apply for exceptions to such regulations or to have reductions in well spacing or density. Moreover, various states impose a production or severance tax with respect to the production and sale of oil, natural gas and NGL within its jurisdiction. The failure to comply with these rules and regulations can result in substantial penalties.

Regulation of Sales and Transportation of Oil

Sales of oil, condensate and NGL are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Sales of oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate and access regulation. FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based or agreed to by at least one non-affiliated shipper that intends to use the service, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil pipelines that allows a pipeline to increase its rates annually up to a prescribed ceiling, without making a cost of service filing. Every five (5) years, the FERC reviews the appropriateness of the index level in relation to changes in industry costs. Most recently, on December 16, 2017, the FERC established a new price index for the five (5) year period beginning July 1, 2016.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, the Sellers believe that the regulation of oil transportation rates will not affect their operations in any way that is of material difference from those of their competitors who are similarly situated.

Further, interstate and intrastate common carrier oil pipelines must accommodate reasonable requests for service and provide service in a not unduly discriminatory manner. Under this open access standard, common carriers generally must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is generally governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, the Sellers believe that access to oil pipeline transportation services generally will be available to it to the same extent as to its similarly situated competitors.

Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act (the “NGPA”), and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed controls affecting wellhead sales of natural gas effective January 1, 1993.

The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the NGA, the NGPA, and regulations issued under those statutes. In certain limited circumstances, intrastate transportation and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

The Energy Policy Act of 2005 (the “EP Act of 2005”) is a comprehensive compilation of tax incentives, authorized appropriations for grants and guaranteed loans, and significant changes to the statutory policy that affects all segments of the energy industry. Among other matters, the EP Act of 2005 amended the NGA to add an anti-market manipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore provides FERC with additional civil penalty authority. The authority provided to FERC in the EP Act of 2005 currently gives FERC the power to assess civil penalties of up to $1,238,271 per day (adjusted annually for inflation) for violations of the NGA. The EP Act of 2005 and subsequent inflation adjustments also increased FERC’s civil penalty authority under the NGPA from $5,000 per violation per day to the current level of $1,238,271 per violation per day (adjusted annually for inflation). The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-market manipulation provision of the EP Act of 2005, and subsequently denied rehearing. The rules make it unlawful to: (i) in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, use or employ any device, scheme or artifice to defraud; (ii) make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (iii) engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-market manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements under Order 704, described below. The anti-market manipulation rule and enhanced civil penalty authority reflect an expansion of FERC’s NGA enforcement authority.

On December 26, 2007, FERC issued Order 704, a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing. Under Order 704, wholesale buyers and sellers of more than 2.2 million MMBtus of physical natural gas in the previous calendar year, including natural gas producers, gatherers and marketers, are now required to report, on May 1 of each year, aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to, or may contribute to the formation of price indices. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order 704. Order 704 also requires market participants to indicate whether they report prices to any index publishers, and if so, whether their reporting complies with FERC’s policy statement on price reporting.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. Although FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transmission function, FERC’s determinations as to the classification of facilities are done on a case-by-case basis. To the extent that FERC issues an order that reclassifies certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, and depending on the scope of that decision, the costs of getting gas to point of sale locations may increase. The Sellers believe that the natural gas pipelines in the gathering systems within the Target Assets meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of frequent litigation, so the classification and regulation of the gathering facilities within the Target Assets are subject to change based on future determinations by FERC, the courts or Congress. In addition, state regulation of natural gas gathering facilities generally includes various occupational safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that the Target Assets will produce, as well as the revenues received for sales of natural gas.

Changes in law and to FERC or state policies and regulations may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate and intrastate pipelines, and it is not possible to predict what future action FERC or state regulatory bodies will take.

Regulation of Pipeline Safety and Maintenance

Oil and gas pipeline operations are subject to regulation by the Pipeline and Hazardous Materials Safety Administration, (“PHMSA”), of the DOT, pursuant to the Natural Gas Pipeline Safety Act of 1968 (the “NGPSA”), and the Pipeline Safety Improvement Act of 2002, or the PSIA, which was reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. oil and natural gas transportation pipelines and some gathering lines in high-consequence areas. PHMSA has developed regulations implementing the PSIA that require transportation pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in “high consequence areas,” such as high population areas, areas unusually sensitive to environmental damage and commercially navigable waterways.

On January 3, 2012, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, or the Pipeline Safety Act, was signed into law. In addition to reauthorizing the PSIA through 2015, the Pipeline Safety Act expanded the DOT’s authority under the PSIA and requires the DOT to evaluate whether integrity management programs should be expanded beyond high consequence areas, authorizes the DOT to promulgate regulations requiring the use of automatic and remote-controlled shut-off valves for new or replaced pipelines, and requires the DOT to promulgate regulations requiring the use of excess flow values where feasible. In addition, new pipeline safety legislation, the “Protecting Our Infrastructure of Pipelines and Enhancing Safety Act of 2016” (the “PIPES Act”), was signed into law in June 2016. The PIPES Act provides PHMSA with additional authority to address imminent hazards by imposing emergency restrictions, prohibitions, and safety measures on owners and operators of gas or hazardous liquids pipeline facilities. The Act also directs PHMSA to issue minimum safety standards for natural gas storage facilities by June 2018, and calls for a review, study, and analysis of a number of issues related to pipeline management and safety.

PHMSA has also proposed additional regulations for gas pipeline safety. For example, in March 2016 PHMSA proposed a rule that would explain integrity management requirements beyond “High Consequence Areas” to apply to gas pipelines in newly defined “Moderate Consequence Areas.” Many gas pipelines that were in place before 1970, and thus grandfathered from certain pressure testing obligations, would be required to be pressure tested to determine their maximum allowable operating pressures. Many gathering lines in rural areas that are currently not regulated at the federal level would also be covered by this proposal; however, to date, PHMSA has not issued a final rule. In addition, PHMSA finalized regulations in January 2017 for hazardous liquid pipelines that significantly extend and expand the reach of certain PHMSA integrity management requirements (i.e., periodic assessments, leak detection and repairs), regardless of the pipeline’s proximity to a High Consequence Area. The final rule also imposes new reporting requirements for certain unregulated pipelines, including all hazardous liquid gathering lines. Implementation of this final rule has been delayed and it is unclear when the final rule will be published. Any new or amended pipeline safety regulations may require the incurrence of additional capital expenditures and may increase operating costs.

States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the DOT to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. In practice, because states can adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines, states vary considerably in their authority and capacity to address pipeline safety. Changes in existing regulations or future pipeline construction activities may subject some of the pipelines within the Target Assets to more stringent DOT regulations.

Regulation of Environmental and Occupational Safety and Health Matters

Oil and natural gas development operations are subject to numerous stringent federal, regional, state and local statutes and regulations governing occupational safety and health, the discharge of materials into the environment or otherwise relating to environmental protection, some of which carry substantial administrative, civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling or other regulated activity commences; restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and transporting through pipelines; govern the sourcing and disposal of water used in the D&C process; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier, seismically active areas and other protected areas; require some form of remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; establish specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which operations related to the Target Assets may be subject.

Hazardous Substances and Waste Handling

The CERCLA, also known as the “Superfund” law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered responsible for the release of a “hazardous substance” into the environment. These persons include the current and past owner or operator of the disposal site or the site where the release occurred and persons that disposed or arranged for the disposal or the transportation for disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The failure of an operator other than the Sellers to comply with applicable environmental regulations may, in certain circumstances, be attributed to the Sellers.

The RCRA and analogous state laws, impose detailed requirements for the generation, handling, storage, treatment and disposal of nonhazardous and hazardous solid wastes. RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes. However, these wastes may be regulated by the EPA or state agencies under RCRA’s less stringent nonhazardous solid waste provisions, state laws or other federal laws. Moreover, it is possible that these particular oil and natural gas development and production wastes now classified as nonhazardous solid wastes could be classified as hazardous wastes in the future. For example, in December 2016, the EPA and environmental groups entered into a consent decree to address the EPA’s alleged failure to timely assess its RCRA Subtitle D criteria regulations exempting certain exploration and production related oil and gas wastes from regulation as hazardous wastes under RCRA. The consent decree requires the EPA to propose a rulemaking no later than March 15, 2019, for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or to sign a determination that revision of the regulations is not necessary. Were the EPA to propose a rulemaking, the consent decree requires that the EPA take final action by no later than July 15, 2021. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in the costs to manage and dispose of generated wastes. In addition, in the course of operating the Target Assets, it is possible that some amounts of ordinary industrial wastes will be generated, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils that may be regulated as hazardous wastes if such wastes have hazardous characteristics.

The Target Assets consist of numerous properties that have been used for oil and natural gas development and production activities for many years. Hazardous substances, wastes or petroleum hydrocarbons may have been released on, under or from properties within the Target Assets, or on, under or from other locations, including off-site locations, where such substances have been taken for recycling or disposal. In addition, some of the properties within the Target Assets have been operated by third parties or by previous owners or operators who have treated and disposed of hazardous substances, wastes or petroleum hydrocarbons. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, the Sellers could be required to undertake responsive or corrective measures with respect to the Target Assets, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The CWA and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas wastes, into or near navigable waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers (the “Corps”). In September 2015, the EPA and the Corps issued new rules defining the scope of the EPA’s and the Corps’ jurisdiction under the CWA with respect to certain types of waterbodies and classifying these waterbodies as regulated wetlands (the “WOTUS Rule”). The rule has the potential to expand the CWA jurisdiction to ephemeral waters found in generally arid regions of the United States. The WOTUS rule was previously stayed nationwide to determine whether federal district or appellate courts had jurisdiction to hear cases challenging the new rules. The EPA and the Corps issued a proposed rulemaking in June 2017 to repeal the WOTUS rule, and announced their intent to issue a new rule defining the CWA’s jurisdiction. Recently, in January 2018, the U.S. Supreme Court issued a decision finding that jurisdiction resides with the federal district courts to hear challenges to the WOTUS rule; following which, the previously-filed district court cases have been allowed to proceed. Following the Supreme Court’s decision, the EPA and the Corps issued a final rule in January 2018 staying implementation of the 2015 rule for two (2) years while the agencies reconsider the rule. Multiple states and environmental groups have challenged the stay, and future implementation of the WOTUS rule is uncertain at this time. To the extent the rule expands the scope of the CWA’s jurisdiction, the Sellers could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. Obtaining permits has the potential to delay the development of oil and natural gas projects. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages.

Pursuant to these laws and regulations, the Sellers may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and are required to develop and implement spill prevention, control and countermeasure plans, also referred to as “SPCC plans,” in connection with on-site storage of significant quantities of oil.

The primary federal law related specifically to oil spill liability is the OPA, which amends and augments the oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited.

Air Emissions

The CAA and comparable state laws restrict the emission of air pollutants from many sources (e.g., compressor stations), through the imposition of air emissions standards, construction and operating permitting programs and other compliance requirements. These laws and regulations may require the Sellers to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. For example, in October 2015, the EPA lowered the National Ambient Air Quality Standard (“NAAQS”) for ozone from 75 to 70 parts per billion. In November 2017, the EPA published a list of areas that are in compliance with the new ozone standard and, separately in December 2017, issued responses to state recommendations for designating non-attainment areas. States have the opportunity to submit new air quality monitoring to the EPA prior to the EPA finalizing any non-attainment designations. The EPA intends to issue final attainment status designations during the first half of 2018.

State implementation of the revised NAAQS could result in stricter permitting requirements, delay or prohibit the ability to obtain such permits, and result in increased expenditures for pollution control equipment, the costs of which could be significant. If the business combination is consummated, over the next several years TPGE may be required to incur certain capital expenditures for air pollution control equipment or other air emissions-related issues.

In addition, the EPA has adopted new rules under the CAA that require the reduction of volatile organic compounds and methane emissions from certain fractured and refractured oil and natural gas wells for which well completion operations are conducted and further require that most wells use reduced emission completions, also known as “green completions.” These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. In addition, the regulations place new requirements to detect and repair volatile organic compounds and methane at certain well sites and compressor stations. In May 2016, the EPA also finalized rules regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting processes and requirements. Compliance with these and other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects and increase the costs of development, which costs could be significant.

Regulation of GHG Emissions

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations pursuant to the CAA to reduce GHG emissions from various sources. For example, the EPA requires certain large stationary sources to obtain preconstruction and operating permits for pollutants regulated under the Prevention of Significant Deterioration and Title V programs of the CAA. Facilities required to obtain preconstruction permits for such pollutants are also required to meet “best available control technology” standards that are being established by the states. These regulatory requirements could adversely affect operations and restrict or delay the ability to obtain air permits for new or modified sources. The EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis, which include certain of the Target Assets. In June 2016, the EPA published performance standards that establish new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas sector, including production, processing, transmission and storage activities. Compliance would require enhanced record-keeping practices, the purchase of new equipment, and increased frequency of maintenance and repair activities to address emissions leakage at certain well sites and compressor stations, and also may require hiring additional personnel to support these activities or the engagement of third-party contractors to assist with and verify compliance. However, over the past year the EPA has taken several steps to delay implementation of the agency’s methane standards, and proposed a rulemaking in June 2017 to stay the requirements for a period of two (2) years and revisit implementation of the agency’s methane standards in its entirety. The EPA has not yet published a final rule but, as a result of these developments, future implementation of the 2016 rules is uncertain at this time. In addition, various industry and environmental groups have separately challenged both the original methane requirements and the EPA’s attempts to delay implementation of the rule. As a result, substantial uncertainty exists with respect to future implementation of the EPA’s methane rules.

There has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs. Cap and trade programs typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. For example, in April 2016, the United States signed the Paris Agreement, which requires member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals, every five (5) years beginning in 2020. The Paris Agreement entered into force in November 2016 and includes pledges to voluntarily limit or reduce future emissions. However, in June 2017, the President stated that the United States would withdraw from the Paris Agreement, but may enter into a future international agreement related to GHGs. The Paris Agreement provides for a four (4) year exit process beginning when it took effect in November 2016, resulting in an effective exit date of November 2020. The United States’ adherence to the exit process is uncertain at this time. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact the Target Assets, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, equipment and operations related to the Target Assets could require TPGE to incur costs to reduce emissions of GHGs associated with operating the Target Assets, as well as delay or restrict the ability to permit GHG emissions from new or modified sources. Substantial limitations on GHG emissions could adversely affect demand for the oil and natural gas produced by the Target Assets and lower the value of the Target Assets. Recently, activists concerned about the potential effects of climate change have directed their attention at sources of funding for fossil-fuel energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Ultimately, this could make it more difficult to secure funding for exploration and production activities. Notwithstanding potential risks related to climate change, the International Energy Agency estimates that global energy demand will continue to rise and will not peak until after 2040 and that oil and gas will continue to represent a substantial percentage of global energy use over that time.

Hydraulic Fracturing Activities

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is regularly used by operators of the Target Assets. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, the Railroad Commission has adopted a “well integrity rule,” which updated the requirements for drilling, putting pipe down and cementing wells. The rule also imposes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular.

Certain governmental reviews are either underway or have been conducted that focus on the environmental aspects of hydraulic fracturing practices. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits.

Compliance with existing laws has not had a material adverse effect on operations related to the Target Assets, but if new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where the Target Assets are located, operators could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

ESA and Migratory Birds

The ESA and (in some cases) comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. The U.S. Fish and Wildlife Service may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to land use and may materially delay or prohibit land access for oil and natural gas development. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the U.S. Fish and Wildlife Service was required to make a determination on listing of more than 250 species as endangered or threatened under the ESA by no later than completion of the agency’s 2017 fiscal year. The agency missed the deadline but continues to review species for listing under the ESA. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. The federal government in the past has pursued enforcement actions against oil and natural gas companies under the Migratory Bird Treaty Act after dead migratory birds were found near reserve pits associated with drilling activities. However, in December 2017, the Department of Interior issued a new opinion revoking its prior enforcement policy and concluded that an incidental take is not a violation of the Migratory Bird Treaty Act. Nevertheless, the identification or designation of previously unprotected species as threatened or endangered in areas where underlying property operations are conducted could cause increased costs arising from species protection measures or could result in limitations on development activities that could have an adverse impact on the ability to develop and produce reserves within the Target Assets. If a portion of the Target Assets were to be designated as a critical or suitable habitat, it could adversely impact the value of the Target Assets.

OSHA

The Sellers are subject to the requirements of the OSHA and comparable state statutes whose purpose is to protect the health and safety of workers. Violations can result in civil or criminal penalties as well as required abatement. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that the Sellers organize and/or disclose information about hazardous materials used or produced in its operations and that this information be provided to employees, state and local governmental authorities and citizens.

Related Permits and Authorizations

Many environmental laws require permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other oil and natural gas activities, and require maintaining these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal or litigation, which could in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations related to the Target Assets.

Related Insurance

The Sellers maintain insurance against some risks associated with above or underground contamination that may occur as a result of development activities. However, this insurance will likely be limited to activities at the well site and there can be no assurance that this insurance will continue to be commercially available or that this insurance will be available at premium levels that justify its purchase by the Sellers.

Employees

As of March 31, 2018, EVOC had approximately 100 full-time employees dedicated to operating the Target Assets on behalf of the Sellers. Pursuant to the Services Agreement, following the completion of the business combination, EVOC and its employees will provide TPGE with day-to-day services reasonably necessary to operate the Target Assets.

Legal Proceedings

The Sellers are party to lawsuits related to the Target Assets arising in the ordinary course of business. The Sellers cannot predict the outcome of any such lawsuits with certainty, but they believe it is remote that pending or threatened legal matters will have a material adverse impact on the Target Assets.

Due to the nature of the oil and natural gas business, the Sellers are, from time to time, involved in other routine litigation or subject to disputes or claims related to the operation of the Target Assets, including workers’ compensation claims and employment related disputes. In the opinion of the Sellers’ management, none of these other pending litigation, disputes or claims against the Sellers, if decided adversely, will have a material adverse effect on the Target Assets.

Offices

The principal field office for the Karnes County Assets is located at 7825 FM 2724, Gillett, TX 78116. The principal field office for the Giddings Assets is located at 1055 CR 237, Giddings, TX 78942.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE KARNES COUNTY BUSINESS

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business should be read in conjunction with the financial statements and related notes contained in this proxy statement. The discussion and analysis contained herein relates only to the Karnes County Business because TPGE expects that, following the completion of the business combination, the Karnes County Business will be its “predecessor” for financial reporting purposes. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside the Karnes County Contributors’ control. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and NGL, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, drilling results, regulatory changes and other uncertainties, as well as those factors discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. The Karnes County Contributors do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

The Karnes County Assets consist of all of the Karnes County Contributors’ collective rights, title and interest in certain oil and natural gas assets located primarily in Karnes County, the core of the Eagle Ford Shale in South Texas, and the Ironwood Interests consist of an approximate 35% membership interest in Ironwood Eagle Ford Midstream, which owns an Eagle Ford gathering system. The Eagle Ford Shale is one of the most active unconventional shale trends in North America, with a history of attractive well results. According to weekly rig count metrics published by Baker Hughes, the Eagle Ford Shale has consistently been one of the most active basins in the United States since 2011 and had the second highest rig count of all major U.S. basins as of June 8, 2018. The acreage comprising the Karnes County Assets has also shown highly economic well results from the Austin Chalk formation overlying the Eagle Ford Shale. The Austin Chalk formation has shown itself to be an independent reservoir from the Eagle Ford Shale and represents a very attractive development target. The Karnes County Assets have been developed with a focus on maximizing returns and improving operational efficiencies to extend beyond existing drilling inventory to additional horizons.

The South Texas Division of EVOC, which is among the lowest cost operators in South Texas, is the current operator of the Target Assets. Following the completion of the business combination, EVOC will continue to operate the Target Assets under the Services Agreement, pursuant to which EVOC, under the direction of the TPGE’s management, will provide TPGE services identical to the services historically provided by EVOC in operating the Target Assets, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of TPGE and its assets, subject to certain exceptions. For more information about the Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Services Agreement.”

As of March 31, 2018, the Karnes County Assets included approximately 28,886 gross (14,070 net) acres, approximately 88% of which were held by production, with an average operated working interest of 87%. The Karnes County Contributors were designated as the operators on approximately 65% of this acreage position. Further, as of March 31, 2018, there were approximately 157 net producing wells in the Karnes County Assets with total production of 45.3 MBoe/d in March 2018. Under a one (1) year development plan, as of December 31, 2017, of the 51.6 MMBoe of proved reserves of the Karnes County Assets, 86% were developed, 81% of which were liquids.

Karnes County Business and the Predecessor of the Karnes County Business

EV Ltd. formed the Karnes County Contributors beginning in April 2015 for the purpose of acquiring and developing interests in producing oil and natural gas properties located in North America. Beginning in 2015, the Karnes County Contributors acquired the Karnes County Assets through a series of acquisitions, including, among others, the following:

•	On September 30, 2015, the Karnes County Contributors completed the Alta Mesa Acquisition;

•	On April 27, 2016, the Karnes County Contributors completed the Initial GulfTex Acquisition;

•	On July 6, 2016, the Karnes County Contributors completed the Initial BlackBrush Acquisition;

•	On January 31, 2017, the Karnes County Contributors completed the Subsequent BlackBrush Acquisition; and

•	On March 1, 2018, the Karnes County Contributors completed the Subsequent GulfTex Acquisition.

The financial results of the Karnes County Assets as presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business” consist of the combined historical results of the acquisitions of, among others, the AM Assets, the Initial GulfTex Assets, the Initial BlackBrush Assets and the Subsequent BlackBrush Assets, in each case for periods subsequent to their respective acquisitions by the Karnes County Contributors, which are collectively referred to herein as the Karnes County Business. Upon completion of the business combination, TPGE expects that the Karnes County Business will be its “predecessor” for financial reporting purposes. For the period from January 1, 2015 to September 30, 2015 (the inception of the Karnes County Business), the financial results of the AM Assets will be presented as the predecessor of the Karnes County Business for financial reporting purposes. Accordingly, the results of operations of the Karnes County Business and its predecessor for the periods presented herein may not be comparable. A black line separates the results of operations of the Karnes County Business and its predecessor to highlight the lack of comparability between the periods presented.

The Karnes County Contributors completed the Subsequent GulfTex Acquisition on March 1, 2018. Unless otherwise indicated, the financial and operating results presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business” do not include the results of the Subsequent GulfTex Assets, as such assets were acquired by the Karnes County Contributors subsequent to the periods for which financial and operating data is presented in this proxy statement.

Outlook

The Karnes County Business’s 2018 development program will focus on maximizing returns and improving operational efficiencies to extend beyond the existing drilling inventory to additional horizons. The Karnes County Business’s 2018 D&C capital expenditure budget is $210 million to $230 million, from which the Karnes County Contributors expect to drill and complete 75 to 85 gross wells across the Karnes County Assets. The Karnes County Contributors believe the 2018 D&C capital budget provides for flexibility, not only in the timing of completions, but also with respect to operated rig count. The Karnes County Contributors will have the option to increase or decrease capital activity as commodity prices dictate, which will allow liquidity to be preserved while maintaining a flexible completions schedule. The Karnes County Contributors expect that the Karnes County Business’s 2018 development program will be focused on the Eagle Ford Shale and the Austin Chalk, where they plan to allocate approximately 70% and 30%, respectively, of the 2018 D&C capital budget. Future development results may allow for the expansion of existing location inventory throughout the leasehold.

The Karnes County Business’s financial position and future prospects, including its revenues, operating results, profitability, liquidity, future growth and the value of its assets, depend primarily on prevailing commodity prices. The natural gas and oil industry is cyclical and commodity prices are highly volatile. During the period from January 1, 2014 through December 31, 2017, the WTI spot price for oil has declined from a high of $107.95 per Bbl on June 20, 2014 to $26.19 per Bbl on February 11, 2016, and the Henry Hub spot price for natural gas has declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Since 2016, prices have generally increased. On June 4, 2018, the WTI spot price for crude oil was $64.67 per barrel, and the Henry Hub spot price for natural gas was $2.89 per MMBtu. The Karnes County Contributors plan to continue the practice of entering into hedging arrangements to reduce the impact of commodity price volatility on the Karnes County Business’s cash flow from operations. Under this strategy, the Karnes County Contributors expect to maintain an active hedging program that seeks to reduce exposure to commodity prices and protect cash flow. Please see “ —Derivative Instruments.” Following completion of the business combination, TPGE does not intend to enter into any hedging arrangements and will not assume any of the Karnes County Contributors’ hedging arrangements. For a discussion of the potential impact of commodity price changes on the estimated proved reserves of the Target Assets, including the quantification of such potential impact, please see the section entitled “Information About the Target Assets—Development of Proved Undeveloped Reserves—Reserves Sensitivity.”

Sources of Revenues

Revenues from the Karnes County Business are derived from the sale of oil and natural gas production and the sale of NGL that are extracted from natural gas during processing. Production revenues are derived entirely from the continental United States. For the year ended December 31, 2017, revenues from the Karnes County Business were derived approximately 87% from oil sales, 6% from natural gas sales and 7% from NGL sales, and for the three months ended March 31, 2018, revenues from the Karnes County Business were derived approximately 89% from oil sales, 5% from natural gas sales and 6% from NGL sales.

Natural gas, NGL and oil prices are inherently volatile and are influenced by many factors outside the Karnes County Contributors’ control. In order to reduce the impact of fluctuations in natural gas and oil prices on revenues, the Karnes County Contributors periodically enter into derivative contracts with respect to a portion of the Karnes County Business’s estimated natural gas and oil production through various transactions that fix the future prices received. Oil, natural gas and NGL revenues of the Karnes County Business shown in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Karnes County Business” do not include the effects of derivatives.

Principal Components of Cost Structure

Costs associated with producing oil, natural gas and NGL are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells owned. The sections below summarize the primary operating costs typically incurred:

•	Lease and Other Operating Expenses. Lease and other operating expenses (“LOE”) are the costs incurred in the operation of producing properties and workover costs. Expenses for utilities, direct labor, water injection and disposal, workover rigs and workover expenses, materials and supplies comprise the most significant portion of LOE. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to pumping equipment or surface facilities result in increased LOE in periods during which they are performed. Certain operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, power costs are incurred in connection with various production-related activities, such as pumping to recover oil and natural gas and separation and treatment of water produced in connection with oil and natural gas production.

The Karnes County Contributors monitor their operation of the Karnes County Business to ensure that they are incurring LOE at an acceptable level. For example, they monitor LOE per Boe to determine if any wells or properties should be shut in, recompleted or sold. This unit rate also allows the Karnes County Contributors to monitor these costs in certain fields and geographic areas to identify trends and to benchmark against other producers. Although the Karnes County Contributors strive to reduce their LOE, these expenses can increase or decrease on a per-unit basis as a result of various factors as they operate the Karnes County Business or make acquisitions and dispositions of properties. For example, the Karnes County Contributors may increase field-level expenditures to optimize their operations, incurring higher expenses in one quarter relative to another, or they may acquire or dispose of properties that have different LOE per Boe. These initiatives would influence overall operating cost and could cause fluctuations when comparing LOE on a period to period basis.

•	Gathering, transportation and processing. Gathering, transportation and processing costs are costs incurred to deliver production of the Karnes County Business’s natural gas, NGL and oil to the market. Cost levels of these expenses can vary based on the volume of natural gas, NGL and oil produced as well as the cost of commodity processing.

•	Production taxes. Production taxes are paid on produced oil and natural gas based on rates established by federal, state or local taxing authorities. In general, production taxes paid correlate to changes in oil, natural gas and NGL revenues. Production taxes are based on the market value of production at the wellhead. The Karnes County Business is also subject to ad valorem taxes in the counties where production is located. Ad valorem taxes are based on the fair market value of the mineral interests for producing wells.

•	Exploration Costs. Exploration costs are geological and geophysical costs that include seismic surveying costs, costs of unsuccessful exploratory dry holes and lease abandonment and delay rentals. Exploration costs also include rig standby and rig contract termination fees.

•	Depreciation, Depletion and Amortization. Depreciation, depletion and amortization (“DD&A”) is the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. The Karnes County Contributors use the successful efforts method of accounting for oil and natural gas activities and, as such, capitalize all costs associated with development and acquisition efforts and all successful exploration efforts, which are then allocated to each unit of production using the unit of production method. Please read “—Critical Accounting Policies and Estimates—Oil and Natural Gas Properties” for further discussion. The Karnes County Business’s DD&A rate can fluctuate as a result of impairments, dispositions, finding and development costs and proved reserve volumes, which are all impacted by oil, natural gas and NGL prices.

•	General and Administrative Expenses. G&A expenses are costs incurred for overhead, including payroll and benefits for corporate staff, costs of maintaining a headquarters, costs of managing production and development operations, IT expenses and audit and other fees for professional services, including legal compliance and acquisition-related expenses.

•	Gain (loss) on derivative instruments. Net realized and unrealized gains on derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments. Given the volatility of commodity prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If commodity prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower oil, natural gas and NGL prices. However, if commodity prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher oil, natural gas and NGL prices and will, in this context, be viewed as having resulted in an opportunity cost.

Results of Operations

The results of operations presented below (i) for the period from September 30, 2015 (the inception of the Karnes County Business) to December 31, 2015 and for the years ended December 31, 2016 and 2017 have been derived from the combined results attributable to the Karnes County Business for periods following their respective acquisitions by the Karnes County Contributors, and (ii) for the period from January 1, 2015 to September 30, 2015, have been derived from the results attributable to the AM Assets prior to the Alta Mesa Acquisition.

Factors Affecting the Comparability of the Combined Historical Financial Results

The comparability of the results of operations among the periods presented, and for future periods, is impacted by the following factors:

•	The Karnes County Business completed the Alta Mesa Acquisition, the Initial GulfTex Acquisition, the Initial BlackBrush Acquisition and the Subsequent BlackBrush Acquisition during the periods presented below under “—Results of Operations,” and accordingly the results of operations of the Karnes County Business reflect the impact of the assets acquired in such acquisitions only from their respective acquisition dates;

•	For the period from January 1, 2015 to September 30, 2015, the results of operations presented below reflect the results of the AM Assets for a period in which they were not owned by the Karnes County Contributors;

•	The results of operations of the Karnes County Business were not previously accounted for as the results of operations of a stand-alone legal entity, and accordingly have been carved out of the overall results of operations of the Karnes County Contributors, as appropriate, for the periods presented. The results of operations of the Karnes County Business therefore include a portion of indirect costs for salaries and benefits, rent, accounting, legal services, and other expenses. In addition to the allocation of indirect costs, the results of operations reflect certain agreements executed by the Karnes County Contributors for the benefit of the Karnes County Business, including price risk management instruments. These allocations may not be indicative of the cost of future operations or the amount of future allocations;

•	As a corporation, under the Code, TPGE is subject to federal income taxes at a statutory rate of 21% of pretax earnings (a new rate that went into effect on January 1, 2018). This is a significant change from the Karnes County Business’s historical results since the Karnes County Business consists of multiple entities that were not subject to federal income taxes; and

•	The Karnes County Business will incur certain additional G&A related to being owned by TPGE, a publicly traded company. In addition, following the business combination, pursuant to the Services Agreement, EVOC, under the direction of TPGE’s management, will provide TPGE services identical to the services historically provided by EVOC in operating the Target Assets, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of the Company and its assets, subject to certain exceptions. As consideration for the services to be provided under the Services Agreement, the Company will pay EVOC a fixed annual services fee of approximately $23.5 million. The annual services fee may be (a) increased or decreased to account for asset acquisitions and dispositions of assets, (b) increased to account for an increase in the rig count attributable to the assets and (c) decreased if the Company must perform any of such services itself because EVOC is unable or fails to do so. In addition, the Company will pay industry standard per well overhead payments to EVOC, the initial annual amount of which is estimated to be approximately $7 million, and will reimburse EVOC for certain costs of the Company incurred by EVOC in performing the services. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Services Agreement.”

As a result of the factors listed above, the combined historical results of operations and period-to-period comparisons of these results and certain financial data may not be comparable or indicative of future results.

The table below summarizes certain of the results of operations and period-to-period comparisons for the periods indicated.

					For the Period From
	For the Three Months Ended March 31,		For the Year Ended December 31,		September 30, 2015 to December 31, 2015	January 1, 2015 to September 30, 2015
	2018	2017	2017	2016
	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(AM Assets)
	(In thousands unless otherwise indicated)
Revenues:
Oil revenue	$154,156	$87,261	$350,204	$97,125	$5,720	$18,191
Natural gas revenue	8,374	6,178	25,916	7,677	233	1,113
NGL revenue	9,782	5,567	27,074	6,124	234	873

Total revenues	172,312	99,006	403,194	110,926	6,187	20,177
Operating costs and expenses:
Lease and other operating expenses	10,935	8,598	31,925	13,457	1,132	3,634
Gathering, transportation and processing	3,751	3,880	14,210	5,484	36	213
Production taxes	7,724	4,453	17,837	4,629	301	1,367
Exploration costs	102	32	700	13,123	—	—
Asset retirement obligations accretion expense	96	72	232	94	1	8
Depreciation, depletion and amortization	51,361	25,168	129,711	33,123	3,325	12,213
Impairment expense	—	—	—	—	—	3,134
General and administrative expenses	5,800	4,006	18,568	12,157	637	2,462

Total operating costs and expenses	79,769	46,209	213,183	82,067	5,432	23,031

Operating income (loss)	92,543	52,797	190,011	28,859	755	(2,854)
Other income (expense):
Gain (loss) on derivatives-net	(7,192)	1,337	(8,488)	(6,717)	1,558	—
Other (expense) income	369	(41)	92	2	—	(41)

Total other income (expense)	(6,823)	1,296	(8,396)	(6,715)	1,558	(41)

Income (loss) before income tax expense	85,720	54,093	181,615	22,144	2,313	(2,895)
Income tax expense	354	797	2,741	673	58	32

Net income (loss)	$85,366	$53,296	$178,874	$21,471	$2,255	$(2,927)

Production volumes:
Natural gas (MMcf)	2,888	2,003	8,579	2,876	104	407
Oil (MBbls)	2,362	1,842	7,154	2,314	144	405
NGL (MBbls)	420	291	1,287	406	20	77
Total (MBoe)	3,263	2,467	9,871	3,199	181	550
Average sales price:
Natural gas (per Mcf)	$2.90	$3.08	$3.02	$2.67	$2.24	$2.73
Natural gas net of hedging (per Mcf)	$2.90	$3.08	$3.03	$2.67	$2.24	$2.73
Oil (per Bbl)	$65.27	$47.37	$48.95	$41.97	$39.72	$44.92
Oil net of hedging (per Bbl)	$66.05	$47.43	$48.84	$40.60	$42.79	$44.92
NGL (per Bbl)	$23.29	$19.13	$21.04	$15.08	$11.70	$11.33
NGL net of hedging (per Bbl)	$24.12	$19.21	$20.73	$15.08	$11.70	$11.33
Total (per Boe)	$52.81	$40.13	$40.85	$34.68	$34.18	$36.69

					For the Period From
	For the Three Months Ended March 31,		For the Year Ended December 31,		September 30, 2015 to December 31, 2015	January 1, 2015 to September 30, 2015
	2018	2017	2017	2016
	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(AM Assets)
	(In thousands unless otherwise indicated)
Average production volumes:
Natural gas (Mcf/d)	32,089	22,256	23,504	7,858	1,130	1,491
Oil (Bbls/d)	26,244	20,467	19,600	6,322	1,565	1,484
NGL (Bbls/d)	4,667	3,233	3,526	1,109	217	282
Average net production (Boe/d)	36,259	27,409	27,043	8,741	1,970	2,015
Average unit costs per Boe:
Lease and other operating expenses	$3.35	$3.49	$3.23	$4.21	$6.25	$6.61
Gathering, transportation and processing	$1.15	$1.57	$1.44	$1.71	$0.20	$0.39
Production taxes	$2.37	$1.81	$1.81	$1.45	$1.66	$2.49
Exploration costs	$0.03	$0.01	$0.07	$4.10	$—	$—
Depreciation, depletion and amortization	$15.74	$10.20	$13.14	$10.35	$18.37	$22.21
General and administrative expenses	$1.78	$1.62	$1.88	$3.80	$3.52	$4.48

Three Months Ended March 31, 2018 (Karnes County Business) Compared to Three Months Ended March 31, 2017 (Karnes County Business)

•	Total revenues were $172.3 million for the first quarter of 2018 compared to $99.0 million for the first quarter of 2017, an increase of $73.3 million (approximately 74%). Production increased 796 MMBoe (approximately 32%) primarily due to the Subsequent BlackBrush Acquisition made during the first quarter in 2017 and the Subsequent GulfTex Acquisition made in the first quarter in 2018 and the continued drilling of successful wells in the Eagle Ford Shale. The average realized sales price increased $12.68 per Boe (approximately 32%) due to an approximate 38% increase in the realized price per barrel of oil, a 22% increase in the realized price per barrel of NGL, and slight offset by an approximate 6% decrease in the realized price per Mcf of gas.

•	LOE was $10.9 million and $8.6 million for the first quarters of 2018 and 2017, respectively. The increase is primarily due to increased activity during 2018 as a result of the Subsequent BlackBrush Acquisition made during the first quarter in 2017 and the Subsequent GulfTex Acquisition made in the first quarter in 2018. On a per-Boe basis, LOE was $3.35 and $3.49 for the first quarters of 2018 and 2017, respectively.

•	Gathering, transportation and processing costs were $3.8 million and $3.9 million for the first quarters of 2018 and 2017, respectively. The decrease is primarily due to lower costs of gathering, transportation processing during the first quarter in 2018. On a per-Boe basis, gathering, transportation and processing costs were $1.15 and $1.57 for the first quarters of 2018 and 2017, respectively.

•	Production taxes were $7.7 million and $4.5 million for the first quarters of 2018 and 2017, respectively. The 73% increase in production taxes is primarily attributable to higher production achieved during the first quarter in 2018. On a per-Boe basis, production taxes were $2.37 and $1.81 for the first quarters of 2018 and 2017, respectively. The increase is primarily due to the approximate 32% increase in average realized sales price per Boe.

•	Exploration costs were $102 thousand and $32 thousand for the first quarters of 2018 and 2017, respectively. The $70 thousand increase in exploration costs was primarily due to higher exploratory activity in 2018.

•	DD&A expense for the first quarter of 2018 was $51.4 million compared to $25.2 million for the first quarter of 2017, a $26.2 million increase, primarily due to higher production achieved in relation with the Subsequent BlackBrush Acquisition made during the first quarter in 2017 and the Subsequent GulfTex Acquisition made in the first quarter in 2018, and from continued drilling of successful wells in the Eagle Ford Shale.

•	G&A expenses were $5.8 million for the first quarter of 2018, an increase of $1.8 million (approximately 45%) compared to the first quarter of 2017. As described in the Karnes County Business carve-out financial statements, G&A expenses are allocated to the Karnes County Business using a ratio of asset acquisitions value to total asset acquisitions completed by the Karnes County Contributors.

•	Net loss on derivatives of $7.2 million was recognized during the first quarter of 2018, compared to a $1.3 million net gain in the first quarter of 2017. Net realized and unrealized gains on our derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Year Ended December 31, 2017 (Karnes County Business) Compared to Year Ended December 31, 2016 (Karnes County Business)

•	Total revenues were $403.2 million for 2017 compared to $110.9 million for 2016, an increase of $292.3 million (approximately 263%). Production increased 6.7 MMBoe (approximately 209%) primarily due to the impact of the Initial GulfTex, Initial BlackBrush and Subsequent BlackBrush Acquisitions during 2016 and early 2017 and increased production from drilling successful wells in the Eagle Ford Shale. The average realized sales price increased $6.17 per Boe (approximately 18%) due to an approximate 17% increase in the realized price per barrel of oil, an approximate 13% increase in the realized price per Mcf of gas, and a 39% increase in the realized price per barrel of NGL.

•	LOE was $31.9 million and $13.5 million for 2017 and 2016, respectively. The increase is primarily due to increased activity during 2017 as a result of the Initial GulfTex Acquisition, the Initial BlackBrush Acquisition and the Subsequent BlackBrush Acquisition. On a per-Boe basis, LOE was $3.23 and $4.21 for 2017 and 2016, respectively. The decrease was due to certain items, such as direct labor and materials and supplies, generally remaining relatively fixed across broad production volume ranges.

•	Gathering, transportation and processing costs were $14.2 million and $5.5 million for 2017 and 2016, respectively. The increase is primarily due to the impact of the Initial GulfTex, Initial BlackBrush, and Subsequent BlackBrush Acquisitions during 2016 and early 2017 and increased production from drilling successful wells in the Eagle Ford Shale. On a per-Boe basis, gathering, transportation and processing costs were $1.44 and $1.71 for 2017 and 2016, respectively.

•	Production taxes were $17.8 million and $4.6 million for 2017 and 2016, respectively. The 285% increase in production taxes is primarily attributable to the impact of the Initial GulfTex, Initial BlackBrush, and Subsequent BlackBrush Acquisitions during 2016 and early 2017 and increased production from drilling successful wells in the Eagle Ford Shale. On a per-Boe basis, production taxes were $1.81 and $1.45 for 2017 and 2016, respectively. The increase is primarily due to the approximate 18% increase in average realized sales price per Boe.

•	Exploration costs were $0.7 million and $13.1 million for 2017 and 2016, respectively. The $12.4 million reduction in exploration costs was primarily due to higher cost in 2016 related to the Initial BlackBrush Acquisition.

•	DD&A expense for 2017 was $129.7 million compared to $33.1 million for 2016, a $96.6 million increase, primarily due to the impact of the Initial GulfTex, Initial BlackBrush and Subsequent BlackBrush Acquisitions during 2016 and early 2017 and increased production from drilling successful wells in the Eagle Ford Shale.

•	G&A expenses were $18.6 million for 2017, an increase of $6.4 million (approximately 53%) compared to 2016. As described in the Karnes County Business carve-out financial statements, G&A expenses are allocated to the Karnes County Business using a ratio of asset acquisitions value to total asset acquisitions completed by the Karnes County Contributors.

•	Net loss on derivatives of $8.5 million was recognized during 2017, compared to a $6.7 million net loss in 2016. Net realized and unrealized gains on our derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Year Ended December 31, 2016 Compared to Period From January 1, 2015 to September 30, 2015 (AM Assets) and Period from September 30, 2015 to December 31, 2015 (Karnes County Business)

•	Total revenues were $110.9 million for 2016, an increase of $84.6 million (approximately 321%) compared to oil, natural gas and NGL revenues for the period from January 1, 2015 to September 30, 2015 (AM Assets) combined with the period from September 30, 2015 to December 31, 2015 (Karnes County Business) (the “2015 Combined Period”). Production increased 2.5 MMBoe (approximately 338%) primarily due to the impact of the Initial GulfTex and Initial BlackBrush Acquisitions during 2016 and increased production from drilling successful wells in the Eagle Ford Shale.

•	LOE was $13.5 million for 2016, an increase of $8.7 million (approximately 182%) compared to the 2015 Combined Period. The increase is primarily due to LOE as a result of increased production related to the impact of the Initial GulfTex and Initial BlackBrush Acquisitions during 2016 and increased production from drilling successful wells in the Eagle Ford Shale. On a per-Boe basis, LOE was $4.21 for 2016, a decrease of $2.31 (approximately 35%) compared to the 2015 Combined Period. The decrease was primarily due to certain items, such as direct labor and materials and supplies, generally remaining relatively fixed across broad production volume ranges.

•	Gathering, transportation and processing costs were $5.5 million for 2016, an increase of $5.2 million (approximately 2,102%) compared to the 2015 Combined Period. The increase is primarily due to increased production related to the impact of the Initial GulfTex and Initial BlackBrush Acquisitions during 2016 and increased production from drilling successful wells in the Eagle Ford Shale. On a per-Boe basis, gathering, transportation and processing costs were $1.71 for 2016, an increase of $1.37 (approximately 403%) compared to the 2015 Combined Period.

•	Production taxes were $4.6 million for 2016, an increase of $3.0 million (approximately 178%) compared to the 2015 Combined Period. The increase was primarily due to increased production related to the impact of the Initial GulfTex and Initial BlackBrush Acquisitions during 2016 and increased production from drilling successful wells in the Eagle Ford Shale. On a per-Boe basis, production taxes were $1.45 for 2016, a decrease of $0.84 per BOE (approximately 37%) compared to the 2015 Combined Period. The decrease is primarily due to the decrease in the average realized oil prices during the period.

•	Exploration costs were $13.1 million for 2016, an increase of $13.1 million compared to the 2015 Combined Period. The increase is primarily due to the increased cost incurred during 2016 related to the Initial BlackBrush Acquisition.

•	DD&A expense for 2016 was $33.1 million, an increase of $17.6 million (approximately 113%) compared to the 2015 Combined Period primarily as a result of increased production related to the impact of the Initial GulfTex and Initial BlackBrush Acquisitions during 2016 and increased production from drilling successful wells in the Eagle Ford Shale.

•

G&A expenses were $12.2 million for 2016, an increase of $9.1 million (approximately 292%) compared to the 2015 Combined Period. As described in the Karnes County Business carve-out financial statements, G&A expenses are allocated based on the contributor commitments made to fund the various acquisitions. As such, the impact of the Initial GulfTex and the Initial BlackBrush

Acquisitions during 2016 correspond to an increase in the G&A expenses allocated to the Karnes County Business.

•	Net losses on derivatives of $6.7 million were recognized during 2016, compared to a net gain of $1.6 million in the 2015 Combined Period. Net realized and unrealized gains on our derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial performance measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We include in this proxy statement the non-GAAP financial measure Adjusted EBITDAX and provide our calculation of Adjusted EBITDAX. Adjusted EBITDAX is not a measure of net (loss) income as determined according to GAAP.

The Karnes County Contributors define Adjusted EBITDAX as net income (loss) before:

•	Income tax expense;

•	DD&A;

•	Accretion expense;

•	Exploration costs;

•	Impairment of oil and gas properties; and

•	Gain (loss) on derivatives-net.

The Karnes County Contributors believe Adjusted EBITDAX is a useful performance measure because it allows them to effectively evaluate our operating performance without regard to financing methods or capital structure. The Karnes County Contributors exclude the items listed above from net (loss) income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net (loss) income as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. The Karnes County Contributors’ presentation of Adjusted EBITDAX should not be construed as an inference that the Karnes County Business’s results will be unaffected by unusual or non-recurring items. The Karnes County Contributors’ computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

					For the Period From
	For the Three Months Ended March 31,		For the Year Ended December 31,		September 30, 2015 to December 31, 2015	January 1, 2015 to September 30, 2015
	2018	2017	2017	2016
	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(AM Assets)
	(In thousands)		(In thousands unless otherwise indicated)
Adjusted EBITDAX reconciliation to net income (loss):
Net income (loss)	$85,366	$53,296	$178,874	$21,471	$2,255	$(2,927)
Income tax expense	354	797	2,741	673	58	32
Depreciation, depletion and amortization	51,361	25,168	129,711	33,123	3,325	12,213
Asset retirement obligations accretion expense	96	72	232	94	1	8
Exploration costs	102	32	700	13,123	—	—
Impairment of oil and gas properties	—	—	—	—	—	3,134
(Gain) loss on derivatives-net	7,192	(1,337)	8,488	6,717	(1,558)	—

Adjusted EBITDAX	$144,471	$78,028	$320,746	$75,201	$4,081	$12,460

Liquidity and Capital Resources

The Karnes County Business’s development and acquisition activities require the Karnes County Contributors to make significant operating and capital expenditures. The Karnes County Contributors’ primary use of capital has been the acquisition and development of oil, natural gas and NGL properties and facilities. As the Karnes County Contributors pursue reserve and production growth, they plan to monitor which capital resources, including equity and debt financings, are available to meet future financial obligations, planned capital expenditure activities and liquidity requirements. Historically, the Karnes County Contributors’ primary sources of liquidity were capital contributions from their owners, borrowings under revolving credit facilities and cash generated by operations.

The Karnes County Business’s success in growing proved reserves and production will be highly dependent on the capital resources available to the Karnes County Contributors. The Karnes County Business’s 2017 capital expenditures were $247.4 million.

The Karnes County Contributors intend to fund 2018 capital expenditures and cash requirements, including normal cash operating needs and commitments and contingencies through December 31, 2018, with operating cash flow and cash on hand. However, to the extent that the Karnes County Contributors consider market conditions favorable, they may access the capital markets to raise capital from time to time to fund acquisitions and for general working capital purposes. Future cash flows are subject to a number of variables, including the level of oil and natural gas production and the prices the Karnes County Business receives for its oil and natural gas production, and significant additional capital expenditures will be required to more fully develop the Karnes County Assets and acquire additional properties. The Karnes County Contributors cannot assure you that any other needed capital will be available on acceptable terms, or at all.

Capital Expenditure Budget

The Karnes County Business’s 2018 D&C capital expenditure budget is $210 million to $230 million, from which the Karnes County Contributors expect to drill and complete 75 to 85 gross wells across the Karnes

County Assets. The Karnes County Contributors expect to fund their capital expenditures with cash generated by operations, cash on hand and borrowings under revolving credit facilities. The amount, timing and allocation of capital expenditures is largely discretionary and within the control of the Karnes County Contributors, and the Karnes County Business’s 2018 capital budget may be adjusted as business conditions warrant. Please see “Risk Factors—TPGE’s development projects and acquisitions will require substantial capital expenditures. TPGE may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Commodity prices declined significantly since June 2014 and have remained low thus far in 2018. If oil or natural gas prices remain at current levels or decline further, or costs increase, the Karnes County Contributors could choose to defer a significant portion of their budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and to prioritize capital projects that they believe will have the highest expected rates of return and potential to generate near-term cash flow. The Karnes County Contributors routinely monitor and adjust capital expenditures in response to changes in commodity prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside the control of the Karnes County Contributors. Any reduction in the Karnes County Business’s capital expenditure budget could have the effect of delaying or limiting its development program, which would negatively impact its ability to grow production and could materially and adversely affect its future business, financial condition, results of operations or liquidity.

Pending completion of the business combination, the Karnes County Contributors plan to continue their practice of entering into hedging arrangements to reduce the impact of commodity price volatility on cash flow from operations. Under this strategy, the Karnes County Contributors expect to maintain an active hedging program that seeks to reduce exposure to commodity prices and protect cash flow. Please see “—Derivative Instruments.” Following completion of the business combination, TPGE does not intend to enter into any hedging arrangements and will not assume any of the Karnes County Contributors’ hedging arrangements.

Cash Flows from Operating, Investing and Financing Activities

The following table summarizes the Karnes County Business’s cash flows from operating, investing and financing activities for the periods indicated. For information regarding the individual components of these cash flow amounts, see the financial statements of the Karnes County Business included elsewhere in this proxy statement.

					For the Period From
	For the Three Months Ended March 31,		For the Year Ended December 31,		September 30, 2015 to December 31, 2015	January 1, 2015 to September 30, 2015
	2018	2017	2017	2016
	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(Karnes County Business)	(AM Assets)
	(In thousands)		(In thousands unless otherwise indicated)
Net cash provided by operating activities	$104,613	$43,843	$257,371	$30,458	$5,314	$12,428
Net cash (used in) investing activities	$(237,730)	$(84,230)	$(314,417)	$(1,249,421)	$(124,543)	$(12,058)
Net cash provided by (used in) financing activities	$133,117	$40,387	$57,046	$1,218,963	$119,229	$(370)

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

Operating Activities. Net cash provided by operating activities was $104.6 million for the first quarter of 2018, compared to $43.8 million of net cash provided by operating activities for the first quarter of 2017. Production increased 796 MMBoe (approximately 32%) and average realized sales prices increased to $52.81 per Boe for the first quarter of 2018 compared to $40.13 per Boe during the first quarter of 2017 as previously discussed above under “—Results of Operations.”

Investing Activities. During the first quarters of 2018 and 2017, cash flows used in investing activities were $237.7 million and $84.2 million, respectively. Acquisitions of oil and gas properties were $150.1 million during the first quarter of 2018 which consisted of the Subsequent GulfTex Acquisition in March 2018. Acquisitions of oil and gas properties were $58.7 million during the first quarter of 2017, which consisted of the Subsequent BlackBrush Acquisition in January 2017. Additions to oil and gas properties were $87.6 million during the first quarter of 2018, primarily related to D&C activities. Additions to oil and gas properties were $25.6 million during the first quarter of 2017, primarily related to D&C activities.

Financing Activities. Net cash provided by financing activities was $133.1 million for the first quarter of 2018, an increase of $92.7 million (approximately 230%) from the first quarter of 2017. The change is a result of increased capital funded by the Karnes County Contributors to support the Karnes County Business’s operations.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

Operating Activities. Net cash provided by operating activities was $257.4 million for 2017, compared to $30.5 million of net provided by operating activities for 2016. Production increased 6.7 MMBoe (approximately 209%) and average realized sales prices increased to $40.85 per Boe for 2017 compared to $34.68 per Boe during 2016 as previously discussed above under “—Results of Operations.”

Investing Activities. During 2017 and 2016, cash flows used in investing activities were $314.4 million and $1,249.4 million, respectively. Acquisitions of oil and gas properties were $58.7 million during 2017 which consisted of the Subsequent BlackBrush Acquisition in January 2017. Acquisitions of oil and gas properties were $1,223.5 million during 2016, which consisted of the Initial GulfTex Acquisition in April 2016, the Initial BlackBrush Acquisition in July 2016, and the acquisition of additional working interest in the Initial BlackBrush Assets for $495.5 million, $682.5 million and $45.5 million, respectively. Additions to oil and gas properties were $247.4 million during 2017, primarily related to D&C activities. Additions to oil and gas properties were $26.0 million during 2016, primarily related to D&C activities.

Financing Activities. Net cash provided by financing activities was $57.0 million for 2017, a decrease of $1,161.9 million (approximately 95%) from 2016. The change is a result of decreased capital funded by the Karnes County Contributors to support the Karnes County Business’s operations.

Year Ended December 31, 2016 Compared to the 2015 Combined Period

Operating Activities. Net cash provided by operating activities was $30.5 million for 2016, an increase of $12.7 million (approximately 72%) compared to the 2015 Combined Period. Production increased 2.5 MMBoe (approximately 338%) and average realized sales prices decreased to $34.68 per Boe for 2016 compared to $36.07 per Boe during 2015 as previously discussed above under “ —Results of Operations.”

Investing Activities. Net cash used in investing activities was $1,249.4 million for 2016, an increase of $1,112.8 (approximately 815%) compared to the 2015 Combined Period. The increase for 2016 compared to the prior year is primarily due to the Initial GulfTex Acquisition, Initial BlackBrush Acquisition, and the additional acquisition of working interests in the Initial BlackBrush Assets for aggregate consideration of $1,223.5 million.

Financing Activities. Net cash provided by financing activities was $1,218.9 million for 2016, an increase of $1,100.1 million (approximately 926%) compared to the 2015 Combined Period. The change is a result of increased capital funded by the Karnes County Contributors to support the Karnes County Business’s operations.

Derivative Instruments

The Karnes County Business’s business activities expose it to risks associated with changes in the market price of oil and natural gas. As such, future earnings are subject to change due to changes in both the market price of oil and natural gas. The Karnes County Business uses derivatives to reduce its risk of changes in the prices of oil and natural gas. The Karnes County Business does not engage in speculative transactions. These derivative instruments apply to only a portion of the Karnes County Business’s production, and provide only partial price protection against declines in oil, natural gas and NGL prices, and may partially limit the Karnes County Business’s potential gains from future increases in prices. At December 31, 2017, derivative instruments were in place covering approximately 22% of the Karnes County Business’s projected Boe production from proved developed properties for 2018. Following completion of the business combination, TPGE does not intend to enter into any hedging arrangements and will not assume any of the Karnes County Contributors’ hedging arrangements.

See Note 4 in the financial statements of the Karnes County Business included elsewhere in this proxy statement for additional information regarding the Karnes County Business’s derivative instruments.

Contractual Obligations

As of March 31, 2018, the Karnes County Business had no material contractual obligations. However, EVOC, as the operator of the Karnes County Assets, is party to various agreements that benefit the Karnes County Business, some of which will be assigned to TPGE as part of the Business Combination Agreements.

The table below sets forth the contractual obligations as of December 31, 2017 related to the significant EVOC agreements that will be assigned to TPGE for the benefit of the Karnes County Business. The contractual obligations EVOC will actually pay in future periods for the benefit of the Karnes County Business may vary from those reflected in the table because the estimates and assumptions used in creating the table are subjective.

	Payment or Settlement by Period (amounts in thousands)
Contractual Obligation	Total	2018	2019	2020	2021	2022	Thereafter
Drilling commitments(1)	$14,495	$14,033	$462	$—	$—	$—	$—
Purchase obligation(2)	31,950	15,555	14,181	2,214

Total	$46,445	$29,588	$14,643	$2,214	$—	$—	$—

(1)	Amounts represent EVOC commitments under drilling agreements expected to benefit the Karnes County Business at current rates.
(2)	Amounts represent EVOC commitments under a frac sand purchase agreement expected to benefit the Karnes County Business and the Giddings Assets at current rates.

Off Balance Sheet Arrangements

As of March 31, 2018, the Karnes County Business had no off balance sheet arrangements.

Critical Accounting Policies and Estimates—Karnes County Business

Basis of Presentation

Although the Karnes County Contributors are not under common control, each are managed by the same managing general partner, EV Ltd., and general partner, EnerVest Institutional GP, Ltd. As such, the results of operations of the Karnes County Business presented herein have been presented on a combined basis for financial reporting purposes.

The results of operations of the Karnes County Business were not previously separately accounted for as a stand-alone legal entity, and accordingly have been carved out of the overall results of operations of the Karnes County Contributors, as appropriate, for the periods presented. The results of operations of the Karnes County Business therefore include a portion of indirect costs for salaries and benefits, rent, accounting, legal services, and other expenses. In addition to the allocation of indirect costs, the results of operations reflect certain agreements executed by the Karnes County Contributors for the benefit of the Karnes County Business, including price risk management instruments. These allocations methodologies for significant allocated items include:

•	Corporate G&A—EV Ltd., as managing general partner, provides management, accounting and advisory services to the Karnes County Contributors in exchange for a quarterly management fee based on the Karnes County Contributors’ investor commitments, which were used, in part, to acquire the Karnes County Business as well as other oil and natural properties that are not part of the Karnes County Assets. As such, the management fee was allocated to the Karnes County Business using a ratio of asset acquisitions value to total asset acquisitions completed by the Karnes County Contributors, for the period from Inception (September 30, 2015) through December 31, 2015, and the years ended December 31, 2016 and 2017.

•	Derivatives—Certain Karnes County Contributors enter into financial instruments to manage the Karnes County Business’s exposure to changes in commodity prices for the Karnes County Business as well as other oil and natural gas properties that are not part of the Karnes County Assets, on a combined basis. The commodity derivative activity is allocated to the Karnes County Business using a ratio of expected crude oil and condensate, NGL and natural gas volumes produced, on an equivalents basis, by the Karnes County Business to the Karnes County Contributors’ total expected crude oil and condensate, NGL, and natural gas produced, on an equivalents basis, for the period from Inception (September 30, 2015) through December 31, 2015, and the years ended December 31, 2016 and 2017.

•	The management of the Karnes County Business believes the allocation methodologies used are reasonable and result in an allocation of the indirect costs and other items to operate the Karnes County Business as if it were a stand-alone entity. These allocations may not be indicative of the cost of future operations or the amount of future allocations. Direct costs were included at the historical amounts related to each reported period.

Oil and Natural Gas Properties

The Karnes County Business follows the successful efforts method of accounting for its oil and natural gas properties, except for its leased compressor facilities. Under this method, exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Lease acquisition costs are capitalized when incurred. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs and costs of certain non-producing leasehold costs are expensed as incurred. The costs of all development wells and related equipment used in the production of oil and natural gas are capitalized.

Sales proceeds are credited to the carrying value of the properties and no gains or losses are recognized upon the disposition of oil and natural gas properties except in transactions such as the significant disposition of an amortizable base that significantly affects the unit-of-production amortization rate.

The capitalized costs of producing oil and natural gas properties (including plugging, abandonment, and site restoration costs) are charged to expense as depreciation, depletion, and amortization using the units-of-production method based on the ratio of current production to estimated total net proved oil and natural gas reserves as estimated by independent petroleum engineers. Proved developed reserves are used in computing unit rates for drilling and development costs and total proved reserves are used for depletion rates of acquisition, leasehold and pipeline costs.

The Karnes County Business reviews its proved oil and natural gas properties for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset. The Karnes County Business did not recognize any impairments of its proved oil and natural gas properties during the period from September 30, 2015 to December 31, 2015 or the years ended December 31, 2016 or 2017.

Unproved oil and natural gas properties are assessed periodically on a property-by-property basis, and any impairment in value is recognized. The Karnes County Business did not recognize any impairments of its unproved oil and natural gas properties during the period from September 30, 2015 to December 31, 2015 or the years ended December 31, 2016 or 2017.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) represent the future abandonment costs of tangible assets, such as wells, service assets, and other facilities. The Karnes County Business records an ARO and capitalizes the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred based upon the estimated fair value of the obligation to perform site reclamation, dismantle facilities or plug and abandon wells. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit—of—production basis. If the ARO is settled for an amount other than the recorded amount, a gain or loss is recognized.

Revenue Recognition

Oil, natural gas and NGL revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. The Karnes County Business follows the sales method of accounting for revenues. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volumes which are entitled based on the Karnes County Business’s working interest. The Karnes County Business had no significant natural gas imbalances at March 31, 2018.

Income Taxes

The Karnes County Contributors, on behalf of the Karnes County Business, have elected under the Code provisions to be treated as individual partnerships for tax purposes. Accordingly, items of income, expense, gains and losses flow through to the partners and are taxed at the partner level. Accordingly, no tax provision for federal income taxes is included in the financial statements. The Karnes County Contributors are subject to the Texas margin tax, which is considered a state income tax, and is included in “Income Tax Expense” on the statement of operations. The Karnes County Business records state income tax (current and deferred) based on taxable income, as defined under the rules for the margin tax.

Accounting for Derivatives

The Karnes County Contributors monitor the Karnes County Business’s exposure to various business risks, including commodity price risk, and use derivatives to manage the impact of certain of these risks. The Karnes County Contributors’ use energy derivatives for mitigating risk resulting from fluctuations in the market price of oil, natural gas and natural gas liquids and their policies do not permit the use of derivatives for speculative purposes.

The Karnes County Business has elected not to designate its derivatives as hedging instruments. As such these derivatives are carried in the balance sheet at fair value and changes in the fair value of these derivatives are recognized immediately in current period earnings.

Business Combinations

Business combinations are accounted for pursuant to the guidance in ASC 805, using the acquisition method of accounting. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill. Management has made significant estimates and assumptions in determining the preliminary acquisition date fair values of the assets acquired.

Critical Accounting Policies and Estimates—AM Assets

For a discussion of critical accounting policies and estimates for the AM Assets, see Note 2 of the financial statements of Alta Mesa Eagle, LLC included elsewhere in this proxy statement.

Recently Issued Accounting Pronouncements

For a discussion of recent accounting pronouncements that will affect the Karnes County Business, see Note 2 in the financial statements of the Karnes County Business included elsewhere in this proxy statement.

Quantitative and Qualitative Disclosures About Market Risk

The Karnes County Business is exposed to market risk, including the effects of adverse changes in commodity prices as described below. The primary objective of the following information is to provide quantitative and qualitative information about the Karnes County Business’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil, natural gas and NGL prices. The disclosures are not meant to be precise indicators of expected future losses but rather indicators of reasonably possible losses. All of the Karnes County Business’s market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

The Karnes County Business’s major market risk exposure is in the pricing that it receives for production of oil, natural gas and NGL. Pricing for oil, natural gas and NGL has been volatile and unpredictable for several years, and the Karnes County Contributors expect this volatility to continue in the future.

During the period from January 1, 2014 through December 31, 2017, the WTI spot price for oil has declined from a high of $107.95 per Bbl on June 20, 2014 to $26.19 per Bbl on February 11, 2016, and the Henry Hub spot price for natural gas has declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Since 2016, prices have generally increased. On June 4, 2018, the WTI spot price for crude oil was $64.67 per barrel, and the Henry Hub spot price for natural gas was $2.89 per MMBtu. The prices the Karnes County Business receives for its oil, natural gas and NGL production depend on numerous factors beyond its control, some of which are discussed in “Risk Factors—Oil, natural gas and NGL prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect TPGE’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.”

Due to this volatility, the Karnes County Contributors have historically used, and, pending completion of the business combination, expect to continue to use, commodity derivative instruments, such as collars, puts and swaps, to hedge price risk associated with a portion of anticipated production. These hedging instruments allow the Karnes County Business to reduce, but not eliminate, the potential effects of the variability in cash flow from operations due to fluctuations in oil and natural gas prices and provide increased certainty of cash flows for its drilling program. These instruments provide only partial price protection against declines in oil and natural gas prices and may partially limit the Karnes County Business’s potential gains from future increases in prices. The

Karnes County Business’s oil and natural gas properties are collateral to various credit facilities held by the Karnes County Contributors. These credit facilities contain various covenants and restrictive provisions which, among other things, limit the Karnes County Business’s ability to enter into commodity price hedges exceeding a certain percentage of production. Following completion of the business combination, TPGE does not intend to enter into any hedging arrangements.

See Note 4 in the financial statements of the Karnes County Business included elsewhere in this proxy statement for additional information regarding the Karnes County Business’s derivative instruments.

Counterparty and Customer Credit Risk

The Karnes County Business’s derivative contracts expose it to credit risk in the event of nonperformance by counterparties. While the Karnes County Business does not require counterparties to its derivative contracts to post collateral, the Karnes County Contributors do evaluate the credit standing of such counterparties as they deem appropriate. The counterparties to the Karnes County Business’s derivative contracts currently in place have investment grade ratings.

The Karnes County Business’s principal exposures to credit risk are through receivables from the sale of oil and natural gas production due to the concentration of its oil and natural gas receivables with several significant customers. The inability or failure of the Karnes County Business’s significant customers to meet their obligations to the Karnes County Business or their insolvency or liquidation may adversely affect the financial results of the Karnes County Business. However, the Karnes County Contributors believe the credit quality of their customers is high.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Officers and Directors

In connection with the Closing, and subject to approval of the Additional Charter Proposal, the post-combination company will be renamed “Magnolia Oil & Gas Corporation,” and we expect that Stephen Chazen (Age 71) will serve as our President, Chief Executive Officer and Chairman, and that Christopher Stavros (Age 54) will serve as our Chief Financial Officer.

At the Closing, under the Stockholder Agreement, the TPGE Board will consist of eight (8) members, consisting of Mr. Chazen, two directors nominated by the Karnes Contributors (one of whom must be independent), two directors nominated by our Sponsor (one of whom must be independent) and three (3) independent directors mutually nominated by the Karnes County Contributors and our Sponsor. The two (2) directors to be nominated by the Karnes County Contributors are expected to be John B. Walker and James R. Larson, the two (2) directors to be nominated by our Sponsor are expected to be Michael MacDougall and Angela Busch and the three (3) independent directors to be mutually nominated by the Karnes County Contributors and our Sponsor are expected to be Arcilia Acosta, Edward Djerejian and Dan F. Smith. Assuming the Director Term Charter Proposal is approved by our stockholders, each of our directors will serve until the first annual meeting of stockholders after their election.

After the Closing, our Sponsor and the Karnes County Contributors will collectively own a majority of our voting common stock. While, as a result, we may be a “controlled company” within the meaning of the rules of the NYSE, we do not intend to utilize the exemptions from the NYSE corporate governance standards available to controlled companies.

Information about the Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

The directors and executive officers of the Company following the Closing will include:

Name	Age	Position
Stephen Chazen	71	President, Chief Executive Officer and Chairman
Christopher Stavros	54	Chief Financial Officer
Arcilia Acosta	52	Director
Edward Djerejian	79	Director
Michael MacDougall	47	Director
Dan F. Smith	72	Director
James R. Larson	68	Director
John B. Walker	72	Director
Angela Busch	51	Director

Stephen Chazen has served as our Chief Executive Officer and President since February 2017 and has served as Chairman of the TPGE Board following the completion of the IPO in May 2017. Mr. Chazen retired as Chief Executive Officer of Occidental in April 2016. Mr. Chazen began his career at Occidental in 1994 as Executive Vice President—Corporate Development. He was named Chief Financial Officer in 1999 and served as Chief Financial Officer until 2010. Mr. Chazen was appointed President of Occidental in 2007. He was then named Chief Operating Officer in 2010 before being appointed Chief Executive Officer in May 2011. Mr. Chazen was elected to the Board of Directors in 2010. Before joining Occidental, Mr. Chazen was Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. He worked as Director of Project Evaluation and Reservoir Engineering at Columbia Gas Development Corporation from 1977 to 1982. Mr. Chazen began his career at Northrop Corporation in 1973 as Laboratory Manager at the Johnson Space Center, where he worked until 1977.

Mr. Chazen is a former Chairman of the American Petroleum Institute. He also serves on the Board of Advisors of Rice University’s Baker Institute for Public Policy and is a member of the Senior Cabinet of the President’s Leadership Council at Houston Methodist Hospital. Mr. Chazen also serves as a Director on the boards of directors of the Methodist Hospital Research Institute, Ecolab Inc., The Williams Companies, Inc., and the Catalina Island Conservancy and is a member of the Board of Regents of the University of Houston. Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a master’s degree in Finance from the University of Houston and a bachelor’s degree in Geology from Rutgers College.

Christopher Stavros will serve as the Chief Financial Officer upon the Closing. Mr. Stavros has more than 25 years of experience in energy and financial industries. Mr. Stavros most recently served as Senior Vice President and Chief Financial Officer of Occidental. Mr. Stavros joined Occidental in 2005 and was named Chief Financial Officer in 2014 having previously served as Vice President, Investor Relations and Treasurer. Mr. Stavros retired from Occidental in May 2017. Prior to joining Occidental in 2005, Mr. Stavros was a Senior Analyst at UBS with coverage of the Oil and Gas sector.

Mr. Stavros received his BSBA from Boston University and received his MBA from the University of Rochester.

Arcilia Acosta has served as a director since May 10, 2017. Ms. Acosta is the President and Chief Executive Officer of CARCON Industries & Construction, specializing in commercial, institutional and transportation construction, and is also the Chief Executive Officer and controlling principal of STL Engineers. Ms. Acosta serves on the board of directors of Legacy Texas Financial Group, Inc., Energy Future Holdings Corp., the Texas Higher Education Coordinating Board, and the Dallas Citizens Council. Ms. Acosta previously served on the national advisory board for BBVA Compass Bank and the Texas Tech National Alumni Association.

Ms. Acosta received a Bachelor of Arts from Texas Tech University and Board Director Certification from Southern Methodist University Southwest School of Banking and is a Graduate of the Harvard University

Edward Djerejian has served as a director since May 10, 2017. Ambassador Djerejian served in the U.S. Foreign Service for eight presidents, from John F. Kennedy in 1962 to William J. Clinton in 1994. Prior to his nomination by President Clinton as U.S. ambassador to Israel in which he served from 1993-1994, he was assistant secretary of state for Near Eastern affairs in both the George H.W. Bush and the Clinton administrations from 1991 to 1993. He was the U.S. ambassador to the Syrian Arab Republic from 1988 to 1991. He also served as special assistant to President Ronald Reagan and deputy press secretary for foreign affairs in the White House from 1985 to 1986.

After his retirement from government service in 1994, he became, and currently serves as, the director of the James A. Baker III Institute for Public Policy at Rice University. He has been awarded the Presidential Distinguished Service Award, the Department of State’s Distinguished Honor Award and numerous other honors, including the Ellis Island Medal of Honor and the Anti-Defamation League’s Moral Statesman Award. He is also a recipient of the Association of Rice Alumni’s Gold Medal. In 2011, Ambassador Djerejian was elected a fellow of the American Academy of Arts and Sciences. He is also a member of the Board of Trustees of the Carnegie Corporation of New York.

Ambassador Djerejian previously served as Chairman of the Board and a director of Occidental until 2015, and as a director of Baker Hughes Incorporated and Global Industries, Ltd., where he was Chairman of the Governance Committee. He currently serves on the board of directors of The Mexico Fund, Inc. He holds a Bachelor of Science and a Doctor of Humane Letters, honoris causa, from Georgetown University, as well as a Doctor of Laws, honoris causa, from Middlebury College. Ambassador Djerejian is well-qualified to serve as a director because of his significant directorship experience.

Michael MacDougall has served as a director since May 10, 2017. Mr. MacDougall is a senior partner of TPG, the Managing Partner of TPG Pace Energy and the co-Managing Partner of TPG Energy Solutions. Mr. MacDougall joined TPG in 2002 as a principal and was elected as a partner of TPG and joined the firm’s private equity investment committee in 2004. From 2002 through 2017, Mr. MacDougall was responsible at different times for building and leading the firm’s global private equity investing efforts for each of the Industrial sector and the Energy and Natural Resources sector. Since 2008, Mr. MacDougall focused primarily on Energy and Natural Resources investing for the firm and served as the head or co-head of the firm’s global Energy and Natural Resources private equity investing efforts. Most recently, Mr. MacDougall has led the firm’s efforts focusing on expanding TPG’s Energy sector investing capabilities beyond its traditional private equity business by playing a leadership role in forming TPG Energy Solutions, an investment business focused on providing structured growth equity capital to high quality midstream and upstream oil & gas companies, and by expanding the TPG Pace Group’s industry focus with the formation of TPG Pace Energy.

Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Harvester Holdings, LLC, Jonah Energy Holdings LLC, and is a director of the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.). He is also a member of the board of directors of the Baylor College of Medicine Board of Trustees and The University of Texas Development Board. Mr. MacDougall received his BBA, with highest honors, from The University of Texas at Austin and received his MBA, with distinction, from Harvard Business School. Mr. MacDougall is well-qualified to serve as a director because of his significant directorship experience, his experience in the global Energy and Natural Resources sector, and his transactional experience with a number of different companies at TPG. Over the last five (5) years, Mr. MacDougall previously served on the board of directors of the following publicly traded companies: Copano Energy, L.L.C., Graphic Packaging Holding Company and Northern Tier Energy GP LLC.

Dan F. Smith has served as a director since May 10, 2017. Mr. Smith is a retired Chief Executive Officer of Lyondell Chemical Company, or “Lyondell,” and its wholly owned subsidiaries Millennium Chemicals Inc. and Equistar Chemicals, LP., a position he held from December 1996 until his retirement in December 2007. From June 2007 to December 2007, Mr. Smith was also Chairman of Lyondell. Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell in August 1994 and Chief Executive Officer in December 1996.

Mr. Smith is a director of Orion Engineered Carbons, S.A., Kraton Corp., the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.) and Nexeo Solutions, Inc. During the past five (5) years, Mr. Smith served on the board of directors of Northern Tier Energy GP LLC and Cooper Industries plc. He also serves as a member of the College of Engineering Advisory Council at Lamar University.

Mr. Smith is a graduate of Lamar University with a B.S. degree in chemical engineering. Mr. Smith is well-qualified to serve as a director because of his significant directorship experience and broad experience in energy and energy-related sectors.

James R. Larson has served as an independent director of CSI Compressco GP Inc., general partner of CSI Compressco L.P., and as Chairman of its Audit Committee since July 2011 and as a member of its Conflicts Committee since April 2012. Since January 1, 2006, Mr. Larson has been retired. From September 2005 until January 1, 2006, Mr. Larson served as senior vice president of Anadarko Petroleum Corporation (“Anadarko”). From December 2003 to September 2005, Mr. Larson served as Senior Vice President, Finance and Chief Financial Officer of Anadarko. From 2002 to 2003, Mr. Larson served as Senior Vice President, Finance of Anadarko, where he oversaw treasury, investor relations, internal audits and acquisitions and divestitures. From 1995 to 2002, Mr. Larson served as Vice President and Controller of Anadarko where he was responsible for accounting, financial reporting, budgeting, forecasting, and tax. Prior to that, he held various tax and financial positions within Anadarko after joining the company in 1981. Mr. Larson is a current member of the American Institute of Certified Public Accountants, Financial Executives International, and the Tax Executives Institute. Mr. Larson also served on the Board of Directors of EV Management, LLC, the general partner of EV Energy GP, L.P., which is the former general partner of EV Energy Partners, L.P., a Houston-based publicly traded limited partnership engaged in acquiring, producing, and developing oil and gas properties, from September 2006 until June 2018. He received his B.B.A. degree in business from the University of Iowa.

Mr. Larson has over 30 years of experience in the oil and natural gas business, and has served as Chief Financial Officer of a large independent oil and natural gas company. We believe that his knowledge of the industry, finance and accounting make him well-qualified to serve as a director.

John B. Walker has served as the Chief Executive Officer of EnerVest, Ltd since 1992. EnerVest has more than $7 billion in assets with an interest in more than 40,000 wells across 14 states. During his time on Wall Street, Mr. Walker was selected by Institutional Investor as an “All-American” energy analyst for six years in a row. In November 2007, Mr. Walker received the oil and gas industry’s highest honor, the Chief Roughneck Award. Mr. Walker served the Independent Petroleum Association of America (IPAA) as Chairman from 2003-2005. Mr. Walker previously served as Chairman of the Board of Stewards of Chapelwood United Methodist Church and Chairman of the Board of Directors of the Sam Houston Area Council of the Boy Scouts of America. During his time with the Boy Scouts of America, Mr. Walker was received the Distinguished Eagle Award in May 2007 and the Silver Beaver Award in 2001. Mr. Walker is a member of the National Petroleum Council and All-American Wildcatters. Mr. Walker previously served on the Board of Regents of the Texas Tech University System from January 2012 to January 2015 and was re-appointed to a six-year term in January 2017. In November 2015, Mr. Walker was named as a National Finalist for the EY Entrepreneur of the Year and, prior to that, he was named Distinguished Alumni at Texas Tech University in 2004. Mr. Walker served on the board of PetroLogistics LP from 2012 until 2014. Mr. Walker also held multiple roles at EV Management, LLC, the general partner of EV Energy GP, L.P., which is the former general partner of EV Energy Partners, L.P., including Executive Chairman from 2012 to June 2018, Chief Executive Officer from 2006 to 2012 and director from 2002 to June 2018.

Mr. Walker holds a BBA (with honors) from Texas Tech University and an MBA (with distinction) from New York University. Mr. Walker is well-qualified to serve as a director because of his broad range of experience in the energy industry and with EnerVest.

Angela Busch currently serves as the Senior Vice President of Corporate Development for Ecolab Inc. where she is responsible for acquisitions, divestitures and alliances in support of Ecolab’s strategic objectives related to its global portfolio of business and activities. Ms. Busch has held this position since 2006. Prior to joining Ecolab, Busch held several positions related to strategy development and acquisition work including most recently Managing Director, Merger and Acquisitions Group at RBC Capital Markets. She previously held positions in Mergers and Acquisitions and Planning and Business Development at Honeywell and Land O’Lakes. Ms. Busch was also previously a management consultant at McKinsey & Company, where she focused on strategic initiatives for clients in the healthcare industry.

Ms. Busch holds a bachelor’s degree in Mechanical Engineering from the University of Minnesota Institute of Technology, a Master’s in Management from the Kellogg School of Management and a Juris Doctorate from Northwestern University School of Law.

Ms. Busch is well-qualified to serve as a director because of her broad range of experience in the energy services sector, strategy development and acquisitions and finance. She has demonstrated application of her expertise in a variety of Institutional and Industrial markets including the energy services market. Mr. Busch has managed energy services sector acquisitions for Ecolab, positioning her to possess a supplier perspective in the Oil & Gas Industry. In addition, Ms. Busch’s background in Mechanical Engineering will be an asset in Magnolia’s production operations. Lastly, having served on the Ecolab Executive Council for twelve years, Busch has direct knowledge of the decisions and challenges involved in the successful execution of a sustainable, high growth plan of a public company.

Committees of the TPGE Board

The standing committees of the post-combination company will consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees will report to the

TPGE Board as they deem appropriate and as the TPGE Board may request. The duties and responsibilities of these committees are set forth below. Determinations with respect to the directors expected to constitute each committee after the business combination have not yet been made.

Audit Committee

The primary purposes of our audit committee are to assist the TPGE Board’s oversight of:

•	audits of our financial statements;

•	the integrity of our financial statements;

•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence and performance of our independent auditor; and

•	the performance of our internal audit function.

Compensation Committee

The primary purposes of our compensation committee are to assist the TPGE Board in overseeing our management compensation policies and practices, including:

•	determining and approving the compensation of our executive officers; and

•	reviewing and approving incentive compensation and equity compensation policies and programs.

Nominating and Corporate Governance Committee

The primary purposes of our nominating and corporate governance committee will be to assist the TPGE Board in:

•	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the TPGE Board;

•	developing, recommending to the TPGE Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the TPGE Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of the Code of Business Conduct and Ethics is available on TPGE’s website and will be available on the website of the post-combination company following the Closing. Any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver.

Post-Combination Company Director and Executive Officer Compensation

Determinations with respect to director and executive compensation after the business combination have not yet been made.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the post-combination company’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Second A&R Charter is attached as Annex D to this proxy statement. We urge you to read the Second A&R Charter in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the business combination.

For more information on the Charter Proposals, see the sections entitled “Proposal No. 2—The Class B Charter Proposal,” “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Director Term Charter Proposal,” “Proposal No. 5—The Written Consent Charter Proposal,” “Proposal No. 6—The Exclusive Forum Charter Proposal” and “Proposal No. 7—The Additional Charter Proposal.”

Units

Each unit consists of one whole share of Class A Common Stock and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Warrants must be exercised for one whole share of Class A Common Stock. The common stock and warrants comprising the units began separate trading on June 26, 2017, on the NYSE under the symbols “TPGE” and “TPGE WS,” respectively. Holders of units currently have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our Transfer Agent in order to separate the units into shares of Class A Common Stock and warrants. Following the Closing, we anticipate that our Class A Common Stock and warrants will continue separate trading on the NYSE under the symbols “MGY” and “MGY WS,” respectively. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Common Stock

The Second A&R Charter authorizes the issuance of 1,300,000,000 shares of Class A Common Stock, 225,000,000 shares of Class B Common Stock, 20,000,000 shares of Class F Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Class A Common Stock and Class F Common Stock are, and the shares of Class A Common Stock and Class B Common Stock issuable pursuant to the Business Combination Agreements will be, duly authorized, validly issued, fully paid and non-assessable. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders, except that only holders of our Class F Common Stock are entitled to vote on the election of directors prior to our Initial Business Combination. As of the record date for the special meeting, there were 65,000,000 shares of Class A Common Stock outstanding, held of record by one holder of Class A Common Stock, 16,250,000 shares of Class F Common Stock outstanding, held of record by five holders of Class F Common Stock, one holder of record of our units and one holder of record of our warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Class A Common Stock

The Second A&R Charter provides that the Class A Common Stock will have identical rights, powers, preferences and privileges to current Class A Common Stock.

Class B Common Stock

Our Class B Common Stock will be a newly issued class of common stock, with a par value of $0.0001 per share. Holders of our Class B Common Stock will vote together as a single class with holders of our Class A

Common Stock and Class F Common Stock (to the extent any shares of Class F Common Stock are outstanding) on all matters properly submitted to a vote of the stockholders. Dividends and other distributions will not be declared or paid on our Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on our Class B Common Stock that are payable in shares of Class B Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock, the dividends payable to the holders of Class B Common Stock will be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock), and such dividends will be paid in the same number of shares (or fraction thereof) on a per share basis of the Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof) on a per share basis of the Class B Common Stock). Holders of Class B Common Stock will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

The holders of our Class B Common Stock will generally have the right to cause Pace LLC to redeem all or a portion of their Pace LLC Units in exchange for shares of our Class A Common Stock or, at Pace LLC’s option, an equivalent amount of cash. Upon the future redemption or exchange of Pace LLC Units held by any holder of Class B Common Stock, a corresponding number of shares of Class B Common Stock held by such holder of Class B Common Stock will be cancelled.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements, subject to an annual limit of $750,000, and/or to pay our taxes, upon the completion of our Initial Business Combination, subject to the limitations described herein.

Election of Directors

The TPGE Board currently consists of a single class of directors, with each director serving until the second annual meeting of stockholders after their election. If the Director Term Charter Proposal is approved, directors will be elected annually. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Pursuant to the Stockholder Agreement, if the Director Term Charter Proposal is not approved in connection with the business combination, TPGE will, upon the written request of our Sponsor or the Karnes County Contributors, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company to seek the approval of the holders of our voting common stock necessary to effect the Director Term Charter Proposal; provided, however, that in no event shall TPGE be obligated to cooperate with respect to the calling and holding of more than two (2) special meetings of the Company’s stockholders to effect the Director Term Charter Proposal. In the event of any such additional meetings of the stockholders of the Company, the stockholders party to the Stockholder Agreement have agreed to vote all of their shares of voting common stock in favor of such proposal. For more information, see the section entitled, “Proposal No. 4—The Director Term Charter Proposal.”

Founder Shares

The Class F Common Stock, which we refer to as founder shares, is identical to our Class A Common Stock included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) holders of the founder shares have the right to vote on the election of directors prior to our Initial Business Combination, (ii) the founder shares are subject to certain transfer restrictions, as described in more detail below, (iii) our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and any public shares in connection with the completion of our Initial Business Combination, (B) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholder vote to amend our Charter in a manner that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an Initial Business Combination within twenty-four (24) months from the closing of our IPO, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our Initial Business Combination within twenty-four (24) months from the closing of our IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our Initial Business Combination within such time period, (iv) the founder shares are shares of our Class F Common Stock that are automatically convertible into shares of our Class A Common Stock at the time of our Initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and (v) are subject to registration rights. Our initial stockholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any founder shares held by them and any public shares purchased during or after our IPO in favor of the Initial Business Combination.

The shares of Class F Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of the business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in our IPO and related to the Closing, the ratio at which shares of Class F Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class F Common Stock will equal, in the aggregate, 20% of the sum of the total number of all shares of common stock outstanding as of the completion of our IPO plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Holders of founder shares may also elect to convert their shares of Class F Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time. However, pursuant to the Class F Waiver Agreement, our Sponsor and the other holders of our Class F Common Stock have agreed to waive their rights to receive additional shares of Class A Common Stock upon conversion of the shares of Class F Common Stock in connection with the business combination pursuant to certain adjustments provided for in the Company’s Charter.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (a) one (1) year after the completion of our Initial Business Combination, (b) subsequent to our Initial Business Combination, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after our Initial Business Combination, or (c) following the completion of our Initial Business Combination, such future date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Second A&R Charter provides that shares of preferred stock may be issued from time to time in one or more series. The TPGE Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The TPGE Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the TPGE Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to certain adjustments, at any time commencing on the later of thirty (30) days after the completion of an Initial Business Combination and May 10, 2018 (twelve (12) months following the closing of our IPO). Warrants must be exercised for a whole share. The warrants will expire five (5) years after the completion of our Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis and we will not be obligated to issue any shares to holders seeking to exercise their warrants unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our Initial Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may redeem the warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than thirty (30) days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending on the third (3rd) trading day prior to the date we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her, or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our Initial Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our Charter to modify the substance or timing of our obligation to redeem 100% of our Class A Common Stock if we do not complete our Initial Business Combination within twenty-four (24) months from the closing of our IPO, or (e) in connection with the redemption of our public shares upon our failure to complete our Initial Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Second A&R Charter or bylaws or as a result of the redemption of shares of Class A Common Stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including the Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of our Initial Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in our IPO. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in our IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise prices of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following an Initial Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock issuable upon exercise of the warrants freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the TPGE Board at such time. In April 2017, we effected a stock dividend with respect to our Class F Common Stock of 5,750,000 shares thereof, resulting in our initial stockholders owning an aggregate of 17,250,000 founder shares (on June 24, 2017, our Sponsor forfeited 1,000,000 founder shares on the expiration of the underwriters’ over-allotment option). If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The Transfer Agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Second A&R Charter and Bylaws

We will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of the business combination. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the TPGE Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by the TPGE Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

The Second A&R Charter provides that prior to the first date on which investment funds affiliated with EV Ltd. or TPG Capital, L.P. and their respective successors and affiliates cease collectively to beneficially own (directly or indirectly) more than 50% of the outstanding shares of our common stock, any action required or permitted to be taken by our stockholders that is approved in advance by the TPGE Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the TPGE Board, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Exclusive Forum

The Second A&R Charter provides that a stockholder bringing a claim subject to the proposed Article X of the Second A&R Charter will be required to bring that claim in the Court of Chancery, subject to the Court of Chancery having personal jurisdiction over the defendants.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six (6) months but who are our affiliates at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and our Sponsor will be able to sell its private placement warrants, as applicable, pursuant to Rule 144 without registration one (1) year after we have completed our Initial Business Combination.

Listing of Securities

We have applied to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “MGY” and “MGY WS,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to TPGE regarding (i) the actual beneficial ownership of our voting common stock as of the record date and (ii) the expected beneficial ownership of our voting common stock immediately following consummation of the business combination and the PIPE Investment, assuming that no public shares of TPGE are redeemed, and alternatively that 13,000,000 shares of Class A Common Stock are redeemed, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting common stock;

•	each of our current named executive officers and directors;

•	each person who will become a named executive officer or director of TPGE following consummation of the business combination; and

•	all current executive officers and directors of TPGE, as a group, and all executive officers and directors of TPGE following consummation of the business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership of our voting common stock prior to the business combination is based on 81,250,000 shares of common stock outstanding as of May 31, 2018, of which 65,000,000 shares were Class A Common Stock and 16,250,000 shares were Class F Common Stock.

The expected beneficial ownership of our voting common stock immediately following the business combination, in both redemption scenarios, assumes that (i) at the Closing, the Karnes County Contributors elect to receive all shares of Class B Common Stock and an equivalent number of Pace LLC Units (instead of Class A Common Stock), (ii) at the Closing, the Company elects the cash consideration under the Karnes County Contribution Agreement to be $749,900,000, (iii) at the Closing, there are no adjustments to the consideration payable to the Sellers under the Business Combination Agreements, (iv) at the Closing, the PIPE Investors purchase 35,500,000 shares of Class A Common Stock for aggregate proceeds of $355,000,000 to the Company, (v) none of TPGE’s existing stockholders or the Sellers purchase shares of Class A Common Stock in the open market and (vi) there are no other issuances of equity interests of TPGE prior to or in connection with the Closing.

The expected beneficial ownership percentages set forth in the table below do not take into account (i) the issuance of any shares (or options to acquire shares) under the LTIP and (ii) the issuance of any shares upon the exercise of warrants to purchase up to 31,666,666 shares of our Class A Common Stock that will remain outstanding following the business combination.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

Name and Address of Beneficial Owners			After business combination
	Prior to business combination		Assuming No Redemption		Assuming Illustrative Redemption
	Number of Shares	%	Number of Shares	%	Number of Shares	%
EnerVest Energy Institutional Fund XIV-A, L.P.(1)	—	—	64,529,955	25.7%	70,785,889	28.2%
EnerVest Energy Institutional Fund XIV- WIC, L.P.(2)	—	—	674,124	0.3%	739,477	0.3%
EnerVest Energy Institutional Fund XIV- 2A, L.P.(3)	—	—	11,982,012	4.8%	13,143,622	5.2%
EnerVest Energy Institutional Fund XIV- 3A, L.P.(4)	—	—	12,641,825	5.0%	13,867,403	5.5%
EnerVest Energy Institutional Fund XIV- C, L.P.(5)	—	—	44,267,084	17.6%	48,558,609	19.4%
TPG Pace Energy Sponsor, LLC(6)	16,090,000	19.8%	16,090,000	6.4%	16,090,000	6.4%
TPG Group Holdings (SBS) Advisors, Inc.(6)	16,090,000	19.8%	16,090,000	6.4%	16,090,000	6.4%
David Bonderman(6)(7)	16,090,000	19.8%	16,090,000	6.4%	16,090,000	6.4%
James Coulter(6)	16,090,000	19.8%	16,090,000	6.4%	16,090,000	6.4%
Fidelity Management & Research Company(8)	—	—	15,100,000	6.0%	15,100,000	6.0%
Adage Capital Partners, L.P.(9)	4,250,000	5.2%	4,250,000	1.7%	4,250,000	1.7%
Stephen Chazen(10)	159,900	*	1,659,900	*	1,659,900	*
Arcilia Acosta	40,000	*	40,000	*	40,000	*
Edward Djerejian	40,000	*	40,000	*	40,000	*
Chad Leat	40,000	*	40,000	*	40,000	*
Dan F. Smith	40,000	*	40,000	*	40,000	*
Michael MacDougall(11)	—	—	—	—	—	—
Martin Davidson	—	—	—	—	—	—
Eduardo Tamraz(12)	—	—	—	—	—	—
Angela Busch	—	—	—	—	—	—
James R. Larson	—	—	—	—	—	—
John B. Walker(13)	—	—	124,093	*	136,123	*
Christopher Stavros	1,000	*	1,000	*	1,000	*
All directors and executive officers of TPGE prior to the business combination, as a group (9 individuals)	16,409,900	20.2%	17,909,900	7.1%	17,909,900	7.1%
All directors and executive officers of TPGE following the business combination, as a group (9 individuals)	280,900	*	1,904,993	*	1,917,023	*

*	Less than one percent.
(1)

The managing general partner of EnerVest Energy Institutional Fund XIV-A, L.P. is EnerVest, Ltd., a Texas limited partnership, whose general partner is EnerVest Management GP, L.C., a Texas limited company.

James Vanderhider and John Walker are principals of EnerVest Management GP, L.C. and may therefore be deemed to be the beneficial owners of the shares held by EnerVest Energy Institutional Fund XIV-A, L.P. Messrs. Vanderhider and Walker disclaim beneficial ownership of the shares held by EnerVest Energy Institutional Fund XIV-WIC, L.P. except to the extent of their pecuniary interest therein. The business address of EnerVest Energy Institutional Fund XIV-WIC, L.P. is 1001 Fannin Street, Suite 800 Houston, Texas 77002.
(2)	The general partner of EnerVest Energy Institutional Fund XIV-WIC, L.P. is EnerVest Holding XIV, LLC, a Delaware limited liability company, whose sole member is EnerVest, Ltd., a Texas limited partnership, whose general partner is EnerVest Management GP, L.C., a Texas limited company. James Vanderhider and John Walker are principals of EnerVest Management GP, L.C. and may therefore be deemed to be the beneficial owners of the shares held by EnerVest Energy Institutional Fund XIV-WIC, L.P. Messrs. Vanderhider and Walker disclaim beneficial ownership of the shares held by EnerVest Energy Institutional Fund XIV-WIC, L.P. except to the extent of their pecuniary interest therein. The business address of EnerVest Energy Institutional Fund XIV-WIC, L.P. is 1001 Fannin Street, Suite 800 Houston, Texas 77002.
(3)	The managing general partner of EnerVest Energy Institutional Fund XIV-2A, L.P. is EVFA XIV-2A, LLC, a Delaware limited liability company, whose sole member is EnerVest, Ltd., a Texas limited partnership, whose general partner is EnerVest Management GP, L.C., a Texas limited company. James Vanderhider and John Walker are principals of EnerVest Management GP, L.C. and may therefore be deemed to be the beneficial owners of the shares held by EnerVest Energy Institutional Fund XIV-WIC, L.P. Messrs. Vanderhider and Walker disclaim beneficial ownership of the shares held by EnerVest Energy Institutional Fund XIV-2A, L.P. except to the extent of their pecuniary interest therein. The business address of EnerVest Energy Institutional Fund XIV-2A, L.P. is 1001 Fannin Street, Suite 800 Houston, Texas 77002.
(4)	The managing general partner of EnerVest Energy Institutional Fund XIV-3A, L.P. is EVFA XIV-3A, LLC, a Delaware limited liability company, whose sole member is EnerVest, Ltd., a Texas limited partnership, whose general partner is EnerVest Management GP, L.C., a Texas limited company. James Vanderhider and John Walker are principals of EnerVest Management GP, L.C. and may therefore be deemed to be the beneficial owners of the shares held by EnerVest Energy Institutional Fund XIV-WIC, L.P. Messrs. Vanderhider and Walker disclaim beneficial ownership of the shares held by EnerVest Energy Institutional Fund XIV-3A, L.P. except to the extent of their pecuniary interest therein. The business address of EnerVest Energy Institutional Fund XIV-3A, L.P. is 1001 Fannin Street, Suite 800 Houston, Texas 77002.
(5)	The managing general partner of EnerVest Energy Institutional Fund XIV-C, L.P. is EVFC GP XIV, LLC, a Texas limited liability company, whose sole member is EnerVest, Ltd., a Texas limited partnership, whose general partner is EnerVest Management GP, L.C., a Texas limited company. James Vanderhider and John Walker are principals of EnerVest Management GP, L.C. and may therefore be deemed to be the beneficial owners of the shares held by EnerVest Energy Institutional Fund XIV-WIC, L.P. Messrs. Vanderhider and Walker disclaim beneficial ownership of the shares held by EnerVest Energy Institutional Fund XIV-C, L.P. except to the extent of their pecuniary interest therein. The business address of EnerVest Energy Institutional Fund XIV-C, L.P. is 1001 Fannin Street, Suite 800 Houston, Texas 77002.
(6)	TPG Pace Energy Sponsor, LLC holds an aggregate of 16,090,000 shares of Class F Common Stock. The managing member of TPG Pace Energy Sponsor, LLC is TPG Pace Governance, LLC, a Cayman Islands limited liability company, whose sole member is TPG Holdings, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands corporation, whose sole stockholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James Coulter are sole stockholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by TPG Pace Energy Sponsor, LLC. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by TPG Pace Energy Sponsor, LLC except to the extent of their pecuniary interest therein.
(7)	Prior to the Closing, TPG Holdings expects to assign a portion of its right to purchase an aggregate of 1,000,000 shares of Class A Common Stock in connection with the PIPE Investment to Mr. Bonderman.

(8)	Fidelity Management & Research Company has agreed to purchase 15,100,000 shares of Class A Common Stock in connection with the PIPE Investment. The business address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.
(9)	According to Schedule 13G filed on May 15, 2017, the business address of Adage Capital Partners L.P. is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116. Adage Capital Partners L.P. and Schedule 13Gs other reporting persons each report shared voting and dispositive power.
(10)	Mr. Chazen directly purchased an aggregate of 159,900 shares of common stock of which 127,900 were units, which included 127,900 shares of Class A Common Stock plus warrants to purchase 42,633 shares of Class A Common Stock, and 32,000 shares of Class A Common Stock. Mr. Chazen has agreed to purchase 1,500,000 shares of Class A Common Stock in connection with the PIPE Investment.
(11)	Prior to the Closing, TPG Holdings expects to assign a portion of its right to purchase an aggregate of 1,000,000 shares of Class A Common Stock in connection with the PIPE Investment to Mr. MacDougall.
(12)	Prior to the Closing, TPG Holdings expects to assign a portion of its right to purchase an aggregate of 1,000,000 shares of Class A Common Stock in connection with the PIPE Investment to Mr. Tamraz.
(13)	John B. Walker’s beneficial ownership is derived from his pecuniary interest in EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P. and EnerVest Energy Institutional Fund XIV-C, L.P.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

PIPE Investment

In connection with the PIPE Investment, the Company agreed to issue and sell in a private placement 1,500,000 shares of Class A Common Stock to Stephen Chazen, the Company’s President, Chief Executive Officer and Chairman, and 1,000,000 shares of Class A Common Stock to TPG Holdings. Prior to the Closing, TPG Holdings expects to assign its right to purchase Class A Common Stock in connection with the PIPE Investment to the TPG Holdings Assignees, which the Company expects will include two of the Company’s directors, David Bonderman and Michael MacDougall, and the Company’s Executive Vice President of Corporate Development and Secretary, Eduardo Tamraz. The PIPE Investment is conditioned upon the satisfaction or waiver of all conditions precedent to the closing of the Karnes County Transaction and other customary conditions, and is expected to close concurrently with, the business combination.

Founder Shares

On February 22, 2017, the Sponsor purchased an aggregate of 11,500,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the founder shares was determined by dividing the amount of cash contributed to the Company by the number of founder shares issued by the Company.

On April 24, 2017, the Company agreed to effect a stock dividend prior to the closing of the IPO of approximately 0.5 shares of Class F Common Stock for each share of Class F Common Stock, which resulted in a total of 17,250,000 issued and outstanding founder shares. The stock dividend also adjusted the founder shares subject to forfeiture from 1,500,000 to 2,250,000 such that the founder shares would represent 20.0% of the Company’s issued and outstanding common shares after the IPO. The stock dividend was accounted for with a transfer from additional paid in capital to Class F Common Stock as there is a legal requirement to maintain par value per share. On April 24, 2017, the Sponsor transferred 40,000 founder shares to each of the Company’s four independent directors at their original purchase price. On June 24, 2017, the Sponsor forfeited 1,000,000 founder shares on the expiration of the underwriters’ over-allotment option. At March 31, 2018, the Sponsor and the Company’s initial stockholders held, collectively, 16,250,000 founder shares.

Private Placement Warrants

On the closing of our IPO, our Sponsor purchased from the Company an aggregate of 10,000,000 private placement warrants at a price of $1.50 per warrant, or approximately $15,000,000, in a private placement that occurred in conjunction with the completion of the IPO. Each private placement warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustment. A portion of the purchase price of the private placement warrants was placed in the Trust Account. The private placement warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO. The Sponsor, or its permitted transferees, will have the option to exercise the private placement warrants on a cashless basis. The private placement warrants will not be transferable, assignable or saleable until thirty (30) days after the completion of the business combination.

If the Company does not complete the business combination within twenty-four (24) months from the Close Date, the proceeds from the sale of the private placement warrants will be used to fund the redemption of the Company’s public shares (subject to the requirements of applicable law), the exercise period of the private placement warrants will terminate and the private placement warrants will expire worthless.

Units

The Company’s Chief Executive Officer purchased 100,000 units in the IPO at the offering price of $10.00 per share. Rights and obligations under these units are identical to those offered in the IPO.

During the period from August 18, 2017 to August 23, 2017, the Company’s Chief Executive Officer purchased a total of 27,900 units in a series of open market transactions at a weighted average price of $10.24 per unit. The actual price paid for each unit ranged from a low of $10.23 to a high of $10.30.

Class A Common Stock

During the period from August 18, 2017 to August 24, 2017, Stephen Chazen, the Company’s President, Chief Executive Officer and Chairman purchased a total of 32,000 shares of Class A Common Stock in a series of open market transactions at a price of $9.80 per share.

Stockholder Agreement

Concurrently with the Closing, the Company, Sponsor, and the Karnes County Contributors will enter into the Stockholder Agreement, which will govern certain rights and obligations following the Closing. Under the Stockholder Agreement, the Karnes County Contributors will be entitled to nominate two (2) directors and the Sponsor shall be entitled to nominate two (2) directors for appointment to the TPGE Board so long as the Karnes County Contributors and the Sponsor meet certain ownership criteria as outlined in the Stockholder Agreement. For more information about the Stockholder Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Agreement.” The full text of the proposed Stockholder Agreement is attached to this proxy statement as Annex E.

Registration Rights

Holders of the founder shares and private placement warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO (the “Initial Registration Rights Agreement”). The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Initial Registration Rights Agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Further, in connection with the Closing, we will enter the Registration Rights Agreement with the Holders, pursuant to which we will be required to register for resale under the Securities Act all or any portion of the shares of Class A Common Stock that the Holders hold as of the date of the Registration Rights Agreement, and may acquire thereafter. Upon entry into the Registration Rights Agreement, all rights and obligations of the parties to the Initial Registration Rights Agreement (including our Sponsor) that will be parties to the Registration Rights Agreement will be terminated and will be replaced by the rights and obligations set forth in the Registration Rights Agreement. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Registration Rights Agreement.” The form of the Registration Rights Agreement is attached to this proxy statement as Annex F.

Class F Waiver Agreement

In connection with the business combination, on March 20, 2018, the Company entered into the Class F Waiver Agreement with the Sponsor and the other holders of the Company’s Class F Common Stock, pursuant to which the Sponsor and such other holders agreed to waive their rights to receive additional shares of Class A Common Stock upon conversion of the shares of Class F Common Stock in connection with the business combination pursuant to certain adjustments provided for in the Company’s Charter. In addition, our Sponsor agreed to vote all of its shares of our voting common stock in favor of the Proposals. For more information about the Class F Waiver Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Class F Waiver Agreement.” A copy of the Class F Waiver Agreement is attached to this proxy statement as Annex J.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavour to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Notes Payable

Between Inception and the closing of the IPO, the Sponsor loaned the Company $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the IPO. These notes were non-interest bearing and were repaid in full to the Sponsor at the closing of the IPO.

Administrative Services Agreement

On May 10, 2017, the Company entered into an agreement to pay $20,000 a month for office space, and administrative and support services to an affiliate of the Sponsor, and will terminate the agreement upon the earlier of an Initial Business Combination or the liquidation of the Company. For the period from Inception to December 31, 2017, the Company incurred expenses of $153,333 under this agreement.

Related Person Transaction Policy

The Company has a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our audit committee is responsible for reviewing, approving or ratifying all relationships and related person transactions between the Company and (i) its directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of its common stock or (iii) any immediate family member of any person specified in (i) and (ii). The audit committee is responsible for reviewing all related person transactions and, where the audit committee determines that such transactions are in the Company’s best interests, approving such transactions in advance of such transaction being given effect.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the audit committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. Our policy also includes certain exceptions for transactions that need not be reported and provides the audit committee with the discretion to pre-approve certain transactions.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of the Company’s Securities

Our units, each of which consists of one share of our Class A Common Stock, and one-third of one warrant to purchase one share of our Class A Common Stock at $11.50 per share, began trading on NYSE under the symbol “TPGE.U” on May 5, 2017. On June 23, 2017, we announced that holders of our units could elect to separately trade the shares of Class A Common Stock and the warrants included in the units. Those units not separated continue to trade on the NYSE under the symbol “TPGE.U,” and each of the shares of Class A Common Stock and warrants trade separately on the NYSE under the symbols “TPGE” and “TPGE WS,” respectively. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Class A Common Stock and warrants as reported on NYSE for the periods presented.

	Units (TPGE.U)				Class A Common Stock (TPGE)				Warrants (TPGE WS)
	High		Low		High		Low		High		Low
Fiscal 2017:
Quarter ended 6/30/2017(1)		$10.58		$10.07		$10.25		$10.00		$1.41		$1.20
Quarter ended 9/30/2017		$10.40		$10.10		$9.98		$9.70		$1.75		$1.32
Quarter ended 12/31/2017		$10.37		$10.05		$10.07		$9.67		$1.40		$1.10

Fiscal 2018:
Quarter ended 3/31/2018		$10.93		$10.06		$10.30		$9.67		$1.89		$1.33
Quarter ended 6/30/2018(2)	$		$		$		$		$		$

(1)	Beginning on May 5, 2017 with respect to TPGE.U and June 30, 2017 with respect to TPGE and TPGE WS.
(2)	Through , 2018.

On March 19, 2018, the trading date before the public announcement of the business combination, the Company’s units, Class A Common Stock and warrants closed at $10.28, $9.73 and $1.52, respectively.

Dividend Policy of the Company

The Company has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the TPGE Board at such time.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, KPMG LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

HOUSEHOLDING INFORMATION

Unless TPGE has received contrary instructions, TPGE may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of TPGE’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of TPGE’s disclosure documents, the stockholders should follow these instructions:

•	If the shares are registered in the name of the stockholder, the stockholder should contact TPGE at its offices at TPG Pace Energy Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 to inform TPGE of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The TPGE Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

We anticipate that the 2019 annual meeting of stockholders will be held no later than                     , 2019. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2019 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about                     , 2019, such proposals must be received by the Company at its offices at 301 Commerce Street, Suite 3300, Fort Worth, Texas, 76102, no later than                     , 2018.

In addition, our bylaws provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day before the meeting and not later than the later of (x) the close of business on the ninetieth (90th) day before the meeting or (y) the close of business on the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made by the Company. Thus, for our 2019 annual meeting of stockholders, assuming the meeting is held on                     , 2019, notice of a proposal must be delivered to our Secretary no later than                     , 2019, and no earlier than                     , 2018. The Chairman of the TPGE Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, our bylaws provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the one hundred twentieth (120th) day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the tenth (10th) day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made by the Company. Thus, for our 2019 annual meeting of stockholders, assuming the meeting is held on                     , 2019, notice of a nomination must be delivered to our Secretary no later than                     , 2019, and no earlier than                     , 2018. The Chairman of the TPGE Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

TPGE files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read TPGE’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document TPGE files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact TPGE’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at: (203) 658-9400)

Email: TPGE.info@morrowsodali.com

If you are a TPGE stockholder and would like to request documents, please do so by                     , 2018, in order to receive them before the special meeting. If you request any documents from TPGE, TPGE will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to TPGE and the Sellers has been supplied by TPGE and the Sellers, respectively. Information provided by either TPGE and the Sellers does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of TPGE for the special meeting. TPGE has not authorized anyone to give any information or make any representation about the business combination, TPGE or the Sellers that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page

TPG Pace Energy Holdings Corp. (Unaudited)
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017	F-3
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2018 and for the Period from February 14, 2017 (Inception) to March 31, 2017	F-4
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Period from February 14, 2017 (Inception) to March 31, 2018	F-5
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018 and for the Period from February 14, 2017 (Inception) to March 31, 2017	F-6
Unaudited Notes to the Financial Statements	F-7

TPG Pace Energy Holdings Corp. (Audited)
Report of Independent Registered Public Accounting Firm	F-22
Audited Balance Sheet as of December 31, 2017	F-23
Audited Statement of Operations for the Period from February 14, 2017 (Inception) to December 31, 2017	F-24
Audited Statement of Stockholders’ Equity for the Period from February 14, 2017 (Inception) to December 31, 2017	F-25
Audited Statement of Cash Flows for the Period from February 14, 2017 (Inception) to December 31, 2017	F-26
Notes to the Financial Statements	F-27

Alta Mesa Eagle, LLC (Audited)
Report of Independent Registered Public Accounting Firm	F-41
Audited Statement of Operations for the Period from January 1, 2015 to September 30, 2015	F-42
Audited Statement of Cash Flows for the Period from January 1, 2015 to September 30, 2015	F-43
Unaudited Statement of Member’s Equity for the Period from January 1, 2015 to September 30, 2015	F-44
Notes to the Financial Statements	F-45

Karnes County Business (Unaudited)
Unaudited Combined Balance Sheets as of March 31, 2018 and December 31, 2017	F-53
Unaudited Combined Statements of Operations for the Three Months Ended March 31, 2018 and 2017	F-54
Unaudited Combined Statements of Changes in Parents’ Net Investment for the Period from January 1, 2017 to March 31, 2018	F-55
Unaudited Combined Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017	F-56
Unaudited Notes to the Combined Financial Statements	F-57

Karnes County Business (Audited)
Report of Independent Registered Public Accounting Firm	F-67
Audited Combined Balance Sheets as of December 31, 2017 and 2016	F-69
Audited Combined Statements of Operations for the Period from Inception (September 30, 2015) to December 31, 2015 and the Years Ended December 31, 2016 and 2017	F-70
Audited Combined Statements of Changes in Parents’ Net Investment for the Period from Inception (September 30, 2015) to December 31, 2015 and the Years Ended December 31, 2016 and 2017	F-71
Audited Combined Statements of Cash Flows for the Period from Inception (September 30, 2015) to December 31, 2015 and the Years Ended December 31, 2016 and 2017	F-72
Notes to the Combined Financial Statements	F-73

Giddings Assets (Unaudited)
Unaudited Statements of Revenues and Direct Operating Expenses for the Three Months Ended March 31, 2018 and 2017	F-91
Unaudited Notes to the Statements of Revenues and Direct Operating Expenses	F-92

Giddings Assets (Audited)
Independent Auditors’ Report	F-97
Audited Statements of Revenues and Direct Operating Expenses for the Years Ended December 31, 2015, 2016 and 2017	F-99
Notes to the Statements of Revenues and Direct Operating Expenses	F-100

BlackBrush Assets (Audited)
Independent Auditors’ Report	F-108
Audited Statements of Revenues and Direct Operating Expenses for the Years Ended December 31, 2015 and 2016 and the Period from January 1, 2017 to January 31, 2017	F-109
Notes to the Statements of Revenues and Direct Operating Expenses	F-110

GulfTex Karnes EFS, LP (Audited)
Independent Auditor’s Report	F-116
Balance Sheets as of December 31, 2015 and April 27, 2016	F-117
Statements of Operations for the Year Ended December 31, 2015 and the Period from January 1, 2016 to April 27, 2016	F-118
Statements of Changes in Partners’ Capital for the Year Ended December 31, 2015 and the Period from January 1, 2016 to April 27, 2016	F-119
Statements of Cash Flows for the Year Ended December 31, 2015 and the Period from January 1, 2016 to April 27, 2016	F-120
Notes to the Financial Statements	F-121

GulfTex Energy III, LP (Audited)
Independent Auditor’s Report	F-137
Balance Sheets as of December 31, 2015 and April 27, 2016	F-138
Statements of Operations for the Year Ended December 31, 2015 and the Period from January 1, 2016 to April 27, 2016	F-139
Statements of Changes in Partners’ Capital for the Year Ended December 31, 2015 and the Period from January 1, 2016 to April 27, 2016	F-140
Statements of Cash Flows for the Year Ended December 31, 2015 and the Period from January 1, 2016 to April 27, 2016	F-141
Notes to the Financial Statements	F-142

Subsequent GulfTex Assets (Audited)
Independent Auditors’ Report	F-159
Audited Statement of Revenues and Direct Operating Expenses for the Year Ended December 31, 2017	F-160
Notes to the Statement of Revenues and Direct Operating Expenses	F-161

TPG Pace Energy Holdings Corp.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash	$571,738	$851,466
Prepaid expenses	153,917	142,276

Total current assets	725,655	993,742
Investments held in Trust Account	654,912,726	652,839,151
Deferred tax asset	914,685	104,569

Total assets	$656,553,066	$653,937,462

Liabilities and stockholders’ equity
Current liabilities:
Accrued professional fees, travel and other expenses	$5,202,754	$1,445,005
Federal income taxes payable	759,964	359,823

Total current liabilities	5,962,718	1,804,828
Deferred underwriting compensation	22,750,000	22,750,000

Total liabilities	28,712,718	24,554,828
Commitments and contingencies
Class A common stock subject to possible redemption; 62,284,034 and 62,438,263 shares at March 31, 2018 and December 31, 2017, respectively at a redemption value of $10.00 per share	622,840,340	624,382,630
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 2,715,966 shares issued and outstanding (excluding 62,284,034 shares subject to possible redemption) at March 31, 2018, and 2,561,737 shares issued and outstanding (excluding 62,438,263 shares subject to possible redemption) at December 31, 2017	271	256
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 16,250,000 shares issued and outstanding	1,625	1,625
Additional paid-in capital	5,008,203	3,465,928
Retained earnings (accumulated deficit)	(10,091)	1,532,195

Total stockholders’ equity	5,000,008	5,000,004

Total liabilities and stockholders’ equity	$656,553,066	$653,937,462

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Energy Holdings Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended March 31, 2018	For the Period from February 14, 2017 (inception) to March 31, 2017
Revenue	$—	$—
Professional fees and other expenses	4,014,379	63,223
Travel expenses	11,457	—

Loss from operations	(4,025,836)	(63,223)
Interest income	2,073,575	21

Loss from continuing operations	(1,952,261)	(63,202)
Income tax benefit	409,975	22,121

Net loss attributable to common stock	$(1,542,286)	$(41,081)

Net loss per share of common stock:
Basic and diluted	$(0.02)	$—

Weighted average shares of common stock outstanding:
Basic and diluted	81,250,000	9,500,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Energy Holdings Corp.

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(unaudited)

	Preferred Stock		Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at February 14, 2017 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Sale of shares of Class F common stock to Sponsor on February 22, 2017 at $0.002 per share	—	—	—	—	11,500,000	1,150	23,850	—	25,000
Net loss attributable to common stock	—	—	—	—	—	—	—	(41,081)	(41,081)

Balance at March 31, 2017	—	$—	—	$—	11,500,000	$1,150	$23,850	$(41,081)	$(16,081)

	Preferred Stock		Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2017	—	$—	2,561,737	$256	16,250,000	$1,625	$3,465,928	$1,532,195	$5,000,004
Change in shares subject to possible redemption	—	—	154,229	15	—	—	1,542,275	—	1,542,290
Net loss attributable to common stock	—	—	—	—	—	—	—	(1,542,286)	(1,542,286)

Balance at March 31, 2018	—	$—	2,715,966	$271	16,250,000	$1,625	$5,008,203	$(10,091)	$5,000,008

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Energy Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended March 31, 2018	For the Period from February 14, 2017 (inception) to March 31, 2017
Cash flows from operating activities:
Net loss attributable to common stock	$(1,542,286)	$(41,081)
Changes in operating assets and liabilities:
Prepaid expenses	(11,641)	—
Deferred tax asset	(810,116)	—
Accrued professional fees and other expenses	3,772,459	41,102
Federal income taxes payable	400,141	—
Interest on Investments held in Trust Account	(2,073,575)	—

Net cash provided by (used in) operating activities	(265,018)	21
Cash flows from financing activities:
Proceeds from sale of shares of Class F common stock to Sponsor	—	25,000
Proceeds of notes payable from Sponsor	—	300,000
Payment of accrued offering costs	(14,710)	—

Net cash provided by financing activities	(14,710)	325,000
Net change in cash	(279,728)	325,021
Cash at beginning of period	851,466	—

Cash at end of period	$571,738	$325,021

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$22,750,000	$—
Accrued offering costs	—	482,133

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Energy Holdings Corp.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization and Business Operations

Organization and General

TPG Pace Energy Holdings Corp. (the “Company”) was incorporated in the state of Delaware on February 14, 2017 (“Inception”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPG Pace Energy Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), which is an affiliate of TPG Global, LLC.

On March 15, 2018, the Company formed three indirect wholly owned subsidiaries; TPG Pace Energy Parent LLC, TPG Pace Energy Intermediate LLC and TPG Pace Energy Operating LLC. All three entities are Delaware limited liability companies and were formed in contemplation of the Proposed Business Combination (as defined herein).

All activity for the period from Inception to March 31, 2018 relates to the Company’s formation and the initial public offering of units, each consisting of one of the Company’s shares of Class A common stock and one-third of one warrant to purchase one share of Class A common stock (the “Public Offering”), and the identification and evaluation of prospective acquisition targets for a Business Combination, including with respect to the Proposed Business Combination. The Company will not generate operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 4, 2017. The Public Offering closed on May 10, 2017 (the “Close Date”). The Sponsor purchased an aggregate of 10,000,000 warrants at a purchase price of $1.50 per warrant, or $15,000,000 in the aggregate, in a private placement on the Close Date (the “Private Placement”). The warrants are included in additional paid-in capital at the balance sheet.

The Company intends to finance a Business Combination with, among other things, proceeds from its $650,000,000 Public Offering (see Note 3) and $15,000,000 Private Placement (see Note 4). The proposed financing for the Proposed Business Combination is discussed below under “Proposed Business Combination.” At the Close Date, proceeds of $650,000,000, net of underwriting discounts of $13,000,000 and funds designated for operational use of $2,000,000, were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as described below.

The Trust Account

On the Close Date, all funds held in the Trust Account were invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”).

Funds will remain in the Trust Account except for the withdrawal of interest to fund working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. The proceeds from the Public Offering will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the amended and restated certificate of incorporation to modify the substance and timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the Business Combination within 24 months from the Close Date, or (iii) the redemption of all of the Company’s public shares if it is unable to complete the Business Combination within 24 months from the Close Date, subject to applicable law. In addition, if the Company is unable to complete the Business Combination within 24 months from the Close Date for any reason, compliance with Delaware law may require that the Company submit a plan of dissolution to the then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account.

Of the remaining proceeds of $2,000,000 held outside the Trust Account, $300,000 was used to repay the loan from the Sponsor, with the remainder available to pay offering costs, business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

After signing a definitive agreement for a Business Combination, the Company will provide the public stockholders with the opportunity to redeem all or a portion of their public shares either (i) in connection with a stockholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public stockholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval under the law or stock exchange listing requirements. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the Close Date to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay its taxes (less up to

$100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company’s Sponsor and four independent directors (collectively, “Initial Stockholders”) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (as defined in Note 4) if the Company fails to complete the Business Combination within 24 months from the Close Date. However, if the Initial Stockholders acquire public shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete the Business Combination within the allotted 24-month time period.

The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s public shares.

If the Company fails to complete the Business Combination, the redemption of the Company’s public shares will reduce the book value of the shares held by the Initial Stockholders, who will be the only remaining stockholders after such redemptions.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. As a result, such shares are recorded at their redemption amount and classified as temporary equity on the balance sheet, in accordance with ASC 480, “Distinguishing Liabilities from Equity.”

Proposed Business Combination

On March 20, 2018, the Company and TPG Pace Energy Parent LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Pace LLC”), as applicable, entered into the following agreements:

•	a Contribution and Merger Agreement (as subsequently amended, the “Karnes County Contribution Agreement”), by and among the Company, Pace LLC, EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-A, EV XIV-WIC, EV XIV-2A and EV XIV-3A, the “Karnes County Contributors”), pursuant to which the Company, through Pace LLC, will acquire all of the Karnes County Contributors’ collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas (the “Karnes County Assets”);

•

a Purchase and Sale Agreement (the “Giddings Purchase Agreement”) by and among Pace LLC, EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership (“EV XI-A”), EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership (“EV XI-WI”), EnerVest Holding, L.P., a Texas limited partnership (“EV Holding”), and EnerVest Wachovia Co-Investment

Partnership, L.P., a Delaware limited partnership (“EV Co-Invest” and, together with EV XI-A, EV XI-WI and EV Holding, the “Giddings Sellers”), pursuant to which the Company, through Pace LLC, will acquire all of the Giddings Sellers’ collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk (the “Giddings Assets”); and

•	a Membership Interest Purchase Agreement (the “Ironwood MIPA” and, together with the Karnes County Contribution Agreement and the Giddings Purchase Agreement, the “Business Combination Agreements”, and the transactions contemplated thereby, the “Proposed Business Combination”) by and among Pace LLC, EV XIV-A, EV XIV-WIC and EV XIV-C (EV XIV-A, EV XIV-WIC and EV XIV-C, collectively, the “Ironwood Sellers” and, together with the Karnes County Contributors and the Giddings Sellers, the “Sellers”), pursuant to which the Company, through Pace LLC, will acquire all of the Ironwood Sellers’ approximate 35% membership interest (the “Ironwood Interests” and together with the Karnes County Assets and the Giddings Assets, the “Target Assets”) in Ironwood Eagle Ford Midstream, LLC, a Texas limited liability company, which owns an Eagle Ford gathering system.

At the closing of the Proposed Business Combination, the Company will acquire the Karnes County Assets, the Giddings Assets and the Ironwood Interests. On May 10, 2018, the Company, Pace LLC and the Karnes County Contributors entered into Amendment No. 1 to the Karnes Country Contribution Agreement to make certain changes in the forms of the Stockholder Agreement and the Second A&R Charter attached as exhibits to the Karnes County Contribution Agreement. On June 27, 2018, the Company, Pace LLC and the Karnes County Contributors entered into Amendment No. 2 to the Karnes County Contribution Agreement to make certain changes in the form of the Stockholder Agreement attached as an exhibit to the Karnes County Contribution Agreement.

The following table summarizes certain material terms with respect to the Proposed Business Combination:

Transaction	Sellers	Consideration(1)	Earnout
Giddings Transaction	Giddings Sellers (certain entities associated with EnerVest Fund XI)	Approximately $308,000,000 in cash	Until December 31, 2021, up to $47,000,000 in cash based on certain net revenue thresholds

Karnes County Transaction	Karnes County Contributors (certain entities associated with EnerVest Fund XIV)

Approximately $2.09 billion, consisting of an amount in cash determined by the Company in its sole discretion (but no less than $610,000,000) and the remainder in stock(2)

The Company will also reimburse the Karnes County Contributors for costs associated with the acquisition of certain assets acquired by the Karnes County Contributors on March 1, 2018, with an effective date of February 1, 2018, which will be included in the Karnes County Assets, which are expected to be approximately $146,600,000

For five (5) years following the closing of the Proposed Business Combination, up to 13,000,000 additional shares of our stock based on certain EBITDA and free cash flow or stock price thresholds(2)

Transaction	Sellers	Consideration(1)	Earnout

Ironwood Transaction	Ironwood Sellers (certain entities associated with EnerVest Fund XIV)	$25,000,000 in cash	None

(1)	Assumes no adjustments to the consideration payable to the Sellers under the Business Combination Agreements, whether as a result of an effective date of January 1, 2018 or otherwise.
(2)	The Karnes County Contributors may elect to receive shares of the Company’s Class A Common Stock and/or Class B Common Stock. In the event that the Karnes County Contributors elect to receive shares of Class B Common Stock, they will also receive an equal number of units representing membership interests in Pace LLC, which shall be redeemable for shares of Class A Common Stock following the closing of the Proposed Business Combination in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Pace LLC, as the same may be amended or supplemented from time to time.

Unless waived by the parties to the Business Combination Agreements, the closing of the Proposed Business Combination is subject to a number of conditions set forth in the Business Combination Agreements, including, among others, receipt of the requisite approval of the Company’s stockholders and the Company having at least $610,000,000 in Available Cash (as defined in the Karnes County Purchase Agreement). The obligations of the Company and Pace LLC (but not the Karnes County Contributors) to consummate the Karnes County Transaction are conditioned upon the closing of the Giddings Transaction. The obligations of Pace LLC (but not the Giddings Sellers) to consummate the Giddings Transaction are conditioned upon the closing of the Karnes County Transaction. The obligations of the parties to consummate the Ironwood Transaction are conditioned upon the closing of the Karnes County Transaction. The Business Combination Agreements may be terminated at any time prior to the consummation of the Proposed Business Combination upon agreement of the parties thereto, or for other reasons in specified circumstances. The Company (but not the Karnes County Contributors) may terminate the Karnes County Contribution Agreement if the Giddings Purchase Agreement has been terminated in accordance with its terms. Pace LLC (but not the Giddings Sellers) may terminate the Giddings Purchase Agreement if the Karnes County Contribution Agreement has been terminated in accordance with its terms. Any party to the Ironwood MIPA may terminate such agreement if the Karnes County Contribution Agreement has been terminated in accordance with its terms.

Commitment Letters. On March 20, 2018, TPG Pace Energy Operating LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company (“Pace Operating LLC”), entered into a debt commitment letter (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”) with the lender parties thereto (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to make available to Pace Operating LLC in accordance with the terms of the Debt Commitment Letter an RBL Facility in an aggregate principal amount of $1,000 million and a Senior Bridge Facility in an aggregate principal amount of $500,000,000 (less any proceeds received from the issuance of the Senior Notes on or prior to the Closing Date). The RBL Facility will have availability of $385,000,000 on the closing date of the Proposed Business Combination and an initial borrowing base of $550,000,000. The proceeds of the borrowings on the closing date of the Proposed Business Combination under the RBL Facility (if any) and the Senior Bridge Facility (if any), together with the proceeds from the issuance of the Senior Notes (if any), the PIPE Investment and the cash in the Trust Account, will be used to finance the cash portion of the consideration of the Proposed Business Combination, to fund redemptions of shares by public stockholders in connection with the Proposed Business Combination, to pay the costs, fees and expenses (including original issue discount and/or upfront fees and deferred underwriting expenses in respect of the Company’s initial public offering and fees and expenses payable pursuant to the Business Combination Agreements) associated with the Proposed Business Combination and for working capital and general corporate purposes.

The Company filed a preliminary proxy statement with the SEC in connection with the Proposed Business Combination on May 10, 2018 (the “Proxy Statement”). The Proxy Statement contains important information regarding the Proposed Business Combination.

For more information regarding the Proposed Business Combination, please see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Proposed Business Combination.”

Going Concern

At March 31, 2018, the Company had current liabilities of $5,962,718 and negative working capital of $5,237,063 largely due to amounts owed for professional services associated with the Public Offering and operating of the Company. As discussed above, the Company has the ability to use annually up to $750,000 of interest earned from the Trust Account to fund working capital. The Company’s ability to continue as a going concern is dependent upon its ability to consummate a Business Combination or have access to sufficient interest income from the Trust Account to fund expenses and negative working capital balances. If there is insufficient interest income available to pay such amounts in full or if a Business Combination does not occur, the Company will need to obtain additional funds to meet its liabilities. Management’s options for obtaining additional working capital, to the extent needed, include potentially requesting loans from the Sponsor or affiliates of the Sponsor, or certain of the Company’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that the Company will be able to raise such funds if they are needed. In addition, the Company’s Proposed Business Combination still has conditions upon which a successful completion is contingent. The uncertainty regarding the need for and ability to obtain such funding raises substantial doubt about the Company’s ability to continue as a going concern.

The accompanying unaudited interim condensed consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at March 31, 2018 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for the full year or any future periods. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed by the Company on February 14, 2018 with the SEC. As discussed above in Note 1, the accompanying unaudited interim condensed consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties that exist about the Company’s ability to continue as a going concern.

Principles of Consolidation

The accompanying interim condensed consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents at March 31, 2018.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

The Permitted Investments are Level I at March 31, 2018.

Redeemable Common Stock

All 65,000,000 shares of Class A common stock sold as part of the Units (as defined below) in the Public Offering contain a redemption feature as discussed above. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A common stock in an amount that would cause its net tangible assets, or total stockholders’ equity, to fall below $5,000,001. Accordingly, at March 31, 2018 and December 31, 2017, 62,284,034 and 62,438,263, respectively, of the Company’s 65,000,000 shares of Class A common stock were classified outside of permanent equity at their redemption value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs of $1,424,561 in connection with the Public Offering. These costs, together with the underwriter discount and Deferred Discount (as defined below), totaling $35,750,000, were charged to additional paid-in capital upon completion of the Public Offering.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period as calculated using the treasury stock method. At March 31, 2018, the Company had outstanding warrants to purchase up to 31,666,666 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted net income per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. At March 31, 2018, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income per share of common stock is the same as basic net income per share of common stock for the period.

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since Inception.

The Company has incurred costs related to the Proposed Business Combination which are expected to be deductible for federal income tax purposes if the Proposed Business Combination is completed. These costs generated a deferred tax asset of approximately $914,685 at March 31, 2018, which is currently available to offset future taxable income.

For the three months ended March 31, 2018 and the period from Inception to March 31, 2017, the Company incurred United States federal income tax benefits of approximately $409,975 and $22,121, respectively.

On September 15, 2017 and December 15, 2017, the Company made estimated quarterly tax payments of $400,000 and $407,000, respectively, to the Internal Revenue Service (“IRS”) for federal income taxes estimated for 2017 on interest earned in the Trust Account. The funds were paid from the Trust Account. At March 31, 2018 and December 31, 2017 the Company had accrued federal income taxes of $759,964 and $359,823, respectively.

State Franchise Tax

As the Company is incorporated in the state of Delaware, it is subject to Delaware state franchise tax which is computed based on an analysis of both authorized shares and total gross assets. At March 31, 2018 and December 31, 2017, the Company had accrued Delaware state franchise taxes of $50,000 and $152,610, respectively, included in accrued professional fees and other expenses on the balance sheet.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

In its Public Offering, the Company sold 65,000,000 units at a price of $10.00 per unit. Each unit consists of one share of Class A common stock of the Company at $0.0001 par value and one-third of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. The Warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the Close Date, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants issued in connection with the 65,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s public shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the shares of Class A common stock issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of a Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $13,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $22,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount has been recorded as a deferred liability on the balance sheet at March 31, 2018 as management has deemed the consummation of a Business Combination to be probable.

4. Related Party Transactions

Founder Shares

On February 22, 2017, the Sponsor purchased an aggregate of 11,500,000 shares of the Company’s Class F common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued by the Company.

On April 24, 2017, the Company agreed to effect a stock dividend prior to the closing of the Public Offering of approximately 0.5 shares of Class F common stock for each share of Class F common stock, which resulted in a total of 17,250,000 issued and outstanding Founder Shares. The stock dividend also adjusted the Founder Shares subject to forfeiture from 1,500,000 to 2,250,000 such that the Founder Shares would represent 20.0% of the Company’s issued and outstanding common shares after the Public Offering. The stock dividend was accounted for with a transfer from additional paid in capital to Class F common stock as there is a legal requirement to maintain par value per share. On April 24, 2017, the Sponsor transferred 40,000 Founder Shares to each of the Company’s four independent directors at their original purchase price. On June 24, 2017, the Sponsor forfeited 1,000,000 Founder Shares on the expiration of the underwriters’ over-allotment option. At March 31, 2018, the Initial Stockholders held, collectively, 16,250,000 Founder Shares.

The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that:

•	only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination;

•	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•	the Initial Stockholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Public Offering. If the Company submits the Business Combination to the public stockholders for a vote, the Initial Stockholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any public shares purchased during or after the Public Offering in favor of the Business Combination; and

•	the Founder Shares are automatically convertible into Class A common stock at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the Initial Stockholders have agreed not to transfer, assign or sell any of their respective Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

On the Close Date, the Sponsor purchased from the Company an aggregate of 10,000,000 private placement warrants at a price of $1.50 per warrant, or approximately $15,000,000, in the Private Placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units sold in the Public Offering. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete the Business Combination within 24 months from the Close Date, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Units

The Company’s Chief Executive Officer purchased 100,000 Units in the Public Offering at the offering price of $10.00 per share. Rights and obligations under these Units are identical to those offered in the Public Offering.

During the period from August 18, 2017 to August 23, 2017, the Company’s Chief Executive Officer purchased a total of 27,900 Units in a series of open market transactions at a weighted average price of $10.24 per Unit. The actual price paid for each Unit ranged from a low of $10.23 to a high of $10.30.

Class A Common Stock

During the period from August 18, 2017 to August 24, 2017, the Company’s Chief Executive Officer purchased a total of 32,000 shares of Class A Common Stock in a series of open market transactions at a price of $9.80 per share.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering (the “Initial Registration Rights Agreement”). The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Initial Registration Rights Agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Note Payable

Between Inception and the Close Date, the Company’s Sponsor loaned the Company $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid in full to the Sponsor at the Close Date.

Administrative Services Agreement

On May 10, 2017, the Company entered into an agreement to pay $20,000 a month for office space, administrative and support services to an affiliate of the Sponsor, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company. For the three months ended March 31, 2018, the Company incurred expenses of $60,000 under this agreement.

Private Aircraft Travel

The Company reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of the Company, including the use of private aircraft. The Company did not incur any private aircraft expenses for either the three months ended March 31, 2018 or the period from Inception to March 31, 2017. Private aircraft services are provided by independent third parties, coordinated by an affiliate of the Company and billed to the Company at cost.

New Registration Rights Agreement

In connection with the closing of the Proposed Business Combination, the Company will enter a registration rights agreement (the “New Registration Rights Agreement”) with the Karnes County Contributors and the Initial Stockholders (the “Holders”) pursuant to which the Company will be required to register for resale under the Securities Act all or any portion of the shares of Class A Common Stock that the Holders hold as of the date of the New Registration Rights Agreement, and may acquire thereafter. Upon entry into the New Registration Rights Agreement, all rights and obligations of the parties to the Initial Registration Rights Agreement (including the Sponsor) that will be parties to the New Registration Rights Agreement will be terminated and will be replaced by the rights and obligations set forth in the New Registration Rights Agreement.

PIPE Investment

The Company agreed to issue and sell in a private placement 1,500,000 shares of Class A Common Stock (the “PIPE Investment”) to Stephen Chazen, the Company’s President, Chief Executive Officer and Chairman, and 1,000,000 shares of Class A Common Stock to TPG Holdings III, L.P. (“TPG Holdings”). Prior to the closing of the Proposed Business Combination, TPG Holdings expects to assign its right to purchase Class A Common Stock in connection with the PIPE Investment to certain TPG executives, which the Company expects will include two of the Company’s directors, David Bonderman and Michael MacDougall, and the Company’s Executive Vice President of Corporate Development and Secretary, Eduardo Tamraz. The PIPE Investment is conditioned upon the satisfaction or waiver of all conditions precedent to the closing of the Karnes County Transaction and other customary conditions, and is expected to close concurrently with, the Proposed Business Combination.

Stockholder Agreement

Concurrently with the closing of the Proposed Business Combination, the Company, Sponsor, and the Karnes County Contributors will enter into a Stockholder Agreement (the “Stockholder Agreement”), which will govern certain rights and obligations following the closing of the Proposed Business Combination. Under the Stockholder Agreement, the Karnes County Contributors will be entitled to nominate two (2) directors and the Sponsor shall be entitled to nominate two (2) directors for appointment to the Company’s board of directors so long as the Karnes County Contributors and the Sponsor meet certain ownership criteria as outlined in the Stockholder Agreement.

Class F Waiver Agreement

In connection with the Proposed Business Combination, on March 20, 2018, the Company entered into a waiver agreement with the Sponsor and the other holders of the Company’s Class F Common Stock, pursuant to which the Sponsor and such other holders agreed to waive their rights to receive additional shares of Class A Common Stock upon conversion of the shares of Class F Common Stock in connection with the Proposed Business Combination pursuant to certain adjustments provided for in the Company’s charter.

5. Investments Held in Trust Account

Gross proceeds of $650,000,000 and $15,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $13,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On the Close Date, all funds held in the Trust Account were invested in Permitted Investments, which are considered Level 1 investments under ASC 820. For the three months ended March 31, 2018, the Permitted Investments generated interest income of $2,073,575, all of which was reinvested in Permitted Investments.

On September 15, 2017 and December 15, 2017, the Company made payments of $400,000 and $407,000, respectively, with funds from the Trust Account, to the IRS for estimated federal income taxes on interest earned in the Trust Account. At March 31, 2018, the balance of funds held in the Trust Account was $654,912,726.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $22,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

7. Stockholders’ Equity

Class A Common Stock

The Company is currently authorized to issue 200,000,000 shares of Class A common stock. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized shares of Class A common stock at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of shares of Class A common stock are entitled to one vote for each share with the exception that only holders of shares of Class F common stock have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At March 31, 2018, there were 65,000,000 shares of Class A common stock issued and outstanding, of which 62,284,034 shares were subject to possible redemption and are classified outside of stockholders’ equity at the balance sheet.

Class F Common Stock

The Company is currently authorized to issue 20,000,000 shares of Class F common stock. At March 31, 2018, there were 16,250,000 shares of Class F common stock (Founder Shares) issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. At March 31, 2018, there were no shares of preferred stock issued or outstanding.

Dividend Policy

The Company has not paid and does not intend to pay any cash dividends on its common stock prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.

8. Subsequent Events

On May 9, 2018, the Company changed the name of TPG Pace Energy Operating LLC to Magnolia Oil & Gas Operating LLC.

On May 11, 2018, the Sponsor loaned the Company $1,000,000 under an unsecured promissory note. This loan is non-interest bearing and is payable on the earlier of May 10, 2019 or the closing date of a Business Combination.

Except as noted above, management has performed an evaluation of subsequent events through May 14, 2018, the date the unaudited interim condensed consolidated financial statements were issued, noting no subsequent events which require adjustment or disclosure.

Report of Independent Registered Public Accounting Firm

To the stockholders and board of directors of

TPG Pace Energy Holdings Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TPG Pace Energy Holdings Corp. (the Company) as of December 31, 2017, the related statements of operations, changes in stockholders’ equity, and cash flows for the period from February 14, 2017 (inception) to December 31, 2017, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from February 14, 2017 (inception) to December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s negative working capital at December 31, 2017 and the limitation on the amount of cash available to the Company from interest earned on the Trust Account raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2017.

Fort Worth, Texas

February 14, 2018

TPG Pace Energy Holdings Corp.

Balance Sheet

December 31, 2017
Assets
Current assets:
Cash	$851,466
Prepaid expenses	142,276

Total current assets	993,742
Investments held in Trust Account	652,839,151
Deferred tax asset	104,569

Total assets	$653,937,462

Liabilities and stockholders’ equity
Current liabilities:
Accrued professional fees, travel and other expenses	$1,445,005
Federal income taxes payable	359,823

Total current liabilities	1,804,828
Deferred underwriting compensation	22,750,000

Total liabilities	24,554,828
Commitments and contingencies
Class A common stock subject to possible redemption; 62,438,263 shares at December 31, 2017, at a redemption value of $10.00 per share	624,382,630
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 2,561,737 shares issued and outstanding (excluding 62,438,263 shares subject to possible redemption) at December 31, 2017	256
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 16,250,000 shares issued and outstanding	1,625
Additional paid-in capital	3,465,928
Retained earnings	1,532,195

Total stockholders’ equity	5,000,004

Total liabilities and stockholders’ equity	$653,937,462

The accompanying notes are an integral part of these financial statements.

TPG Pace Energy Holdings Corp.

Statement of Operations

For the Period from February 14, 2017 (Inception) to December 31, 2017
Revenue	$—
Professional fees and other expenses	685,940
Travel expenses	213,152
State franchise tax	152,610

Loss from operations	(1,051,702)
Interest income	3,646,151

Income from continuing operations	2,594,449
Income tax expense	(1,062,254)

Net income attributable to common stock	$1,532,195

Net income per share of common stock:
Basic and diluted	$0.02

Weighted average shares of common stock outstanding:
Basic and diluted	62,920,561

The accompanying notes are an integral part of these financial statements.

TPG Pace Energy Holdings Corp.

Statement of Stockholders’ Equity

	Preferred Stock		Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at February 14, 2017 (Inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Sale of shares of Class F common stock to Sponsor on February 22, 2017 at $0.002 per share	—	—	—	—	11,500,000	1,150	23,850	—	25,000
Class F common stock dividend effected on April 24, 2017	—	—	—	—	5,750,000	575	(575)	—	—
Proceeds from initial public offering of Units on May 10, 2017 at $10.00 per Unit	—	—	65,000,000	6,500	—	—	649,993,500	—	650,000,000
Sale of 10,000,000 Private Placement Warrants to Sponsor on May 10, 2017 at $1.50 per Private Placement Warrant	—	—	—	—	—	—	15,000,000	—	15,000,000
Underwriters’ discount	—	—	—	—	—	—	(13,000,000)	—	(13,000,000)
Deferred offering costs charged to additional paid-in capital	—	—	—	—	—	—	(1,424,561)	—	(1,424,561)
Deferred underwriting compensation	—	—	—	—	—	—	(22,750,000)	—	(22,750,000)
Class F common stock forfeited by Sponsor on June 24, 2017	—	—	—	—	(1,000,000)	(100)	100	—	—
Class A common stock subject to possible redemption; 62,438,263 shares at a redemption value of $10.00 per share	—	—	(62,438,263)	(6,244)	—	—	(624,376,386)	—	(624,382,630)
Net income attributable to common stock	—	—	—	—	—	—	—	1,532,195	1,532,195

Balance at December 31, 2017	—	$—	2,561,737	$256	16,250,000	$1,625	$3,465,928	$1,532,195	$5,000,004

The accompanying notes are an integral part of these financial statements.

TPG Pace Energy Holdings Corp.

Statement of Cash Flows

For the Period from February 14, 2017 (Inception) to December 31, 2017
Cash flows from operating activities:
Net income attributable to common stock	$1,532,195
Changes in operating assets and liabilities:
Prepaid expenses	(142,276)
Deferred tax asset	(104,569)
Accrued professional fees, travel and other expenses	1,430,295
Federal income taxes payable	359,823
Interest on investments held in Trust Account	(3,646,151)
Withdrawal of interest from Trust Account to pay federal income taxes	807,000

Net cash provided by operating activities	236,317
Cash flows from investing activities:
Proceeds deposited into Trust Account	(650,000,000)

Net cash used in investing activities	(650,000,000)
Cash flows from financing activities:
Proceeds from sale of Class F common stock to Sponsor	25,000
Proceeds from sale of Units in initial public offering	650,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	15,000,000
Proceeds of notes payable from Sponsor	300,000
Payment of underwriters discounts	(13,000,000)
Payment of accrued offering costs	(1,409,851)
Repayment of notes payable from Sponsor	(300,000)

Net cash provided by financing activities	650,615,149
Net change in cash	851,466
Cash at beginning of period	—

Cash at end of period	$851,466

Supplemental disclosure of cash flow information:
Cash paid for federal income taxes	$807,000
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$22,750,000
Accrued offering costs	$14,710

The accompanying notes are an integral part of these financial statements.

TPG Pace Energy Holdings Corp.

Notes to Financial Statements

1. Organization and Business Operations

Organization and General

TPG Pace Energy Holdings Corp. (the “Company”) was incorporated in the state of Delaware onFebruary 14, 2017 (“Inception”).The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company intends to focus its search for a target business in the energy or energy related industries, but may seek to complete a Business Combination with an operating company in any industry or location in the United States. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPG Pace Energy Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), which is an affiliate of TPG Global, LLC.

All activity for the period from Inception to December 31, 2017 relates to the Company’s formation and the initial public offering of units, each consisting of one of the Company’s shares of Class A common stock (“Public Shares”) and one-third of one warrant to purchase one share of Class A common stock (the “Public Offering”), and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 4, 2017. The Public Offering closed on May 10, 2017 (the “Close Date”). The Sponsor purchased an aggregate of 10,000,000 warrants at a purchase price of $1.50 per warrant, or $15,000,000 in the aggregate, in a private placement on the Close Date (the “Private Placement”). The warrants are included in additional paid-in capital at the balance sheet.

The Company intends to finance a Business Combination with proceeds from its $650,000,000 Public Offering (see Note 3) and $15,000,000 Private Placement (see Note 4). At the Close Date, proceeds of $650,000,000, net of underwriting discounts of $13,000,000 and funds designated for operational use of $2,000,000, were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as described below.

The Trust Account

On the Close Date, all funds held in the Trust Account were invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”).

Funds will remain in the Trust Account except for the withdrawal of interest to fund working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. The proceeds from the Public Offering will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the amended and restated certificate of incorporation to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering, or (iii) the redemption of all of the Company’s Public

Shares if it is unable to complete the Business Combination within 24 months from the Close Date, subject to applicable law. In addition, if the Company is unable to complete the Business Combination within 24 months from the closing of the Public Offering for any reason, compliance with Delaware law may require that the Company submit a plan of dissolution to the then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account.

Of the remaining proceeds of $2,000,000 held outside the Trust Account, $300,000 was used to repay the loan from the Sponsor, with the remainder available to pay offering costs, business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the target business must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

After signing a definitive agreement for a Business Combination, the Company will provide the public stockholders with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public stockholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval under the law or stock exchange listing requirements. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the Close Date to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company’s Sponsor and four independent directors (collectively, “Initial Stockholders”) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (as defined in Note 4) if the Company fails to complete the Business Combination within 24 months from the Close Date. However, if the Initial Stockholders acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the allotted 24-month time period.

The underwriters have agreed to waive their rights to any deferred underwriting commission (“Deferred Discount”) held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.

If the Company fails to complete the Business Combination, the redemption of the Company’s Public Shares will reduce the book value of the shares held by the Initial Stockholders, who will be the only remaining stockholders after such redemptions.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. As a result, such shares are recorded at their redemption amount and classified as temporary equity on the balance sheet, in accordance with ASC 480, “Distinguishing Liabilities from Equity.”

Going Concern

At December 31, 2017, the Company had current liabilities of $1,804,828 and negative working capital of $811,086 largely due to amounts owed to professional fees associated with the offering and operating of the Company. As discussed elsewhere in Note 1, The Company has the ability to use annually up to $750,000 of interest earned from the Trust Account to fund working capital. The Company’s ability to continue as a going concern is dependent upon its ability to consummate a Business Combination or have sufficient interest to fund expenses and negative working capital balances. If there is insufficient interest to pay such amounts in full or if a Business Combination does not occur the Company will need to obtain additional funds to meet its liabilities. Management’s options for obtaining additional working capital, to the extent needed, include potentially requesting loans from the Sponsor or affiliates of the Sponsor, or certain of the Company’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that the Company will be able to raise such funds if they are needed. The Company’s negative working capital and it’s limitation on the amount of cash available on interest earned from the Trust Account to fund working capital raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2017 and the results of operations and cash flows for the period presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents at December 31, 2017.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

The Permitted Investments are Level I at December 31, 2017.

Redeemable Common Stock

All 65,000,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature as discussed above. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A common stock in an amount that would cause its net tangible assets, or total stockholders’ equity, to fall below $5,000,001. Accordingly, at December 31, 2017, 62,438,263 of the Company’s 65,000,000 shares of Class A common stock were classified outside of permanent equity at their redemption value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs of $1,424,561 in connection with the Public Offering. These costs, together with the underwriter discount and Deferred Discount, totaling $35,750,000, were charged to additional paid-in capital upon completion of the Public Offering.

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period as calculated using the treasury stock method. At December 31, 2017, the Company had outstanding warrants to purchase of up to 31,666,666 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted net income per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events.

At December 31, 2017, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income per share of common stock is the same as basic net income per share of common stock for the period.

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since Inception.

State Franchise Tax

As the Company is incorporated in the state of Delaware, it is subject to Delaware state franchise tax which is computed based on an analysis of both authorized shares and total gross assets. At December 31, 2017, the Company had accrued Delaware state franchise taxes of $152,610 included in accrued professional fees, travel and other expenses on the balance sheet.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

In its Public Offering, the Company sold 65,000,000 units at a price of $10.00 per unit. Each unit consists of one share of Class A common stock of the Company at $0.0001 par value and one-third of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. The Warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the Close Date, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants issued in connection with the 65,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Public Shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the shares of Class A common stock issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of a Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $13,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $22,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount has been recorded as a deferred liability on the balance sheet at December 31, 2017 as management deemed the consummation of a Business Combination to be probable.

4. Related Party Transactions

Founder Shares

On February 22, 2017, the Sponsor purchased an aggregate of 11,500,000 shares of the Company’s Class F common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued by the Company.

On April 24, 2017, the Company agreed to effect a stock dividend prior to the closing of the Public Offering of approximately 0.5 shares of Class F common stock for each share of Class F common stock, which resulted in a total of 17,250,000 issued and outstanding Founder Shares. The stock dividend also adjusted the Founder Shares subject to forfeiture from 1,500,000 to 2,250,000 such that the Founder Shares would represent 20.0% of the Company’s issued and outstanding common shares after the Public Offering. The stock dividend was accounted for with a transfer from additional paid in capital to Class F common stock as there is a legal requirement to maintain par value per share. On April 24, 2017, the Sponsor transferred 40,000 Founder Shares to each of the Company’s four independent directors at their original purchase price. On June 24, 2017, the Sponsor forfeited 1,000,000 Founder Shares on the expiration of the underwriters’ over-allotment option. At December 31, 2017, the Sponsor and the Company’s four independent directors (the “Initial Stockholders”) held, collectively, 16,250,000 Founder Shares.

The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that:

•	only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination;

•	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•	the Initial Stockholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Public Offering. If the Company submits the Business Combination to the public stockholders for a vote, the Initial Stockholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination; and

•	the Founder Shares are automatically convertible into Class A common stock at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the Initial Stockholders agreed not to transfer, assign or sell any of their respective Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

On the Close Date, the Sponsor purchased from the Company an aggregate of 10,000,000 private placement warrants at a price of $1.50 per warrant, or approximately $15,000,000, in a private placement that occurred in conjunction with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units sold in the Public Offering. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete the Business Combination within 24 months from the Close Date, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Units

The Company’s Chief Executive Officer purchased 100,000 Units in the Public Offering at the offering price of $10.00 per share. Rights and obligations under these Units are identical to those offered in the Public Offering.

During the period from August 18, 2017 to August 23, 2017, the Company’s Chief Executive Officer purchased a total of 27,900 Units in a series of open market transactions at a weighted average price of $10.24 per Unit. The actual price paid for each Unit ranged from a low of $10.23 to a high of $10.30.

Class A Common Stock

During the period from August 18, 2017 to August 24, 2017, the Company’s Chief Executive Officer purchased a total of 32,000 shares of Class A Common Stock in a series of open market transactions at a price of $9.80 per share.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Note Payable

Between Inception and the Close Date, the Company’s Sponsor loaned the Company $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid in full to the Sponsor at the Close Date.

Administrative Services Agreement

On May 10, 2017, the Company entered into an agreement to pay $20,000 a month for office space, administrative and support services to an affiliate of the Sponsor, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company. For the period from Inception to December 31, 2017, the Company incurred expenses of $153,333 under this agreement.

Private Aircraft Travel

The Company reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of the Company, including the use of private aircraft. For the period from Inception to December 31, 2017, travel related reimbursements for private aircraft use were $125,681. Private aircraft services are provided by independent third parties, coordinated by an affiliate of the Company and billed to the Company at cost.

5. Investments Held in Trust Account

Gross proceeds of $650,000,000 and $15,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $13,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On the Close Date, all funds held in the Trust Account were invested in Permitted Investments, which are considered Level 1 investments under ASC 820. For the period from Inception to December 31, 2017, the investments held in the Trust Account generated interest income of $3,646,151, of which $807,000 was withdrawn to make estimated federal income tax payments to the IRS with the remainder reinvested in Permitted Investments.

On September 15, 2017 and December 15, 2017, the Company made payments of $400,000 and $407,000, respectively, with funds from the Trust Account, to the IRS for estimated federal income taxes on interest earned in the Trust Account. At December 31, 2017, the balance of funds held in the Trust Account was $652,839,151.

6. Income Tax

The Company incurred United States federal income tax expense of approximately $1,062,254 for the period from Inception to December 31, 2017.

On September 15, 2017 and December 15, 2017, the Company made estimated quarterly tax payments of $400,000 and $407,000, respectively, to the Internal Revenue Service (“IRS”) for federal income taxes estimated for 2017 on interest earned in the Trust Account. The funds were paid from the Trust Account. At December 31, 2017, the Company had accrued federal income taxes of $359,823 included in federal income taxes payable on the balance sheet.

The Company’s provision for income tax consists of the following:

For the Period from February 14, 2017 (Inception) to December 31, 2017
Federal
Current	$1,166,823
Deferred	(104,569)
State
Current	—
Deferred	—
Change in valuation allowance	—

Income tax provision	$1,062,254

The Company incurred costs related to its search to complete a business combination which are deductible for federal income tax purposes and resulted in the generation of a deferred tax asset of $104,569 which is available to offset future taxable income.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, the Company believes that no uncertainty exists with respect to future realization of the deferred tax assets and has not established a valuation allowance at December 31, 2017.

The following table reconciles the U.S. federal statutory tax rate to the effective rate of the Company’s provision for income taxes:

December 31, 2017
Provision for income taxes at U.S. federal statutory rate	34.0%
Permanent differences	4.4%
Rate change from tax reform	2.5%

Effective tax rate	40.9%

The guidance for the accounting and reporting for income taxes requires the Company to assess tax positions in cases where the interpretation of the tax law may be uncertain. The Company does not believe that it has any tax positions for which it is reasonably possible that it will be required to record significant amounts of unrecognized tax benefits within the next twelve months.

7. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $22,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

8. Stockholders’ Equity

Class A Common Stock

The Company is currently authorized to issue 200,000,000 shares of Class A common stock. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized shares of Class A common stock at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of shares of Class A common stock are entitled to one vote for each share with the exception that only holders of shares of Class F common stock have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At December 31, 2017, there were 65,000,000 shares of Class A common stock issued and outstanding, of which 62,438,263 shares were subject to possible redemption and are classified outside of stockholders’ equity at the balance sheet.

Class F Common Stock

The Company is currently authorized to issue 20,000,000 shares of Class F common stock. At December 31, 2017, there were 16,250,000 shares of Class F common stock (Founder Shares) issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. At December 31, 2017, there were no shares of preferred stock issued or outstanding.

Dividend Policy

The Company has not paid and does not intend to pay any cash dividends on its common stock prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.

9. Quarterly Financial Information (Unaudited)

Following are the Company’s unaudited quarterly statements of operations for the period from Inception to March 31, 2017 and the quarters ended June 30, 2017 through December 31, 2017. The Company has prepared the quarterly data on a consistent basis with the audited financial statements included elsewhere in this Annual Report on Form 10-K and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this Annual Report on Form 10-K. These quarterly operating results are not necessarily indicative of the Company’s operating results for any future period.

	For the Period from February 14, 2017 (Inception) to March 31, 2017	For the Three Months Ended June 30, 2017	For the Three Months Ended September 30, 2017	For the Three Months Ended December 31, 2017
Operating expenses:
Professional fees and other expenses	$63,223	$108,118	$250,286	$264,313
Travel expenses	—	98,625	77,363	37,164
State franchise tax	—	—	—	152,610
Interest income	21	652,720	1,357,208	1,636,202
Income tax benefit (expense)	22,121	(156,092)	(360,346)	(567,937)

Net income attributable to common stock	$(41,081)	$289,885	$669,213	$614,178

Net income per share of common stock:
Basic and diluted	$—	$0.01	$0.01	$0.01

Weighted average shares of common stock outstanding:
Basic and diluted	9,500,000	52,862,637	81,250,000	81,250,000

10. Subsequent Events

Management has performed an evaluation of subsequent events through February 14, 2018, the date the financial statements were issued, noting no subsequent events which require adjustment or disclosure.

ALTA MESA EAGLE, LLC

Financial Statements

For the Nine Months Ended

September 30, 2015

Report of Independent Registered Public Accounting Firm

To the Member of

Alta Mesa Eagle, LLC

Opinion on the Financial Statements

We have audited the accompanying statements of operations and cash flows of Alta Mesa Eagle, LLC (the Company) for the nine-month period ended September 30, 2015, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the nine-month period ended September 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

April 27, 2018

ALTA MESA EAGLE, LLC

STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(dollars in thousands)

Operating Revenues
Oil	$18,191
Natural gas	1,113
Natural gas liquids	873

Total operating revenues	20,177
Operating Expenses
Lease and plant operating expense	3,634
Gathering, transportation and processing	213
Production and ad valorem taxes	1,367
Depreciation, depletion, and amortization expense	12,213
Impairment expense	3,134
Asset retirement obligations accretion expense	8
General and administrative expense	2,462

Total operating expenses	23,031

Loss from operations	(2,854)
Other expense	(41)

Loss before state income taxes	(2,895)
Income tax expense	(32)

Net loss	$(2,927)

The accompanying notes are an integral part of these financial statements.

ALTA MESA EAGLE, LLC

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,927)
Adjustments to reconcile net loss to net cash provided by operating activities:
Asset retirement obligations accretion expense	8
Depreciation, depletion and amortization	12,213
Impairment expense	3,134

Net cash provided by operating activities	12,428
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(12,058)

Net cash used in investing activities	(12,058)
CASH FLOWS FROM FINANCING ACTIVITIES:
Deemed member’s distributions, net	(370)

Net cash used in financing activities	(370)

NET CHANGE IN CASH AND CASH EQUIVALENTS	—
CASH AND CASH EQUIVALENTS - Beginning of period	—

CASH AND CASH EQUIVALENTS - End of period	$—

NON-CASH INVESTING ACTIVITIES:
Change in accruals or liabilities for capital expenditures	$(2,542)

The accompanying notes are an integral part of these financial statements.

ALTA MESA EAGLE, LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY - UNAUDITED

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(dollars in thousands)

Balance at January 1, 2015	$55,620
Deemed distributions, net	(370)
Net loss	(2,927)

Balance at September 30, 2015	$52,323

The accompanying notes are an integral part of these financial statements.

ALTA MESA EAGLE, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BUSINESS

Alta Mesa Eagle, LLC (the “Company”), a Texas limited liability company, was formed July 8, 2011 by Alta Mesa Holdings, LP (“AMH”) for the purpose of acquiring and developing certain oil and gas assets primarily located in Karnes County, Texas (the “Eagleville Assets”). AMH was the sole member of the Company and owned all equity interests of the Company (the “Membership Interests”). The Company did not have employees and operated as a wholly-owned subsidiary of AMH.

On September 30, 2015, AMH sold 100% of its Membership Interests in the Company to EnerVest, Ltd and its affiliates (“EnerVest”), for a total price of $125.0 million, excluding customary purchase price adjustments.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — As a wholly-owned subsidiary of AMH, the Company utilized AMH’s centralized processes and systems for all its operating, accounting and treasury activities and did not operate as a stand-alone company. As such, the accompanying financial statements also include a portion of indirect costs for salaries and benefits, depreciation, rent, accounting, legal services, and other expenses incurred by AMH or other wholly-owned subsidiaries of AMH (together, the “AMH Entities”). The Company’s net results of the operations along with capital expenditures and allocated expenses funded by AMH are reflected as deemed distributions or contributions on a net basis to AMH as the sole member of the Company.

These allocated expenses were allocated to the Company using a combination of the ratio of the Company’s operating revenues, capital expenditures and lease operating expenses to AMH total for those items for the period from January 1, 2015 through September 30, 2015.

Use of Estimates —The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period.

Reserve estimates significantly impact depreciation, depletion and amortization expense and impairments of oil and natural gas properties and are subject to change based on changes in oil and natural gas prices and trends and changes in estimated reserve quantities. Other significant estimates include those related to oil and natural gas reserves, oil and natural gas revenues, asset retirement obligations, state taxes and contingencies and litigation. The Company bases its estimates on historical experience and various other assumptions. The Company reviews estimates and underlying assumptions on a regular basis. Actual results may differ from these estimates.

Cash and Cash Equivalents — The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company does not maintain its own bank account and the Company’s cash activity is pooled to one or more centralized cash management accounts held by AMH.

Oil and Natural Gas Properties — Oil and natural gas producing activities are accounted for using the successful efforts method of accounting. Under the successful efforts method, lease acquisition costs and all development costs, including unsuccessful development wells, are capitalized.

Exploration Expense — Exploration expenses, other than exploration drilling costs, are charged to expense as incurred. These expenses include seismic expenditures and other geological and geophysical costs, expired leases, and lease rentals. The costs of drilling exploratory wells and exploratory-type stratigraphic wells are initially capitalized pending determination of whether the well has discovered proved commercial reserves. If the exploratory well is determined to be unsuccessful, the cost of the well is transferred to expense. Exploratory well drilling costs may continue to be capitalized if the reserve quantity is sufficient to justify completion as a producing well and sufficient progress in assessing the reserves and the economic and operating viability of the project is being made. The Company did not recognize any exploration expense for the nine months ended September 30, 2015.

Proved Oil and Natural Gas Properties — Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing oil and natural gas are capitalized. All costs incurred to drill and equip successful exploratory wells, development wells, development-type stratigraphic test wells, and service wells, including unsuccessful development wells, are capitalized.

Impairment — The capitalized costs of proved oil and natural gas properties are reviewed at least quarterly for impairment following the guidance provided in FASB Accounting Standards Codification (“ASC”) 360-10-35, Property, Plant and Equipment, Subsequent Measurement, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group exceeds its fair market value and is not recoverable. The determination of recoverability is based on comparing the estimated undiscounted future net cash flows at a producing field level to the carrying value of the assets. If the future undiscounted cash flows, based on estimates of anticipated production from proved reserves and future crude oil and natural gas prices and operating costs, are lower than the carrying cost, the carrying cost of the asset or group of assets is reduced to fair value. For proved oil and natural gas properties, management estimates fair value by discounting the projected future cash flows at an appropriate risk-adjusted discount rate. The quarterly evaluations of the Company’s proved properties resulted in impairment expense of $3.1 million for the nine months ended September 30, 2015, primarily due to lower forecasted commodity prices.

Depreciation, Depletion and Amortization — Depreciation, depletion and amortization (“DD&A”) of capitalized costs of proved oil and natural gas properties is computed using the unit-of-production method based upon estimated proved reserves. Assets are grouped for DD&A on the basis of reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field. The reserve base used to calculate DD&A for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves. The reserve base used to calculate DD&A for lease and well equipment costs, which include development costs and successful exploration drilling costs, includes only proved developed reserves.

Revenue Recognition — The Company recognizes oil, natural gas and natural gas liquids revenues when products are delivered at a fixed or determinable price, title has transferred, and collectibility is reasonably assured.

Concentration of Credit Risk — The Company’s oil, natural gas and natural gas liquids revenues are derived principally from sales to customers in the oil and natural gas industry through the Company’s Eagleville operator, Murphy Oil Corporation. Therefore, both the Company’s Eagleville operator and customers may be similarly affected by changes in economic and other conditions within the oil and natural gas industry. The Company did not experience any significant credit losses on such sales for the nine months ended September 30, 2015.

Income Taxes — The Company is included as part of AMH for tax purposes and AMH elected under the Internal Revenue Code provisions to be treated as an individual partnership for tax purposes. Accordingly, items of the Company’s income, expense, gains and losses flow through to AMH and ultimately to AMH’s partners and are taxed at the partner level. Accordingly, no tax provision for federal income taxes is included in the Company’s financial statements.

The Company is subject to the Texas margin tax, which is considered a state income tax, and is included in “Income Tax Expense” on the statement of operations based on taxable income as defined under the rules for the margin tax.

Asset Retirement Obligations — The Company recognizes liabilities for the future costs of dismantlement and abandonment of wells, facilities, and other tangible long-lived assets along with an associated increase in the carrying amount of the related long-lived asset. The fair values of new asset retirement obligations are estimated using expected future costs discounted to present value. The cost of the tangible asset, including the asset retirement cost, is depleted over the useful life of the asset. Accretion expense is recognized as the discounted liability is accreted to its expected settlement value. Asset retirement obligations are subject to revision primarily for changes to the estimated timing and cost of abandonment. For the nine-months ended September 30, 2015, the Company recorded ARO accretion expense of approximately $8.0 thousand.

Recent Accounting Pronouncements — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The update provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing and uncertainty of revenues. The standard is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted, or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet. In August 2015, the FASB issued ASU No. 2015-14, Deferral of the Effective Date (“ASU 2015-14”). ASU 2015-14 defers the effective date of the new revenue standard by one year, making it effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is continuing to evaluate the impacts of the provisions of this ASU.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement for an acquirer in a business combination to restate prior period financial statements for measurement period adjustments. ASU 2015-16 requires that the cumulative impact of measurement period adjustments on current and prior periods be recognized in the reporting period in which the adjustment amount is determined. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, including interim periods within those years. The Company is continuing to evaluate the effect that adopting this guidance will have on its financial position, cash flows and results of operations.

Subsequent Events — The Company evaluated subsequent events for appropriate accounting and disclosure through the date these financial statements were issued.

NOTE 3. FAIR VALUE DISCLOSURES

The Company follows ASC 820, Fair Value Measurements and Disclosure. ASC 820 provides a hierarchy of fair value measurements, based on the inputs to the fair value estimation process. It requires disclosure of fair values classified according to defined “levels,” which are based on the reliability of the evidence used to determine fair value, with Level 1 being the most reliable and Level 3 the least. Level 1 evidence consists of observable inputs, such as quoted prices in an active market. Level 2 inputs typically correlate the fair value of the asset or liability to a similar, but not identical item which is actively traded. Level 3 inputs include at least some unobservable inputs, such as valuation models developed using the best information available in the circumstances.

Oil and natural gas properties are subject to impairment testing and potential impairment write down as described in Note 2. The quarterly impairment tests conducted for the nine months ended September 30, 2015 resulted in impairment charges totaling $3.1 million. The impairment analysis is based on the estimated discounted future cash flows for those properties and categorized as Level 3. Significant Level 3 assumptions used in the calculation of estimated discounted cash flows included our estimate of future oil and natural gas prices, production costs, development expenditures, estimated quantities and timing of production of proved reserves, appropriate risk-adjusted discount rates, and other relevant data.

New additions to asset retirement obligations result from estimations for new properties, and fair values for them are categorized as Level 3. Such estimations are based on present value techniques which utilize company-specific information for such inputs as cost and timing of plug and abandonment of wells and facilities.

NOTE 4. COMMITMENTS AND CONTINGENCIES

The Company is involved in disputes or legal actions arising in the ordinary course of business. No amounts related to these disputes or legal actions have been included in the financial statements as the Company’s management does not believe the outcome of such disputes or legal actions will have a material effect on these financial statements.

NOTE 5. RELATED PARTY TRANSACTIONS

The Company and the AMH Entities are parties to an agreement in which certain AMH Entities provided services to the Company (the “Shared Services Agreement”). Under the terms of the Shared Services Agreement, the AMH Entities provide certain services to the Company, including management, operational, accounting and treasury activities with an allocation for these services charged to the Company based on the Company’s operating revenues, capital expenditures and lease operating expenses. As a result of AMH’s sale of the Company to EnerVest, the Shared Services Agreement was terminated.

The Company was charged $2.4 million related to these services for the nine months ended September 30, 2015. These costs are presented as General and administrative expense in the Statement of Operations.

NOTE 6. SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES – UNAUDITED

Oil and Natural Gas Reserve Quantities

The reserve information presented below is based on estimates of net proved reserves as of September 30, 2015 that were prepared in accordance with guidelines established by the Securities and Exchange Commission (“SEC”). Proved oil and natural gas reserves are the estimated quantities of oil, natural gas, and natural gas liquids which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. A variety of methodologies are used to determine the Company’s proved reserve estimates. The primary methodologies used are decline curve analysis, advance production type curve matching, petro physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates across substantially all the Company’s properties. Reserve estimates are inherently imprecise, and estimates of undeveloped locations are more imprecise than estimates of established proved producing locations. Accordingly, the Company’s reserve estimates are expected to change as future information becomes available. The Company’s proved reserves are located entirely within the United States.

Proved oil and natural gas reserves were based on the unweighted arithmetic average of the first day of the month prices for the 12-month period before the reporting date. For the period ended September 30, 2015, benchmark prices used were $59.21 per Bbl for oil and $3.06 per MMBtu for natural gas. Natural gas liquid prices vary depending on the composition of the natural gas liquids basket and current prices for various components thereof, such as butane, ethane, and propane, among others. All prices are then further adjusted for quality, transportation fees and regional price differentials. For the period ended September 30, 2015, the average resulting prices after adjustments were $52.43 per Bbl for oil, $3.07 per MMBtu for natural gas and $16.85 for natural gas liquids.

The following table sets forth information regarding the Company’s estimated net proved developed and proved undeveloped oil and gas reserve quantities:

	Oil (MBbls)	Natural Gas (Mmcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed and undeveloped reserves:
Balance as of January 1, 2015	6,466	3,528	671	7,725
Revisions of previous estimates	(434)	1,006	42	(224)
Extensions and discoveries	652	462	71	800
Production	(405)	(407)	(77)	(550)

Balance as of September 30, 2015	6,279	4,589	707	7,751

Proved developed reserves:
Balance as of January 1, 2015	2,184	1,106	210	2,578
Balance as of September 30, 2015	1,932	1,511	233	2,417
Proved undeveloped reserves:
Balance as of January 1, 2015	4,282	2,422	461	5,147
Balance as of September 30, 2015	4,347	3,078	474	5,334

For the period ended September 30, 2015, extensions and discoveries contributed 800 MBoe to the Company’s proved reserves and is attributable to successful drilling and completion activities. Additionally, the Company had net negative revisions of 224 MBoe mainly due to the decline in commodity prices as compared to 2014.

Standardized Measure of Discounted Future Net Cash Flows

The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year. The standardized measure is intended to be a comparative benchmark value rather than an estimate of fair value.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) The estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of oil, natural gas, and natural gas liquids relating to the Company’s proved reserves to the year-end quantities of those reserves for reserves, (3) The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus Company overhead incurred, and (4) Future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Company’s control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. If reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized. Future development and production costs are calculated by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

As a limited liability company, the Company is a pass-through entity for tax purposes. The effect of future net income taxes has been excluded from the standardized measure of discounted future net cash flows, as the Company is not subject to federal income taxes. The Company is subject to the Texas franchise tax, which is an entity-level tax at a statutory rate of up to 1.0% of a portion of gross revenue apportioned to Texas.

The following table presents the standardized measure of discounted net cash flows related to proved oil and gas reserves for the period ended September 30, 2015 (in thousands):

Period Ended September 30, 2015
Future cash inflows	$355,173
Future production costs	(94,955)
Future development costs	(64,000)
Future income tax expense	(1,865)

Future net cash flows	194,353
10% annual discount for estimated timing of cash flows	(82,690)

Standardized measure of discounted future net cash flows	$111,663

The present value (at a 10% annual discount) of future net cash flows from the Company’s proved reserves is not necessarily the same as the current market value of its estimated oil and natural gas reserves. The Company bases the estimated discounted future net cash flows from its proved reserves, as described above, in accordance with the applicable accounting guidance. Actual future net cash flows from the Company’s oil and natural gas properties will also be affected by factors such as actual prices the Company receives for oil and natural gas, the amount and timing of actual production, supply of and demand for oil and natural gas and changes in governmental regulations or taxation.

A summary of changes in the standardized measure of discounted future net cash flows is as follows for the period ended September 30, 2015 (in thousands):

Period Ended September 30, 2015
Balance at the beginning of the period	$247,661
Net changes in prices and production costs	(143,467)
Changes in estimated future development costs	7,853
Sales, net of production costs	(14,963)
Extensions and discoveries	8,837
Revisions of previous quantity estimates	(10,239)
Previously estimated development costs incurred	4,062
Net change in income taxes	853
Accretion of discount	18,721
Changes in timing and other	(7,655)

Balance at the end of the period	$111,663

Karnes County Business

Unaudited Condensed Combined Financial Statements

as of March 31, 2018 and December 31, 2017 and

for the Three Months Ended March 31, 2018 and 2017

KARNES COUNTY BUSINESS

KARNES COUNTY BUSINESS

CONDENSED COMBINED BALANCE SHEETS

AS OF MARCH 31, 2018 AND DECEMBER 31, 2017

(UNAUDITED)

(dollars in thousands)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	$147,624	$100,512
Related party	12,489	13,692
Other current assets	165	332

Total current assets	160,278	114,536

PROPERTY, PLANT AND EQUIPMENT:
Proved oil and natural gas properties	1,845,599	1,654,988
Unproved oil and natural gas properties	101,498	76,708
Accumulated depreciation, depletion and amortization	(217,520)	(166,159)

Total property, plant and equipment-net	1,729,577	1,565,537

EQUITY METHOD INVESTMENT	9,270	8,901

TOTAL	$1,899,125	$1,688,974

LIABILITIES AND PARENTS' NET INVESTMENT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities:
Third party	$61,278	$74,536
Derivative liability	11,138	6,764

Total current liabilities	72,416	81,300

LONG-TERM LIABILITIES:
Asset retirement obligations	4,109	3,929
Long-term derivative liability	3,673	3,052
Deferred taxes	2,606	2,724
Other liabilities	—	131

Total long-term liabilities	10,388	9,836

COMMITMENTS AND CONTINGENCIES (Note 6)
PARENTS' NET INVESTMENT	1,816,321	1,597,838

TOTAL LIABILITIES AND PARENTS' NET INVESTMENT	$1,899,125	$1,688,974

See accompanying notes to the unaudited condensed combined financial statements.

KARNES COUNTY BUSINESS

CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(UNAUDITED)

(dollars in thousands)

	Three Months Ended March 31,
	2018	2017
REVENUES:
Oil sales	$154,156	$87,261
Natural gas sales	8,374	6,178
Natural gas liquids sales	9,782	5,567

Total operating revenues	172,312	99,006

OPERATING COSTS AND EXPENSES:
Lease operating expenses	10,935	8,598
Gathering, transportation and processing	3,751	3,880
Production taxes	7,724	4,453
Exploration costs	102	32
Asset retirement obligations accretion expense	96	72
Depreciation, depletion and amortization	51,361	25,168
General and administrative expenses	5,800	4,006

Total operating costs and expenses	79,769	46,209

OPERATING INCOME	92,543	52,797

OTHER INCOME (EXPENSE)
Gain (loss) on derivatives – net	(7,192)	1,337
Other (expense) income	369	(41)

Total other income (expense)	(6,823)	1,296

INCOME BEFORE INCOME TAX EXPENSE	85,720	54,093
INCOME TAX EXPENSE	354	797

NET INCOME	$85,366	$53,296

See accompanying notes to the unaudited condensed combined financial statements.

KARNES COUNTY BUSINESS

CONDENSED COMBINED STATEMENT OF CHANGES IN PARENTS’ NET INVESTMENT

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(UNAUDITED)

(dollars in thousands)

Balance—December 31, 2017	$1,597,838
Parents’ contribution, net	133,117
Net income	85,366

Balance—March 31, 2018	$1,816,321

See accompanying notes to the unaudited condensed combined financial statements.

KARNES COUNTY BUSINESS

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(UNAUDITED)

(dollars in thousands)

	For the Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$85,366	$53,296
Adjustments to reconcile net income to net cash provided by operating activities:
Asset retirement obligations accretion expense	96	72
Depreciation, depletion and amortization	51,361	25,168
(Gain) loss on derivatives – net	7,192	(1,337)
Cash settlements of matured derivative contracts	(2,196)	(124)
Deferred taxes	(118)	83
Other	(368)	(506)
Changes in assets and liabilities, net of amounts acquired:
Accounts receivable	(35,484)	(42,782)
Other assets	—	(22)
Accounts payable and accrued liabilities	(1,271)	9,995
Other assets and liabilities, net	35	—

Net cash provided by operating activities	104,613	43,843

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and natural gas properties	(150,139)	(58,653)
Additions to oil and natural gas properties	(87,591)	(25,577)

Net cash used in investing activities	(237,730)	(84,230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Parents' contribution, net	133,117	40,387

Net cash provided by financing activities	133,117	40,387

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS—Beginning of year	—	—

CASH AND CASH EQUIVALENTS—End of period	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$337	$43
NONCASH INVESTING ACTIVITIES:
Costs for additions to oil and natural gas properties in accounts payable and accrued liabilities	$39,532	$81,884

See accompanying notes to the unaudited condensed combined financial statements.

KARNES COUNTY BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(UNAUDITED)

1.	BACKGROUND AND ORGANIZATION

The accompanying unaudited condensed combined financial statements have been prepared to reflect the assets, liabilities, revenues, expenses and cash flows from certain oil and natural gas assets (the “Karnes County Business”) currently owned by EnerVest Energy Institutional Fund XIV-A, L.P. (“XIV-A”), EnerVest Energy Institutional Fund XIV-C, L.P. (“XIV-C”), EnerVest Energy Institutional Fund XIV-WIC, L.P. (“XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P. (“XIV-2A”) and EnerVest Energy Institutional Fund XIV-3A, L.P. (“XIV-3A”), together the “Karnes County Contributors”.

The Karnes County Business, which operates in the Eagle Ford Shale in South Texas, is being contributed as part of a contribution and merger agreement dated March 20, 2018 between the Karnes County Contributors and TPG Pace Energy Holdings Corp. (“TPGE”) and TPG Pace Energy Parent LLC (the “Contribution”). Upon completion of the business combination, TPGE expects that the Karnes County Business will be its “predecessor” for financial reporting purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The unaudited condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted. The Karnes County Contributors believe that the presentations and disclosures herein are adequate to make the information not misleading. The unaudited condensed combined financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year. These interim unaudited condensed combined financial statements should be read in conjunction with the Karnes County Business audited combined financial statements and the related notes for the year ended December 31, 2017.

Although the Karnes County Contributors are not under common control, each are managed by the same managing general partner, EnerVest, Ltd., (“EnerVest”) and as such, these unaudited condensed combined financial statements have been presented on a combined basis for financial reporting purposes.

The assets, liabilities, revenues, expenses and cash flows related to the Karnes County Business were not previously separately accounted for as a stand-alone legal entity and have been carved out of the overall assets, liabilities, revenues, expenses and cash flows from the Karnes County Contributors as appropriate. In addition, the Parents’ Net Investment represents the Karnes County Contributors’ interest in the recorded net assets of the Karnes County Business and represents the cumulative net investment of the Karnes County Contributors’ in the Karnes County Business through the dates presented, inclusive of cumulative operating results.

The Karnes County Contributors utilize EnerVest’s centralized processes and systems for its treasury services and the Karnes County Business’ cash activity are commingled with other oil and gas assets that are not part of the Contribution. As such, the net results of the cash transactions between the Karnes County Business and the Karnes County Contributors are reflected as Parents’ Net Investment in the accompanying balance sheets.

The accompanying unaudited condensed combined financial statements also include a portion of indirect costs for salaries and benefits, rent, accounting, legal services and other expenses. In addition to the allocation of indirect costs, the unaudited condensed combined financial statements reflect certain agreements executed by the

Karnes County Contributors for the benefit of the Karnes County Business, including price risk management instruments. The allocations methodologies for significant allocated items include:

Corporate G&A — EnerVest, as managing general partner, provides management, accounting and advisory services to the Karnes County Contributors in exchange for a quarterly management fee based on the Karnes County Contributors’ investor commitments, which were used, in part, to acquire the Karnes County Business and as well as other oil and natural properties that are not part of the Contribution. As such, the management fee was allocated to the Karnes County Business using a ratio of asset acquisitions value to total asset acquisitions completed by the Karnes County Contributors, for the each of the three month periods ended March 31, 2018 and 2017.

Derivatives — Certain Karnes County Contributors enter into financial instruments to manage the Karnes County Business’ exposure to changes in commodity prices for the Karnes County Business as well as other oil and natural gas properties that are not part of the Contribution, on a combined basis. The commodity derivative activity is allocated to the Karnes County Business using a ratio of expected crude oil and condensate, natural gas liquids (“NGL”), and natural gas volumes produced, on an equivalents basis, by the Karnes County Business to the Karnes County Contributors’ total expected crude oil and condensate, NGL, and natural gas produced, on an equivalents basis, for each of the three month periods ended March 31, 2018 and March 31, 2017.

Debt — The Karnes County Business’ oil and natural gas properties are collateral to various credit facilities held by the Karnes County Contributors. Amounts outstanding on these credit facilities have not been allocated to the Karnes County Business as they are not directly attributable to the Karnes County Business.

The management of the Karnes County Business believes the allocation methodologies used are reasonable and result in an allocation of the indirect costs and other items to operate the Karnes County Business as if it were a stand-alone entity. These allocations may not be indicative of the cost of future operations or the amount of future allocations. Direct costs were included at the historical amounts related to each reported period.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014–09, Revenue from Contracts with Customers (“ASU 2014-09”). This ASU, as amended, superseded virtually all of the revenue recognition guidance in generally accepted accounting principles in the United States. The core principle of the five–step model is that an entity will recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Entities can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. The Karnes County Business plans to implement ASU 2014-09 as of January 1, 2019 using the modified retrospective method. The adoption of this ASU will not have a material impact on the Karnes County Business unaudited condensed combined financial statements.

In August 2016, the FASB issued ASU No. 2016–15, Statement of Cash Flows. This ASU addresses certain cash flow issues with the objective of reducing the existing diversity in practice in how the cash receipts and cash payments are presented and classified in the statement of cash flows. The Karnes County Business adopted ASU 2016–15 on January 1, 2018. The adoption of this ASU did not have a material impact on the Karnes County Business unaudited condensed combined financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The main objective of ASU 2016-02 is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. ASU 2016-02 requires lessees to recognize assets and liabilities arising from leases on the balance sheet. ASU 2016-02 further defines a lease as a contract that conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. Control over the use of the identified asset means that the customer has both (1) the right to obtain substantially all of the economic benefit from the use of the asset and (2) the right to direct the use of the asset. ASU 2016-02 requires disclosures by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. For non-public entities, ASU 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years; early application is permitted. The Karnes County Business will not early adopt this standard. The Karnes County Business will apply the new standard for interim and annual reporting periods starting January 1, 2020 using a modified retrospective approach, including several optional practical expedients related to leases commenced before the effective date. The Karnes County Business is currently evaluating the impact of this standard on its financial statements and has started the assessment process by evaluating the population of leases under the revised definition. The adoption of this standard will result in an increase in the assets and liabilities on the Karnes County Business’s combined balance sheets. The quantitative impacts of the new standard are dependent on the leases in force at the time of adoption. As a result, the evaluation of the effect of the new standards will extend over future periods.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The main objective of ASU 2017-01 is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments of this ASU provide a screen to determine when asset is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments of this ASU (i) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (ii) remove the evaluation of whether a market participant could replace missing elements. The Karnes County Business adopted ASU 2017-01 on January 1, 2018, and has applied the ASU to any acquisitions.

No other new accounting pronouncements issued or effective during the three months ended March 31, 2018 have had or are expected to have a material impact on the unaudited condensed combined financial statements.

3.	ACQUISITIONS

On March 1, 2018, the Karnes County Business acquired the certain oil and natural gas properties located in the Eagle Ford Shale from GulfTex Energy III, L.P. and GulfTex Energy IV, L.P. for an adjusted purchase price of approximately $150.1 million, net of customary closing adjustments (the “Subsequent GulfTex Acquisition”).

The recognized fair value of identifiable assets and acquired liabilities assumed in connection with the Subsequent GulfTex Acquisition is as follows (dollars in thousands):

Total consideration	$150,139
Purchase Price Allocation:
Accounts receivable	10,425
Proved oil and natural gas properties	118,721
Unproved oil and natural gas properties	22,802
Accounts payable and accrued liabilities	(1,752)
Asset retirement obligations	(57)

$150,139

The purchase allocation in connection with the Subsequent GulfTex Acquisition is preliminary.

On January 31, 2017, the Karnes County Business acquired assets from BlackBrush Karnes Properties, LLC for aggregate consideration of approximately $58.7 million, net of customary closing adjustments (the “Subsequent BlackBrush Acquisition”).

The recognized fair value of identifiable assets and acquired liabilities assumed in connection with the Subsequent BlackBrush Acquisition, is as follows (dollars in thousands):

Total consideration	$58,653

Purchase Price Allocation:
Accounts receivable	2,193
Proved oil and natural gas properties	57,263
Unproved oil and natural gas properties	1,552
Accounts payable and accrued liabilities	(2,244)
Asset retirement obligations	(111)

$58,653

The Karnes County Business accounted for these acquisitions as business combinations. The assets acquired and the liabilities assumed have been measured at fair value based on various estimates. These estimates are based on key assumptions related to the business combination, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience of the companies, data that was available through the public domain and due diligence reviews of the acquire business. Any acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The results of operations for these acquisitions are included in the Karnes County Business’ unaudited condensed combined financial statements from the date of closing of each acquisition.

4.	RISK MANAGEMENT

The Karnes County Business’ activities expose it to risks associated with changes in the market price of oil, natural gas and natural gas liquids. As such, future earnings are subject to fluctuation due to changes in the market price of oil, natural gas and natural gas liquids. The Karnes County Contributors, on behalf of the Karnes County Business, use derivatives to reduce its risk of volatility in the prices of oil, natural gas and natural gas liquids and its policies do not permit the use of derivatives for speculative purposes.

The Karnes County Business has elected not to designate any of its derivatives as hedging instruments. Accordingly, changes in the fair value of our derivatives are recorded immediately to earnings as “Gain (loss) on derivatives-net” in the combined statements of operations.

As of March 31, 2018, the Karnes County Contributors had entered into commodity contracts for the benefit of the Karnes County Business with the following terms:

Period Covered	Hedged Volume	Weighted Average Fixed Price	Weighted Average Floor Price	Weighted Average Ceiling Price
Oil (MBbls):
Swaps - 2018	586.4	$53.51	$—	$—
Collars - 2018	1,218.5	—	45.32	66.34
Swaps - 2019	338.9	52.60	—	—
Collars - 2019	999.5	—	47.96	59.17
Collars - 2020	252.0	—	50.00	66.65

Natural Gas (MMBtus)
Swaps - 2018	165,000.0	$2.96	$—	$—
Collars - 2018	127,195.0	—	2.72	3.12
Swaps - 2019	9,000.0	3.16	—	—
Collars - 2019	57,090.0	—	2.51	3.38

Natural Gas Liquids (MBbls)
Swaps - 2018	109.3	$16.27	$—	$—

The following table sets forth the fair values and classification of the outstanding derivatives entered into by the Karnes County Contributors on behalf of the Karnes County Business (dollars in thousands):

	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets Presented in the Balance Sheet
Derivatives:
As of March 31, 2018:
Derivative asset	$406	$(406)	$—
Long-term derivative asset	15	(15)	—

Total	$421	$(421)	$—

As of December 31, 2017:
Derivative asset	$180	$(180)	$—
Long-term derivative asset	48	(48)	—

Total	$228	$(228)	$—

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Liabilities Presented in the Balance Sheet
Derivatives:
As of March 31, 2018:
Derivative liability	$11,544	$(406)	$11,138
Long-term derivative liability	3,688	(15)	3,673

Total	$15,232	$(421)	$14,811

As of December 31, 2017:
Derivative liability	$6,944	$(180)	$6,764
Long-term derivative liability	3,100	(48)	3,052

Total	$10,044	$(228)	$9,816

The Karnes County Business has entered into master netting arrangements with its counterparties. The amounts above are presented on a net basis in its balance sheets when such amounts are with the same counterparty. In addition, the Karnes County Business has recorded accounts payable and receivable balances related to its settled derivatives that are subject to its master netting arrangements. These amounts are not included in the above table; however, under its master netting agreements, the Karnes County Business has the right to offset these positions against its forward exposure related to outstanding derivatives.

5.	FAIR VALUE MEASUREMENTS

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets or liabilities. Level 2 refers to fair values determined based on quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 refers to fair values determined based on our own assumptions used to measure assets and liabilities at fair value.

The estimated fair values of the Karnes County Business’ financial instruments have been determined at discrete points in time based on relevant market information. The financial instruments consist of accounts receivable, accounts payable and accrued liabilities and derivatives. The carrying amounts of these financial instruments other than derivatives approximate fair value because of the short-term nature of the items. Derivatives are recorded at fair value (see below).

The following table presents the fair value hierarchy table for the Karnes County Business’ assets and liabilities that are required to be measured at fair value on a recurring basis (dollars in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of March 31, 2018:
Assets:
Oil, natural gas and natural gas liquids derivatives	$421	$—	$421	$—

Liabilities:
Oil, natural gas and natural gas liquids derivatives	$15,232	$—	$15,232	$—

As of December 31, 2017:
Assets:
Oil, natural gas and natural gas liquids derivatives	$228	$—	$228	$—

Liabilities:
Oil, natural gas and natural gas liquids derivatives	$10,044	$—	$10,044	$—

The Karnes County Business’ derivatives consist of over-the-counter (“OTC”) contracts which are not traded on a public exchange. As the fair value of these derivatives is based on inputs using market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third party pricing services, brokers and market transactions, the Karnes County Business has categorized these derivatives as Level 2. The Karnes County Business values these derivatives using the income approach using inputs such as the forward curve for commodity prices based on quoted market prices and prospective volatility factors related to changes in the forward curves.

6.	COMMITMENTS AND CONTINGENCIES

EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., and EnerVest Operating, L.L.C. are named defendants in a lawsuit wherein the plaintiffs claim to be entitled to a minority working interest in certain Karnes County Business properties. The litigation is in the discovery stage. The exposure related to this litigation is currently not reasonably estimable. An unfavorable outcome may have a material effect on the financial condition of the Karnes County Business.

The Karnes County Contributors are not aware of any additional disputes or legal actions that will have a material effect on the Karnes County Business’ unaudited condensed combined financial statements, and no amounts have been accrued at March 31, 2018 or December 31, 2017.

7.	RELATED PARTY TRANSACTIONS

EnerVest, as managing general partner, provides management, accounting and advisory services to the Karnes County Contributors in exchange for a quarterly management fee based on the Karnes County Contributors’ investor commitments. The management fees incurred by the Karnes County Contributors have been allocated to the Karnes County Business using a ratio of asset acquisitions value to total asset acquisitions completed by the Karnes County Contributors. The management fees allocated to the Karnes County Business and included in General and administrative expenses in the Combined Statements of Operations were $3.7 million and $4.0 million for the three months ended March 31, 2018 and 2017, respectively.

Along with allocated general and administrative expense, the Karnes County Contributors entered into operating agreements with EnerVest Operating, LLC (“EVOC”), a wholly-owned subsidiary of EnerVest, to act as contract operator of the Karnes County Business’ oil and natural gas wells. The Karnes County Business reimburses EVOC for direct expenses incurred. A majority of such expenses are charged on an actual basis (i.e., no mark-up or subsidy is charged or received by EVOC). These costs are included in lease operating expenses in the Combined Statements of Operations. Additionally, in its role as contract operator, EVOC also collects proceeds from oil, natural gas and natural gas liquids sales and distributes them to the Karnes County Business and other working interest owners. Amounts receivable from EVOC and other related parties were $12.5 million and $13.7 million at March 31, 2018 and December 31, 2017, respectively.

8.	SUBSEQUENT EVENTS

The Karnes County Business has evaluated subsequent events through June 27, 2018, and has determined there are no events that required disclosure or recognition in these unaudited condensed combined financial statements.

Karnes County Business

Combined Financial Statements as of and for the

Years Ended December 31, 2017 and 2016 and for the

Period from September 30, 2015 (Date of Inception)

to December 31, 2015 and Independent Auditors’ Report

KARNES COUNTY BUSINESS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-67

COMBINED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016 AND FOR THE PERIOD FROM SEPTEMBER 30, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015:

Combined Balance Sheets	F-69

Combined Statements of Operations	F-70

Combined Statements of Changes in Net Parents’ Investment	F-71

Combined Statements of Cash Flows	F-72

Notes to Combined Financial Statements	F-73

SUPPLEMENTAL INFORMATION (UNAUDITED) AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016 AND FOR THE PERIOD FROM SEPTEMBER 30, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015:

Supplemental Oil and Gas Information (Unaudited)	F-84

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Management of EnerVest, Ltd.,

General Partner of the Karnes County Business

Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying combined financial statements of certain oil and natural gas properties (the “Karnes County Business”) currently owned by EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P. and EnerVest Energy Institutional Fund XIV-3A, L.P. (together the “Karnes County Contributors”, all of which are under the common management of EnerVest Ltd., as general partner), which are being contributed as part of a contribution and merger agreement between the Karnes County Contributors and TPG Pace Energy Holdings Corp. and TPG Pace Energy Parent LLC, which comprise the combined balance sheets as of December 31, 2017 and 2016, and the related combined statements of operations, changes in net parents’ investment, and cash flows for the years ended December 31, 2017 and 2016 and for the period from September 30, 2015 (date of inception) to December 31, 2015, and the related notes to the combined financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Karnes County Business as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years ended December 31, 2017 and 2016 and for the period from September 30, 2015 (date of inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of EnerVest, Ltd.’s management. Our responsibility is to express an opinion on the Karnes County Business’ financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Karnes County Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Karnes County Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Karnes County Business’ internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the Karnes County Business includes allocations of certain costs from the Karnes County Contributors. These costs may not be reflective of the actual level of costs which would have been incurred had the Karnes County Business operated as a separate entity apart from the Karnes County Contributors. As a result, historical financial information is not necessarily indicative of what the Karnes County Business’ combined results of operations, financial position and cash flows will be in the future.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 27, 2018

We have served as the Karnes County Business’ auditor since 2014.

KARNES COUNTY BUSINESS

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2016

(dollars in thousands)

	As of December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	$100,512	$40,795
Related party	13,692	819
Other	—	26
Other current assets	332	8

Total current assets	114,536	41,648

PROPERTY, PLANT AND EQUIPMENT:
Proved oil and natural gas properties	1,654,988	1,275,084
Unproved oil and natural gas properties	76,708	147,084
Accumulated depreciation, depletion and amortization	(166,159)	(36,448)

Total property, plant and equipment—net	1,565,537	1,385,720

EQUITY METHOD INVESTMENT	8,901	—

TOTAL ASSETS	$1,688,974	$1,427,368

LIABILITIES AND PARENTS’ NET INVESTMENT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities—third party	$74,536	$59,931
Derivative liability	6,764	2,123

Total current liabilities	81,300	62,054

LONG-TERM LIABILITIES:
Asset retirement obligations	3,929	2,421
Long-term derivative liability	3,052	302
Deferred taxes	2,724	673
Other long term liabilities	131	—

Total long-term liabilities	9,836	3,396

COMMITMENTS AND CONTINGENCIES (Note 7)
PARENTS’ NET INVESTMENT	1,597,838	1,361,918

TOTAL LIABILITIES AND PARENTS’ NET INVESTMENT	$1,688,974	$1,427,368

See accompanying notes to the Combined Financial Statements.

KARNES COUNTY BUSINESS

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016 AND FOR THE

PERIOD FROM SEPTEMBER 30, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015

(dollars in thousands)

	Year Ended December 31,		Period from September 30, 2015 (Date of Inception) to December 31, 2015
	2017	2016
REVENUES:
Oil sales	$350,204	$97,125	$5,720
Natural gas sales	25,916	7,677	233
Natural gas liquids sales	27,074	6,124	234

Total operating revenues	403,194	110,926	6,187

OPERATING COSTS AND EXPENSES:
Lease operating expenses	31,925	13,457	1,132
Gathering, transportation and processing	14,210	5,484	36
Production taxes	17,837	4,629	301
Exploration costs	700	13,123	—
Asset retirement obligations accretion expense	232	94	1
Depreciation, depletion and amortization	129,711	33,123	3,325
General and administrative expenses	18,568	12,157	637

Total operating costs and expenses	213,183	82,067	5,432

OPERATING INCOME	190,011	28,859	755

OTHER INCOME (EXPENSE)
Gain (loss) on derivatives—net	(8,488)	(6,717)	1,558
Other income	92	2	—

Total other income (expense)	(8,396)	(6,715)	1,558

INCOME BEFORE INCOME TAX EXPENSE	181,615	22,144	2,313
INCOME TAX EXPENSE	(2,741)	(673)	(58)

NET INCOME	$178,874	$21,471	$2,255

See accompanying notes to the Combined Financial Statements.

KARNES COUNTY BUSINESS

COMBINED STATEMENTS OF NET PARENTS’ INVESTMENT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016 AND FOR THE

PERIOD FROM SEPTEMBER 30, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015

(dollars in thousands)

Balance—September 30, 2015 (Date of Inception)	$—
Parents’ contribution, net	119,229
Net income	2,255

Balance—December 31, 2015	121,484
Parents’ contribution, net	1,218,963
Net income	21,471

Balance—December 31, 2016	1,361,918
Parents’ contribution, net	57,046
Net income	178,874

Balance—December 31, 2017	$1,597,838

See accompanying notes to the Combined Financial Statements.

KARNES COUNTY BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016 AND FOR THE

PERIOD FROM SEPTEMBER 30, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015

(dollars in thousands)

	Year Ended December 31,		Period from September 30,2015 (Date of Inception) to December 31, 2015
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$178,874	$21,471	$2,255
Adjustments to reconcile net income to net cash provided by operating activities:
Asset retirement obligations accretion expense	232	94	1
Depreciation, depletion and amortization	129,711	33,123	3,325
(Gain) loss on derivatives—net	8,488	6,717	(1,558)
Cash settlements of matured derivative contracts	(1,097)	(3,178)	442
Other	1,655	617	58
Changes in assets and liabilities, net of amounts acquired:
Accounts receivable	(70,822)	(20,358)	(283)
Accounts payable and accrued liabilities	10,522	(8,092)	1,074
Other assets and liabilities, net	(192)	64	—

Net cash provided by operating activities	257,371	30,458	5,314

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and natural gas properties	(58,653)	(1,223,458)	(121,996)
Additions to oil and natural gas properties	(247,426)	(25,963)	(2,547)
Purchase of equity method investment	(8,338)	—	—

Net cash used in investing activities	(314,417)	(1,249,421)	(124,543)

CASH FLOWS FROM FINANCING ACTIVITIES:
Parents’ contribution, net	57,046	1,218,963	119,229

Net cash provided by financing activities	57,046	1,218,963	119,229

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS—Beginning of year	—	—	—

CASH AND CASH EQUIVALENTS—End of period	$—	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$43	$—	$—
NONCASH INVESTING ACTIVITIES:
Costs for additions to oil and natural gas properties in accounts payable and accrued liabilities	$53,274	$51,435	$1,374
Contributions of assets to purchase equity method investment	$450	$—	$—

See accompanying notes to the Combined Financial Statements.

KARNES COUNTY BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016 AND FOR THE

PERIOD FROM SEPTEMBER 30, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015

1.	BACKGROUND AND ORGANIZATION

The accompanying combined financial statements have been prepared to reflect the assets, liabilities, revenues, expenses and cash flows from certain oil and natural gas assets (the “Karnes County Business”) currently owned by EnerVest Energy Institutional Fund XIV-A, L.P. (“XIV-A”), EnerVest Energy Institutional Fund XIV-C, L.P. (“XIV-C”), EnerVest Energy Institutional Fund XIV-WIC, L.P. (“XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P. (“XIV-2A”) and EnerVest Energy Institutional Fund XIV-3A, L.P. (“XIV-3A”), together the “Karnes County Contributors”, from the date of their earliest acquisition, September 30, 2015.

The Karnes County Business, which operates in the Eagle Ford Shale in South Texas, is being contributed as part of a contribution and merger agreement between the Karnes County Contributors and TPG Pace Energy Holdings Corp. (“TPGE”) and TPG Pace Energy Parent LLC (the “Contribution”). Upon completion of the business combination, TPGE expects that the Karnes County Business will be its “predecessor” for financial reporting purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — Although the Karnes County Contributors are not under common control, each are managed by the same managing general partner, EnerVest, Ltd., (“EnerVest”) and as such, these financial statements have been presented on a combined basis for financial reporting purposes.

The assets, liabilities, revenues, expenses and cash flows related to the Karnes County Business were not previously separately accounted for as a stand-alone legal entity and have been carved out of the overall assets, liabilities, revenues, expenses and cash flows from the Karnes County Contributors as appropriate. In addition, the Parents’ Net Investment represents the Karnes County Contributors’ interest in the recorded net assets of the Karnes County Business and represents the cumulative net investment of the Karnes County Contributors’ in the Karnes County Business through the dates presented, inclusive of cumulative operating results.

The Karnes County Contributors utilize EnerVest’s centralized processes and systems for its treasury services and the Karnes County Business’ cash activity are commingled with other oil and gas assets that are not part of the Contribution. As such, the net results of the cash transactions between the Karnes County Business and the Karnes County Contributors are reflected as Parents’ Net Investment in the accompanying balance sheets.

The accompanying financial statements also include a portion of indirect costs for salaries and benefits, rent, accounting, legal services and other expenses. In addition to the allocation of indirect costs, the financial statements reflect certain agreements executed by the Karnes County Contributors for the benefit of the Karnes County Business, including price risk management instruments. The allocations methodologies for significant allocated items include:

Corporate G&A — EnerVest, as managing general partner, provides management, accounting and advisory services to the Karnes County Contributors in exchange for a quarterly management fee based on the Karnes County Contributors’ investor commitments, which were used, in part, to acquire the Karnes County Business as well as other oil and natural properties that are not part of the Contribution. As such, the management fee was allocated to the Karnes County Business using a ratio of asset acquisitions value to total asset acquisitions completed by the Karnes County Contributors, for the period from September 30, 2015 (date of inception) through December 31, 2015, and the years ended December 31, 2016 and 2017.

Derivatives — Certain Karnes County Contributors enter into financial instruments to manage the Karnes County Business’ exposure to changes in commodity prices for the Karnes County Business as well as other oil and natural gas properties that are not part of the Contribution, on a combined basis. The commodity derivative activity is allocated to the Karnes County Business using a ratio of expected crude oil and condensate, natural gas liquids (“NGL”), and natural gas volumes produced, on an equivalents basis, by the Karnes County Business to the Karnes County Contributors’ total expected crude oil and condensate, NGL, and natural gas produced, on an equivalents basis, for the period from September 30, 2015 (date of inception) through December 31, 2015, and the years ended December 31, 2016 and 2017. (See Note 4).

Debt — The Karnes County Business’ oil and natural gas properties are collateral to various credit facilities held by the Karnes County Contributors. Amounts outstanding on these credit facilities have not been allocated to the Karnes County Business as they are not directly attributable to the Karnes County Business.

The management of the Karnes County Business believes the allocation methodologies used are reasonable and result in an allocation of the indirect costs and other items to operate the Karnes County Business as if it were a stand-alone entity. These allocations may not be indicative of the cost of future operations or the amount of future allocations. Direct costs were included at the historical amounts related to each reported period.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Karnes County Business does not maintain its own bank account and its cash activity is pooled to one or more centralized cash management accounts held by the Karnes County Contributors.

Accounts Receivable — Accounts receivable from oil, natural gas and natural gas liquids sales are recorded at the invoiced amount and do not bear interest. The Karnes County Business routinely assesses the financial strength of its customers and bad debts are recorded based on an account–by–account review after all means of collection have been exhausted and the potential recovery is considered remote.

As of December 31, 2017 and 2016, the Karnes County Business did not have any reserves for doubtful accounts and did not incur any expense related to bad debts. The Karnes County Business does not have any off–balance sheet credit exposure related to its customers

Oil and Natural Gas Properties — The Karnes County Business follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Lease acquisition costs are capitalized when incurred. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs and costs of certain non–producing leasehold costs are expensed as incurred. The costs of all development wells and related equipment used in the production of oil and natural gas are capitalized.

Sales proceeds are credited to the carrying value of the properties and no gains or losses are recognized upon the disposition of oil and natural gas properties except in transactions such as the significant disposition of an amortizable base that significantly affects the unit–of–production amortization rate.

The capitalized costs of producing oil and natural gas properties (including plugging, abandonment, and site restoration costs) are charged to expense as depreciation, depletion, and amortization using the units–of–production method based on the ratio of current production to estimated total net proved oil and natural gas reserves as estimated by independent petroleum engineers. Proved developed reserves are used in computing unit rates for drilling and development costs and total proved reserves are used for depletion rates of acquisition, leasehold and pipeline costs.

The Karnes County Business reviews its proved oil and natural gas properties for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset. The Karnes County Business did not recognize any impairments of its proved oil and natural gas properties during the period from September 30, 2015 (date of inception) to December 31, 2015 or the years ended December 31, 2016 or 2017.

Unproved oil and natural gas properties are assessed periodically on a property–by–property basis, and any impairment in value is recognized. The Karnes County Business did not recognize any impairments of its unproved oil and natural gas properties during the period from September 30, 2015 (date of inception) to December 31, 2015 or the years ended December 31, 2016 or 2017.

Asset Retirement Obligations — Asset retirement obligations (ARO) represent the future abandonment costs of tangible assets, such as wells, service assets, and other facilities. The Karnes County Business records an ARO and capitalizes the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred based upon the estimated fair value of the obligation to perform site reclamation, dismantle facilities or plug and abandon wells. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit–of–production basis. If the ARO is settled for an amount other than the recorded amount, a gain or loss is recognized.

Revenue Recognition — Oil, natural gas, and NGL revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. The Karnes County Business follows the sales method of accounting for revenues. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume which are entitled based on the Karnes County Business’ working interest. There were no material gas imbalances during the periods presented.

Equity Method Investment — On June 28, 2017, the Karnes County Contributors contributed $8.3 million in cash and certain other assets to obtain an aggregate 35% interest in Ironwood Eagle Ford Midstream, LLC (“Ironwood”), a limited liability company engaged in the operation of oil storage and transportation systems in the Eagle Ford area. The Karnes County Business accounts for its investment in Ironwood using the equity method of accounting. Accordingly, the Karnes County Business recognizes its proportionate share of Ironwood’s net income. Any distributions by Ironwood would decrease the Karnes County Business’ investment in Ironwood. The Karnes County Business evaluates its investment in Ironwood for potential impairment whenever events or changes in circumstances indicate that there may be a loss in the value of Ironwood that was other than temporary.

Income Taxes — The Karnes County Contributors, on behalf of the Karnes County Business, have elected under the Internal Revenue Code provisions to be treated as individual partnerships for tax purposes. Accordingly, items of income, expense, gains and losses flow through to the partners and are taxed at the partner level. Accordingly, no tax provision for federal income taxes is included in the financial statements. The Karnes County Contributors are subject to the Texas margin tax, which is considered a state income tax, and is included in “Income Tax Expense” on the statement of operations. The Karnes County Business records state income tax (current and deferred) based on taxable income, as defined under the rules for the margin tax.

The Karnes County Business analyzes each income tax position using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the combined financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.

The Karnes County Business considered its exposure for uncertain tax positions at both the federal and state tax levels and has not recorded any liabilities for uncertain tax positions as of December 31, 2017 or 2016. The Karnes County Business records income tax, related interest, and penalties, if any, as a component of income tax expense. The Karnes County Business did not incur any interest or penalties on income during the period from September 30, 2015 (date of inception) to December 31, 2015 or the years ended December 31, 2016 or 2017. None of the Karnes County Contributors’ federal or state tax returns are currently under examination by the relevant authorities.

Derivatives — The Karnes County Contributors monitor the Karnes County Business’ exposure to various business risks, including commodity price risk, and use derivatives to manage the impact of certain of these risks. The Karnes County Contributors’ use energy derivatives for mitigating risk resulting from fluctuations in the market price of oil, natural gas and natural gas liquids and their policies do not permit the use of derivatives for speculative purposes.

The Karnes County Business has elected not to designate its derivatives as hedging instruments. Changes in the fair value of derivatives are recorded immediately to earnings as “Gain (loss) on derivatives—net” in the combined statements of operations.

Concentration of Credit Risk — The Karnes County Business’ oil, natural gas and natural gas liquids revenues are derived principally from uncollateralized sales to customers in the oil and natural gas industry; therefore, the Karnes County Business’ customers may be similarly affected by changes in economic and other conditions within the industry. Expected losses are provided for currently and actual losses have been within management’s expectations.

All the Karnes County Contributors’ derivative contracts on behalf of the Karnes County Business are with major financial institutions. Should one of these financial counterparties not perform, the Karnes County Business may not realize the benefit of some of its derivative contracts and the Karnes County Business could incur a loss. As of December 31, 2017, all the Karnes County Contributors’ counterparties have performed pursuant to their derivative contracts.

In 2017, four customers accounted for 28.8%, 22.3%, 18.9%, and 10.2% respectively, of the combined oil, natural gas and natural gas liquids revenues. In 2016, four customers accounted for 35.8%, 19.5%, 17.0%, and 14.4% respectively, of the combined oil, natural gas and natural gas liquids revenues. In 2015, one customer accounted for 93.8% of the combined oil, natural gas and natural gas liquids revenues. We believe that the loss of a major customer would have a temporary effect on our revenues but, that over time, we would be able to replace our major customers.

Business Combinations — Business combinations are accounted for pursuant to the guidance in Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), using the acquisition method of accounting. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill. Management has made significant estimates and assumptions in determining the preliminary acquisition date fair values of the assets acquired.

Recent Accounting Pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014–09, Revenue from Contracts with Customers. This ASU, as amended, superseded virtually all the revenue recognition guidance in generally accepted accounting principles in the United States. The core principle of the five–step model is that an entity will recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Entities can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. The provisions of ASU 2014–09 are applicable to annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. The Karnes County Business plans to implement ASU 2014-09 as of January 1, 2019 using the modified retrospective method with the cumulative effect of initial adoption, if any, recognized in retained earnings at the date of initial application. The Karnes County Business has evaluated the impact of the new standard on accounting policies, processes, system requirements and financial reporting. Based on the evaluation performed, the Karnes County Business has identified similar performance obligations as compared with deliverables and separate units of account previously identified, and the change related to allocation of the transaction price and the timing of revenue does not have a material impact on the combined financial statements. While the Karnes County Business currently does not expect its net income to be materially impacted, its gross revenues and expenses are expected to be impacted based on the determination of when control of the commodity is transferred in certain transactions. This recognition will result in an increase to revenues and expenses with no impact on net income. Thus, the Karnes County Business has concluded that the adoption of this new accounting standard will not have a material impact on the combined financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The main objective of ASU 2016-02 is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. ASU 2016-02 requires lessees to recognize assets and liabilities arising from leases on the balance sheet. ASU 2016-02 further defines a lease as a contract that conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. Control over the use of the identified asset means that the customer has both (1) the right to obtain substantially all of the economic benefit from the use of the asset and (2) the right to direct the use of the asset. ASU 2016-02 requires disclosures by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. For non-public entities, ASU 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years; early application is permitted. The Karnes County Business will not early adopt this standard. The Karnes County Business will apply the new standard for interim and annual reporting periods starting January 1, 2020 using a modified retrospective approach, including several optional practical expedients related to leases commenced before the effective date. The Karnes County Business is currently evaluating the impact of this standard on its financial statements and has started the assessment process by evaluating the population of leases under the revised definition. The adoption of this standard will result in an increase in the assets and liabilities on the Karnes County Business’s combined balance sheets. The quantitative impacts of the new standard are dependent on the leases in force at the time of adoption. As a result, the evaluation of the effect of the new standards will extend over future periods.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The main objective of ASU 2017-01 is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments of this ASU provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments of this ASU (i) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (ii) remove the evaluation of whether a market participant could replace missing elements. For non-public entities, ASU 2017-01 is effective for financial statements issued for fiscal years beginning after

December 15, 2018, including interim periods within those fiscal years. The Karnes County Business does not expect that adopting this ASU will have a material impact on the consolidated financial statements.

No other new accounting pronouncements issued or effective during the year ended December 31, 2017 have had or are expected to have a material impact on the consolidated financial statements.

3.	ACQUISITIONS

Beginning in 2015, the Karnes County Business acquired certain oil and gas assets through the following transactions:

•	On September 30, 2015, the Karnes County Business acquired certain assets from Alta Mesa Holdings, LP (the “Alta Mesa Assets”) for aggregate consideration of approximately $122.0 million (the “Alta Mesa Acquisition”);

•	On April 27, 2016, the Karnes County Business acquired certain assets from GulfTex Karnes EFS, LP (the “Initial GulfTex Assets”) for aggregate consideration of approximately $495.5 million (the “Initial GulfTex Acquisition”), and recognized $59.5 million of oil, natural gas and natural gas liquids revenues related to this acquisition in the combined statement of operations for 2016;

•	On July 6, 2016, the Karnes County Business acquired certain assets from BlackBrush Karnes Properties, LLC (the “Initial BlackBrush Assets”) for aggregate consideration of approximately $682.5 million (the “Initial BlackBrush Acquisition”), and recognized $31.2 million of oil, natural gas and natural gas liquids revenues related to this acquisition in the combined statement of operations for 2016. Subsequently during 2016, the Karnes County Business acquired additional working interests in “the Initial BlackBrush Assets” from unrelated parties for aggregate consideration of approximately $45.5 million;

•	On January 31, 2017, the Karnes County Business acquired additional assets from BlackBrush Karnes Properties, LLC (the “Subsequent BlackBrush Assets”) for aggregate consideration of approximately $58.7 million (the “Subsequent BlackBrush Acquisition”), and recognized $13.9 million of oil, natural gas and natural gas liquids revenues related to this acquisition in the combined statement of operations for 2017

The Karnes County Business accounted for these acquisitions as business combinations. The assets acquired and the liabilities assumed have been measured at fair value based on various estimates. These estimates are based on key assumptions related to the business combination, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience of the companies, data that was available through the public domain and due diligence reviews of the acquiree businesses. Any acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The recognized fair value of identifiable assets acquired and liabilities assumed in connection with these acquisitions are as follows (dollars in thousands):

	Year Ended December 31,		From September 30, 2015 (Date of Inception) to December 31, 2015
	2017	2016
Alta Mesa
Accounts receivable	$—	$—	$4,360
Other current assets	—	—	73
Proved oil and natural gas properties	—	—	108,694
Unproved oil and natural gas properties	—	—	10,223
Accounts payable and accrued liabilities	—	—	(1,309)
Asset retirement obligations	—	—	(45)

	—	—	121,996
GulfTex
Accounts receivable	—	12,252	—
Proved oil and natural gas properties	—	423,383	—
Unproved oil and natural gas properties	—	73,953	—
Accounts payable and accrued liabilities	—	(13,667)	—
Asset retirement obligations	—	(446)	—

	—	495,475	—
Blackbrush
Accounts receivable	2,193	4,387	—
Proved oil and natural gas properties	57,263	653,480	—
Unproved oil and natural gas properties	1,552	72,705	—
Accounts payable and accrued liabilities	(2,244)	(538)	—
Asset retirement obligations	(111)	(2,051)	—

	58,653	727,983	—

Yearly Total	$58,653	$1,223,458	$121,996

The results of operations for these acquisitions are included in the Karnes County Business’ financial statements from the date of closing of each acquisition.

The following unaudited pro forma combined results of operations are provided for the years ended December 31, 2017 and 2016 and the period from September 30, 2015 (date of inception) to December 31, 2015 as though the Initial GulfTex Acquisition, the Initial BlackBrush Acquisition and the Subsequent BlackBrush Acquisition had been completed on September 30, 2015 (date of inception), (dollars in thousands):

	Year Ended December 31,		From September 30, 2015 (Date of Inception) to December 31, 2015
	2017	2016
Revenues	$405,620	$172,429	$49,251
Net income	179,363	24,966	16,835

The unaudited pro forma financial information was derived from the historical combined statements of operations of the Karnes County Business adjusted to include: (i) the statements of operations associated with the oil and gas properties acquired in the Initial GulfTex Acquisition; (ii) the statements of revenues and direct operating expenses associated with oil and gas properties acquired in the Initial BlackBrush Acquisition and the Subsequent BlackBrush Acquisition; (iii) depletion expense applied to the adjusted basis of the properties acquired; (iv) general and administrative expenses applied consistent with the Karnes County Business management fee discussed in Note 2. The unaudited pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above, nor is such information indicative of expected future results of operations.

4.	RISK MANAGEMENT

The Karnes County Business’ activities expose it to risks associated with changes in the market price of oil, natural gas and natural gas liquids. As such, future earnings are subject to fluctuation due to changes in the market price of oil, natural gas and natural gas liquids. The Karnes County Contributors, on behalf of the Karnes County Business, use derivatives to reduce its risk of volatility in the prices of oil, natural gas and natural gas and its policies do not permit the use of derivatives for speculative purposes.

The Karnes County Business has elected not to designate any of its derivatives as hedging instruments. Accordingly, changes in the fair value of our derivatives are recorded immediately to earnings as “Gain (loss) on derivatives, net” in the combined statements of operations.

As of December 31, 2017, the Karnes County Contributors had entered into commodity contracts for the benefit of the Karnes County Business with the following terms:

Period Covered	Hedged Volume	Weighted Average Fixed Price	Weighted Average Floor Price	Weighted Average Ceiling Price
Oil (MBbl):
Swaps - 2018	619.9	$52.07	$—	$—
Collars - 2018	777.6	—	33.79	68.65
Swaps - 2019	338.9	52.60	—	—
Collars - 2019	492.0	—	42.75	55.67
Natural Gas (MMBtu)
Swaps - 2018	228,000.0	2.97	—	—
Collars - 2018	118,000.0	—	2.90	3.30
Swaps - 2019	9,000.0	3.16	—	—
Collars - 2019	54,300.0	—	2.50	3.37
Natural Gas Liquids (MBbl)
Swaps - 2018	117.7	16.29	—	—

The following table sets forth the fair values and classification of the outstanding derivatives entered into by the Karnes County Contributors on behalf of the Karnes County Business (dollars in thousands):

	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets Presented in the Balance Sheet
Derivatives:
As of December 31, 2017:
Derivative asset	$180	$(180)	$—
Long-term derivative asset	48	(48)	—

Total	$228	$(228)	$—

As of December 31, 2016:
Derivative asset	$128	$(128)	$—
Long-term derivative asset	225	(225)	—

Total	$353	$(353)	$—

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Liabilities Presented in the Balance Sheet
Derivatives:
As of December 31, 2017:
Derivative liability	$6,944	$(180)	$6,764
Long-term derivative liability	3,100	(48)	3,052

Total	$10,044	$(228)	$9,816

As of December 31, 2016:
Derivative liability	$2,251	$(128)	$2,123
Long-term derivative liability	527	(225)	302

Total	$2,778	$(353)	$2,425

The Karnes County Business has entered into master netting arrangements with its counterparties. The amounts above are presented on a net basis in its balance sheets when such amounts are with the same counterparty. In addition, the Karnes County Business has recorded accounts payable and receivable balances related to its settled derivatives that are subject to its master netting arrangements. These amounts are not included in the above table; however, under its master netting agreements, the Karnes County Business has the right to offset these positions against its forward exposure related to outstanding derivatives.

5.	FAIR VALUE MEASUREMENTS

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets or liabilities. Level 2 refers to fair values determined based on quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 refers to fair values determined based on our own assumptions used to measure assets and liabilities at fair value.

The estimated fair values of the Karnes County Business’ financial instruments have been determined at discrete points in time based on relevant market information. The financial instruments consist of accounts receivable, accounts payable and accrued liabilities and derivatives. The carrying amounts of these financial instruments other than derivatives approximate fair value because of the short–term nature of the items. Derivatives are recorded at fair value (see below).

The following table presents the fair value hierarchy table for the Karnes County Business’ assets and liabilities that are required to be measured at fair value on a recurring basis (dollars in thousands):

	Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31,2017:
Assets:
Oil, natural gas and natural gas liquids derivatives	$228	$—	$228	$—

Liabilities:
Oil, natural gas and natural gas liquids derivatives	$10,044	$—	$10,044	$—

As of December 31, 2016:
Assets:
Oil, natural gas and natural gas liquids derivatives	$353	$—	$353	$—

Liabilities:
Oil, natural gas and natural gas liquids derivatives	$2,778	$—	$2,778	$—

The Karnes County Business’ derivatives consist of over–the–counter (“OTC”) contracts which are not traded on a public exchange. As the fair value of these derivatives is based on inputs using market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third party pricing services, brokers and market transactions, the Karnes County Business has categorized these derivatives as Level 2. The Karnes County Business values these derivatives using the income approach using inputs such as the forward curve for commodity prices based on quoted market prices and prospective volatility factors related to changes in the forward curves.

6.	ASSET RETIREMENT OBLIGATIONS

Changes in the ARO liability for 2017, 2016, and 2015 are as follows (dollars in thousands):

	Year Ended December 31,		From September 30, 2015 (Date of Inception) to December 31, 2015
	2017	2016
Balance at Beginning of Period	$2,421	$46	$—
Revisions	805	(216)
Additions	774	2,497	45
Accretion expense	232	94	1
Settlements	(303)	—	—

Balance at End of Period	$3,929	$2,421	$46

7.	COMMITMENTS AND CONTINGENCIES

EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., and EnerVest Operating, L.L.C. are named defendants in a lawsuit wherein the plaintiffs claim to be entitled to a minority working interest in certain Karnes County Business properties. The litigation is in the discovery stage. The exposure related to this litigation is currently not reasonably estimable. An unfavorable outcome may have a material effect on the financial condition of the Karnes County Business.

The Karnes County Contributors are not aware of any additional disputes or legal actions that will have a material effect on the Karnes County Business’ unaudited condensed combined financial statements, and no amounts have been accrued at December 31, 2017 and 2016.

8.	RELATED PARTY TRANSACTIONS

EnerVest, as managing general partner, provides management, accounting and advisory services to the Karnes County Contributors in exchange for a quarterly management fee based on the Karnes County Contributors’ investor commitments. The management fees incurred by the Karnes County Contributors have been allocated to the Karnes County Business using a ratio of asset acquisitions value to total asset acquisitions completed by the Karnes County Contributors. The management fees allocated to the Karnes County Business and included in General and administrative expenses in the Combined Statements of Operations were $18.6 million, $12.2 million and $0.6 million for the years ended December 31, 2017 and 2016 and the period from September 30, 2015 (date of inception) through December 31, 2015, respectively.

Along with allocated general and administrative expense, the Karnes County Contributors entered into operating agreements with EnerVest Operating, LLC (“EVOC”), a wholly-owned subsidiary of EnerVest, to act as contract operator of the Karnes County Business’ oil and natural gas wells. The Karnes County Business reimburses EVOC for direct expenses incurred. A majority of such expenses are charged on an actual basis (i.e., no mark–up or subsidy is charged or received by EVOC). These costs are included in lease operating expenses in the Combined Statements of Operations. Additionally, in its role as contract operator, EVOC also collects proceeds from oil, natural gas and natural gas liquids sales and distributes them to the Karnes County Business and other working interest owners. Amounts receivable from EVOC and other related parties were $13.7 million and $0.8 million at December 31, 2017 and 2016, respectively.

9.	SUBSEQUENT EVENTS

On March 20, 2018, the Karnes County Contributors entered into a contribution and merger agreement involving the Karnes County Business with TPG Pace Energy Holdings Corp. and TPG Pace Energy Parent LLC.

On March 1, 2018, the Karnes County Business acquired additional oil and gas assets (the “Subsequent GulfTex Assets”) from GulfTex Energy III, L.P. and GulfTex Energy IV, L.P. for an adjusted purchase price of approximately $138.9 million (the “Subsequent GulfTex Acquisition”).

The Karnes County Business has evaluated subsequent events through June 27, 2018. Except as described above, the Karnes County Business determined there were no additional events that required disclosure or recognition in these financial statements.

******

SUPPLEMENTAL OIL AND GAS INFORMATION

(Unaudited)

KARNES COUNTY BUSINESS

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016 AND FOR THE

PERIOD FROM SEPTEMBER 30, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015

Capitalized Costs for Oil and Natural Gas Properties

Net capitalized costs related to the Karnes County Business’ oil and natural gas producing activities as of December 31, 2017, 2016 and 2015, were as follows (in thousands):

	2017	2016	2015
Proved oil and natural gas properties	$1,654,988	$1,275,084	$112,576
Unproved oil and natural gas properties	76,708	147,084	10,263

	1,731,696	1,422,168	122,839
Accumulated depreciation, depletion and amortization	(166,159)	(36,448)	(3,325)

Net capitalized costs	$1,565,537	$1,385,720	$119,514

Costs Incurred for Oil and Natural Gas Producing Activities

Costs incurred related to the Karnes County Business’ oil and natural gas producing activities for the years ended December 31, 2017, 2016 and for the period from September 30, 2015 (date of inception) through December 31, 2015, were as follows (in thousands):

	2017	2016	2015
Acquisition of oil and natural gas properties:
Proved	$57,263	$1,076,863	$108,694
Unproved	1,552	146,658	10,223
Exploration and development costs	249,965	89,147	3,921

Total	$308,780	$1,312,668	$122,838

Oil and Natural Gas Reserve Quantities

The reserve information presented below is based on estimates of net proved reserves as of December 31, 2017, 2016 and 2015 that were prepared in accordance with guidelines established by the Securities and Exchange Commission (“SEC”). Proved oil and natural gas reserves are the estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. A variety of methodologies are used to determine the Karnes County Business’ proved reserve estimates. The primary methodologies used are decline curve analysis, advance production type curve matching, petro physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates across substantially all the Karnes County Business’ properties. Reserve estimates are inherently imprecise, and estimates of undeveloped locations are more imprecise than estimates of established proved producing locations. Accordingly, the Karnes County Business’ reserve estimates are expected to change as future information becomes available. The Karnes County Business’ proved reserves are located entirely within the United States.

Proved oil and natural gas reserves were based on the unweighted arithmetic average of the first day of the month prices for the 12-month period before the reporting date. As of December 31, 2017, benchmark prices used were

$51.34 per Bbl for oil, $2.98 per MMBtu for natural gas and $27.32 for natural gas liquids. As of December 31, 2016, benchmark prices used were $42.75 per Bbl for oil, $2.48 per MMBtu for natural gas and $21.63 for natural gas liquids. As of December 31, 2015, benchmark prices used were $50.28 per Bbl for oil, $2.59 per MMBtu for natural gas and $20.79 for natural gas liquids. All prices are then further adjusted for quality, transportation fees and regional price differentials. As of December 31, 2017, the average resulting prices after adjustments were $49.45 per Bbl for oil, $2.85 per MMBtu for natural gas and $21.16 for natural gas liquids. As of December 31, 2016, the average resulting prices after adjustments were $38.24 per Bbl for oil, $2.32 per MMBtu for natural gas and $13.88 for natural gas liquids. As of December 31, 2015, the average resulting prices after adjustments were $47.85 per Bbl for oil, $2.56 per MMBtu for natural gas and $12.64 for natural gas liquids.

The following table sets forth information regarding the Karnes County Business’ estimated net proved developed and proved undeveloped oil and gas reserve quantities:

	Oil (MBbls)	Natural Gas (Mmcf)	Natural Gas Liquids (MBbls)	Total MBoe
Proved developed and undeveloped reserves:
Purchases of minerals in place	5,275	5,018	774	6,885
Production	(144)	(104)	(20)	(181)

Balance as of December 31, 2015	5,131	4,914	754	6,704

Revisions of previous estimates	1,344	49,036	6,572	16,089
Purchases of minerals in place	75,703	93,932	13,562	104,920
Extensions and discoveries	7,319	20,244	2,913	13,606
Production	(2,314)	(2,876)	(406)	(3,199)

Balance as of December 31, 2016	87,183	165,250	23,395	138,120

Revisions of previous estimates	(20,302)	(69,639)	(9,457)	(41,366)
Purchases of minerals in place	4,416	7,781	1,139	6,852
Extensions and discoveries	27,560	53,371	7,622	44,077
Production	(7,154)	(8,579)	(1,287)	(9,871)

Balance as of December 31, 2017	91,703	148,184	21,412	137,812

Proved developed reserves:
Balance as of December 31, 2015	1,541	1,362	208	1,976

Balance as of December 31, 2016	21,055	46,765	6,572	35,421

Balance as of December 31, 2017	27,977	52,341	7,481	44,181

Proved undeveloped reserves:
Balance as of December 31, 2015	3,590	3,552	546	4,728

Balance as of December 31, 2016	66,128	118,485	16,823	102,699

Balance as of December 31, 2017	63,726	95,843	13,931	93,631

For the year ended December 31, 2017, extensions and discoveries contributed 44,077 MBoe in the Karnes County Business’ proved reserves and is attributable to successful drilling and completion activities and formation of new drilling units.

Additionally, the Karnes County Business had net negative revisions of 41,366 MBoe, which primarily was due to a decrease of 28,728 MBoe due to lower than expected well results as well as production forecasts being reduced to account for downtime on offset producing wells as a result of increased completion activity. As of December 31, 2016, certain wells were expected with reasonable certainty to perform in line with the historical type curve reflected in the Karnes County Contributors’ reserve estimates, but certain of the wells drilled by the Karnes County Contributors and other operators during 2017 ultimately generated lower than expected results, leading to certain changes to the Karnes County Business’s reserve model, including type curves used for various areas, resulting in negative revisions to both the Karnes County Contributors’ proved developed reserves and proved undeveloped reserves.

The negative revisions also included the Karnes County Business’s reclassification from proved undeveloped reserves to unproved reserves of 6,777 MBoe due primarily to the fact that several wells became uneconomic as a result of changes in expenses and development costs coupled with lower production forecasts. The remaining 8,858 MBoe of negative revisions to the Karnes County Business were primarily attributable to increases in drilling and completion costs and increased operating expenses associated with improved commodity prices and increasing industry activity.

The negative revisions to the Karnes County Business were offset partially by positive revisions of 2,997 MBoe attributable to higher commodity prices, related to previously uneconomic proved undeveloped reserves (2,616 MBoe) as well as existing proved undeveloped reserves (381 MBoe).

For the year ended December 31, 2016, the Karnes County Business added 104,920 MBoe related to the acquisitions of proved reserves in the Eagle Ford Shale and 13,606 MBoe of extensions and discoveries resulting from successful drilling and completion activities.

The proved reserve quantities at December 31, 2015 were due to the Karnes County Business acquiring 6,885 MBoe of proved reserves in the Eagle Ford Shale.

Standardized Measure of Discounted Future Net Cash Flows

The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year. The standardized measure is intended to be a comparative benchmark value rather than an estimate of fair value.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) The estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of oil and natural gas relating to the Karnes County Business’ proved reserves to the year-end quantities of those reserves for reserves, (3) The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus Karnes County Business overhead incurred, and (4) Future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Karnes County Business’ expectations of actual revenues to be derived from those reserves, nor their present value. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Karnes County Business’ control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. If reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized. Future development and production costs are calculated by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

Karnes County Contributors, on behalf of the Karnes County Business, have elected to be viewed as a pass-through entity for tax purposes. The effect of future net income taxes has been excluded from the standardized measure of discounted future net cash flows, as the Karnes County Business is not subject to federal income taxes. The Karnes County Business is subject to the Texas franchise tax, which is an entity-level tax at a statutory rate of up to 1.0% of a portion of gross revenue apportioned to Texas.

The following table presents the standardized measure of discounted net cash flows related to proved oil and gas reserves as of December 31, 2017, 2016 and for the period from September 30, 2015 (date of inception) through December 31, 2015 (in thousands):

	2017	2016	2015
Future cash inflows	$5,410,210	$4,048,481	$267,598
Future production and development costs	(2,520,825)	(2,002,410)	(146,021)
Future income tax expenses	(28,404)	(21,255)	(1,405)

Future net cash flows	2,860,981	2,024,816	120,172
10% annual discount for estimated timing of cash flows	(1,096,819)	(774,263)	(52,833)

Standardized measure of discounted future net cash flows	$1,764,162	$1,250,553	$67,339

The present value (at a 10% annual discount) of future net cash flows from the Karnes County Business’ proved reserves is not necessarily the same as the current market value of its estimated oil and natural gas reserves. The Karnes County Business bases the estimated discounted future net cash flows from its proved reserves, as described above, in accordance with the applicable accounting guidance. Actual future net cash flows from the Karnes County Business’ oil and natural gas properties will also be affected by factors such as actual prices the Karnes County Business receives for oil and natural gas, the amount and timing of actual production, supply of and demand for oil and natural gas and changes in governmental regulations or taxation.

A summary of changes in the standardized measure of discounted future net cash flows is as follows for the years ended December 31, 2017 and 2016 and for the period from September 30, 2015 (date of inception) through December 31, 2015 (in thousands):

	2017	2016	2015
Standardized measure at beginning of period	$1,250,553	$67,339	$—
Net changes in prices and production costs	668,850	112,246	(3,696)
Changes in estimated future development costs	(11,136)	143,836	—
Sales and transfers of oil, natural gas liquids produced, net of production costs	(339,222)	(87,355)	(4,718)
Extensions, discoveries and improved recovery, less related costs	565,171	126,010	—
Purchase of minerals in place	71,822	742,104	68,126
Revisions and other	(797,957)	78,911	—
Development costs incurred during the period	234,100	72,989	8,414
Changes in income taxes	(4,387)	(12,340)	(787)
Accretion of 10% timing discount	126,368	6,813	—

Standardized measure of discount future net cash flows	$1,764,162	$1,250,553	$67,339

Giddings Assets

Unaudited Statements of Revenues and Direct Operating Expenses for the

Three Months Ended March 31, 2018 and 2017

GIDDINGS ASSETS

UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR THE THREE MONTHS ENDED MARCH 31, 2018 and 2017

Statements of Revenues and Direct Operating Expenses (Unaudited)	F-91

Notes to Statements of Revenues and Direct Operating Expenses (Unaudited)	F-92

GIDDINGS ASSETS

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(dollars in thousands)

	Three Months Ended March 31,
	2018	2017
Revenues:
Oil sales	$16,673	$7,930
Natural gas sales	6,953	5,882
Natural gas liquids sales	6,041	3,997

Total revenues	29,667	17,809
Direct Operating Expenses:
Lease operating expenses	8,282	5,331
Production taxes	1,346	805

Total direct operating expenses	9,628	6,136

Revenues in Excess of Direct Operating Expenses	$20,039	$11,673

See accompanying notes to the Unaudited Statements of Revenues and Direct Operating Expenses.

GIDDINGS ASSETS

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

1.	BACKGROUND AND ORGANIZATION

The accompanying unaudited statements of revenues and direct operating expenses (the “Statements”) reflect the operations of certain oil and natural gas properties (the “Giddings Assets”) currently owned by EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-B, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding, L.P. and EnerVest Wachovia Co-Investment Partnership, L.P., (together the “Giddings Entities”) which are being sold as part of a purchase and sale agreement dated March 20, 2018 between the Giddings Entities and TPG Pace Energy Parent LLC (the “Contribution”).

Although the Giddings Entities are not under common control, each are managed by the same managing general partner, EnerVest, Ltd. (“EnerVest”). The accompanying statements have therefore been presented on a combined basis for reporting purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The Giddings Entities did not prepare separate stand-alone historical financial statements for the Giddings Assets during the periods presented. Complete financial statements under generally accepted accounting principles in the United States of America are not available or practicable to produce for the Giddings Assets. Accordingly, the accompanying Statements present the revenues and direct operating expenses of the Giddings Assets on an accrual basis of accounting in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission (the “SEC”) Regulation S-X. Certain costs such as depreciation, depletion, and amortization, accretion of asset retirement obligations, general and administrative expenses, interest and income taxes are omitted. This financial information is not intended to be a complete presentation of the revenues and expenses of the Giddings Assets and may not be representative of future operations due to changes in the business and the exclusion of the omitted information. The unaudited statements of revenues and direct operating expenses included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted. The Giddings Entities believe that the presentations and disclosures herein are adequate to make the information not misleading. The unaudited statements of revenues and direct operating expenses reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year. These interim statements of revenues and direct operating expenses should be read in conjunction with the Giddings Assets audited statements of revenues and direct operating expenses and the related notes for the year ended December 31, 2017.

Use of Estimates — The preparation of the Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates.

Revenue Recognition — Oil, natural gas and natural gas liquids (“NGL”) revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. The Giddings Entities follow the sales method of accounting for revenues. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume which are entitled based on the Giddings Assets’ working interest. There were no material gas imbalances during the periods presented.

Direct Operating Expenses — Direct operating expenses are recognized when incurred and include (a) lease operating expenses, which consist of gathering and processing expenses, lifting costs, lease and well repairs and maintenance, and other field expenses; and (b) production taxes.

New Accounting Standards — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014–09, Revenue from Contracts with Customers (“ASU 2014-09”). This ASU, as amended, superseded virtually all of the revenue recognition guidance in generally accepted accounting principles in the United States. The core principle of the five–step model is that an entity will recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Entities can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. The Giddings Entities plan to implement ASU 2014-09 as of January 1, 2019 using the modified retrospective method. The adoption of this ASU will not have a material impact on the Giddings Assets unaudited statements of revenues and direct operating expenses.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The main objective of ASU 2016-02 is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. ASU 2016-02 requires lessees to recognize assets and liabilities arising from leases on the balance sheet. ASU 2016-02 further defines a lease as a contract that conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. Control over the use of the identified asset means that the customer has both (1) the right to obtain substantially all of the economic benefit from the use of the asset and (2) the right to direct the use of the asset. ASU 2016-02 requires disclosures by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. For non-public entities, ASU 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years; early application is permitted. The Giddings Entities will not early adopt this standard. The Giddings Entities will apply the new standard for interim and annual reporting periods starting January 1, 2020 using a modified retrospective approach, including several optional practical expedients related to leases commenced before the effective date. The Giddings Entities are currently evaluating the impact of this standard on its financial statements and have started the assessment process by evaluating the population of leases under the revised definition. The adoption of this standard will result in an increase in the assets and liabilities on the Giddings Entities’ combined balance sheets. The quantitative impacts of the new standard are dependent on the leases in force at the time of adoption. As a result, the evaluation of the effect of the new standards will extend over future periods.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The main objective of ASU 2017-01 is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments of this ASU provide a screen to determine when asset is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments of this ASU (i) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (ii) remove the evaluation of whether a market participant could replace missing elements. The Giddings Entities adopted ASU 2017-01 on January 1, 2018, and will apply the ASU prospectively to any acquisitions.

No other new accounting pronouncements issued or effective during the three months ended March 31, 2018 have had or are expected to have a material impact on the Giddings Assets unaudited statements of revenues and direct operating expenses.

3.	COMMITMENTS AND CONTINGENCIES

The Giddings Assets’ are collateral to various credit facilities of the Giddings Entities. The activity of the Giddings Assets may become subject to potential claims and litigation in the normal course of operations. While the ultimate impact of any proceedings cannot be predicted with certainty, the Giddings Entities’ management is currently not aware of any legal or other contingencies that would have a material effect on the Statements.

4.	RELATED PARTY TRANSACTIONS

The Giddings Entities have entered into operating agreements with EnerVest whereby EnerVest Operating, LLC (“EVOC”), a subsidiary of EnerVest, acts as contract operator of the Giddings Entities’ oil and natural gas wells. The Giddings Entities reimburse EVOC for direct expenses incurred. A majority of such expenses are charged on an actual basis (i.e., no mark-up or subsidy is charged or received by EVOC). These costs are included in lease operating expenses and the statements of revenue and direct operating expenses presented herein. Additionally, in its role as contract operator, EVOC also collects proceeds from oil, natural gas and natural gas liquids sales and distributes them to the Giddings Entities and other working interest owners.

5.	SUBSEQUENT EVENTS

The Statements were issued on June 15, 2018, and all subsequent events through that date were considered for purposes of analysis and disclosure.

******

Giddings Assets

Statements of Revenues and Direct Operating Expenses

for the Years Ended December 31, 2017, 2016 and 2015

and Independent Auditors’ Report

GIDDINGS ASSETS

INDEPENDENT AUDITORS’ REPORT To Management of EnerVest, Ltd. General Partner of the Giddings Assets Houston, Texas

We have audited the accompanying statements of revenues and direct operating expenses of certain oil and natural gas properties (the “Giddings Assets”) currently owned by EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-B, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding L.P. and EnerVest Wachovia Co-Investment Partnership L.P. (together the “Giddings Entities”, all of which are under the common management of EnerVest Ltd., as general partner), which are being sold as part of a purchase and sale agreement between the Giddings Entities and TPG Pace Energy Parent LLC, which comprise the statements of revenues and direct operating expenses for each of the three years in the period ended December 31, 2017, and the related notes to the statements of revenues and direct operating expenses.

Management’s Responsibility for the Statements of Revenues and Direct Operating Expenses

Management is responsible for the preparation and fair presentation of these statements of revenues and direct operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of statements of revenues and direct operating expenses that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statements of revenues and direct operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statements of revenues and direct operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the statements of revenues and direct operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control related to the Giddings Assets. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the statements of revenues and direct operating expenses of the Giddings Assets for each of the three years in the period ended December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the statements of revenues and direct operating expenses, the accompanying statements of revenues and direct operating expenses have been prepared for the purposes of presenting the revenues and direct operating expenses of the Giddings Assets and are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Giddings Assets. Our opinion is not modified with respect to this matter.

Disclaimer of Opinion on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the statements of revenues and direct operating expenses as a whole. The supplemental oil and gas information is presented for the purpose of additional analysis and is not a required part of the statements of revenues and direct operating expenses. This supplementary information is the responsibility of the management of EnerVest, Ltd. Such information has not been subjected to the auditing procedures applied in our audits of the statements of revenues and direct operating expenses and, accordingly it is inappropriate to and we do not express an opinion on the supplementary information referred to above.

/S/ DELOITTE & TOUCHE LLP

Houston, Texas

May 8, 2018

GIDDINGS ASSETS

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

(dollars in thousands)

	Years Ended December 31,
	2017	2016	2015
REVENUES:
Oil sales	$31,725	$28,206	$42,845
Natural gas sales	23,486	18,973	24,806
Natural gas liquids sales	16,909	13,138	15,341

Total revenues	72,120	60,317	82,992
DIRECT OPERATING EXPENSES:
Lease operating expenses	26,167	26,297	34,600
Production taxes	3,241	2,810	3,889

Total direct operating expenses	29,408	29,107	38,489

REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$42,712	$31,210	$44,503

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

GIDDINGS ASSETS

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

1.	BACKGROUND AND ORGANIZATION

The accompanying statements of revenues and direct operating expenses (the “Statements”) reflect the operations of certain oil and natural gas properties (the “Giddings Assets”) currently owned by EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-B, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding, L.P. and EnerVest Wachovia Co-Investment Partnership, L.P., (together the “Giddings Entities”) which are being sold as part of a purchase and sale agreement between the Giddings Entities and TPG Pace Energy Parent LLC (the “Contribution”).

Although the Giddings Entities are not under common control, each are managed by the same managing general partner, EnerVest, Ltd. (“EnerVest”). The accompanying statements have therefore been presented on a combined basis for reporting purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The Giddings Entities did not prepare separate stand-alone historical financial statements for the Giddings Assets during the periods presented. Complete financial statements under generally accepted accounting principles in the United States of America are not available or practicable to produce for the Giddings Assets. Accordingly, the accompanying Statements present the revenues and direct operating expenses of the Giddings Assets on an accrual basis of accounting in lieu of the financial statements required under Rule 3–05 of Securities and Exchange Commission (the “SEC”) Regulation S–X. Certain costs such as depreciation, depletion, and amortization, accretion of asset retirement obligations, general and administrative expenses, interest and income taxes are omitted. This financial information is not intended to be a complete presentation of the revenues and expenses of the Giddings Assets and may not be representative of future operations due to changes in the business and the exclusion of the omitted information.

Use of Estimates—The preparation of the Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates.

Revenue Recognition—Oil, natural gas and natural gas liquids (“NGL”) revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. The Giddings Entities follow the sales method of accounting for revenues. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume which are entitled based on the Giddings Assets’ working interest. There were no material gas imbalances during the periods presented.

Direct Operating Expenses—Direct operating expenses are recognized when incurred and include (a) lease operating expenses, which consist of gathering and processing expenses, lifting costs, lease and well repairs and maintenance, and other field expenses; and (b) production taxes.

3.	COMMITMENTS AND CONTINGENCIES

The Giddings Assets’ are collateral to various credit facilities of the Giddings Entities.

The activity of the Giddings Assets may become subject to potential claims and litigation in the normal course of operations. While the ultimate impact of any proceedings cannot be predicted with certainty, the Giddings Entities’ management is currently not aware of any legal or other contingencies that would have a material effect on the Statements.

4.	RELATED PARTY TRANSACTIONS

The Giddings Entities have entered into operating agreements with EnerVest whereby EnerVest Operating, LLC (“EVOC”), a subsidiary of EnerVest, acts as contract operator of the Giddings Entities’ oil and natural gas wells. The Giddings Entities reimburse EVOC for direct expenses incurred. A majority of such expenses are charged on an actual basis (i.e., no mark–up or subsidy is charged or received by EVOC). These costs are included in lease operating expenses and the statements of revenue and direct operating expenses presented herein. Additionally, in its role as contract operator, EVOC also collects proceeds from oil, natural gas and natural gas liquids sales and distributes them to the Giddings Entities and other working interest owners.

5.	SUBSEQUENT EVENTS

On March 20, 2018, the Giddings Entities entered into a purchase and sale agreement involving the Giddings Assets with TPG Pace Energy Parent LLC.

The Statements were issued on May 8, 2018, and all subsequent events through that date were considered for purposes of analysis and disclosure.

******

SUPPLEMENTAL OIL AND GAS INFORMATION

(Unaudited)

GIDDINGS ASSETS

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

The following tables present the changes in estimated proved developed and estimated proved undeveloped reserves, the standardized measure of discounted future net cash flows and changes therein relating to estimated proved oil, natural gas and NGL reserves for the periods presented. We caution that there are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development. Accordingly, these estimates are expected to change as further information becomes available. Material revisions of reserve estimates may occur in the future, development and production of the oil, natural gas and NGL reserves may not occur in the periods assumed, and actual prices realized may vary significantly from those used in these estimates. The standardized measure excludes federal income taxes as the Giddings Entities are not subject to federal income taxes. The Giddings Assets are located in Texas and are subject to an entity-level tax, the Texas Margin Tax, at a statutory rate of up to 1.0% of income that is apportioned to Texas.

The estimates of the Giddings Assets proved reserves for the periods presented have been prepared by qualified third-party engineers.

	Oil (MBbls)	Natural Gas (Mmcf)	Natural Gas Liquids (MBbls)	Total MBoe
Proved developed and undeveloped reserves:
Balance as of December 31, 2014	7,673	90,588	9,179	31,950
Revisions of previous estimates	25	(5,445)	(335)	(1,217)
Extensions and discoveries	2,366	19,572	3,047	8,675
Production	(922)	(10,147)	(1,000)	(3,613)

Balance as of December 31, 2015	9,142	94,568	10,891	35,795

Revisions of previous estimates	(3,286)	(23,409)	(3,907)	(11,094)
Extensions and discoveries	14	74	15	41
Production	(713)	(8,568)	(811)	(2,952)

Balance as of December 31, 2016	5,157	62,665	6,188	21,790

Revisions of previous estimates	1,132	14,125	1,406	4,892
Purchases of minerals in place	16	2,566	41	485
Extensions and discoveries	775	4,587	815	2,354
Production	(636)	(8,202)	(731)	(2,734)

Balance as of December 31, 2017	6,444	75,741	7,719	26,787

Proved developed reserves:
Balance as of December 31, 2014	5,710	79,429	7,070	26,018
Balance as of December 31, 2015	5,576	68,206	6,551	23,495
Balance as of December 31, 2016	4,676	59,278	5,606	20,162
Balance as of December 31, 2017	5,030	65,200	6,048	21,945

Proved undeveloped reserves:

Balance as of December 31, 2014	1,963	11,159	2,109	5,932
Balance as of December 31, 2015	3,566	26,362	4,340	12,300
Balance as of December 31, 2016	481	3,387	582	1,628
Balance as of December 31, 2017	1,414	10,541	1,671	4,842

For the year ended December 31, 2017, the Giddings Assets reported extensions and discoveries contributing 2,354 MBoe to proved reserves and are attributable to successful drilling and completion activities. The Giddings Assets had net positive revisions of 4,892 MBoe primarily related to 1,923 Mboe of well performance changes based on wells drilled during the year along with higher commodity prices creating positive revisions of 1,964 Mboe related to previously uneconomic proved undeveloped reserves and 1,005 Mboe related to existing proved undeveloped reserves.

For the year ended December 31, 2016, the Giddings Assets had net negative revisions of 11,094 MBoe primarily related to the reclassification of 8,635 MBoe of proved undeveloped reserves to unproved reserves and 6,687 MBoe due to the decline in commodity prices as compared to 2015. These negative revisions were partially offset by positive revisions of 4,228 Mboe related to well performance changes based on wells drilled during the year.

For the year ended December 31, 2015, the Giddings Assets reported extensions and discoveries contributing 8,675 MBoe in proved reserves and is attributable to successful drilling and completion activities. Additionally, the Giddings Assets had downward revisions of 1,217 MBoe primarily due to the decline of oil prices as compared to 2014.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) As specified by the SEC, estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of oil and natural gas related to the proved reserves at year-end, (3) The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus overhead incurred related to the Giddings Assets, and (4) Future net cash flows are discounted to present value by applying a discount rate of 10%.

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Giddings Assets. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and natural gas.

The standardized measure of discounted future net cash flows relating to estimated proved oil, natural gas and NGL reserves for the periods presented are as follows (in thousands):

	December 31,
	2017	2016	2015
Future cash inflows	$692,654	$444,755	$866,183
Future production and development costs	(330,407)	(240,356)	(483,747)
Future income tax expenses	(3,636)	(2,335)	(4,547)

Future net cash flows	358,611	202,064	377,889
10% annual discount for estimated timing of cash flows	(155,594)	(82,001)	(183,028)

Standardized measure of discounted future net cash flows	$203,017	$120,063	$194,861

The principal sources of changes in the standardized measure of discounted future net cash flows for the periods presented are as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Standardized measure at beginning of period	$120,063	$194,861	$432,821
Net changes in prices and production costs	53,119	(46,981)	(192,458)
Changes in estimated future development costs	(1,450)	3,710	12,227
Sales and transfers of oil, natural gas liquids produced, net of production costs	(42,712)	(31,210)	(44,503)
Extensions, discoveries and improved recovery, less related costs	25,833	7	20,380
Purchase of minerals in place	468	—	—
Revisions and other	18,136	(21,740)	(93,177)
Development costs incurred during the period	18,086	737	14,085
Changes in income taxes	(671)	958	1,790
Accretion of 10% timing discount	12,145	19,721	43,696

Standardized measure of discounted future net cash flows	$203,017	$120,063	$194,861

Statements of Revenues and Direct Operating Expenses

and Independent Auditor’s Report

The Acquired Properties

For the years ended December 31, 2015 and

December 31, 2016, and the one month ended January 31, 2017

Report of Independent Auditors

To the Board of Directors of BlackBrush Holdings, LLC:

We have audited the accompanying financial statements of the properties located in Eagle Ford Shale (the “Acquired Properties”), which comprise the statements of revenues and direct operating expenses for the years ended December 31, 2015 and December 31, 2016, and the one month ended January 31, 2017.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenue and direct operating expenses of the Acquired Properties for the years ended December 31, 2015 and December 31, 2016, and the one month ended January 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

The accompanying special purpose financial statements reflect the revenues and direct operating expenses of the Acquired Properties using the basis of preparation described in Note 2 to the special purpose financial statements and are not intended to be a complete presentation of the financial position, results of operations, or cash flows of the Acquired Properties. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Dallas, TX

April 18, 2018

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF

THE ACQUIRED PROPERTIES

(in thousands)

	Month ended 2017	Years Ended December 31,
		2016	2015
Revenues:
Oil sales	$2,210	$27,083	$101,186
Natural gas sales	139	1,914	4,481
Natural gas liquids sales	77	1,627	4,131

Total revenues	2,426	30,624	109,798
Direct Operating Expenses:
Lease operating expenses	104	7,358	8,254
Production taxes	124	1,817	6,582

Total direct operating expenses	228	9,175	14,836

Revenues in Excess of Direct Operating Expenses	$2,198	$21,449	$94,962

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE ACQUIRED PROPERTIES

1.	BACKGROUND INFORMATION

On May 7, 2016, BlackBrush Karnes Properties, LLC (“BlackBrush” or the “Company”) entered into a definitive purchase and sale agreement (the “Agreement”) with EnerVest, Ltd. (“EnerVest”) to sell 87.5% of its interests in certain oil and gas properties located in Eagle Ford Shale (the “Acquired Properties”). On January 23, 2017, The Company entered into a separate purchase and sale agreement with EnerVest to sell its remaining 12.5% interest in the Acquired Properties.

The aggregate cash consideration from both sales to EnerVest was approximately $805.9 million, inclusive of upward adjustments for title benefits and net of customary closing adjustments. The effective date for the acquisition was July 6, 2016 for 87.5% of the Acquired Properties and January 31, 2017 for the remaining 12.5% of the Acquired Properties. Purchase price adjustments were calculated as of the closing dates on July 6, 2016 and January 31, 2017.

The statements reflect 100% of the revenues and direct operating expenses of the Acquired Properties for the period ended December 31, 2015. For the period ended December 31, 2016, the statements reflect 100% of the Acquired Properties from January 01, 2016 through July 6, 2016 and 12.5 % thereafter. For the month ended January 31, 2017 the statements reflect 12.5% of the Acquired Properties.

2.	ACCOUNTING POLICIES

Basis of Presentation — The Company did not prepare separate stand-alone historical financial statements for the Acquired Properties during the periods presented. Accordingly, complete financial statements under U.S generally accepted accounting principles are not available or practicable to produce for the Acquired Properties. The accompanying statements of revenues and direct operating expenses (the “Statements”) present the revenues and direct operating expenses of the Acquired Properties on an accrual basis of accounting and has been derived from the Seller’s historical accounting records. Certain costs such as depreciation, depletion, and amortization, accretion of asset retirement obligations, general and administrative expenses, interest and income taxes are omitted. As such, this financial information is not intended to be a complete presentation of the revenues and expenses of the Acquired Properties. Furthermore, the information may not be representative of future operations due to changes in the business and the exclusion of the omitted information.

Use of Estimates — The preparation of the Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates.

Revenue recognition — Oil, natural gas, and NGL revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. The Company follows the sales method of accounting for revenues. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume which are entitled based on the Company’s working interest. There were no material gas imbalances during the periods presented.

Direct operating expenses — Direct operating expenses are recognized when incurred and include (a) lease operating expenses, which consist of gathering and processing expenses, lifting costs, lease and well repairs and maintenance, and other field expenses; and (b) production and other taxes, which consist of severance and ad valorem taxes.

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE ACQUIRED PROPERTIES (Continued)

3.	COMMITMENTS AND CONTINGENCIES:

As part of the Agreement with EnerVest, the Company retained the environmental liability, including potential claims and litigation, associated with an environmental event that occurred in 2013 at one of the Company’s salt water wells. Initial startup of the remediation system was approved by the Railroad Commission of Texas and is on-going. The Company does not believe the outcome of any additional dispute or legal actions will have a material effect on the Statements and no amounts have been accrued.

The activity of the Acquired Properties may become subject to potential claims and litigation in the normal course of operations. While the ultimate impact of any proceedings cannot be predicted with certainty, the Company’s management is currently not aware of any legal or other contingencies, other than discussed above, that would have a material effect on the Statements.

4.	SUBSEQUENT EVENTS:

The Statements were issued on April 18, 2018 and all subsequent events through April 18, 2018 were considered for purposes of analysis and disclosure.

SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED):

The following tables present the changes in estimated proved and estimated proved developed reserves, the standardized measure of discounted future net cash flows and changes therein relating to estimated proved oil, natural gas, and NGL reserves for the periods presented. We caution that there are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development. Accordingly, these estimates are expected to change as further information becomes available. Material revisions of reserve estimates may occur in the future, development and production of the oil, natural gas and NGL reserves may not occur in the periods assumed, and actual prices realized may vary significantly from those used in these estimates. The standardized measure excludes income taxes as the Company is a limited liability company and not subject to income taxes. The Acquired Properties are located in Texas and are subject to an entity-level tax, the Texas margin tax, at a statutory rate of up to 1.0% of income that is apportioned to Texas.

The estimates of our proved reserves for the periods presented have been prepared by qualified engineers.

	Oil (MBbls)	Natural Gas (Mmcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed and undeveloped reserves:
Balance as of December 31, 2014	52,936	43,815	5,429	65,668
Revisions of previous estimates	(9,558)	4,787	1,804	(6,956)
Extensions and discoveries	45,807	67,621	10,137	67,214
Production	(2,227)	(2,268)	(340)	(2,945)

Balance as of December 31, 2015	86,958	113,955	17,030	122,981
Revisions of previous estimates	(21,437)	(27,177)	(4,189)	(30,156)
Extensions and discoveries	454	1,456	207	904
Sale of reserves (1)	(58,075)	(71,674)	(10,725)	(80,746)
Production	(801)	(1,474)	(187)	(1,234)

Balance as of December 31, 2016	7,099	15,086	2,136	11,749

Proved developed reserves:
Balance as of December 31, 2014	6,103	7,599	750	8,120
Balance as of December 31, 2015	13,642	20,384	3,017	20,056
Balance as of December 31, 2016	1,538	4,125	583	2,809
Proved undeveloped reserves:
Balance as of December 31, 2014	46,833	36,216	4,679	57,548
Balance as of December 31, 2015	73,316	93,571	14,013	102,924
Balance as of December 31, 2016	5,561	10,961	1,553	8,941

(1)	Represents the sale of 87.5% of the Company’s interests in the Acquired Properties to EnerVest on July 6, 2016.

For the year ended December 31, 2016, the Company divested 80,746 MBoe of proved reserves. Additionally, the Company had downward revisions of 30,156 MBoe due to the decline in prices as compared to 2015.

For the year ended December 31, 2015, the Company reported extensions and discoveries of 67,214 MBoe as a result of successful drilling and completion activities. Additionally, the Company had downward revisions of 6,956 MBoe primarily due to the decline of oil prices as compared to 2014.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) As specified by the SEC, estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of oil and natural

SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

(Continued)

gas related to the proved reserves at year-end, (3) The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus overhead incurred related to the Acquired Properties, and (4) Future net cash flows are discounted to present value by applying a discount rate of 10%.

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Acquired Properties. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and natural gas.

The standardized measure of discounted future net cash flows relating to estimated proved oil, natural gas, and NGL reserves for the periods presented are as follows (in thousands):

	Year Ended December 31,
	2016	2015
Future oil and natural gas sales	$328,014	$4,576,717
Future production costs	(94,535)	(1,125,320)
Future development costs	(62,694)	(1,041,460)
Future income tax expense	(1,722)	(24,028)

Future net cash flows	169,063	2,385,909
10% annual discount	(63,125)	(1,082,174)

Standardized measure of discounted future net cash flows	$105,938	$1,303,735

The principal sources of changes in the standardized measure of discounted future net cash flows for the periods presented are as follows (in thousands):

	Year Ended December 31,
	2016	2015
Balance at the beginning of the period	$1,303,735	$1,722,076
Net change in prices and production costs	(68,727)	(1,027,990)
Net change in future development costs	6,088	108,211
Sales, net of production costs	(21,448)	(94,961)
Extensions and discoveries	7,683	692,442
Divestiture of reserves	(911,126)	—
Revisions of previous quantity estimates	(281,276)	(218,479)
Previously estimated development costs incurred	28,465	28,907
Net change in income taxes	12,679	220
Accretion of discount	39,136	173,606
Changes in timing and other	(9,271)	(80,297)

Balance at the end of the period	$105,938	$1,303,735

GulfTex Karnes EFS, LP

Financial Statements as of and for the Period Ended April 27,

2016 and the Year Ended December 31, 2015 and

Independent Auditor’s Report

Independent Auditor’s Report

Board of Directors and Limited Partners

GulfTex Karnes EFS, LP

Report on the Financial Statements

We have audited the accompanying financial statements of GulfTex Karnes EFS, LP (the Partnership), which comprise the balance sheets as of April 27, 2016 and December 31, 2015, the related statements of income, changes in partners’ capital, and cash flows for the period from January 1, 2016 through April 27, 2016 and for the year ended December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in note 2 to the financial statements, the financial statements as of and for the year ended December 31, 2015, have been restated to correct errors in the accounting of depletion, asset retirement obligations, and debt issuance costs. Our opinion is not modified with respect to this matter.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GulfTex Karnes EFS, LP as of April 27, 2016 and December 31, 2015, and the results of its operations and its cash flows for the period from January 1, 2016 through April 27, 2016 and for the year ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/S/ RSM US LLP

San Antonio, Texas

June 18, 2018

GULFTEX KARNES EFS, LP

BALANCE SHEETS

	April 27, 2016	December 31, 2015 (Restated)
Assets
Current assets:
Cash	$462,331	$2,297,553
Cash held in escrow	25,055,000	—
Accounts receivable	8,855,195	4,041,452
Current portion of debt issuance costs	124,445	—
Prepaid expenses	—	9,498
Derivative asset	1,316,919	786,710

Total current assets	35,813,890	7,135,213
Long-term assets:
Property and equipment, net (successful efforts)	91,038,444	65,154,265
Debt issuance costs	—	165,926
Total long-term assets	91,038,444	65,320,191

Total assets	$126,852,334	$72,455,404

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$3,068,407	$556,696
Related-party payable, net	108,755	154,459
Accrued capital expenditures	21,320,759	8,335,080
Other accrued liabilities	2,208,009	632,602
Current portion of credit facility	14,500,000	—
Current portion of note payable	12,500,000	10,000,000
Cash held in escrow	25,055,000	—
Derivative liability	1,779,579	55,122

Total current liabilities	80,540,509	19,733,959
Long-term liabilities:
Credit facility	—	2,000,000
Note payable	—	5,833,333
Derivative liability	12,250	3,700
Asset retirement obligations	71,912	61,180

Total long-term liabilities	84,162	7,898,213
Total liabilities	80,624,671	27,632,172
Commitments and contingencies (Note 1)
Partners’ capital	46,227,663	44,823,232

Total liabilities and partners’ capital	$126,852,334	$72,455,404

See accompanying notes to the financial statements.

GULFTEX KARNES EFS, LP

STATEMENTS OF INCOME

	For the Period Ended April 27, 2016	Year Ended December 31, 2015 (Restated)
Operating revenue:
Oil sales	$10,889,523	$30,026,916
Natural gas sales	971,459	2,098,892
Natural gas liquid sales	170,712	1,512,014
Gain (loss) on derivatives	(595,448)	2,258,583

Total operating revenue	11,436,246	35,896,405
Operating expenses:
Production and operating	3,043,621	5,366,916
Depreciation, depletion and amortization	6,163,335	7,922,107
Accretion of asset retirement obligations	5,240	2,031
Selling, general and administrative	404,329	736,009

Total operating expenses	9,616,525	14,027,063
Income from operations	1,819,721	21,869,342

Interest expense	415,290	1,068,188
Net income	$1,404,431	$20,801,154

See accompanying notes to the financial statements.

GULFTEX KARNES EFS, LP

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

Balance at December 31, 2014, as previously reported	$49,015,441
Restatement Adjustment (Note 2)	6,637

Balance at December 31, 2014, as restated	49,022,078
Distributions	(25,000,000)
Net income—year ended December 31, 2015, as restated	20,801,154

Balance at December 31, 2015, as restated	$44,823,232
Net income—period from January 1, 2016 through April 27, 2016	1,404,431

Balance at April 27, 2016	$46,227,663

See accompanying notes to the financial statements.

GULFTEX KARNES EFS, LP

STATEMENTS OF CASH FLOWS

	For the Period Ended April 27, 2016	Year Ended December 31, 2015 (Restated)
Cash flows from operating activities:
Net income	$1,404,431	$20,801,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	6,163,335	7,922,107
Amortization of debt issuance costs	62,481	114,074
Accretion of asset retirement obligations	5,240	2,031
Unrealized loss on derivatives	1,202,798	389,744
Changes in operating assets and liabilities:
Accounts receivable	(4,813,743)	5,755,193
Prepaid expenses	9,498	1,710
Payables	2,466,007	(291,222)
Accrued liabilities	1,575,407	574,430

Net cash provided by operating activities	8,075,454	35,269,221

Cash flows from investing activities:
Development of oil and natural gas properties	(19,056,343)	(29,779,281)
Cash held in escrow	25,055,000	—

Net cash provided by (used in) investing activities	5,998,657	(29,779,281)

Cash flows from financing activities:
Borrowings under credit facility	12,500,000	2,000,000
Payments on credit facility	—	(100,000)
Proceeds from issuance of note payable	—	15,833,333
Payments on note payable	(3,333,333)	—
Debt issuance costs	(21,000)	(280,000)
Distributions	—	(25,000,000)

Net cash provided by (used in) financing activities	9,145,667	(7,546,667)

Net increase (decrease) in cash	23,219,778	(2,056,727)
Cash at beginning of year / period	2,297,553	4,354,280

Cash at end of year / period	$25,517,331	$2,297,553

Supplemental disclosures of cash flow information:
Cash paid for interest	$403,667	$1,034,653

Supplemental disclosures of noncash flow activities:
Asset retirement obligations incurred	$5,492	$49,451

Accrued capital expenditures	$21,320,759	$8,335,080

See accompanying notes to the financial statements.

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

Note 1:    Summary of Significant Accounting Policies

Reporting entity and nature of operations: GulfTex Karnes EFS, LP (the Partnership) is engaged in the acquisition, development and monetization of oil and natural gas properties. The Partnership has nonoperating interests in oil and natural gas wells in south Texas.

The Partnership grants credit to customers on terms established by management.

A summary of the Partnership’s significant accounting policies is as follows.

Any reference to “the period ended April 27, 2016” within these financial statements and notes to the financial statements includes activity from January 1, 2016 to April 27, 2016.

Sale of oil and natural gas properties: On April 27, 2016, the Partnership sold substantially all its producing properties to a third party, resulting in a gain of approximately $169,273,000. In connection with the transaction, all outstanding long-term debt and borrowings on the line of credit were paid in full, and distributions totaling approximately $211,000,000 were made to the partners. The Partnership was liquidated and dissolved in 2017.

Variable interest entity: Partnership accounts for the investments it makes in certain legal entities in which equity investors do not have (1) sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support, or (2) as a group, do not have either the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impacts the entity’s economic performance or (3) the obligation to absorb the expected losses of the legal entity or the right to receive expected residual returns of the legal entity. The certain legal entities are referred to as variable interest entities (VIEs).

The Partnership consolidates the results of any such entity in which it determined it had a controlling financial interest. The Partnership has a controlling financial interest in such an entity if the Partnership had both the power to direct the activities that most significantly affects the VIE’s economic performance and the obligation to absorb the losses of, or right to receive benefits from, the VIE that could be potentially significant to the VIE. On a quarterly basis, the Partnership reassesses whether it has a controlling financial interest in any investments it has in these certain legal entities.

During the period ended April 27, 2016 and for the year ended December 31, 2015, GulfTex Energy III GP, LLC, the general partner of the Partnership, provided contract services to the Partnership. The Partnership funded the operations of GulfTex Energy III GP, LLC through arrangements that solely provided for reimbursement of operating expenditures, with no related gains or losses recognized by GulfTex Energy III GP, LLC.

Management has determined GulfTex Energy III GP, LLC is a VIE because of this subordinated financial support. Management has also determined the member of GulfTex Energy III GP, LLC is the primary beneficiary of the VIE and that the Partnership does not have the power to direct the activities of the VIE that most significantly impact the entity’s economic performance.

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

The following table gives the related significance of GulfTex Energy III GP, LLC as of and for the period ended April 27, 2016 and for the year ended December 31, 2015:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015

Revenue	$1,216,726	$3,982,026

Selling, general and administrative expenses	$1,216,726	$3,982,026

Total assets	$641,111	$761,718

Current and total liabilities	$641,111	$761,718

Accrual basis of accounting: The Partnership was under the accrual basis of accounting for the period ended April 27, 2016 and for the year ended December 31, 2015.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include volumes of oil and natural gas reserves used in calculating depreciation and depletion of oil and natural gas properties, abandonment obligations of proved properties, and impairment of undeveloped properties.

Cash: The Partnership’s cash is maintained with a major financial institution in the United States. Deposits with this financial institution may exceed the amount of insurance provided on such deposits; however, the Partnership regularly monitors the financial stability of this financial institution and believes that they are not exposed to any significant default risk.

Cash held in escrow: In connection with the sale described above, a portion of the proceeds were deposited to an escrow account. The balance of the escrow account is available to cure certain claims related to the assets that were sold, such as title disputes or environmental obligations. The remaining balance in the escrow account as of April 27, 2017 was available to the Partnership to use without restriction.

Accounts receivable: The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on historical experience and specifically identified questionable receivables. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The Partnership did not have an allowance for doubtful accounts at April 27, 2016 or December 31, 2015, as management considered all accounts receivable to be fully collectible.

Revenue recognition: The Partnership recognizes revenues from the sales of oil and natural gas upon transfer of title and net of royalties, in the period of delivery. Settlements for oil and natural gas sales can occur up to two months after the end of the month in which the oil and natural gas were produced. Management estimates and accrues for the value of these sales using information available to it at the time the financial statements are generated.

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

The Partnership uses the sales method for recording natural gas sales. Sales of natural gas applicable to the Partnership’s interest in producing natural gas leases are recorded as revenue when the natural gas is metered and title transferred pursuant to the natural gas sales contracts covering its interest in natural gas reserves. During such times as the Partnership’s sales of natural gas exceed its pro rata ownership in a well, the amount not attributable to its ownership in the underlying property is recorded as a natural gas imbalance liability. At April 27, 2016 and December 31, 2015, there were no material natural gas imbalances.

Oil and natural gas properties: The Partnership follows the successful efforts method of accounting for oil and natural gas acquisition, exploration, development and production costs. Under this method, exploration costs, including geological and geophysical costs, delay rentals on undeveloped leases and exploratory dry hole costs are charged to expense as incurred. Intangible drilling and development costs are capitalized on successful wells. Lease acquisition costs are capitalized as incurred.

The Partnership capitalizes interest on wells-in-progress where exploratory activities are ongoing. The cost of properties sold or retired and the related depreciation, depletion and amortization are removed from the accounts in the period of sale or disposition, with any resulting gain or loss recognized currently.

Depreciation, depletion and amortization of all capitalized costs of proved oil and natural gas producing properties are computed using the units-of-production method at the field level, as the related proved reserves are produced.

The Partnership reviews its proved oil and natural gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. The Partnership estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such future cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount was recoverable.

The factors used to determine fair value include, but are not limited to, estimates of anticipated production, capital expenditures, future commodity prices and a discount rate commensurate with the risk on the properties. During the period ended April 27, 2016 and for the year ended December 31, 2015, the Partnership did not recognize any loss.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost and related accumulated depreciation, depletion and amortization apportioned to the interest retired or sold are eliminated from the property accounts, and the resulting gain or loss is recognized.

On the sale of an entire interest in an unproved property, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Other property and equipment: Other property and equipment is comprised primarily of equipment, leasehold improvements and furniture carried at cost. Renewals and betterments that substantially extend the useful lives of the assets are capitalized. Maintenance and repairs are expensed when incurred. When fixed assets are retired the cost and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in income.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from five to eight years. Amortization expense is computed using the straight-line method over the shorter of the

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

estimated useful lives of the assets or the period of the related lease. The Partnership reviews the carrying value of other property and equipment for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The Partnership did not recognize an impairment loss for other property and equipment for the period ended April 27, 2016 and for the year ended December 31, 2015.

Asset retirement obligations: The Partnership follows the provisions of the Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 410, Asset Retirement and Environmental Obligations (ASC 410), which generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. ASC 410 requires the Partnership to recognize an estimated liability for costs associated with the abandonment of its oil and natural gas properties.

A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time a well is completed or acquired. The increased carrying value is depleted using the units-of-production method and the discounted liability is increased through accretion over the remaining life of the respective oil and natural gas properties.

The estimated liability is based on historical industry experience in abandoning wells, including estimated economic lives, inflation, market risk premiums, cost of capital, external estimates as to the cost to abandon the wells in the future and federal and state regulatory requirements. Revisions to the liability could occur due to changes in the estimated abandonment costs, changes in well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.

The reconciliation of the Partnership’s liability for well plugging and abandonment costs is as follows:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015 (Restated)

Balance at beginning of year	$61,180	$9,698
Liabilities incurred or acquired	5,492	49,451
Accretion expense	5,240	2,031

Balance at end of year	$71,912	$61,180

Income taxes: The Partnership’s earnings flow directly through to its partners and members for United States federal income tax purposes. Therefore, there is no provision for federal income taxes in the accompanying financial statements. The Partnership is subject to the provisions of the Texas gross margin tax, which was not material.

In accordance with ASC Topic 740, Income Taxes, management evaluated the Partnership’s tax positions and concluded the Partnership has taken no uncertain tax positions that require adjustment to the financial statements.

Accounting for price risk management activities: The Partnership engages in price risk management activities for nontrading purposes to manage market risks associated with certain commodity purchase and sale commitments. The Partnership does not engage in speculative trading. The Partnership entered into agreements to hedge the risk of future oil and gas price fluctuations. Such agreements are in the form of costless collars, which limit the impact of price fluctuations with respect to the Partnership’s sale of oil and gas. During 2015, the Partnership entered into an interest rate swap agreement to hedge its floating interest rate on a term note payable. The agreement was terminated in connection with the payoff of the term note payable, as discussed above.

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

The Partnership reports the fair value of its derivatives on the balance sheets in derivate assets and derivative liabilities as either current or noncurrent based on the timing of expected cash flows of individual contracts. The Partnership reports these amounts on a gross basis by contract. The Partnership has elected not to designate its derivatives as hedging instruments. The realized derivative gains or losses, which are determined by actual derivative settlements during the period and the changes in the fair value of derivatives are recorded immediately to earnings as “Derivatives gain (loss), net” in the statements of income.

Contingencies: Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Partnership, but which will only be resolved when one or more future events occur or fail to occur. The Partnership’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Partnership or unasserted claims that may result in such proceedings, the Partnership’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Partnership’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Environmental: The Partnership is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Risks and uncertainties: The Partnership’s future financial condition and results of operations are highly dependent on the demand and prices received for oil and natural gas production. Oil and natural gas prices have historically been volatile and the Partnership expects such volatility to continue in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of, and demand for, oil and natural gas, market uncertainty and a variety of additional factors beyond the Partnership’s control. These factors include the supply of oil and natural gas, the level of consumer demand, weather conditions, government regulations and taxes, the price and availability of alternative fuels and overall economic conditions. A decline in oil or natural gas prices may adversely affect the Partnership’s cash flow, liquidity and profitability. Lower oil or natural gas prices also may reduce the level of the Partnership’s oil and natural gas that can be produced economically.

Subsequent Events: The Partnership evaluated subsequent events through June 15, 2018, the date in which the financial statements were available to be issued.

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

Note 2: Restatement of Previously Issued Financial Statements

Subsequent to the original issuance of the Partnership’s 2015 financial statements, management identified certain errors that require the restatement of the 2015 financial statements as follows.

Depreciation, Depletion, and Amortization: The Partnership has restated its previously issued financial statements as of and for the year ended December 31, 2015 due to an error in accounting for depletion. The Partnership incorrectly reported the depreciation, depletion, and amortization within the statement of income and accumulated depreciation, depletion, and amortization within the balance sheet. Depreciation, depletion, and amortization of all capitalized costs of proved oil and natural gas producing properties are computed using the units-of-production method at the field level, as the related proved reserves are produced. The depreciation, depletion, and amortization have been updated to utilize a reserve report in accordance with U.S. GAAP definitions. The Partnership’s balance sheet, statement of income, statement of changes in partners’ capital, and statement of cash flows as of and for the year ended December 31, 2015 have been restated to correct this error.

Asset Retirement Obligations: The Partnership has restated its previously issued financial statements as of and for the year ended December 31, 2015, and partners’ capital at December 31, 2014, due to an error in accounting for asset retirement obligations. The Partnership incorrectly reported the asset retirement obligation within the balance sheet and accretion expense within the statement of income. The Partnership uses significant inputs to calculate the asset retirement obligation, including estimates and timing of costs to be incurred, the credit adjusted discount rates and inflation rates. The asset retirement obligation has been updated to utilize a credit adjusted discount rate reflective of the Partnership’s income. The Partnership’s balance sheet, statement of income, statement of changes in partners’ capital, and statement of cash flows as of and for the year ended December 31, 2015, as well as partners’ capital at December 31, 2014, have been restated to correct this error.

Debt Issuance Costs: The Partnership has restated its previously issued financial statements for the year ended December 31, 2015, due to an error in accounting for debt issuance costs. The Partnership incorrectly reported the debt issuance costs within selling, general, and administrative expense on the statement of income. The debt issuance costs have been capitalized and amortized over the term of the line of credit. The Partnership’s balance sheet, statement of income, statement of changes in partners’ capital, and statement of cash flows as of and for the year ended December 31, 2015 have been restated to correct this error.

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

The following table summarizes the impact of these error corrections on the accompanying financial statements:

	2015 (As Previously Reported)	Error in Accounting for Asset Retirement Obligations	Error in Accounting for Depreciation, Depletion, and Amortization	Error in Accounting for Debt Issuance Costs	2015 (As Restated)
Balance Sheet
Property and equipment — net	$64,928,310	$(867,429)	$1,093,384	$—	$65,154,265
Debt issuance costs	—	—	—	165,926	165,926
Total assets	72,063,523	(867,429)	1,093,384	165,926	72,455,404
Asset retirement obligations	956,405	(895,225)	—	—	61,180
Total liabilities	28,527,397	(895,225)	—	—	27,632,172
Partners’ capital — GulfTex Karnes EFS, LP	43,536,126	27,796	1,093,384	165,926	44,823,232

Statement of Income
Depreciation, depletion, and amortization	9,009,271	6,220	(1,093,384)	—	7,922,107
Accretion of asset retirement obligations	29,410	(27,379)	—	—	2,031
Selling, general, and administrative	1,016,009	—	—	(280,000)	736,009
Total operating expenses	15,421,606	(21,159)	(1,093,384)	(280,000)	14,027,063
Income from operations	20,474,799	21,159	1,093,384	280,000	21,869,342
Interest expense	954,114	—	—	114,074	1,068,188
Net income	19,520,685	21,159	1,093,384	165,926	20,801,154

Statement of Cash Flows
Net income	19,520,685	21,159	1,093,384	165,926	20,801,154
Depreciation, depletion, and amortization	9,009,271	6,220	(1,093,384)	—	7,922,107
Amortization of debt issuance costs	—	—	—	114,074	114,074
Accretion of asset retirement obligations	29,410	(27,379)	—	—	2,031

In addition to the errors corrected and described here in note 2, certain reclassifications have been made to the previously issued financial statements that resulted in no effect on partners’ capital or net income.

Note 3:    Property and Equipment

Property and equipment consist of the following:

	April 27, 2016	December 31, 2015 (Restated)
Proved oil and natural gas properties	$103,546,918	$72,164,549
Facilities	5,850,110	5,184,965

	109,397,028	77,349,514
Less accumulated depreciation, depletion and amortization	(18,358,584)	(12,195,249)

Property and equipment, net	$91,038,444	$65,154,265

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

Note 4:    Derivative Instruments

Commodity derivative instruments: The Partnership uses derivative instruments to manage its exposure to cash-flow variability from commodity-price risk inherent in its oil and natural gas production. The transactions are in the form of oil collars and are recorded at fair value on the balance sheets and any gains and losses are recognized in current period earnings.

Each collar transaction has an established price floor and ceiling. When the settlement price is below the price floor established by these collars, the Partnership receives an amount from its counterparty equal to the difference between the settlement price and the price floor multiplied by the hedged contract volume. When the settlement price is above the price ceiling established by these collars, the Partnership pays its counterparty an amount equal to the difference between the settlement price and the price ceiling multiplied by the hedged contract volume.

The following table represents the hedged volumes and weighted average oil price associated with the Partnership’s outstanding oil collars as of April 27, 2016.

Instrument	Period Covered	Hedged Volume (Bbl)	Weighted Average Floor Price	Weighted Average Ceiling Price

Costless Collars	May - December 2016	368,000	$40.50	$44.87

Interest rate derivatives: The Partnership entered into an interest rate swap to hedge its floating interest rate related to its debt instruments. The following table represents the notional amounts and weighted average interest rates associated with the Partnership’s outstanding interest rate swap as of April 27, 2016.

Instrument	Maturity	Notional Amount	Fixed Rate

Interest rate swap	April 17, 2017	$12,500,000	4.49%

The agreement was terminated in connection with the payoff of the term note payable, as discussed in Note 1.

Derivative fair value and gains (losses): The following table presents the fair value of the Partnership’s derivative instruments. The Partnership’s derivatives are presented as separate line items in the balance sheets as current and noncurrent derivative assets and liabilities based on the expected settlement dates of the instruments.

The fair value amounts are presented on a gross basis and do not reflect the netting of asset and liability positions permitted under the terms of the Partnership’s master netting arrangements. See Note 5 for further discussion related to the fair value of the Partnership’s derivatives.

	Assets		Liabilities
	April 27, 2016	December 31, 2015	April 27, 2016	December 31, 2015
Derivative Instruments:
Current amounts
Commodity contracts	$1,316,919	$786,710	$1,779,579	$55,122
Noncurrent amounts
Interest rate swaps	—	—	12,250	3,700

Total derivative instruments	$1,316,919	$786,710	$1,791,829	$58,822

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

Gains and losses on derivative instruments are reported in the statements of income. The following table represents the Partnership’s reported gains (losses) on derivative instruments for the periods presented:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015

Changes in fair value of derivative instruments	$(1,202,798)	$(389,744)
Net derivative settlements	607,350	2,648,327

Gain (loss) on derivatives	$(595,448)	$2,258,583

Offsetting of derivative assets and liabilities: The following table presents the Partnership’s gross and net derivative assets and liabilities.

	Gross Amount Presented on Balance Sheet	Netting Adjustments (a)	Net Amount

As of April 27, 2016:
Derivative assets with the right of offset or master netting agreements	$1,316,919	$(1,316,919)	$—
Derivative liabilities with the right of offset or master netting agreements	(1,791,829)	$1,316,919	(474,910)

As of December 31, 2015:
Derivative assets with the right of offset or master netting agreements	$786,710	$(58,822)	$727,888
Derivative liabilities with the right of offset or master netting agreements	(58,822)	58,822	—

(a)	To mitigate our risk of loss due to default, we have entered into master netting agreements with counterparties to our commodity derivative financial instruments that allow us to offset our asset position with our liability position in the event of a default by the counterparty.

Note 5:    Fair Value Measurements and Disclosures

The requirements of ASC 820, Fair Value Measurements and Disclosures, apply to all financial instruments and all nonfinancial assets and nonfinancial liabilities that are being measured and reported on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair Value Measurements and Disclosures also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs are observable, other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Inputs are unobservable and are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies or other valuation techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

The following tables present assets and (liabilities) measured at fair value on a recurring basis as reported on the balance sheets as of April 27, 2016 and December 31, 2015, and by level within the fair value measurement hierarchy:

The Partnership obtains fair value measurements for derivative instruments from reputable pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, live trading levels and other such data.

	Level 1	Level 2	Level 3	Total Fair Value
As of April 27, 2016:
Assets:
Crude derivatives	$—	$1,316,919	$—	$1,316,919
Liabilities:
Crude derivatives	—	(1,779,579)	—	(1,779,579)
Interest rate derivatives	—	(12,250)	—	(12,250)

Total	$—	$(474,910)	$—	$(474,910)

As of December 31, 2015:
Assets:
Crude derivatives	$—	$786,710	$—	$786,710
Liabilities:
Crude derivatives	—	(55,122)	$—	(55,122)
Interest rate derivatives	—	(3,700)	—	(3,700)

Total	$—	$727,888	$—	$727,888

Note 6:    Debt

In April 2014, the Partnership entered into a credit agreement that allows borrowings up to $100,000,000 at the prime rate plus 0.5 percent, subject to a $35,000,000 borrowing base at April 27, 2016. The credit facility matures on April 16, 2017 and is fully collateralized by all assets of the Partnership. As of April 27, 2016 and December 31, 2015, there were outstanding borrowings under the credit agreement totaling $14,500,000 and $2,000,000, respectively. In connection with the sale described in Note 1, the credit facility was paid in full on April 29, 2016.

As of April 27, 2016, and December 31, 2015, the Partnership had debt issuance costs net of accumulated amortization of $124,445 and $165,926, respectively, related to its credit facility. For the period ended April 27, 2016 and for the year ended December 31, 2015, the Partnership recorded amortization expense related to debt issuance costs of $62,481 and $114,074, respectively.

The Partnership entered into a note with a bank bearing interest at the prime rate plus 0.5 percent, which was collateralized by all assets of the partnership. As of April 27, 2016 and December 31, 2015, outstanding balances were $12,500,000 and $15,8333,333, respectively. At April 27, 2016 and December 31, 2015, the effective interest rate was 4.25% and 4.00%, respectively. In connection with the sale described in Note 1, the total principal plus accrued interest was paid in full on April 29, 2016.

GULFTEX KARNES EFS, LP

NOTES TO THE FINANCIAL STATEMENTS

Note 7:    Major Customers

For the period ended April 27, 2016 and the year ended December 31,2015, substantially all sales were derived from two operators.

Note 8:    Related-Party Transactions

GulfTex Energy III GP, LLC, the general partner of the Partnership, provided contract services to the Partnership. During the period ended April 27, 2016 and for the year ended December 31, 2015, GulfTex Energy III, GP charged the Partnership $135,190 and $398,205, respectively, for selling, general and administrative expenses. At April 27, 2016 and December 31, 2015, the Partnership had $108,755 and $154,459 payable, respectively, to GulfTex Energy III, GP.

GULFTEX KARNES EFS, LP

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES

(UNAUDITED)

Net capitalized costs related to the Partnership’s oil and natural gas producing activities for the period ended April 27, 2016 and for the year ended December 31, 2015, were as follows:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015
Acquisition costs:
Proved properties	$—	$—
Unproved properties	—	—
Development costs	32,042,022	32,841,747

Total	$32,042,022	$32,841,747

Oil and Natural Gas Reserve Quantities

The reserve information presented below is based on estimates of net proved reserves as of December 31, 2015 that were prepared in accordance with guidelines established by the Securities and Exchange Commission (“SEC”). Proved oil and natural gas reserves are the estimated quantities of oil and natural gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. A variety of methodologies are used to determine the Partnership’s proved reserve estimates. The primary methodologies used are decline curve analysis, advance production type curve matching, petro physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates across substantially all the Partnership’s properties. Reserve estimates are inherently imprecise and estimates of undeveloped locations are more imprecise than estimates of established proved producing locations. Accordingly, the Partnership’s reserve estimates are expected to change as future information becomes available. The Partnership’s proved reserves are located entirely within the United States.

Proved oil and natural gas reserves were based on the unweighted arithmetic average of the first day of the month prices for the 12-month period before the reporting date. For the year ended December 31, 2015, benchmark prices used were $50.28 per Bbl for oil and $2.58 per MMBtu for natural gas. The West Texas Intermediate price is used for oil prices and the Henry Hub price is used for natural gas. Natural gas liquids prices were based on the historical relationship between the prices actually received and the benchmark WTI oil prices. All prices are then further adjusted for quality, transportation fees and regional price differentials. For the year ended December 31, 2015, the average resulting prices after adjustments were $46.82 per Bbl for oil, $2.69 per MMBtu for natural gas and $15.80 for natural gas liquids.

GULFTEX KARNES EFS, LP

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES

(UNAUDITED)

The following table sets forth information regarding the Partnership’s estimated net proved developed and proved undeveloped oil and natural gas reserve quantities:

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed and undeveloped reserves:
Balance as of December 31, 2014	21,269	18,202	3,119	27,422
Extensions and discoveries	2,187	4,018	563	3,420
Production	(661)	(741)	(100)	(885)
Revisions of previous estimates	(10,257)	(2,773)	(949)	(11,668)

Balance as of December 31, 2015	12,538	18,706	2,633	18,289

Proved developed reserves:
Balance as of December 31, 2014	2,604	1,910	327	3,250
Balance as of December 31, 2015	6,708	9,376	1,314	9,585
Proved undeveloped reserves:
Balance as of December 31, 2014	18,665	16,292	2,792	24,172
Balance as of December 31, 2015	5,830	9,330	1,319	8,704

For the year ended December 31, 2015, extensions and discoveries contributed 3,420 MBoe in the Partnership’s proved reserves and is attributable to successful drilling and completion activities. Additionally, the Partnership had net negative revisions of 11,668 MBoe. The revisions were mainly due to the decrease in oil prices as compared to 2014.

Standardized Measure of Discounted Future Net Cash Flows

The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year. The standardized measure is intended to be a comparative benchmark value rather than an estimate of fair value.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) the estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of oil and natural gas relating to the Partnership’s proved reserves at year-end, (3) the future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus Partnership overhead incurred, and (4) future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Partnership’s expectations of actual revenues to be derived from those reserves, nor their present value. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Partnership’s control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. If reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized. Future development and production costs are calculated by

GULFTEX KARNES EFS, LP

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES

(UNAUDITED)

estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

As a limited partnership excluded from the standardized measure of discounted future net cash flows, the Partnership is not subject to federal income taxes. The Partnership is subject to the Texas franchise tax, which is an entity-level tax at a statutory rate of up to 1.0% of a portion of gross revenue apportioned to Texas.

The following table presents the standardized measure of discounted net cash flows related to proved oil and natural gas reserves for the year ended December 31, 2015:

Year Ended December 31, 2015
Future oil, natural gas sales and NGLs sales	$678,976,900
Future production costs	(201,200,200)
Future development costs	(84,577,400)
Future income tax expense	(3,564,629)

Future net cash flows	389,634,671
10% annual discount	(191,693,500)

Standardized measure of discounted future net cash flows	$197,941,171

The present value (at a 10% annual discount) of future net cash flows from the Partnership’s proved reserves is not necessarily the same as the current market value of its estimated oil and natural gas reserves. The Partnership bases the estimated discounted future net cash flows from its proved reserves, as described above, in accordance with the applicable accounting guidance. Actual future net cash flows from the Partnership’s oil and natural gas properties will also be affected by factors such as actual prices the Partnership receives for oil and natural gas, the amount and timing of actual production, supply of and demand for oil and natural gas and changes in governmental regulations or taxation.

A summary of changes in the standardized measure of discounted future net cash flows is as follows for the year ended December 31, 2015:

Year Ended December 31, 2015
Balance at beginning of the period	$675,687,582
Net change in prices and production costs	(288,095,277)
Net change in future development costs	2,732,551
Sales of oil, natural gas and NGLs, net of production costs	(28,270,906)
Extensions and discoveries	34,763,100
Revisions of previous quantity estimates	(264,165,706)
Previously estimated development costs incurred	39,908,500
Net change in income taxes	3,529,189
Accretion of discount	43,101,350
Changes in timing and other	(21,249,212)

Balance at end of the period	$197,941,171

GulfTex Energy III, LP

Financial Statements as of and for the Period Ended April 27, 2016 and the Year Ended December 31, 2015 and Independent Auditor’s Report

Independent Auditor’s Report

Board of Directors and Limited Partners

GulfTex Energy III, LP

Report on the Financial Statements

We have audited the accompanying financial statements of GulfTex Energy III, LP, which comprise the balance sheets as of April 27, 2016, and December 31, 2015; the related statements of operations, changes in partners’ capital, and cash flows for the period from January 1, 2016, through April 27, 2016, and for the year ended December 31, 2015; and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in note 2 to the financial statements, the financial statements as of and for the year ended December 31, 2015, have been restated to correct errors in the accounting of depletion, asset impairment, asset retirement obligations, and debt issuance costs. Our opinion is not modified with respect to this matter.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GulfTex Energy III, LP as of April 27, 2016, and December 31, 2015, and the results of its operations and its cash flows for the period from January 1, 2016, through April 27, 2016, and for the year ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/S/ RSM US LLP

San Antonio, Texas

June 18, 2018

GULFTEX ENERGY III, LP

BALANCE SHEETS

	April 27, 2016	December 31, 2015 (Restated)
Assets
Current assets:
Cash	$4,374,675	$7,381,204
Accounts receivable	4,500,836	5,517,810
Joint interest billings receivable	161,420	140,430
Related-party receivable, net	577,852	619,578
Prepaid expenses	55,288	17,788
Derivative asset	1,546,097	1,295,586
Deposits	56,774	56,774

Total current assets	11,272,942	15,029,170
Long-term assets:
Property and equipment, net (successful efforts)	116,642,089	105,858,532
Debt issuance costs	81,041	58,333

Total long-term assets	116,723,130	105,916,865
Total assets	$127,996,072	$120,946,035

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$6,653,964	$10,492,794
Accrued capital expenditures	222,952	17,854,502
Other accrued liabilities	1,465,930	108,139
Current portion of note payable	15,000,000	—
Derivative liability—current	2,208,240	105,457
Joint interest billings advances	—	6,313,627

Total current liabilities	25,551,086	34,874,519
Long-term liabilities:
Credit facility	60,500,000	32,500,000
Note payable	—	15,000,000
Derivative liability	277,080	39,073
Asset retirement obligations	377,172	370,924

Total long-term liabilities	61,154,252	47,909,997
Total liabilities	86,705,338	82,784,516
Commitments and contingencies (Note 1)
Partners’ capital	41,290,734	38,161,519

Total liabilities and partners’ capital	$127,996,072	$120,946,035

See accompanying notes to the financial statements.

GULFTEX ENERGY III, LP

STATEMENTS OF INCOME

	For the Period Ended April 27, 2016	Year Ended December 31, 2015 (Restated)
Operating revenue:
Oil sales	$17,842,548	$40,748,563
Natural gas sales	664,619	2,030,820
Natural gas liquid sales	408,003	1,667,075
Gain (loss) on derivatives	(1,117,366)	2,496,530
Other revenue	67,936	186,508

Total operating revenue	17,865,740	47,129,496
Operating expenses:
Production and operating	4,643,061	9,858,989
Depreciation, depletion and amortization	7,602,401	26,264,226
Impairment of property and equipment	—	22,454,730
Accretion of asset retirement obligations	6,248	59,296
Selling, general and administrative	1,580,191	4,537,996
Loss on disposal of properties	9,829	8,253

Total operating expenses	13,841,730	63,183,490
Income (loss) from operations	4,024,010	(16,053,994)

Interest expense	894,795	1,237,972
Net income (loss)	$3,129,215	$(17,291,966)

See accompanying notes to the financial statements.

GULFTEX ENERGY III, LP

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

Balance at December 31, 2014, as previously reported	$54,278,938
Restatement Adjustment (Note 2)	(3,825,453)

Balance at December 31, 2014, as restated	50,453,485
Contributions	5,000,000
Net loss—year ended December 31, 2015, as restated	(17,291,966)

Balance at December 31, 2015, as restated	38,161,519
Net income—period from January 1, 2016 through April 27, 2016	3,129,215

Balance at April 27, 2016	$41,290,734

See accompanying notes to the financial statements.

GULFTEX ENERGY III, LP

STATEMENTS OF CASH FLOWS

	For the Period Ended April 27, 2016	Year Ended December 31, 2015 (Restated)
Cash flows from operating activities:
Net income (loss)	$3,129,215	$(17,291,966)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	7,602,401	26,264,226
Impairment of property and equipment	—	22,454,730
Accretion of asset retirement obligations	6,248	59,296
Amortization of debt issuance costs	22,292	91,667
Loss on disposal of properties	9,829	8,253
Unrealized (gain) loss on derivatives	2,090,279	(162,610)
Changes in operating assets and liabilities:
Accounts receivable	1,016,974	(2,855,714)
Joint interest billings receivable	(20,990)	166,460
Related-party receivable, net	41,726	(51,552)
Prepaid expenses	(37,500)	(6,109)
Accounts payable	(3,838,830)	9,316,732
Accrued liabilities	1,357,791	(8,276,636)
Joint interest billings advances	(6,313,627)	3,443,689

Net cash provided by operating activities	5,065,808	33,160,466

Cash flows from investing activities:
Development of oil and natural gas properties	(36,027,337)	(87,357,304)

Net cash used in investing activities	(36,027,337)	(87,357,304)

Cash flows from financing activities:
Contributions	—	5,000,000
Borrowings under credit facility	28,000,000	24,500,000
Proceeds from issuance of note payable	—	15,000,000
Debt issuance costs	(45,000)	(150,000)

Net cash provided by financing activities	27,955,000	44,350,000

Net decrease in cash	(3,006,529)	(9,846,838)
Cash at beginning of year / period	7,381,204	17,228,042

Cash at end of year / period	$4,374,675	$7,381,204

Supplemental disclosures of cash flow information:
Cash paid for interest	$854,059	$1,175,174

Supplemental disclosures of noncash flow activities:
Asset retirement obligations incurred, net	$—	$14,897

Accrued capital expenditures	$222,952	$17,854,502

See accompanying notes to the financial statements.

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

Note 1.    Summary of Significant Accounting Policies

Reporting entity and nature of operations: GulfTex Energy III, LP (the Partnership) is engaged in the acquisition, development, operation, and monetization of oil and natural gas properties. The Partnership operates and has nonoperating interests in oil and natural gas wells in south Texas.

The Partnership grants credit to customers on terms established by management.

A summary of the Partnership’s significant accounting policies is as follows.

Any reference to “the period ended April 27, 2016” within these financial statements and notes to the financial statements includes activity from January 1, 2016 to April 27, 2016.

Sale of oil and natural gas properties: On April 27, 2016, the Partnership sold substantially all its producing properties to a third party, resulting in a gain of approximately $141,000,000. In connection with the transaction, all outstanding long-term debt was paid in full, and distributions totaling approximately $117,000,000 were made to the partners.

The remaining equity was retained by the Partnership to continue with acquisition, development, operation and monetization of oil and gas properties.

Variable interest entity: Partnership accounts for the investments it makes in certain legal entities in which equity investors do not have (1) sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support, or (2) as a group, do not have either the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impacts the entity’s economic performance or (3) the obligation to absorb the expected losses of the legal entity or the right to receive expected residual returns of the legal entity. The certain legal entities are referred to as variable interest entities (VIEs).

The Partnership consolidates the results of any such entity in which it determined it had a controlling financial interest. The Partnership has a controlling financial interest in such an entity if the Partnership had both the power to direct the activities that most significantly affects the VIE’s economic performance and the obligation to absorb the losses of, or right to receive benefits from, the VIE that could be potentially significant to the VIE. On a quarterly basis, the Partnership reassesses whether it has a controlling financial interest in any investments it has in these certain legal entities.

During the period ended April 27, 2016 and for the year ended December 31, 2015, GulfTex Energy III GP, LLC, the general partner of the Partnership, provided contract services to the Partnership. The Partnership funded the operations of GulfTex Energy III GP, LLC through arrangements that solely provided for reimbursement of operating expenditures, with no related gains or losses recognized by GulfTex Energy III GP, LLC.

Management has determined GulfTex Energy III GP, LLC is a VIE because of this subordinated financial support. Management has also determined the member of GulfTex Energy III GP, LLC is the primary beneficiary of the VIE and that the Partnership does not have the power to direct the activities of the VIE that most significantly impact the entity’s economic performance.

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

The following table gives the related significance of GulfTex Energy III GP, LLC as of and for the period ended April 27, 2016 and for the year ended December 31, 2015:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015
Revenue	$1,216,726	$3,982,026

Selling, general and administrative expenses	$1,216,726	$3,982,026

Total assets	$641,111	$761,718

Current and total liabilities	$641,111	$761,718

Accrual basis of accounting: The Partnership was under the accrual basis of accounting for the period ended April 27, 2016 and for the year ended December 31, 2015.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include volumes of oil and natural gas reserves used in calculating depletion, impairment of oil and natural gas properties, and abandonment obligations of oil and natural gas properties.

Cash: The Partnership maintains cash with a major financial institution in the United States. Deposits with this financial institution may exceed the amount of insurance provided on such deposits; however, the Partnership regularly monitors the financial stability of this financial institution and believe that it is not exposed to any significant default risk.

Accounts receivable: The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on historical experience and specifically identified questionable receivables. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The Partnership did not have an allowance for doubtful accounts at April 27, 2016 or December 31, 2015, as management considers all accounts receivable to be fully collectible.

Revenue recognition: The Partnership recognizes revenues from the sales of oil and natural gas upon transfer of title and net of royalties, in the period of delivery. Settlements for oil and natural gas sales can occur up to two months after the end of the month in which the oil and natural gas were produced. Management estimates and accrues for the value of these sales using information available to it at the time the financial statements are generated.

The Partnership uses the sales method for recording natural gas sales. Sales of natural gas applicable to the Partnership’s interest in producing natural gas leases are recorded as revenue when the natural gas is metered and title transferred pursuant to the natural gas sales contracts covering its interest in natural gas reserves. During such times as the Partnership’s sales of natural gas exceed its pro rata ownership in a well, the amount not attributable to its ownership in the underlying property is recorded as a natural gas imbalance liability. At April 27, 2016 and December 31, 2015, there were no material natural gas imbalances.

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

Oil and natural gas properties: The Partnership follows the successful efforts method of accounting for oil and natural gas acquisition, exploration, development and production costs. Under this method, exploration costs, including geological and geophysical costs, delay rentals on undeveloped leases and exploratory dry hole costs are charged to expense as incurred. Intangible drilling and development costs are capitalized on successful wells. Lease acquisition costs are capitalized as incurred.

The Partnership capitalizes interest on wells-in-progress where exploratory activities are ongoing. The cost of properties sold or retired and the related depreciation, depletion and amortization are removed from the accounts in the period of sale or disposition, with any resulting gain or loss recognized currently.

Depreciation, depletion and amortization of all capitalized costs of proved oil and natural gas producing properties are computed using the units-of-production method at the field level, as the related proved reserves are produced.

The Partnership reviews its proved oil and natural gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. The Partnership estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such future cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount was recoverable.

The factors used to determine fair value include, but are not limited to, estimates of anticipated production, capital expenditures, future commodity prices and a discount rate commensurate with the risk on the properties. The partnership recorded no impairment losses during the period ended April 27, 2016. For the year ended December 31, 2015, the Partnership recorded impairment losses of $22,454,730.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost and related accumulated depreciation, depletion and amortization apportioned to the interest retired or sold are eliminated from the property accounts, and the resulting gain or loss is recognized.

On the sale of an entire interest in an unproved property, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Other property and equipment: Other property and equipment is comprised primarily of equipment, leasehold improvements and furniture carried at cost. Renewals and betterments that substantially extend the useful lives of the assets are capitalized. Maintenance and repairs are expensed when incurred. When fixed assets are retired the cost and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in income.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from five to eight years. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease. The Partnership reviews the carrying value of other property and equipment for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The Partnership did not recognize an impairment loss for other property and equipment for the period ended April 27, 2016 and for the year ended December 31, 2015.

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

Asset retirement obligations: The Partnership follows the provisions of the Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 410, Asset Retirement and

Environmental Obligations (“ASC 410”), which generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. ASC 410 requires the Partnership to recognize an estimated liability for costs associated with the abandonment of its oil and natural gas properties.

A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time a well is completed or acquired. The increased carrying value is depleted using the units-of-production method and the discounted liability is increased through accretion over the remaining life of the respective oil and natural gas properties.

The estimated liability is based on historical industry experience in abandoning wells, including estimated economic lives, inflation, market risk premiums, cost of capital, external estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. Revisions to the liability could occur due to changes in the estimated abandonment costs, changes in well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.

The reconciliation of the Partnership’s liability for well plugging and abandonment costs is as follows:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015 (Restated)
Balance at beginning of year	$370,924	$296,731
Liabilities incurred	—	74,198
Disposals	—	(59,301)
Accretion expense	6,248	59,296

Balance at end of period	$377,172	$370,924

Income taxes: The Partnership’s earnings flow directly through to its partners and members for United States federal income tax purposes. Therefore, there is no provision for federal income taxes in the accompanying financial statements. The Partnership is subject to the provisions of the Texas gross margin tax, which was not material.

In accordance with ASC Topic 740, Income Taxes, management evaluated the Partnership’s tax positions and concluded the Partnership has taken no uncertain tax positions that require adjustment to the financial statements.

Accounting for price risk management activities: The Partnership engages in price risk management activities for nontrading purposes to manage market risks associated with certain commodity purchase and sale commitments. The Partnership does not engage in speculative trading. The Partnership entered into agreements to hedge the risk of future oil and gas price fluctuations. Such agreements are in the form of costless collars, which limit the impact of price fluctuations with respect to the Partnership’s sale of oil and gas. During 2015, the Partnership entered into an interest rate swap agreement to hedge its floating interest rate on a term note payable. The agreement was terminated in connection with the payoff of the term note payable, as discussed in Note 6.

The Partnership reports the fair value of its derivatives on the balance sheets in derivate assets and derivative liabilities as either current or noncurrent based on the timing of expected cash flows of individual contracts. The Partnership reports these amounts on a gross basis by contract. The Partnership has elected not to designate its derivatives as hedging instruments. The realized derivative gains or losses, which are determined by actual derivative settlements during the period and the changes in the fair value of derivatives are recorded immediately to earnings as “Derivatives gain (loss), net” in the statements of income.

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

Contingencies: Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Partnership, but which will only be resolved when one or more future events occur or fail to occur. The Partnership’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Partnership or unasserted claims that may result in such proceedings, the Partnership’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Partnership’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Environmental: The Partnership is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Risks and uncertainties: The Partnership’s future financial condition and results of operations are highly dependent on the demand and prices received for oil and natural gas production. Oil and natural gas prices have historically been volatile and the Partnership expects such volatility to continue in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of, and demand for, oil and natural gas, market uncertainty and a variety of additional factors beyond the Partnership’s control. These factors include the supply of oil and natural gas, the level of consumer demand, weather conditions, government regulations and taxes, the price and availability of alternative fuels and overall economic conditions. A decline in oil or natural gas prices may adversely affect the Partnership’s cash flow, liquidity and profitability. Lower oil or natural gas prices also may reduce the level of the Partnership’s oil and natural gas that can be produced economically.

Recent accounting pronouncements:

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. This update applies to all entities that are required to present a statement of cash flows. This update provides guidance on eight specific cash flow issues: debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. This update will be effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

December 15, 2019. Early adoption is permitted. This update should be applied using the retrospective transition method. Adoption of this standard will only affect the presentation of the Partnership’s cash flows and will not have a material impact on its financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which amends the guidance that reporting entities apply when evaluating whether certain legal entities should be consolidated. The Partnership will be required to adopt ASU No. 2015-02 as of January 1, 2017. Early adoption is permitted, including adoption in an interim period. The Partnership may either apply the amendments retrospectively or use a modified retrospective approach. The Partnership does not expect the adoption of ASU 2015-02 to have a material impact on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year, making it effective for annual reporting periods beginning after December 15, 2018. The Partnership has not yet selected a transition method and is currently evaluating the effects the standard will have on its financial statements.

Subsequent events: The Partnership evaluated subsequent events through June 15, 2018, the date on which the financial statements were available to be issued.

Note 2:    Restatement of Previously Issued Financial Statements

Subsequent to the original issuance of the Partnership’s 2015 financial statements, management identified certain errors that require the restatement of the 2015 financial statements as follows.

Depreciation, Depletion, and Amortization: The Partnership has restated its previously issued financial statements as of and for the year ended December 31, 2015, and partners’ capital at December 31, 2014, due to an error in accounting for depletion. The Partnership incorrectly reported the depreciation, depletion, and amortization within the statement of operations and accumulated depreciation, depletion, and amortization within the balance sheet. Depreciation, depletion, and amortization of all capitalized costs of proved oil and natural gas producing properties are computed using the units-of-production method at the field level, as the related proved reserves are produced. The depreciation, depletion, and amortization have been updated to utilize a reserve report in accordance with U.S. GAAP definitions. The Partnership’s balance sheet, statement of operations, statement of changes in partners’ capital, and statement of cash flows as of and for the year ended December 31, 2015, as well as partners’ capital at December 31, 2014, have been restated to correct this error.

Impairment of Oil and Gas Properties: The Partnership has restated its previously issued financial statements as of and for the year ended December 31, 2015 to record impairment expense based on the carrying value of oil and gas properties and the estimated cash flows of the revised reserve report. The reserve report prepared in accordance with U.S. GAAP prices and reserve definitions used in the restated depreciation, depletion, and amortization calculation, indicated the carrying value of oil and gas properties exceeded its estimated future cash flows. Management performed impairment testing in accordance with ASC Topic 932, Extractive Activities – Oil and Gas and ASC Topic 360, Property, Plant, and Equipment, and determined that an impairment had occurred. The Partnership’s balance sheet, statement of operations, statement of changes in partners’ capital, and statement of cash flows as of and for the year ended December 31, 2015 have been restated to correct this error.

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

Asset Retirement Obligations: The Partnership has restated its previously issued financial statements as of and for the year ended December 31, 2015, and partners’ capital at December 31, 2014, due to an error in accounting for asset retirement obligations. The Partnership incorrectly reported the asset retirement obligation within the balance sheet and accretion expense within the statement of operations. The Partnership uses significant inputs to calculate the asset retirement obligation, including estimates and timing of costs to be incurred, the credit adjusted discount rates, and inflation rates. The asset retirement obligation has been updated to utilize a credit adjusted discount rate reflective of the Partnership’s operations. The Partnership’s balance sheet, statement of operations, statement of changes in partners’ capital, and statement of cash flows as of and for the year ended December 31, 2015, as well as partners’ capital at December 31, 2014, have been restated to correct this error.

Debt Issuance Costs: The Partnership has restated its previously issued financial statements as of and for the year ended December 31, 2015, due to an error in accounting for debt issuance costs. The Partnership incorrectly reported the debt issuance costs within selling, general, and administrative expense on the statement of operations. The debt issuance costs have been capitalized and amortized over the term of the line of credit. The Partnership’s balance sheet, statement of operations, statement of changes in partners’ capital, and statement of cash flows as of and for the year ended December 31, 2015, have been restated to correct this error.

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

The following table summarizes the impact of these error corrections on the accompanying financial statements:

	2015 (As Previously Reported)	Error in Accounting for Asset Retirement Obligations	Error in Accounting for Depreciation, Depletion, and Amortization	Error in Accounting for Impairment of Property and Equipment	Error in Accounting for Debt Issuance Costs	2015 (As Restated)
Balance Sheet
Property and equipment – net	$134,968,312	$(891,600)	$(5,763,450)	$(22,454,730)	$—	$105,858,532
Debt issuance costs	—	—	—	—	58,333	58,333
Total assets	149,997,482	(891,600)	(5,763,450)	(22,454,730)	58,333	120,946,035
Asset retirement obligations	1,300,066	(929,142)	—	—	—	370,924
Total liabilities	83,713,658	(929,142)	—	—	—	82,784,516
Partners’ capital – GulfTex Energy III, LP	66,283,824	37,542	(5,763,450)	(22,454,730)	58,333	38,161,519

Statement of Income
Depreciation, depletion, and amortization	24,329,551	—	1,934,675	—	—	26,264,226
Impairment of property and equipment	—	—	—	22,454,730	—	22,454,730
Accretion of asset retirement obligations	47,132	12,164	—	—	—	59,296
Selling, general, and administrative	4,687,996	—	—	—	(150,000)	4,537,996
Loss on sale of properties	(54,637)	46,384	—	—	—	(8,253)
Total operating expenses	38,931,921	12,164	1,934,675	22,454,730	(150,000)	63,183,490
Income (loss) from operations	8,451,191	34,220	(1,934,675)	(22,454,730)	(150,000)	(16,053,994)
Interest expense	1,146,305	—	—	—	91,667	1,237,972
Net income (loss)	7,004,886	34,220	(1,934,675)	(22,454,730)	58,333	(17,291,966)

Statement of Cash Flows
Net income (loss)	7,004,886	34,220	(1,934,675)	(22,454,730)	58,333	(17,291,966)
Depreciation, depletion, and amortization	24,329,551	—	1,934,675	—	—	26,264,226
Impairment of oil and gas properties	—	—	—	22,454,730	—	22,454,730
Accretion of asset retirement obligations	47,132	12,164	—	—	—	59,296
Amortization of debt issuance costs	—	—	—	—	91,667	91,667
Loss on sale of properties	54,637	(46,384)	—	—	—	8,253

In addition to the errors corrected and described here in note 2, certain reclassifications have been made to the previously issued financial statements that resulted in no effect on partners’ capital or net loss.

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

Note 3.    Property and Equipment

Property and equipment consist of the following:

	April 27, 2016	December 31, 2015 (Restated)
Proved oil and natural gas properties	$160,245,598	$158,340,775
Unproved oil and natural gas properties	23,254,207	7,293,738
Furniture and equipment	—	32,500

	183,499,805	165,667,013
Less accumulated depreciation, depletion and amortization	(66,857,716)	(59,808,481)

Property and equipment, net	$116,642,089	$105,858,532

The following table reflects the net changes in capitalized exploratory well costs for the periods indicated:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015 (Restated)
Balance, beginning of period	$2,353,354	$—
Additions to capitalized well costs pending determination of proved reserves	467,635	2,353,354
Capital exploratory well cost charged to expense	—	—

Balance, end of period	$2,820,989	$2,353,354

The Partnership did not capitalize any exploratory well costs covering periods greater than one year at April 27, 2016 and December 31, 2015. The exploratory well associated with these amounts was sold in connection with the sale described in Note 1.

Note 4.    Derivative Instruments

Commodity derivative instruments: The Partnership uses derivative instruments to manage its exposure to cash-flow variability from commodity-price risk inherent in its oil and natural gas production. The transactions are in the form of oil collars and are recorded at fair value on the balance sheets and any gains and losses are recognized in current period earnings.

Each collar transaction has an established price floor and ceiling. When the settlement price is below the price floor established by these collars, the Partnership receives an amount from its counterparty equal to the difference between the settlement price and the price floor multiplied by the hedged contract volume. When the settlement price is above the price ceiling established by these collars, the Partnership pays its counterparty an amount equal to the difference between the settlement price and the price ceiling multiplied by the hedged contract volume.

The following table represents the hedged volumes and weighted average oil price associated with the Partnership’s outstanding oil collars as of April 27, 2016.

Instrument	Period Covered	Hedged Volume (Bbl)	Weighted Average Floor Price	Weighted Average Ceiling Price
Costless Collars	May - December 2016	351,600	$38.74	$45.35

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

Interest rate derivatives: The Partnership entered into interest rate options to hedge its floating interest rate related to its debt instruments. The following table represents the notional amounts and weighted average interest rates associated with the Partnership’s outstanding interest rate options as of April 27, 2016.

Instrument	Maturity	Notional Amount	Cap	Floor
Interest rate options	September 1, 2018	47,500,000	2.0%	0.86%

The agreement was terminated in connection with the payoff of the term note payable, as discussed in Note 1.

Derivative fair value and gains (losses): The following table presents the fair value of the Partnership’s derivative instruments. The Partnership’s derivatives are presented as separate line items in the balance sheets as current and noncurrent derivative assets and liabilities based on the expected settlement dates of the instruments. The fair value amounts are presented on a gross basis and do not reflect the netting of asset and liability positions permitted under the terms of the Partnership’s master netting arrangements. See Note 5 for further discussion related to the fair value of the Partnership’s derivatives.

	Assets		Liabilities
	April 27, 2016	December 31, 2015	April 27, 2016	December 31, 2015
Derivative Instruments:
Current amounts
Commodity contracts	$1,546,097	$1,295,586	$2,208,240	$105,457
Noncurrent amounts
Interest rate contracts	—	—	277,080	39,073

Total derivative instruments	$1,546,097	$1,295,586	$2,485,320	$144,530

Gains and losses on derivative instruments are reported in the statements of income. The following table represents the Partnership’s reported gains (losses) on derivative instruments for the periods presented:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015
Changes in fair value of derivative instruments	$(2,090,279)	$162,610
Net derivative settlements	972,913	2,333,920

Gain (loss) on derivatives	$(1,117,366)	$2,496,530

Offsetting of derivative assets and liabilities: The following table presents the Partnership’s gross and net derivative assets and liabilities.

	Gross Amount Presented on Balance Sheet	Netting Adjustments (a)	Net Amount
As of April 27, 2016:
Derivative assets with the right of offset or master netting agreements	$1,546,097	$(1,546,097)	$—
Derivative liabilities with the right of offset or master netting agreements	(2,485,320)	$1,546,097	(939,223)

As of December 31, 2015:
Derivative assets with the right of offset or master netting agreements	$1,295,586	$(144,530)	$1,151,056
Derivative liabilities with the right of offset or master netting agreements	(144,530)	144,530	—

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

(a)	To mitigate the Partnership’s risk of loss due to default, it has entered into master netting agreements with counterparties to its derivative financial instruments that allows it to offset its asset position with its liability position in the event of a default by the counterparty.

Note 5.    Fair Value Measurements and Disclosures

The requirements of ASC 820, Fair Value Measurements and Disclosures, apply to all financial instruments and all nonfinancial assets and nonfinancial liabilities that are being measured and reported on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair Value Measurements and Disclosures also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs are observable, other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Inputs are unobservable and are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies or other valuation techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The following tables present assets and (liabilities) measured at fair value on a recurring basis as reported on the balance sheets as of April 27, 2016 and December 31, 2015, and by level within the fair value measurement hierarchy:

The Partnership obtains fair value measurements for derivative instruments from reputable pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, live trading levels and other such data.

	Level 1	Level 2	Level 3	Total Fair Value
As of April 27, 2016:
Assets:
Crude derivatives	$—	$1,546,097	$—	$1,546,097
Liabilities:
Crude derivatives	—	(2,208,240)	—	(2,208,240)
Interest rate derivatives	—	(277,080)	—	(277,080)

Total	$—	$(939,223)	$—	$(939,223)

As of December 31, 2015:
Assets:
Crude derivatives	$—	$1,295,586	$—	$1,295,586
Liabilities:
Crude derivatives	—	(105,457)	$—	(105,457)
Interest rate derivatives	—	(39,073)	—	(39,073)

Total	$—	$1,151,056	$—	$1,151,056

GULFTEX ENERGY III, LP

NOTES TO THE FINANCIAL STATEMENTS

Note 6.    Debt

In April 2014, the Partnership entered into a credit agreement that allows borrowings up to $100,000,000, subject to a $50,000,000 borrowing base at April 27, 2016. The credit facility matures on September 4, 2018 and is fully collateralized by all assets of the Partnership and contains financial covenants. As of April 27, 2016 and December 31, 2015, there were outstanding borrowings under the credit agreement totaling $60,500,000 and $32,500,000, respectively. In connection with the sale described in Note 1, the credit facility was paid in full on April 29, 2016.

The interest rate was at the Partnership’s election of either prime rate or LIBOR plus an applicable margin based on the borrowing base utilization percentage. Applicable margin ranges from 0.75 percent to 1.75 percent for prime rate loans and 1.75 percent to 2.75 percent for LIBOR loans. The annual commitment fee on the unused portion of the revolving credit facility is 0.50%. At April 27, 2016 and December 31, 2015, the effective interest rate was 3.189% and 2.255%, respectively. Interest-only payments were due monthly.

As of April 27, 2016, and December 31, 2015, the Partnership had debt issuance costs net of accumulated amortization of $81,041 and $58,333, respectively, related to its credit facility. For the period ended April 27, 2016 and for the year ended December 31, 2015, the Partnership recorded amortization expense related to debt issuance costs of $22,292 and $91,667, respectively

The Partnership entered into a term note with a bank bearing interest at LIBOR plus 5 percent, subject to a minimum rate of 6 percent. The note matures March 4, 2017 and is collateralized by all assets of the Partnership. The outstanding balance was $15,000,000 as of April 27, 2016 and December 31, 2015. At April 27, 2016 and December 31, 2015, the effective interest rate was 6.00% and 6.00% percent, respectively. In connection with the sale described in Note 1, the total principal plus accrued interest was paid in full on April 29, 2016.

Note 7.    Major Customers

For the period ended April 27, 2016 and for the year ended December 31, 2015, substantially all sales were related to three customers.

Note 8.    Related-Party Transactions

GulfTex Energy III GP, LLC, the general partner of the Partnership, provided contract services to the Partnership. The Partnership estimates the cost of these services and makes advance payments to GulfTex Energy III GP, LLC. Subsequently, the Partnership receives actual charges for selling, general and administrative expenses from GulfTex Energy III, GP.

During the period ended April 27, 2016 and for the year ended December 31, 2015, GulfTex Energy III, GP charged the Partnership $1,216,726 and $3,583,821, respectively, for selling, general and administrative expenses. At April 27, 2016 and December 31, 2015, the Partnership had $577,852 and $619,578 receivable, respectively, from GulfTex Energy III, GP which is included in related party receivable, net in the accompanying balance sheet.

GULFTEX ENERGY III, LP

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES

(UNAUDITED)

Net capitalized costs related to the Partnership’s oil and natural gas producing activities for the period ended April 27, 2016 and for the year ended December 31, 2015, were as follows:

	For the Period Ended April 27, 2016	Year Ended December 31, 2015
Acquisition costs:
Proved properties	$—	$—
Unproved properties	—	—
Exploratory costs	467,635	2,353,354
Development costs	17,928,152	71,310,891

Total	$18,395,787	$73,664,245

Oil and Natural Gas Reserve Quantities

The reserve information presented below is based on estimates of net proved reserves as of December 31, 2015 that were prepared in accordance with guidelines established by the Securities and Exchange Commission (“SEC”). Proved oil and natural gas reserves are the estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. A variety of methodologies are used to determine the Partnership’s proved reserve estimates. The primary methodologies used are decline curve analysis, advance production type curve matching, petro physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates across substantially all the Partnership’s properties. Reserve estimates are inherently imprecise and estimates of undeveloped locations are more imprecise than estimates of established proved producing locations. Accordingly, the Partnership’s reserve estimates are expected to change as future information becomes available. The Partnership’s proved reserves are located entirely within the United States.

Proved oil and natural gas reserves were based on the unweighted arithmetic average of the first day of the month prices for the 12-month period before the reporting date. For the year ended December 31, 2015, benchmark prices used were $50.28 per Bbl for oil and $2.58 per MMBtu for natural gas. The West Texas Intermediate price is used for oil prices and the Henry Hub price is used for natural gas. Natural gas liquids prices were based on the historical relationship between the prices actually received and the benchmark WTI oil prices. All prices are then further adjusted for quality, transportation fees and regional price differentials. For the year ended December 31, 2015, the average resulting prices after adjustments were $45.65 per Bbl for oil, $2.60 per MMBtu for natural gas and $17.63 for natural gas liquids.

GULFTEX ENERGY III, LP

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES

(UNAUDITED)

The following table sets forth information regarding the Partnership’s estimated net proved developed and proved undeveloped oil and gas reserve quantities:

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed and undeveloped reserves:
Balance as of December 31, 2014	11,690	12,030	1,538	15,233
Purchase of reserves	139	248	3	183
Extensions and discoveries	7,705	5,850	719	9,399
Production	(924)	(884)	(109)	(1,180)
Revisions of previous estimates	(4,997)	(4,719)	(767)	(6,550)
Sale of reserves	(1,925)	(1,893)	(253)	(2,494)

Balance as of December 31, 2015	11,688	10,632	1,131	14,591

Proved developed reserves:
Balance as of December 31, 2014	2,654	3,382	343	3,560
Balance as of December 31, 2015	6,008	5,791	524	7,497
Proved undeveloped reserves:
Balance as of December 31, 2014	9,036	8,648	1,195	11,673
Balance as of December 31, 2015	5,680	4,841	607	7,094

For the year ended December 31, 2015, extensions and discoveries contributed 9,399 MBoe in the Partnership’s proved reserves and is attributable to successful drilling and completion activities. The Partnership had net negative revisions of 6,550 Mboe. The revisions were mainly due to the decrease in oil prices as compared to 2014. Additionally, the Partnership divested 2,494 MBoe.

The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year. The standardized measure is intended to be a comparative benchmark value rather than an estimate of fair value.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) The estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of oil and natural gas relating to the Partnership’s proved reserves to the year-end quantities of those reserves for reserves, (3) The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus Partnership overhead incurred, and (4) Future net cash flows are discounted to present value by applying a discount rate of 10%.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Partnership’s expectations of actual revenues to be derived from those reserves, nor their present value. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Partnership’s control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. If reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized. Future development and production costs are calculated by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

GULFTEX ENERGY III, LP

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES

(UNAUDITED)

As a limited partnership excluded from the standardized measure of discounted future net cash flows, the Partnership is not subject to federal income taxes. The Partnership is subject to the Texas franchise tax, which is an entity-level tax at a statutory rate of up to 1.0% of a portion of gross revenue apportioned to Texas.

The following table presents the standardized measure of discounted net cash flows related to proved oil and gas reserves for the year ended December 31, 2015:

Year Ended December 31, 2015
Future oil, natural gas sales and NGLs sales	$581,125,200
Future production costs	(163,870,600)
Future development costs	(66,617,500)
Future income tax expense	(3,050,907)

Future net cash flows	347,586,193
10% annual discount	(160,405,659)

Standardized measure of discounted future net cash flows	$187,180,534

The present value (at a 10% annual discount) of future net cash flows from the Partnership’s proved reserves is not necessarily the same as the current market value of its estimated oil and natural gas reserves. The Partnership bases the estimated discounted future net cash flows from its proved reserves, as described above, in accordance with the applicable accounting guidance. Actual future net cash flows from the Partnership’s oil and natural gas properties will also be affected by factors such as actual prices the Partnership receives for oil and natural gas, the amount and timing of actual production, supply of and demand for oil and natural gas and changes in governmental regulations or taxation.

A summary of changes in the standardized measure of discounted future net cash flows is as follows for the year ended December 31, 2015:

Year Ended December 31, 2015
Balance at beginning of the period	$381,091,008
Net change in prices and production costs	(131,727,391)
Net change in future development costs	6,039,083
Sales of oil, natural gas and NGLs, net of production costs	(34,587,469)
Extensions and discoveries	126,821,200
Acquisitions of reserves	2,369,165
Divestiture of reserves	(49,398,700)
Revisions of previous quantity estimates	(162,033,820)
Previously estimated development costs incurred	32,777,989
Net change in income taxes	3,141,626
Accretion of discount	22,546,370
Changes in timing and other	(9,858,527)

Balance at end of the period	$187,180,534

Statement of Revenues and Direct Operating

Expenses of the Subsequent GulfTex Assets

For the Year Ended December 31, 2017

INDEX TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SUBSEQUENT GULFTEX ASSETS

Independent Auditors’ Report	F-159

Statement of Revenues and Direct Operating Expenses – For the year ended December 31, 2017	F-160

Notes to the Statement of Revenues and Direct Operating Expenses – For the year ended December 31, 2017	F-161

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Limited Partners

GulfTex Energy III, LP and GulfTex Energy IV, LP

Report on the Historical Summary

We have audited the accompanying statement of revenue and direct operating expenses (the historical summary) of GulfTex Energy III, LP and GulfTex Energy IV, LP (collectively, the Sellers) for the year ended December 31, 2017, and the related notes to the historical summary.

Management’s Responsibility for the Historical Summary

Management is responsible for the preparation and fair presentation of the historical summary in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of a historical summary that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the historical summary based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the historical summary. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the historical summary, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the historical summary in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the historical summary.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the historical summary referred to above presents fairly, in all material respects, the revenue and direct operating expenses described in Note 1 to the historical summary of GulfTex Energy III, LP and GulfTex Energy IV, LP for the year ended December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Basis of Presentation

As described in Note 1 to the historical summary, the accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Schedule 14A of Registrant) and is not intended to be a complete presentation of the Sellers’ financial statements. Our opinion is not modified with respect to this matter.

/S/ RSM US LLP

San Antonio, Texas

May 9, 2018

STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF

THE SUBSEQUENT GULFTEX ASSETS

(in thousands)

Year Ended December 31, 2017
Revenues:
Oil sales	$70,423
Natural gas sales	3,409
Natural gas liquids sales	4,142
Other revenues	173

Total revenues	78,147

Direct Operating Expenses:
Lease operating expenses	3,631
Production taxes	3,661

Total direct operating expenses	7,292

Revenues in Excess of Direct Operating Expenses	$70,855

See accompanying notes to the Statement of Revenues and Direct Operating Expenses.

NOTES TO THE STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SUBSEQUENT GULFTEX ASSETS

1.	BASIS OF PRESENTATION

On February 2, 2018, EnerVest Energy Institutional Fund XIV-WIC, L.P., and EnerVest Energy Institutional Fund XIV-A, L.P., (together, the “Company”), entered into a definitive purchase and sale agreement (the “Agreement”) with GulfTex Energy III LP and GulfTex Energy IV LP, (together, the “Sellers”), to purchase interests in certain oil and natural gas properties located in Eagle Ford Shale (the “Subsequent GulfTex Assets”) for aggregate cash consideration of $150.0 million, net of customary closing adjustments. The closing date for the acquisition was March 1, 2018.

The Company did not prepare separate stand-alone historical financial statements for the Subsequent GulfTex Assets during the periods presented. Accordingly, complete financial statements under U.S generally accepted accounting principles are not available or practicable to produce for the Subsequent GulfTex Assets. The accompanying statement of revenues and direct operating expenses (the “Historical Summary”) present the revenues and direct operating expenses of the Subsequent GulfTex Assets on an accrual basis of accounting and has been derived from the Sellers’ historical accounting records. Certain costs such as depreciation, depletion, and amortization, accretion of asset retirement obligations, general and administrative expenses, interest and income taxes are omitted. As such, this financial information is not intended to be a complete presentation of the revenues and expenses of the Subsequent GulfTex Assets. Furthermore, the information may not be representative of future operations due to changes in the business and the exclusion of the omitted information.

2.	ACCOUNTING POLICIES

Use of Estimates — The preparation of the Historical Summary in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates.

Revenue recognition — Oil, natural gas, and natural gas liquid (“NGL”) revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. The Company follows the sales method of accounting for natural gas imbalances. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume which are entitled based on the Company’s working interest. There were no material natural gas imbalances during the periods presented.

Direct operating expenses — Direct operating expenses are recognized when incurred and include (a) lease operating expenses, which consist of gathering and processing expenses, lifting costs, lease and well repairs and maintenance, ad valorem taxes, and other field expenses; and (b) production taxes, which consist of severance taxes.

Recent accounting pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU No. 2015-14, which defers the effective date of ASU No. 2014-09 one year, making it effective for annual reporting periods beginning after December 15, 2018. The Sellers have not yet selected a transition method and is currently evaluating the effects the standard will have on its financial statements.

NOTES TO THE STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SUBSEQUENT GULFTEX ASSETS

3.	COMMITMENTS AND CONTINGENCIES:

Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments including, among other things, drilling permits, environmental protection and pollution control, occupational health and safety, and various other matters, including taxation. As of May 9, 2018, there are no matters involving any violations of governmental regulations that would have a material adverse effect upon the operations of the Subsequent GulfTex Assets.

The Subsequent GulfTex Assets may, from time to time, be involved in various legal actions arising in the normal course of business. As of May 9, 2018, the Subsequent GulfTex Assets are not subject to any material pending or threatened litigation, claims, or assessments.

Risks and uncertainties — The Sellers’ future financial condition and results of operations are highly dependent on the demand and prices received for oil and natural gas production. Oil and natural gas prices have historically been volatile and the Sellers’ expect such volatility to continue in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of, and demand for, oil and natural gas, market uncertainty and a variety of additional factors beyond the Sellers’ control. These factors include the supply of oil and natural gas, the level of consumer demand, weather conditions, government regulations and taxes, the price and availability of alternative fuels and overall economic conditions. A decline in oil or natural gas prices may adversely affect the Sellers’ cash flow, liquidity and profitability. Lower oil or natural gas prices also may reduce the level of the Sellers’ oil and natural gas that can be produced economically.

4.	SUBSEQUENT EVENTS:

The Historical Summary was issued on May 9, 2018, and all subsequent events through May 9, 2018 were considered for purposes of analysis and disclosure.

NOTES TO THE STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SUBSEQUENT GULFTEX ASSETS

SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED):

The following tables present the changes in estimated proved and estimated proved developed reserves, the standardized measure of discounted future net cash flows and changes therein relating to estimated proved oil, natural gas, and NGL reserves for the periods presented. We caution there are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development. Accordingly, these estimates are expected to change as further information becomes available. Material revisions of reserve estimates may occur in the future, development and production of the oil, natural gas and NGL reserves may not occur in the periods assumed, and actual prices realized may vary significantly from those used in these estimates. The standardized measure excludes income taxes as the Company is a limited liability company and not subject to income taxes. The Subsequent GulfTex Assets are located in Texas and are subject to an entity-level tax, the Texas margin tax, at a statutory rate of up to 1.0% of income that is apportioned to Texas.

The estimates of our proved reserves for the periods presented have been prepared by qualified third party independent engineering firms.

	Oil (MBbls)	Natural Gas (Mmcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed and undeveloped reserves:
Balance as of December 31, 2016	1,511	1,286	200	1,925
Revisions of previous estimates	988	998	154	1,308
Extensions and discoveries	11,047	10,227	1,528	14,280
Production	(1,268)	(1,190)	(184)	(1,650)

Balance as of December 31, 2017	12,278	11,321	1,698	15,863

Proved developed reserves:
Balance as of December 31, 2016	152	43	8	167
Balance as of December 31, 2017	5,923	5,575	845	7,697

Proved undeveloped reserves:
Balance as of December 31, 2016	1,359	1,243	192	1,758
Balance as of December 31, 2017	6,355	5,746	853	8,166

For the year ended December 31, 2017, the Company reported extensions and discoveries of 14,280 MBoe as a result of successful drilling and completion activities. Additionally, the Company had net positive revisions of 1,308 MBoe primarily due to the increase of commodity prices in 2017 as compared to 2016.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) As specified by the Securities and Exchange Commission (“SEC”), estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of oil and natural gas related to the proved reserves at year-end, (3) The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus overhead incurred related to the Subsequent GulfTex Assets, and (4) Future net cash flows are discounted to present value by applying a discount rate of 10%.

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Subsequent GulfTex Assets. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and natural gas.

NOTES TO THE STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SUBSEQUENT GULFTEX ASSETS

The standardized measure of discounted future net cash flows relating to estimated proved oil, natural gas, and NGL reserves for the periods presented are as follows (in thousands):

Year Ended December 31, 2017
Future oil and natural gas sales	$725,749
Future production costs	(171,445)
Future development costs	(74,945)
Future income tax expense	(3,810)

Future net cash flows	475,549
10% annual discount	(196,236)

Standardized measure of discounted future net cash flows	$279,313

The principal sources of changes in the standardized measure of discounted future net cash flows for the periods presented are as follows (in thousands):

Year Ended December 31, 2017
Balance at the beginning of the period	$18,073
Net change in prices and production costs	26,207
Sales, net of production costs	(70,855)
Extensions and discoveries	250,491
Revisions of previous quantity estimates	23,213
Previously estimated development costs incurred	17,348
Net change in income taxes	(1,923)
Accretion of discount	1,831
Changes in timing and other	14,928

Balance at the end of the period	$279,313

Annex A

Execution Version

CONTRIBUTION AND MERGER AGREEMENT

BY AND AMONG

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.,

TPG PACE ENERGY HOLDINGS CORP.

AND

TPG PACE ENERGY PARENT LLC,

DATED

MARCH 20, 2018

LIST OF EXHIBITS AND SCHEDULES:

Annex I	—	Defined Terms

Exhibit A	—	Form of Stockholder Agreement
Exhibit B	—	Form of Registration Rights Agreement
Exhibit C	—	Leases
Exhibit D	—	Wells
Exhibit E	—	Surface Rights
Exhibit F	—	Gathering Systems
Exhibit G	—	Personal Property
Exhibit H	—	Excluded Assets
Exhibit I	—	Form of Assignment and Bill of Sale
Exhibit J	—	Designated Area
Exhibit K	—	Form of Contract Operating Services Agreement
Exhibit L	—	Joint Operating Agreement Term Sheet
Exhibit M	—	Form of Non-Compete Agreement
Exhibit N	—	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit O	—	Form of Amended and Restated Limited Liability Company Agreement of Company
Exhibit P	—	Form of Agreement and Plan of Merger
Exhibit Q	—	Earnout Payments
Exhibit R	—	Target Depths

Schedule 1.1	—	Liens
Schedule 2.3(b)	—	2018 Leases
Schedule 4.4	—	Consents
Schedule 4.6	—	Litigation
Schedule 4.7(a)	—	Material Contracts
Schedule 4.7(b)	—	Material Contracts – Defaults, Etc.
Schedule 4.7(c)	—	GulfTex PSA – Defaults, Etc.
Schedule 4.8	—	Violation of Laws
Schedule 4.9	—	Preferential Purchase Rights
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.14	—	Brokers’ Fees
Schedule 4.15	—	Environmental Matters
Schedule 4.17	—	Payout Balance
Schedule 4.18	—	Governmental Authorizations
Schedule 4.19(a)	—	Leases – Defaults
Schedule 4.19(c)	—	Leases – Lease Maintenance Payments
Schedule 4.19(d)	—	Leases – Primary Term Leases
Schedule 4.20(b)	—	Plugging and Abandoning Obligations
Schedule 4.23	—	Insurance
Schedule 4.24	—	Credit Support
Schedule 4.25	—	Indebtedness
Schedule 5.17	—	Brokers’ Fees
Schedule 5.21	—	Certain Contracts and Arrangements
Schedule 6.1(a)	—	Contributors Conduct of Business
Schedule 6.1(d)	—	Parent and Company Conduct of Business
Schedule 16.18	—	Contributor Ownership Interests
Schedule I-1(a)	—	Contributors’ Knowledge Persons
Schedule I-1(b)	—	Parent’s Knowledge Persons

CONTRIBUTION AND MERGER AGREEMENT

This CONTRIBUTION AND MERGER AGREEMENT (this “Agreement”) is executed as of this 20TH day of March, 2018 (the “Execution Date”), and is by and among (i) EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), and EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-3A, EV XIV-A, EV XIV-WIC and EV XIV-2A, the “Contributors”, and each a “Contributor”), on the one part, and (ii) TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), and TPG Pace Energy Parent LLC, a Delaware limited liability company (“Company”), on the other part. Contributors, Parent, and Company may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Contributors desire to contribute and assign, and Company desires to acquire, via the Merger Transactions, all of Contributors’ right, title, and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter);

WHEREAS, concurrently with the execution of this Agreement, (a) Company, EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding, L.P., and EnerVest Wachovia Co-Investment Partnership, L.P. are entering into that certain Purchase and Sale Agreement (the “Giddings PSA” and the transactions contemplated thereby, the “Giddings Transaction”), and (b) Parent, Company, EV XIV-A, EV XIV-C, and EV XIV-WIC are entering into that certain Membership Interest Purchase Agreement (the “Ironwood MIPA” and the transactions contemplated thereby, the “Ironwood Transaction”);

WHEREAS, as of the Execution Date, TPG Pace Energy Sponsor, LLC, a Delaware limited liability company (“Parent Sponsor”), and certain directors of Parent own all of the issued and outstanding shares of Class F common stock, par value $0.0001 per share (the “Founder Shares” and, together with the Parent Class A Common Stock, the “Parent Common Stock”);

WHEREAS, at Closing, certain Persons (including Parent Sponsor and Contributors) will enter into a stockholders agreement in the form attached hereto as Exhibit A (the “Stockholder Agreement”) and a registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining the Stockholder Approval (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into subscription agreements with certain subscribers (the “Investors”) pursuant to which such Investors shall agree to subscribe for and purchase, and Parent shall agree to issue and sell to the Investors, on the terms and subject to the conditions and limitations set forth therein, shares of Parent Class A Common Stock; and

WHEREAS, concurrently with the execution of this Agreement, the holders of the Founder Shares are entering into a waiver (the “Waiver Agreement”) pursuant to which the holders of the Founder Shares shall agree to waive any adjustment to the conversion ratio set forth in the Parent Charter resulting from the transactions contemplated by the Subscription Agreements.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants, and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

1.2 Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. “Made available to” or similar phrases mean that such information was uploaded to the Virtual Data Room prior to the Execution Date.

ARTICLE II

CONTRIBUTION

2.1 Contribution. Subject to the terms and conditions of this Agreement, Contributors agree to contribute, and Company agrees to acquire, via the Merger Transactions, all of Contributors’ collective right, title and interest in and to the following assets (such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a) all oil and gas and/or other Hydrocarbon leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests or other similar interests located in the Designated Area, including those leases and interests set forth on Exhibit C, together with any and all other right, title, and interest of Contributors in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants, and obligations set forth in such leases or interests, and all other interests of Contributors of any kind or character in such leases (the “Leases”);

(b) (i) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit D, the “Wells”), and all Hydrocarbons produced from or allocated to the Wells in storage or existing in pipelines, plants and tanks (including inventory and line fill), and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocated to the Wells at or after the Effective Time, and (ii) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit D, the “Other Wells”), in each case, located on any of the Leases or on any other lease with which any such Lease has been pooled or unitized, whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

(c) all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases, Wells or Other Wells and the units created thereby (the “Units”);

(d) all Applicable Contracts and all rights thereunder;

(e) all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements and rights-of-way to the extent used or held for use in connection with the ownership or operation of any of the other Assets, including those set forth on Exhibit E (such rights, including the rights set forth on Exhibit E, the “Surface Rights”);

(f) all flowlines, pipelines, gathering, processing or treating systems and appurtenances thereto or used or held for use in connection with the operation of the Leases, Units or Wells, including those set forth on Exhibit F;

(g) all structures, equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, vehicles, field offices, pipe yards, salt water disposal facilities, utility lines and transmission equipment, SCADA Equipment, computer and automation equipment, telecommunications equipment, field radio telemetry, and associated frequencies and licenses, pressure transmitters, central processing equipment, facilities and other tangible personal property and improvements located on any of the other Assets or used or held for use in connection with the operation of any of the other Assets or the production of Hydrocarbons therefrom, and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on any of the other Assets or that is used or held for use in connection therewith, including those set forth on Exhibit G (collectively, the “Personal Property”);

(h) (i) to the extent that they may be assigned without payment of a fee or other penalty (unless Company has agreed in writing to pay such fee or accept such penalty), all non-proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data and information, and (ii) all proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data and information, in each case, to the extent relating to the other Assets;

(i) all Imbalances relating to the Assets to the extent listed on Schedule 4.11 or for which Company has received a Consideration adjustment pursuant to Section 3.2(a)(iv);

(j) except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Contributors have an indemnification obligation under this Agreement with respect thereto), all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable and other receivables and general intangibles, in each case, attributable to the Assets with respect to periods of time at and after the Effective Time, and (ii) liens and security interests in favor of Contributors or their respective Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets or to the extent arising in favor of Contributors or their respective Affiliates as to the non-operator of any other Asset;

(k) except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Contributors have an indemnification obligation under this Agreement with respect thereto), all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Contributors or any of their respective Affiliates (i) arising at or after the Effective Time to the extent such rights, claims, and causes of action relate to any of the other Assets, and/or (ii) relating to the Assumed Obligations; and

(l) originals (to the extent available or otherwise copies of) of all files, records, information, data, interpretations, books and reports, whether written or electronically stored, to the extent relating to the Assets in Contributors’ or any of Contributors’ Affiliates’ possession (but excluding any files, records, information, or data to the extent pertaining to the Excluded Assets), including: (i) land and title records (including abstracts of title and title opinions); (ii) Applicable Contract files; (iii) operations records, including open hole and cased hole logs, cores or core analyses, seismic data and reports, (iv) environmental, production, and accounting records; (v) facility and well records; and (vi) correspondence (collectively, “Records”).

2.2 Excluded Assets. Contributors shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses.

(a) Subject to the provisions hereof, Contributors shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and all other income, proceeds, receipts, and credits) and shall remain responsible (by payment, through the adjustments to the Consideration hereunder or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Company and Company Merger Sub shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible (by payment, through the adjustments to the Consideration hereunder, or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.

(b) As used herein, the term “Property Expenses” shall mean all operating expenses and all capital expenditures, in each case, incurred in the ordinary course of business (and, with respect to Property Expenses incurred from and after the Execution Date in accordance with this Agreement) in the drilling, completion, ownership, and operation of the Assets (including costs of insurance, shut-in payments, and royalty payments; title examination incurred in connection with drilling new Wells; gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Assets; bonuses, brokers fees, and other lease acquisition costs for new Leases acquired after the Execution Date in accordance with Section 6.1 (for clarity without duplication of the GulfTex Purchase Price or 2018 Acquisition Costs; and costs of acquiring equipment approved or permitted pursuant to Section 6.1), and overhead costs charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, in each case, of the foregoing paid or payable to Third Parties, but excluding (x) any Taxes and (y) any expenses or amounts charged by Contributors to the Assets in respect of their overhead (it being understood that such expenses will be covered by the Consideration adjustment for overhead in Section 3.2(a)(iii)); provided that “Property Expenses” shall not include (and Contributors shall be solely responsible for) any (i) Retained Obligations or Specified Obligations, (ii) Taxes, (iii) subject to Section 6.18, bonuses, brokers fees, and other lease acquisition costs incurred prior to the Execution Date or related to any Lease or Well listed on Exhibit C or Exhibit D hereto, (iv) lease rentals, lease extension payments and costs or expenses incurred in the cure (or attempted cure) of Title Defects, (v) costs or expenses incurred in the Remediation (or attempted Remediation) of Environmental Defects, (vi) costs and expenses incurred in connection with any Casualty Loss for which Contributors are responsible under Section 12.3(b)(ii), or (vii) costs and expenses incurred in connection with curing any breach or purported breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, Contributors shall be entitled to retain and keep any overhead amounts paid by Third Parties with respect to Contributors’ operation of the Assets during the Interim Period. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

2.4 Procedures. For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3, (a) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field, and (b) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported. Likewise, as used herein, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards.

ARTICLE III

CONSIDERATION

3.1 Consideration.

(a) The aggregate consideration for the Assets shall consist of (i) an amount in cash determined by Parent in its sole discretion upon written notice to Contributors prior to the Closing (provided that in no event shall such amount be less than the Minimum Cash Consideration) (such amount as determined by Parent, the “Cash Consideration”), (ii) an aggregate number of shares of newly-issued Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) calculated by dividing (A) the excess of (x) $2,090,820,090 less (y) the Cash Consideration, by (B) a per share issue price of $10.00 (the “Stock Consideration”), and (iii) a number of Company Units equal to the number of shares of Parent Class B Common Stock, if any, included in the Stock Consideration (the “Unit Consideration” and, together with the Stock Consideration, the “Equity Consideration” and together with the Cash Consideration, the “Consideration”), adjusted in accordance with this Agreement (the “Adjusted Consideration”); provided that all such adjustments at Closing shall be made by adjusting the Equity Consideration by (A) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (rounded down to the nearest number of whole shares) calculated by dividing (x) the amount of such adjustment by (y) $10.00 and (B) a number of Company Units equal to the number of shares of Parent Class B Common Stock, if any, included in such adjustment. In addition, the Contributors may be entitled to additional consideration for the Assets as set forth on, and subject to the terms and conditions of, Exhibit Q (the “Earnout Payments”).

(b) At the Closing, Parent shall contribute and issue, as applicable, the Adjusted Consideration (other than the Unit Consideration) to Company, and in exchange therefor (and in exchange for any cash or other property contributed by Parent to Company in connection with the Giddings Transaction, the Ironwood Transaction or otherwise), the outstanding membership interests in Company shall be converted into a number of Company Units equal to the number of shares of Parent Class A Common Stock outstanding after giving effect to the Transactions (including the shares issued upon the conversion of the Founder Shares and as the Stock Consideration) (such units, the “Acquired Units”). Concurrently with the contribution by Parent of the Adjusted Consideration, Parent shall be admitted as the managing member of Company pursuant to the terms of the Company A&R LLC Agreement. In addition, Company shall issue to Parent a number of warrants exercisable for Company Units in an amount equal to the number of warrants exercisable for shares of Parent Class A Common Stock outstanding immediately prior to such issuance of warrants.

(c) Immediately following the receipt thereof from Parent, Company shall transfer and issue, as applicable, the Adjusted Consideration (less the Defect Holdback Amount) to Contributors to the accounts designated by Contributors in the Preliminary Settlement Statement. Any shares or units issued as part of the Equity Consideration shall be made via book entry issuance bearing customary legends noting that such securities constitute restricted securities under the Securities Act.

(d) Notwithstanding any other provision hereof, no fractional Company Units and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Transactions. In lieu thereof,

Company shall pay or cause to be paid to each Person who otherwise would receive a fractional Company Unit, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional Company Unit interest to which such holder would otherwise be entitled by $10.00.

(e) Notwithstanding any other provision hereof, no fractional shares of Parent Class A Common Stock or Parent Class B Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Transactions. Any such fractional share of Parent Class A Common Stock or Parent Class B Common Stock shall be cancelled, and such holder thereof shall not be entitled to any additional consideration in exchange for such fractional share of Parent Class A Common Stock or Parent Class B Common Stock. The Parties acknowledge and agree that any such fractional shares of Parent Class A Common Stock or Parent Class B Common Stock have no fair value for purposes of Section 155 of the Delaware General Corporation Law (the “DGCL”).

3.2 Adjustments to Consideration. All adjustments to the Consideration shall be (x) made in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP, (y) made without duplication (in this Agreement or otherwise), and (z) to the extent practicable, allocated among the Assets in a manner consistent with Section 3.6. Without limiting the foregoing, the Consideration shall be adjusted as follows:

(a) The Consideration shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to, to the extent that such amount has been received by Company (or Company Merger Sub) and not remitted or paid to Contributors, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time);

(ii) an amount equal to all Property Expenses paid by Contributors that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time;

(iii) the Overhead Amount for the Interim Period;

(iv) subject to Section 3.8, to the extent that Contributors or, prior to Closing, Company Merger Sub, either (x) are underproduced for Hydrocarbons or (y) have overdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the underproduced and/or overdelivered volumes times $3.00/Mcf for gaseous Hydrocarbons;

(v) the amount of all Asset Taxes allocated to Company in accordance with Section 16.2 but paid or payable by Contributors (for the avoidance of doubt, without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Contributors in connection with a transaction to which Section 3.2(b)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(b)(i));

(vi) the 2018 Lease Acquisition Costs: and

(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Contributors and Company.

(b) The Consideration shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to, to the extent that such amount has been received by Contributors and not remitted or paid to Company or Parent or Company Merger Sub, all proceeds actually received by Contributors attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced from or allocable to the Assets during the period following the Effective Time, net of Burdens (other than Property Expenses taken into account pursuant to Section 3.2(a));

(ii) if Contributors make the election under Section 12.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing;

(iii) if Contributors make the election under Section 13.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined as of or prior to the Closing;

(iv) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.1(b)(iv), Section 12.3(b)(ii)(y), Section 12.4(a), Section 12.5(a), Section 12.5(b), or Section 13.1(c)(ii);

(v) subject to Section 3.7(a), to the extent that Contributors or, prior to Closing, Company Merger Sub, either (x) are overproduced for Hydrocarbons or (y) have underdelivered any Hydrocarbons, in each case, as of the Effective Time as set forth in Schedule 4.11, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the overproduced and/or underdelivered volumes set forth on Schedule 4.11 times $3.00 Mcf for gaseous Hydrocarbons;

(vi) the amount of all Asset Taxes allocated to Contributors in accordance with Section 16.2 but paid or payable by Company (without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Contributors in connection with a transaction to which Section 3.2(a)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(a)(i));

(vii) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties, and other similar interests (in each case) that are held by Contributors in suspense as of the Closing Date; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Contributors and Company.

3.3 Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Contributors shall prepare and submit to Company for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Contributors’ good faith estimate of the Adjusted Consideration, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Contributors’ account for the wire transfer of funds as required by Section 3.1 and Section 10.3(c) and the issuance of the Equity Consideration, including the Contributors’ Representative Allocation with respect to the Equity Consideration. Within two (2) Business Days after Company’s receipt of the Preliminary Settlement Statement, Company shall deliver to Contributors a written report containing all changes that Company proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Contributors’ receipt of Company’s written report. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Consideration at Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Consideration at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Contributors to Company pursuant to this Section 3.3; provided, further, the Title Defect Amounts and Remediation Amounts claimed by Company in any applicable Title Defect Notices and/or Environmental Defect Notices shall be used to determine the Defect Holdback Amount.

3.4 Remittance of Cash; Final Settlement Statement.

(a) On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Contributors and delivered to Company taking into account all final adjustments made to the Consideration and showing the resulting final Consideration (the “Final Consideration”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after Company’s receipt of the Final Settlement Statement, Company shall return to Contributors a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Contributors shall make available to Company such information and records of Contributors to the extent reasonably necessary for Company to verify and audit the adjustments set forth (or that should have been set forth) in Contributors’ draft Final Settlement Statement. Any changes not so specified in the Dispute Notice shall be deemed waived, and Contributors’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Company fails to timely deliver a Dispute Notice to Contributors containing changes Company proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Contributors will be deemed to be correct and will, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d) or the Parties’ respective rights to indemnity under Article XIV, be final and binding on the Parties and not subject to further audit or arbitration. If the Final Consideration set forth in the Final Settlement Statement is mutually agreed upon in writing by Contributors and Company, the Final Settlement Statement and the Final Consideration, shall, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d) or the Parties’ respective rights to indemnity under Article XIV, be final and binding on the Parties and not subject to further audit or arbitration. Any difference in the Adjusted Consideration as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Consideration shall be paid by the owing Party within ten (10) Business Days after final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.4 shall be made by issuing to the Contributors (with respect to any amount paid to the Contributors) or surrendering to Company or Parent (with respect to any amount paid by the Contributors), as applicable, (1) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (rounded down to the nearest number of whole shares) calculated by dividing (x) such amounts by (y) $10.00, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (1) above. The allocation in clause (1) above between shares of Parent Class A Common Stock and Parent Class B Common Stock shall be based on the Contributors’ Representative Allocation.

(b) If, after the Closing (whether before or after delivery of the Final Settlement Statement), Contributors receive monies (including proceeds of production) belonging to the Company pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by Contributors to the Company. In addition, if, after delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), either Party (including, in the case of Company, Company Merger Sub) receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.3 or otherwise, then such monies shall, within five (5)  Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party.

3.5 Disputes. Contributors and Company shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Contributors and Company are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice by Company to Contributors, either Party may, upon notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 3.5. Within ten (10) Business Days of a matter being submitted to arbitration by a Party in accordance with the preceding sentence, each of Company and Contributors shall (a) summarize their position with regard to such dispute in a written document of 20 pages or less and (b) submit such summaries to a nationally-recognized independent accounting firm as selected by mutual agreement of the Parties (the “Accounting Arbitrator”), together with the Dispute Notice, the Final

Settlement Statement and any other documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Arbitrator within ten (10) Business Days after a Party’s election to submit such matters to arbitration under this Section 3.5, then either such Party may request the Houston, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Accounting Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Contributors’ position or Company’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive, and binding on the Parties and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne equally between the Contributors, on the one hand, and Parent and Company, on the other hand.

3.6 Allocated Values. The Parties agree that the Consideration shall be allocated among the Assets as set forth on Exhibit C and Exhibit D (the “Allocated Values”). The Parties agree that such allocation is reasonable and shall not take any position inconsistent therewith. Contributors, however, make no representation or warranty as to the accuracy of such values.

3.7 Tax Treatment and Consideration Allocation.

(a) For U.S. federal income and any applicable state and local tax purposes, the Parties agree to treat the transactions described in Article II and Article III (along with the Ironwood Transaction unless otherwise agreed by the Parties), to the extent Contributors provide Company with sufficient documentation, as determined by Company, to support such characterization, as follows:

(i) where the Equity Consideration received by a Contributor includes solely Parent Class A Common Stock, the transfer of Assets (and Units (as defined in the Ironwood MIPA), where applicable) by such Contributor shall be treated as a taxable sale of property to Company for Class A Common Stock and Cash Consideration (and the assumption of any related Assumed Obligations); and

(ii) where the Equity Consideration received by a Contributor includes solely Unit Consideration (and corresponding Class B Common Stock):

(A) the transfer of Assets (and Units (as defined in the Ironwood MIPA), where applicable) by such Contributor shall be treated as a contribution of property to Company under Section 721(a) of the Code (except to the extent of any Cash Consideration that does not constitute a reimbursement of capital expenditures as described below in clause (C) of this Section 3.7(a)(ii));

(B) each related Assumed Obligation shall be treated as a “qualified liability,” as such term is defined in Treasury Regulations Section 1.707-5(a)(6); and

(C) to the extent applicable, the receipt of Cash Consideration by such Contributor shall be treated as a reimbursement of such Contributor’s preformation capital expenditures within the meaning of Treasury Regulations Section 1.707-4(d).

(b) The Parties shall file all income Tax Returns consistent with the tax treatment characterizations described in Section 3.7(a), and no Party hereto shall take any position inconsistent with such tax treatment characterization unless otherwise required by a final “determination” (as defined in Section 1313(a) of the Code).

(c) The Parties shall use commercially reasonable efforts to agree to an allocation of the Adjusted Consideration, the consideration under the Ironwood MIPA (if applicable), and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets and the rights and interests transferred pursuant to the Ironwood MIPA (if applicable) in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.4 (or if applicable, Section 3.5). If the Parties do not reach an agreement with respect to such an allocation, the Parties shall submit any such remaining disputed items to an Independent Accounting Firm who shall act as an arbitrator to determine only those items in dispute. Within thirty (30) days following submission to the Independent Accounting Firm, the Independent Accounting Firm will prepare and deliver a written determination to the Parties with respect to the allocation. The allocation agreed to by the Parties or determined by the Independent Account Firm shall become the final allocation (the “Allocation”). The parties (i) shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Consideration pursuant to this Agreement, and (ii) shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including for purposes of applying Sections 704 and 707 of the Code and the Treasury Regulations promulgated thereunder, and no Party shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim or similar proceeding in connection with such allocation. The Parties acknowledge and agree that, as set forth in Section 3.7(a), the transfer of Assets pursuant to this Agreement and the transfer of rights and interests pursuant to the Ironwood Transaction, if consummated as contemplated, will be treated as part of a single transaction for U.S. federal income tax purposes, and the allocation set forth in this Section 3.7(c) and the allocation set forth in Section 1.3(a) of the Ironwood MIPA will be prepared jointly in a manner reflective of such characterization.

3.8 Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.11, then the Consideration shall be further adjusted at Closing pursuant to Section 3.2(a)(iv) or Section 3.2(b)(v), as applicable, and Schedule 4.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Consideration is so adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

Each Contributor represents and warrants to Company the following as of the Execution Date and as of the Closing Date:

4.1 Organization, Existence, and Qualification. Each Contributor is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. Each Contributor has all requisite limited partnership power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Each Contributor is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authority, Approval, and Enforceability. Each Contributor has full limited partnership power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by each Contributor of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by all necessary limited partnership action on the part of such Person. This Agreement is, and the Transaction Documents to which each Contributor is a party when executed and delivered by such Person will be, the valid and binding obligations of such Person and enforceable against such Person in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery, and performance by each Contributor of this Agreement and the Transaction Documents to which such Person is a Party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of such Person, (b) except for Permitted Encumbrances, result in a default or the creation of any material Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other Material Contract to which any Contributor is a party and which affects the Assets, (c) violate in any material respect any judgment, order, ruling, regulation or decree applicable to any Contributor as a party in interest, or (d) assuming that HSR Approval has been received (if applicable), violate any Law applicable to any Contributor or any of the Assets, except in the case of clauses (c) and (d), where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a Material Adverse Effect.

4.4 Consents. Except (a) as set forth on Schedule 4.4, and (b) for Customary Post-Closing Consents, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that any Contributor is required to obtain in connection with the transfer of the Assets by Contributors to Company pursuant to the Merger Transactions or the consummation of the transactions contemplated by this Agreement by Contributors (each, a “Consent”).

4.5 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Contributors’ Knowledge, threatened in writing against Contributors or any of their general partners. Contributors and their general partners are not (and will not be upon consummation of the transactions contemplated hereby) insolvent. The transfer of the Assets by Contributors hereunder, and each Contributor’s commitment to their respective obligations under this Agreement and the Transaction Documents executed and delivered hereunder are not being made by any Contributor with actual intent to hinder, delay, or defraud any current or former creditors of any Contributor or its general partner. Contributors are receiving reasonably equivalent value and fair consideration for the Assets transferred hereunder.

4.6 Litigation. Except as set forth on Schedule 4.6, (a) there are no pending Proceedings against Contributors or their respective Affiliates that relate to the Assets or to which the Assets are subject and, to Contributors’ Knowledge, no such Proceeding relating to the Assets or to which the Assets are subject has been threatened against Contributors or their respective Affiliates or the Assets, and (b) there are no pending Proceedings against Contributors or their respective Affiliates or to which the Assets are subject seeking to prevent the consummation of the transactions contemplated hereby or which is reasonably likely to materially impair or delay Contributors’ ability to perform the obligations of Contributors under this Agreement and, to Contributors’ Knowledge, no such Proceeding has been threatened against Contributors or their respective Affiliates or the Assets.

4.7 Material Contracts.

(a) Schedule 4.7(a) sets forth, as of the Execution Date, all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Contributors of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Contributors of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Applicable Contract for the sale, exchange, disposition, gathering, treatment, processing, storage, or transportation of Hydrocarbons produced after the Effective Time from or attributable to

Contributors’ interest in the Assets that is not cancelable by Contributors without penalty or other material payment on not more than sixty (60) days’ prior written notice;

(iv) any indenture, mortgage, loan, credit agreement, sale-leaseback or similar Applicable Contract that is secured with mortgages or liens on the Assets, and any forbearance agreements, waivers, extension letters or similar documents, agreements or instruments related thereto;

(v) any Applicable Contract that constitutes a lease under which Contributors are the lessor or the lessee of Personal Property which lease (A) cannot be terminated by Contributors without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $100,000 (without regard to any increase in price) during the remainder of the current or any subsequent calendar year;

(vi) any farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, or any similar Applicable Contract, in each case, with any remaining drilling, development or other similar material obligations, and any joint operating agreement, unit agreement, pooling agreement, and communization agreement;

(vii) any Applicable Contract between Contributors and any Affiliate of Contributors that will not be terminated prior to or as of the Closing;

(viii) any Applicable Contract that provides for an area of mutual interest that will remain in effect after the Effective Time;

(ix) any Applicable Contract that contains non-compete restrictions or other similar restrictions that will remain in effect after the Effective Time;

(x) any agreement to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets at or after the Effective Time, other than (A) conventional rights of reassignment arising in connection with Contributors’ surrender or release of any of the Assets, (B) preferential rights to purchase, which are addressed in Section 4.9, (C) Contracts governing the sale of Hydrocarbons, (D) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (E) this Agreement;

(xi) any Applicable Contract that is a seismic agreement or similar agreement;

(xii) any Applicable Contract providing for any call upon or option to purchase Hydrocarbons with respect to the Assets or the processing thereof, in each case, after the Effective Time;

(xiii) the GulfTex PSA; and

(xiv) any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing.

(b) Except as set forth on Schedule 4.7(b), (i) there exists no material default under any Material Contract by Contributors or, to Contributors’ Knowledge, by any other Person that is a party to such Material Contract, (ii) no event has occurred within the twenty-four (24) month prior period that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Contributors, and (iii) to Contributors’ Knowledge, no event has occurred during any period of time that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Contributors or by any other Person that is a party to such Material Contract or give Contributors or any other party to any Material Contract the right to terminate or materially modify any Material Contract. Except as set forth on Schedule 4.7(b), within the twenty-four (24) month prior period, Contributors have not received written notice of any material default under any Material Contract by Contributors or any other Person that is a party to such Material Contract, in each case, that remains unresolved. To Contributors’ Knowledge, all Material Contracts are in full force and effect. Prior to the Execution Date, Contributors have provided (or otherwise made available) to Company true, correct and complete copies of each Material Contract, and any and all material amendments, modifications, and supplements thereto.

(c) Except as set forth on Schedule 4.7(c), there exists no material default under the GulfTex PSA by Contributors or, to Contributors’ Knowledge, by any other Person that is a party to the GulfTex PSA, and no event has occurred, in either case, with notice or lapse of time or both, that would constitute a material default under the GulfTex PSA by Contributors or, to Contributors’ Knowledge, by any other Person that is party to the GulfTex PSA, or to Contributors’ Knowledge, give Contributors or any other party to the GulfTex PSA the right to terminate or materially modify the GulfTex PSA. Except as set forth on Schedule 4.7(c), as of the Execution Date, Contributors have not received written notice of any material default, or made or received any claims for indemnification, under the GulfTex PSA by Contributors or any other Person that is a party to the GulfTex PSA, in each case, that remains unresolved. Except as set forth on Schedule 4.7(c), to Contributors’ Knowledge, there are no “Title Defects” or “Environmental Defects” (as each is defined in the GulfTex PSA) affecting any of the GulfTex Assets. To Contributors’ Knowledge, the GulfTex PSA is in full force and effect. Prior to the Execution Date, Contributors have provided (or otherwise made available) to Company true, correct and complete copies of the GulfTex PSA, and any and all material amendments, modifications, and supplements thereto as of the Execution Date.

4.8 No Violation of Laws. Except as set forth on Schedule 4.8, (a) the Assets that are operated by Contributors (or any of their respective Affiliates) are, and the operation of the Assets by Contributors (or any of their respective Affiliates) currently is, and within the twenty-four (24) month prior period has been (to the extent operated by Contributors or any of their respective Affiliates during such period), in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof and (b) to Contributors’ Knowledge, the Assets that are not operated by Contributors (or any of their respective Affiliates) are, and the operation of the Assets that are not operated by Contributors (or any of their respective Affiliates) currently is, and within the twenty-four (24) month prior period has been, in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance, or use of any thereof.

4.9 Preferential Purchase Rights. Except as set forth on Schedule 4.9, there are no preferential purchase rights, rights of first refusal, or other similar rights that are applicable to the transfer of the Assets by Contributors to Company in connection with the transactions contemplated hereby (including in connection with the Merger Transactions) (each a “Preferential Purchase Right”).

4.10 Royalties. Except for such items that are being held in suspense for which the Consideration is adjusted pursuant to Section 3.2(b)(vii), within the twenty-four (24) month prior period, Contributors have not received written notice from any Person with respect to Contributors’ non-payment of any royalties and other Burdens with respect to the Assets due by Contributors that remains unresolved, or if not paid, are contesting such Burdens in good faith in the ordinary course.

4.11 Imbalances. To Contributors’ Knowledge, Schedule 4.11 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.12 Current Commitments. Schedule 4.12 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $100,000 (net to Contributors’ interest) (collectively, the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.

4.13 Taxes.

(a) All material Asset Taxes that have become due and payable have been paid in full, and all material Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed.

(b) There are no liens on any of the Assets attributable to Taxes other than statutory liens for Taxes that are not yet due and payable.

(c) No audit, litigation, or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and no Contributor has received written notice of any pending material claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to the Knowledge of Contributors, no such claim has been threatened.

(d) None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.14 Brokers’ Fees. Except as set forth on Schedule 4.14, no broker, investment banker, or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Contributor for which Company and Company’s Affiliate shall have any responsibility.

4.15 Environmental Laws. Except as set forth on Schedule 4.15:

(a) To Contributors’ Knowledge: (i) the Assets are and, during Contributors’ period of ownership, have been in compliance with Environmental Laws in all material respects; and (ii) there has been no material release into the environment of Hazardous Substances on or from the Assets for which remedial or corrective action is required pursuant to Environmental Laws or material Liabilities may be incurred;

(b) As of the Execution Date, Contributors (i) have not received from any Governmental Authority any written notice of material violation of, alleged violation of or non-compliance with, any Environmental Law pertaining to the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which Contributors have no further material obligations outstanding, and (ii) are not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree with respect to the ownership or operation of the Assets imposing material ongoing obligations pursuant to Environmental Laws; and

(c) Prior to the Execution Date, copies of all final written reports of environmental site assessments and/or compliance audits that have been prepared by a Third Party on behalf of Contributors or that are in Contributors’ possession or control and that identify or address any material Environmental Defect affecting the Assets have been made available for inspection by Company.

4.16 Payments for Production. Contributors are not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission, or any other contract or agreement, with respect to any of the Assets to sell, gather, deliver, process, or transport any Hydrocarbons after the Effective Time without then or thereafter receiving full payment therefor other than obligations arising from (a) Burdens, (b) gas balancing arrangements, and (c)  non-consent provisions in the Material Contracts.

4.17 Payout Status. Schedule 4.17 sets forth the “payout” balance, as of the dates set forth on such Schedule, (a) for each Asset operated by any Contributor or its Affiliates or (b) to Contributors’ Knowledge, for each Asset not operated by any Contributor or its Affiliates, in each case, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.18 Governmental Authorizations. Except as disclosed on Schedule 4.18, to Contributors’ Knowledge, Contributors or the applicable Third Party operator are maintaining, and for the twenty-four (24) month prior period have maintained, all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, and applications therefor that are presently necessary or required for the operation of the Assets as currently operated.

4.19 Leases; Surface Rights.

(a) Except as set forth on Schedule 4.19(a), within the twenty-four (24) month prior period, Contributors have not received written notice from any Person of any material default under any Lease or Surface Right by Contributors or any other Person that is a party to such Lease or Surface Right, in each case, that remains unresolved. Neither Contributors nor any Affiliate of Contributors have received from any other party to a Lease or Surface Right any notice in writing of termination or intention to terminate any Lease or Surface Right.

(b) None of the Leases is subject to a drilling commitment, continuous drilling obligation or condition, or other obligation or condition to drill a well or wells, excluding provisions allowing for optional drilling to maintain the life of a leasehold interest or any part thereof, or depth or tract covered thereby.

(c) Schedule 4.19(c) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or similar payments in lieu of operations or production, in each case, limited to Contributors’ Knowledge with respect to Leases for which Contributors or their respective Affiliates do not serve as operator.

(d) Schedule 4.19(d) sets forth the expiration date of each Lease that is currently in its primary term and that will expire before June 30, 2019 absent the drilling of a well or payment of a fee.

4.20 Wells.

(a) There is no Well included in the Assets drilled by Contributors or any of their respective Affiliates that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases or other instruments governing the Assets, contracts and pooling or Unit agreements.

(b) Except as described on Schedule 4.20(b), other than wells that have been permanently plugged and abandoned in accordance with all applicable Laws, to Contributors’ Knowledge, as of the Execution Date, there are no shut in or otherwise inactive wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith.

4.21 Ownership of Assets. Except for (a) the Excluded Assets and/or (b) those interests described on Exhibit H, as of the Closing Date, no Affiliate of Contributors owns any interests burdening the Assets or that, if owned by Contributors, would constitute an Asset.

4.22 Completeness of the Assets. Except for the Excluded Assets, as of Closing (a) the Assets include all of the properties and assets used or held for use by Contributors or their respective Affiliates in connection with the exploration, development, production, gathering, and transportation of Hydrocarbons from the Assets, and (b)  no Contributor or Affiliate of any Contributor owns an interest in any of the Leases or the Wells.

4.23 Insurance. Each Contributor currently maintains, as of the Execution Date, and has maintained since the Effective Time, the insurance coverages set forth on Schedule 4.23 with respect to the Assets. To Contributors’ Knowledge, such insurance coverage is in full force and effect.

4.24 Credit Support. Schedule 4.24 lists all bonds, letters of credit, guarantees, and other credit support posted or entered into by any Contributor or Contributors’ respective Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets and that remains in effect (the “Credit Support”).

4.25 Indebtedness. Schedule 4.25 sets forth all Indebtedness of the Contributors as of the date set forth thereon. Except as set forth on Schedule 4.25, no Contributor has any Indebtedness.

4.26 Accredited Investor. Each Contributor is an “accredited investor,” as such term is defined in Regulation D of Securities Act and will acquire its portion of the Equity Consideration for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

4.27 International Trade Matters. Contributors, and their respective officers, directors, and employees, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws and Ex-Im Laws. Neither Contributors, nor any of their respective officers, directors, or employees, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) to the Knowledge of Contributors, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

4.28 Anti-Corruption Matters. (i) Contributors, and their respective officers, directors, employees, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (ii) except as would not have a Material Adverse Effect, neither Contributors nor any of their respective officers, directors, or employees, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, or to any Person acting on behalf of such government, department, agency, or instrumentality (“Government Official”), for the purpose of securing any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

4.29 Patriot Act Compliance. None of the Contributors is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any Patriot Act Offense.

4.30 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Contributor related to such Contributor or any of its Affiliates or the Assets for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents, insofar as it relates to information supplied by or on behalf of any Contributor related to any Contributor or any of its Affiliates or the Assets for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Parent SEC Documents filed with the SEC prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosures therein to the extent they are related to forward-looking statements, Parent and Company jointly and severally represent and warrant to Contributors the following as of the Execution Date and as of the Closing Date:

5.1 Organization, Existence, and Qualification. Each of Parent and Company is an entity duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own and operate its property and to carry on its business as now conducted. Each of Parent and Company is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which (a) the Assets are located and (b) it carries on business or owns assets and such qualification is required by Law except in the case of this clause  (b) where the failure to be so qualified would not have a Parent Material Adverse Effect.

5.2 Authority, Approval, and Enforceability. Each of Parent and Company has full entity power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by Parent and Company of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary entity action on the part of Parent and Company, other than the receipt of the Stockholder Approval. This Agreement is, and the Transaction Documents to which Parent or Company is a party when executed and delivered by Parent or Company, as applicable, will be, the valid and binding obligations of Parent or Company, as applicable, and enforceable against Parent or Company, as applicable, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. The execution, delivery, and performance by Parent and Company of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Parent or Company, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Parent or Company is a party or by which Parent or Company or any of their property may be bound, (c) violate any judgment, order, ruling, regulation, or decree applicable to Parent or Company as a party in interest, or (d) assuming the consents and approvals referred to in Section 5.4 have been obtained or made, violate any Law applicable to Parent or Company or any of its property, except in the case of clauses (b), (c), and (d) where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a material adverse effect upon the ability of Parent or Company to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder (a “Parent Material Adverse Effect”).

5.4 Consents. There are no consents or approvals (including from Third Parties) that either Parent or Company is required to obtain in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the HSR Approval; (b) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (c) the Stockholder Approval; and (d) any such consent, approval, order, authorization, registration, filing or permit that the failure to obtain or would not have a Parent Material Adverse Effect.

5.5 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), (ii) 200,000,000 shares of Parent Class A Common Stock, and (iii) 20,000,000 Founder Shares. As of the Execution Date: (A) no shares of Parent Preferred Stock are issued and outstanding; (B) 65,000,000 shares of Parent Class A Common Stock are issued and outstanding; (C) 16,250,000 Founder Shares are issued and outstanding; and (D) 21,666,666.6667 redeemable purchase warrants and 10,000,000 private placement warrants are outstanding. As of the Execution Date, all outstanding membership interests of Parent’s Subsidiaries are owned indirectly or directly by Parent free and clear of all Encumbrances.

(b) As of the Execution Date, no Voting Debt of Parent or Company is issued and outstanding or authorized for issuance. Except as disclosed in this Section 5.5, as of the Execution Date, neither Parent nor Company has any outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or Company, equity interests in Parent or Company, or securities convertible into or exchangeable or exercisable for equity securities in Parent or Company. Except for its equity interest in Company, as of the Execution Date, Parent does not own directly any equity interests or other interests or investments (whether equity or debt) in any Person. Except for its equity interest in TPG Pace Energy Intermediate LLC, a Delaware limited liability company, and Operating, as of the Execution Date, Company has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Except as set forth in this Section 5.5, as of the Execution Date, there are no: (i) securities of Parent convertible into or exchangeable or exercisable for shares of Parent Preferred Stock, shares of Parent Class A Common Stock, Voting Debt or other voting securities of Parent, or (ii) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which Parent is a party or by which it is bound in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent, to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the Execution Date, there are no: (i) securities of Company convertible into or exchangeable or exercisable for any equity securities, Voting Debt or other voting securities of Company, or (ii) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which Company is a party or by which it is bound in any case obligating Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Company, or obligating Company, to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Other than the Stockholder Agreement and the Waiver Agreement, there are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent or Company is a party or by which any such party is bound relating to the voting of any their respective equity interests.

(c) Subject to the receipt of the Stockholder Approval, the Equity Consideration, when delivered, as applicable, shall be duly authorized and validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent is a party or by which it is bound relating to the voting of any equity interests.

5.6 SEC Documents.

(a) Parent has made available (including via the EDGAR system) to Contributors a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Parent with the SEC since its initial registration of the shares of Parent Class A Common Stock (the “Parent SEC Documents”) and prior to the Execution Date. Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), or the Exchange Act or any other applicable Law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC

Documents. As of the Execution Date, to the Knowledge of Parent, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Parent SEC Document.

(b) The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the Execution Date will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the Execution Date will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(c) There are no liabilities of the Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP other than: (i) liabilities adequately provided for on the consolidated balance sheet of Parent for the year ended December 31, 2017 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (iv) liabilities which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information related to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to the principal executive officer and principal financial officer of Parent to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.7 Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. As of the Execution Date, there is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the shares of Parent Class A Common Stock or prohibit or terminate the listing of shares of Parent Class A Common Stock on the NYSE.

5.8 Trust Account.

(a) As of December 31, 2017, Parent had $652,839,151 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

(b) The Trust Agreement is valid, binding and in full force and effect and enforceable against Parent and, to the Knowledge of Parent, the Trustee in accordance with its terms and has not been amended or modified.

(c) As of the Execution Date, there are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) between Parent and the Trustee that would cause the description of the Trust Agreement in Parent SEC Documents to be inaccurate in any material respect or, to the Knowledge of Parent, that would entitle any Person (other than the shareholders of Parent who exercise the Parent Stockholder Redemption) to any portion of the proceeds in the Trust Account.

(d) Prior to the Closing, none of the funds held in the Trust Account may be released except as set forth in the Trust Agreement.

5.9 No Business Conduct. Company was formed on March 15, 2018. Since its inception through the Execution Date, Company has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation, and execution of this Agreement and the transactions contemplated hereby. Company has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and as provided or permitted in this Agreement, the Ironwood MIPA, the Giddings PSA or any other Transaction Document.

5.10 Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by or, to Parent’s Knowledge, threatened in writing against Parent, Company or any Affiliate of Company. Company is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

5.11 Litigation. There are no Proceedings pending, or to Parent’s Knowledge, threatened in writing against Parent or Company that would have a Parent Material Adverse Effect.

5.12 Independent Evaluation. EACH OF PARENT AND COMPANY IS (AND THEIR ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE EVALUATION, PURCHASE, OWNERSHIP, AND OPERATION OF OIL AND GAS PROPERTIES AND THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. EACH OF PARENT AND COMPANY ACKNOWLEDGES AND AFFIRMS THAT (A) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS COMPLETED AND RELIED SOLELY UPON (I) ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION OF THE ASSETS, (II) THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF CONTRIBUTORS SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS, AND (III) THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL ADVISORS AND NOT ON ANY COMMENTS, STATEMENTS, PROJECTIONS, OR OTHER MATERIALS MADE OR GIVEN BY ANY REPRESENTATIVES, CONSULTANTS, OR ADVISORS OF CONTRIBUTORS, (B) EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, COMPANY (OR COMPANY MERGER SUB) IS ACQUIRING THE ASSETS VIA THE MERGER TRANSACTIONS ON AN “AS-IS, WHERE-IS” BASIS WITH ALL FAULTS, AND HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR STATEMENTS OF CONTRIBUTORS IN ENTERING INTO THIS AGREEMENT, AND (C) WITHOUT LIMITING COMPANY’S AND PARENT’S RIGHTS UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AS OF CLOSING, WILL HAVE SATISFIED ITSELF THROUGH ITS OWN DUE DILIGENCE AS TO THE ENVIRONMENTAL AND PHYSICAL CONDITION OF AND CONTRACTUAL ARRANGEMENTS AND OTHER MATTERS AFFECTING THE ASSETS.

5.13 Accredited Investor. Company is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

5.14 Information Supplied. None of the information supplied or to be supplied by or on behalf of Company or Parent for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents (other than with respect to information supplied by the Contributors or their Affiliates or with respect to the Assets for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

5.15 Financing. Parent has delivered to the Company a complete and correct copy of the Debt Commitment Letter pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide the Debt Financing. As of the Execution Date, the Debt Commitment Letter is in full force and effect (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)) and constitutes the legal, valid, and binding obligation of any Subsidiary of Parent party thereto and, to the Knowledge of Parent, the other parties thereto. As of the Execution Date, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the Execution Date, assuming the satisfaction of the conditions precedent in Article VII and Article IX, the accuracy of the Contributors’ representations and warranties set forth in Article IV and compliance by the Contributors with the covenants set forth in Section 6.11, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition in the Debt Commitment Letter required to be satisfied by it.

5.16 Qualification as Operator. As of Closing, Company will be (or will have used commercially reasonable efforts to be) qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets are located. To the extent required by Law, as of Closing, Company or its Subsidiaries will possess or otherwise maintain (or will have used commercially efforts to possess or maintain) lease bonds, area wide bonds, or any other surety bonds as may be required by, and in accordance with, such applicable Laws governing the ownership and operation of the Assets and has filed (or will have used commercially reasonable efforts to file) any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.17 Brokers’ Fees. Except as set forth on Schedule 5.17, no broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or Parent for which Contributors or their respective Affiliates shall have any responsibility.

5.18 Absence of Certain Changes or Events. Since December 31, 2017, there has not been any Parent Material Adverse Effect.

5.19 No Default. Neither Parent nor Company is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Parent or Company or (ii) any Law applicable to Parent or Company or any of their properties, except, in each case, for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.20 Compliance with Applicable Laws. Since the date of its incorporation or formation, as applicable, the businesses of Parent and Company, as applicable, have not been conducted in violation of any applicable Law, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, to the Knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent or Company has been pending or threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.21 Certain Contracts and Arrangements. Schedule 5.21, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the Execution Date (other than the Transaction Documents), of (i) each agreement to which Parent or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Parent on the date of this Agreement; (ii) any agreement that purports to limit the manner in which, or the localities in which, the Parent’s or its Subsidiaries’ businesses are conducted, including any non-compete agreements or agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees; (iii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of Parent and its Subsidiaries; (iv) any contract that includes any Affiliate of Parent or Parent Sponsor (other than a Subsidiary of Parent) as a counterparty; (v) any agreement providing for exclusive rights; (vi) any contract with respect to the settlement of any material litigation proceeding or claim involving non-monetary relief or monetary relief; and (vii) any material contract containing a put, call, right of first refusal or similar right pursuant to which Parent or any of its Subsidiaries would be required to purchase securities of another Person (collectively, the “Parent Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the Knowledge of Parent as of the date of this Agreement, is any other party to any such Parent Contract in breach or default thereunder. Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect as of the date hereof, (A) neither the Parent nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Parent Contract or any written notice of intent to cancel or terminate any Parent Contract, and, (B) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Parent Contract by the Parent or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

5.22 No Indebtedness. As of the Execution Date, neither Parent nor any of its Subsidiaries has any Indebtedness.

5.23 Employees. As of the Execution Date, none of Parent or its Subsidiaries has, or ever had, any employees.

5.24 No Real Property. As of the Execution Date, neither Parent nor Company owns, nor has ever owned, any interest in real property (whether by fee title, leasehold interest or otherwise).

5.25 Taxes. Except as would not be reasonably likely to have Parent Material Adverse Effect:

(a) all Tax Returns required to be filed by Parent or Company have been filed and such Tax Returns are complete and correct in all material respects;

(b) all Taxes that are due and payable (whether or not shown on any Tax Returns) have been paid in full, no Governmental Authority has asserted in writing any outstanding claim, assessment or deficiency against Parent or Company for any Taxes, and no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to Parent or Company; and

(c) there are no liens for Taxes (other than Taxes that are not yet due and payable) on any of the assets of Parent or Company.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business.

(a) Except (w) as set forth on Schedule 6.1(a) and/or any actions taken in connection with Seasonal Marketing Contracts, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.12, (y) for actions taken in connection with emergency situations or as required by Law or a Governmental Authority, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Company (which consent shall not be unreasonably delayed, withheld or conditioned), Contributors shall, from and after the Execution Date (and shall cause each Merger Sub from and after the dates of its formation) until Closing (or any Subsequent Closing, if applicable), to:

(i) own, (where applicable) operate, and maintain the Assets as a reasonably prudent operator of oil and gas properties similar to the Assets located in the region where the Designated Area is located, in material compliance with all applicable Laws and otherwise in a regular and ordinary manner consistent with Contributors’ past practices;

(ii) maintain the books of account and Records relating to the Assets in a regular and ordinary manner consistent with Contributors’ past practices;

(iii) not propose any operation reasonably expected to cost Contributors in excess of $100,000 (net to Contributors’ or Merger Subs’ interest);

(iv) not elect to participate in or non-consent any operation proposed by a Third Party that is reasonably expected to cost Contributor in excess of $100,000 (net to Contributors’ or Merger Subs’ interest); provided that any Contributor may non-consent an operation if Company fails to provide its consent to participate in such operation within five (5) Business Days of receiving a written request for such consent;

(v) not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.7(a), or materially amend or change the terms of any Material Contract, any Applicable Contract entered into after the Execution Date in accordance with this Section 6.1(a), or any Lease;

(vi) (A) not transfer, sell, mortgage, or pledge any portion of the Assets other than (1) the sale or disposal of Hydrocarbons in the ordinary course of business, (2) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (3) items constituting Permitted Encumbrances or (B) purchase or acquire any assets or properties that will constitute Assets under this Agreement or for which the costs and expenses associated therewith would be Property Expenses for which Company will be responsible other than (1) purchases of equipment, machinery or other personal property in the ordinary course of business and (2) acquisitions of any 2018 Leases and/or any other new Leases in the ordinary course of business up to an aggregate amount not to exceed $1,000,000 (net to Contributors’ or Merger Subs’ interest);

(vii) maintain all permits with and approvals from Governmental Authorities necessary for the ownership or operation of the Assets as currently owned and/or operated;

(viii) provide Company with copies of any and all material correspondence received from any Governmental Authority with respect to the Assets within two (2) Business Days after Contributors obtain Knowledge of the receipt thereof;

(ix) not voluntarily relinquish its position as operator to anyone other than Company (or Company Merger Sub) with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;

(x) use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Contributors;

(xi) not settle or compromise any Proceeding relating to the Assets, other than settlements or compromises of Retained Obligations or Specified Obligations or other matters for which Contributors are solely liable for under the terms of this Agreement;

(xii) not, and cause its Affiliates not to, and use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly (A) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to, any Person (other than Parent, Company and their respective Representatives) concerning any Alternative Proposal, (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Alternative Proposal or (C) commence, continue or renew any due diligence investigation regarding any Alternative Proposal, other than, in each case, as permitted in Section 6.1(a)(vi);

(xiii) not grant any consent or waiver of any material right in connection with, enter into any amendment, modification or supplement to, take any action or omit to take any action in connection with (or exercise or fail to exercise) any material right under, the GulfTex PSA (including with respect to the final settlement statement thereunder); and

(xiv) not commit to do any of the foregoing in clauses (iii), (iv), (v), (vi), (ix), (xi), (xii) or (xiii).

(b) Company acknowledges Contributors own undivided interests in certain of the properties comprising the Assets, and Company agrees that the acts or omissions of the other Working Interest owners or operators who are not Contributors or an Affiliate of Contributors shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Contributors have voted their interest in a manner that complies with the provisions of this Section 6.1.

(c) Except with respect to any amendment of the budget contained in Schedule 6.1(a), Company’s approval of any action restricted by this Section 6.1 shall be considered granted seventy-two (72) hours (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Contributors’ notice) after Contributors’ notice to Company requesting such consent unless Company notifies Contributors to the contrary during that period. At Buyer’s request, at reasonable times and on reasonably frequent intervals during the Interim Period, Contributors will consult with Buyer and keep Buyer reasonably apprised with respect to Contributors’ or its Affiliates’ past and planned activities and operations (including the outcome and actual or estimated costs thereof) on or with respect to the Assets, including those described on Schedule 6.1.

(d) Except (x) as set forth on Schedule 6.1(d), (y) for actions taken in connection with emergency situations or as required by Law or a Governmental Authority, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Contributors (which consent shall not be unreasonably delayed, withheld or conditioned), each of Parent and Company shall not (and shall not permit any of its Subsidiaries to), from and after the Execution Date until Closing:

(i) except for transactions solely among Parent and its Subsidiaries, (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any issued and outstanding shares of, or other equity interests in, Parent or its Subsidiaries; (B) split, combine or reclassify any of its shares or other equity interests; or (C) other than in connection with any Transaction Document or as otherwise required by Parent’s Organizational Documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, Parent or any of its Subsidiaries, except as contemplated by any existing director compensation plan or employment agreement of Parent;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the formation of any direct or indirect wholly-owned Subsidiary of Parent;

(iii) amend or propose to amend the Organizational Documents of Parent or any of its Subsidiaries, except for any such amendment to change the name of Parent;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of Parent, (B) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (C) make any loans, advances or capital contributions to, or investments in, any Person other than Parent or any wholly owned Subsidiary;

(v) amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account;

(vi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(vii) change in any material respect their material accounting methods or policies, except as required by GAAP;

(viii) other than any such contract, agreement, arrangement or transaction disclosed in the Parent SEC Documents, enter into or amend any contract, agreement or commitment with any former or present director or officer of Parent or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons, in each case, if such transaction would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K of the Exchange Act;

(ix) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another Person or create any material Encumbrances on any material property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances, in each case, other than in connection with any Indebtedness to be incurred, created or assumed in connection with the Closing or the Debt Financing;

(x) amend the Waiver Agreement or enter into or amend any other agreement related to the Waiver Agreement; or

(xi) commit to do any of the foregoing.

6.2 Successor Operator. While Company acknowledges that it (or its designee) desires to succeed Contributors as operator of those Assets or portions thereof that Contributors may presently operate, each of Parent and Company acknowledges and agrees that Contributors cannot and do not covenant or warrant that Company (or its designee) shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Contributors agree, however, that as to the Assets that Contributors operate, Contributors shall use commercially reasonable efforts to support Company’s (or its designee’s) efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Company (or its designee) as successor operator of such Assets effective as of Closing.

6.3 Credit Support. Each of Parent and Company acknowledges that none of the Credit Support listed on Schedule 4.24 is transferable to Company (or its designee). Each of Parent and Company shall use commercially reasonable efforts to obtain or cause to be obtained in the name of Company (or its designee) and effective as of the Closing Date replacements for each such Credit Support set forth in Schedule 4.24 to the extent such replacements are necessary to permit the cancellation or release of such Credit Support. In the event that any counterparty to any such Credit Support does not release Contributors and their respective Affiliates, then, from and after the Closing, Parent and Company shall indemnify Contributors and their respective Affiliates against all amounts incurred by Contributors or their respective Affiliates from and after the Closing under such Credit Support (and all costs incurred in connection with maintaining such Credit Support from and after the Closing) if applicable to Assets acquired by Company (or its designee). In addition, at or prior to Closing, Company shall deliver to Contributors evidence of the posting of bonds, letters of credit or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4 Record Retention. Each of Parent and Company shall and shall cause Company Merger Sub and any of their respective successors and assigns to, for at least a period of seven (7) years following Closing, (a) retain the Records, (b) provide Contributors and their respective Affiliates and its and their officers, employees, and representatives with access to the Records during normal business hours for review and copying at Contributors’ expense for Tax and accounting purposes, and (c) provide Contributors and their respective Affiliates and its and their officers, employees, and representatives with access, during normal business hours, to materials in Parent’s or Company’s possession or control relating to any Third Party Claim made under Section 14.2 for review and copying at Contributors’ expense. At the end of such seven year period and prior to destroying any of the Records, Parent and Company shall notify Contributors in advance of any such destruction and provide Contributors an opportunity to copy such Records at Contributors’ sole cost and expense.

6.5 Knowledge of Breach; Right to Cure; Schedule Supplements.

(a) Each Party will notify the other promptly and in reasonable detail after such first Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. If, prior to the Closing, a Party has actual knowledge that any representation or warranty herein of the other Party is untrue in a manner that causes such first Party’s obligation to Close pursuant to Section 8.1 or Section 9.1, as applicable, not to be satisfied but such first Party nevertheless elects to Close, then such first Party will be deemed to have waived such breaches of such representations and warranties with respect to its obligation to Close and shall not be entitled to make a claim under this Agreement with respect to any such breach.

(b) If any of Contributors’, Company’s or Parent’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of Contributors’, Company’s or Parent’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

(c) Prior to Closing, each Contributor shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article IV with respect to any matters discovered (if Contributors’ applicable representation or warranty is qualified by Contributors’ Knowledge) or occurring subsequent to the Execution Date and such supplements shall, if the Closing occurs, be deemed to have been included in such Contributor’s representations and warranties for purposes of such Contributor’s indemnification obligations under Article XIV. However, all such supplements shall be disregarded for all purposes of this Agreement, including determining whether the condition to Parent’s or Company’s obligation to close the transaction pursuant to Section 8.1 has been satisfied; provided, however, that if based solely on the matters relating to such supplements Company’s and Parent’s obligation to Close the transaction pursuant to Section 8.1 has not been satisfied but Company and Parent nevertheless elect to Close, Company and Parent will be deemed to have waived the matters relating to such supplements in regard to Company’s and Parent’s obligation to Close and shall not be entitled to make a claim under this Agreement with respect to any such matter.

6.6 Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, the Parties shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other filings or notifications required by applicable Laws with respect to the transactions contemplated hereby promptly following the Execution Date, and the Parties shall bear their own costs and expenses incurred in connection with such filings, provided that any filing fees in connection therewith shall be borne equally by the Parties, and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), or any other Governmental Authority, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable Laws to terminate or expire at the earliest possible date, and (z) resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of applicable Laws, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.6 and the transactions contemplated by this Agreement, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation, or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with or written materials to be submitted to, the DOJ, the FTC, or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC, or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC, or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.

6.7 Interests of Contributor Affiliates. Prior to consummation of the assignment contemplated in Section 6.20(c)(ii), Contributors shall cause any other Affiliate of Contributors that holds any asset, property or interest that, if owned by Contributors as of the Execution Date would constitute an Asset (including any net profits interests or similar interests in the Leases or Wells and including any interest in a 2018 New Lease acquired on or after March 16, 2018) (each an “Affiliate Asset”), to convey all such Affiliate Assets to Contributors pursuant to a form of conveyance in form and substance reasonably acceptable to Company, and Contributors shall deliver executed originals of such conveyances to Company on or prior to the Closing. Any Affiliate Asset that is so conveyed to Contributors (and subsequently conveyed to Company (or Company Merger Sub) at Closing) shall be treated as an Asset that is owned by Contributors as of all times that such Affiliate Asset was owned by such Affiliate for purposes of (a) Contributors’ representations, warranties, covenants, and indemnities hereunder and (b) for purposes of determining the existence of any Title Defect or any breach of the special warranty of title in the Assignment. For the avoidance of doubt, this Section 6.7 shall not apply to any of the Excluded Assets.

6.8 Contributors’ Indebtedness. Contributors shall negotiate and obtain on or prior to the Closing Date, (a) releases of all Encumbrances securing borrowed monies or payment obligations incurred by a Contributor or any of their Affiliates under any Indebtedness that is secured by the Assets, (b) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Encumbrances on the Assets securing due and payable obligations under any Indebtedness, and (c) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Company to effect and file of record the release of all Encumbrances in connection therewith as of the Closing. Each Contributor shall use the proceeds from the Cash Consideration paid by Company to such Contributor at the Closing to pay off in full all Indebtedness of such Contributor pertaining to the Assets.

6.9 Transaction Litigation. Each Party shall give the other Party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed).

6.10 Financing.

(a) Parent and Company shall use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any “flex” provisions applicable thereto), including using commercially reasonable efforts to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letter, (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing having terms and conditions contemplated by the Debt Commitment Letter (including any flex terms in the Debt Commitment Letter) and on such other terms that would not (A) reduce the aggregate amount of the Debt Financing such that Parent and Company would not have sufficient funds at Closing to pay all obligations of Parent and the Company hereunder or (B) impose new or additional conditions to the receipt of the Debt Financing, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) materially delay the timing of the Debt Financing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (3) adversely affect in any material respect (x) the ability of Parent and the Company to enforce their rights against the other parties to the Debt Commitment Letter or (y) the ability of Parent and the Company to consummate the transactions hereunder (any such event described in (A) or (B), an “Adverse Effect on Financing”), and (iii) satisfy and cause to be satisfied, on a timely basis, all conditions applicable to Parent’s Subsidiaries in such Debt Commitment Letter and the definitive agreements related thereto.

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related flex terms), Parent and the Company shall use their commercially reasonable efforts to arrange to obtain alternative debt financing on terms in the aggregate not materially less favorable to Company in the reasonable judgment of Company than the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that any such alternative financing will not, without the prior written consent of the Contributors (not to be unreasonably withheld, conditioned or delayed), reasonably be expected to have an Adverse Effect on Financing. Without the prior written consent of Contributors (not to be unreasonably withheld, conditioned or delayed), Parent and the Company shall not amend or modify the Debt Commitment Letter in a manner that could reasonably be expected to have an Adverse Effect on Financing (it being understood the Debt Financing may be replaced so long as such replacement does not have an Adverse Effect on Financing); provided, however, that additional Financing Sources may be added to any Debt Commitment Letter in accordance with the terms thereof, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the availability of the Debt Financing under the Debt Commitment Letter or the consummation of the transactions described herein.

(c) To the extent that the Debt Financing is available to Parent and Company, Parent shall (or shall cause its Subsidiaries to) incur Indebtedness under the definitive documentation with respect the Debt Financing in an amount not to exceed $500,000,000 to the extent necessary to cause the condition set forth in Section 7.5 to be satisfied.

6.11 Financing Cooperation.

(a) Prior to the Closing Date (or until the earlier termination of this Agreement in accordance with Section 15.1), Contributors shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and their Representatives to provide, Company such commercially reasonable cooperation as may be reasonably requested by Company with respect to the Debt Financing. Such cooperation shall include:

(i) participating in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and Representatives (including, for the avoidance of doubt, accountants) of Contributors, on the one hand, and the Financing Sources, and permitting the prospective lenders involved in the Debt Financing to conduct customary due diligence, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans;

(ii) providing information reasonably requested by Company for its preparation of materials for bank information memoranda, marketing materials, rating agency presentations, high-yield offering prospectuses and similar documents required in connection with the Debt Financing, and using commercially reasonable efforts to identify any information contained therein that would constitute material, non-public information with respect to Contributors, its Affiliates or its or their securities or the Assets for purposes of foreign, United States federal or state securities Laws;

(iii) furnishing the Company and its Financing Sources with the Required Information (as soon as reasonably practicable after the date hereof), in each case that is Compliant;

(iv) providing reasonable access to Company and its Representatives to all properties of proved oil and gas reserves included in the Assets and other real property included in the Assets, all during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements;

(v) providing to Company copies of any updates to the proved oil and gas reserve report for the Assets as of January 1, 2018 prepared by Cawley, Gillespie & Associates or another independent petroleum engineering firm reasonably acceptable to Company and obtaining from such independent petroleum engineering firm consents for the inclusion of such reports in bank information memorandum, offering memorandum or other marketing materials used in connection with the Debt Financing;

(vi) providing reasonable assistance to the Company in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in Company’s Debt Financing;

(vii) providing reasonable assistance to the Company in preparing (A) a description of the Assets and “Management’s Discussion and Analysis” with respect to the Assets, (B) the pro forma financial information and (C) any other relevant section of any offering documents, in each case to the extent necessary in connection with any offering documents in respect of the Debt Financing;

(viii) providing lease operating statements in respect of the Assets prior to the Closing Date to the extent normally prepared by Contributors promptly after they are prepared;

(ix) providing reasonable assistance in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;

(x) obtaining and providing customary (x) reserve engineers’ “comfort” for Rule 144A high-yield offerings and (y) accountants’ comfort letters and consents from T. J. Smith & Company, Inc., Weaver & Tidwell, L.L.P., PricewaterhouseCoopers LLP, RSM US LLP and Deloitte & Touche LLP, including issuing any customary representation letters in connection therewith to each such auditor in connection with the financing statements included in the Proxy Statement reasonably requested by Company;

(xi) facilitating Company’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing provided, that, (A) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on any Contributor or any Affiliate thereof or any of their respective officers or employees involved;

(xii) furnishing prior to the Closing Date, upon the Company’s prior written request at least seven (7) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

provided, that in no event shall any Contributor or any Affiliate of any Contributor be required to pay any commitment or other fee or incur any other cost, expense, or liability in connection with the Debt Financing that is not covered by the following indemnity (unless promptly reimbursed in accordance with Section 6.11(b)), and provided, further, that nothing herein will require such cooperation to the extent it unreasonably interferes with the business or operations of any Contributor or its Affiliates.

(b) Company shall promptly, upon request by Contributors, reimburse Contributors for all documented out-of-pocket costs and expenses incurred by Contributors in connection with their cooperation contemplated by Section 6.11(a)(x), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Contributors in connection with their cooperation contemplated by the other provisions of this Section 6.11. Except as expressly set forth in this Agreement, in no event will Contributors or their Affiliates or their Representatives have any liability of any kind or nature to Parent, Company, Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 6.11. Without affecting Company’s rights under this Agreement, Company shall indemnify and hold harmless Contributors and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Company shall not be required to indemnify and hold harmless Contributors and their respective Representatives to the extent that such losses arise from or are related to information provided by any Contributor or its Representatives to Company in writing specifically for use in the Debt Financing that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.12 Preparation of Proxy Statement.

(a) As promptly as practicable after the Execution Date, Parent shall file a proxy statement related to the Transactions and the Offer with the SEC (as amended from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 65,000,000 shares of Parent Class A Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the Transactions, subject to Section 7.4. Without limitation, in the Proxy Statement, Parent shall (i) seek (A) to have a new incentive equity plan approved, (B) to amend and restate the Parent Charter in the form set forth as Exhibit N (such proposal, the “Charter Amendment Proposals” and such amended and restated certificate of incorporation, the “Amended Parent Charter”), (C) to approve the issuance of more than 20% of Parent’s outstanding common stock pursuant to the rules of the NYSE (the “NYSE Proposal”), and (D) any other proposals reasonably agreed by Parent and Contributors to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (D), together, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the Proxy Solicitation Rules (as defined in the Parent Charter) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments, and/or exhibits thereto, the “Offer Documents”). When filed, the Proxy Statement and the Offer Documents will comply in all material respects with the requirements of the United States federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”). Contributors shall provide to Parent as promptly as practicable all information concerning the Contributors, their Affiliates, the Assets (including, for avoidance of doubt, the GulfTex Assets) and the assets subject to the Giddings PSA and the Ironwood MIPA that may be required by the Federal Securities Laws for inclusion in the Proxy Statement (collectively, the “Required Proxy Information”) or any other filing required to be made by Parent (including, for the avoidance of doubt, any Current Report on Form 8-K that is required to be filed by Parent in connection with the Closing); provided, however, that Parent shall not use any such information for any purposes other than those contemplated by this Agreement unless: (i) Parent obtains the prior written consent of the Contributors (not to be unreasonably withheld, conditioned or delayed) to such use; (ii) to the extent that use of such information is required to avoid violation of applicable Law or (iii) to the extent that the use of such information is required in connection with the Parent’s Debt Financing.

(b) Each of Contributors and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement, any Offer Documents and any other filing required by the Federal Securities Laws to be filed by Parent in connection with the Transaction; provided, however, that Parent shall furnish such preliminary Proxy Statement, any other Offer Documents or such filing to Contributors and give Contributors and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement, Offer Documents or such filing prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Contributors in connection therewith. Parent shall promptly notify Contributors of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Contributors as promptly as reasonably practicable copies of all written correspondence between Parent or any representative of Parent and the SEC with respect to the Proxy Statement and Offer Documents. If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, Parent and Contributors shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to the comments of the SEC. Parent shall provide Contributors and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Contributors in connection therewith. Contributors and Parent shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement and Offer Documents has been included therein by Parent and Contributors, Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed, at Parent’s expense (including by electronic delivery if permitted) as promptly as practicable thereafter to its stockholders of record, as of the record date established by the board of directors of Parent (the “Parent Board”); provided that Parent shall not be required to mail the Proxy Statement if (i) the financial statements included in the Required Proxy Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during the 15 Business Day period following the date the of the proposed Stockholder Approval to the extent such financial statements were included in a filing with the SEC or (ii) any day during the 15 Business Day period following the date of the proposed Stockholder Approval would be a Blackout Date until, in the case of (i), the financial statements meet such requirement or, in the case of (ii) immediately after such Blackout Date. If at any time prior to receipt of Stockholder Approval, any information in the Proxy Statement or Offer Documents should be discovered by Contributors or Parent that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

6.13 Stockholders Meeting. Parent shall: (i) take all action necessary under applicable Law and its Organizational Documents to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) to seek the Stockholder Approval and approval of the Transaction Proposals, which Stockholders Meeting will be held as promptly as reasonably practicable following the date that the Proxy Statement is mailed to Parent’s stockholders; and (ii) submit the Transaction Proposals to, and use its commercially reasonable efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the Stockholders Meeting. Parent shall, through the Parent Board, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”), and, subject to the following sentence, Parent shall include the Parent Board Recommendation in the Proxy Statement. The Parent Board shall not (and no duly authorized committee thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, in a manner adverse to Contributors, the Parent Board Recommendation (a “Change in Recommendation”); provided that the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law. Any Change in Recommendation shall not invalidate the approval of this Agreement by the Parent Board. Parent agrees that it will establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there has been any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn the Stockholders Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or the Offer Documents that the Parent Board has determined in good faith is required by applicable Law is provided to Parent’s stockholders, (2) if as of the time for which the Stockholders Meeting is scheduled there are insufficient shares of Parent Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders Meeting, (3) in order to solicit additional proxies from stockholders of Parent in favor of the adoption of each of the Transaction Proposals if the proxies then received are insufficient to obtain Stockholder Approval, or (4) if the Parent Stockholder Redemption Amount is such that the condition to closing in Section 7.5 would not be satisfied; provided that, in the event of an adjournment pursuant to foregoing clauses, the Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

6.14 NYSE Listing. Until the Closing, Parent shall use commercially reasonable efforts to ensure that Parent remains listed as a public company on, and for shares of Parent Class A Common Stock to be tradable over, The New York Stock Exchange, Inc. (the “NYSE”).

6.15 Non-Solicitation of Employees. From the Execution Date through the Closing (or, if the Closing does not occur, the date that is twelve (12) months from the Execution Date), each of Company and Parent will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of Contributors or their respective Affiliates with whom Parent, Company and/or their respective Affiliates have had direct contact as part of its evaluation, negotiation, or consummation of the transactions contemplated herein without obtaining the prior written consent of Contributors. The term “solicit for employment” shall not include general solicitations of employment not specifically directed towards officers or employees of Contributors or their respective Affiliates.

6.16 Business Combination Proposals. Promptly following the Execution Date, Parent shall promptly notify Contributors of any discussions with any Person regarding any Business Combination Proposal that are ongoing as of the Execution Date (or any letters of intent or similar documents delivered to any Person with respect thereto). From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall notify Contributors at least twenty-four (24) hours prior to initiating any discussions with or first providing any non-public information to any Person concerning any Business Combination Proposal; provided that the Parent shall not provide any non-public or confidential information regarding the Contributors or the Assets to any Person without the Contributors’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided further that Parent shall not, shall cause its Affiliates not to and shall use commercially reasonable efforts to cause their respective Representatives not to, deliver any letter of intent to any Person, or enter into any agreements (other than customary confidentiality agreements, a copy of which shall be delivered to the Contributors within twenty-four (24) hours following execution and delivery thereof by Parent or its applicable Affiliate) with any Person, in each regarding any Business Combination Proposal with a purchase price in excess of $200,000,000 without the Contributors’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall not, shall cause its Affiliates not to and shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any proposal, transaction or offer by any Person for any direct or indirect acquisition of all or substantially all of the assets or equity securities of Parent (a “Parent Transaction Proposal”), (ii) enter into any agreement regarding, or furnish to any Person any non-public information with respect to, any Parent Transaction Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Parent Transaction Proposal. Parent shall, and shall cause each of its Affiliates and instruct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Transaction Proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.16 by any of Parent’s Affiliates or any of its or their respective Representatives shall be deemed to be a breach of this Section 6.16 by Parent.

6.17 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII, Article VIII, and Article IX, and provision of notice thereof by Parent to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (i) pay as and when due all amounts payable to shareholders of Parent, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.18 GulfTex Assets; 2018 New Leases. It is acknowledged and understood that Contributors (y) recently acquired the GulfTex Assets and (z) recently acquired, and/or may acquire prior to the Closing, the 2018 Leases and certain other new Leases after the Execution Date in accordance with Section 6.1 (collectively, the “2018 New Leases”), in each case, for the benefit of the Company (collectively, the “2018 Asset Additions”). With respect to any 2018 New Leases acquired on or after March 16, 2018, at the Closing Sellers shall (or shall cause their applicable Affiliates to) convey to Buyer the entirety of all right, title and interest in and to the oil and gas interests described on Schedule 2.3(b) or otherwise acquired pursuant to Section 6.1 acquired by Sellers or any of their Affiliates. As such, it is the intent of the Parties that (a) except for the special warranty of title from Sellers in the Assignments, the right, title, and interest contributed to Company (or Company Merger Sub) (and the remedies and protections provided to Company with respect to same) hereunder in respect of the 2018 Asset Additions be no greater than the right, title, and interest transferred to Contributors (and the remedies and protections provided to the Contributors with respect to same) under, in the case of the GulfTex Assets, the GulfTex PSA and, in the case of the 2018 New Leases, the instruments granting such Leases and (b) the Contributors will be reimbursed on a dollar-for-dollar basis under this Agreement for their acquisition of the 2018 Asset Additions on the Company’s behalf as provided in this Agreement. Accordingly, at Closing, Company and Parent will reimburse the Contributors in cash in an amount equal to (i) the GulfTex Purchase Price plus, if known as of such time, the GulfTex True-Up Amount, (ii) pursuant to Section 16.2, the GulfTex Acquisition Costs (all such amounts referred to in clauses (i) and (ii), the “GulfTex Costs”), and (iii) pursuant to Section 3.2(a)(vi), the actual bonuses, brokers’ fees, and other out-of-pocket lease acquisition costs for the 2018 New Leases (not to exceed the amount set forth on Schedule 2.3(b) for each such 2018 New Lease) (the “2018 Lease Acquisition Costs”). Further, the term “Assets,” as used in Article IV (other than in Section 4.7(c)),

Article XII, and Article XIII will not include (or be deemed to include) the 2018 Asset Additions or, as applicable, the GulfTex PSA, and neither Company nor Parent will have any rights or remedies under Article IV (other than, as applicable, in respect of Section 4.7(c)), Article XII, and Article XIII in respect of the 2018 Asset Additions; provided that no interest of Sellers in any of the 2018 Asset Additions shall (x) be included in the Net Acres, Net Revenue Interest or Working Interest of Sellers for purposes of Article XII and (y) constitute a Title Benefit. In a similar regard, the term “Specified Obligations,” as it relates hereunder to the 2018 Asset Additions, will be limited (and deemed limited), in all cases, to Liabilities to the extent of Contributors’ ownership or operation of the 2018 Asset Additions, and the term “Retained Obligations,” as it relates hereunder to the 2018 Asset Additions, will not include Liabilities to the extent of Contributors’ ownership or operation of the 2018 Asset Additions. This Section 6.18 shall apply (and be deemed to apply) notwithstanding anything in this Agreement to the contrary.

6.19 Mergers.

(a) The Parties acknowledge and agree that, notwithstanding anything to the contrary herein, the conveyance of the Assets from Contributors to the Company will be structured as a series of mergers that, subject to the terms and conditions of this Agreement, will be effected in accordance with this Section 6.19.

(b) Prior to the Closing, the Contributors shall undertake the actions contemplated by this Section 6.19(b) (and provide all evidence thereof to the Company), which actions are collectively referred to as the “Merger Transactions”:

(i) Prior to the Closing, each Contributor shall form a direct wholly owned subsidiary as a limited liability company under the laws of the state of Delaware (each, a “Merger Sub”), and shall qualify each Merger Sub to conduct business in the State of Texas and to own and operate the applicable Assets.

(ii) Prior to the Closing (but no earlier than 5 Business Days prior to the Closing), each Contributor shall execute, acknowledge and deliver to its Merger Sub, and shall cause each Merger Sub to execute, acknowledge and deliver to such Contributor, (i) an Assignment, in sufficient counterparts to facilitate recording in the applicable counties covering the Assets of such Contributor, conveying the Assets of such Contributor to its Merger Sub and the assumption by such Merger Sub of the Assumed Obligations of such Contributor relating to such Assets, and (ii) assignments, in appropriate forms, of federal Leases, state Leases, and Indian Leases included in such Assets (if any) in sufficient counterparts to facilitate filing with the applicable Governmental Authority, in each case, in form and substance approved by Company.

(c) Contemporaneously with the Closing, each Merger Sub shall merge with and into Operating (or any wholly-owned Subsidiary of Operating designated by Parent, “Company Merger Sub”), with Company Merger Sub surviving each such merger (each such merger, a “Merger”) pursuant to the applicable Merger Agreement in accordance with this Section 6.19. In connection with each Merger, each Contributor shall cause the applicable Merger Sub to, and the Company shall cause Company Merger Sub to, with respect to each Merger, execute and deliver an Agreement and Plan of Merger in the form attached hereto as Exhibit P (each such merger agreement, a “Merger Agreement”). Other than as set forth in the Merger Agreements, there shall be no condition to the completion of the Mergers. The Parties shall cause the Mergers to be consummated at the applicable effective times stated in the Merger Agreements by causing a certificate of merger satisfying applicable Law to be duly executed by Company Merger Sub with respect to each member. The Parties shall file such certificates of merger with the Secretary of State of the State of Delaware at Closing.

(d) At all times after the formation of each Merger Sub, Contributors shall cause the Merger Subs not to conduct any business activities or assume or incur any liabilities other than as required or permitted by this Section 6.19. Without limiting the foregoing, other than as required or permitted by this Section 6.19, with Parent’s prior consent, or in connection with the Assignments, Contributors shall cause the Merger Subs not to:

(i) amend the Organizational Documents of any Merger Sub;

(ii) acquire any assets, including any equity interests of any other Person;

(iii) issue, split, combine or reclassify any equity interests in any Merger Sub;

(iv) sell or create any lien, security interest, or encumbrance on any membership or other equity interest in any Merger Sub;

(v) hire any employees;

(vi) incur, assume, or guarantee any Indebtedness;

(vii) assume or incur any liabilities or other than as provided in the Assignments; or

(viii) authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 6.19.

(e) All agreements and documents to be executed and delivered by the Contributors and the Merger Subs to consummate the Merger Transactions shall be subject to the prior written approval of Company (not to be unreasonably withheld, conditioned or delayed).

6.20 Joint Operating Agreement. From and after the Execution Date, with respect to any Wells not already subject to a joint operating agreement, Contributors shall use their commercially reasonable efforts to cause EV Energy Partners, L.P., together with any other Affiliates of Contributors that own any oil and gas interests within the Designated Area, to enter into a joint operating agreement (the “Joint Operating Agreement”) with Contributors (if prior to the Closing) or the Company Merger Sub (if after the Closing) consistent with the terms and conditions described in the attached Exhibit L. If the Joint Operating Agreement is entered into prior to the Closing, then the Joint Operating Agreement shall constitute an Applicable Contract included in the Assets for all purposes of this Agreement from and after the date the same is entered into (including that each Contributor’s interest therein shall be contributed to the applicable Merger Sub in connection with the Merger Transactions). Any material deviation or change to the terms and conditions to be set forth in the Joint Operating Agreement from those set forth in Exhibit L shall require the prior written approval of Parent.

6.21 Cooperation. Except to the extent the Parties’ obligations are specifically set forth elsewhere in this Agreement, the Parties shall cooperate fully with each other and shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable (including by using commercially reasonable efforts to cause, in the case of Contributors, the conditions set forth in Sections 7.1, 8.1, 8.2 and 8.3 and, in the case of the Company and Parent, the conditions set forth in Sections 7.1, 9.1, 9.2 and 9.3 to be satisfied).

6.22 Subscription Agreements. Parent shall not permit any adverse amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Subscription Agreements without the prior written consent of the Contributors. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy on a timely basis all conditions applicable to Parent in the Subscription Agreements and otherwise comply in all material respects with its covenants and obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Investors to contribute to Parent the amounts payable by the Investors in connection with the consummation of the transactions contemplated hereby pursuant to and in accordance with the Subscription Agreements at or prior to the Closing.

6.23 Co-Investment Right. At Closing, Company and Parent shall, and Contributors shall cause EV Ltd. to execute and deliver the Non-Compete Agreement (as further described in Section 10.3(k)). Contributors shall have the right to participate (via certain elections made by EV Ltd. thereunder) (the “Co-Investment Right”) in certain acquisitions pursuant to Section 2 of the Non-Compete Agreement. As consideration for being granted the Co-Investment Right, Contributors hereby agree that, for a period of two (2) from and after the Closing, Contributors and their respective Controlled Affiliates shall only (directly or indirectly) acquire, or otherwise finance the acquisition of or investment in, of Oil and Gas Interests or engage in the Business in the Market Area (as each such term is defined in the Non-Compete Agreement) pursuant to the terms and conditions of the Co-Investment Right and indirectly through the ownership of Company Units, Parent Class A Common Stock and Parent Class B Common Stock.

ARTICLE VII

MUTUAL CONDITIONS TO CLOSING

The obligations of each Party to consummate the transactions provided for herein are subject to the fulfillment or waiver, to the extent permitted by applicable Law, in writing by each of the Parties, on or prior to Closing of each of the following conditions:

7.1 No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

7.2 HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

7.3 Stockholder Approval. The Stockholder Approval shall have been obtained.

7.4 Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

7.5 Minimum Available Cash. The amount of Available Cash shall not be less than the Minimum Cash Consideration.

7.6 Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Offer Documents.

7.7 Title and Environmental Defects and Casualty Losses. The sum of (a) all Title Defect Amounts with respect to Title Defects that individually exceed the Individual Title Defect Threshold, plus (b) all Remediation Amounts with respect to Environmental Defects that individually exceed the Individual Environmental Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 13.1(c)), plus (c) all Casualty Losses (or adjustments to the Consideration in respect thereof) as determined in accordance with Section 12.3, plus (d) the Allocated Value of all Assets excluded from the transactions contemplated hereby pursuant to Section 11.1(b)(iv), Section 12.3(b)(ii)(y), Section 12.4(a), Section 12.5(a), Section 12.5(b), or Section 13.1(c)(ii), shall be less than twenty percent (20%) of the Consideration.

7.8 NYSE Listing. The shares of Parent Class A Common Stock to be issued pursuant to this Agreement, and upon conversion of the Parent Class B Common Stock, shall have been approved for listing on the NYSE, subject to official notice of issuance thereof.

ARTICLE VIII

PARENT AND COMPANY’S CONDITIONS TO CLOSING

The obligations of Parent and Company to consummate the transactions provided for herein are subject, at the option of Parent, to the fulfillment by Contributors or waiver, to the extent permitted by applicable Law, in writing by Parent, on or prior to Closing of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Contributors (a) set forth in Article IV (other than Section 4.5) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a Material Adverse Effect, and (b) set forth in Section 4.5 shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing.

8.2 Performance. Contributors shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Contributors is required prior to or at the Closing.

8.3 Closing Deliverables. Contributors shall have delivered (or be ready, willing, and able to deliver at Closing) to Parent and Company the documents and other items required to be delivered by Contributors under Section 10.3.

8.4 Giddings PSA. All of the conditions set forth in the Giddings PSA shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the Giddings PSA and the condition relating to the consummation of the transactions contemplated by this Agreement) and the parties thereto shall be ready, willing, and able to consummate the Giddings Transaction and the Giddings Transaction shall be consummated substantially concurrently with the transactions contemplated by this Agreement.

ARTICLE IX

CONTRIBUTORS’ CONDITIONS TO CLOSING

The obligations of Contributors to consummate the transactions provided for herein are subject, at the option of Contributors, to the fulfillment by Parent and Company or waiver, to the extent permitted by applicable Law, in writing by Contributors on or prior to Closing of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of Parent and Company set forth in Article V shall be true and correct in all respects (without regard to materiality or Parent Material Adverse Effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a Parent Material Adverse Effect.

9.2 Performance. Parent and Company shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Parent and/or Company is required prior to or at the Closing.

9.3 Closing Deliverables. Company and Parent shall have delivered (or be ready, willing, and able to deliver at Closing) to Contributors the documents and other items required to be delivered by Company and/or Parent under Section 10.3.

ARTICLE X

CLOSING

10.1 Date of Closing. Subject to the conditions stated in this Agreement, the contribution by Contributors and the acquisition by Company of the Assets via the Merger Transactions pursuant to this Agreement (the “Closing”) shall occur on the date that is five (5) Business Days after all conditions in Article VII, Article VIII, and Article IX to be satisfied at or prior to Closing have been satisfied or waived, to the extent permitted by applicable Law, in writing by the applicable Party (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII, Article VIII, and Article IX having been satisfied or waived, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article XV. The date on which the Closing actually occurs shall be the “Closing Date.” Notwithstanding anything to the contrary in this Agreement, in no event shall the Closing occur prior to the expiration of the Marketing Period.

10.2 Place of Closing. The Closing shall be held at the office of Gibson, Dunn & Crutcher LLP, counsel to Contributors, located at 811 Main Street, Suite 3000, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

10.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Each of Contributors and Company shall deliver executed and acknowledged originals of each of the Assignments and other instruments required pursuant to Section 6.19(b) in connection with the Merger Transactions.

(b) Each of Contributors and Company shall execute and deliver the Preliminary Settlement Statement.

(c) Company shall deliver to Contributors, to the accounts designated in the Preliminary Settlement Statement, an amount equal to (i) the Adjusted Consideration, less (ii) the Defect Holdback Amount (if any).

(d) Contributors shall deliver, on forms reasonably acceptable to Company, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Company (or Company Merger Sub) of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Company to the purchasers of production.

(e) Each Contributor shall execute (or, if such Contributor is classified as an entity disregarded as separate from another Person, executed by such Person) and deliver a certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(f) To the extent required under any Law or by any Governmental Authority for any federal or state Lease, Contributors and Company shall deliver state change of operator forms designating Company (or its designee) as the operator of the Units, Wells, Other Wells and the Leases currently operated by Contributors.

(g) An authorized officer of each Contributor shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Parent, to the extent permitted by applicable Law (the “Contributors’ Certificates”).

(h) An authorized officer of Company and Parent shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Contributors, to the extent permitted by applicable Law (the “Company’s Certificate”).

(i) To the extent obtained, Company shall deliver any instruments, documents or guarantees required by Section 6.3.

(j) Contributors shall deliver the releases, authorizations, and instruments required by Section 6.8.

(k) Company and Parent shall, and Contributors shall cause EV Ltd. to, execute and deliver the Non-Compete Agreement.

(l) Each Contributor and Parent shall execute and deliver the Company A&R LLC Agreement.

(m) Parent and Company shall deliver to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, the cash payments required under Section 6.18.

(n) Each Contributor and Parent shall, and Parent shall cause Parent Sponsor to, execute and deliver the Registration Rights Agreement.

(o) Each Contributor and Parent shall, and Parent shall cause Parent Sponsor to, execute and deliver the Stockholder Agreement.

(p) Company and Parent shall, and Contributors shall cause EVOC to, execute and deliver the Services Agreement.

(q) Each of Contributors, Parent and Company shall execute and deliver any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by the other Party) to be executed or delivered at Closing.

(r) Company and Parent shall, and Contributors shall cause Merger Sub(s) and Company Merger Sub(s) to, execute and deliver the Merger Agreement(s).

(s) The holders of the Founder Shares shall waive any adjustment to the conversion ratio set forth in the Parent Charter resulting from the transactions contemplated by the Subscription Agreements pursuant to and in accordance with the terms of the Waiver Agreement, which Waiver Agreement shall remain in full force and effect as of the Closing.

(t) The Investors shall purchase, and Parent shall issue and sell to the Investors, the number of shares of Parent Class A Common Stock set forth in the Subscription Agreements against payment of the amounts set forth in the Subscription Agreements.

10.4 Parent Charter. At the Closing, Parent shall cause the Parent Charter to be amended and restated in the form attached to this Agreement as Exhibit N, subject, with respect to any applicable provision therein, to the approval of any Charter Amendment Proposal required by applicable Law.

10.5 Records. In addition to the obligations set forth under Section 10.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Closing Date, Contributors shall make available to Company the Records for pickup from Contributors’ offices during normal business hours.

10.6 Subsequent Closings. If:

(a) pursuant to Section 12.4(a), Contributors withhold any Assets from the Merger Transactions due to failure to obtain a Hard Consent, and thereafter such Hard Consent is obtained within one hundred twenty (120) days following Closing; or

(b) pursuant to Section 12.5(c), Contributors withhold any Assets from the Merger Transactions due to a Preferential Purchase Right, and thereafter such Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, within one hundred twenty (120) days following Closing;

then on or before the date for delivery of the Final Settlement Statement, (x) Contributors shall convey to Company (or its designee) all such affected Assets (including all associated Assets excluded in connection with the affected Assets) at a mutually agreed upon time and location (a “Subsequent Closing”) in a manner consistent with the Merger Transactions and Section 10.3, and (y) Company and Parent shall issue to Contributors (A) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) (rounded down to the nearest number of whole shares) calculated by dividing (x) the Allocated Value of such Assets (as adjusted pursuant to Section 3.2) and (y) $10.00, and (B) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (A) above.

ARTICLE XI

ACCESS; DISCLAIMERS

11.1 Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 11.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Contributors shall use commercially reasonable efforts to obtain, but shall not be obligated to expend any monies, except as may be agreed to be paid or reimbursed by Company), Contributors shall afford to Company and its officers, employees, agents, accountants, consultants, financing sources, attorneys, and other authorized representatives (“Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Contributors’ possession for the purpose of conducting a reasonable due diligence review of the Assets. Company shall abide by Contributors’, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any boarding agreements or similar documentation or paperwork required by any Contributor and/or Third Party operator) that are posted or otherwise provided to Company in advance of such activity while accessing the Assets for purposes of conducting such diligence. All investigations and due diligence conducted by Company or any of its Representatives shall be conducted at Company’s sole cost, risk, and expense and any conclusions made from any examination done by Company or any of its Representatives shall result from Company’s own independent review and judgment. Company shall give Contributors reasonable prior written notice before gaining physical access to or otherwise inspecting or surveying any of the Assets, whether to conduct a Phase I Environmental Site Assessment or otherwise, and shall coordinate any such access, inspections, or surveys with Contributors. Contributors or their designee shall have the right to accompany Company and its Representatives whenever they are on-site of the Assets or otherwise inspecting or surveying the Assets.

(b) From and after the Execution Date and up to and including the Environmental Claim Date, Company shall be entitled to conduct a Phase I Environmental Site Assessment with respect to the Assets, which may include only visual inspections and record reviews and compliance evaluations relating to the Assets, to be conducted by Environmental Resource Management or a reputable environmental consulting or engineering firm approved in advance in writing by Contributors (such approval not to be unreasonably withheld, conditioned, or delayed), subject to the following (along with the other provisions of this Section 11.1):

(i) No environmental Phase II environmental site assessment or other environmental sampling or invasive activity or testing or operation of equipment by Company or its Representatives (a “Phase II ESA”) may be performed without the prior written consent of Contributors (and may only be performed with respect to a recognized environmental condition or potential violation of Environmental Laws that has been identified in a Phase I Environmental Site Assessment), which consent may be withheld in Contributors’ sole discretion, and Contributors or their designee shall have the right to be present during any stage of the assessment.

(ii) If such consent is granted, (A) in the event that any Phase II ESA interferes with the normal operations of the Assets or otherwise may cause an undue risk of harm to the site, Contributors may request an appropriate modification of such Phase II ESA; (B) any Phase II ESA shall be conducted by Environmental Resource Management or a reputable environmental consulting or engineering firm, approved in advance in writing by Contributors (such approval not to be unreasonably withheld, conditioned, or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Representative” of Company; and (C) Company shall obtain all permits necessary to conduct any approved Phase II ESA from any applicable Governmental Authorities.

(iii) Notwithstanding anything herein to the contrary, Company and its Representative shall not have access to, and shall not be permitted to conduct any environmental investigations (including any on-site Phase I Environmental Site Assessment) with respect to, any Assets with respect to which Contributors do not have the authority to grant access for such investigations; provided that Contributors shall use their commercially reasonable efforts (but without any obligation to expend any monies except as may be agreed to be paid or reimbursed by Company) to obtain permission from any Third Party operators for Company to have such access. Company shall reasonably cooperate with Contributors in attempting to cause any Third Party operator to provide Company with the requested access.

(iv) If, prior to the Environmental Claim Date, (A) Company is denied physical access to any Assets in order to perform a Phase I Environmental Site Assessment or a Phase II ESA or (B) a Phase I Environmental Site Assessment indicates that a Phase II ESA should be performed, Company requests authorization to perform such Phase II ESA, including any environmental sampling or invasive activity or testing or operation, and Contributors deny such request, then, in either such case, Company shall have the right, in its sole discretion, to exclude the applicable Assets (as well as any associated Assets) and such Assets shall not be conveyed at the Closing, in which case, the Consideration shall be reduced by the Allocated Value of such Asset and associated Assets excluded from the Assets conveyed at Closing via the Merger Transactions.

(v) Company shall (and shall cause its Representative to) coordinate its environmental assessments and inspections of the Assets with Contributors and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Contributors or such Third Party operators. Company shall (and shall cause its Representative to) abide by Contributors’, and any Third Party operator’s, posted safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection, survey, or assessment of the Assets.

(c) COMPANY HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS AND THE CONTRIBUTOR INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY COSTS, EXPENSES, DAMAGES OR FIELD VISIT, ENVIRONMENTAL ASSESSMENT, OR OTHER DUE

DILIGENCE ACTIVITY CONDUCTED BY PARENT, COMPANY OR ANY OF THEIR REPRESENTATIVES WITH RESPECT TO THE ASSETS, EVEN IF SUCH COSTS, EXPENSES, DAMAGES, AND LIABILITIES ARISE OUT OF OR RESULT FROM OR RELATE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE CONTRIBUTOR INDEMNIFIED PARTIES, EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE CONTRIBUTOR INDEMNIFIED PARTIES AND (II) LIABILITIES ATTRIBUTABLE TO THE DISCOVERY OF ANY CONDITION OF THE ASSETS BY PARENT, COMPANY OR THEIR REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS (EXCEPT TO THE EXTENT EXACERBATED AS A RESULT OF SUCH ACCESS AND/OR INSPECTION).

(d) Company agrees to promptly provide Contributors, but in no event less than five (5) Business Days after receipt or creation, copies of all final reports and sampling or test results prepared by Parent, Company, and/or any of their respective Representatives that contain data collected or generated from Company’s and its Representatives’ due diligence with respect to the Assets. Contributors shall not be deemed by their receipt of such documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e) Upon completion of Company’s due diligence, Company shall at its sole cost and expense and without any cost or expense to Contributors (i) repair all damages to any Assets to the extent caused by Company’s or its Representatives’ due diligence activities (including due diligence conducted by Company’s environmental consulting or engineering firm), (ii) if Company performed any sampling or invasive activities as may be permitted hereunder, restore the affected Assets to the approximate same condition as they were prior to commencement of any such sampling or invasive activities, and (iii) remove all equipment, tools, and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith), to the extent resulting from such due diligence, will be promptly corrected by Company at Company’s sole cost and expense.

(f) Any Representatives of Company (including Company’s environmental consulting or engineering firm) that are provided access to the Assets pursuant to this Section 11.1 shall (i) execute a release and indemnity agreement in a form reasonably acceptable to Contributors or (ii) maintain, at their sole cost and expense, policies of insurance of the types and in the amounts that are reasonable and customary for such access; provided, that, notwithstanding the foregoing, in the case of Representatives that are provided site access to any of the Assets described in Section 2.1(a) through Section 2.1(g), such Representatives will be required to maintain the insurance described in clause (ii) which will (A) be primary insurance, (B) list the Contributor Indemnified Parties as additional insureds, (C) waive subrogation against the Contributor Indemnified Parties, and (D) provide for thirty (30) days’ prior written notice to Contributors in the event of cancellation, expiration, or modification of the policy or reduction in coverage. Upon request by Contributors, Company shall provide evidence of such insurance to Contributors prior to accessing the Assets.

11.2 Confidentiality. Each of Parent and Company acknowledges that, pursuant to its right of access to the Records or the Assets, Parent, Company, and their respective Representatives (including Company’s environmental consulting or engineering firm) will become privy to confidential and other information of Contributors or their respective Affiliates, and each of Parent and Company shall ensure that such confidential information (but not including information that (i) is generally available to the public at such disclosure to Parent, Company or their Representatives or (ii) becomes generally available to the public at such disclosure other than as a result of disclosure by Parent, Company or their Representatives in violation of this Section 11.2) shall be held confidential by Parent, Company, Company Merger Sub and their Representatives in accordance with the terms of the Confidentiality Agreement; provided that the foregoing and the Confidentiality Agreement shall not restrict such disclosures to the extent (w) necessary for Parent, Company or their Affiliates to operate the properties of which the Assets are a part, (x) necessary for Parent or Company to perform its obligations under this Agreement (including such disclosure to any investor of Parent, Company or their Affiliates), (y) required by applicable securities or other Laws, applicable rules of any stock exchange having jurisdiction over Parent, Company or their Affiliates or by a governmental order, decree, regulation, or rule, or (z) related to any dispute under or related to this Agreement or the transactions contemplated hereby. If Closing should occur, the foregoing confidentiality restrictions on Parent and the Company, including the Confidentiality Agreement, shall terminate as of the Closing (except as to (A) such portion of the Assets that are not conveyed to Company via the Merger Transactions pursuant to the provisions of this Agreement, (B) the Excluded Assets, and (C) information related to assets other than the Assets). Each of Parent and Company further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then Parent and Company shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I Environmental Site Assessment or any other environmental assessment performed on the Assets under Section 11.1 except as required by Law. If Closing should occur, notwithstanding termination of the Confidentiality Agreement, Contributors shall maintain as confidential, shall not disclose to any Third Party, and shall not use any of the Records, except as required by Law or as provided in the Transaction Documents.

11.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR CONTRIBUTORS’ CERTIFICATES, (i) CONTRIBUTORS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, (ii) CONTRIBUTORS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, AND (iii) COMPANY AND PARENT ARE NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO COMPANY OR ANY OF ITS AFFILIATES (INCLUDING PARENT), EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO COMPANY OR PARENT BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE, OR ADVISOR OF CONTRIBUTORS OR ANY OF THEIR RESPECTIVE AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR CONTRIBUTORS’ CERTIFICATES, AND WITHOUT LIMITING THE GENERALITY OF SECTION 11.3(a), CONTRIBUTORS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL, OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER, OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS, OR STATEMENTS PREPARED BY CONTRIBUTORS OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO COMPANY OR ITS AFFILIATES (INCLUDING PARENT) OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT

EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR CONTRIBUTORS’ CERTIFICATES, COMPANY AND PARENT ACKNOWLEDGE AND AGREE THAT (x) NO CONTRIBUTOR INDEMNIFIED PARTY IS MAKING (AND NO CONTRIBUTOR INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NONE OF ANY COMPANY INDEMNIFIED PARTY, PARENT OR THEIR REPRESENTATIVES IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, COMPANY (OR COMPANY MERGER SUB) SHALL BE DEEMED TO BE OBTAINING THE ASSETS VIA THE MERGER TRANSACTIONS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE, OR UNDISCOVERABLE), AND THAT COMPANY AND PARENT HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS COMPANY AND PARENT DEEM APPROPRIATE.

(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.15 OR IN CONTRIBUTORS’ CERTIFICATES (TO THE EXTENT RELATING TO THE REPRESENTATION IN SECTION 4.15), COMPANY AND PARENT ACKNOWLEDGE AND AGREE THAT (i) NO CONTRIBUTOR INDEMNIFIED PARTY IS MAKING (AND NO CONTRIBUTOR INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (ii) NONE OF ANY COMPANY INDEMNIFIED PARTY, PARENT OR THEIR REPRESENTATIVES IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, COMPANY (OR COMPANY MERGER SUB) SHALL BE DEEMED TO BE OBTAINING THE ASSETS VIA THE MERGER TRANSACTIONS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT COMPANY AND PARENT HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS COMPANY AND PARENT DEEM APPROPRIATE.

(d) EACH PARTY AGREES THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 11.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE XII

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

12.1 Contributors’ Title.

(a) General Disclaimer of Title Warranties and Representations. Except for the special warranty of title in the Assignment and without limiting Company’s remedies for Title Defects set forth in this Article XII, Contributors make no warranty or representation, expressed, implied, statutory, or otherwise with respect to Contributors’ title to any of the Assets.

(b) Special Warranty of Title. If Closing occurs, then effective as of the Closing Date until the expiration of the SWT Survival Period, Contributors shall warrant in the Assignment Defensible Title to the

Wells and Leases unto Company Merger Sub against every Person whomsoever lawfully claims the same or any part thereof by, through, or under any Contributor and any of its Affiliates, but not otherwise, subject, however, to Permitted Encumbrances; provided that Company Merger Sub shall not be entitled to protection under (or the right to make a claim against) the special warranty of title provided in the Assignment for (i) any Title Defect reported under this Article XII and/or (ii) any Excluded Defect. Without limiting the foregoing, if Company or Parent has actual knowledge of a Title Defect prior to the Title Claim Date, Company shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article XII and, for the avoidance of doubt, Company Merger Sub shall be precluded from also asserting such matter as the basis of a claim against Contributors’ special warranty of title provided in the Assignment. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the rights and remedies available to Company under this Article XII in respect of any Title Defects arising by, through, or under any Contributor or any of its Affiliates shall not be subject to or limited by the Individual Title Defect Threshold or the Aggregate Deductible.

12.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Company must deliver no later than 5:00 p.m. (Central Time) on May 31, 2018 (the “Title Claim Date”) claim notices to Contributors meeting the requirements of this Section 12.2(a) (collectively, the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters that, in Company’s good faith opinion, constitute Title Defects and that Company intends to assert as a Title Defect pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 12.1), Company and Parent shall be deemed to have waived, and Contributors shall have no Liability for, any Title Defect that Company fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Contributors on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Lease or Well, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) to the extent available, supporting documents reasonably necessary for Contributors to verify the existence of such alleged Title Defect, and (iv) the amount by which Company reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Company’s belief is based. From the Execution Date until the end of the Title Claim Date, Company shall also, within a reasonable amount of time after discovery, furnish Contributors with written notice of any Title Benefit that is discovered by any of Company’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Company’s due diligence with respect to the Assets. Further, to give Contributors an opportunity to commence reviewing and curing alleged Title Defects, Company agrees to use commercially reasonable efforts to provide Contributors, on or before the end of every other calendar week prior to the Title Claim Date, written notices of all matters that may be alleged as Title Defects which were discovered by Company or any of its Affiliate’s employees, title attorneys, landmen, or other title examiners during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided, however, that Company’s failure to deliver such notice shall not prejudice Company’s ability to assert a Title Defect pursuant to this Article XII.

(b) Title Benefit Notices. Contributors shall have the right, but not the obligation, to deliver to Company on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Lease or Well, or portion thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) to the extent available, supporting documents reasonably necessary for Company to verify the existence of such alleged Title Benefit, and (iv) the amount by which Contributors reasonably believe the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Contributors’ belief is based. Except for Title Benefits of which Company is required to notify Contributors pursuant to Section 12.2(a), Contributors shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the end of the Title Claim Date.

(c) Contributors’ Right to Cure.

(i) Contributors shall have the right, but not the obligation, to attempt, at their sole cost, to cure at any time prior to expiration of the Cure Period any Title Defect asserted by Company. During the period of time from Closing to the expiration of the Cure Period, Company and Parent agree to reasonably cooperate with Contributors, including by giving Contributors reasonable access during normal business hours to all Records in Company’s or its Affiliates’ (including Parent) possession or control to the extent necessary or convenient to facilitate Contributors’ attempt to cure any such Title Defects. An election by Contributors to attempt to cure a Title Defect shall be without prejudice to its rights under Section 12.2(j) and shall not constitute an admission against interest or a waiver of Contributors’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(ii) At the Closing, Company shall withhold from the Consideration an amount (the “Defect Holdback Amount”) equal to the sum of, subject to and after taking into account the limitations, thresholds, and deductibles set forth in Section 12.2(i) and Section 13.1(e):

(A) the aggregate amount of all Title Defect Amounts (as claimed by Company in its Title Defect Notices) for all Title Defects that Contributors have elected to cure post-Closing pursuant to Section 12.2(d)(ii) and/or dispute pursuant to Section 12.2(d); plus

(B) the aggregate amount of all Remediation Amounts (as claimed by Company in its Environmental Defect Notices) for all Environmental Defects that Contributors have elected to cure post-Closing pursuant to Section 13.1(b) and/or dispute pursuant to Section 13.1(c); plus

(C) the aggregate amount of all Title Defect Amounts (as claimed by Company in its Title Defect Notices) and all Remediation Amounts (as claimed by Company in its Environmental Defect Notices) for all Title Defects and Environmental Defects that Contributors attempted to cure prior to Closing but which Company has elected to dispute such cure pursuant to Section 12.2(j).

Notwithstanding anything to the contrary herein, the Defect Holdback Amount shall be equal to (A) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) (rounded down to the nearest number of whole shares) calculated by dividing (x) the amount sum described above by (y) $10.00, and (B) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (A) above.

(iii) Upon cure of any Title Defect or Environmental Defect, as applicable, to Company’s reasonable satisfaction prior to the expiration of the Cure Period or, in the event that a Title Defect or Environmental Defect (including as to (A) whether such Title Defect or Environmental Defect has been cured and/or (B) the Title Defect Amount or Remediation Amount therefor) has been submitted to the Title Arbitrator as a Disputed Title Matter pursuant to Section 12.2(j) or to the Environmental Arbitrator pursuant to Section 13.1(f), as applicable, upon resolution of such Disputed Title Matter or Environmental Defect (or the applicable Remediation Amount) under the process delineated in Section 12.2(j) or Section 13.1(f), as applicable, then Contributors or Company and Parent, as applicable, shall be entitled to receive or not issue, as applicable, a portion of the Defect Holdback Amount in accordance with the resolution of said matter in accordance with this Agreement.

(d) Remedies for Title Defects. Subject to Contributors’ continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the rights of the Company pursuant to Section 15.1(a), in the event that any Title Defect timely and effectively asserted by Company in accordance with Section 12.2(a) is not waived in writing by Company or cured prior to Closing, Contributors shall, at their sole option at least two (2) Business Days prior to Closing, elect to:

(i) subject to the Individual Title Defect Threshold and the Aggregate Deductible (except as and to the extent provided in Section 12.2(i)), reduce the Consideration by the Title Defect Amount (not to exceed the Allocated Value of the applicable Title Defect Property) determined pursuant to Section 12.2(g);

(ii) cure the alleged Title Defect pursuant to Section 12.2(c)(i); or

(iii) if applicable, terminate this Agreement pursuant to Section 15.1(a).

If Contributors’ fail to make any of the foregoing elections at least two (2) Business Days prior to Closing, Contributors will be deemed to have elected the remedy set forth in Section 12.2(d)(i).

(e) Remedies for Title Benefits. With respect to each Title Benefit Property timely and effectively reported under Section 12.2(a) or Section 12.2(b) for which the Title Benefit Amount exceeds the Individual Title Defect Threshold, the aggregate of all such Title Benefit Amounts shall only be used to offset Title Defect Amounts as provided in Section 12.2(i).

(f) Exclusive Remedy. Except for Company’s rights under Contributors’ special warranty of title in the Assignment (subject to the limitations set forth in Section 12.1), and Company’s rights to terminate this Agreement pursuant to Section 15.1(a), the provisions set forth in Section 12.2(d) shall be the exclusive right and remedy of Company and Parent with respect to any defects in Contributors’ title (including Contributors’ failure to have Defensible Title) with respect to the Leases or Wells.

(g) Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following methodology, terms, and conditions:

(i) if Company and Contributors agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if, with respect to any Title Defect affecting a Lease or Well, the Title Defect is the result of Contributors’ Net Revenue Interest for such Title Defect Property (for the productive life of such Title Defect Property) being less than the Net Revenue Interest set forth on Exhibit D for such Title Defect Property, and the Working Interest set forth on Exhibit D for such Title Defect Property is decreased (for the productive life of such Title Defect Property) in the same proportion as the decrease in Net Revenue Interest for such Title Defect Property, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Title Defect Property multiplied by (B) a fraction, the numerator of which is such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit D;

(iv) if, with respect to any Title Defect affecting a Lease (excluding if such Title Defect affects only a portion of the Target Depths, which shall be subject to clause (v) below), the Title Defect is the result of Contributors’ Net Acres in such Lease being less than the Net Acres represented by Contributors on Exhibit C for such Lease, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction, the numerator of which is such Net Acre decrease and the denominator of which is the Net Acres set forth for such Lease on Exhibit C;

(v) if the Title Defect represents any matter other than described in clauses (i) through (iv) of this Section 12.2(g) (including if a Title Defect affects only a portion of the Target Depths), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Company and Contributors and such other reasonable factors as are necessary to make a proper evaluation;

(vi) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii) notwithstanding anything to the contrary in this Article XII, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h) Title Benefit Amount. The “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the following methodology, terms, and conditions:

(i) if Company and Contributors agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if, with respect to any Title Benefit affecting a Well, the Title Benefit represents an increase in Contributors’ Net Revenue Interest for such Title Benefit Property (for the productive life of such Title Benefit Property) and the Working Interest set forth on Exhibit D for such Title Benefit Property is increased (for the productive life of such Title Benefit Property) in the same proportion as the increase in Net Revenue Interest for such Title Benefit Property, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Title Benefit Property multiplied by (B) a fraction, (1) the numerator of which is the Net Revenue Interest increase for such Title Benefit Property and (2) the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit D;

(iii) if, with respect to any Title Benefit affecting a Lease, the Title Benefit represents an increase in Contributors’ Net Acres in and to such Lease over the Net Acres represented by Contributors on Exhibit C for such Lease, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction, the numerator of which is such Net Acre increase and the denominator of which is the Net Acres set forth for such Lease on Exhibit C; and

(iv) if the Title Benefit represents any matter other than described in clauses (i) through (iii) of this Section 12.2(h), then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Company and Contributors and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Defect Threshold and Deductible. Subject to the last sentence in Section 12.1(b), but otherwise notwithstanding anything to the contrary in this Agreement (i) in no event shall there be any adjustments to the Consideration for any individual Title Defect for which the Title Defect Amount does not exceed $50,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Consideration for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Contributors) less the aggregate Title Benefit Amounts of all Title Benefits that exceed the Individual Title Defect Threshold, plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defect cured by Contributors), exceeds (B) the Aggregate Deductible, after which point Company shall be entitled to adjustments to the Consideration only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.

(j) Title Dispute Resolution. Contributors and Company shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts and (ii) the adequacy of any curative materials provided by Contributors to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to Closing (or, if Contributors elect to attempt to cure pursuant to

Section 12.2(c)(i), then prior to the end of the Cure Period). If Contributors and Company are unable to agree by Closing (or by the end of the Cure Period if Contributors elect to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.2(j). There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties and/or Title Benefit Properties are located, as selected by mutual agreement of Company and Contributors within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the AAA (the “Title Arbitrator”). Each of Company and Contributors shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter in writing. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.2(j). The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 12.2(g) and Section 12.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. The costs of the Title Arbitrator shall be borne equally between the Parties. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Consideration pursuant to Section 3.3 or Section 3.4, then within ten (10) days after the Title Arbitrator delivers written notice to Company and Contributors of his award with respect to a Disputed Title Matter and, subject to Section 12.2(i), Company shall, after giving effect to the limitations provided in this Section 12.2 (without duplication), deliver to Contributors from the Defect Holdback Amount, an amount equal to (1) the sum of the Title Defect Amounts associated with (x) those Title Defects which Contributors elected to cure pursuant to Section 12.2(d)(ii) which are not subject to an unresolved Disputed Title Matter and which are fully cured as provided in Section 12.2(c)(i), and (y) any Disputed Title Matters determined in favor of Contributors pursuant to this Section 12.2(j), and Company and Parent shall not be required to issue the remainder of the Defect Holdback Amount, after giving effect to Section 13.1(f). All amounts paid pursuant to this Section 12.2 shall be made by issuing to the Contributors (1) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) (rounded down to the nearest number of whole shares) calculated by dividing (x) such amounts by (y) $10.00, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (1) above. For clarity, in no event shall Company or Parent be required to issue aggregate Company Units, Parent Class A Common Stock, or Parent Class B Common Stock pursuant to the preceding sentence in excess of the Defect Holdback Amount. Nothing herein shall operate to cause Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 12.2(j) and, to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Consideration shall not be adjusted therefor at Closing and subsequent adjustments to the Consideration, if any, will be made pursuant to Section 3.4 or this Section 12.2.

12.3 Casualty Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Company shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Parent and Company shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects, breaches of this Agreement, or claims for indemnification pursuant to Section 14.2.

(b) If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 7.7, Company and Parent shall nevertheless be required to Close. Furthermore, subject to Section 7.7:

(i) If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing is less than $1,000,000, then at Closing (x) Company shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligation (and Contributors and their respective Affiliates shall have no Liability for such Casualty Losses), (y) the Consideration shall not be adjusted downward as a result of such Casualty Losses and (z) Contributors shall pay to Company all sums paid to Contributors by Third Parties by reason of any Casualty Losses insofar as with respect to the Assets and shall assign, transfer, and set over to Company or subrogate Company to all of Contributors’ right, title, and interest (if any) in insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Assets.

(ii) If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing equals or exceeds $1,000,000, then, at or prior to Closing, Contributors shall elect to either (x) adjust the Consideration downward by the amount by which the reasonable estimated losses to the Assets as a result of such Casualty Losses exceeds $1,000,000 or (y) exclude the affected Asset(s) from the transaction contemplated hereby and reduce the Consideration by the Allocated Value of such excluded Assets. In the event this clause (b)(ii) is applicable, Contributors shall retain all sums paid by Third Parties by reason of such Casualty Losses and all rights in and to any insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses.

12.4 Consents to Assign. With respect to each Consent set forth on Schedule 4.4, Contributors shall, within a reasonable period of time after the Execution Date, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby, and on forms and in substance reasonably acceptable to Company. If prior to Closing, either Party discovers any Consents that are not set forth on Schedule 4.4, such Party shall promptly provide written notice to the other Party of such Consents, whereupon Contributors shall promptly thereafter seek consent and comply with such Consents in accordance with this Section 12.4.

(a) If Contributors fail to obtain a Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment to Company of the Assets (or portion thereof affected thereby) via the Merger Transactions to be void or voidable, (ii) give rise to the right to terminate, or result in the termination of, a Lease or Contract under the express terms thereof or (iii) be reasonably likely to result in any material Liabilities that are liquidated in amount to Company after Closing (a consent satisfying (i), (ii), or (iii), a “Hard Consent”), then subject to Section 7.7 and Article X, as applicable, (A) the Asset (or portion thereof) affected by such Hard Consent shall not be conveyed at the Closing (and shall be withheld from the assignment contemplated in Section 6.19(b)), (B) (1) in cases in which such Asset is a Contract, the Contract shall be held by Contributors for the benefit of Company until the Hard Consent is satisfied or the Contract has terminated and Company shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Contributors against any Liabilities incurred or suffered by Contributors as a consequence of remaining a party to such Contract until the Hard Consent is satisfied or the Contract has terminated or (2) in cases in which the Asset subject to such Hard Consent is a Lease or Well, all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset shall not be conveyed at the Closing, (C) the Consideration shall be reduced by the Allocated Value of such Asset (or portion thereof) and associated Assets excluded from the Assets conveyed at Closing via the Merger Transactions as provided in this Section 12.4, and (D) Contributors and Company shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; provided, however, that no Party shall be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this

Section 12.4(a)) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then Contributors and Company shall effect a Closing pursuant to Section 10.6 (and the other terms and conditions herein) with respect to, and Contributors shall transfer to Company, the Assets (or interests therein) subject to such Consent and any associated Assets that were excluded from the Closing as provided in this Section 12.4, and Company shall pay or provide to Contributors an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

(b) If Contributors fail to obtain a Consent prior to Closing that is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Contributors to Company at Closing via the Merger Transactions as part of the Assets and Company and Parent shall have no claim against, and, provided Contributors have complied with its obligation to seek such Consent as provided in this Section 12.4, Contributors shall have no Liability to Company or Parent for, the failure to obtain such Consent.

(c) Prior to Closing, Contributors and Company shall use their respective commercially reasonable efforts to obtain all Consents; provided, however, that no Party shall be required to incur any Liability, pay any money or provide any other consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Company and Parent agree to provide Contributors with any information or documentation that may be reasonably requested by Contributors or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

12.5 Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 4.9, Contributors shall, within a reasonable period of time after the Execution Date, send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right with respect to the transactions contemplated hereby, and on forms and in substance reasonably acceptable to Company. If prior to Closing, either Party discovers any Preferential Purchase Rights that are not set forth on Schedule 4.9, such Party shall promptly provide written notice to the other Party of such Preferential Purchase Rights, whereupon Contributors shall promptly thereafter send notice and comply with such Preferential Purchase Rights in accordance with this Section 12.5.

(a) In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset) shall be excluded from this Agreement, the Consideration shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets and, subject to Section 7.7 and Article X, as applicable, the Closing shall occur as to the remainder of the Assets (or interests therein).

(b) In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset) shall be retained by Contributors (and shall not be included in the assignment contemplated in Section 6.19(c)) and the Consideration shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such Assets, and, subject to Section 7.7 and Article X, as applicable, the Closing shall occur as to the remainder of the Assets (or interests therein).

(c) If, subsequent to the Closing, any Preferential Purchase Right is waived, the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, within one hundred twenty (120) days following Closing, then Contributors and Company shall effect a Closing pursuant to Section 10.6 (and the other terms and conditions herein) with respect to, and Contributors shall transfer to Company, the Assets (or interests therein) subject to such Preferential Purchase Right and any associated Assets that were excluded from the Closing as provided in this Section 12.5, and Company and Parent shall pay or provide to Contributors an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

ARTICLE XIII

ENVIRONMENTAL MATTERS

13.1 Notice of Environmental Defects.

(a) Environmental Defects Notice. Company must deliver no later than 5:00 p.m. (Central Time) on May 31, 2018 (the “Environmental Claim Date”) claim notices to Contributors meeting the requirements of this Section 13.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters that, in Company’s good faith opinion, constitute Environmental Defects and that Company intends to assert as Environmental Defects pursuant to this Agreement. For all purposes of this Agreement, but subject to Company’s remedy for a breach of Contributors’ representation contained in Section 4.15 and the corresponding representation in Contributors’ Certificate, and without limiting Company’s rights to indemnity in respect of the Specified Obligations, Company and Parent shall be deemed to have waived, and Contributors shall have no Liability for, any Environmental Defect that Company fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Contributors on or before the Environmental Claim Date; provided that if Company or Parent has actual knowledge of an Environmental Defect prior to the Environmental Claim Date, Parent and Company shall only be entitled to assert such matter as an Environmental Defect to the extent permitted by this Article XIII and, for the avoidance of doubt, Parent and Company shall be precluded from also asserting such matter as the basis of an indemnity claim in respect of Contributors’ representation in Section 4.15. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect and the Assets affected by such alleged Environmental Defect, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Defect, (iii) to the extent available, supporting documents reasonably necessary for Contributors to verify the existence of such alleged Environmental Defect, and (iv) a calculation of the Remediation Amount that Company asserts is attributable to such alleged Environmental Defect. To give Contributors an opportunity to commence reviewing and curing alleged Environmental Defects, Company agrees to use commercially reasonable efforts to provide Contributors, on or before the end of every other calendar week prior to the Environmental Claim Date, written notices of all matters that may be alleged as Environmental Defects which were discovered by Parent, Company and/or their Representatives during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date; provided, however, that Company’s failure to deliver such notice shall not prejudice Company’s ability to assert an Environmental Defect pursuant to this Article XIII.

(b) Contributors’ Right to Cure. Contributors shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time during the Cure Period, any Environmental Defects of which it has been advised by Company. During the period of time from Closing to the expiration of the Cure Period, Company and Parent agree to reasonably cooperate with Contributors, including by giving Contributors reasonable access to the applicable Assets affected by any alleged Environmental Defects, to the extent necessary to facilitate Contributors’ attempt to cure any Environmental Defects. An election by Contributors to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 13.1(f) and shall not constitute an admission against interest or a waiver of Contributors’ right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c) Remedies for Environmental Defects. Subject to Contributors’ continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Company pursuant to Section 15.1(a), in the event that any Environmental Defect timely asserted by Company in accordance with Section 13.1(a) is not waived in writing by Company or cured prior to Closing, Contributors shall, at their sole option at least two (2) Business Days prior to Closing, elect to:

(i) subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Consideration by the Remediation Amount relating to such Environmental Defect;

(ii) in the event that the Remediation Amount equals or exceeds the Allocated Value for such Environmental Defect, retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets (by withholding the same from the assignment contemplated in Section 6.19(b)), in which event, the Consideration shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets (without regard to the Aggregate Deductible); or

(iii) if applicable, terminate this Agreement pursuant to Section 15.1(a).

If Contributors elect the option set forth in clause (i) above, Company shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Defect and all Liabilities with respect thereto and such responsibility of Company shall be deemed to constitute part of the Assumed Obligations hereunder. If Contributors’ fail to make any of the foregoing elections at least two (2) Business Days prior to Closing, Contributors will be deemed to have elected the remedy set forth in Section 13.1(c)(i).

(d) Exclusive Remedy. Except for Company’s remedy for a breach of Contributors’ representation contained in Section 4.15 or the corresponding representation in Contributors’ Certificates (subject to the proviso in Section 13.1(a)) and Company’s rights to terminate this Agreement pursuant to Section 15.1(a), and without limiting Company’s right to indemnity in respect of the Specified Obligations, the provisions set forth in Section 13.1(c) shall be the exclusive right and remedy of Company and Parent with respect to any Environmental Defect affecting any Asset.

(e) Environmental Deductibles. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Consideration for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Consideration for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Contributors), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Contributors) less the aggregate Title Benefit Amounts of all Title Benefits that exceed the Individual Title Defect Threshold, exceeds (B) the Aggregate Deductible, after which point Company shall be entitled to adjustments to the Consideration, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Contributors retain any Assets pursuant to Section 13.1(c)(ii), the Remediation Amounts relating to such retained Assets will not count towards the Aggregate Deductible and the Consideration will be reduced by the Allocated Value of such retained Environmental Defect (and associated Assets) without regard to the Aggregate Deductible.

(f) Environmental Dispute Resolution. Contributors and Company shall attempt to agree in writing on all Environmental Defects and Remediation Amounts prior to Closing. If Contributors and Company are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 13.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Company and Contributors within fifteen (15) days after the Closing Date and absent such agreement, by the Houston, Texas office of the AAA (the “Environmental Arbitrator”). Each of Company and Contributors shall submit to the Environmental Arbitrator their proposed resolution of each Environmental Defect and Remediation Amount in writing. The proposed resolution shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) as the Remediation Amount for each Environmental Defect. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 13.1. The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 13.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. The costs of the Environmental Arbitrator shall be borne equally between the Parties. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Consideration pursuant to Section 3.3 or Section 3.4, then, within ten (10) days after the Environmental Arbitrator delivers written notice to Company and Contributors of his award with respect to any disputed Environmental Defects and/or Remediation Amounts pursuant to this Section 13.1(f), and subject to Section 13.1(e), Company shall, after giving effect to the limitations provided in this Section 13.1 (without duplication), deliver to Contributors from the Defect Holdback Amount, an amount equal to the sum of the Remediation Amounts associated with (x) those Environmental Defects which Contributors elected to cure pursuant to Section 13.1(b) which are not subject to an unresolved disputed Environmental Defect and/or Remediation Amounts pursuant to this Section 13.1(f) and which are fully cured as provided in Section 13.1(b), and (y) any disputed Environmental Defects and/or Remediation Amounts determined in favor of Contributors pursuant to this Section 13.1, and Company and Parent shall not be required to issue the remainder of the Defect Holdback Amount, after giving effect to Section 12.2(j). All amounts paid pursuant to this Section 13.1 shall be made by issuing to the Contributors (1) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) (rounded down to the nearest number of whole shares) calculated by dividing (x) such amounts by (y) $10.00, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (1) above. For clarity, in no event shall Company or Parent be required to issue aggregate Company Units, Parent Class A Common Stock, or Parent Class B Common Stock pursuant to the preceding sentence in excess of the Defect Holdback Amount. Nothing herein shall operate to cause Closing to be delayed on account of any unresolved dispute involving Environmental Defects and/or Remediation Amounts or any arbitration conducted pursuant to this Section 13.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Consideration shall not be adjusted therefor at Closing, and subsequent adjustments to the Consideration, if any, will be made pursuant to Section 3.4 or this Section 13.1(f).

13.2 NORM, Asbestos, Wastes, and Other Substances. Company and Parent acknowledge that (a) the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; (c) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM, asbestos, and other wastes or Hazardous Substances; (d) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils, or sediment; (e) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets; and (f) notwithstanding anything to the contrary, the presence of NORM or asbestos-containing materials cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIV

ASSUMPTION; INDEMNIFICATION; SURVIVAL

14.1 Assumed Obligations; Specified Obligations; Retained Obligations.

(a) Without limiting Company’s rights to indemnity under this Article XIV, from and after Closing, Company Merger Sub, pursuant to the Merger Transactions, assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to, or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on, or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership, or operation of the Assets, including obligations and Liabilities to (a) furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering, or transportation Contracts, (b) pay Working Interests, Burdens, and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Consideration was adjusted pursuant to Section 3.2(b)(vii)), (c) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (d) Decommission the Assets, (e) clean up and remediate the Assets in accordance with applicable Contracts and Laws, and (f) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Law (all of said obligations and Liabilities, subject to the following exclusions, being referred to as the “Assumed Obligations”); provided that Company Merger Sub does not assume any Retained Obligations.

(b) The following obligations and Liabilities related to the Assets are herein referred to as the “Specified Obligations”: (i) Liabilities arising out of or related to personal injury or wrongful death resulting from events arising during Contributors’ or their respective Affiliates’ ownership or operation of the Assets prior to the Closing Date; (ii) any Liabilities arising from any off-site disposal or transportation of Hazardous Substances prior to the Closing Date, (iii) obligations and Liabilities related to any payment, nonpayment or mispayment of Burdens prior to the Effective Time; (iv) Liabilities related to any acts or omissions of gross negligence or willful misconduct of any Contributor Indemnified Party related to or arising out of the Contributor Indemnified Parties’ ownership or operation of the Assets prior to the Closing Date; (v) any civil or administrative fines or penalties or criminal sanctions imposed or assessed as a result of any pre-Closing Date violation of Law related to or arising out of the ownership or operation of the Assets by Contributors or their respective Affiliates prior to the Closing Date; and (vi) the matters described on Schedule 4.6 and Schedule 4.15 (the matters in this clause (vi), the “Scheduled Specified Obligations”).

(c) The following obligations and Liabilities related to the Assets are herein referred to as the “Retained Obligations”: (i) any and all Contributor Taxes; (ii) Liabilities arising from or relating to the Excluded Assets; (iii) Liabilities arising from or relating to any Contract or arrangement (x) among any Contributor or (y) among any of Contributors, on the one hand, and any Affiliate of any such Persons, on the other hand; (iv) Liabilities arising from or relating to any debt obligations of Contributors or their respective Affiliates or Hedge Contracts; (v) any ERISA Liabilities; and (vi) Liabilities arising from or relating to any post-Closing curative or Remediation efforts undertaken by or on behalf of Contributors with respect to any Title Defect or Environmental Defect.

14.2 Indemnities of Contributors. Effective as of Closing, subject to the limitations set forth in Section 14.4 and Section 14.8 or otherwise in this Agreement, Contributors shall be responsible for, shall pay on a current basis and hereby agree to defend, indemnify, and hold harmless Company and its Affiliates, and all of its and their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Company Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Company Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(a) any breach by Contributors of any of their representations or warranties contained in Article IV and/or Contributors’ Certificate;

(b) any breach by Contributors of any of their covenants or agreements under this Agreement;

(c) the Specified Obligations; and

(d) the Retained Obligations.

14.3 Indemnities of Company and Parent. Effective as of Closing, each of Parent, Company and Company Merger Sub and their respective successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, and holds harmless Contributors and their respective Affiliates, and all of their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Contributor Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Contributor Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from or related to:

(a) any breach by Company of any of its representations or warranties contained in Article V and/or the Company’s Certificate;

(b) any breach by Company of any of its covenants or agreements under this Agreement;

(c) any breach by Parent of any of its representations or warranties contained in Article V;

(d) any breach by Parent of any of its covenants or agreements under this Agreement; or

(e) the Assumed Obligations.

14.4 Limitation on Liability.

(a) Subject to Section 14.4(g), Contributors shall not have any Liability for any indemnification under Section 14.2(a) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “De Minimis Threshold”) and (ii) until and unless the aggregate amount of all Liabilities under Section 14.2(a) that exceed the De Minimis Threshold exceeds the Indemnity Deductible, after which point Contributors shall only be liable for such indemnification to the extent such Liabilities that exceed the De Minimis Threshold exceed the Indemnity Deductible; provided that the limitations on Contributors’ Liability in this Section 14.4(a) shall not apply to Contributors’ Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.13, and the corresponding representations and warranties in Contributors’ Certificates.

(b) Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 14.4(g), Contributors shall not be required to indemnify Company for aggregate Liabilities under Section 14.2(a) in excess of fifteen percent (15%) of the Consideration; provided that the limitations on Contributors’ Liability in this Section 14.4(b) shall not apply to Contributors’ Liability for breaches of their Fundamental Representations, the representations and warranties in Section 4.13, and the corresponding representations and warranties in Contributors’ Certificates.

(c) Notwithstanding anything to the contrary contained in this Agreement, Contributors’ aggregate Liabilities under this Agreement or otherwise shall not exceed the Consideration; provided that the limitation on Contributors’ Liability in this
Section 14.4(c) shall not apply to Contributors’ Liability for any and all Contributor Taxes.

(d) The obligations set forth in Section 14.2 and Section 14.3 shall not apply to (i) any amount that was taken into account as an adjustment to the Consideration pursuant to the provisions hereof, (ii) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the acquisition and contribution of the Assets, and (iii) any amount that would result in a double recovery.

(e) Each Party shall use commercially reasonable efforts to mitigate any claim that such Party has or may bring for indemnification in connection with this Agreement or the transactions contemplated hereby.

(f) For purposes of the indemnification obligations in this Article XIV only, in determining the amount of any Liabilities in connection with a breach of a representation or warranty, any materiality, material adverse effect, Parent Material Adverse Effect, or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(g) The limitations on liability set forth in this Section 14.4(a) and (b) shall apply to any claim for indemnification resulting from a breach of the covenant contained in Section 6.11(a)(iii) as a result of the Required Information not satisfying clause (i) of the definition of “Compliant.”

14.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 11.1(c), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

14.6 Exclusive Remedy.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.5, Section 6.10(c), Section 11.1(c), this Article XIV and Section 16.17 contain the Parties’ exclusive remedies against each other with respect to this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement. Except as specified in Section 6.5, Section 6.10(c), Section 11.1(c), this Article XIV and Section 16.17, effective as of Closing, Company, on its own behalf and on behalf of the Company Indemnified Parties, hereby releases, remises, and forever discharges the Contributor Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities, or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Company or the Company Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use, or operation of any of the Assets prior to, on, or after Closing or the condition, quality, status, or nature of any of the Assets prior to, on, or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Contributors or any of their respective Affiliates except as otherwise provided in Section 12.3. Similarly, except as specified in Section 6.5, Section 6.10(c), Section 11.1(c), this Article XIV and Section 16.17, effective as of Closing, Parent, on its own behalf and on behalf of the Company Indemnified Parties, hereby releases, remises, and forever discharges the Contributor Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities, or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Parent or the Company Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use, or operation of any of the Assets prior to, on, or after Closing or the condition, quality, status, or nature of any of the Assets prior to, on, or after

Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Contributors or any of their respective Affiliates except as otherwise provided in Section 12.3.

14.7 Indemnification Procedures. All claims for indemnification under Section 6.3, Section 11.1(c), Section 14.2, and Section 14.3 shall be asserted and resolved as follows:

(a) In General. For purposes of Section 6.3, Section 11.1(c), and this Article XIV, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Contributor Indemnified Party or Company Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 6.3, Section 11.1(c) or this Article XIV, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Contributor Indemnified Party or Company Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by Company or Contributors, as applicable, pursuant to Section 6.3, Section 11.1(c) or this Article XIV.

(b) Claims Procedure. To make a claim for indemnification under Section 6.3, Section 11.1(c), Section 14.2 or Section 14.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 14.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 14.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 11.1(c), Section 14.2 or Section 14.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) Third Party Claims.

(i) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii) If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.7(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii) If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (1) consent to such settlement or (2) reject, in its reasonable judgment, the proposed settlement or (B) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (B) above.

(d) Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability, or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter.

(e) For the avoidance of doubt, any and all payments required to be made by the Parties pursuant to this Article XIV shall be made in United States currency by wire transfer of immediately available funds within three (3) Business Days after the date on which such Party becomes obligated to make such payment pursuant to this Agreement; provided, however, that in the event Contributors are obligated pursuant to this Article XIV to make payments, then Contributors, at their option, may elect to make all or a part of such payments by surrendering to Company or Parent, as applicable, for cancellation (1) an aggregate number of Parent Class A Common Stock and/or Parent Class B Common Stock (with the allocation between Parent Class A Common Stock and Parent Class B Common Stock being determined by the Contributors’ Representative at the time of such election) (rounded down to the nearest number of whole shares) calculated by dividing (x) the amount of such payment by (y) the VWAP for one share of Parent Class A Common Stock for the 10 Trading Days ending immediately prior such payment date, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock so surrendered. Notwithstanding anything to the contrary in this Agreement, Parent and Company shall have the right to setoff against, offset, recoup, or withhold from the Earnout Payments, if payable, in respect of Contributors’ indemnification obligations hereunder (1) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (and Company Units) (with the allocation between Parent Class A Common Stock and Parent Class B Common Stock being proportionate with the Earnout Payments otherwise payable without application of this sentence) (rounded down to the nearest number of whole shares) calculated by dividing (x) the amount of such indemnification payment by (y) the VWAP for one share of Parent Class A Common Stock for the 10 Trading Days ending immediately prior such payment date, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock so surrendered, if any.

14.8 Survival.

(a) Contributors’ Representations and Warranties.

(i) Except as set forth in Section 14.8(a)(ii) and Section 14.8(a)(iii), Contributors’ representations and warranties in Article IV, the corresponding representations and warranties in Contributors’ Certificates and the corresponding indemnity obligations of Contributors under Section 14.2(a) with respect to all such representations and warranties, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date.

(ii) Contributors’ Fundamental Representations, the corresponding representations and warranties in Contributors’ Certificates and the corresponding indemnity obligations of Contributors under Section 14.2(a) with respect to Contributors’ Fundamental Representations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is three (3) years after the Closing Date.

(iii) Contributors’ representations and warranties in Section 4.13, the corresponding representations and warranties in Contributors’ Certificates and the corresponding indemnity obligations of Contributors under Section 14.2(a) with respect to the representations and warranties in Section 4.13, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(b) Contributors’ Covenants. Each of the covenants and performance obligations of Contributors set forth in this Agreement that are to be complied with or performed by Contributors at or prior to Closing (other than Section 6.6 and Section 16.2) and the corresponding indemnity obligations of Contributors under Section 14.2(b) with respect to such covenants and obligations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date. All other covenants and performance obligations of Contributors set forth in this Agreement and the corresponding indemnity obligations of Contributors under Section 14.2(b) with respect to such covenants and obligations shall survive the Closing and remain in full force and effect until fully performed.

(c) Contributors’ Specified Obligations, Retained Obligations. The Specified Obligations and the corresponding indemnity obligations of Contributors under Section 14.2(c) with respect to the Specified Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date; provided that (x) the Scheduled Specified Obligations and the corresponding indemnity obligations of Contributors under Section 14.2(c) with respect to the Scheduled Specified Obligations shall survive the Closing until such matters are fully and finally resolved, and (y) the Specified Obligations under clause (iii) of the definition thereof and the corresponding indemnity obligations of Contributors under Section 14.2(c) shall expire and terminate at 5:00 p.m. Central time on the date that is two (2) years after the Closing Date. The Retained Obligations and the corresponding indemnity obligations of Contributors under Section 14.2(d) with respect to the Retained Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(d) Parent’s and Company’s Representations, Warranties, Covenants, and Other Indemnities. The representations, warranties, covenants and performance obligations of Parent and Company in this Agreement and Company’s Certificate, and all covenants, assumptions and indemnities set forth in Section 14.3 shall survive the Closing and remain in full force and effect indefinitely.

(e) Survival After Claim. Notwithstanding Section 14.8(a), Section 14.8(b), and Section 14.8(c), if a Claim Notice has been properly delivered under Section 14.7(b) before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Liabilities arising out of, relating to, or attributable to the breach of such representation, warranty, covenant, indemnity, or performance obligation, such representation, warranty, covenant, indemnity, or performance obligation shall continue to survive until the claims asserted in such Claim

Notice that are based on the breach of such representation, warranty, covenant, indemnity, or performance obligation have been fully and finally resolved under Section 14.7.

(f) Knowledge. In no event shall any Person be entitled to indemnification hereunder with respect to a breach by a Party of any of the representations, warranties, or covenants made or agreed to by such a Party hereunder of which such Person had actual knowledge prior to the Execution Date.

14.9 Waiver of Right to Rescission. Contributors, Parent, and Company acknowledge that, following Closing, the payment of money or equity consideration, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money or equity consideration shall be adequate compensation, following Closing, Company, Parent, and Contributors waive any right to rescind this Agreement or any of the transactions contemplated hereby.

14.10 Insurance. The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates) from insurance policies carried by such Indemnified Party that are actually realized.

14.11 Non-Compensatory Damages. NONE OF THE COMPANY INDEMNIFIED PARTIES, PARENT AND ITS AFFILIATES, NOR CONTRIBUTOR INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM CONTRIBUTORS, PARENT OR COMPANY, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, CONTRIBUTORS’ CERTIFICATES, THE COMPANY’S CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, PARENT AND COMPANY, ON BEHALF OF PARENT AND EACH OF THE COMPANY INDEMNIFIED PARTIES AND CONTRIBUTORS, ON BEHALF OF EACH OF THE CONTRIBUTOR INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, CONTRIBUTORS’ CERTIFICATES, THE COMPANY’S CERTIFICATE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, Contributors’ Certificates, the Company’s Certificate, or the transactions contemplated hereby or thereby.

14.13 Treatment of Payments. Any payments made to any Company Indemnified Party or Contributor Indemnified Parties, as the case may be, pursuant to Article III, this Article XIV or Section 16.2 shall be treated as an adjustment to the Consideration for U.S. federal and applicable state income Tax purposes to the extent permitted by applicable Law.

ARTICLE XV

TERMINATION, DEFAULT AND REMEDIES

15.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):

(a) by Contributors or Company if Closing shall not have occurred on or before October 31, 2018 (as may be extended in accordance herewith, the “End Date”); provided, however, that in the event the Marketing Period has commenced but has not completed as of the End Date, the End Date may be extended (but not beyond the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Parent in its sole discretion by providing written notice thereof to the Contributors at least one (1) Business Day prior to the End Date.

(b) by Company if the Giddings PSA has been validly terminated prior to consummation of the Giddings Transaction;

(c) by Contributors or Company if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal, in each case, by the terms of a final, non-appealable order;

(d) by Company in the event of a breach by Contributors or by Contributors in the event of a breach by Parent or Company of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 or Section 9.1 or Section 9.2, as applicable, if it was continuing as of the Closing Date and (ii) cannot be or has not been cured by the earlier of (A) five (5) Business Days prior to the End Date and (B) thirty (30) days after the giving of written notice to the breaching Party of such breach, the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by the mutual prior written consent of the Parties; or

(f) by the Contributors if the Parent Board shall have made a Change in Recommendation;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b), or (d) of this Section 15.1 if such Party (or its Affiliates, as applicable) is in Willful and Material Breach of this Agreement and/or the Giddings PSA at the time this Agreement would otherwise be terminated by such Party.

15.2 Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 15.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability or obligation hereunder; provided that the provisions of Section 6.15, Section 11.1(c), Section 11.2, Section 11.3, Section 14.11, this Section 15.2, Section 15.3, Article I, and Article XVI (other than Section 16.2(b) through Section 16.2(j) and Section 16.17, which shall terminate) and such of the defined terms set forth in Annex I to give context to such Sections shall, in each case, survive such termination; provided further that no Party shall be relieved or released from any Liabilities arising out of any Willful and Material Breach by such Party that gave rise to the failure of a condition set forth in Article VII, Article VIII or Article IX, as applicable.

15.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Company and Parent shall, and shall use commercially reasonable efforts to cause the Financing Sources to, return to Contributors all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps, and other information furnished by Contributors to Company, Parent or to the Financing Sources or prepared by or on behalf of Company in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement, and an officer of Company shall certify same to Contributors in writing.

ARTICLE XVI

MISCELLANEOUS

16.1 Annexes, Exhibits, and Schedules. All of the Annexes, Exhibits, and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits, and Schedules prior to and as of the execution of this Agreement.

16.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs, and expenses incurred by Company, Parent or Contributors in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, that at the Closing, Parent shall pay or cause to be paid the Contributors Transaction Expenses to Contributors and the GulfTex Acquisition Costs to GulfTex Purchasers.

(b) (i) Contributors shall be allocated and bear all Asset Taxes attributable to (x) any Tax period ending prior to the Effective Time and (y) the portion of any Straddle Period ending immediately prior to the Effective Time, and (ii) Company shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time.

(c) For purposes of determining the allocations described in Section 16.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to Liability for the particular Asset Tax and shall end on the day before the next such date.

(d) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2 or Section 3.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or payable by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 16.2(d).

(e) Subject to Company’s indemnification rights under Section 13.2, Company shall be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes in a manner consistent with Contributors’ past practice unless otherwise required by applicable Law.

(f) Contributors shall be entitled to any and all refunds of Asset Taxes allocated to Contributors pursuant to Section 16.2(b) and Section 16.2(c), and Company shall be entitled to any and all refunds of Asset Taxes allocated to Company pursuant to Section 16.2(b) and Section 16.2(c). If a Party or its Affiliate receives a refund of Asset Taxes (the “Recipient Party”) to which the other Party is entitled pursuant to this Section 16.2(f) (the “Entitled Party”), such Recipient Party shall forward to the Entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such Recipient Party in procuring such refund.

(g) All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Company shall be borne by Company. To the extent that any sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation or similar Taxes are incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne by Company. The Parties shall cooperate in good faith to minimize, to the extent possible under applicable Laws, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Laws for filing such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Parties least ten (10) days prior to the expected filing date for such Tax Returns.

(h) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(i) Company shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Contributors hereunder such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax Law or pursuant to any other applicable Laws provided, however, that Company shall provide at least ten (10) Business Days’ written notice to Contributors if Company intends to withhold any amounts under this Section 16.2(i). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

(j) Notwithstanding anything to the contrary in this Agreement, Contributors shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on Contributors with respect to any period prior to or including the Closing Date, any of their direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Consideration under Section 3.2.

16.3 Assignment. This Agreement may not be assigned, in whole or in part, by either Party without prior written consent of the other Party; provided that (x) each of Parent and Company shall have the right to assign this Agreement, in whole or in part, to any Affiliate and (y) each of Parent and Company may, after the Closing Date, collaterally assign its rights under this Agreement to any Financing Source without the prior written consent of the other Party; provided, however, that no such assignment shall relieve Parent or the Company of their respective obligations under this Agreement; provided further that EV XIV-C shall have the right to assign a portion of its rights and obligations under this Agreement prior to Closing to an Affiliate so long as such

Affiliate agrees in writing to be bound by the terms of this Agreement in all respects as a Contributor hereunder, and provided that no such assignment shall relieve EV XIV-C of its obligations under this Agreement (it being understood that EV XIV-C shall reasonably consult with Parent and Company (A) regarding any restructuring related to any such proposed assignment and (B) prior to initiating communications with the limited partners of EV XIV-C in connection with any such restructuring). In the event the non-assigning Party consents to any such assignment, or Parent or Company assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

16.4 Preparation of Agreement. Each Party and its counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

16.5 Publicity. Subject to compliance with applicable Law, the Parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

16.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Contributors:

Contributors’ Representative

c/o ENERVEST, LTD.

Attention: Philip Berry

Vice President – Business Development & Transactions

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: PBerry@EnerVest.net

With a copy to (which shall not constitute notice):

ENERVEST, LTD.

Attention: J. Andrew West

Vice President & General Counsel

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: AWest@EnerVest.net

If to Parent or Company:

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: Jerry Neugebauer

Fort Worth, Texas 76102

Email: GNeugebauer@tpg.com

With a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: John Grand

Email: jgrand@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 16.6.

16.7 Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.

16.8 Filings, Notices, and Certain Governmental Approvals. Promptly after Closing, Company shall (a) record all assignments executed in connection with the Merger Transactions in the real property records of the appropriate counties as well as with applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Company (or Company Merger Sub), (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Company (or Company Merger Sub), and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the assignment of the Assets to Company (or Company Merger Sub) and the assumption of the Liabilities assumed by Company Merger Sub hereunder, in each case, that shall not have been obtained prior to Closing. Company obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

16.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT, AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, CONTRIBUTORS’ CERTIFICATES, OR THE COMPANY’S CERTIFICATE, AND NEITHER

CONTRIBUTORS, COMPANY NOR PARENT SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.9.

16.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Contributors, Parent and Company, and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations, or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Notwithstanding the foregoing, the Financing Sources (and solely in the case of this Section 16.10, Section 16.13 and Section 16.22, the Financing Persons) shall be express third party beneficiaries of, and shall be entitled to enforce, this Section 16.10, Section 16.11, Section 16.12, Section 16.13, and Section  16.22.

16.11 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties; provided, however, (x) following the receipt of Stockholder Approval, no amendment shall be made which by Law would require the further approval by the stockholders of Parent without first obtaining such further approval and (y) Section 16.10, this Section 16.11, Section 16.12, Section 16.13 and Section 16.22 (and any related definitions that would affect these sections) may not be amended in a manner that adversely impacts any Financing Person without the prior written consent of the Financing Sources.

16.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance; provided, however, that any waiver of Section 16.10, Section 16.11, this Section 16.12, Section 16.13 and Section 16.22 (and any related definitions that would affect these sections) may not be given without the prior written consent of the Financing Sources if such waiver would adversely impact any Financing Person. No course of dealing on the part of Contributors, Parent, or Company or their respective officers, employees, agents, or representatives and no failure by Contributors, Parent or Company to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Contributors and Company under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

16.13 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION (EXCEPT

THAT (X) WITH RESPECT TO ISSUES RELATING TO THE FIDUCIARY OBLIGATIONS OF THE PARENT BOARD, THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN AND (Y) WITH RESPECT TO ANY ACTION INCLUDING THE FINANCING PERSONS, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN).

(b) THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE, AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTIONS 3.5, 12.2(j), 13.1(f) AND/OR EXHIBIT Q), THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTIONS 3.5, 12.2(j), 13.1(f) AND/OR EXHIBIT Q), THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. NOTWITHSTANDING THE FOREGOING, (X) THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THE FIDUCIARY OBLIGATIONS OF THE PARENT BOARD, THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING IN ANY FORUM OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 16.13 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING AND (Y) THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AGAINST THE FINANCING PERSONS, INCLUDING WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 6.13 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c) TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 16.13(b).

(d) THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE

TRANSACTION DOCUMENTS, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS AND DEBT FINANCING CONTEMPLATED HEREBY OR THEREBY.

16.14 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.15 Removal of Name. As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Company shall, at its sole cost and expense, eliminate the name “EnerVest” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Contributors or any of their respective Affiliates.

16.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

16.17 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, including any obligation to consummate the Closing, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

16.18 Joint and Several Liability. For clarity, and notwithstanding anything to the contrary in this Agreement, each Contributor shall be jointly and severally liable for all duties, obligations and Liabilities of each other Contributor under this Agreement and the Transaction Documents, except that the Fund Contributors (collectively), on the one part, EV XIV-2A, on the second part, and EV-XIV-3A, on the third part, will be severally, and not jointly, liable for Contributors’ obligations hereunder based on the ownership interests of each Contributor set forth on Schedule 16.18 (the “Contributor Ownership Interests”), including obligations herein related to Title Defects, Environmental Defects, and representations, warranties, and covenants of the Contributors, in each case, with respect to which all thresholds, deductibles, caps, and similar limitations herein shall be reduced, and apply separately, for Fund Contributors (collectively), on the one part, EV XIV-2A, on the second part, and EV-XIV-3A, on the third part, on a pro rata basis based on the Contributor Ownership Interests; provided that, notwithstanding the foregoing, the determination of whether the conditions to closing set forth in Article VII and Article IX have been satisfied will be determined on a joint (and not several) basis among the Contributors.

16.19 Contributors’ Representative. Notwithstanding anything to the contrary, each Contributor hereby appoints EV XIV-A (“Contributors’ Representative”) to serve as its representative hereunder, and agrees that Contributors’ Representative shall be authorized on such Contributor’s behalf and be responsible hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed hereunder to Contributors, (b) receive all amounts payable hereunder to Contributors, (c) make, on a joint basis, all elections that any Contributor is entitled hereunder to make, and (d) otherwise perform (to the extent practicable) all of the administrative obligations hereunder of the Contributors. Moreover, Contributors’ Representative shall be responsible for disbursing to the other Contributors their respective proportionate shares of all amounts received hereunder by Contributors’ Representative on their behalf. At any time a determination is to be made regarding an allocation among the Contributors, including allocations between shares of Parent Class A Common Stock and/or Parent Class B Common Stock, with respect to any payment, issuance or surrender, (i) such allocation shall be made in good faith by the Contributor’s Representative and (ii) such allocation shall be reflected in a written instrument prepared by the Contributors’ Representative and delivered to the Company and Parent (each a “Contributors’ Representative Allocation”). Notwithstanding the foregoing, with respect to any Contributors’ Representative Allocation, each Contributor shall either receive all shares of Parent Class A Common Stock or all shares of Parent Class B Common Stock (together with a corresponding number of Company Units). The Company and Parent shall be entitled to rely upon any Contributors’ Representative Allocation for all purposes and shall have no Liability arising from or relating to, and each Contributor hereby waives and releases the Company and Parent for any and all claims, duties and Liabilities that the Company or Parent have or may have in respect of, the use or reliance by the Company and Parent upon any Contributors’ Representative Allocation. Additionally, the Company and Parent shall not be obligated to make any payment or issuance to the Contributors until the Company and Parent receive a Contributors’ Representative Allocation with respect to such payment or issuance.

16.20 No Recourse.

(a) Notwithstanding the fact that Company may be a partnership or limited liability company, Contributors, by their acceptance of the benefits of this Agreement, covenant, agree and acknowledge that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than Parent, Company or any of their respective Affiliates to whom this Agreement is validly assigned pursuant to Section 16.3 (and their respective successors and assigns, collectively, the “Company Recourse Parties”) shall have any obligation hereunder and that they have no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current, or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of Parent or Company (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of Parent or Company (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but, in each case, not including Parent, Company or any of their respective Affiliates to whom this Agreement is validly assigned pursuant to Section 16.3 (each, but excluding for the avoidance of doubt, the Company Recourse Parties, a “Company Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Parent or Company or any of their respective Affiliates to whom this Agreement is validly assigned pursuant to Section 16.3 against the Company Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Company Party Affiliate, as such, for any obligations of Parent or Company (or any of their respective Affiliates to whom this Agreement is validly assigned pursuant to Section 16.3) under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations, or their creation.

(b) Notwithstanding the fact that each Contributor may be a partnership or limited liability company, each of Company and Parent, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than Contributors (and their respective successors and assigns, collectively, the “Contributor Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of any Contributor (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of any Contributor (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but, in each case, not including any Contributor (each, but excluding for the avoidance of doubt, the Contributor Recourse Parties, a “Contributor Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract, or otherwise) by or on behalf of any Contributor against the Contributor Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Contributor Party Affiliate, as such, for any obligations of any Contributor under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

16.21 Trust Account Waiver. Contributors acknowledge that Parent is a blank check company with the powers and privileges to effect a Business Combination. Contributors further acknowledge that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. For and in consideration of Parent and Company entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Contributors hereby irrevocably waives any right, title, interest, or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts, or agreements with Parent and Company; provided, that (a) nothing herein shall serve to limit or prohibit Contributors’ right to pursue a claim against Company pursuant to this Agreement for legal relief against monies or other assets of Company held outside the Trust Account or, subject to Section 16.17, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that Contributors may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

16.22 Lenders. Notwithstanding anything herein to the contrary, Contributors agree, on behalf of themselves and their respective former, current or future Affiliates, limited partners or other equityholders and Representatives (collectively, the “Contributor Related Parties”) that neither the Contributors nor the Contributor Related Parties shall have any claim against any Financing Person, nor shall any Financing Person have any liability whatsoever to any Contributor Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Person.

16.23 Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

16.24 Legal Representation. Contributors have retained Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) to act as their counsel in connection with the transactions contemplated hereby. Gibson Dunn has not acted as counsel for any other Person in connection with the transactions contemplated hereby and no other Person has the status of a client of Gibson Dunn for conflict of interest or any other purposes in connection with such transactions. Parent and Company hereby agree that, in the event that a dispute arises after the Closing between Parent, Company or any of their respective Affiliates, on the one part, and Contributors or their Affiliates, on the other part, Gibson Dunn may represent Contributors or their Affiliates in such dispute even though the interests of Contributors or their Affiliates may be directly adverse to Parent, Company or their respective Affiliates and even though Gibson Dunn may have represented Parent, Company or their respective Affiliates in a matter substantially related to such dispute. Parent and Company hereby waive any conflict of interest in connection with such representation of Parent or Company or any of their respective Affiliates by Gibson Dunn. Parent and Company agree that, as to all communications, whether written or electronic, among Gibson Dunn, Contributors, the Company or their respective Affiliates, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement, that predate the Closing and that are protected by the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege, such protections belong to Contributors and may be controlled by Contributors and shall not pass to or be claimed by Parent or the Company. Gibson Dunn and its respective partners and employees are third party beneficiaries of this Section 16.24.

Signature Pages Follow

IN WITNESS WHEREOF, Contributors, Company and Parent have executed this Agreement as of the date first written above.

CONTRIBUTORS:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development &
Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:	EVFC GP XIV, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P.

By:	EVFA XIV-2A, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

SIGNATURE PAGE TO CONTRIBUTION AND MERGER AGREEMENT

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.

By:	EVFA XIV-3A, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:	EVFC GP XIV, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

PARENT:

TPG PACE ENERGY HOLDINGS CORP.

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

COMPANY:

TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AND MERGER AGREEMENT

ANNEX I

DEFINED TERMS

“2018 Asset Additions” shall have the meaning set forth in Section 6.18.

“2018 Lease Acquisition Costs” shall have the meaning set forth in Section 6.18.

“2018 Leases” shall mean the Leases listed on Schedule 2.3(b).

“2018 New Leases” shall have the meaning set forth in Section 6.18.

“AAA” shall have the meaning set forth in Section 3.5.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.5.

“Acquired Units” shall have the meaning set forth in Section 3.1(b).

“Adjusted Consideration” shall have the meaning set forth in Section 3.1(a).

“Adverse Effect on Financing” shall having the meaning set forth in Section 6.10(a).

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Asset” shall have the meaning set forth in Section 6.7.

“Aggregate Deductible” shall mean one and one-half percent (1.5%) of the Consideration.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.6.

“Allocation” shall have the meaning set forth in Section 3.7.

“Alternative Proposal” shall mean proposal, transaction or offer by any Person (other than Parent or Company) for any direct or indirect acquisition of any of the Assets.

“Amended Parent Charter” shall have the meaning set forth in Section 6.12(a).

“Anti-Corruption Laws” shall mean all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010.

“Applicable Contracts” shall mean all Contracts to which any Contributor is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on Company (or Company Merger

Annex I – Page 1

Sub) after Closing, including: communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment, Assumption and Bill of Sale from the applicable Contributor to its Merger Sub, pertaining to the Assets, in the form attached to this Agreement as Exhibit I.

“Assumed Obligations” shall have the meaning set forth in Section 14.1(a).

“Available Cash” as of the Closing, shall equal the amount of funds contained in the Trust Account (net of Parent Stockholder Redemption Amount and the payment of any Deferred Underwriting Fees), plus the amount of Available Financing Proceeds, minus the cash purchase price required to be paid by Company pursuant to the Giddings PSA at the Closing, minus the cash purchase price required to be paid by Parent and Company pursuant to the Ironwood MIPA at the Closing, minus the Contributors’ Transaction Expenses, minus the Parent Transaction Expenses, minus the GulfTex Costs.

“Available Debt Proceeds” shall mean an amount determined by Parent in its sole discretion upon written notice to Contributors at any time prior to the Closing; provided, however, that, to the extent that the Debt Financing is available to Parent and Company, “Available Debt Proceeds” shall not be less than $500,000,000.

“Available Financing Proceeds” as of the Closing, shall equal the Available Debt Proceeds, plus any net cash proceeds to Parent resulting from the Subscription Agreements and any issuance of Parent Class A Common Stock after the Execution Date and prior to the Closing.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Combination” shall have the meaning set forth in the Parent Charter.

“Business Combination Proposal” shall mean any offer or proposal, written or oral (whether binding or non-binding), relating to a Business Combination.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Cash Consideration” shall have the meaning set forth in Section 3.1(a).

“Casualty Loss” shall have the meaning set forth in Section 12.3(b).

“Change in Recommendation” shall have the meaning set forth in Section 6.13.

Annex I – Page 2

“Charter Amendment Proposals” shall have the meaning set forth in Section 6.12(a).

“Claim Notice” shall have the meaning set forth in Section 14.7(b).

“Closing” shall have the meaning set forth in Section 10.1.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Code” shall mean the Internal Revenue Code of 1986.

“Co-Invest Contributors” shall mean EV XIV-2A and EV-XIV-3A.

“Co-Investment Right” shall have the meaning set forth in Section 6.23.

“Company” shall have the meaning set forth in the introductory paragraph herein.

“Company A&R LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Company, in the form attached to this Agreement as Exhibit O.

“Company Indemnified Parties” shall have the meaning set forth in Section 14.2.

“Company Merger Sub” shall have the meaning set forth in Section 6.19(C).

“Company Party Affiliate” shall have the meaning set forth in Section 16.20(a).

“Company Recourse Parties” shall have the meaning set forth in Section 16.20(a).

“Company Units” shall mean “Units” as defined in the Company A&R LLC Agreement.

“Company’s Certificate” shall have the meaning set forth in Section 10.3(h).

“Compliant” means, with respect to the Required Information, that such Required Information (i) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is used, not misleading and (ii) complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated December 13, 2017 by and between Parent and EV Ltd.

“Consent” shall have the meaning set forth in Section 4.4.

“Consideration” shall have the meaning set forth in Section 3.1(a).

“Contract” shall mean any contract, agreement, or any other legally binding arrangement, but excluding, however, any Lease or Surface Right.

“Contributor” and “Contributors” shall have the meanings set forth in the introductory paragraph of this Agreement.

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“Contributor Indemnified Parties” shall have the meaning set forth in Section 14.3.

“Contributor Ownership Interests” shall have the meaning set forth in Section 16.18.

“Contributor Party Affiliate” shall have the meaning set forth in Section 16.20(b).

“Contributor Recourse Parties” shall have the meaning set forth in Section 16.20(b).

“Contributor Related Parties” shall have the meaning set forth in Section 16.22.

“Contributor Taxes” shall mean (a) Asset Taxes allocable to Contributors pursuant to Section 16.2(b) and Section 16.2(c) (without duplication of Asset Taxes addressed in the adjustments to the Consideration made pursuant to Section 3.2 or Section 3.4, as applicable, and taking into account the payments made from one Party to the other pursuant to Section 16.2(d)), (b) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Contributors that is not part of the Assets, (c) any and all Taxes (other than the Taxes described in clauses (a) or (b) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (d) any and all liabilities of Contributors, their respective direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, in respect of any Taxes (other than the Taxes described in clauses (a), (b), or (c) of this definition).

“Contributors’ Certificates” shall have the meaning set forth in Section 10.3(g).

“Contributors’ Representative” shall have the meaning set forth in Section 16.19.

“Contributors’ Representative Allocation” shall have the meaning set forth in Section 16.19.

“Contributors’ Transaction Expenses” shall mean the reasonable and documented Third Party costs and expenses incurred and paid by Contributors in entering into this Agreement, including Contributors’ costs and expenses incurred in connection with the filings made pursuant to Section 6.6, and other than any costs and expenses payable to any investment bank.

“Credit Support” shall have the meaning set forth in Section 4.24.

“Cure Period” shall mean the period ending sixty (60) days after the Closing Date.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Company (or Company Merger Sub) that are customarily obtained after the assignment of properties similar to the Assets.

“De Minimis Threshold” shall have the meaning set forth in Section 14.4(a).

“Debt Commitment Letter” shall mean an executed debt commitment letter, dated March 20, 2018, among Operating and the lenders party thereto, including any exhibit or schedule thereto and any amendment, restatement, modification or replacement thereof in accordance with the terms hereof.

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any debt securities contemplated thereby to be issued in lieu of the bridge facilities thereunder).

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“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease, or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration, and site remediation.

“Defect Holdback Amount” shall have the meaning set forth in Section 12.2(c)(ii).

“Defensible Title” shall mean such title of Contributors with respect to the Leases (as to the Target Depths only) and the Wells (limited to any currently producing intervals) as of the Effective Time and the Closing Date (and all times in between) and subject to Permitted Encumbrances:

(a) with respect to each Lease or Well described on Exhibit C or Exhibit D, as applicable, entitles Contributors to receive throughout the productive life of such Lease (as to the Target Depths) or Well (as to any currently producing intervals) not less than the Net Revenue Interest set forth on Exhibit C or Exhibit D, as applicable, for such Lease or Well, except for (i) decreases in connection with those operations in which Contributors or their successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner in accordance with this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Exhibit C or Exhibit D;

(b) with respect to each Well described on Exhibit D, obligates Contributors to bear throughout the productive life of such Well (as to any currently producing intervals) not more than the Working Interest set forth on Exhibit D for such Well, except (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Contributors’ Net Revenue Interest, and (iii) as otherwise set forth on Exhibit D;

(c) with respect to each Lease described on Exhibit C, entitles Contributors to no less than the number of Net Acres (as to the Target Depths) set forth under the heading “Net Acres” on Exhibit C for such Lease, except for (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Contributors’ Net Revenue Interest, or (iii) as otherwise shown on Exhibit C; and

(d) is free and clear of all Encumbrances and other defects.

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees held in the Trust Account in connection with Parent’s initial public offering payable to the underwriters upon consummation of a Business Combination.

“Designated Area” shall mean the area depicted on the plat attached hereto as Exhibit J.

“DGCL” shall have the meaning set forth in Section 3.1(e).

“Dispute Notice” shall have the meaning set forth in Section 3.4(a).

“Disputed Title Matters” shall have the meaning set forth in Section 12.2(j).

“DOJ” shall have the meaning set forth in Section 6.6.

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“Earnout Payments” shall have the meaning set forth in Section 3.1(a).

“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2018.

“email” shall have the meaning set forth in Section 16.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“End Date” shall have the meaning set forth in Section 15.1(a).

“Entitled Party” shall have the meaning set forth in Section 16.2(f).

“Environmental Arbitrator” shall have the meaning set forth in Section 13.1(f).

“Environmental Claim Date” shall have the meaning set forth in Section 13.1(a).

“Environmental Defect” shall mean (a) a condition, event or circumstance that causes an Asset (or Contributors with respect to an Asset) not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where investigation, reporting, monitoring, remedial, or corrective action is presently required (or if known, would be presently required) under Environmental Laws; provided, however, that no matter listed on Schedule 4.15 shall constitute an Environmental Defect.

“Environmental Defect Notice” shall have the meaning set forth in Section 13.1(a).

“Environmental Laws” shall mean all Laws in effect as of the Execution Date relating to the prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal, or other management of, including any exposure to, chemicals or Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws.

“Equity Consideration” shall have the meaning set forth in Section 3.1(a).

“ERISA Liabilities” shall mean any Liability attributable to or arising out of (a) Contributors’ or their Affiliates’ employment relationship with the employees of Contributors or their respective Affiliates prior to Closing, (b) Contributors’ or their respective Affiliates’ employee benefit plans applicable to such employees, and (c) Contributors’ or their respective Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974 applicable to such employees.

“EV Ltd.” shall mean EnerVest, Ltd., a Texas limited partnership.

“EVOC” shall mean EnerVest Operating, L.L.C., a Delaware limited liability company.

“EV XIV-2A” shall have the meaning set forth in the introductory paragraph herein.

“EV XIV-3A” shall have the meaning set forth in the introductory paragraph herein.

“EV XIV-A” shall have the meaning set forth in the introductory paragraph herein.

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“EV XIV-C” shall have the meaning set forth in the introductory paragraph herein.

“EV XIV-WIC” shall have the meaning set forth in the introductory paragraph herein.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Assets” shall mean (a) all of Contributors’ minute books, financial records, and other business records that relate to Contributors’ business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds, income, or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Consideration set forth in Section 3.2, all funds held in suspense; (c) subject to Section 12.3, all rights and interests of Contributors (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions, or events or damage to or destruction of property; (d) all claims of Contributors or their respective Affiliates for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (e) all of Contributors’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other similar intellectual property; (f) all documents and instruments of Contributors in respect of the period (or, prior to Closing, any Merger Sub) that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (g) all data, information, and agreements that cannot be disclosed to Company as a result of confidentiality arrangements under agreements with Third Parties (provided that Contributors have used commercially reasonable efforts to obtain waivers of any such confidentiality arrangements); (h) to the extent that they do not relate to the Assumed Obligations for which Company is providing indemnification hereunder, all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Company; (i) all non-proprietary geophysical and other seismic and related technical data and information relating to the Assets that Contributors may not disclose, assign, or transfer under its existing agreements and licenses without payment of a fee or other penalty (unless Company has agreed in writing to pay such fee or accept such penalty); (j) documents prepared or received by Contributors or their respective Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Contributors, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Contributors or their respective Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Contributors or any of their representatives, and any prospective purchaser other than Company, and (v) correspondence between Contributors or any of their representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (k) Contributors’ Houston office and any personal property located in or on such offices or office leases; (l) any other assets, properties, or items specifically listed on Exhibit H; (m) any Hedge Contracts; (n) any debt instruments; (o) any master services agreements or similar Contracts of Contributors or their respective Affiliates; (p) any assets described in Section 2.1(d), Section 2.1(e), Section 2.1(g) or Section 2.1(h) that are not assignable; (q) any assets that are finally excluded from the transactions contemplated hereby, including pursuant to Section 11.1(b)(iv), Section 12.3(b)(ii)(y), Section 12.4(a), Section 12.5(a), Section 12.5(b), or Section 13.1(c)(ii); or (r) subject to Section 11.2, copies of the Records.

“Excluded Defects” shall have the meaning set forth in the definition of “Title Defects.”

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Ex-Im Laws” shall mean all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

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“Federal Securities Laws” shall have the meaning set forth in Section 6.12(a).

“Final Consideration” shall have the meaning set forth in Section 3.4(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

“Financing Persons” shall mean the Financing Sources and any other potential or actual agents, underwriters, initial purchasers, lenders and investors for the Debt Financing, and in each case, any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing, and their respective successors and assigns.

“Financing Sources” shall mean the financial institutions party to the Debt Commitment Letter and their respective successors and assigns.

“Founder Shares” shall have the meaning set forth in the Recitals.

“FTC” shall have the meaning set forth in Section 6.6.

“Fund Contributors” shall mean each of the Contributors other than the Co-Invest Contributors.

“Fundamental Representations” shall mean the representations and warranties in Section 4.1, Section 4.2, Section 4.3(a), Section 4.5, Section 4.14, and Section 4.25.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.

“Giddings PSA” shall have the meaning set forth in the Recitals.

“Giddings Transaction” shall have the meaning set forth in the Recitals.

“Government Official” shall have the meaning set forth in Section 4.28.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal, or other government; any governmental, regulatory or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“GulfTex Acquisition Costs” shall mean (a) the reasonable and documented Third Party costs and expenses incurred and paid by the GulfTex Purchasers in entering into the GulfTex PSA and consummating the GulfTex Transaction, including (i) costs and expenses incurred in conducting a title and environmental due diligence review of the GulfTex Assets and (ii) reasonable fees of outside counsel in connection with the preparation, negotiation, and execution of the GulfTex PSA and consummation of the GulfTex Transaction, and (b) the GulfTex Financing Costs.

“GulfTex Assets” shall mean those certain oil and gas assets and other related properties defined as the “Assets” in the GulfTex PSA.

“GulfTex Costs” shall have the meaning set forth in Section 6.18.

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“GulfTex Financing Costs” shall mean an amount equal to an internal rate of return of 9% per annum, compounded annually, on the GulfTex Purchase Price (calculated taking into account any distributions attributable to the GulfTex Assets made by the GulfTex Purchasers to any Person).

“GulfTex PSA” shall mean that certain Purchase and Sale Agreement dated February 2, 2018 by and among GulfTex Energy III, L.P., GulfTex Energy IV, L.P., and the GulfTex Purchasers.

“GulfTex Purchase Price” shall mean an amount equal to the sum of the final aggregate consideration paid by the GulfTex Purchasers to the sellers to and/or the Escrow Agent (and not returned to the GulfTex Purchasers as of Closing) under the GulfTex PSA under the GulfTex PSA for the acquisition of the GulfTex Assets, as the same may be adjusted and including the amount of any deposit previously provided by the GulfTex Purchasers that has not been refunded to the GulfTex Purchasers and that is applied to such consideration at the consummation of such transaction.

“GulfTex Purchasers” shall mean EV XIV-A and EV XIV-WIC.

“GulfTex Transaction” shall mean the transactions contemplated by the GulfTex PSA.

“GulfTex True-Up Amount” shall mean an amount equal to the sum of any payments made by the GulfTex Purchasers pursuant to Section 9.4 of the GulfTex PSA.

“Hard Consent” shall have the meaning set forth in Section 12.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals, including any petroleum, waste oil, or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

“Hedge Contract” shall mean any Contract to which any Contributor or any of its Affiliates is a party with respect to any swap, forward, future, or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial, or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall have the meaning set forth in Section 6.6.

“HSR Approval” shall mean approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Contributors therein and the shares of production from the relevant Well to which Contributors are entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Contributors under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility), or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Contributors pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage, or processing facility.

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“Income Taxes” shall mean any income, capital gains, franchise, and similar Taxes.

“Indebtedness” shall mean, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments for the repayment of money borrowed; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnified Party” shall have the meaning set forth in Section 14.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 14.7(a).

“Indemnity Deductible” shall mean one and one-half percent (1.5%) of the Consideration.

“Independent Accounting Firm” means a nationally recognized accounting firm or other recognized expert selected by Parent and reasonably acceptable to the Contributors.

“Individual Environmental Threshold” shall have the meaning set forth in Section 13.1(e).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 12.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Investors” shall have the meaning set forth in the Recitals.

“Ironwood MIPA” shall have the meaning set forth in the Recitals.

“Ironwood Transaction” shall have the meaning set forth in the Recitals.

“Joint Operating Agreement” shall have the meaning set forth in Section 6.20.

“Knowledge” shall mean (a) with respect to Contributors, the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule I-1(a) and (b) with respect to Parent and the Company, the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule I-1(b).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including reasonable

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attorneys’ fees, legal or other expenses incurred in connection therewith. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, Liabilities shall specifically include any loss of the value to the Assets that results from the final resolution of Lundberg v. EnerVest Operating, LLC, Cause No. DC-17-08834, in the 218th District Court of Karnes County, Texas, as described on Schedule 4.6 (including any such loss that results from the Assets being burdened by any royalty, overriding royalty interest, back-in interest or other interest that is not reflected in the Working Interest, Net Revenue Interest and Net Acres for the Assets shown on Exhibit A and Exhibit B).

“Marketing Period” shall mean a 15 consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the later of the date that Stockholder Approval has been obtained and the Required Information has been received; provided that (x) none of July 2, 2018 through and including July 6, 2018 shall constitute a Business Day for purposes of the Marketing Period and (y) such Marketing Period shall either end on or prior to August 17, 2018 or if such period has not ended on or prior to August 17, 2018, then such period shall commence no earlier than September 4, 2018 (any such date encompassed by clause (x) or (y), a “Blackout Date”). The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period, notwithstanding anything in this definition to the contrary:

(i) Contributors have publicly announced their intention to, or determine that they must, restate any financial statements information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Parent (including a new unqualified audit opinion with respect to any restated financial statements);

(ii) the applicable independent accountants of the Contributors shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Company and such audit opinion has been delivered to Parent;

(iii) the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such 15 consecutive Business Day period (and not be “stale”) to the extent such financial statements were included in a filing with the SEC, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by Company of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new 15 consecutive Business Day period to the extent such financial statements were included in a filing on such day; or

(iv) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on ownership, operation or the value of the Assets taken as a whole, and as currently operated as of the Execution Date or a material adverse effect on the ability of Contributors to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply

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or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms, or other naturally occurring events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (h) a change in Laws and any interpretations thereof from and after the Execution Date; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; and (k) natural declines in well performance.

“Material Contracts” shall have the meaning set forth in Section 4.7.

“Merger” shall have the meaning set forth in Section 6.19(c).

“Merger Agreement” shall have the meaning set forth in Section 6.19(c).

“Merger Sub” shall have the meaning set forth in Section 6.19(b)(i).

“Merger Transactions” shall have the meaning set forth in Section 6.19(b).

“Minimum Cash Consideration” shall mean an amount equal to $610,000,000.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Securities Exchange Act (or successor to such Section)) that the Parties shall mutually agree as a National Securities Exchange for purposes of this Agreement.

“Necessary Charter Amendment Proposal” means any Charter Amendment Proposal that is required for Parent to issue the Stock Consideration.

“Net Acres” shall mean, as computed separately with respect to each Lease (as to the Target Depths only) (a) the number of gross acres in the lands covered by such Lease times (b) the mineral interest in Hydrocarbons covered by such Lease in such lands times (c) Contributors’ Working Interest for such Lease.

“Net Revenue Interest” shall mean, with respect to a Well (as to any currently producing intervals) or Lease (as to the Target Depths), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease, after giving effect to all Burdens; provided that if a Person’s “Net Revenue Interest” in any Well or Lease differs as to any part or depth of such Well or Lease, then a separate calculation shall be made as to each such part or depth.

“Non-Compete Agreement” shall mean a Non-Compete Agreement to be entered into by and among Company and EV Ltd. as of the Closing Date, in the form attached hereto as Exhibit M.

“NORM” shall mean naturally occurring radioactive material.

“NYSE” shall have the meaning set forth in Section 6.14.

“NYSE Proposal” shall have the meaning set forth in Section 6.12(a).

“Offer” shall have the meaning set forth in the Recitals.

“Offer Documents” shall have the meaning set forth in Section 6.12(a).

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“Offering Shares” shall have the meaning set forth in Section 6.12(a).

“Operating” shall mean TPG Pace Energy Operating LLC, a Delaware limited liability company.

“Organizational Documents” shall mean (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” shall mean (a) when used with respect to Company, Contributors and (b) when used with respect to Contributors, Company.

“Other Wells” shall have the meaning set forth in Section 2.1(b).

“Overhead Amount” shall mean (a) with respect to Assets that are operated by Contributors and are burdened by an existing joint operating agreement covering such Assets, a monthly amount (prorated for any partial month) equal to Contributors’ collective Working Interest share of the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, a monthly amount (prorated for any partial month) equal to Contributors’ collective Working Interest share of $8,500 per well being drilled in accordance with the terms of this Agreement and $844 per producing Well during the Interim Period; provided, that such rates will be adjusted on April 1, 2018 (for periods following such date) by applying the adjustment factor most recently published by COPAS and in accordance with COPAS MFI-47.

“Parent” shall have the meaning set forth in the introductory paragraph herein.

“Parent Board” shall have the meaning set forth in Section 6.13.

“Parent Board Recommendation” shall have the meaning set forth in Section 6.13.

“Parent Charter” shall mean that Amended and Restated Certificate of Incorporation of Parent, dated as of May 4, 2017, as amended.

“Parent Class A Common Stock” shall mean Class A common stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” shall mean the “Class B Common Stock” as defined in the Amended Parent Charter.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Contracts” shall have the meaning set forth in Section 5.21.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 5.3.

“Parent Preferred Stock” shall have the meaning set forth in Section 5.5(a).

Annex I – Page 13

“Parent SEC Documents” shall have the meaning set forth in Section 5.6(a).

“Parent Sponsor” shall have the meaning set forth in the Recitals.

“Parent Stockholder Redemption” shall mean the right of the stockholders of Parent to redeem all or a portion of their Parent Class A Common Stock in connection with the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent in accordance with the Trust Agreement, divided by (b) the number of then outstanding Parent Common Stock issued in Parent’s initial public offering.

“Parent Stockholder Redemption Amount” shall mean the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of Parent of the Parent Stockholder Redemption.

“Parent Transaction Expenses” shall mean (a) all accrued and unpaid fees, expenses and disbursements of counsel, accountants, advisors and consultants to Parent or any of its Subsidiaries as of the Closing and (b) all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement, the Giddings Purchase Agreement and the Ironwood MIPA and the other documents contemplated hereby and thereby and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees required to consummate the transactions contemplated hereby, in each case, of Parent or its Subsidiaries as of the Closing; provided that Parent Transaction Expenses shall not include any Deferred Underwriting Fees or Contributors’ Transaction Expenses.

“Parent Transaction Proposal” shall have the meaning set forth in Section 6.16.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Patriot Act Offense” shall mean (a) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism, or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001; and (b) the crime of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense under clause (a).

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases and Material Contracts and all Burdens if the net cumulative effect of such Leases, Material Contracts and Burdens does not operate to (i) decrease the aggregate Net Revenue Interest to which Contributors are entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Exhibit C or Exhibit D, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which Contributors are obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit D for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Contributors in any Lease to an amount less than the number of Net Acres set forth on Exhibit C for such Lease, or (iv) impair the operation or use of the Assets;

(b) Preferential Purchase Rights, including those listed on Schedule 4.9; Consents, including those listed on Schedule 4.4; and Customary Post-Closing Consents;

Annex I – Page 14

(c) liens for Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, if contested, are identified on Schedule 1.1 or are first contested in good faith after the Execution Date;

(d) conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights (that have not been triggered);

(e) all Laws and all rights reserved to or vested in any Governmental Authority, including rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(f) rights of a common owner of any interest in rights-of-way, permits, easements or other Assets held by Contributors and such common owner as tenants in common or through common ownership;

(g) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, that, in each case, do not impair the operation or use of the Assets as the Assets are currently operated and used by Contributors or Contributors’ Affiliates;

(h) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

(i) liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

(j) any Encumbrance affecting the Assets that is discharged by Contributors (at their cost) at or prior to Closing;

(k) any Encumbrance resulting from Contributors’ conduct of business in compliance with this Agreement;

(l) mortgage liens by the lessor under a Lease covering the lessor’s surface and mineral interests in the lands covered thereby in respect of mortgages that (i) post-date the creation of the applicable Lease or (ii) pre-date the creation of the applicable Lease and are not in foreclosure proceedings of which Contributors have received service or, to Contributors’ Knowledge, are not in default or have been subordinated to Contributors’ rights under the applicable Lease;

(m) zoning and planning ordinances and municipal regulations;

(n) Imbalances, including those identified on Schedule 4.11;

(o) all litigation identified in Schedule 4.6;

(p) Title Defects expressly waived by Company in writing; and

Annex I – Page 15

(q) all other Encumbrances, defects and irregularities in title that would customarily be accepted by prudent purchasers of oil and gas properties and that individually or in the aggregate do not operate to (i) decrease the aggregate Net Revenue Interest to which Contributors are entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Exhibit C or Exhibit D, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which Contributors are obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit D for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Contributors in any Lease to an amount less than the number of Net Acres set forth on Exhibit C for such Lease, or (iv) materially impair the operation or use of the Assets.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment and evaluation of compliance with Environmental Laws that does not involve any invasive, sampling, or testing activities.

“Phase II ESA” shall have the meaning set forth in Section 11.1(b)(i).

“Preferential Purchase Right” shall have the meaning set forth in Section 4.9.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.

“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Expenses” shall have the meaning set forth in Section 2.3.

“Proxy Statement” shall have the meaning set forth in Section 6.12(a).

“Recipient Party” shall have the meaning set forth in Section 16.2(f).

“Records” shall have the meaning set forth in Section 2.1(k).

“Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Remediation” shall mean, with respect to an Environmental Defect, the implementation and completion of any investigation, reporting, permitting, monitoring, remedial, removal, response, construction, closure, disposal, or other corrective actions to the extent required under Environmental Laws to correct or remove such Environmental Defect.

“Remediation Amount” shall mean, with respect to an Environmental Defect, the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response, and allowed for the continued, safe, and prudent operation of the affected Asset).

Annex I – Page 16

“Representatives” shall have the meaning set forth in Section 11.1(a).

“Required Information” shall mean (i) the Required Proxy Information, (ii) unaudited interim financial statements for each subsequent fiscal quarter after December 31, 2017 that ends at least 45 days before the Closing Date to the extent that such unaudited interim financial statements would be required to be set forth in a proxy statement pursuant to the age of financial statement requirements of Rule 3-12 under Regulation S-X, together with corresponding information in respect of the comparable period for the prior fiscal year, and (iii) such reasonable additional information for such updated periods as may be required to prepare pro forma financial statements and customary ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ disclosures related thereto.

“Required Proxy Information” shall have the meaning set forth in Section 6.12.

“Retained Obligations” shall have the meaning set forth Section 14.1(c).

“Sanctioned Country” shall mean any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” shall mean all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Authority.

“SCADA Equipment” shall mean all SCADA equipment and related fixtures and personal property.

“Scheduled Specified Obligations” shall have the meaning set forth Section 14.1(b).

“Seasonal Marketing Contracts” shall mean any Contract or amendment thereof relating to the sale or marketing of Hydrocarbons from or attributable to the Assets, in each case, with an indexed (and not fixed) purchase price for such Hydrocarbons and with a term of one (1) year or less, and any extensions thereof to the extent such extensions do not exceed one (1) year.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 5.6(a).

“Services Agreement” shall mean a Contract Operating Services Agreement to be entered into by and between Parent, TPG Pace Energy Operating LLC and EVOC as of the Closing Date, substantially in the form attached hereto as Exhibit K.

“Specified Obligations” shall have the meaning set forth Section 14.1(b).

“Stock Consideration” shall have the meaning set forth in Section 3.1(a).

Annex I – Page 17

“Stockholder Agreement” shall have the meaning set forth in the Recitals.

“Stockholder Approval” shall mean (a) the approval of the NYSE Proposal by the stockholders of Parent in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent and (b) the approval of any Necessary Charter Amendment Proposal, in accordance with the DGCL, any other applicable Law and the Organizational Documents of Parent.

“Stockholders Meeting” shall have the meaning set forth in Section 6.13.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subscription Agreements” shall have the meaning set forth in the Recitals.

“Subsequent Closing” shall have the meaning set forth in Section 10.6.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Surface Rights” shall have the meaning set forth in Section 2.1(e).

“SWT Survival Period” shall mean the period of time commencing as of the Closing and ending at 5:00 p.m. Central Time on the third (3rd) anniversary of the Closing Date.

“Target Depths” shall mean have the meaning set forth on Exhibit R.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” shall mean (a) any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, duties, franchise, excise, withholding (including backup withholding), severance, production, and estimated taxes; (b) any interest, fine, penalty, or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above; and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Terminable Breach” shall have the meaning set forth in Section 15.1(d).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 14.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 12.2(j).

Annex I – Page 18

“Title Benefit” shall mean any right, circumstance or condition existing as of the Effective Time and the Closing Date (and all times in between) that:

(a) with respect to each Lease (as to the Target Depths) shown on Exhibit C or Well (as to any currently producing intervals) shown on Exhibit D, operates to (i) increase the Net Revenue Interest of Contributors, identified on Exhibit C or Exhibit D, as applicable, for such Lease or Well, or (ii) decrease the Working Interest of Contributors without a proportionate or greater decrease in the Net Revenue Interest of Contributors, for such Lease or Well, as applicable, as identified on Exhibit C or Exhibit D, as applicable; or

(b) with respect to each Lease shown on Exhibit C, entitles Contributors to more than the Net Acres set forth on Exhibit C for such Lease.

“Title Benefit Amount” shall have the meaning set forth in Section 12.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 12.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 12.2(b).

“Title Claim Date” shall have the meaning set forth in Section 12.2(a).

“Title Defect” shall mean any Encumbrance, defect, or other matter that causes Contributors not to have Defensible Title in and to the Leases and the Wells; provided that the following shall not constitute “Title Defect” for purposes hereof (“Excluded Defects”): (i) defects arising out of lack of corporate or other entity authorization unless Company provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s competing claim of title to the relevant Asset; (ii) defects based on a gap in Contributors’ chain of title in the applicable federal, state, county, or parish records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion, or landman’s title chain; (iii) defects based upon the failure to record any federal, state, or Indian Leases (or assignments thereof) in any applicable county records as Contributors possess operating rights or a Working Interest in the relevant Asset; (iv) defects based on the failure to recite marital status in a document or omission of successions of heirship or estate proceedings; (v) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (vi) defects based solely on: (A) lack of information in Contributors’ files or similar records (or the absence of such files or records); or (B) Tax assessment, Tax payment, or similar records; (vii) the expiration of a Lease by its terms after the Closing Date; (viii) defects arising out of lack of survey, unless a survey is expressly required by Law; (ix) defects that have been cured by Laws of prescription, adverse possession, or limitations; (x) defects arising from prior oil and gas leases in the chain of title that are not surrendered of record, unless Company demonstrates that there is a reasonable possibility that such prior oil and gas leases had not expired prior to the creation of the Asset in question; (xi) defects arising from the failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, unless such lack of authority results in a Third Party’s competing claim of title; and (xii) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities or any of the Assets held by production, or lands pooled, communitized, or unitized therewith, except to the extent a Third Party has made a claim for termination or Company has provided reasonable written evidence of such defect.

If a Title Defect affects multiple Leases and/or Wells, such as an overriding royalty interest that is granted over multiple Assets, then any such Title Defect affecting multiple Leases and/or Wells shall constitute a single Title Defect for purposes of determining whether the Individual Title Defect Threshold has been exceeded.

“Title Defect Amount” shall have the meaning set forth in Section 12.2(g).

Annex I – Page 19

“Title Defect Notice” shall have the meaning set forth in Section 12.2(a).

“Title Defect Property” shall have the meaning set forth in Section 12.2(a).

“Trading Day” shall mean a day on which the principal National Securities Exchange on which the referenced Parent Class A Common Stock is listed or admitted to trading is open for the transaction of business or, if such Parent Class A Common Stock is not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement, including the Subscription Agreements, the Waiver Agreement, the Stockholder Agreement, the Registration Rights Agreement.

“Transaction Proposals” shall have the meaning set forth in Section 6.12(a).

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall have the meaning set forth in Section 16.2(d).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Trust Account” shall have the meaning set forth in the Trust Agreement.

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated as of May 4, 2017 by and between Parent and Trustee.

“Trustee” shall mean Continental Stock Transfer & Trust Company.

“Unit Consideration” shall have the meaning set forth in Section 3.1(a).

“Units” shall have the meaning set forth in Section 2.1(c).

“Virtual Data Room” shall mean the following two data sites: (i) that certain file transfer protocol website maintained by or on behalf of Contributors, located at http://files.enervest.net, and (ii) that certain Box.com site provided by Company to Contributors.

“Voting Debt” shall mean, with respect to any Person, Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the equityholders of such Person may vote.

“VWAP” per share of Parent Class A Common Stock on any Trading Day shall mean the per share volume-weighted average price as reported by Bloomberg, L.P. (or its equivalent successor) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per share of Parent Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Parent for this purpose.

“Waiver Agreement” shall have the meaning set forth in the Recitals.

Annex I – Page 20

“Wells” shall have the meaning set forth in Section 2.1(b).

“Willful and Material Breach” shall mean a material breach that is a consequence of an action undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

“Working Interest” shall mean, with respect to a well or lease, the interest in such well or lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such well or lease, but without regard to the effect of any Burdens; provided, that if a Person’s “Working Interest” in any well or lease differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

Annex I – Page 21

AMENDMENT NO. 1

TO

CONTRIBUTION AND MERGER AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of May 10, 2018 by and among (i) EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), and EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-3A, EV XIV-A, EV XIV-WIC and EV XIV-2A, the “Contributors”, and each a “Contributor”), on the one part, and (ii) TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), and TPG Pace Energy Parent LLC, a Delaware limited liability company (“Company”), on the other part, and amends that certain Contribution and Merger Agreement (the “Original Agreement”), dated as of March 20, 2018, by and among the Contributors, Parent and Company. Contributors, Parent, and Company may be referred to herein each as a “Party” and together as the “Parties.”

WHEREAS, the Parties desire to amend the Original Agreement to make certain changes to the forms of Stockholder Agreement and Amended Parent Charter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	The form of Stockholder Agreement attached as Exhibit A to the Original Agreement is hereby replaced with the form of Stockholder Agreement attached hereto as Exhibit A.

2.	The form of Amended Parent Charter attached as Exhibit N to the Original Agreement is hereby replaced with the form of Amended Parent Charter attached hereto as Exhibit B.

3.	THIS AMENDMENT, THE ORIGINAL AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO AND THERETO, THE CONFIDENTIALITY AGREEMENT AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.

4.	This Amendment shall not constitute an amendment or waiver of any provision of the Original Agreement not expressly referred to herein. The Original Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

5.	This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Amendment.

6.	THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

CONTRIBUTORS:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
	Name:	Philip B. Berry
	Title:	Vice President, Transactions & Deputy General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:	EVFC GP XIV, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
	Name:	Philip B. Berry
	Title:	Vice President, Transactions & Deputy General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P.

By:	EVFA XIV-2A, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
	Name:	Philip B. Berry
	Title:	Vice President, Transactions & Deputy General Counsel

Signature Page to Amendment No. 1 to

Contribution and Merger Agreement

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.
By:	EVFA XIV-3A, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President, Transactions & Deputy General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:	EVFC GP XIV, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President, Transactions & Deputy General Counsel

PARENT:

TPG PACE ENERGY HOLDINGS CORP.

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

COMPANY:

TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to

Contribution and Merger Agreement

AMENDMENT NO. 2

TO

CONTRIBUTION AND MERGER AGREEMENT

This Amendment No. 2 (this “Amendment”) is made as of June 27, 2018 by and among (i) EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), and EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-3A, EV XIV-A, EV XIV-WIC and EV XIV-2A, the “Contributors”, and each a “Contributor”), on the one part, and (ii) TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), and TPG Pace Energy Parent LLC, a Delaware limited liability company (“Company”), on the other part, and amends that certain Contribution and Merger Agreement (as amended by that certain Amendment No. 1 thereto, dated as of May 9, 2018, the “Original Agreement”), dated as of March 20, 2018, by and among the Contributors, Parent and Company. Contributors, Parent, and Company may be referred to herein each as a “Party” and together as the “Parties.”

WHEREAS, the Parties desire to amend the Original Agreement to make certain changes to the form of Stockholder Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	The form of Stockholder Agreement attached as Exhibit A to the Original Agreement is hereby replaced with the form of Stockholder Agreement attached hereto as Exhibit A.

2.	THIS AMENDMENT, THE ORIGINAL AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO AND THERETO, THE CONFIDENTIALITY AGREEMENT AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.

3.	This Amendment shall not constitute an amendment or waiver of any provision of the Original Agreement not expressly referred to herein. The Original Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4.	This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Amendment.

5.	THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

CONTRIBUTORS:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
	Name:	Philip B. Berry
	Title:	Vice President, Transactions & Deputy General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:	EVFC GP XIV, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
	Name:	Philip B. Berry
	Title:	Vice President, Transactions & Deputy General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P.

By:	EVFA XIV-2A, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
	Name:	Philip B. Berry
	Title:	Vice President, Transactions & Deputy General Counsel

Signature Page to Amendment No. 2 to

Contribution and Merger Agreement

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.

By:	EVFA XIV-3A, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
	Name:	Philip B. Berry
	Title:	Vice President, Transactions & Deputy General Counsel

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:	EVFC GP XIV, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
	Name:	Philip B. Berry
	Title:	Vice President, Transactions & Deputy General Counsel

PARENT:

TPG PACE ENERGY HOLDINGS CORP.

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

COMPANY:

TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 2 to

Contribution and Merger Agreement

Annex B

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XI-WI, L.P.,

ENERVEST HOLDING, L.P., and

ENERVEST WACHOVIA CO-INVESTMENT PARTNERSHIP, L.P.,

AS SELLERS,

AND

TPG PACE ENERGY PARENT LLC

AS BUYER

DATED

MARCH 20, 2018

LIST OF EXHIBITS AND SCHEDULES:

Annex I	—	Defined Terms

Exhibit A	—	Leases
Exhibit B	—	Wells
Exhibit C	—	Surface Rights
Exhibit D	—	Gathering Systems
Exhibit E	—	Excluded Assets
Exhibit F	—	Form of Assignment and Bill of Sale
Exhibit G	—	Form of Escrow Agreement
Exhibit H	—	Joint Operating Agreement Term Sheet
Exhibit I	—	Earnout Provisions
Exhibit J	—	Designated Area
Exhibit K	—	FCC Licenses
Exhibit L	—	Personal Property
Exhibit M	—	Target Depths
Exhibit N	—	Certain Title Matters

Schedule 1.1	—	Liens
Schedule 2.3(b)	—	2018 Leases
Schedule 4.4	—	Consents
Schedule 4.6	—	Litigation
Schedule 4.7(a)	—	Material Contracts
Schedule 4.7(b)	—	Material Contracts – Defaults, Etc.
Schedule 4.8	—	Violation of Laws
Schedule 4.9	—	Preferential Purchase Rights
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.14	—	Seller Brokers’ Fees
Schedule 4.15	—	Environmental Matters
Schedule 4.17	—	Payout Balance
Schedule 4.18	—	Governmental Authorizations
Schedule 4.19(a)	—	Leases – Defaults
Schedule 4.19(c)	—	Leases – Lease Maintenance Payments
Schedule 4.19(d)	—	Leases – Primary Term Leases
Schedule 4.20(b)	—	Plugging and Abandoning Obligations
Schedule 4.23	—	Insurance
Schedule 4.24	—	Credit Support
Schedule 4.25	—	Indebtedness
Schedule 5.12	—	Buyer Brokers’ Fees
Schedule 6.1	—	Conduct of Business
Schedule 15.18	—	Seller Ownership Interests
Schedule I-1	—	Sellers’ Knowledge Persons

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 20TH day of March, 2018 (the “Execution Date”), and is by and among (i) ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P., a Delaware limited partnership (“EV XI-A”), ENERVEST ENERGY INSTITUTIONAL FUND XI-WI, L.P., a Delaware limited partnership (“EV XI-WI” and, together with EV XI-A, the “Fund Sellers” and each a “Fund Seller”), ENERVEST HOLDING, L.P., a Texas limited partnership (“EV Holding”), ENERVEST WACHOVIA CO-INVESTMENT PARTNERSHIP, L.P., a Delaware limited partnership (the “Co-Invest Seller” and, collectively with the Fund Sellers and EV Holding, “Sellers” and each a “Seller”), on the one part, and (ii) TPG Pace Energy Parent LLC, a Delaware limited liability company (“Buyer”), on the other part. Sellers and Buyer may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Sellers desire to sell and assign, and Buyer desires to purchase and pay for, all of Sellers’ right, title, and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter);

WHEREAS, concurrently with the execution of this Agreement, TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), Buyer, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., and EnerVest Energy Institutional Fund XIV-3A, L.P. are entering into that certain Contribution Agreement (the “South Texas CA” and the transactions contemplated thereby, the “South Texas Transaction”);

WHEREAS, concurrently with the execution of this Agreement, Buyer, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., and EnerVest Energy Institutional Fund XIV-C, L.P. are entering into that certain Membership Interest Purchase Agreement; and

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants, and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

1.2 Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and

“excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. “Made available to” or similar phrases mean that such information was uploaded to the Virtual Data Room prior to the Execution Date.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell, and Buyer agrees to purchase and pay for, all of Sellers’ collective right, title, and interest in and to the following assets (such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a) all oil and gas and/or other Hydrocarbon leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests, or other similar interests located in the Designated Area, including those leases and interests set forth on Exhibit A, together with any and all other right, title, and interest of Sellers in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants, and obligations set forth in such leases or interests, and all other interests of Sellers of any kind or character in such leases (the “Leases”);

(b) (i) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit B, the “Wells”), and all Hydrocarbons produced from or allocated to the Wells in storage or existing in pipelines, plants, and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocated to the Wells at or after the Effective Time and (ii) all water, injection, and other wells (such wells, including the non-oil and gas wells set forth on Exhibit B, the “Other Wells”), in each case, located on any of the Leases or on any other lease with which any such Lease has been pooled or unitized, whether producing, operating, plugged, permanently abandoned, shut-in, or temporarily abandoned;

(c) all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases, Wells, or Other Wells and the units created thereby (the “Units”);

(d) all Applicable Contracts and all rights thereunder;

(e) all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements, and rights-of-way to the extent used or held for use in connection with the ownership or operation of any of the other Assets, including those set forth on Exhibit C (such rights, including the rights set forth on Exhibit C, the “Surface Rights”);

(f) all flowlines, pipelines, gathering, processing, or treating systems and appurtenances thereto or used or held for use in connection with the operation of the Leases, Units, or Wells, including those set forth on Exhibit D;

(g) all structures, equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, vehicles, field offices, pipe yards, salt water disposal facilities, utility lines and transmission equipment, SCADA Equipment, computer and automation equipment, telecommunications equipment, field radio telemetry, and associated frequencies and licenses, pressure transmitters, central processing equipment, facilities, and other tangible personal property and improvements located on any of the other Assets or used or held for use in connection with the operation of any of the other Assets or the production of Hydrocarbons therefrom, and other personal, moveable, and mixed property, operational and nonoperational, known or unknown, located on any of the other Assets or that is used or held for use in connection therewith, including those set forth on Exhibit L (collectively, the “Personal Property”);

(h) (i) to the extent that they may be assigned without payment of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or accept such penalty), all non-proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data, and information and (ii) all proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data, and information, in each case, to the extent relating to the other Assets;

(i) all Imbalances relating to the Assets to the extent listed on Schedule 4.11 or for which Buyer has received a Purchase Price adjustment pursuant to Section 3.2(a)(iv);

(j) except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Sellers have an indemnification obligation under this Agreement with respect thereto), all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, in each case, attributable to the Assets with respect to periods of time at and after the Effective Time and (ii) liens and security interests in favor of Sellers or their respective Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets or to the extent arising in favor of Sellers or their respective Affiliates as to the non-operator of any other Asset;

(k) except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Sellers have an indemnification obligation under this Agreement with respect thereto), all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Sellers or any of their respective Affiliates (i) arising at or after the Effective Time to the extent such rights, claims, and causes of action relate to any of the other Assets and/or (ii) relating to the Assumed Obligations; and

(l) originals (to the extent available or otherwise copies of) of all files, records, information, data, interpretations, books, and reports, whether written or electronically stored, to the extent relating to the Assets in Sellers’ or any of Sellers’ Affiliates’ possession (but excluding any files, records, information, or data to the extent pertaining to the Excluded Assets), including: (i) land and title records (including abstracts of title and title opinions); (ii) Applicable Contract files; (iii) operations records, including open hole and cased hole logs, cores or core analyses, seismic data, and reports; (iv) environmental, production, and accounting records; (v) facility and well records; and (vi) correspondence (collectively, “Records”).

2.2 Excluded Assets. Sellers shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses.

(a) Subject to the provisions hereof, Sellers shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and all other income, proceeds, receipts, and credits) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder, or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.

(b) As used herein, the term “Property Expenses” shall mean all operating expenses and all capital expenditures, in each case, incurred in the ordinary course of business (and, with respect to Property Expenses incurred from and after the Execution Date, in accordance with this Agreement) in the drilling, completion, ownership, and operation of the Assets (including costs of insurance, shut-in payments, and royalty payments; title examination incurred in connection with drilling new Wells; gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Assets; bonuses, brokers’ fees, and other lease acquisition costs for new Leases acquired after the Execution Date in accordance with Section 6.1 (for clarity, without duplication of the 2018 Lease Acquisition Costs); and costs of acquiring equipment approved or permitted pursuant to Section 6.1), and overhead costs charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, in each case, of the foregoing paid or payable to Third Parties, but excluding any Taxes and any expenses or amounts charged by Sellers to the Assets in respect of their overhead (it being understood that such expenses will be covered by the Purchase Price adjustment for overhead in Section 3.2(a)(iii)); provided that “Property Expenses” shall not include (and Sellers shall be solely responsible for) any (i) Retained Obligations or Specified Obligations, (ii) Taxes, (iii) bonuses, brokers’ fees, and other lease acquisition costs incurred prior to the Execution Date or related to any Lease or Well listed on Exhibit A or Exhibit B hereto, (iv) lease rentals, lease extension payments, and costs or expenses incurred in the cure (or attempted cure) of Title Defects, (v) costs or expenses incurred in the Remediation (or attempted Remediation) of Environmental Defects, (vi) costs and expenses incurred in connection with any Casualty Loss for which Sellers are responsible under Section 11.3(b)(ii), or (vii) costs and expenses incurred in connection with curing any breach or purported breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, Sellers shall be entitled to retain and keep any overhead amounts paid by Third Parties with respect to Sellers’ operation of the Assets during the Interim Period. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

2.4 Procedures. For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3, (a) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (b) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported. Likewise, as used herein, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price for the Assets shall be an amount equal to $355,429,910 (the “Purchase Price”), to be paid as follows: (a) $308,429,910 to be paid at Closing (the “Base Purchase Price”), subject to adjustment as described below (the “Adjusted Base Purchase Price”); and (b) $47,000,000 to be paid as “Earnout Payments” (as defined in and to the extent provided in, and subject to the terms and conditions of, Exhibit I). Each such payment shall be paid by Buyer to Sellers by wire transfer in immediately available funds to the bank account(s) designated by Sellers in the Preliminary Settlement Statement

(or, in the case of the Earnout Payment, as otherwise designated by Sellers). For the avoidance of doubt, and notwithstanding anything to the contrary, any adjustments to the Purchase Price hereunder (including pursuant to Section 3.2, Section 3.3, and/or Section 3.4) shall be applied only against the Base Purchase Price.

3.2 Adjustments to Purchase Price. All adjustments to the Purchase Price shall be (x) made in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP, (y) made without duplication (in this Agreement or otherwise), and (z) to the extent practicable, allocated among the Assets in a manner consistent with Section 3.6. Without limiting the foregoing, the Purchase Price shall be adjusted as follows:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to Sellers, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants, and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time);

(ii) an amount equal to all Property Expenses paid by Sellers that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time;

(iii) the Overhead Amount for the Interim Period;

(iv) subject to Section 3.8, to the extent that Sellers either (x) are underproduced for Hydrocarbons or (y) have overdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the underproduced and/or overdelivered volumes multiplied by $3.00/Mcf for gaseous Hydrocarbons;

(v) the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but paid or payable by Sellers (for the avoidance of doubt, without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Sellers in connection with a transaction to which Section 3.2(b)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(b)(i));

(vi) the 2018 Lease Acquisition Costs; and

(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to, to the extent that such amount has been received by Sellers and not remitted or paid to Buyer, all proceeds actually received by Sellers attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced from or allocable to the Assets during the period following the Effective Time, net of Burdens (other than Property Expenses taken into account pursuant to Section 3.2(a));

(ii) if Sellers make the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing;

(iii) if Sellers make the election under Section 12.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined as of or prior to the Closing;

(iv) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b)(iv), Section 11.3(b)(ii)(y), Section 11.4(a), Section 11.5(a), Section 11.5(b), or Section 12.1(c)(ii);

(v) subject to Section 3.8, to the extent that Sellers either (x) are overproduced for Hydrocarbons or (y) have underdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the overproduced and/or underdelivered volumes multiplied by $3.00/Mcf for gaseous Hydrocarbons;

(vi) the amount of all Asset Taxes allocated to Sellers in accordance with Section 15.2 but paid or payable by Buyer (for the avoidance of doubt, without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Sellers in connection with a transaction to which Section 3.2(a)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(a)(i));

(vii) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties, and other similar interests (in each case) that are held by Sellers in suspense as of the Closing Date; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer.

3.3 Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Sellers shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Sellers’ estimate of the Adjusted Base Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Sellers’ account for the wire transfers of funds as required by Section 3.1 and Section 9.3(e). Within two (2) Business Days after Buyer’s receipt of the Preliminary Settlement Statement, Buyer shall deliver to Sellers a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Sellers to Buyer pursuant to this Section 3.3; provided, further, the Title Defect Amounts and Remediation Amounts claimed by Buyer in any applicable Title Defect Notices and/or Environmental Defect Notices shall be used to determine the Defect Escrow Amount.

3.4 Final Settlement Statement.

(a) On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Sellers and delivered to Buyer taking into account all final adjustments made to the Purchase Price and showing the resulting final Base Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after Buyer’s receipt of the Final Settlement Statement, Buyer shall return to Sellers a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Sellers shall make available to Buyer such information and records of Sellers to the extent reasonably necessary for Buyer to verify and audit the adjustments set forth (or that should have been set forth) in Sellers’ draft Final Settlement Statement. Any changes not so specified in the Dispute Notice shall be deemed waived, and Sellers’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be correct and will, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d) or the Parties’ respective rights to indemnity under Article XIII, be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon in writing by Sellers and Buyer, the Final Settlement Statement and the Final Price, shall, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d) or the Parties’ respective rights to indemnity under Article XIII, be final and binding on the Parties and not subject to further audit or arbitration. Any difference in the Adjusted Base Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten (10) Business Days after final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.4 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b) If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party.

3.5 Disputes. Sellers and Buyer shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Sellers and Buyer are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice by Buyer to Sellers, either Party may, upon notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 3.5. Within ten (10) Business Days of a matter being submitted to arbitration by a Party in accordance with the preceding sentence, each of Buyer and Sellers shall (a) summarize their position with regard to such dispute in a written document of twenty (20) pages or less and (b) submit such summaries to a nationally-recognized independent accounting firm as selected by mutual agreement of the Parties (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement, and any other documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Arbitrator within ten (10) Business Days after a Party’s election to submit such matters to arbitration under this Section 3.5, then either Party may request the Houston, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Accounting Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive, and binding on Sellers and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne equally between the Sellers, on the one hand, and Buyer, on the other hand.

3.6 Allocated Values. Buyer and Sellers agree that the Base Purchase Price shall be allocated among the Assets as set forth on Schedule 3.6 (the “Allocated Values”). Buyer and Sellers agree that such allocation is reasonable and shall not take any position inconsistent therewith. Sellers, however, make no representation or warranty as to the accuracy of such values.

3.7 Purchase Price Allocation. Buyer and Sellers shall use commercially reasonable efforts to agree to an allocation of the Adjusted Base Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.4 (or if applicable, Section 3.5). If Buyer and Sellers do not reach an agreement with respect to such an allocation, Buyer and Sellers shall submit any such remaining disputed items to an Independent Accounting Firm who shall act as an arbitrator to determine only those items in dispute. Within thirty (30) days following submission to the Independent Accounting Firm, the Independent Accounting Firm will prepare and deliver a written determination to Buyer and Sellers with respect to the allocation. The allocation agreed to by Buyer and Sellers or determined by the Independent Accounting Firm shall become the final allocation (the “Allocation”). Buyer and Sellers (a) shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (b) shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Sellers nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceeding in connection with such allocation.

3.8 Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.11, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.2(a)(iv) or Section 3.2(b)(v), as applicable, and Schedule 4.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer the following as of the Execution Date and as of the Closing Date:

4.1 Organization, Existence, and Qualification. Each Seller is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. Each Seller has all requisite limited partnership power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Each Seller is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authority, Approval, and Enforceability. Each Seller has full limited partnership power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by each Seller of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by all necessary limited partnership action on the part of such Person. This Agreement is, and the Transaction Documents to which each Seller is a party when executed and delivered by such Person will be, the valid and binding obligations of such Person and enforceable against such Person in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery, and performance by each Seller of this Agreement and the Transaction Documents to which such Person is a Party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of such Person, (b) except for Permitted Encumbrances, result in a default or the creation of any material Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other Material Contract to which any Seller is a party and which affects the Assets, (c) violate in any material respect any judgment, order, ruling, regulation, or decree applicable to any Seller as a party in interest, or (d) assuming that HSR Approval has been received (if applicable), violate any Law applicable to any Seller or any of the Assets, except in the case of clauses (c) and (d), where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a Material Adverse Effect.

4.4 Consents. Except (a) as set forth on Schedule 4.4, and (b) for Customary Post-Closing Consents, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that any Seller is required to obtain in connection with the transfer of the Assets by Sellers to Buyer or the consummation of the transactions contemplated by this Agreement by Sellers (each, a “Consent”).

4.5 Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by or, to Sellers’ Knowledge, threatened in writing against Sellers or any of their general partners. Sellers and their general partners are not (and will not be upon consummation of the transactions contemplated hereby) insolvent. The transfer of the Assets by Sellers hereunder, and each Seller’s commitment to their respective obligations under this Agreement and the Transaction Documents executed and delivered hereunder are not being made by any Seller with actual intent to hinder, delay, or defraud any current or former creditors of any Seller or its general partner. Sellers are receiving reasonably equivalent value and fair consideration for the Assets transferred hereunder.

4.6 Litigation. Except as set forth on Schedule 4.6, (a) there are no pending Proceedings against Sellers or their respective Affiliates that relate to the Assets or to which the Assets are subject and, to Sellers’ Knowledge, no such Proceeding relating to the Assets or to which the Assets are subject has been threatened against Sellers or their respective Affiliates or the Assets, and (b) there are no pending Proceedings against Sellers or their respective Affiliates or to which the Assets are subject seeking to prevent the consummation of the transactions contemplated hereby or which is reasonably likely to materially impair or delay Sellers’ ability to perform the obligations of Sellers under this Agreement and, to Sellers’ Knowledge, no such Proceeding has been threatened against Sellers or their respective Affiliates or the Assets.

4.7 Material Contracts.

(a) Schedule 4.7(a) sets forth, as of the Execution Date, all Applicable Contracts of the type described below (collectively, and together with all Other JOAs, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Sellers of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Sellers of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Applicable Contract for the sale, exchange, disposition, gathering, treatment, processing, storage, or transportation of Hydrocarbons produced after the Effective Time from or attributable to Sellers’ interest in the Assets that is not cancelable by Sellers without penalty or other material payment on not more than sixty (60) days’ prior written notice;

(iv) any indenture, mortgage, loan, credit agreement, sale-leaseback, or similar Applicable Contract that is secured with mortgages or liens on the Assets, and any forbearance agreements, waivers, extension letters or similar documents, agreements, or instruments related thereto;

(v) any Applicable Contract that constitutes a lease under which Sellers are the lessor or the lessee of Personal Property which lease (A) cannot be terminated by Sellers without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $100,000 (without regard to any increase in price) during the remainder of the current or any subsequent calendar year;

(vi) any joint operating agreement pursuant to which a horizontal well has been drilled within the thirty-six (36) month prior period (a “Horizontal JOA”) and any farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, or any similar Applicable Contract, in each case, with any remaining drilling, development, or other similar material obligations;

(vii) any Applicable Contract between Sellers and any Affiliate of Sellers that will not be terminated prior to or as of the Closing;

(viii) any Applicable Contract that provides for an area of mutual interest that will remain in effect after the Effective Time;

(ix) any Applicable Contract that contains non-compete restrictions or other similar restrictions that will remain in effect after the Effective Time;

(x) any agreement to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets at or after the Effective Time, other than (A) conventional rights of reassignment arising in connection with Sellers’ surrender or release of any of the Assets, (B) preferential rights to purchase, which are addressed in Section 4.9, (C) Contracts governing the sale of Hydrocarbons, (D) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (E) this Agreement;

(xi) any Applicable Contract that is a seismic agreement or similar agreement;

(xii) any Applicable Contract providing for any call upon or option to purchase Hydrocarbons with respect to the Assets or the processing thereof, in each case, after the Effective Time; and

(xiii) any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing.

(b) Except as set forth on Schedule 4.7(b), and other than under the Credit Agreement, (i) there exists no material default under any Material Contract by Sellers or, to Sellers’ Knowledge, by any other Person that is a party to such Material Contract, (ii) no event has occurred within the twenty-four (24) month prior period, that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Sellers and (iii) to Sellers’ Knowledge, no event has occurred during any period of time, that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Sellers or any other Person who is a party to such Material Contract or give Sellers or any other party to any Material Contract the right to terminate or materially modify any Material Contract. Except as set forth on Schedule 4.7(b), within the twenty-four (24) month prior period, Seller has not received written notice of any material default under any Material Contract by Sellers or any other Person that is a party to such Material Contract, in each case, that remains unresolved. To Sellers’ Knowledge, all Material Contracts are in full force and effect. Prior to the Execution Date, except as otherwise indicated on Schedule 4.7(a) (which indicates only (x) Contracts that are farmin/farmout agreements that do not contain any material outstanding obligations, (y) joint operating agreements on customary industry terms and (z) mortgages that will be released at Closing), (A) to Sellers’ Knowledge, Sellers have provided (or otherwise made available) to Buyer true, correct, and complete copies of each Other JOA, and any and all material amendments, modifications, and supplements thereto and (B) Sellers have provided (or otherwise made available) to Buyer true, correct, and complete copies of each other Material Contract (including the Horizontal JOAs), and any and all material amendments, modifications, and supplements thereto.

4.8 No Violation of Laws. Except as set forth on Schedule 4.8, (a) the Assets that are operated by Sellers (or any of their respective Affiliates) are, and the operation of the Assets by Sellers (or any of their respective Affiliates) currently is, and within the twenty-four (24) month prior period has been (to the extent operated by Sellers or any of their respective Affiliates during such period), in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof and (b) to Sellers’ Knowledge, the Assets that are not operated by Sellers (or any of their respective Affiliates) are, and the operation of the Assets that are not operated by Sellers (or any of their respective Affiliates) currently is, and within the twenty-four (24) month prior period has been, in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance, or use of any thereof.

4.9 Preferential Purchase Rights. Except as set forth on Schedule 4.9, there are no preferential purchase rights, rights of first refusal, or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.10 Royalties. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.2(b)(vii), within the twenty-four (24) month prior period, Sellers have not received written notice from any Person with respect to Sellers’ non-payment of any royalties and other Burdens with respect to the Assets due by Sellers that remains unresolved, or if not paid, are contesting such Burdens in good faith in the ordinary course.

4.11 Imbalances. To Sellers’ Knowledge, Schedule  4.11 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.12 Current Commitments. Schedule 4.12 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $100,000 (net to Sellers’ interest) (collectively, the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.

4.13 Taxes.

(a) All material Asset Taxes that have become due and payable have been paid in full, and all material Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed.

(b) There are no liens on any of the Assets attributable to Taxes other than statutory liens for Taxes that are not yet due and payable.

(c) No audit, litigation, or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and no Seller has received written notice of any pending material claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to the Knowledge of Sellers, no such claim has been threatened.

(d) None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.14 Brokers’ Fees. Except as set forth on Schedule 4.14, no broker, investment banker, or other Person is entitled to any brokers’, finders’, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller for which Buyer or Buyer’s Affiliate shall have any responsibility.

4.15 Environmental Laws. Except as set forth on Schedule 4.15:

(a) To Sellers’ Knowledge: (i) the Assets are and, during Sellers’ period of ownership, have been in compliance with Environmental Laws in all material respects; and (ii) there has been no material release into the environment of Hazardous Substances on or from the Assets for which remedial or corrective action is required pursuant to Environmental Laws or material Liabilities may be incurred;

(b) As of the Execution Date, Sellers (i) have not received from any Governmental Authority any written notice of material violation of, alleged violation of, or non-compliance with, any Environmental Law pertaining to the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which Sellers have no further material obligations outstanding, and (ii) are not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree with respect to the ownership or operation of the Assets imposing material ongoing obligations pursuant to Environmental Laws; and

(c) Prior to the Execution Date, copies of all final written reports of environmental site assessments and/or compliance audits that have been prepared by a Third Party on behalf of Sellers or that are in Sellers’ possession or control and that identify or address any material Environmental Defect affecting the Assets have been made available for inspection by Buyer.

4.16 Payments for Production. Sellers are not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement, with respect to any of the Assets to sell, gather, deliver, process, or transport any Hydrocarbons after the Effective Time without then or thereafter receiving full payment therefor other than obligations arising from (a) Burdens, (b) gas balancing arrangements, and (c)  non-consent provisions in the Material Contracts.

4.17 Payout Status. Schedule 4.17 sets forth the “payout” balance, as of the dates set forth on such Schedule, (a) for each Asset operated by any Seller or its Affiliates or (b) to Sellers’ Knowledge, for each Asset not operated by any Seller or its Affiliates, in each case, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.18 Governmental Authorizations. Except as disclosed on Schedule 4.18, to Sellers’ Knowledge, Sellers or the applicable Third Party operator are maintaining, and for the twenty-four (24) month prior period have maintained, all material federal, state, and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, and applications therefor that are presently necessary or required for the operation of the Assets as currently operated.

4.19 Leases; Surface Rights.

(a) Except as set forth on Schedule 4.19(a), within the twenty-four (24) month prior period, Seller has not received written notice from any Person of any material default under any Lease or Surface Right by Sellers or any other Person that is a party to such Lease or Surface Right in each case, that remains unresolved. Neither Sellers nor any Affiliate of Sellers have received from any other party to a Lease or Surface Right any notice in writing of termination or intention to terminate any Lease or Surface Right.

(b) None of the Leases is subject to a drilling commitment, continuous drilling obligation or condition, or other obligation or condition to drill a well or wells, excluding provisions allowing for optional drilling to maintain the life of a leasehold interest or any part thereof, or depth or tract covered thereby.

(c) Schedule 4.19(c) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or similar payments in lieu of operations or production, in each case, limited to Sellers’ Knowledge with respect to Leases for which Sellers or their respective Affiliates do not serve as operator.

(d) Schedule 4.19(d) sets forth the expiration date of each Lease that is currently in its primary term and that will expire before June 30, 2019 absent the drilling of a well or payment of a fee.

4.20 Wells.

(a) There is no Well included in the Assets drilled by Sellers or any of their respective Affiliates that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases or other instruments governing the Assets, contracts, and pooling or Unit agreements.

(b) Except as described on Schedule 4.20(b), other than wells that have been permanently plugged and abandoned in accordance with all applicable Laws, to Sellers’ Knowledge, as of the Execution Date, there are no shut in or otherwise inactive wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith.

4.21 Ownership of Assets. Except for (a) the Excluded Assets and/or (b) those interests described on Exhibit E, as of the Closing Date, no Affiliate of Sellers owns any interests burdening the Assets or that, if owned by Sellers, would constitute an Asset.

4.22 Completeness of the Assets. Except for the Excluded Assets, as of Closing, (a) the Assets include all of the properties and assets used or held for use by Sellers or their respective Affiliates in connection with the exploration, development, production, gathering and transportation of Hydrocarbons from the Assets and (b) no Seller or Affiliate of any Seller owns an interest in any of the Leases or the Wells.

4.23 Insurance. Each Seller currently maintains, as of the Execution Date, and has maintained since the Effective Time, the insurance coverages set forth on Schedule 4.23 with respect to the Assets. To Sellers’ Knowledge, such insurance coverage is in full force and effect.

4.24 Credit Support. Schedule 4.24 lists all bonds, letters of credit, guarantees and other credit support posted or entered into by any Seller or Sellers’ respective Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets and that remains in effect (the “Credit Support”).

4.25 Indebtedness. Except as set forth on Schedule 4.25, no Seller has any Indebtedness. Schedule 4.25 sets forth the pay-off amount necessary for payment in full of each item of Indebtedness set forth thereon, as of the date set forth on such Schedule.

4.26 International Trade Matters. Sellers, and their respective officers, directors and employees, are currently, and for the past three (3) years have been, in compliance in all material respects with all applicable Sanctions Laws and Ex-Im Laws. Neither Sellers, nor any of their respective officers, directors, or employees, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) to the Knowledge of Sellers, engaging in dealings with any Sanctioned Person related to the Assets, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

4.27 Anti-Corruption Matters. (i) Sellers, and their respective officers, directors and employees, are currently, and for the past three (3) years have been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (ii) except as would not have a Material Adverse Effect, neither Sellers nor any of their respective officers, directors, or employees, have, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency, or instrumentality thereof, or to any Person acting on behalf of such government, department, agency, or instrumentality, for the purpose of securing any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

4.28 Patriot Act Compliance. None of the Sellers is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any Patriot Act Offense.

4.29 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Seller related to such Seller or any of its Affiliates or the Assets for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents, insofar as it relates to information supplied by or on behalf of any Seller related to any Seller or any of its Affiliates or the Assets for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers the following as of the Execution Date and as of the Closing Date:

5.1 Organization, Existence, and Qualification. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which (a) the Assets are located and (b) it carries on business or owns assets and such qualification is required by Law except in the case of this clause (b) where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.2 Authority, Approval, and Enforceability. Buyer has full limited liability company power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer, other than the receipt of the Stockholder Approval. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. The execution, delivery, and performance by Buyer of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound, (c) violate any judgment, order, ruling, regulation, or decree applicable to Buyer as a party in interest, or (d) assuming the consents and approvals referred to in Section 5.4 have been obtained or made, violate any Law applicable to Buyer or any of its property, except in the case of clauses (b), (c), and (d) where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder.

5.4 Consents. There are no consents or approvals (including from Third Parties) that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement, except for

(a) the HSR Approval; (b) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (c) the Stockholder Approval; and (d) any such consent, approval, order, authorization, registration, filing or permit that the failure to obtain would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder.

5.5 Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by or, to Buyer’s actual knowledge, threatened in writing against Buyer or any Affiliate of Buyer. Buyer is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

5.6 Litigation. There are no Proceedings pending, or to Buyer’s actual knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7 Independent Evaluation. BUYER IS (AND ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE EVALUATION, PURCHASE, OWNERSHIP, AND OPERATION OF OIL AND GAS PROPERTIES AND THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. BUYER ACKNOWLEDGES AND AFFIRMS THAT (A) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS COMPLETED AND RELIED SOLELY UPON (I) ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION OF THE ASSETS, (II) THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLERS SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS, AND (III) THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL ADVISORS AND NOT ON ANY COMMENTS, STATEMENTS, PROJECTIONS, OR OTHER MATERIALS MADE OR GIVEN BY ANY REPRESENTATIVES, CONSULTANTS, OR ADVISORS OF SELLERS, (B) EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, BUYER IS ACQUIRING THE ASSETS ON AN “AS-IS, WHERE-IS” BASIS WITH ALL FAULTS, AND HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS, OR STATEMENTS OF SELLERS IN ENTERING INTO THIS AGREEMENT, AND (C) WITHOUT LIMITING SELLERS’ RIGHTS UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AS OF CLOSING, WILL HAVE SATISFIED ITSELF THROUGH ITS OWN DUE DILIGENCE AS TO THE ENVIRONMENTAL AND PHYSICAL CONDITION OF AND CONTRACTUAL ARRANGEMENTS AND OTHER MATTERS AFFECTING THE ASSETS.

5.8 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws, or any other securities Laws.

5.9 Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer or Parent for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents (other than with respect to information supplied by the Sellers or their Affiliates or with respect to the Assets for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

5.10 Financing. Parent has delivered to the Buyer a complete and correct copy of the Debt Commitment Letter pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide the Debt Financing. As of the Execution Date, the Debt Commitment Letter is in full force and effect (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)) and constitutes the legal, valid, and binding obligation of any Subsidiary of Parent party thereto and, to the actual knowledge of Parent, the other parties thereto. As of the Execution Date, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the Execution Date, assuming the satisfaction of the conditions precedent in Article VII, the accuracy of the Sellers’ representations and warranties set forth in Article IV and compliance by the Sellers with the covenants set forth in Section 5.10, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition in the Debt Commitment Letter required to be satisfied by it.

5.11 Qualification as Operator. As of Closing, Buyer will be (or will have used commercially reasonable efforts to be) qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets are located. To the extent required by Law, as of Closing, Buyer will possess or otherwise maintain (or will have used commercially efforts to possess or maintain) lease bonds, area wide bonds, or any other surety bonds as may be required by, and in accordance with, such applicable Laws governing the ownership and operation of the Assets and has filed (or will have used commercially reasonable efforts to file) any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.12 Brokers’ Fees. Except as set forth on Schedule 5.12, no broker, investment banker or other Person is entitled to any brokers’, finders’, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Sellers or their respective Affiliates shall have any responsibility.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business.

(a) Except (w) as set forth on Schedule 6.1 and/or any actions taken in connection with Seasonal Marketing Contracts, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.12, (y) for actions taken in connection with emergency situations or as required by Law or a Governmental Authority, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Sellers shall, from and after the Execution Date until Closing:

(i) own, (where applicable) operate, and maintain the Assets as a reasonably prudent operator of oil and gas properties similar to the Assets located in the region where the Designated Area is located, in material compliance with all applicable Laws and otherwise in a regular and ordinary manner consistent with Sellers’ past practices;

(ii) maintain the books of account and Records relating to the Assets in a regular and ordinary manner consistent with Sellers’ past practices;

(iii) not propose any operation reasonably expected to cost Sellers in excess of $100,000 (net to Sellers’ interest);

(iv) not elect to participate in or non-consent any operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $100,000 (net to Sellers’ interest); provided that any Seller may non-consent an operation if Buyer fails to provide its consent to participate in such operation within five (5) Business Days of receiving a written request for such consent;

(v) not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.7(a), or materially amend or change the terms of any Material Contract, any Applicable Contract entered into after the Execution Date in accordance with this Section 6.1(a), or any Lease;

(vi) (A) not transfer, sell, mortgage, or pledge any portion of the Assets other than (1) the sale or disposal of Hydrocarbons in the ordinary course of business, (2) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (3) items constituting Permitted Encumbrances or (B) purchase or acquire any assets or properties that will constitute Assets under this Agreement or for which the costs and expenses associated therewith would be Property Expenses for which Buyer will be responsible other than (1) purchases of equipment, machinery or other personal property in the ordinary course of business and (2) acquisitions of any new Leases in the ordinary course of business up to an aggregate amount not to exceed $1,000,000 (net to Sellers’ interest) and/or any 2018 Leases;

(vii) maintain all permits with and approvals from Governmental Authorities necessary for the ownership or operation of the Assets as currently owned and/or operated;

(viii) provide Buyer with copies of any and all material correspondence received from any Governmental Authority with respect to the Assets within two (2) Business Days after Sellers obtain Knowledge of the receipt thereof;

(ix) not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;

(x) use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Sellers;

(xi) not settle or compromise any Proceeding relating to the Assets, other than settlements or compromises of Retained Obligations or Specified Obligations or other matters for which Sellers are solely liable for under the terms of this Agreement;

(xii) not, and cause its Affiliates not to, and use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly (A) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to, any Person (other than Parent, Buyer and their respective Representatives) concerning any Alternative Proposal, (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Alternative Proposal or (C) commence, continue or renew any due diligence investigation regarding any Alternative Proposal, other than, in each case, as permitted in Section 6.1(a)(vi); and

(xiii) not commit to do any of the foregoing in clauses (iii), (v), (vi), (ix), (xi), or (xii).

(b) Buyer acknowledges Sellers own undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners or operators who are not Sellers or an Affiliate of Sellers shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Sellers have voted their interest in a manner that complies with the provisions of this Section 6.1.

(c) Except with respect to any amendment of the budget contained in Schedule 6.1, Buyer’s approval of any action restricted by this Section 6.1 shall be considered granted seventy-two (72) hours (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) after Sellers’ notice to Buyer requesting such consent unless Buyer notifies Sellers to the contrary during that period.

(d) At Buyer’s request, at reasonable times and on reasonably frequent intervals during the Interim Period, Sellers will consult with Buyer and keep Buyer reasonably apprised with respect to Sellers’ or its Affiliates’ past and planned activities and operations (including the outcome and actual or estimated costs thereof) on or with respect to the Assets, including those described on Schedule 6.1.

6.2 Successor Operator. While Buyer acknowledges that it desires to succeed Sellers as operator of those Assets or portions thereof that Sellers may presently operate, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Sellers agree, however, that as to the Assets that Sellers operate, Sellers shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3 Credit Support. Buyer acknowledges that none of the Credit Support listed on Schedule 4.24 is transferable to Buyer. Buyer shall use commercially reasonable efforts to obtain or cause to be obtained in the name of Buyer and effective as of the Closing Date replacements for each such Credit Support set forth in Schedule 4.24 to the extent such replacements are necessary to permit the cancellation or release of such Credit Support. In the event that any counterparty to any such Credit Support does not release Sellers and their respective Affiliates, then, from and after the Closing, Buyer shall indemnify Sellers and their respective Affiliates against all amounts incurred by Sellers or their respective Affiliates from and after the Closing under such Credit Support (and all costs incurred in connection with maintaining such Credit Support from and after the Closing) if applicable to Assets acquired by Buyer. In addition, at or prior to Closing, Buyer shall deliver to Sellers evidence of the posting of bonds, letters of credit, or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4 Record Retention. Buyer shall, and shall cause its successors and assigns to, for at least a period of seven (7) years following Closing, (a) retain the Records, (b) provide Sellers and their respective Affiliates and its and their officers, employees, and representatives with access to the Records during normal business hours for review and copying at Sellers’ expense for Tax and accounting purposes, and (c) provide Sellers and their respective Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials in Buyer’s possession or control relating to any Third Party Claim made under Section 13.2 for review and copying at Sellers’ expense. At the end of such seven (7) year period and prior to destroying any of the Records, Buyer shall notify Sellers in advance of any such destruction and provide Sellers an opportunity to copy such Records at Sellers’ sole cost and expense.

6.5 Knowledge of Breach; Right to Cure; Schedule Supplements.

(a) Each Party will notify the other promptly and in reasonable detail after such first Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. If, prior to the Closing, a Party has actual knowledge that any representation or warranty herein of the other Party is untrue in a manner that causes such first Party’s obligation to Close pursuant to Section 7.1 or Section 8.1, as applicable, not to be satisfied but such first Party nevertheless elects to Close, then such first Party will be deemed to have waived such breaches of such representations and warranties with respect to its obligation to Close and shall not be entitled to make a claim under this Agreement with respect to any such breach.

(b) If any of Sellers’ or Buyer’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of Sellers’ or Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant, or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

(c) Prior to Closing, each Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article IV with respect to any matters discovered (if Sellers’ applicable representation or warranty is qualified by Sellers’ Knowledge) or occurring subsequent to the Execution Date and such supplements shall, if the Closing occurs, be deemed to have been included in such Seller’s representations and warranties for purposes of such Seller’s indemnification obligations under Article XIII. However, all such supplements shall be disregarded for all purposes of this Agreement, including determining whether the condition to Buyer’s obligation to close the transaction pursuant to Section 7.1 has been satisfied; provided, however, if based solely on the matters relating to such supplements Buyer’s obligation to Close the transaction pursuant to Section 7.1 has not been satisfied but Buyer nevertheless elects to Close, Buyer will be deemed to have waived the matters relating to such supplements in regard to Buyer’s obligation to Close and shall not be entitled to make a claim under this Agreement with respect to any such matter.

6.6 Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, Sellers and Buyer shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other filings or notifications required by applicable Laws with respect to the transactions contemplated hereby promptly following the Execution Date, and Sellers and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that any filing fees in connection therewith shall be borne equally by the Parties, and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), or any other Governmental Authority, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable Laws to terminate or expire at the earliest possible date, and (z) resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of applicable Laws, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.6 and the transactions contemplated by this Agreement, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation, or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with or written materials to be submitted to, the DOJ, the FTC, or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC, or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC, or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.

6.7 Interests of Seller Affiliates. Prior to Closing, Sellers shall cause EnerVest Energy Institutional Fund XI-B, L.P., a Delaware limited partnership, and any other Affiliate of Sellers that holds any asset, property, or interest that, if owned by Sellers as of the Execution Date would constitute an Asset (including any net profits interests or similar interests in the Leases or Wells and including any interest in a 2018 New Lease acquired on or after March 16, 2018) (each an “Affiliate Asset”), to convey all such Affiliate Assets to Sellers (and to terminate all such net profits interests) pursuant to a form of recordable conveyance in form and substance reasonably acceptable to Buyer, and Sellers shall deliver executed originals of such conveyances to Buyer on or prior to the Closing. Any Affiliate Asset that is so conveyed to Sellers (and subsequently conveyed to Buyer at Closing) shall be treated as an Asset that is owned by Sellers as of all times that such Affiliate Asset was owned by such Affiliate for purposes of (a) Sellers’ representations, warranties, covenants, and indemnities hereunder and (b) for purposes of determining the existence of any Title Defect or any breach of the special warranty of title in the Assignment. For the avoidance of doubt, this Section 6.7 shall not apply to any of the Excluded Assets.

6.8 Sellers’ Indebtedness. Sellers shall negotiate and obtain on or prior to the Closing Date (a) releases of all Encumbrances securing borrowed monies or payment obligations incurred by a Seller or any of their Affiliates under any Indebtedness that is secured by the Assets, including the Indebtedness described on Schedule 4.25, (b) authorizations to file UCC-3 termination statements in all applicable jurisdictions to evidence the release of all such Encumbrances on the Assets securing due and payable obligations under any Indebtedness, and (c) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Buyer to effect and file of record the release of all Encumbrances in connection therewith as of the Closing. Each Seller shall use the proceeds from the Adjusted Base Purchase Price paid by Buyer to such Seller at the Closing to pay off in full all Indebtedness of such Seller or pertaining to the Assets, including the Indebtedness described on Schedule 4.25.

6.9 Transaction Litigation. Each Party shall give the other Party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed).

6.10 Financing.

(a) Parent and Buyer shall use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any “flex” provisions applicable thereto), including using commercially reasonable efforts to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letter, (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing having terms and conditions contemplated by the Debt Commitment Letter (including any flex terms in the Debt Commitment Letter) and on such other terms that would not (A) reduce the aggregate amount of the Debt Financing such that Parent and Buyer would not have sufficient funds at Closing to pay all obligations of Parent and the Buyer hereunder or (B) impose new or additional conditions to the receipt of the Debt Financing, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) materially delay the timing of the Debt Financing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (3) adversely affect in any material respect (x) the ability of Parent and the Buyer to enforce their rights against the other parties to the Debt Commitment Letter or (y) the ability of Parent and the Buyer to consummate the transactions hereunder (any such event described in (A) or (B), an “Adverse Effect on Financing”), and (iii) satisfy and cause to be satisfied, on a timely basis, all conditions applicable to Parent’s Subsidiaries in such Debt Commitment Letter and the definitive agreements related thereto.

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related flex terms), Parent and the Buyer shall use their commercially reasonable efforts to arrange to obtain alternative debt financing on terms in the aggregate not materially less favorable to Buyer in the reasonable judgment of Buyer than the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that any such alternative financing will not, without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed), reasonably be expected to have an Adverse Effect on Financing. Without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed), Parent and the Buyer shall not amend or modify the Debt Commitment Letter in a manner that could reasonably be expected to have an Adverse Effect on Financing (it being understood the Debt Financing may be replaced so long as such replacement does not have an Adverse Effect on Financing); provided, however, that additional Financing Sources may be added to any Debt Commitment Letter in accordance with the terms thereof, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the availability of the Debt Financing under the Debt Commitment Letter or the consummation of the transactions described herein.

6.11 Financing Cooperation. Prior to the Closing Date (or until the earlier termination of this Agreement in accordance with Section 14.1), Sellers shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and their Representatives to provide, Buyer such commercially reasonable cooperation as may be reasonably requested by Buyer with respect to the Debt Financing. Such cooperation shall include:

(a) participating in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and Representatives (including, for the avoidance of doubt, accountants) of Sellers, on the one hand, and the Financing Sources, and permitting the prospective lenders involved in the Debt Financing to conduct customary due diligence, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans;

(b) providing information reasonably requested by Buyer for its preparation of materials for bank information memoranda, marketing materials, rating agency presentations, high-yield offering prospectuses and similar documents required in connection with the Debt Financing, and using commercially reasonable efforts to identify any information contained therein that would constitute material, non-public information with respect to Sellers, its Affiliates or its or their securities or the Assets for purposes of foreign, United States federal or state securities Laws;

(c) furnishing the Buyer and its Financing Sources with the Required Information (as soon as reasonably practicable after the date hereof) in each case that is Compliant;

(d) providing reasonable access to Buyer and its Representatives to all properties of proved oil and gas reserves included in the Assets and other real property included in the Assets, all during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements;

(e) providing to Buyer copies of any updates to the proved oil and gas reserve report for the Assets as of January 1, 2018 prepared by Cawley, Gillespie & Associates or another independent petroleum engineering firm reasonably acceptable to Buyer and obtaining from such independent petroleum engineering firm consents for the inclusion of such reports in bank information memorandum, offering memorandum or other marketing materials used in connection with the Debt Financing;

(f) providing reasonable assistance to the Buyer in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in Buyer’s Debt Financing;

(g) providing reasonable assistance to the Buyer in preparing (A) a description of the Assets and “Management’s Discussion and Analysis” with respect to the Assets, (B) the pro forma financial information and (C) any other relevant section of any offering documents, in each case to the extent necessary in connection with any offering documents in respect of the Debt Financing;

(h) providing lease operating statements in respect of the Assets prior to the Closing Date to the extent normally prepared by Sellers promptly after they are prepared;

(i) providing reasonable assistance in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;

(j) obtaining and providing customary (x) reserve engineers’ “comfort” for Rule 144A high-yield offerings and (y) accountants’ comfort letters and consents from T. J. Smith & Company, Inc., Weaver & Tidwell, L.L.P., PricewaterhouseCoopers LLP, RSM US LLP and Deloitte & Touche LLP, including issuing any customary representation letters in connection therewith to each such auditor in connection with the financing statements included in the Proxy Statement reasonably requested by Buyer;

(k) facilitating Buyer’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing provided, that, (A) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on any Seller or any Affiliate thereof or any of their respective officers or employees involved;

(l) furnishing prior to the Closing Date, upon the Buyer’s prior written request at least seven (7) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

provided, that in no event shall any Seller or any Affiliate of any Seller be required to pay any commitment or other fee or incur any other cost, expense, or liability in connection with the Debt Financing that is not covered by the following indemnity (unless promptly reimbursed in accordance with Section 6.11(m)), and provided, further, that nothing herein will require such cooperation to the extent it unreasonably interferes with the business or operations of any Seller or its Affiliates.

(m) Buyer shall promptly, upon request by Sellers, reimburse Sellers for all documented out-of-pocket costs and expenses incurred by Contributors in connection with their cooperation contemplated by Section 6.11(j), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Sellers in connection with their cooperation contemplated by the other provisions of this Section 6.11. Except as expressly set forth in this Agreement, in no event will Sellers or their Affiliates or their Representatives have any liability of any kind or nature to Parent, Buyer, Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 6.11. Without affecting Buyers rights under this Agreement, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Buyer shall not be required to indemnify and hold harmless Sellers and their respective Representatives to the extent that such losses arise from or are related to information provided by any Seller or its Representatives to Buyer in writing specifically for use in the Debt Financing that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.12 Preparation of Proxy Statement.

(a) Sellers shall provide to Parent as promptly as practicable all information concerning the Sellers, their Affiliates, the Assets and the assets subject to the South Texas CA (including, for avoidance of doubt, the GulfTex Assets) and the Ironwood MIPA that may be required by the Federal Securities Laws, in each case, for inclusion in the Proxy Statement (collectively, the “Required Proxy Information”) or any other filing required to be made by Parent (including, for the avoidance of doubt, any Current Report on Form 8-K that is required to be filed by Parent in connection with the Closing); provided, however, that Parent shall not use any such information for any purposes other than those contemplated by this Agreement unless: (i) Parent obtains the prior written consent of the Sellers (not to be unreasonably withheld, conditioned, or delayed) to such use; (ii) to the extent that use of such information is required to avoid violation of applicable Law or (iii) to the extent that the use of such information is required in connection with the Parent’s Debt Financing.

(b) Each of the Sellers and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement, any Offer Documents and any other filing required by the Federal Securities Laws to be filed by Parent in connection with the Transaction; provided, however, that Parent shall furnish such preliminary Proxy Statement, any other Offer Documents or such filing to the Sellers and give the Sellers and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement, Offer Documents or such filing prior to filing with the SEC and shall accept all reasonable additions, deletions, or changes suggested by the Sellers in connection therewith. Parent shall promptly notify the Sellers of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Sellers as promptly as reasonably practicable copies of all written correspondence between Parent or any representative of Parent and the SEC with respect to the Proxy Statement and Offer Documents. If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, Parent and the Sellers shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to the comments of the SEC. Parent shall provide the Sellers and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall accept all reasonable additions, deletions, or changes suggested by the Sellers in connection therewith. The Sellers and Parent shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff. If at any time prior to receipt of Stockholder Approval, any information in the Proxy Statement or Offer Documents should be discovered by the Sellers or Parent that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

6.13 Non-Solicitation of Employees. From the Execution Date through the Closing (or, if the Closing does not occur, the date that is twelve (12) months from the Execution Date), Buyer will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of Sellers or their respective Affiliates with whom Buyer and/or its Affiliates have had direct contact as part of its evaluation, negotiation, or consummation of the transactions contemplated herein without obtaining the prior written consent of Sellers. The term “solicit for employment” shall not include general solicitations of employment not specifically directed towards officers or employees of Sellers or their respective Affiliates.

6.14 Business Combination Proposals. Promptly following the Execution Date, Buyer shall promptly notify Sellers of any discussions with any Person regarding any Business Combination Proposal that are ongoing as of the Execution Date (or any letters of intent or similar documents delivered to any Person with respect thereto). From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer shall notify Sellers at least twenty-four (24) hours prior to initiating any discussions with or first providing any non-public information to any Person concerning any Business Combination Proposal; provided that the Buyer shall not provide any non-public or confidential information regarding the Sellers or the Assets to any Person without the Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed); provided further that Buyer shall not, shall cause its Affiliates not to, and shall use commercially reasonable efforts to cause their respective Representatives not to, deliver any letter of intent to any Person, or enter into any agreements (other than customary confidentiality agreements, a copy of which shall be delivered to the Sellers within twenty-four (24) hours following execution and delivery thereof by Buyer or its applicable Affiliate) with any Person, in each case, regarding any Business Combination Proposal with a purchase price in excess of $200,000,000 without the Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer shall not, shall cause its Affiliates not to, and shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any proposal, transaction or offer by any Person for any direct or indirect acquisition of all or substantially all of the assets or securities of Buyer (a “Buyer Transaction Proposal”), (ii) enter into any agreement regarding, or furnish to any Person any non-public information with respect to, any Buyer Transaction Proposal, or (iii) commence, continue or renew any due diligence investigation regarding any Buyer Transaction Proposal. Buyer shall, and shall cause each of its Affiliates and instruct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Buyer Transaction Proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.14 by any of Parent or its Affiliates or any of its or their respective Representatives shall be deemed to be a breach of this Section 6.14 by Buyer.

6.15 Cooperation. Except to the extent the Parties’ obligations are specifically set forth elsewhere in this Agreement, the Parties shall cooperate fully with each other and shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable (including by using commercially reasonable efforts to cause, in the case of Sellers, the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.6 and, in the case of Buyer, the conditions set forth in Sections 8.1, 8.2, 8.3, and 8.6 to be satisfied).

6.16 FCC Licenses.

(a) Within a reasonable period of time after the Execution Date, Buyer and Sellers shall file or cause to be filed with the FCC all appropriate applications with respect to the assignment to Buyer of the FCC Licenses (the “FCC Assignment Applications”). The FCC Assignment Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules or be responsive to a request of the FCC.

(b) Buyer and Sellers shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Buyer, on the one hand, and Sellers, on the other, shall bear their own expenses in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Buyer and Sellers shall each use their commercially reasonable efforts to prosecute the FCC Assignment Applications and shall furnish to the FCC any documents, materials, or other information reasonably requested by the FCC.

6.17 2018 New Leases. It is acknowledged and understood that Sellers recently acquired, and/or may acquire prior to the Closing, the 2018 Leases and certain other new Leases after the Execution Date in accordance with Section 6.1 (collectively, the “2018 New Leases”) for the benefit of Buyer. With respect to any 2018 New Leases acquired on or after March 16, 2018, at the Closing Sellers shall (or shall cause their applicable Affiliates to) convey to Buyer the entirety of all right, title and interest in and to the oil and gas interests described on Schedule 2.3(b) or otherwise acquired pursuant to Section 6.1 acquired by Sellers or any of their Affiliates. As such, it is the intent of the Parties that (a) except for the special warranty of title from Sellers in the Assignments, the right, title, and interest conveyed to Buyer (and the remedies and protections provided to Buyer with respect to same) hereunder in respect of the 2018 New Leases be no greater than the right, title, and interest transferred to Sellers (and the remedies and protections provided to the Sellers with respect to same) under the instruments granting such Leases and (b) the Sellers will be reimbursed on a dollar-for-dollar basis under this Agreement for their acquisition of the 2018 New Leases on the Buyer’s behalf as provided in this Agreement. Accordingly, at Closing, Buyer will reimburse the Sellers in cash in an amount equal to, pursuant to

Section 3.2(a)(vi), the actual bonuses, brokers’ fees, and other out-of-pocket lease acquisition costs for the 2018 New Leases (not to exceed the amount set forth on Schedule 2.3(b) for each such 2018 New Lease) (the “2018 Lease Acquisition Costs”). Further, the term “Assets,” as used in Article IV, Article XI, and Article XII will not include (or be deemed to include) the 2018 New Leases, and Buyer will not have any rights or remedies under Article IV, Article XI, and Article XII in respect of the 2018 New Leases. In a similar regard, the term “Specified Obligations,” as it relates hereunder to the 2018 New Leases, will be limited (and deemed limited), in all cases, to Liabilities to the extent of Sellers’ ownership or operation of the 2018 New Leases, and the term “Retained Obligations,” as it relates hereunder to the 2018 New Leases, will not include Liabilities to the extent of Sellers’ ownership or operation of the 2018 New Leases. This Section 6.17 shall apply (and be deemed to apply) notwithstanding anything in this Agreement to the contrary.

6.18 Joint Operating Agreement. From and after the Execution Date, with respect to any of the Wells not already subject to a joint operating agreement, Sellers shall use their commercially reasonable efforts to cause EV Energy Partners, L.P., together with any other Affiliates of Sellers that own any oil and gas interests within the Designated Area, to enter into a joint operating agreement (the “Joint Operating Agreement”) with Sellers (if prior to the Closing) or the Buyer (if after the Closing) consistent with the terms and conditions described in the attached Exhibit H. If the Joint Operating Agreement is entered into prior to the Closing, then the Joint Operating Agreement shall constitute an Applicable Contract included in the Assets for all purposes of this Agreement from and after the date the same is entered into. Any material deviation or change to the terms and conditions to be set forth in the Joint Operating Agreement from those set forth in Exhibit H shall require the prior written approval of Parent.

6.19 Forbearance Agreement. From and after the Execution Date until the Closing or earlier termination of this Agreement, the Parties shall cooperate with each other and use commercially reasonable efforts with respect to Sellers entering into a Forbearance Agreement applicable to the Assets (the “Forbearance Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party to that certain Credit Agreement (together with the Administrative Agent, the “Lender Group”), dated as of June 27, 2007, between EV XI-A and the Lender Group, with respect to such agreement (the “Credit Agreement”). In the event the Forbearance Agreement is entered into, then Sellers will not, and shall cause their Affiliates not to, (a) terminate, amend, amend and restate, modify, assign, waive, or fail to enforce any rights under any provision of, the Forbearance Agreement or (b) enter into any other contract, agreement, arrangement, or understanding with the parties to the Forbearance Agreement that would have the effect of a termination, amendment, amendment and restatement, modification, assignment, waiver, or failure to enforce of rights under any provision of the Forbearance Agreement, in each case without the prior written consent of Buyer.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Sellers or waiver, to the extent permitted by applicable Law, in writing by Buyer, on or prior to Closing of each of the following conditions:

7.1 Representations and Warranties. The representations and warranties of Sellers (a) set forth in Article IV (other than Section 4.5) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect, and (b) set forth in Section 4.5 shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing.

7.2 Performance. Sellers shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Sellers is required prior to or at the Closing.

7.3 No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

7.4 Title and Environmental Defects and Casualty Losses. The sum of (a) all Title Defect Amounts with respect to Title Defects that individually exceed the Individual Title Defect Threshold, plus (b) all Remediation Amounts with respect to Environmental Defects that individually exceed the Individual Environmental Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 12.1(c)), plus (c) all Casualty Losses (or adjustments to the Purchase Price in respect thereof) as determined in accordance with Section 11.3, plus (d) the Allocated Value of all Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b)(iv), Section 11.3(b)(ii)(y), Section 11.4(a), Section 11.5(a), Section 11.5(b), or Section  12.1(c)(ii), shall be less than twenty percent (20%) of the Base Purchase Price.

7.5 HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

7.6 Closing Deliverables. Sellers shall have delivered (or be ready, willing, and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 9.3.

7.7 South Texas CA. All of the conditions set forth in the South Texas CA shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the South Texas CA and the condition relating to the consummation of the transactions contemplated by this Agreement) and the parties thereto shall be ready, willing, and able to consummate the South Texas Transaction and the South Texas Transaction shall be consummated substantially concurrently with the transactions contemplated by this Agreement.

ARTICLE VIII

SELLERS’ CONDITIONS TO CLOSING

The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment by Buyer or waiver, to the extent permitted by applicable Law, in writing by Sellers on or prior to Closing of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

8.2 Performance. Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

8.3 No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

8.4 Title and Environmental Defects and Casualty Losses. The sum of (a) all Title Defect Amounts with respect to Title Defects that individually exceed the Individual Title Defect Threshold, plus (b) all Remediation Amounts with respect to Environmental Defects that individually exceed the Individual Environmental Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 12.1(c)), plus (c) all Casualty Losses (or adjustments to the Purchase Price in respect thereof) as determined in accordance with Section 11.3, plus (d) the Allocated Value of all Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b)(iv), Section 11.3(b)(ii)(y), Section 11.4(a), Section 11.5(a), Section 11.5(b), or Section 12.1(c)(ii), shall be less than twenty percent (20%) of the Base Purchase Price.

8.5 HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

8.6 Closing Deliverables. Buyer shall have delivered (or be ready, willing, and able to deliver at Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 9.3.

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Sellers and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on the date that is five (5) Business Days after all conditions in Article VII and Article VIII to be satisfied at or prior to Closing have been satisfied or waived, to the extent permitted by applicable Law, in writing by the applicable Party (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied or waived, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article XIV. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2 Place of Closing. The Closing shall be held at the office of GIBSON, DUNN & CRUTCHER LLP, counsel to Sellers, located at 811 MAIN STREET, SUITE 3000, HOUSTON, TEXAS 77002, or such other place as mutually agreed upon by the Parties.

9.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Each of Sellers and Buyer shall execute, acknowledge, and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b) Sellers and Buyer shall execute and deliver assignments, in appropriate forms, of federal Leases, state Leases, and Indian Leases included in the Assets (if any) in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c) Each of Sellers and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d) Buyer shall deposit with the Escrow Agent in accordance with the terms of this Agreement an amount equal to the Defect Escrow Amount (if any).

(e) Buyer shall deliver to Sellers, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to (i) the Adjusted Base Purchase Price less (ii) the Defect Escrow Amount (if any).

(f) Sellers shall deliver, on forms reasonably acceptable to Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(g) Each Seller shall execute (or, if such Seller is classified as an entity disregarded as separate from another Person, executed by such Person) and deliver a certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(h) To the extent required under any Law or by any Governmental Authority for any federal or state Lease, Sellers and Buyer shall deliver state change of operator forms designating Buyer as the operator of the Units, Wells, Other Wells, and the Leases currently operated by Sellers.

(i) An authorized officer of each Seller shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer, to the extent permitted by applicable Law (the “Sellers’ Certificates”).

(j) An authorized officer of Buyer shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Sellers, to the extent permitted by applicable Law (the “Buyer’s Certificate”).

(k) To the extent obtained, Buyer shall deliver any instruments, documents, or guarantees required by Section 6.3.

(l) Sellers shall deliver the releases, authorizations, and instruments required by Section 6.8.

(m) If there are any Disputed Title Matters or Environmental Defects as of Closing, each of Sellers and Buyer shall execute and deliver the Escrow Agreement.

(n) Each of Sellers and Buyer shall execute and deliver any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by the other Party) to be executed or delivered at Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Closing Date, Sellers shall make available to Buyer the Records for pickup from Sellers’ offices during normal business hours.

9.5 Subsequent Closings. If:

(a) pursuant to Section 11.4(a), Sellers withhold any Assets from Closing due to failure to obtain a Hard Consent, and thereafter such Hard Consent is obtained within one hundred twenty (120) days following Closing; or

(b) pursuant to Section 11.5(c), Sellers withhold any Assets from Closing due to a Preferential Purchase Right, and thereafter such Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, within one hundred twenty (120) days following Closing;

then on or before the date for delivery of the Final Settlement Statement, (i) Sellers shall convey to Buyer all such affected Assets (including all associated Assets excluded in connection with the affected Assets) at a mutually agreed upon time and location in a manner consistent with Section 9.3, and (ii) Buyer shall pay to Sellers the Allocated Value of such Assets (as adjusted pursuant to Section 3.2) by wire transfer of immediately available funds.

ARTICLE X

ACCESS; DISCLAIMERS

10.1 Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Sellers shall use commercially reasonable efforts to obtain, but shall not be obligated to expend any monies, except as may be agreed to be paid or reimbursed by Buyer), Sellers shall afford to Buyer and its officers, employees, agents, accountants, consultants, financing sources, attorneys, and other authorized representatives (“Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Sellers’ possession for the purpose of conducting a reasonable due diligence review of the Assets. Buyer shall abide by Sellers’, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any boarding agreements or similar documentation or paperwork required by any Seller and/or Third Party operator) that are posted or otherwise provided to Buyer in advance of such activity while accessing the Assets for purposes of conducting such diligence. All investigations and due diligence conducted by Buyer or any of its Representatives shall be conducted at Buyer’s sole cost, risk, and expense and any conclusions made from any examination done by Buyer or any of its Representatives shall result from Buyer’s own independent review and judgment. Buyer shall give Sellers reasonable prior written notice before gaining physical access to or otherwise inspecting or surveying any of the Assets, whether to conduct a Phase I Environmental Site Assessment or otherwise, and shall coordinate any such access, inspections, or surveys with Sellers. Sellers or their designee shall have the right to accompany Buyer and its Representatives whenever they are on-site of the Assets or otherwise inspecting or surveying the Assets.

(b) From and after the Execution Date and up to and including the Environmental Claim Date, Buyer shall be entitled to conduct a Phase I Environmental Site Assessment with respect to the Assets, which may include only visual inspections and record reviews and compliance evaluations relating to the Assets, to be conducted by Environmental Resource Management or a reputable environmental consulting or engineering firm approved in advance in writing by Sellers (such approval not to be unreasonably withheld, conditioned, or delayed), subject to the following (along with the other provisions of this Section 10.1):

(i) No environmental Phase II environmental site assessment or other environmental sampling or invasive activity or testing or operation of equipment by Buyer or its Representatives (a “Phase II ESA”) may be performed without the prior written consent of Sellers (and may only be performed with respect to a recognized environmental condition or potential violation of Environmental Laws that has been identified in a Phase I Environmental Site Assessment), which consent may be withheld in Sellers’ sole discretion, and Sellers or their designee shall have the right to be present during any stage of the assessment.

(ii) If such consent is granted, (A) in the event that any Phase II ESA interferes with the normal operations of the Assets or otherwise may cause an undue risk of harm to the site, Sellers may request an appropriate modification of such Phase II ESA; (B) any Phase II ESA shall be conducted by Environmental Resource Management or a reputable environmental consulting or engineering firm, approved in advance in writing by Sellers (such approval not to be unreasonably withheld, conditioned, or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Representative” of Buyer; and

(C) Buyer shall obtain all permits necessary to conduct any approved Phase II ESA from any applicable Governmental Authorities.

(iii) Notwithstanding anything herein to the contrary, Buyer and its Representative shall not have access to, and shall not be permitted to conduct any environmental investigations (including any on-site Phase I Environmental Site Assessment) with respect to, any Assets with respect to which Sellers do not have the authority to grant access for such investigations; provided that Sellers shall use their commercially reasonable efforts (but without any obligation to expend any monies except as may be agreed to be paid or reimbursed by Buyer) to obtain permission from any Third Party operators for Buyer to have such access. Buyer shall reasonably cooperate with Sellers in attempting to cause any Third Party operator to provide Buyer with the requested access.

(iv) If, prior to the Environmental Claim Date, (i) Buyer is denied physical access to any Assets in order to perform a Phase I Environmental Site Assessment or a Phase II ESA or (ii) a Phase I Environmental Site Assessment indicates that a Phase II ESA should be performed, Buyer requests authorization to perform such Phase II ESA, including any environmental sampling or invasive activity or testing or operation, and Sellers deny such request, then, in either such case, Buyer shall have the right, in its sole discretion, to exclude the applicable Assets (as well as any associated Assets) and such Assets shall not be conveyed at the Closing, in which case, the Purchase Price shall be reduced by the Allocated Value of such Asset and associated Assets excluded from the Assets conveyed at Closing.

(v) Buyer shall (and shall cause its Representative to) coordinate its environmental assessments and inspections of the Assets with Sellers and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Sellers or such Third Party operators. Buyer shall (and shall cause its Representative to) abide by Sellers’, and any Third Party operator’s, posted safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection, survey, or assessment of the Assets.

(c) BUYER HEREBY DEFENDS, INDEMNIFIES, AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS AND THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM, OR RELATING TO ANY COSTS, EXPENSES, DAMAGES, OR FIELD VISIT, ENVIRONMENTAL ASSESSMENT, OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS, EVEN IF SUCH COSTS, EXPENSES, DAMAGES, AND LIABILITIES ARISE OUT OF OR RESULT FROM OR RELATE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND (II) LIABILITIES ATTRIBUTABLE TO THE DISCOVERY OF ANY CONDITION OF THE ASSETS BY BUYER OR ANY OF ITS REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS (EXCEPT TO THE EXTENT EXACERBATED AS A RESULT OF SUCH ACCESS AND/OR INSPECTION).

(d) Buyer agrees to promptly provide Sellers, but in no event less than five (5) Business Days after receipt or creation, copies of all final reports and sampling or test results prepared by Buyer and/or any of its Representatives that contain data collected or generated from Buyer’s and its Representatives’ due diligence with respect to the Assets. Sellers shall not be deemed by their receipt of such documents or otherwise to have made any representation or warranty, expressed, implied, or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Sellers (i) repair all damages to any Assets to the extent caused by Buyer’s or its

Representatives’ due diligence activities (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) if Buyer performed any sampling or invasive activities as may be permitted hereunder, restore the affected Assets to the approximate same condition as they were prior to commencement of any such sampling or invasive activities, and (iii) remove all equipment, tools, and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith), to the extent resulting from such due diligence, will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(f) Any Representatives of Buyer (including Buyer’s environmental consulting or engineering firm) that are provided access to the Assets pursuant to this Section 10.1 shall (i) execute a release and indemnity agreement in a form reasonably acceptable to Sellers or (ii) maintain, at their sole cost and expense, policies of insurance of the types and in the amounts that are reasonable and customary for such access; provided, that, notwithstanding the foregoing, in the case of Representatives that are provided site access to any of the Assets described in Section 2.1(a) through Section 2.1(g), such Representatives will be required to maintain the insurance described in clause (ii) which will (A) be primary insurance, (B) list the Seller Indemnified Parties as additional insureds, (C) waive subrogation against the Seller Indemnified Parties, and (D) provide for thirty (30) days’ prior written notice to Sellers in the event of cancellation, expiration, or modification of the policy or reduction in coverage. Upon request by Sellers, Buyer shall provide evidence of such insurance to Sellers prior to accessing the Assets.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and its Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Sellers or their respective Affiliates, and Buyer shall ensure that such confidential information (but not including information that (i) is generally available to the public at such disclosure to Buyer or any of its Representatives or (ii) becomes generally available to the public at such disclosure other than as a result of disclosure by Buyer or any of its Representatives in violation of this Section 10.2) shall be held confidential by Buyer and its Representatives in accordance with the terms of the Confidentiality Agreement; provided that the foregoing and the Confidentiality Agreement shall not restrict such disclosures to the extent (a) necessary for Buyer or its Affiliates to operate the properties of which the Assets are a part, (b) necessary for Buyer to perform its obligations under this Agreement (including such disclosure to any investor of Buyer or its Affiliates), (c) required by applicable securities or other Laws, applicable rules of any stock exchange having jurisdiction over Buyer or its Affiliates or by a governmental order, decree, regulation, or rule, or (d) related to any dispute under or related to this Agreement or the transactions contemplated hereby. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing (except as to (A) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (B) the Excluded Assets, and (C) information related to assets other than the Assets). Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I Environmental Site Assessment or any other environmental assessment performed on the Assets under Section 10.1 except as required by Law. If Closing should occur, notwithstanding termination of the Confidentiality Agreement, Sellers shall maintain as confidential, shall not disclose to any Third Party, and shall not use any of the Records, except as required by Law or as provided in, or necessary to comply with its obligations under, the Transaction Documents.

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR SELLERS’ CERTIFICATES, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, AND (III) BUYER IS NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES,

EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE, OR ADVISOR OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR SELLERS’ CERTIFICATES, AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.3(a), SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL, OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER, OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS, OR STATEMENTS PREPARED BY SELLERS OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR SELLERS’ CERTIFICATES, BUYER ACKNOWLEDGES AND AGREES THAT (X) NO SELLER INDEMNIFIED PARTY IS MAKING (AND NO SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NO BUYER INDEMNIFIED PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE, OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.15 OR IN SELLERS’ CERTIFICATES (TO THE EXTENT RELATING TO THE REPRESENTATION IN SECTION 4.15), BUYER ACKNOWLEDGES AND AGREES THAT (I) NO SELLER INDEMNIFIED PARTY IS MAKING (AND NO SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (II) NO BUYER INDEMNIFIED PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR

WARRANTY, AND, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1 Sellers’ Title.

(a) General Disclaimer of Title Warranties and Representations. Except for the special warranty of title in the Assignment and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Sellers make no warranty or representation, expressed, implied, statutory, or otherwise with respect to Sellers’ title to any of the Assets.

(b) Special Warranty of Title. If Closing occurs, then effective as of the Closing Date until the expiration of the SWT Survival Period, Sellers shall warrant in the Assignment Defensible Title to the Wells and Leases unto Buyer against every Person whomsoever lawfully claims the same or any part thereof by, through, or under any Seller and any of its Affiliates, but not otherwise, subject, however, to Permitted Encumbrances; provided that Buyer shall not be entitled to protection under (or the right to make a claim against) the special warranty of title provided in the Assignment for (i) any Title Defect reported under this Article XI and/or (ii) any Excluded Defect. Without limiting the foregoing, if Buyer has actual knowledge of a Title Defect prior to the Title Claim Date, Buyer shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article XI and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of a claim against Sellers’ special warranty of title provided in the Assignment. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the rights and remedies available to Buyer under this Article XI in respect of any Title Defects affecting Title Defect Properties that (y) are Wells and that arise by, through, or under any Seller or any of its Affiliates or (z) are Leases and that arise by, through, or under a transfer, sale, mortgage, lien, or pledge by Seller or any of its Affiliates, in each case, shall not be subject to or limited by the Individual Title Defect Threshold or the Aggregate Deductible.

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on May 31, 2018 (the “Title Claim Date”) claim notices to Sellers meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Title Defects and that Buyer intends to assert as a Title Defect pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and Sellers shall have no Liability for, any Title Defect that Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Sellers on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Lease or Well, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) to the extent available, supporting documents reasonably necessary for Sellers to verify the existence of such alleged Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. From the Execution Date until the end of the Title Claim Date, Buyer shall also, within a reasonable amount of time after discovery, furnish Sellers with written notice of any Title Benefit that is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen, or other title examiners while conducting Buyer’s due diligence with respect to the Assets. Further, to give Seller an opportunity to commence reviewing and curing alleged Title Defects, Buyer agrees to use commercially reasonable efforts to provide Seller, on or before the end of every other calendar week prior to the Title Claim Date, written notices of all matters that may be alleged as Title Defects which were discovered by Buyer or any of its Affiliate’s employees, title attorneys, landmen, or other title examiners during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided, however, that Buyer’s failure to deliver such notice shall not prejudice Buyer’s ability to assert a Title Defect pursuant to this Article XI.

(b) Title Benefit Notices. Sellers shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Lease or Well, or portion thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) to the extent available, supporting documents reasonably necessary for Buyer to verify the existence of such alleged Title Benefit, and (iv) the amount by which Sellers reasonably believe the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Sellers’ belief is based. Except for Title Benefits of which Buyer is required to notify Sellers pursuant to Section 11.2(a), Sellers shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the end of the Title Claim Date.

(c) Sellers’ Right to Cure.

(i) Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure at any time prior to expiration of the Cure Period any Title Defect asserted by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Sellers, including by giving Sellers reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control to the extent necessary or convenient to facilitate Sellers’ attempt to cure any such Title Defects. An election by Sellers to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(ii) At the Closing, Buyer shall deposit or cause to be deposited with the Escrow Agent in accordance with the terms of this Agreement an amount (the “Defect Escrow Amount”) equal to the sum of, subject to and after taking into account the limitations, thresholds and deductibles set forth in Section 11.2(i) and Section 12.1(e):

(A) the aggregate amount of all Title Defect Amounts (as claimed by Buyer in its Title Defect Notices) for all Title Defects that Sellers have elected to cure post-Closing pursuant to Section 11.2(d)(ii) and/or dispute pursuant to Section 11.2(d); plus

(B) the aggregate amount of all Remediation Amounts (as claimed by Buyer in its Environmental Defect Notices) for all Environmental Defects that Sellers have elected to cure post-Closing pursuant to Section 12.1(b) and/or dispute pursuant to Section 12.1(c); plus

(C) the aggregate amount of all Title Defect Amounts (as claimed by Buyer in its Title Defect Notices) and all Remediation Amounts (as claimed by Buyer in its Environmental Defect Notices) for all Title Defects and Environmental Defects that Sellers attempted to cure prior to Closing but which Buyer has elected to dispute such cure pursuant to Section 11.2(j).

(iii) Upon cure of any Title Defect or Environmental Defect, as applicable, to Buyer’s reasonable satisfaction prior to the expiration of the Cure Period or, in the event that a Title Defect or Environmental Defect

(including as to (A) whether such Title Defect or Environmental Defect has been cured and/or (B) the Title Defect Amount or Remediation Amount therefor) has been submitted to the Title Arbitrator as a Disputed Title Matter pursuant to Section 11.2(j) or to the Environmental Arbitrator pursuant to Section 12.1(f), as applicable, upon resolution of such Disputed Title Matter or Environmental Defect (or the applicable Remediation Amount) under the process delineated in Section 11.2(j) or Section 12.1(f), as applicable, then Sellers or Buyer, as applicable, shall be entitled to receive a distribution from the Defect Escrow Amount in accordance with the resolution of said matter in accordance with this Agreement.

(d) Remedies for Title Defects. Subject to Sellers’ continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the rights of the Buyer pursuant to Section 14.1(a), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured prior to Closing, Sellers shall, at their sole option at least two (2) Business Days prior to Closing, elect to:

(i) subject to the Individual Title Defect Threshold and the Aggregate Deductible, except as and to the extent provided in Section 11.1(b), reduce the Purchase Price by the Title Defect Amount (not to exceed the Allocated Value of the applicable Title Defect Property) determined pursuant to Section 11.2(g);

(ii) cure the alleged Title Defect pursuant to Section 11.2(c)(i); or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(a).

If Sellers fail to make any of the foregoing elections at least two (2) Business Days prior to Closing, Sellers will be deemed to have elected the remedy set forth in Section 11.2(d)(i).

(e) Remedies for Title Benefits. With respect to each Title Benefit Property timely and effectively reported under Section 11.2(a) or Section 11.2(b) for which the Title Benefit Amount exceeds the Individual Title Defect Threshold, the aggregate of all such Title Benefit Amounts shall only be used to offset Title Defect Amounts as provided in Section 11.2(i).

(f) Exclusive Remedy. Except for Buyer’s rights under Sellers’ special warranty of title in the Assignment (subject to the limitations set forth in Section 11.1) or in respect of a breach of Section 6.7, and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(a), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to any defects in Sellers’ title (including Sellers’ failure to have Defensible Title) with respect to the Leases or Wells.

(g) Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following methodology, terms, and conditions:

(i) if Buyer and Sellers agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if, with respect to any Title Defect affecting a Lease or Well, the Title Defect is the result of Sellers’ Net Revenue Interest for such Title Defect Property (for the productive life of such Title Defect Property) being less than the Net Revenue Interest set forth on Schedule 3.6 for such Title Defect Property, and the Working Interest set forth on Schedule 3.6 for such Title Defect Property is decreased (for the productive life of such Title Defect Property) in the same proportion as the decrease in Net Revenue Interest for such Title

Defect Property, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Title Defect Property multiplied by (B) a fraction, (1) the numerator of which is such Net Revenue Interest decrease and (2) the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Schedule 3.6;

(iv) if, with respect to any Title Defect affecting a Lease, the Title Defect is the result of Sellers’ Net Acres in such Lease being less than the Net Acres represented by Sellers on Schedule 3.6 for such Lease, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction, (1) the numerator of which is such Net Acre decrease and (2) the denominator of which is the Net Acres set forth for such Lease on Schedule 3.6;

(v) if the Title Defect represents any matter other than described in clauses (i) through (iv) of this Section 11.2(g), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers, and such other reasonable factors as are necessary to make a proper evaluation;

(vi) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h) Title Benefit Amount. The “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the following methodology, terms, and conditions:

(i) if Buyer and Sellers agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if, with respect to any Title Benefit affecting a Well, the Title Benefit represents an increase in Sellers’ Net Revenue Interest for such Title Benefit Property (for the productive life of such Title Benefit Property) and the Working Interest set forth on Schedule 3.6 for such Title Benefit Property is increased (for the productive life of such Title Benefit Property) in the same proportion as the increase in Net Revenue Interest for such Title Benefit Property, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Title Benefit Property multiplied by (B) a fraction, (1) the numerator of which is the Net Revenue Interest increase for such Title Benefit Property and (2) the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Schedule 3.6;

(iii) if, with respect to any Title Benefit affecting a Lease, the Title Benefit represents an increase in Sellers’ Net Acres in and to such Lease over the Net Acres represented by Sellers on Schedule 3.6 for such Lease, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction, (1) the numerator of which is such Net Acre increase and (2) the denominator of which is the Net Acres set forth for such Lease on Schedule 3.6; and

(iv) if the Title Benefit represents any matter other than described in clauses (i) through (iii) of this Section 11.2(h), then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Sellers, and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Defect Threshold and Deductible. Subject to the last sentence in Section 11.1(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold; and (ii) (y) in the case of Title Defects affecting Title Defect Properties that are Wells or 393 Leases, in no event shall there be any adjustments to the Purchase Price for any such Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Sellers) less the aggregate Title Benefit Amounts of all Title Benefits affecting Title Benefit Properties that are Wells or 393 Leases that exceed the Individual Title Defect Threshold, plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defect cured by Sellers), exceeds (B) the Aggregate Deductible for Wells and 393 Leases, after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible for Wells and 393 Leases and (z) in the case of all other Title Defects, in no event shall there be any adjustments to the Purchase Price for any such other Title Defect unless the aggregate Title Defect Amounts for such Title Defects (but excluding any such Title Defects cured by Sellers) less the aggregate Title Benefit Amounts of all other Title Benefits (any such excess amount, the “Net Title Defect Lease Amount”) exceeds the Aggregate Deductible for Leases (other than the 393 Leases) described on Schedule 3.6 (the same being a threshold and not a deductible), after which point Buyer shall be entitled to an adjustment to the Purchase Price equal to the entire Net Title Defect Lease Amount.

(j) Title Dispute Resolution. Sellers and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts, and Title Benefit Amounts and (ii) the adequacy of any curative materials provided by Sellers to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to Closing (or, if Sellers elect to attempt to cure pursuant to Section 11.2(c)(i), then prior to the end of the Cure Period). If Sellers and Buyer are unable to agree by Closing (or by the end of the Cure Period if Sellers elect to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties and/or Title Benefit Properties are located, as selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the AAA (the “Title Arbitrator”). Each of Buyer and Sellers shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter in writing. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any matter. The costs of the Title Arbitrator shall be borne equally between the Parties. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.3 or Section 3.4, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Sellers of his award with respect to a Disputed Title Matter and, subject to Section 11.2(i), the Parties shall, after giving effect to the limitations provided in this Section 11.2 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (i) to Buyer, an amount equal to (1) the sum of the Title Defect Amounts associated with (x) those Title Defects which Sellers elected to cure pursuant to Section 11.2(d)(ii) which are not subject to an unresolved Disputed Title Matter and which are not fully cured as provided in Section 11.2(c)(i), and (y) any Disputed Title Matters determined in favor of Buyer pursuant to this Section 11.2(j), less (2) an amount of any offsetting Title Benefits which are Disputed Title Matter and are determined in favor of Sellers pursuant to this Section 11.2(j) but only to the extent the same are permitted to be an offset to Title Defect Amounts in accordance with Section 11.2(i), with such amount to be disbursed from the Defect Escrow Amount, and (ii) to Sellers, the remainder of the Defect Escrow Amount, after giving effect to Section 12.1(f). Nothing herein shall operate to cause Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.4 or this Section 11.2.

11.3 Casualty Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing, or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects, breaches of this Agreement, or claims for indemnification pursuant to Section 13.2.

(b) If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 7.4, Buyer shall nevertheless be required to Close. Furthermore, subject to Section 7.4 and Section 8.4:

(i) If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing is less than $1,000,000, then at Closing (x) Buyer shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligation (and Sellers and their respective Affiliates shall have no Liability for such Casualty Losses), (y) the Purchase Price shall not be adjusted downward as a result of such Casualty Losses, and (z) Sellers shall pay to Buyer all sums paid to Sellers by Third Parties by reason of any Casualty Losses insofar as with respect to the Assets and shall assign, transfer, and set over to Buyer or subrogate Buyer to all of Sellers’ right, title, and interest (if any) in insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Assets.

(ii) If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing equals or exceeds $1,000,000, then, at or prior to Closing, Sellers shall elect to either (x) adjust the Purchase Price downward by the amount by which the reasonable estimated losses to the Assets as a result of such Casualty Losses exceeds $1,000,000 or (y) exclude the affected Asset(s) from the transaction contemplated hereby and reduce the Purchase Price by the Allocated Value of such excluded Assets. In the event this clause (b)(ii) is applicable, Sellers shall retain all sums paid by Third Parties by reason of such Casualty Losses and all rights in and to any insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses.

11.4 Consents to Assign. With respect to each Consent set forth on Schedule 4.4, Sellers shall, within a reasonable period of time after the Execution Date, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. If prior to Closing, either Party discovers any Consents that are not set forth on Schedule 4.4, such Party shall promptly provide written notice to the other Party of such Consents, whereupon Sellers shall promptly thereafter seek consent and comply with such Consents in accordance with this Section 11.4.

(a) If Sellers fail to obtain a Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment to Buyer of the Assets (or portion thereof affected thereby) to be void or voidable,

(ii) give rise to the right to terminate, or result in the termination of, a Lease or Contract under the express terms thereof, or (iii) be reasonably likely to result in any material Liabilities that are liquidated in amount to Buyer after Closing (a consent satisfying (i), (ii), or (iii), a “Hard Consent”), then subject to Section 7.4, Section 8.4, and Article IX, as applicable, (A) the Asset (or portion thereof) affected by such Hard Consent shall not be conveyed at the Closing, (B) (1) in cases in which such Asset is a Contract, the Contract shall be held by Sellers for the benefit of Buyer until the Hard Consent is satisfied or the Contract has terminated and Buyer shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Sellers against any Liabilities incurred or suffered by Sellers as a consequence of remaining a party to such Contract until the Hard Consent is satisfied or the Contract has terminated or (2) in cases in which the Asset subject to such Hard Consent is a Lease or Well, all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset shall not be conveyed at the Closing, (C) the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) and associated Assets excluded from the Assets conveyed at Closing as provided in this Section 11.4, and (D) Sellers and Buyer shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; provided, however, that no Party shall be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.4(a)) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then Sellers and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Sellers shall transfer to Buyer, the Assets (or interests therein) subject to such Consent and any associated Assets that were excluded from the Closing as provided in this Section 11.4, and Buyer shall pay or provide to Sellers an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

(b) If Sellers fail to obtain a Consent prior to Closing that is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and, provided Sellers have complied with its obligation to seek such Consent as provided in this Section 11.4, Sellers shall have no Liability to Buyer for, the failure to obtain such Consent.

(c) Prior to Closing, Sellers and Buyer shall use their respective commercially reasonable efforts to obtain all Consents; provided, however, that no Party shall be required to incur any Liability, pay any money, or provide any other consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Sellers with any information or documentation that may be reasonably requested by Sellers or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

11.5 Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 4.9, Sellers shall, within a reasonable period of time after the Execution Date, send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right with respect to the transactions contemplated hereby. If prior to Closing, either Party discovers any Preferential Purchase Rights that are not set forth on Schedule 4.9, such Party shall promptly provide written notice to the other Party of such Preferential Purchase Rights, whereupon Sellers shall promptly thereafter send notice and comply with such Preferential Purchase Rights in accordance with this Section 11.5.

(a) In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset) shall be excluded from this Agreement, the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets and, subject to Section 7.4, Section 8.4, and Article IX, as applicable, the Closing shall occur as to the remainder of the Assets (or interests therein).

(b) In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset) shall be retained by Sellers and the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such Assets, and, subject to Section 7.4, Section 8.4, and Article IX, as applicable, the Closing shall occur as to the remainder of the Assets (or interests therein).

(c) If, subsequent to the Closing, any Preferential Purchase Right is waived, the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, within one hundred twenty (120) days following Closing, then Sellers and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Sellers shall transfer to Buyer, the Assets (or interests therein) subject to such Preferential Purchase Right and any associated Assets that were excluded from the Closing as provided in this Section 11.5, and Buyer shall pay or provide to Sellers an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

11.6 Certain Title Matters. The Parties agree to the provisions of Exhibit N.

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1 Notice of Environmental Defects.

(a) Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Central Time) on May 31, 2018 (the “Environmental Claim Date”) claim notices to Sellers meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Agreement. For all purposes of this Agreement, but subject to Buyer’s remedy for a breach of Sellers’ representation contained in Section 4.15 and the corresponding representation in Sellers’ Certificate, and without limiting Buyer’s rights to indemnity in respect of the Specified Obligations, Buyer shall be deemed to have waived, and Sellers shall have no Liability for, any Environmental Defect that Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Sellers on or before the Environmental Claim Date; provided that if Buyer has actual knowledge of an Environmental Defect prior to the Environmental Claim Date, Buyer shall only be entitled to assert such matter as an Environmental Defect to the extent permitted by this Article XII and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of an indemnity claim in respect of Sellers’ representation in Section 4.15. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect and the Assets affected by such alleged Environmental Defect, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Defect, (iii) to the extent available, supporting documents reasonably necessary for Sellers to verify the existence of such alleged Environmental Defect, and (iv) a calculation of the Remediation Amount that Buyer asserts is attributable to such alleged Environmental Defect. To give Sellers an opportunity to commence reviewing and curing alleged Environmental Defects, Buyer agrees to use commercially reasonable efforts to provide Sellers, on or before the end of every other calendar week prior to the Environmental Claim Date, written notices of all matters that may be alleged as Environmental Defects which were discovered by Buyer and/or its Representatives during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date; provided, however, that Buyer’s failure to deliver such notice shall not prejudice Buyer’s ability to assert an Environmental Defect pursuant to this Article XII.

(b) Sellers’ Right to Cure. Sellers shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time during the Cure Period, any Environmental Defects of which it has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Sellers, including by giving Sellers reasonable access to the applicable Assets affected by any alleged Environmental Defects, to the extent necessary to facilitate Sellers’ attempt to cure any Environmental Defects. An election by Sellers to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c) Remedies for Environmental Defects. Subject to Sellers’ continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Buyer pursuant to Section 14.1(a), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured prior to Closing, Sellers shall, at their sole option at least two (2) Business Days prior to Closing, elect to:

(i) subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount relating to such Environmental Defect;

(ii) in the event that the Remediation Amount equals or exceeds the Allocated Value for such Environmental Defect, retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event, the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets (without regard to the Aggregate Deductible); or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(a).

If Sellers elect the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Defect and all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. If Sellers fail to make any of the foregoing elections at least two (2) Business Days prior to Closing, Sellers will be deemed to have elected the remedy set forth in Section 12.1(c)(i).

(d) Exclusive Remedy. Except for Buyer’s remedy for a breach of Sellers’ representation contained in Section 4.15 or the corresponding representation in Sellers’ Certificates (subject to the proviso in Section 12.1(a)) and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(a), and without limiting Buyer’s right to indemnity in respect of the Specified Obligations, the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect affecting any Asset.

(e) Environmental Deductibles. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Sellers), plus (2) the aggregate Title Defect Amounts of all Title Defects affecting Title Defect Properties that are Wells or 393 Leases and that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Sellers) less the aggregate Title Benefit Amounts of all Title Benefits that exceed the Individual Title Defect Threshold, exceeds (B) the Aggregate Deductible for Wells and 393 Leases, after which point Buyer shall be entitled to adjustments to the Purchase Price, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible for Wells and 393 Leases. For the avoidance of doubt, if Sellers retain any Assets pursuant to Section 12.1(c)(ii), the Remediation Amounts relating to such retained Assets will not count towards the Aggregate Deductible for Wells and 393 Leases and the

Purchase Price will be reduced by the Allocated Value of such retained Environmental Defect (and associated Assets) without regard to the Aggregate Deductible.

(f) Environmental Dispute Resolution. Sellers and Buyer shall attempt to agree in writing on all Environmental Defects and Remediation Amounts prior to Closing. If Sellers and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the Closing Date and absent such agreement, by the Houston, Texas office of the AAA (the “Environmental Arbitrator”). Each of Buyer and Sellers shall submit to the Environmental Arbitrator their proposed resolution of each Environmental Defect and Remediation Amount in writing. The proposed resolution shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) as the Remediation Amount for each Environmental Defect. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remediation Amounts submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any matter. The costs of the Environmental Arbitrator shall be borne equally between the Parties. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.3 or Section 3.4, then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Sellers of his award with respect to any disputed Environmental Defects and/or Remediation Amounts pursuant to this Section 12.1(f), and subject to Section 12.1(e), the Parties shall, after giving effect to the limitations provided in this Section 12.1 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (i) to Buyer, an amount equal to the sum of the Remediation Amounts associated with (x) those Environmental Defects which Sellers elected to cure pursuant to Section 12.1(b) which are not subject to an unresolved disputed Environmental Defects and/or Remediation Amounts pursuant to this Section 12.1(f) and which are not fully cured as provided in Section 12.1(b) and (y) any disputed Environmental Defects and/or Remediation Amounts determined in favor of Buyer pursuant to this Section 12.1, with such amount to be disbursed from the Defect Escrow Amount, and (ii) to Sellers, the remainder of the Defect Escrow Amount, after giving effect to Section 11.2(j). Nothing herein shall operate to cause Closing to be delayed on account of any unresolved dispute involving Environmental Defects and/or Remediation Amounts or any arbitration conducted pursuant to this Section 12.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Purchase Price shall not be adjusted therefor at Closing, and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.4 or this Section 12.1(f).

12.2 NORM, Asbestos, Wastes, and Other Substances. Buyer acknowledges that (a) the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Assets or associated with the Assets; (b) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; (c) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM, asbestos, and other wastes or Hazardous Substances; (d) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils, or sediment; (e) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets;

and (f) notwithstanding anything to the contrary, the presence of NORM or asbestos-containing materials cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIII

ASSUMPTION; INDEMNIFICATION ; SURVIVAL

13.1 Assumed Obligations; Specified Obligations; Retained Obligations.

(a) Without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to, or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on, or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership, or operation of the Assets, including obligations and Liabilities to (a) furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering, or transportation Contracts, (b) pay Working Interests, Burdens, and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.2(b)(vii)), (c) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (d) Decommission the Assets, (e) clean up and remediate the Assets in accordance with applicable Contracts and Laws, and (f) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Law (all of said obligations and Liabilities, subject to the following exclusions, being referred to as the “Assumed Obligations”); provided that Buyer does not assume any Retained Obligations.

(b) The following obligations and Liabilities related to the Assets are herein referred to as the “Specified Obligations”: (i) Liabilities arising out of or related to personal injury or wrongful death resulting from events arising during Sellers’ or their respective Affiliates’ ownership or operation of the Assets prior to the Closing Date; (ii) any Liabilities arising from any off-site disposal or transportation of Hazardous Substances prior to the Closing Date, (iii) obligations and Liabilities related to any payment, nonpayment, or mispayment of Burdens prior to the Effective Time; (iv) Liabilities related to any acts or omissions of gross negligence or willful misconduct of any Seller Indemnified Party related to or arising out of the Seller Indemnified Parties’ ownership or operation of the Assets prior to the Closing Date; (v) any civil or administrative fines or penalties or criminal sanctions imposed or assessed as a result of any pre-Closing Date violation of Law related to or arising out of the ownership or operation of the Assets by Sellers or their respective Affiliates prior to the Closing Date; and (vi) the matters described on Schedule 4.6 and Schedule 4.15 (the matters in this clause (vi), the “Scheduled Specified Obligations”).

(c) The following obligations and Liabilities related to the Assets are herein referred to as the “Retained Obligations”: (i) any and all Seller Taxes; (ii) Liabilities arising from or relating to the Excluded Assets; (iii) Liabilities arising from or relating to any Contract or arrangement (x) among any Seller or (y) among any of Sellers, on the one hand, and any Affiliate of any such Persons, on the other hand; (iv) Liabilities arising from or relating to any debt obligations of Sellers or their respective Affiliates or Hedge Contracts; (v) any ERISA Liabilities; and (vi) Liabilities arising from or relating to any post-Closing curative or Remediation efforts undertaken by or on behalf of Sellers with respect to any Title Defect or Environmental Defect.

13.2 Indemnities of Sellers. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Sellers shall be responsible for, shall pay on a current basis and hereby agree to defend, indemnify, and hold harmless Buyer and its Affiliates, and all of its and their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any

Buyer Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(a) any breach by Sellers of any of their representations or warranties contained in Article IV and/or Sellers’ Certificate;

(b) any breach by Sellers of any of their covenants or agreements under this Agreement;

(c) the Specified Obligations; and

(d) the Retained Obligations.

13.3 Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis and hereby defends, indemnifies, and holds harmless Sellers and their respective Affiliates, and all of their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Seller Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(a) any breach by Buyer of any of its representations or warranties contained in Article V and/or the Buyer’s Certificate;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c) the Assumed Obligations.

13.4 Limitation on Liability.

(a) Subject to Section 13.4(g), Sellers shall not have any Liability for any indemnification under Section 13.2(a) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “De Minimis Threshold”) and (ii) until and unless the aggregate amount of all Liabilities under Section 13.2(a) that exceed the De Minimis Threshold exceeds the Indemnity Deductible, after which point Sellers shall only be liable for such indemnification to the extent such Liabilities that exceed the De Minimis Threshold exceed the Indemnity Deductible; provided that the limitations on Sellers’ Liability in this Section 13.4(a) shall not apply to Sellers’ Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.13, and the corresponding representations and warranties in Sellers’ Certificates.

(b) Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 13.4(g), Sellers shall not be required to indemnify Buyer for aggregate Liabilities under Section 13.2(a) in excess of fifteen percent (15%) of the Base Purchase Price; provided that the limitations on Sellers’ Liability in this Section 13.4(b) shall not apply to Sellers’ Liability for breaches of their Fundamental Representations, the representations and warranties in Section 4.13, and the corresponding representations and warranties in Sellers’ Certificates.

(c) Notwithstanding anything to the contrary contained in this Agreement, Sellers’ aggregate Liabilities under this Agreement or otherwise shall not exceed the Base Purchase Price; provided that the limitation on Sellers’ Liability in this Section 13.4(c) shall not apply to Sellers’ Liability for any and all Seller Taxes.

(d) The obligations set forth in Section 13.2 and Section 13.3 shall not apply to (i) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, (ii) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Assets, and (iii) any amount that would result in a double recovery.

(e) Each Party shall use commercially reasonable efforts to mitigate any claim that such Party has or may bring for indemnification in connection with this Agreement or the transactions contemplated hereby.

(f) For purposes of the indemnification obligations in this Article XIII only, in determining the amount of any Liabilities in connection with a breach of a representation or warranty by Sellers, any materiality, material adverse effect, or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(g) The limitations on liability set forth in this Section 13.4(a) and (b) shall apply to any claim for indemnification resulting from a breach of the covenant contained in Section 6.11(c) as a result of the Required Information not satisfying clause (i) of the definition of “Compliant.”

13.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(c), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6 Exclusive Remedy.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.3, Section 10.1(c), this Article XIII, and Section 15.17 contain the Parties’ exclusive remedies against each other with respect to this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement. Except as specified in Section 6.3, Section 10.1(c), this Article XIII, and Section 15.17, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises, and forever discharges the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities, or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use, or operation of any of the Assets prior to, on, or after Closing or the condition, quality, status, or nature of any of the Assets prior to, on, or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Sellers or any of their respective Affiliates except as otherwise provided in Section 11.3.

13.7 Indemnification Procedures. All claims for indemnification under Section 6.3, Section 10.1(c), Section 13.2, and Section 13.3 shall be asserted and resolved as follows:

(a) In General. For purposes of Section 6.3, Section 10.1(c), and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Seller Indemnified Party or Buyer Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 6.3, Section 10.1(c), or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Seller Indemnified Party or Buyer Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by Buyer or Sellers, as applicable, pursuant to Section 6.3, Section 10.1(c), or this Article XIII.

(b) Claims Procedure. To make a claim for indemnification under Section 6.3, Section 10.1(c), Section 13.2, or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 10.1(c), Section 13.2, or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c) Third Party Claims.

(i) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii) If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii) If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against, or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (1) consent to such settlement or (2) reject, in its reasonable judgment, the proposed settlement or (B) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (B) above.

(d) Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability, or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter.

13.8 Survival.

(a) Sellers’ Representations and Warranties.

(i) Except as set forth in Section 13.8(a)(ii) and Section 13.8(a)(iii), Sellers’ representations and warranties in Article IV, the corresponding representations and warranties in Sellers’ Certificates and the corresponding indemnity obligations of Sellers under Section 13.2(a) with respect to all such representations and warranties, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date.

(ii) Sellers’ Fundamental Representations, the corresponding representations and warranties in Sellers’ Certificates and the corresponding indemnity obligations of Sellers under Section 13.2(a) with respect to Sellers’ Fundamental Representations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is three (3) years after the Closing Date.

(iii) Sellers’ representations and warranties in Section 4.13, the corresponding representations and warranties in Sellers’ Certificates and the corresponding indemnity obligations of Sellers under Section 13.2(a) with respect to the representations and warranties in Section 4.13, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(b) Sellers’ Covenants. Each of the covenants and performance obligations of Sellers set forth in this Agreement that are to be complied with or performed by Sellers at or prior to Closing (other than Section 6.7 and Section 15.2) and the corresponding indemnity obligations of Sellers under Section 13.2(b) with respect to such covenants and obligations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date. All other covenants and performance obligations of Sellers set forth in this Agreement and the corresponding indemnity obligations of Sellers under Section 13.2(b) with respect to such covenants and obligations shall survive the Closing and remain in full force and effect until fully performed.

(c) Sellers’ Specified Obligations, Retained Obligations. The Specified Obligations and the corresponding indemnity obligations of Sellers under Section 13.2(c) with respect to the Specified Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date; provided that (x) the Scheduled Specified Obligations and the corresponding indemnity obligations of Sellers under Section 13.2(c) with respect to the Scheduled Specified Obligations shall survive the Closing until such matters are fully and finally resolved and (y) the Specified Obligations under clause (iii) in the definition thereof and the corresponding indemnity obligations of Sellers under Section 13.2(c) shall expire and terminate at 5:00 p.m. Central time on the date that is two (2) years after the Closing Date. The Retained Obligations and the corresponding indemnity obligations of Sellers under Section 13.2(d) with respect to the Retained Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(d) Buyer’s Representations, Warranties, Covenants, and Other Indemnities. The representations, warranties, covenants, and performance obligations of Buyer in this Agreement and Buyer’s Certificate, and all covenants, assumptions, and indemnities set forth in Section 13.3 shall survive the Closing and remain in full force and effect indefinitely.

(e) Survival After Claim. Notwithstanding Section 13.8(a), Section 13.8(b), and Section 13.8(c), if a Claim Notice has been properly delivered under Section 13.7(b) before the date any representation, warranty, covenant, indemnity, or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Liabilities arising out of, relating to, or attributable to the breach of such representation, warranty, covenant, indemnity, or performance obligation, such representation, warranty, covenant, indemnity, or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity, or performance obligation have been fully and finally resolved under Section 13.7.

(f) Knowledge. In no event shall any Person be entitled to indemnification hereunder with respect to a breach by a Party of any of the representations, warranties, or covenants made or agreed to by such a Party hereunder of which such Person had actual knowledge prior to the Execution Date.

(g) Earnout Payment. Buyer shall have the right to setoff against, offset, recoup, or withhold from the Earnout Payment, if payable, any amounts payable by Sellers to Buyer under this Agreement in respect of Sellers’ indemnification obligations hereunder.

13.9 Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Insurance. The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates) from insurance policies carried by such Indemnified Party that are actually realized.

13.11 Non-Compensatory Damages. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLERS OR BUYER, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, SELLERS’ CERTIFICATES, THE BUYER’S CERTIFICATE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLERS, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, SELLERS’ CERTIFICATES, THE BUYER’S CERTIFICATE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.12 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, Sellers’ Certificates, the Buyer’s Certificate, or the transactions contemplated hereby or thereby.

13.13 Treatment of Payments. Any payments made to any Buyer Indemnified Party or Seller Indemnified Parties, as the case may be, pursuant to Article III, this Article XIII, or Section 15.2 shall be treated as an adjustment to the Purchase Price for U.S. federal and applicable state income Tax purposes to the extent permitted by applicable Law.

ARTICLE XIV

TERMINATION, DEFAULT, AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):

(a) by Sellers or Buyer if Closing shall not have occurred on or before October 31, 2018 (as may be extended in accordance herewith, the “End Date”) provided, however, that in the event the Marketing Period has commenced but has not completed as of the End Date, the End Date may be extended (but not beyond the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Parent in its sole discretion by providing written notice thereof to the Sellers at least one (1) Business Day prior to the End Date.;

(b) by Buyer if the South Texas CA has been validly terminated prior to consummation of the South Texas Transaction;

(c) by Sellers or Buyer if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal, in each case, by the terms of a final, non-appealable order;

(d) by Buyer or Sellers in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 or Section 8.1 or Section 8.2, as applicable, if it was continuing as of the Closing Date and (ii) cannot be or has not been cured by the earlier of (A) five (5) Business Days prior to the End Date and (B) thirty (30) days after the giving of written notice to the breaching Party of such breach, the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant, or other agreement contained in this Agreement; or

(e) by the mutual prior written consent of Sellers and Buyer;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b), or (d) of this Section 14.1 if such Party (or its Affiliates, as applicable) is in Willful and Material Breach of this Agreement and/or the South Texas CA at the time this Agreement would otherwise be terminated by such Party.

14.2 Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 14.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability or obligation hereunder; provided that the provisions of Section 6.13, Section 10.1(c), Section 10.2, Section 10.3, Section 13.11, this Section 14.2, Section 14.3, Article I, and Article XV (other than Section 15.2(b) through Section 15.2(j) and Section 15.17, which shall terminate) and such of the defined terms set forth in Annex I to give context to such Sections shall, in each case, survive such termination; provided further that no Party shall be relieved or released from any Liabilities arising out of any Willful and Material Breach by such Party that gave rise to the failure of a condition set forth in Article VII or Article VIII, as applicable.

14.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Sellers all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps, and other information furnished by Sellers to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Sellers in writing.

ARTICLE XV

MISCELLANEOUS

15.1 Annexes, Exhibits, and Schedules. All of the Annexes, Exhibits, and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits, and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs, and expenses incurred by Buyer or Sellers in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, at the Closing, Buyer shall pay or cause to be paid the Sellers Transaction Expenses to Sellers.

(b) (i) Sellers shall be allocated and bear all Asset Taxes attributable to (x) any Tax period ending prior to the Effective Time and (y) the portion of any Straddle Period ending immediately prior to the Effective Time and (ii) Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time.

(c) For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property, or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to Liability for the particular Asset Tax and shall end on the day before the next such date.

(d) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, Section 3.3, or Section 3.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or payable by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2(d).

(e) Subject to Buyer’s indemnification rights under Section 13.2, Buyer shall be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes in a manner consistent with Sellers’ past practice unless otherwise required by applicable Law.

(f) Sellers shall be entitled to any and all refunds of Asset Taxes allocated to Sellers pursuant to Section 15.2(b) and Section 15.2(c), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 15.2(b) and Section 15.2(c). If a Party or its Affiliate receives a refund of Asset Taxes (the “Recipient Party”) to which the other Party is entitled pursuant to this Section 15.2(f) (the “Entitled Party”), such Recipient Party shall forward to the Entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such Recipient Party in procuring such refund.

(g) All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. To the extent that any sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, or other similar Taxes are incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne by Buyer. The Parties shall cooperate in good faith to minimize, to the extent possible under applicable Laws, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Laws for filing such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Parties at least ten (10) days prior to the expected filing date for such Tax Returns.

(h) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(i) Buyer shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Sellers such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax Law, or pursuant to any other applicable Laws provided, however, Buyer shall provide at least ten (10) Business Days’ written notice to Sellers if Buyer intends to withhold any amounts under this Section 15.2(i). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

(j) Notwithstanding anything to the contrary in this Agreement, Sellers shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on Sellers with respect to any period prior to or including the Closing Date, any of their direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Purchase Price under Section 3.2.

15.3 Assignment. This Agreement may not be assigned, in whole or in part, by either Party without prior written consent of the other Party; provided that (x) Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate and (y) Buyer may, after the Closing Date, collaterally assign its rights under this Agreement to any Financing Source without the prior written consent of the other Party; provided, however, that no such assignment shall relieve Buyer of its obligations under this Agreement. In the event the non-assigning Party consents to any such assignment, or Buyer assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

15.4 Preparation of Agreement. Sellers and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity. Subject to compliance with applicable Law, the Parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Sellers:

Sellers’ Representative

c/o ENERVEST, LTD.

Attention: Philip Berry

Vice President – Business Development & Transactions

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: PBerry@EnerVest.net

With a copy to (which shall not constitute notice):

ENERVEST, LTD.

Attention: J. Andrew West

Vice President & General Counsel

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: AWest@EnerVest.net

If to Buyer:

Buyer’s Representative

c/o TPG Pace Energy Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: Jerry Neugebauer

Email: GNeugebauer@tpg.com

With	a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: John Grand

Email: jgrand@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.

15.7 Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.

15.8 Filings, Notices, and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the real property records of the appropriate counties as well as with applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer, and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline, or area-wide bond.

15.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS, AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT, AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLERS’ CERTIFICATES, OR THE BUYER’S CERTIFICATE, AND NEITHER SELLERS NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations, or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Notwithstanding the foregoing, the Financing Sources (and solely in the case of this Section 15.10, Section 15.13 and Section 15.21, the Financing Persons) shall be express third party beneficiaries of, and shall be entitled to enforce, this Section 15.10 Section 15.11, Section 15.12 Section 15.13, and Section  15.22.

15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties; provided, however, (x) following the receipt of Stockholder Approval, no amendment shall be made which by Law would require the further approval by the stockholders of Parent without first obtaining such further approval and (y) Section 15.10, this Section 15.11, Section 15.12, Section 15.13, and Section 15.22 (and any related definitions that would affect these sections) may not be amended in a manner that adversely impacts any Financing Person without the prior written consent of the Financing Sources.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance; provided, however, that any waiver of Section 5.10, Section 15.11, this Section 15.12, Section 15.13 and Section 15.22 (and any related definitions that would affect these sections) may not be given without the prior written consent of the Financing Sources if such waiver would adversely impact any Financing Person. No course of dealing on the part of Sellers or Buyer or their respective officers, employees, agents, or representatives and no failure by Sellers or Buyer to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Sellers and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION (EXCEPT THAT WITH RESPECT TO ANY ACTION INCLUDING THE FINANCING PERSONS, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN).

(b) THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE, AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTIONS 3.5, 11.2(j), 12.1(f)), AND/OR EXHIBIT I THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTIONS 3.5, 11.2(j), 12.1(f)), AND/OR EXHIBIT I, THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AGAINST THE FINANCING PERSONS, INCLUDING WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 15.13 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c) TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 15.13(b).

(d) THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS AND DEBT FINANCING CONTEMPLATED HEREBY OR THEREBY.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Removal of Name. As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Buyer shall, at its sole cost and expense, eliminate the name “EnerVest” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Sellers or any of their respective Affiliates.

15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

15.17 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, including any obligation to consummate the Closing, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

15.18 Joint and Several Liability. For clarity, and notwithstanding anything to the contrary in this Agreement, each Seller shall be jointly and severally liable for all duties, obligations and Liabilities of each other Seller under this Agreement and the Transaction Documents, except that Fund Sellers (collectively), on the one part, EV Holding, on the second part, and Co-Invest Seller, on the third part, will be severally, and not jointly, liable for Sellers’ obligations hereunder based on the ownership interests of each Seller set forth on Schedule 15.18 (the “Seller Ownership Interests”), including obligations herein related to Title Defects, Environmental Defects, and representations, warranties, and covenants of Sellers, in each case, with respect to which all thresholds, deductibles, caps, and similar limitations herein shall be reduced, and apply separately, for Fund Sellers (collectively), on the one part, EV Holding, on the second part, and Co-Invest Seller, on the third part, on a pro rata basis based on the Seller Ownership Interests; provided that, notwithstanding the foregoing, the determination of whether the conditions to Closing set forth in Article VII have been satisfied will be determined on a joint (and not several) basis among the Sellers.

15.19 Sellers’ Representative. Notwithstanding anything to the contrary, each Seller hereby appoints EV XI-A (“Sellers’ Representative”) to serve as its representative hereunder, and agrees that Sellers’ Representative shall be authorized on such Seller’s behalf and be responsible hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed hereunder to Sellers, (b) receive all amounts payable hereunder to Sellers, (c) make, on a joint basis, all elections that any Seller is entitled hereunder to make, and (d) otherwise perform (to the extent practicable) all of the administrative obligations hereunder of the Sellers (collectively, the “Representative Services”); provided, however, that, notwithstanding the foregoing, from and after the Closing, the Representative Services shall not include, and EV XI-A shall not serve as Co-Invest Seller’s representative with respect to, or have any obligation to Co-Invest Seller with respect to, the negotiation, compromise, or resolution of any matters related to any Claim Notices or other indemnity matters hereunder, including any administrative functions or other actions (such as giving and receiving notices) related to any Claim Notices or other indemnity matters under this Agreement so long as Co-Invest Seller has provided to Buyer in writing separate notice information for any such communications as contemplated in the last sentence of Section 15.6. Moreover, Sellers’ Representative shall be responsible for disbursing to the other Sellers their respective proportionate shares of all amounts received hereunder by Sellers’ Representative on their behalf.

15.20 No Recourse.

(a) Notwithstanding the fact that Buyer may be a partnership or limited liability company, Sellers, by their acceptance of the benefits of this Agreement, covenant, agree, and acknowledge that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 15.3 (and their respective successors and assigns, collectively, the “Buyer Recourse Parties”) shall have any obligation hereunder and that they have no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current, or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of Buyer (or any of the foregoing Persons’ successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of Buyer (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case, not including Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 15.3 (each, but excluding for the avoidance of doubt, the Buyer Recourse Parties, a “Buyer Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 15.3 against the Buyer Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation, or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Buyer Party Affiliate, as such, for any obligations of Buyer (or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 15.3) under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

(b) Notwithstanding the fact that each Seller may be a partnership or limited liability company, Buyer, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than Sellers (and their respective successors and assigns, collectively, the “Seller Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current, or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of any Seller (or any of the foregoing Persons’ successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of any Seller (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case, not including any Seller (each, but excluding for the avoidance of doubt, the Seller Recourse Parties, a “Seller Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract, or otherwise) by or on behalf of any Seller against the Seller Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation, or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Seller Party Affiliate, as such, for any obligations of any Seller under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

15.21 Trust Account Waiver. Sellers acknowledge that Parent is a blank check company with the powers and privileges to effect a Business Combination. Sellers further acknowledge that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent’s initial public offering. For and in consideration of Buyer entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Sellers hereby irrevocably waive any right, title, interest, or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts, or agreements with Parent and Buyer; provided, that (a) nothing herein shall serve to limit or prohibit Sellers’ right to pursue a claim against Buyer pursuant to this Agreement for legal relief against monies or other assets of Buyer held outside the Trust Account or, subject to Section 15.17, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that Sellers may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

15.22 Lenders. Notwithstanding anything herein to the contrary, each Seller agrees, on behalf of themselves and their respective former, current or future Affiliates, limited partners or other equityholders and Representatives (collectively, the “Seller Related Parties”) that neither the Sellers nor the Seller Related Parties shall have any claim against any Financing Person, nor shall any Financing Person have any liability whatsoever to any Seller Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Person.

15.23 Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

Signature Pages Follow

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XI-WI, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST HOLDING, L.P.

By:	EnerVest Operating, L.L.C., its General Partner

By:	/s/ Jud Walker
Name:	Jud Walker
Title:	President and Chief Executive Officer

ENERVEST WACHOVIA CO-INVESTMENT PARTNERSHIP, L.P.

By:	EnerVest, Ltd., its General Partner

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BUYER:

TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

ANNEX I

DEFINED TERMS

“2018 Lease Acquisition Costs” shall have the meaning set forth in Section 6.17.

“2018 Leases” shall mean the Leases listed on Schedule 2.3(b).

“2018 New Leases” shall have the meaning set forth in Section 6.17.

“393 Leases” shall mean each of the Leases described on Exhibit A for which there is more than zero (0) Net Acres listed under the column on Exhibit A entitled “393 Net Acre” for such Lease.

“AAA” shall have the meaning set forth in Section 3.5.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.5.

“Adjusted Base Purchase Price” shall have the meaning set forth in Section 3.1.

“Administrative Agent” shall have the meaning set forth in the Recitals.

“Adverse Effect on Financing” shall have the meaning set forth in Section 6.10(a).

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Asset” shall have the meaning set forth in Section 6.7.

“Aggregate Deductible” shall mean (a) in the case of (i) Title Defects affecting Title Defect Properties that are Wells or 393 Leases and (ii) Environmental Defects, two percent (2%) of the Base Purchase Price and (b) in the case of Title Defects affecting Leases (or the portions thereof) (other than 393 Leases) described on Schedule 3.6, an amount equal to ten percent (10%) of the Allocated Values of the Leases (other than 393 Leases) set forth on Schedule 3.6.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.6.

“Allocation” shall have the meaning set forth in Section 3.7.

“Alternative Proposal” shall mean proposal, transaction, or offer by any Person (other than Parent or Buyer) for any direct or indirect acquisition of any of the Assets.

“Anti-Corruption Laws” shall mean all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010.

Annex I – Page 1

“Applicable Contracts” shall mean all Contracts to which any Seller is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment, Assumption and Bill of Sale from Sellers to Buyer, pertaining to the Assets, in the form attached to this Agreement as Exhibit F.

“Assumed Obligations” shall have the meaning set forth in Section 13.1(a).

“Base Purchase Price” shall have the meaning set forth in Section 3.1.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Combination” shall have the meaning set forth in the Amended and Restated Certificate of Incorporation of Parent, dated as of May 4, 2017, as amended.

“Business Combination Proposal” shall mean any offer or proposal, written or oral (whether binding or non-binding), relating to a Business Combination.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Party Affiliate” shall have the meaning set forth in Section 15.20(a).

“Buyer Recourse Parties” shall have the meaning set forth in Section 15.20(a).

“Buyer Transaction Proposal” shall have the meaning set forth in Section 6.14.

“Buyer’s Certificate” shall have the meaning set forth in Section 9.3(j).

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

Annex I – Page 2

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Co-Invest Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Compliant” means, with respect to the Required Information, that such Required Information (i) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is used, not misleading and (ii) complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated December 13, 2017 by and between EV Ltd. and Parent.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any contract, agreement, or any other legally binding arrangement, but excluding, however, any Lease or Surface Right.

“Credit Agreement” shall have the meaning set forth in Section 6.19.

“Credit Support” shall have the meaning set forth in Section 4.24.

“Cure Period” shall mean the period ending sixty (60) days after the Closing Date.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“De Minimis Threshold” shall have the meaning set forth in Section 13.4(a).

“Debt Commitment Letter” shall mean an executed debt commitment letter, dated March 20, 2018, among TPG Pace Energy Operating LLC and the lenders party thereto, including any exhibit or schedule thereto and any amendment, restatement, modification or replacement thereof in accordance with the terms hereof.

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any debt securities contemplated thereby to be issued in lieu of the bridge facilities thereunder).

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease, or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration, and site remediation.

“Defect Escrow Amount” shall have the meaning set forth in Section 11.2(c)(ii).

Annex I – Page 3

“Defensible Title” shall mean such title of Sellers with respect to the Leases (as to the Target Depths only) and the Wells (limited to any currently producing intervals) as of the Effective Time and the Closing Date (and all times in between) and subject to Permitted Encumbrances:

(a) with respect to each Lease or Well described on Schedule 3.6, as applicable, entitles Sellers to receive throughout the productive life of such Lease (as to the Target Depths) or Well (as to any currently producing intervals) not less than the Net Revenue Interest set forth on Schedule 3.6, as applicable, for such Lease or Well, except for (i) decreases in connection with those operations in which Sellers or their successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Schedule 3.6;

(b) with respect to each Well described on Schedule 3.6, obligates Sellers to bear throughout the productive life of such Well (as to any currently producing intervals) not more than the Working Interest set forth on Schedule 3.6 for such Well, except (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Sellers’ Net Revenue Interest, and (iii) as otherwise set forth on Schedule 3.6;

(c) with respect to each Lease described on Schedule 3.6, entitles Sellers to no less than the number of Net Acres (as to the Target Depths) set forth under the heading “Net Acres” on Schedule 3.6 for such Lease, except for (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Sellers’ Net Revenue Interest, or (iii) as otherwise shown on Schedule 3.6; and

(d) is free and clear of all Encumbrances and other defects.

“Designated Area” shall mean the area depicted on the plat attached hereto on Exhibit J.

“Dispute Notice” shall have the meaning set forth in Section 3.4(a).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“DOJ” shall have the meaning set forth in Section 6.6.

“Earnout Payment” shall have the meaning set forth in Section 3.1.

“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2018.

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge, or similar encumbrance.

“End Date” shall have the meaning set forth in Section 14.1(a).

“Entitled Party” shall have the meaning set forth in Section 15.2(f).

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

Annex I – Page 4

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Defect” shall mean (a) a condition, event, or circumstance that causes an Asset (or Sellers with respect to an Asset) not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to the Assets or the operation thereof of any environmental pollution, contamination, or degradation where investigation, reporting, monitoring, remedial, or corrective action is presently required (or if known, would be presently required) under Environmental Laws; provided, however, that no matter listed on Schedule 4.15 shall constitute an Environmental Defect.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all Laws in effect as of the Execution Date relating to the prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal, or other management of, including any exposure to, chemicals or Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws.

“ERISA Liabilities” shall mean any Liability attributable to or arising out of (a) Sellers’ or their Affiliates’ employment relationship with the employees of Sellers or their respective Affiliates prior to Closing, (b) Sellers’ or their respective Affiliates’ employee benefit plans applicable to such employees, and (c) Sellers’ or their respective Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974, as amended, applicable to such employees.

“Escrow Agent” shall mean CITIBANK, NATIONAL ASSOCIATION or, if CITIBANK, NATIONAL ASSOCIATION refuses to serve, another nationally recognized bank as agreed to in writing by the Parties.

“Escrow Agreement” shall mean an Escrow Agreement to be entered into by and among Sellers, Buyer, and the Escrow Agent as of the Closing Date to hold the Defect Escrow Amount, substantially in the form attached hereto as Exhibit G.

“EV Holding” shall have the meaning set forth in the introductory paragraph herein.

“EV Ltd.” shall mean EnerVest, Ltd., a Texas limited partnership.

“EV XI-A” shall have the meaning set forth in the introductory paragraph herein.

“EV XI-WI” shall have the meaning set forth in the introductory paragraph herein.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) all of Sellers’ minute books, financial records, and other business records that relate to Sellers’ business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables, and all other proceeds, income, or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Purchase Price set forth in Section 3.2, all funds held in suspense; (c) subject to Section 11.3, all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions, or events or damage to or

Annex I – Page 5

destruction of property; (d) all claims of Sellers or their respective Affiliates for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets; (e) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other similar intellectual property; (f) all documents and instruments of Sellers that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (g) all data, information, and agreements that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Sellers have used their commercially reasonable efforts to obtain waivers of any such confidentiality arrangements); (h) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (i) all non-proprietary geophysical, and other seismic and related technical data and information relating to the Assets that Sellers may not disclose, assign, or transfer under its existing agreements and licenses without payment of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or accept such penalty); (j) documents prepared or received by Sellers or their respective Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Sellers, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Sellers or their respective Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Sellers or any of their representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Sellers or any of their representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (k) Sellers’ Houston office and any personal property located in or on such offices or office leases; (l) any other assets, properties, or items specifically listed on Exhibit E; (m) any Hedge Contracts; (n) any debt instruments; (o) any master services agreements or similar Contracts of Sellers or their respective Affiliates; (p) any assets described in Section 2.1(d), Section 2.1(e), Section 2.1(g), or Section 2.1(h) that are not assignable; (q) any assets that are finally excluded from the transactions contemplated hereby, including pursuant to Section 10.1(b)(iv), Section 11.3(b)(ii)(y), Section 11.4(a), Section 11.5(a), Section 11.5(b), or Section 12.1(c)(ii); or (r) subject to Section 10.2, copies of the Records.

“Excluded Defects” shall have the meaning set forth in the definition of “Title Defects.”

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Ex-Im Laws” shall mean all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“FCC” shall mean the Federal Communications Commission.

“FCC Assignment Applications” is defined in Section 6.16(a).

“FCC Licenses” shall mean the FCC licenses described on Exhibit K.

“FCC Rules” shall mean Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act.

“Federal Securities Laws” shall have the meaning set forth in the South Texas CA.

“Final Price” shall have the meaning set forth in Section 3.4(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

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“Financing Persons” shall mean the Financing Sources and any other potential or actual agents, underwriters, initial purchasers, lenders and investors for the Debt Financing, and in each case, any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives, or agents or any former, current, or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative, or agent of any of the foregoing, and their respective successors and assigns.

“Financing Sources” shall mean the financial institutions party to the Debt Commitment Letter, and their respective successors and assigns.

“Forbearance Agreement” shall have the meaning set forth in Section 6.19.

“FTC” shall have the meaning set forth in Section 6.6.

“Fund Seller” and “Fund Sellers” shall have the meanings set forth in the introductory paragraph of this Agreement.

“Fundamental Representations” shall mean the representations and warranties in Section 4.1, Section 4.2, Section 4.3(a), Section 4.5, Section 4.14, and Section 4.25.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal, or other government; any governmental, regulatory or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“GulfTex Assets” shall have the meaning set forth in the South Texas CA.

“Hard Consent” shall have the meaning set forth in Section 11.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals, including any petroleum, waste oil, or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

“Hedge Contract” shall mean any Contract to which any Seller or any of its Affiliates is a party with respect to any swap, forward, future, or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial, or pricing indices or measures of economic, financial, or pricing risk or value or any similar transaction or any combination of these transactions.

“Horizontal JOA” shall have the meaning set forth in Section 4.7(a)(vi).

“HSR Act” shall have the meaning set forth in Section 6.6.

“HSR Approval” shall mean approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.

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“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers are entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Sellers under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility), or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Sellers pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage, or processing facility.

“Income Taxes” shall mean any income, capital gains, franchise, and similar Taxes.

“Indebtedness” shall mean, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments for the repayment of money borrowed; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean two percent (2%) of the Base Purchase Price.

“Independent Accounting Firm” means a nationally recognized accounting firm or other recognized expert selected by Buyer and reasonably acceptable to Sellers.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Defect Threshold” shall mean (a) in the case of Title Defects affecting Title Defect Properties that are Wells, $50,000, (b) in the case of 393 Leases, the lesser of $50,000 and twenty percent (20%) of the Allocated Value of the relevant 393 Lease, and (b) in all other cases, $0.

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Ironwood MIPA” shall have the meaning set forth in the South Texas CA.

“Joint Operating Agreement” shall have the meaning set forth in Section 6.18.

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“Knowledge” shall mean with respect to Sellers, the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule I-1.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Lender Group” shall have the meaning set forth in the Recitals.

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines, and costs and expenses, including reasonable attorneys’ fees, legal or other expenses incurred in connection therewith.

“Marketing Period” shall mean a 15 consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the later of the date that Stockholder Approval has been obtained and the Required Information has been received; provided that (x) none of July 2, 2018 through and including July 6, 2018 shall constitute a Business Day for purposes of the Marketing Period and (y) such Marketing Period shall either end on or prior to August 17, 2018 or if such period has not ended on or prior to August 17, 2018, then such period shall commence no earlier than September 4, 2018 (any such date encompassed by clause (x) or (y), a “Blackout Date”). The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period, notwithstanding anything in this definition to the contrary:

(i) Sellers have publicly announced their intention to, or determine that they must, restate any financial statements information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Parent (including a new unqualified audit opinion with respect to any restated financial statements);

(ii) the applicable independent accountants of the Sellers shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Buyer and such audit opinion has been delivered to Parent;

(iii) the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such 15 consecutive Business Day period (and not be “stale”) to the extent such financial statements were included in a filing with the SEC, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by Company of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new 15 consecutive Business Day period to the extent such financial statements were included in a filing on such day; or

(iv) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on ownership, operation or the value of the Assets, taken as a whole, and as

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currently operated as of the Execution Date or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply, or transportation markets, interest, or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms, or other naturally occurring events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (h) a change in Laws and any interpretations thereof from and after the Execution Date; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; and (k) natural declines in well performance.

“Material Contracts” shall have the meaning set forth in Section 4.7(a).

“Net Acres” shall mean, as computed separately with respect to each Lease (as to the Target Depths only) (a) the number of gross acres in the lands covered by such Lease multiplied by (b) the mineral interest in Hydrocarbons covered by such Lease in such lands multiplied by (c) Sellers’ Working Interest for such Lease.

“Net Revenue Interest” shall mean, with respect to a Well (as to any currently producing intervals) or Lease (as to the Target Depths), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease, as applicable, after giving effect to all Burdens; provided that if a Person’s “Net Revenue Interest” in any Well or Lease differs as to any part or depth of such Well or Lease, then a separate calculation shall be made as to each such part or depth.

“Net Title Defect Lease Amount” shall have the meaning set forth in Section 11.2(i).

“NORM” shall mean naturally occurring radioactive material.

“Offer Documents” shall have the meaning set forth in the South Texas CA.

“Other JOA” shall mean any Applicable Contract that is a joint operating agreement, other than the Horizontal JOAs.

“other Party” shall mean (a) when used with respect to Buyer, Sellers and (b) when used with respect to Sellers, Buyer.

“Other Wells” shall have the meaning set forth in Section 2.1(b).

“Overhead Amount” shall mean (a) with respect to Assets that are operated by Sellers and are burdened by an existing joint operating agreement covering such Assets, a monthly amount (prorated for any partial month) equal to Sellers’ collective Working Interest share of the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, a monthly amount (prorated for any partial month) equal to Sellers’ collective Working Interest share of $8,500 per well being drilled in accordance with the terms of this Agreement and $814 per producing Well, in each case, during the Interim Period; provided, that such rates will be adjusted on April 1, 2018 (for periods following such date) by applying the adjustment factor most recently published by COPAS and in accordance with COPAS MFI 47 (“Adjustment of Overhead Rates”).

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“Parent” shall have the meaning set forth in the Recitals.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Patriot Act Offense” shall mean (a) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism, or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001; and (b) the crime of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense under clause (a).

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases, Material Contracts and all Burdens if the net cumulative effect of such Leases, Material Contracts and Burdens does not operate to (i) decrease the aggregate Net Revenue Interest to which Sellers are entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Schedule 3.6, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which Sellers are obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Schedule 3.6 for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Sellers in any Lease to an amount less than the number of Net Acres set forth on Schedule 3.6 for such Lease, or (iv) impair the operation or use of the Assets;

(b) Preferential Purchase Rights, including those listed on Schedule 4.9; Consents, including those listed on Schedule 4.4; and Customary Post-Closing Consents;

(c) liens for Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, if contested, are identified on Schedule 1.1 or are first contested in good faith after the Execution Date;

(d) conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights (that have not been triggered);

(e) all Laws and all rights reserved to or vested in any Governmental Authority, including rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(f) rights of a common owner of any interest in rights-of-way, permits, easements, or other Assets held by Sellers and such common owner as tenants in common or through common ownership;

(g) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, that, in each case, do not impair the operation or use of the Assets as the Assets are currently operated and used by Sellers or Sellers’ Affiliates;

(h) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

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(i) liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

(j) any Encumbrance affecting the Assets that is discharged by Sellers (at their cost) at or prior to Closing;

(k) any Encumbrance resulting from Sellers’ conduct of business in compliance with this Agreement;

(l) mortgage liens by the lessor under a Lease covering the lessor’s surface and mineral interests in the lands covered thereby in respect of mortgages that (i) post-date the creation of the applicable Lease or (ii) pre-date the creation of the applicable Lease and are not in foreclosure proceedings of which Sellers have received service or, to Sellers’ Knowledge, are not in default or have been subordinated to Sellers’ rights under the applicable Lease;

(m) zoning and planning ordinances and municipal regulations;

(n) Imbalances, including those identified on Schedule 4.11;

(o) all litigation identified in Schedule 4.6;

(p) Title Defects expressly waived by Buyer in writing; and

(q) all other Encumbrances, defects, and irregularities in title that would customarily be accepted by prudent purchasers of oil and gas properties and that individually or in the aggregate do not operate to (i) decrease the aggregate Net Revenue Interest to which Sellers are entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Schedule 3.6, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which Sellers are obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Schedule 3.6 for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Sellers in any Lease to an amount less than the number of Net Acres set forth on Schedule 3.6 for such Lease, or (iv) materially impair the operation or use of the Assets.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment and evaluation of compliance with Environmental Laws that does not involve any invasive, sampling, or testing activities.

“Phase II ESA” shall have the meaning set forth in Section 10.1(b)(i).

“Preferential Purchase Right” shall have the meaning set forth in Section 4.9.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.

“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

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“Property Expenses” shall have the meaning set forth in Section 2.3(b).

“Proxy Statement” shall have the meaning set forth in the South Texas CA.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Recipient Party” shall have the meaning set forth in Section 15.2(f).

“Records” shall have the meaning set forth in Section 2.1(l).

“Remediation” shall mean, with respect to an Environmental Defect, the implementation and completion of any investigation, reporting, permitting, monitoring, remedial, removal, response, construction, closure, disposal, or other corrective actions to the extent required under Environmental Laws to correct or remove such Environmental Defect.

“Remediation Amount” shall mean, with respect to an Environmental Defect, the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response, and allowed for the continued, safe, and prudent operation of the affected Asset).

“Representative Services” shall have the meaning set forth in Section 15.19.

“Representatives” shall have the meaning set forth in Section 10.1(a).

“Retained Obligations” shall have the meaning set forth in Section 13.1(c).

“Required Information” shall mean (i) the Required Proxy Information, (ii) unaudited interim financial statements for each subsequent fiscal quarter after December 31, 2017 that ends at least 45 days before the Closing Date to the extent that such unaudited interim financial statements would be required to be set forth in a proxy statement pursuant to the age of financial statement requirements of Rule 3-12 under Regulation S-X, together with corresponding information in respect of the comparable period for the prior fiscal year, and (iii) such reasonable additional information for such updated periods as may be required to prepare pro forma financial statements and customary ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ disclosures related thereto.

“Sanctioned Country” shall mean any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” shall mean all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Authority.

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“SCADA Equipment” shall mean all SCADA equipment, fixtures, and personal property to the extent located on the Leases or Wells.

“Schedule 3.6” means (a) in the case of Leases (including the 393 Leases), Exhibit A and (b) in the case of Wells, Exhibit B.

“Scheduled Specified Obligations” shall have the meaning set forth in Section 13.1(b).

“Seasonal Marketing Contract” shall mean any Contract or amendment thereof relating to the sale or marketing of Hydrocarbons from or attributable to the Assets, in each case, with an indexed (and not fixed) purchase price for such Hydrocarbons and with a term of one (1) year or less, and any extensions thereof to the extent such extensions do not exceed one (1) year.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Ownership Interest” shall have the meaning set forth in Section 15.18.

“Seller Party Affiliate” shall have the meaning set forth in Section 15.20(b).

“Seller Recourse Parties” shall have the meaning set forth in Section 15.20(b).

“Seller Related Parties” shall have the meaning set forth in Section 15.22.

“Seller Taxes” shall mean (a) Asset Taxes allocable to Sellers pursuant to Section 15.2(b) and Section 15.2(c) (without duplication of Asset Taxes addressed in the adjustments to the Purchase Price made pursuant to Section 3.2, Section 3.3, or Section 3.4, as applicable, and taking into account the payments made from one Party to the other pursuant to Section 15.2(d)), (b) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Sellers that is not part of the Assets, (c) any and all Taxes (other than the Taxes described in clauses (a) or (b) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (d) any and all liabilities of Sellers, their respective direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, in respect of any Taxes (other than the Taxes described in clauses (a), (b), or (c) of this definition).

“Sellers’ Certificates” shall have the meaning set forth in Section 9.3(i).

“Sellers’ Representative” shall have the meaning set forth in Section 15.19.

“Sellers Transaction Expenses” shall mean the reasonable and documented Third Party costs and expenses incurred and paid by Sellers in entering into this Agreement, and, except as set forth on Schedule 4.14, other than any costs and expenses payable to any investment bank.

“South Texas CA” shall have the meaning set forth in the Recitals.

“South Texas Transaction” shall have the meaning set forth in the Recitals.

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“Specified Obligations” shall have the meaning set forth Section 13.1(b).

“Stockholder Approval” shall have the meaning set forth in the South Texas CA.

“Stockholders Meeting” shall have the meaning set forth in the South Texas CA.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Surface Rights” shall have the meaning set forth in Section 2.1(e).

“SWT Survival Period” shall mean the period of time commencing as of the Closing and ending at 5:00 p.m. Central Time on the third (3rd) anniversary of the Closing Date.

“Target Depths” shall mean have the meaning set forth on Exhibit M.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” shall mean (a) any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, duties, franchise, excise, withholding (including backup withholding), severance, production, and estimated taxes; (b) any interest, fine, penalty, or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above; and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Terminable Breach” shall have the meaning set forth in Section 14.1(d).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean any right, circumstance, or condition existing as of the Effective Time and the Closing Date (and all times in between) that:

(a) with respect to each Lease (as to the Target Depths) shown on Schedule 3.6 or Well (as to any currently producing intervals) shown on Schedule 3.6, operates to (i) increase the Net Revenue Interest of Sellers, as identified on Schedule 3.6, as applicable, or (ii) decrease the Working Interest of Sellers without a proportionate or greater decrease in the Net Revenue Interest of Sellers, for such Lease or Well, as applicable, as identified on Schedule 3.6, as applicable; or

(b) with respect to each Lease shown on Schedule 3.6, entitles Sellers to more than the Net Acres set forth on Schedule 3.6 for such Lease.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(h).

Annex I – Page 15

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect, or other matter that causes Sellers not to have Defensible Title in and to the Leases and the Wells; provided that the following shall not constitute “Title Defect” for purposes hereof (“Excluded Defects”): (i) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s competing claim of title to the relevant Asset; (ii) defects based on a gap in Sellers’ chain of title in the applicable federal, state, county, or parish records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion, or landman’s title chain; (iii) defects based upon the failure to record any federal, state, or Indian Leases (or assignments thereof) in any applicable county records as Sellers possess operating rights or a Working Interest in the relevant Asset; (iv) defects based on the failure to recite marital status in a document or omission of successions of heirship or estate proceedings; (v) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (vi) defects based solely on: (A) lack of information in Sellers’ files or similar records (or the absence of such files or records); or (B) Tax assessment, Tax payment, or similar records; (vii) the expiration of a Lease by its terms after the Closing Date; (viii) defects arising out of lack of survey, unless a survey is expressly required by Law; (ix) defects that have been cured by Laws of prescription, adverse possession, or limitations; (x) defects arising from prior oil and gas leases in the chain of title that are not surrendered of record, unless Buyer demonstrates that there is a reasonable possibility that such prior oil and gas leases had not expired prior to the creation of the Asset in question; (xi) defects arising from the failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, unless such lack of authority results in a Third Party’s competing claim of title; and (xii) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities or any of the Assets held by production, or lands pooled, communitized, or unitized therewith, except to the extent a Third Party has made a claim for termination or Buyer has provided reasonable written evidence of such defect.

If a Title Defect affects multiple Leases and/or Wells, such as an overriding royalty interest that is granted over multiple Assets, then any such Title Defect affecting multiple Leases and/or Wells shall constitute a single Title Defect for purposes of determining whether the Individual Title Defect Threshold has been exceeded.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(g).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

Annex I – Page 16

“Trust Account” shall have the meaning set forth in that Investment Management Trust Agreement, dated as of May 4, 2017 by and between Parent and Continental Stock Transfer & Trust Company.

“Units” shall have the meaning set forth in Section 2.1(c).

“Virtual Data Room” shall mean the following two data sites: (i) that certain file transfer protocol website maintained by or on behalf of Sellers, located at http://files.enervest.net, and (ii) that certain Box.com site provided by Buyer to Sellers.

“Wells” shall have the meaning set forth in Section 2.1(b).

“Willful and Material Breach” shall mean a material breach that is a consequence of an action undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

“Working Interest” shall mean, with respect to a well, lease, or unit, the interest in such well, lease, or unit that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such well, lease, or unit, but without regard to the effect of any Burdens; provided, that if a Person’s “Working Interest” in any well, lease, or unit differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

Annex I – Page 17

Annex C

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P., AND

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

AS SELLERS,

AND

TPG PACE ENERGY PARENT LLC

AS PURCHASER

DATED AS OF MARCH 20, 2018

(continued)

(continued)

APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A	-	Midstream System
Exhibit B	-	Forms of Transfer Agreement

SCHEDULES:

Schedule 1.1	-	Permitted Encumbrances
Schedule 2.3	-	Absence of Conflicts
Schedule 2.4	-	Sellers Liens
Schedule 3.2	-	Company Membership Interests
Schedule 3.3	-	Company Liens
Schedule 3.4(a)	-	Financial Statements of the Company
Schedule 3.4(c)	-	Accounts of the Company
Schedule 3.6	-	Conduct of Business
Schedule 3.7	-	Litigation
Schedule 3.10	-	Certain Contracts
Schedule 3.11	-	Sellers’ Broker Fees
Schedule 3.12	-	Affiliate Transactions
Schedule 3.13	-	Bank Accounts
Schedule 3.14	-	Environmental
Schedule 3.17(a)	-	Capital Projects
Schedule 3.17(b)	-	Approved Budget
Schedule 3.17(c)	-	Capital Commitments
Schedule 3.18	-	Midstream System Contracts
Schedule 3.19	-	Consents and Preferential Purchase Rights
Schedule 3.21	-	Credit Support
Schedule 3.22	-	Indebtedness
Schedule 3.23	-	Employee Matters
Schedule 3.24	-	Insurance
Schedule 3.25	-	Regulatory Status
Schedule 5.7	-	Purchaser’s Broker Fees
Schedule 7.3	-	Certain Changes
Schedule 12.17(a)(i)	-	Seller Knowledge Individuals
Schedule 12.17(a)(ii)	-	Purchaser Knowledge Individuals

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is executed as of this 20th day of March, 2018 (the “Execution Date”), and is by and among (i) ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”),and ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P., a Delaware limited partnership (“EV XIV-C,” together with EV XIV-A and EV XIV-WIC, the “Sellers” and each, individually, a “Seller”), on the one part, and (ii) TPG Pace Energy Parent LLC, a Delaware limited liability company (the “Purchaser”), on the other part. Each of the Sellers and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. EV XIV-A owns 20.6314465% of the issued and outstanding limited liability company membership interests (the “EV XIV-A Units”) in IRONWOOD EAGLE FORD MIDSTREAM, LLC, a Texas limited liability company (the “Company”), and EV XIV-WIC owns 14.3685535% of the issued and outstanding limited liability company membership interests in the Company (the “EV XIV-WIC Units”). EV XIV-C may own certain rights (whether equitable, contractual, or otherwise) in and to potential distributions of Available Cash made by the Company to EV XIV-WIC in relation to the EV XIV-WIC Units (the “Net Distribution Rights”).

B. The business of the Company (“Midstream Business”) is to provide hydrocarbon gathering, treating and compression services to producers in the Eagle Ford Shale and includes the ownership, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, crude oil, condensate, natural gas and natural gas liquids gathering, processing, treating, compression, pumping, blending, storage, terminalling and transportation systems and pipelines, marketing of capacity on such gathering, processing, storage, and transportation systems and pipelines, buying and selling crude oil, condensate, natural gas and natural gas liquids, water handling and disposal, and all other midstream acts or midstream activities incidental or related to any of the foregoing.

C. EV XIV-A and EV XIV-WIC desire to transfer to the Purchaser, and the Purchaser desires to acquire from EV XIV-A and EV XIV-WIC, respectively, the EV XIV-A Units and the EV XIV-WIC Units (collectively, the “Units”), upon the terms and subject to the conditions set forth herein.

D. EV XIV-C desires to relinquish the Net Distribution Rights to the Purchaser, the Purchaser desires to obtain the Net Distribution Rights, and EV XIV-C joins this Agreement for the sole purpose of relinquishing the Net Distribution Rights to Purchaser.

E. Concurrently with the execution of this Agreement, (1) Purchaser, Sellers, TPG PACE ENERGY HOLDINGS CORP., ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P., and ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P. are entering into that certain Contribution and Merger Agreement (the “South Texas CA,” and the transactions contemplated thereby, the “South Texas Transaction”); and (2) Purchaser, EnerVest Energy Institutional Fund XI-A, L.P, EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Wachovia Co-Investment Partnership, L.P. and EnerVest Holding, L.P. are entering into that certain Purchase and Sale Agreement (the “Giddings PSA,” and the transactions contemplated thereby, the “Giddings Transaction”).

F. Capitalized terms used but not otherwise defined elsewhere in this Agreement have the meaning given to such terms in Appendix A.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:

ARTICLE 1

ACQUISITION

Section 1.1 Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall acquire and accept from the Sellers, the Units and the Net Distribution Rights, in consideration for which, at the Closing, the Purchaser will pay to the Sellers an aggregate amount in cash equal to Twenty-five Million Dollars ($25,000,000) (the “Purchase Price”), less any adjustment pursuant to Section 1.2 (as adjusted, the “Closing Payment”), by wire transfer of Dollars in immediately available funds to the account or accounts designated by the Sellers to Purchaser in writing at least two (2) Business Days prior to the Closing Date. The transaction contemplated by this Section 1.1 is sometimes herein referred to as the “Units Purchase.”

Section 1.2 Adjustments to the Purchase Price. The Purchase Price shall be adjusted downwards by an amount equal to the aggregate amount distributed by the Company to any of the Sellers at or after the Effective Time and prior to the Closing (the “Subject Distributions”). Notwithstanding anything to the contrary in this Agreement, there shall be no adjustments to the Purchase Price in respect of amounts contributed to the Company by (or on behalf of) Sellers at or after the Effective Time and prior to the Closing (the “Subject Contributions”).

Section 1.3 Purchase Price Allocation.

(a) The Parties shall use commercially reasonable efforts to agree to an allocation of the adjusted Purchase Price, the consideration under the South Texas CA, and any other items properly treated as consideration for U.S. federal income Tax purposes among the assets of the Company and the assets transferred pursuant to the South Texas CA in a manner consistent with, as applicable, the principles of Sections 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder, within thirty (30) days after the date that the Final Settlement Statement (as defined in the South Texas CA) is finally determined pursuant to Section 3.4 of the South Texas CA (or if applicable, Section 3.5 of the South Texas CA). If the Parties do not reach an agreement with respect to such an allocation, the Parties shall submit any such remaining disputed items to an Independent Accounting Firm who shall act as an arbitrator to determine only those items in dispute. Within thirty (30) days following submission to the Independent Accounting Firm, the Independent Accounting Firm will prepare and deliver a written determination to the Parties with respect to the allocation. The allocation agreed to by the Parties or determined by the Independent Accounting Firm shall become the final allocation (the “Allocation”). The Parties (a) shall use commercially reasonable efforts to update the Allocation in a manner consistent with, as applicable, the principles of Sections 755 and 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, (b) shall cause, within the Parties’ ability under the Company Agreement, the Company to report the values of the Company assets, for purposes of Section 755 of the Code, consistently with the Allocation, and (c) shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, and no Party shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceeding in connection with such allocation.

(b) As set forth in the Recitals to this Agreement, the Purchaser and Sellers, along with other parties, are entering into the South Texas CA concurrently with the execution of this Agreement. The Parties acknowledge and agree that the acquisition of the Units pursuant to this Agreement and the South Texas Transaction will be treated as part of a single transaction for U.S. federal income tax purposes and that the tax characterization described in Section 3.7(a) of the South Texas CA will apply. The allocation set forth in Section 1.3(a) of this Agreement and the allocation set forth in Section 3.7(c) of the South Texas CA will be prepared jointly in a manner reflective of such characterization.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser as follows as of the Execution Date and as of the Closing Date:

Section 2.1 Organization and Power. It (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite limited liability company or corporate power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and owned by it, including the Units.

Section 2.2 Authority Relative to this Agreement. It has all requisite corporate or limited liability company power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby, including the Units Purchase. The execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by such Seller as contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Units Purchase, have been duly and validly authorized by all requisite action on the part of such Seller. This Agreement and the other instruments and agreements to be executed and delivered by such Seller as contemplated hereby have been duly and validly executed and delivered by such Seller, and, assuming this Agreement and the other agreements to be executed and delivered by the Purchaser as contemplated hereby have been duly authorized, executed and delivered by the Purchaser, constitute valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the other agreements to be executed and delivered by such Seller as contemplated hereby, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3 Absence of Conflicts. Except as set forth in Schedule 2.3, neither the execution and delivery of this Agreement by such Seller nor the other agreements to be executed and delivered by such Seller as contemplated hereby nor the consummation by such Seller of the transactions contemplated hereby and thereby, including the Units Purchase, will (a) conflict with or result in any breach of any provision of such Seller’s Organizational Documents or the Organizational Documents of the Company, as each as in effect as of the Execution Date and as of the Closing Date, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any note, bond, mortgage, permit, lease, indenture, license, contract, agreement or other instrument or obligation (whether written or oral) (each, including all amendments thereto, a “Contract”) to which such Seller or, to the knowledge of such Seller, the Company is a party or by which such Seller or, to the knowledge of such Seller, the Company or any of their respective properties or assets are bound, (c) violate any Law applicable to such Seller or, to the knowledge of such Seller, the Company or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority that has not been made or obtained, except in the case of clause (b) of this Section 2.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated hereby or result in a Company Material Adverse Effect.

Section 2.4 Ownership of Units. Except as set forth in Schedule 2.4, the Units (whether, as the case may be, the EV XIV-A Units or the EV XIV-WIC Units) are owned of record and beneficially by such Seller free and clear of all liens, pledges, charges, claims, security interests or other encumbrances, whether consensual or otherwise (collectively, “Liens”), except for those created by applicable securities Laws or contained in the

Company Agreement. The consummation of the Units Purchase will convey to the Purchaser good and valid title to the Units, free and clear of all Liens, except for those created by the Purchaser (if any) and upon such assignment and transfer to the Purchaser, and the Purchaser’s execution of the Amended and Restated LLC Agreement of the Company, the Purchaser will be the sole, lawful owner, beneficially and of record, of all of the Units, free and clear of all Liens, except for those created by the Purchaser, created by applicable securities Laws or contained in the Company Agreement; at Closing, Sellers will deliver a release of any pledge or Lien on the Units set forth on Schedule 2.4. No Seller is in default under any, or in material breach of any of the terms of, the Organizational Documents of the Company, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, has occurred that would become a default or event of default by any Seller under the Organizational Documents of the Company.

Section 2.5 International Trade Matters. The Sellers, and their respective officers, directors and employees, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws and Ex-Im Laws. Neither the Sellers, nor any of their respective officers, directors, or employees, are currently, or have been in the last three (3) years: (a) a Sanctioned Person; (b) organized, resident, or located in a Sanctioned Country; (c) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (d) to the knowledge of the Sellers, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

Section 2.6 Anti-Corruption Matters. (a) The Sellers, and their respective officers, directors and employees, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (b) except as would not have a Company Material Adverse Effect, neither the Sellers nor any of their respective officers, directors, or employees, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, or to any Person acting on behalf of such government, department, agency or instrumentality (“Government Official”), for the purpose of securing any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

Section 2.7 Patriot Act Compliance. None of the Sellers is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any Patriot Act Offense.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except for EV XIV-C (which does not join in the making of, and expressly disclaims all, representations and warranties set forth in this Article 3), each Seller hereby represents and warrants to the Purchaser as follows as of the Execution Date and as of the Closing Date:

Section 3.1 Organization and Power. The Company (a) is duly organized; validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite limited liability company power and authority to own; lease and operate all of its properties and assets currently owned, leased and operated by it and to carry on its business as it is now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be material.

Section 3.2 Capitalization. The Units represent thirty-five percent (35%) of all of the issued and outstanding membership interests or other equity interests in the Company. The Units are validly issued, fully paid and non-assessable. As of the Closing, except for the Units and as set forth on Schedule 3.2, there are no limited liability company membership interests or other equity interests in the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any limited liability company membership interests or any other equity interests, or any agreements, arrangements or understandings granting any Person any rights in the Company similar to limited liability company membership interests or other equity interests.

Section 3.3 Equity Interests. Such Seller owns good and valid title to the EV XIV-A Units, in the case of EV XIV-A, and owns good and valid title to the EV XIV-WIC Units, in the case of EV XIV-WIC. To the knowledge of the Sellers, the Company does not own, directly or indirectly, any capital stock of or other equity interests in any Person and there are no outstanding rights, options, warrants, calls, preemptive rights, convertible or exchangeable securities, subscriptions or other agreements pursuant to which the Company is, or may be, obligated, to sell, issue or acquire any shares of capital stock of or equity interests. To the knowledge of the Sellers, the Company operates and maintains the Midstream Business free and clear of all Liens, except for those created by applicable Laws, those contained in the Company Agreement, and except those liens set forth in Schedule 3.3.

Section 3.4 Financial Statements.

(a) Schedule 3.4(a) sets forth the unaudited pro forma consolidated Balance Sheet of the Company as of December 31, 2017 (the “Balance Sheet”), and the related consolidated statements of operations and cash flow for the period ended December 31, 2017 (collectively, the “Financial Statements”). The Financial Statements, including the footnotes thereto, (i) except for such variances described therein, have been prepared in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and (ii) are consistent with the Books and Records of the Company and are true and correct.

(b) Except for variances described therein, to the knowledge of the Sellers, the Balance Sheet fairly presents, in all material respects, the consolidated financial condition of the Company as of the date thereof and the related consolidated statements of operations and cash flows fairly present, in all material respects, the results of operations and cash flows of the Company and the changes in its financial condition for the periods indicated.

(c) To the knowledge of the Sellers, all of the Company’s accounts and notes receivable on the Balance Sheet have arisen from bona fide sales transactions in the ordinary course of business and are legal, valid and binding obligations of the respective debtors. At the Closing, except as set forth on Schedule 3.4(c), no Person shall have any Lien on, valid set-off or counterclaim against any of the Company’s accounts or notes receivable and no request or Contract for any deduction or discount has been made or is contemplated with respect to any of the Company’s accounts or notes receivable. Except for the Subject Distributions (together with any corresponding distributions made to the other members of the Company in amounts not in excess of each such other member’s membership interest percentage in the Company), there has been no material adverse change since December 31, 2017 in the amount of accounts and notes receivable of the Company or the allowances or reserves with respect thereto, or accounts payable of the Company, from that reflected in the Balance Sheet.

Section 3.5 Absence of Undisclosed Liabilities. To the knowledge of the Sellers, the Company has not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) that would be required by GAAP to be reflected or reserved against on a balance sheet of the Company, except for (a) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2017, and (b) liabilities and obligations of less than One Hundred Thousand Dollars ($100,000.00) individually and One Million Dollars ($1,000,000) in the aggregate.

Section 3.6 Conduct of Business.

(a) Since December 31, 2017, except as contemplated by this Agreement or as set forth in Schedule 3.6, to the knowledge of the Sellers, except for the prepayment of accounts payable by the Company and except for the Subject Distributions (together with any corresponding distributions made to the other members of the Company in amounts not in excess of each such other member’s membership interest percentage in the Company), (i) the Midstream Business has been conducted in the ordinary course, consistent with past practice, and (ii) the Company has not taken any action that would conflict with any of the items enumerated in Section 7.3 had such provision been in effect during such period.

(b) The Company does not conduct, and has never conducted, any business other than the Midstream Business.

Section 3.7 Litigation. Except as set forth in Schedule 3.7, to the knowledge of the Sellers, there is no action, suit, proceeding at law or in equity, governmental investigation, arbitration or administrative or other proceeding pending or threatened by or before any court or Governmental Authority, (a) against, or that has been brought by, the Sellers, any of their respective Affiliates or the Company that relates to or that would reasonably be expected to adversely affect the Company, or (b) against the Sellers or the Company that would reasonably be likely to adversely affect, in any material respect, the transactions contemplated by this Agreement, including the consummation of the Units Purchase.

Section 3.8 Compliance with Law. To the knowledge of the Sellers, the Company has complied and is in compliance, and the Midstream Business is being conducted, and since its formation has been conducted, in compliance in all material respects, with applicable Law and any order, writ, injunction or decree of any court or Governmental Authority.

Section 3.9 Taxes.

(a) Filing of Tax Returns and Payment of Taxes. To the knowledge of the Sellers, (i) all Income Tax Returns and all other material Tax Returns required to be filed by the Company, have been duly and timely filed, (ii) all such Tax Returns filed by the Company are true, accurate and complete in all material respects, and (iii) all material Taxes of the Company (whether or not shown on any Tax Return) have been duly and timely paid in full.

(b) Pending Proceedings. To the knowledge of the Sellers, there is no action, suit, proceeding, audit, written claim or assessment now in progress, pending, proposed or threatened with respect to Taxes or with respect to any Tax Return of the Company.

(c) Liens. To the knowledge of the Sellers, there are no Liens for Taxes upon the assets of the Company, except for Permitted Liens. There are no Liens for Taxes upon the Units.

(d) Tax Classification. The Company does not have an election in effect to be treated as other than a partnership for U.S. federal Income Tax purposes pursuant to Treas. Reg. 301.7701-3, and, to the knowledge of the Sellers, no such election has been in effect at any time during the Company’s existence.

Section 3.10 Certain Contracts. Except for Contracts relating to the Midstream System and the Midstream System Interests (all of which are set forth on Schedule 3.18), to the knowledge of the Sellers, Schedule 3.10 sets forth a list of each Contract to which the Company is a party or by which assets are bound and which is material to the Company or its operation. Each Contract set forth (or required to be set forth) in Schedule 3.10 or Schedule 3.18 is a legal, valid and binding obligation against the Company (or any Person holding rights, assets or property for use by the Company), and, to the knowledge of the Sellers, each other party thereto, enforceable in accordance with its terms against the Company (or any Person holding rights, assets or property for use by the Company), and to the knowledge of the Sellers, each other party thereto and is in full force and effect, and each covenant of the Company (or any Person holding rights, assets or property for use by the Company) and, to the knowledge of the Sellers, of each other party thereto required to have been performed has been fully performed in all material respects; provided, however, that (a) the enforceability of each such Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of each such Contract, including, among other things, the remedies of specific performance and indemnity and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor, to the knowledge of the Sellers, any other party thereto is in default under any of the Contracts and no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company (or any Person holding rights, assets or property for use by the Company) or, to the knowledge of the Sellers, any other party thereto, with respect to any material term or provision of any such Contract. Prior to the Execution Date, to the Sellers’ knowledge, the Sellers have provided (or otherwise made available) to the Purchaser true, correct and complete copies of each Contract set forth in Schedule 3.10 or Schedule 3.18 and any and all material amendments, modifications and supplements thereto.

Section 3.11 Brokers’ Fees. Except as set forth on Schedule 3.11, no broker, investment banker, or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller for which the Purchaser or the Purchaser’s Affiliate shall have any responsibility.

Section 3.12 Affiliate Transactions. Schedule 3.12 sets forth Contracts and any liabilities or obligations between the Company, on the one hand, and any of the Sellers or any of their respective Affiliates, on the other hand.

Section 3.13 Bank Accounts and Powers of Attorney. To the knowledge of the Sellers, (a) set forth in Schedule 3.13 is an accurate and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof, and (b) the Purchaser has been provided with copies of all agreements or other writings evidencing such powers of attorney.

Section 3.14 Environmental. Except as set forth on Schedule 3.14:

(a) To the knowledge of the Sellers (i) the Midstream System and the Midstream System Interests are and, during the Company’s period of ownership, have been in compliance with Environmental Laws in all material respects; and (ii) there has been no material release into the environment of Hazardous Substances on or from any of the Midstream System or the Midstream System Interests for which material remedial or corrective action is required pursuant to Environmental Laws or material Liabilities may be incurred;

(b) As of the Execution Date, (i) the Sellers have not, and to the knowledge of the Sellers, the Company has not, received from any Governmental Authority any written notice of material violation of, alleged violation of, or non-compliance with, any Environmental Law or otherwise asserting the existence of Environmental Liabilities with respect to the Midstream System or the Midstream System Interests other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which the Sellers or the Company have no further material obligations outstanding, and (ii) to the knowledge of the Sellers, neither the Company nor any of the Midstream System or Midstream System Interests is subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree with respect to the ownership or operation thereof imposing material ongoing obligations pursuant to Environmental Laws; and

(c) Prior to the Execution Date, copies of all final written reports of environmental site assessments and/or compliance audits that have been prepared by a Third Party on behalf of the Sellers or that are in the Sellers’ possession or control and that identify or address any material Environmental Defect affecting the Midstream System or Midstream System Interests have been made available for inspection by the Purchaser.

Section 3.15 Assets. To the knowledge of the Sellers (a) other than the Midstream System and the Midstream System Interests, the Company does not own or otherwise hold rights in or to any properties, securities, interests or other assets, (b) the Company has Defensible Title to the Midstream System in all material respects, and (c) the Midstream System is in good condition and repair (subject to normal wear and tear) in all material respects.

Section 3.16 Books and Records. To the knowledge of the Sellers (a) the books of account, minute books, share record books and other Books and Records of the Company, whether in writing, electronic or machine-readable form (collectively, the “Company Books”), are complete and correct in all material respects; (b) the Sellers have, prior to the Execution Date, delivered to the Purchaser true, correct and complete copies of the organizational documents of the Company, as amended and in effect on the date hereof, including all amendments thereto; and (c) the minute books of the Company made available to the Purchaser, prior to the Execution Date, contain true, correct and complete records of all meetings and accurately reflect all other action of the equity holders and governing body of the Company.

Section 3.17 Projects; Capital Commitments; Approved Budget. To the knowledge of the Sellers:

(a) Exhibit A describes the Midstream System as in existence as of the Effective Time. Schedule 3.17(a) sets forth (i) all material capital projects contemplated by the Company to be completed in connection with the construction or development of the Midstream System, and (ii) all material capital projects that have been approved by the board of the Company as of the Execution Date.

(b) Attached as Schedule 3.17(b) is the budget of the Company as approved by the board of the Company as of the Execution Date (the “Approved Budget”).

(c) Except as set forth on Schedule 3.17(c), as of the execution of this Agreement, there are no outstanding Authorities for Expenditure or other capital commitments to Third Parties that are binding on the Midstream System, and could reasonably be expected to require expenditures by the owner of such Midstream System after the execution of this Agreement in excess of One Hundred Thousand Dollars ($100,000.00).

Section 3.18 Contracts. The Contracts as set forth on Schedule 3.18 consist of and include all of the Company’s contracts, agreements and instruments binding on the Midstream System and the Midstream System Interests following the Closing.

Section 3.19 Consents, Preferential Purchase Rights, Tag-Along Rights and Drag-Along Rights. Except as set forth on Schedule 3.19, there is no Preferential Right, Specified Consent Requirement, Tag-Along Right or Drag-Along Right that may be applicable to the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing.

Section 3.20 Midstream System Interests. To the knowledge of the Sellers, with respect to each Midstream System Interest owned or held by the Company, each such Midstream System Interest is valid and the Company is not in breach or default under any such Midstream System Interest in any material respect, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Midstream System Interest. There are no material gaps in the Midstream System Interests on which the Midstream System is located.

Section 3.21 Credit Support. Schedule 3.21 lists all bonds, letters of credit, guarantees and other credit support posted or entered into by any Seller or Sellers’ respective Affiliates with Governmental Authorities or any other Person with respect to or in connection with the ownership of the Units and that remains in effect (the “Credit Support”).

Section 3.22 Indebtedness. To the knowledge of the Sellers, except as set forth on Schedule 3.22, from the Effective Time to and including the Execution Date, the Company has had no and does not have any Indebtedness.

Section 3.23 Employees. To the knowledge of the Sellers, except as set forth on Schedule 3.23, (a) the Company does not have, and has never had, any employees or independent contractors; (b) the Company does not sponsor or maintain, and has never sponsored or maintained, any Employee Benefit Plan, and does not have any obligations or liabilities of any kind, including joint and several, contingent or secondary liabilities, to, based upon or arising out of any Employee Benefit Plan; and (c) the Company is not, and has never been, treated as a “single employer” with any other Person for purposes of Section 414 of the Code.

Section 3.24 Insurance. To the knowledge of the Sellers, set forth on Schedule 3.24 is a list of all insurance policies of the Company as of the Execution Date. To the knowledge of the Sellers, such insurance policies are valid and effective insurance policies as of the date hereof.

Section 3.25 Regulatory Status. To the knowledge of the Sellers, the Company does not have a tariff on file with the Federal Energy Regulatory Commission under either the Natural Gas Act of 1938, as amended, or the Interstate Commerce Act of 1887, as amended. Except as set forth on Schedule 3.25 the Company has not operated as a common carrier or acquired rights or interests via eminent domain or under the threat of eminent domain.

Section 3.26 Casualty Loss. To the knowledge of the Sellers, as of the Execution Date, there is no, and since the Effective Time there has been no, Casualty Loss affecting the Company or the Midstream System.

Section 3.27 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to the Sellers’ knowledge, threatened in writing against the Sellers or any of their general partners or against the Company. The Sellers and their general partners are not (and will not be upon consummation of the transactions contemplated hereby) insolvent. The transfer of the Units by the Sellers hereunder, and each Seller’s commitment to their respective obligations under this Agreement and the Transaction Documents executed and delivered hereunder are not being made by any Seller with actual intent to hinder, delay, or defraud any current or former creditors of any Seller or its general partner. The Sellers are receiving reasonably equivalent value and fair consideration for the Units transferred hereunder.

Section 3.28 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Seller related to such Seller or any of its Affiliates or the Company or Units for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents, insofar as it relates to information supplied by or on behalf of any Seller related to such Seller or any of its Affiliates or the Company or Units for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE 4

DISCLAIMERS AND LIMITATIONS

Section 4.1 General Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN THE CERTIFICATES OF THE SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(a), THE SELLERS (i) MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS,

STATUTORY OR IMPLIED, AND (ii) EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER BY THE SELLERS OR THEIR REPRESENTATIVES) WITH RESPECT TO THE MIDSTREAM BUSINESS, UNITS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN THE CERTIFICATES OF THE SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(a), WITHOUT LIMITING THE GENERALITY OF SECTION 4.1(a), THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO THE MIDSTREAM SYSTEM, ANY OF THE MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE MIDSTREAM BUSINESS, UNITS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY, (iii) ANY ESTIMATES OF THE VALUE OF THE UNITS, MIDSTREAM BUSINESS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY OR FUTURE REVENUES GENERATED THEREBY, (iv) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE MIDSTREAM BUSINESS, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY OR (v) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED FOR IN THIS AGREEMENT, THE PURCHASER SHALL BE DEEMED TO BE OBTAINING (INDIRECTLY, THROUGH ITS ACQUISITION OF THE UNITS) THE EQUIPMENT AND OTHER TANGIBLE PROPERTY INCLUDED IN THE MIDSTREAM SYSTEM, IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT THE PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE PURCHASER DEEMS APPROPRIATE.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN THE CERTIFICATE OF THE SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(a), SELLERS HAVE NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE MIDSTREAM BUSINESS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND EXCEPT FOR THE EXPRESS REMEDIES PROVIDED FOR IN THIS AGREEMENT, THE PURCHASER SHALL BE DEEMED TO BE TAKING (INDIRECTLY, THROUGH ITS ACQUISITION OF THE UNITS) THE MIDSTREAM BUSINESS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS AND OTHER ASSETS OF THE COMPANY “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 4.2 Limitation. THE PURCHASER ACKNOWLEDGES THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN THE CERTIFICATES OF THE SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(a), THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED BY THE SELLERS AS TO THE UNITS, MIDSTREAM BUSINESS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY OR PROSPECTS THEREOF AND THE PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY THE SELLERS OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows as of the Execution Date and the Closing Date:

Section 5.1 Organization and Power. The Purchaser (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite entity power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2 Authority Relative to this Agreement. The Purchaser has the entity power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby and, subject to the receipt of the Stockholder Approval, to consummate the transactions contemplated hereby and thereby, including the Units Purchase. The execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Units Purchase, have been duly and validly authorized by all requisite entity action on the part of the Purchaser. This Agreement and the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby have been duly and validly executed and delivered by the Purchaser and, assuming this Agreement and the other agreements to be executed and delivered by the Sellers as contemplated hereby have been duly authorized, executed and delivered by the Sellers, constitute valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the other agreements to be executed and delivered by the Purchaser as contemplated hereby, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. Subject to the receipt of the Stockholder Approval, neither the execution and delivery of this Agreement by the Purchaser nor the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby nor the consummation by the Purchaser of the transactions contemplated hereby and thereby, including the Units Purchase, will (a) conflict with or result in any breach of any provision of the Organizational Documents of the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any note, bond, mortgage, permit, lease, indenture, license, contract, agreement or other instrument or obligation (whether written or oral) to which the Purchaser or any of its Affiliates is a party or by which any of them or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, decree or Laws applicable to the Purchaser, any of its Affiliates or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except in the case of clause (b) of this Section 5.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4 SEC Compliance. The Purchaser is acquiring the Units for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Units. The Purchaser agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Act”), and any applicable state securities Laws, except pursuant to an exemption from such registration under the Act and such Laws.

Section 5.5 Financing. Parent has delivered to the Purchaser a complete and correct copy of the Debt Commitment Letter pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide the Debt Financing. As of the Execution Date, the Debt Commitment Letter is in full force and effect (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)) and constitutes the legal, valid, and binding obligation of any Subsidiary of Purchaser party thereto and, to the Knowledge of Purchaser, the other parties thereto. As of the Execution Date, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the Execution Date, assuming the satisfaction of the conditions precedent in Article VIII and Article IX, the accuracy of the Sellers’ representations and warranties set forth in Article IV and compliance by the Sellers with the covenants set forth in Section 7.11, Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition in the Debt Commitment Letter required to be satisfied by it.

Section 5.6 Litigation. There is no claim, action, suit, proceeding at law or in equity, governmental investigation, arbitration or administrative or other proceeding pending or, to the Purchaser’s actual knowledge, threatened by or before any court or Governmental Authority, against, or that has been brought by, the Purchaser or any of its Affiliates that would be reasonably likely to adversely affect, in any material respect, the transactions contemplated by this Agreement.

Section 5.7 Liability for Brokers’ Fees. Except as set forth on Schedule 5.7, no broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser for which the Sellers or their respective Affiliates shall have any responsibility.

Section 5.8 Independent Evaluation.

(a) The Purchaser is knowledgeable of the oil and gas business (including the gathering, processing, treating, transportation and transmission segments thereof) and of the usual and customary practices of Persons involved in such business, including those in the areas where the Midstream System is located.

(b) The Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Midstream Business as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Midstream Business, its value, operation and suitability.

(c) In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser has relied solely on the basis of its own independent due diligence investigation of the

Midstream Business and the terms and conditions of this Agreement, and has not relied on any other statements made, or materials provided, by or on behalf of Sellers.

Section 5.9 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or, to the Purchaser’s actual knowledge, threatened against the Purchaser.

Section 5.10 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Purchaser for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents (other than with respect to information supplied by the Sellers or their for inclusion therein), will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE 6

TAX MATTERS

Section 6.1 Transfer Taxes. To the extent that any sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation or other similar Taxes are incurred or imposed by reason of the transactions described in this Agreement (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne by the Purchaser. The Parties shall cooperate in good faith to minimize, to the extent possible under applicable Laws, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Laws for filing such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Parties at least ten (10)  days prior to the expected filing date for such Tax Returns.

Section 6.2 Assistance and Cooperation. The Parties agree that, after the Closing Date the Sellers shall use reasonable efforts to assist (and cause their respective Affiliates to reasonably assist) the Purchaser in preparing any Straddle Period Tax Returns, which shall be prepared consistent with past practice and, to the extent appropriate, Section 1.3.

Section 6.3 Maintenance of Tax-Related Books and Records and Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns of or relating to the Company and any audit, litigation, or other proceeding with respect to Taxes of or relating to the Company. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

Section 6.4 Withholding. The Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to the Sellers such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax Law or pursuant to any other applicable Laws; provided, however, that the Purchaser shall provide at least ten (10) Business Days’ written notice to the Sellers if the Purchaser intends to withhold any amounts under this Section 6.4. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Section 6.5 Seller Income Taxes. Notwithstanding anything to the contrary in this Agreement, the Sellers shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on the Sellers, any of their direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Cooperation; Further Assurances.

(a) Except to the extent the Parties’ obligations are specifically set forth elsewhere in this Agreement, the Parties shall cooperate fully with each other and shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable (including by using commercially reasonable efforts to cause, in the case of Sellers, the conditions set forth in Sections 8.1(a), 8.1(b), 8.1(d) and 8.1(f), and, in the case of Purchaser, the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(d) and 8.2(e) to be satisfied).

(b) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.

Section 7.2 Public Announcements. Subject to compliance with applicable Law, the Parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.3 Certain Changes and Conduct of Business. From and after the date of this Agreement and until the Closing Date (or earlier termination of this Agreement pursuant to Article 10), EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to cause the Company (except as required or permitted pursuant to the terms hereof) to conduct its business solely in the ordinary course consistent with past practices and, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed) or except as required by Law, EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to not permit the Company, except as required or permitted pursuant to the terms hereof or as set forth in Schedule 7.3, to:

(a) make any material change in the conduct of its businesses and operations;

(b) make any change in its Organizational Documents or issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities;

(c) (i) incur, assume or guarantee any Indebtedness, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof or (ii) issue any securities convertible or exchangeable for debt securities of the Company;

(d) make any sale, assignment, transfer, abandonment or other conveyance of any of its material assets or any part thereof except for dispositions of inventory or of worn out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(e) subject any of its assets, or any part thereof, to any Lien except Permitted Liens or such other Liens as may arise in the ordinary course of business consistent with past practices or by operation of law;

(f) acquire any material assets or properties, except for inventory in the ordinary course of business consistent with past practices and capital expenditures consistent with the Approved Budget (as then in effect);

(g) pay, loan or advance any amount to any of its Affiliates;

(h) sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, (i) any Seller or any of its Affiliates or (ii) any Affiliates of the Company;

(i) make any loan, advance or capital contribution to or investment in any Person;

(j) enter into any amendment, modification, or termination of any contract, lease, or license to which the Company is a party, or by which any of its assets or properties are bound;

(k) cancel, compromise, waive, release or settle any right, claim or lawsuit other than in the ordinary course of business consistent with past practices;

(l) except as required by Law, modify in any material respect any insurance coverage in effect as of the date hereof, including, but not limited to, decreasing insured amounts, increasing deductibles of any insurance coverage or modifying the types of risk and liabilities insured against;

(m) except, in each case, as would not be material (i) change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; (ii) make any settlement of or compromise any Tax liability; (iii) surrender any right to claim a refund of Taxes; or (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(n) issue, sell or dispose of any equity interests of the Company or any options, warrants, calls, rights, convertible securities or other agreements or commitments to issue or sell any issued or unissued equity interests of the Company;

(o) hire any employees;

(p) engage in any new business outside of the Midstream Business;

(q) amend the Approved Budget or approve a new budget; or

(r) commit itself to do any of the foregoing.

Purchaser’s approval of any action restricted by this Section 7.3 shall be considered granted seventy-two (72) hours (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Sellers’ notice) after the Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period. In the event of an emergency, the Sellers and the Company may take such action as a reasonably prudent operator of midstream assets would take in response to such emergency and shall notify the Purchaser of such action promptly thereafter.

Section 7.4 Access.

(a) Prior to the Closing, the Sellers shall permit and EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to cause the Company to permit the Purchaser, its Affiliates, and its and their respective officers, employees, agents, accountants, consultants, financing sources, attorneys and other authorized representatives (collectively, “Representatives”) after the date of execution of this Agreement to (i) have reasonable access, during regular business hours, to the assets, representatives, properties, Books and Records, businesses and operations relating to the Company as the Purchaser and its Representatives may

reasonably request, (ii) inspect and make copies of Contracts, Books and Records and all other documents and information, from time to time, reasonably requested by the Purchaser and its Representatives, including financial, tax and operating documents and information and (iii) without limiting the foregoing, meet with designated employees and representatives of the Sellers as reasonably requested by the Purchaser and its Representatives. EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to cause the Company to furnish to the Purchaser promptly upon request (A) all reasonably requested additional documents and information with respect to the affairs of the Company and (B) access, as the Purchaser and its Representatives may from time to time reasonably request, to the Company’s representatives, and shall instruct and use commercially reasonable efforts to cause the Company to instruct such representatives to provide reasonable cooperation to the Purchaser and its Representatives, and to provide such documents and information as the Purchaser and its Representatives may reasonably request. Upon written request by the Purchaser, EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to cause the Company to allow the Purchaser and its Representatives to conduct an environmental assessment of the assets comprising the Midstream Business, consisting of visual inspections and a compliance evaluation and records review relating thereto. The Purchaser shall provide the Sellers and the Company, as applicable, with at least forty-eight (48) hours’ written notice before the Purchaser or its Representatives accesses the items described above, along with a description of the activities the Purchaser or its Representatives intends to undertake.

(b) The Purchaser acknowledges that, pursuant to its right of access to the Contracts and Books and Records, the Purchaser and its Representatives will become privy to confidential and other information of the Sellers or their respective Affiliates and the Purchaser shall ensure that such confidential information (but not including information that (i) is generally available to the public at such disclosure to the Purchaser or its Representatives or (ii) becomes generally available to the public at such disclosure other than as a result of disclosure by the Purchaser or its Representatives in violation of this Section 7.4(b)) shall be held confidential by the Purchaser and its Representatives in accordance with the terms of the Confidentiality Agreement; provided that the foregoing and the Confidentiality Agreement shall not restrict such disclosures to the extent (w) necessary for the Purchaser or its Affiliates to own the Units after the Closing, (x) necessary for the Purchaser to perform its obligations under this Agreement (including such disclosure to any investor of the Purchaser or its Affiliates), (y) required by applicable securities or other Laws, applicable rules of any stock exchange having jurisdiction over the Purchaser or its Affiliates or by a governmental order, decree, regulation, or rule, or (z) related to any dispute under or related to this Agreement or the transactions contemplated hereby. If Closing should occur, the foregoing confidentiality restriction on the Purchaser, including the Confidentiality Agreement, shall terminate as of the Closing. The Purchaser further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then the Purchaser shall continue to maintain as confidential and shall not disclose to any Third Party the results of any environmental assessment performed on the assets of the Company under Section 7.4(a) except as required by Law. If Closing should occur, notwithstanding termination of the Confidentiality Agreement, the Sellers shall maintain as confidential, shall not disclose to any Third Party and shall not use any of the Books and Records, except as required by Law or as provided in, or necessary to comply with its obligations under, the Transaction Documents.

(c) In connection with the rights of access, inspection and review granted to the Purchaser under this Section 7.4, THE PURCHASER HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS OF THE COMPANY AND THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY COSTS, EXPENSES, DAMAGES OR FIELD VISIT, ENVIRONMENTAL ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY THE PURCHASER OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS OF THE COMPANY, EVEN IF SUCH COSTS, EXPENSES, DAMAGES, AND LIABILITIES ARISE OUT OF OR RESULT FROM OR RELATE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE

OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND (II) LIABILITIES ATTRIBUTABLE TO THE DISCOVERY OF ANY CONDITION OF THE ASSETS OF THE COMPANY BY THE PURCHASER OR ITS REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF SUCH ASSETS (EXCEPT TO THE EXTENT EXACERBATED AS A RESULT OF SUCH ACCESS AND/OR INSPECTION).

Section 7.5 Insurance. The Parties acknowledge that each Seller maintains a program of property and liability insurance coverage for itself and its Affiliates. Such programs have been designed to achieve a coordinated risk-management package for each such Seller and all of its Affiliates. All of the insurance policies through which the program of coverage is presently or has previously been provided by or to such Seller or its Affiliates (including the Company prior to the Closing) are herein referred to collectively as the “Seller Policies.” Subject to Section 7.7, it is understood and agreed by the Purchaser that from and after the Closing no insurance coverage shall be provided under the Seller Policies to the Purchaser or the Company.

Section 7.6 Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, the Sellers and the Purchaser shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other filings or notifications required by applicable Laws with respect to the transactions contemplated hereby promptly following the Execution Date, and the Sellers and the Purchaser shall bear their own costs and expenses incurred in connection with such filings, provided that any filing fees in connection therewith shall be borne equally by the Parties, and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable Laws to terminate or expire at the earliest possible date and (z) resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of applicable Laws, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 7.6 and the transactions contemplated by this Agreement, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.

Section 7.7 Casualty or Condemnation Loss. If, after the Execution Date, but prior to the Closing Date, any portion of the Midstream System is damaged, destroyed or made unavailable or unusable for its intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Purchaser shall, subject to Section 8.1, nevertheless be required to close and Sellers shall, at Closing, pay to Purchaser all sums paid to Sellers by Third Parties by reason of such individual Casualty Loss and, to the extent necessary, shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Sellers’ rights, titles and interests (if any) in unpaid awards, condemnation payments and other rights and claims against Third Parties (other than Persons within the Seller Indemnified Parties) arising out of the Casualty Loss.

Section 7.8 Notification of Breaches.

(a) Each Party will notify the other promptly and in reasonable detail after such first Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. If prior to the Closing, a Party has actual knowledge that any representation or warranty of the other Party is untrue in a manner that causes such first Party’s obligation to Close pursuant to Section 8.1(a) or Section 8.2(a), as applicable, not to be satisfied but such first Party nevertheless elects to Close, then such first Party will be deemed to have waived such breaches of such representations and warranties with respect to its obligation to Close and shall not be entitled to make a claim under this Agreement with respect thereto.

(b) If any of the Sellers’ or any of the Purchaser’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of the Sellers’ or the Purchaser’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.9 Amendment to Schedules. Prior to Closing, each Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 2 and Article 3 with respect to any matters discovered (if Sellers’ applicable representation or warranty is qualified by Sellers’ knowledge) or occurring subsequent to the Execution Date and such supplements shall, if the Closing occurs, be deemed to have been included in such Seller’s representations and warranties for purposes of such Seller’s indemnification obligations under Article 11. However, all such supplements shall be disregarded for all purposes of this Agreement, including determining whether the condition to the Purchaser’s obligation to close the transaction pursuant to Section 8.1(a) has been satisfied; provided, however, if based solely on the matters relating to such supplements the Purchaser’s obligation to Close the transaction pursuant to Section 8.1(a) has not been satisfied but the Purchaser nevertheless elects to Close, Company will be deemed to have waived the matters relating to such supplements in regard to the Purchaser’s obligation to Close and shall not be entitled to make a claim under this Agreement with respect thereto.

Section 7.10 Transaction Litigation. Each Party shall give the other Party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 7.11 Financing.

(a) Purchaser shall use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any “flex” provisions applicable thereto), including using commercially reasonable efforts to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letter, (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing having terms and conditions contemplated by the Debt Commitment Letter (including any flex terms in the Debt Commitment Letter) and on such other terms that would not (A) reduce the aggregate amount of the Debt Financing such that Purchaser would not have sufficient funds at Closing to pay all obligations of Purchaser hereunder or (B) impose new or additional conditions to the receipt of the Debt Financing, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) materially delay the timing of the Debt Financing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or

(3) adversely affect in any material respect (x) the ability of Purchaser to enforce their rights against the other parties to the Debt Commitment Letter or (y) the ability of Purchaser to consummate the transactions hereunder (any such event described in (A) or (B), an “Adverse Effect on Financing”), and (iii) satisfy and cause to be satisfied, on a timely basis, all conditions applicable to Purchaser’s Subsidiaries in such Debt Commitment Letter and the definitive agreements related thereto.

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related flex terms), Purchaser shall use their commercially reasonable efforts to arrange to obtain alternative debt financing on terms in the aggregate not materially less favorable to Company in the reasonable judgment of Company than the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that any such alternative financing will not, without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed), reasonably be expected to have an Adverse Effect on Financing. Without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not amend or modify the Debt Commitment Letter in a manner that could reasonably be expected to have an Adverse Effect on Financing (it being understood the Debt Financing may be replaced so long as such replacement does not have an Adverse Effect on Financing); provided, however, that additional Financing Sources may be added to any Debt Commitment Letter in accordance with the terms thereof, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the availability of the Debt Financing under the Debt Commitment Letter or the consummation of the transactions described herein.

Section 7.12 Financing Cooperation.

(a) Prior to the Closing Date (or until the earlier termination of this Agreement in accordance with Section 10.1), Sellers shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and their Representatives to provide, Purchaser such commercially reasonable cooperation as may be reasonably requested by Purchaser with respect to the Debt Financing. Such cooperation shall include:

(i) participating in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and Representatives (including, for the avoidance of doubt, accountants) of Sellers, on the one hand, and the Financing Sources, and permitting the prospective lenders involved in the Debt Financing to conduct customary due diligence, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans;

(ii) providing information reasonably requested by Purchaser for its preparation of materials for bank information memoranda, marketing materials, rating agency presentations, high-yield offering prospectuses and similar documents required in connection with the Debt Financing, and using commercially reasonable efforts to identify any information contained therein that would constitute material, non-public information with respect to Sellers, its Affiliates or its or their securities or the Company for purposes of foreign, United States federal or state securities Laws;

(iii) furnishing the Purchaser and its Financing Sources with the Required Information (as soon as reasonably practicable after the date hereof), in each case that is Compliant;

(iv) providing reasonable access to Purchaser and its Representatives to all properties and assets of the Company, all during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements;

(v) providing reasonable assistance to the Purchaser in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in Purchaser’s Debt Financing;

(vi) providing reasonable assistance to the Purchaser in preparing (A) a description of the Company and the Units and “Management’s Discussion and Analysis” with respect to Company, (B) the pro forma financial information and (C) any other relevant section of any offering documents, in each case to the extent necessary in connection with any offering documents in respect of the Debt Financing;

(vii) providing reasonable assistance in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;

(viii) obtaining and providing customary (x) reserve engineers’ “comfort” for Rule 144A high-yield offerings and (y) accountants’ comfort letters and consents from T. J. Smith & Company, Inc., Weaver & Tidwell, L.L.P., PricewaterhouseCoopers LLP, RSM US LLP and Deloitte & Touche LLP, including issuing any customary representation letters in connection therewith to each such auditor in connection with the financing statements included in the Proxy Statement reasonably requested by Purchaser;

(ix) facilitating Purchaser’s preparation of the documentation necessary to pledge and mortgage the Units or assets of the Company that will be collateral under the Debt Financing provided, that, (A) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on any Seller or any Affiliate thereof or any of their respective officers or employees involved;

(x) furnishing prior to the Closing Date, upon the Purchaser’s prior written request at least seven (7) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

provided, that in no event shall any Seller or any Affiliate of any Seller be required to pay any commitment or other fee or incur any other cost, expense, or liability in connection with the Debt Financing that is not covered by the following indemnity (unless promptly reimbursed in accordance with Section 7.12(b)), and provided, further, that nothing herein will require such cooperation to the extent it unreasonably interferes with the business or operations of any Seller or its Affiliates.

(b) Purchaser shall promptly, upon request by Sellers, reimburse Sellers for all documented out-of-pocket costs and expenses incurred by Sellers in connection with their cooperation contemplated by Section 7.12(a)(viii), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Sellers in connection with their cooperation contemplated by the other provisions of this Section 7.12. Except as expressly set forth in this Agreement, in no event will Sellers or their Affiliates or their Representatives have any liability of any kind or nature to Purchaser, Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 7.12. Without affecting Purchaser’s rights under this Agreement, Purchaser shall indemnify and hold harmless Sellers and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Purchaser shall not be required to indemnify and hold harmless Sellers and their respective Representatives to the extent that such losses arise from or are related to information provided by any Seller or its Representatives to Purchaser in writing specifically for use in the Debt Financing that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.13 Preparation of Proxy Statement.

(a) Sellers shall provide to Purchaser and its Affiliates (including Parent) as promptly as practicable all information concerning the Sellers, their Affiliates and the Company and the assets subject to the South Texas CA (including, for avoidance of doubt, the GulfTex Assets) and the Giddings PSA that may be required by the Federal Securities Laws for inclusion in the Proxy Statement (collectively, the “Required Proxy Information”)

or any other filing required to be made by Parent (including, for the avoidance of doubt, any Current Report on Form 8-K that is required to be filed by Parent in connection with the Closing); provided, however, that Purchaser and its Affiliates (including Parent) shall not use any such information for any purposes other than those contemplated by this Agreement unless: (i) Purchaser obtains the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed) to such use; (ii) to the extent that use of such information is required to avoid violation of applicable Law or (iii) to the extent that the use of such information is required in connection with the Parent’s Debt Financing.

(b) Each of the Sellers and Purchaser shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement, any Offer Documents and any other filing required by the Federal Securities Laws to be filed by Parent in connection with the Transaction; provided, however, that Purchaser shall furnish such preliminary Proxy Statement, any other Offer Documents or such filing to the Sellers and give the Sellers and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement, Offer Documents or such filing prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by the Sellers in connection therewith. Purchaser shall promptly notify the Sellers of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Sellers as promptly as reasonably practicable copies of all written correspondence between Purchaser or Parent or any representative of Purchaser or Parent and the SEC with respect to the Proxy Statement and Offer Documents. If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, Purchaser and the Sellers shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to the comments of the SEC. Purchaser shall provide the Sellers and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by the Sellers in connection therewith. The Sellers and Purchaser shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff. If at any time prior to receipt of Stockholder Approval, any information in the Proxy Statement or Offer Documents should be discovered by the Sellers or Purchaser that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Purchaser’s Conditions to Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver in writing by the Purchaser) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of the Sellers (i) set forth in Article 2 and Article 3 (other than Section 3.27 (Bankruptcy)) shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that individually or in the aggregate would not reasonably be expected to adversely affect the ability of the Sellers to consummate the transactions contemplated hereby or result in a Company Material Adverse Effect, and (ii) set forth in

Section 3.27 (Bankruptcy) shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing.

(b) Performance. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Sellers at or before the Closing Date shall have been duly and properly performed in all material respects.

(c) HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

(d) No Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) Casualty Loss. No Casualty Loss(es) shall have occurred that, individually or in the aggregate, would have a Company Material Adverse Effect.

(f) Closing Deliverables. The Sellers shall have delivered (or be ready, willing, and able to deliver at Closing) to Purchaser the documents and other items required to be delivered by the Sellers under Section 9.2.

(g) Stockholder Approval. The Stockholder Approval shall have been obtained.

(h) South Texas CA. All of the conditions set forth in the South Texas CA shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the South Texas CA and the condition relating to the consummation of the transactions contemplated by this Agreement) and the parties thereto shall be ready, willing and able to consummate the South Texas Transaction and the South Texas Transaction shall be consummated substantially concurrently with the transactions contemplated by this Agreement.

Section 8.2 Sellers’ Conditions to Closing. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Sellers) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of the Purchaser set forth in Article 5 shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Performance. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by the Purchaser at or before the Closing Date shall have been duly and properly performed in all material respects.

(c) HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

(d) No Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) Closing Deliverables. The Purchaser shall have delivered (or be ready, willing, and able to deliver at Closing) to the Sellers the documents and other items required to be delivered by the Purchaser under Section 9.3.

(f) South Texas CA. All of the conditions set forth in the South Texas CA shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the South Texas CA and the condition relating to the consummation of the transactions contemplated by this Agreement) and the parties thereto shall be ready, willing and able to consummate the South Texas Transaction and the South Texas Transaction shall be consummated substantially concurrently with the transactions contemplated by this Agreement.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing. Subject to the conditions stated in this Agreement, consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the office of GIBSON, DUNN & CRUTCHER, LLP, counsel to Sellers, located at 811 MAIN STREET, SUITE 3000, HOUSTON, TEXAS 77002, or such other place as mutually agreed upon by the Parties, on the date that is five (5) Business Days after all conditions in Article 8 to be satisfied at or prior to Closing have been satisfied or waived, to the extent permitted by applicable Law, in writing by the applicable Party (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article 8 having been satisfied or waived, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article 10. The date on which the Closing actually occurs shall be the “Closing Date.”

Section 9.2 Obligations of the Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchaser of its obligations pursuant to Section 9.3, the Sellers shall deliver or cause to be delivered to the Purchaser, among other things, the following:

(a) A certificate by an authorized officer of each Seller, dated as of the Closing, certifying on behalf of such Seller that (i) the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by the Purchaser, to the extent permitted by applicable Law, and (ii) as to the amount of the Subject Contributions contributed by or on behalf of such Seller and the amount of Subject Distributions distributed to such Seller (together, the “Sellers’ Officer Certificates”);

(b) An affidavit, duly executed by each Seller (or, if such Seller is classified as an entity disregarded as separate from another Person, then by such Person) dated as of the Closing Date, in accordance with Section 1445(b)(2) of the Code (and consistent for such purpose with the form prescribed Treasury Regulation § 1.1445-2(b)(2)) and Section 1446(f) of the Code, certifying that such Seller or Person, as applicable, is not a “foreign person” for such purposes;

(c) Executed resignation letters of (or resolutions removing) all representatives of the Sellers serving as officers, directors, board members or managing members of the Company from their respective positions with the Company;

(d) Instruments of assignment and transfer, including the Transfer Agreement in the forms attached hereto as Exhibit B-1 and Exhibit B-2, as shall be necessary to transfer to the Purchaser all of the Sellers’ rights, titles and interests in and to the Units; and

(e) All other certificates, documents, instruments and writings required to be delivered by the Sellers at the Closing pursuant to this Agreement.

Section 9.3 Deliveries by the Purchaser. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Sellers of their obligations pursuant to Section 9.2, the Purchaser shall deliver or cause to be delivered to the Sellers, among other things, the following:

(a) A wire transfer of the Closing Payment, in immediately available funds, as set forth in Section 1.1;

(b) A certificate by an authorized officer of the Purchaser, dated as of the Closing, certifying on behalf of the Purchaser that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by the Sellers, to the extent permitted by applicable Law (the “Purchaser’s Officer Certificate”);

(c) Instruments of assignment and transfer, including the Transfer Agreement in the forms attached hereto as Exhibit B-1 and Exhibit B-2, as shall be necessary to transfer to the Purchaser all of the Sellers’ rights, titles and interests in and to the Units;

(d) All other certificates, documents, instruments and writings required to be delivered by the Purchaser at the Closing pursuant to this Agreement; and

(e) An amended and restated limited liability company agreement of the Company, dated as of the Closing Date, to effect the Purchaser’s admission as a member of the Company at the Closing (the “Amended and Restated LLC Agreement”).

ARTICLE 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):

(a) by the Sellers or the Purchaser if Closing shall not have occurred on or before October 31, 2018 (as may be extended in accordance herewith, the “End Date”); provided, however, that in the event the Marketing Period has commenced but has not completed as of the End Date, the End Date may be extended (but not beyond the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Purchaser in its sole discretion by providing written notice thereof to the Sellers at least one (1) Business Day prior to the End Date.

(b) by the Sellers or the Purchaser if the South Texas CA has been validly terminated prior to consummation of the South Texas Transaction;

(c) by the Sellers or the Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal, in each case by the terms of a final, non-appealable order;

(d) by the Sellers or the Purchaser in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b) or Section 8.2(a) or Section 8.2(b), as applicable, if it was continuing as of the Closing Date and (ii) cannot be or has not been cured by the earlier of (A) five (5) Business Days prior to the End Date and (B) thirty (30) days after the giving of written notice to the breaching Party of such breach, the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(e) by the mutual prior written consent of the Sellers and the Purchaser;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) of this Section 10.1 if such Party (or its Affiliates, as applicable) is in Willful and Material Breach of this Agreement, the South Texas CA at the time this Agreement would otherwise be terminated by such Party.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement and the provisions of Section 7.4(c), Article 10, Article 12 (other than Section 12.15 and Section 12.16) and Appendix A, which shall continue in full force and effect) and the Sellers shall be free immediately to enjoy all rights of ownership of the Units, the Midstream Business and the other assets of the Company and to sell, transfer, encumber or otherwise dispose of the same to any party without any restriction under this Agreement; provided however that no Party shall be relieved or released from any Liabilities arising out of any Willful and Material Breach by such Party that gave rise to the failure of a condition set forth in Article 8.

ARTICLE 11

INDEMNIFICATION

Section 11.1 Indemnification.

(a) Effective as of Closing, the Purchaser and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, and holds harmless the Sellers and their respective Affiliates, and all of their respective equity-holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Seller Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from or related to:

(i) any breach by the Purchaser of any of its covenants or agreements under this Agreement;

(ii) any breach by the Purchaser of any of its representations or warranties contained in Article 5 and/or the Purchaser’s Officer Certificate; or

(iii) the Purchaser’s ownership of the Units, regardless of whether such Liabilities arose prior to, on or after the Effective Time, or the Company’s ownership of the Midstream System, the Midstream System Interests or any other assets of the Midstream Business for Liabilities arising on or after the Closing Date (except to the extent Sellers have an indemnity obligation to the Purchaser Indemnified Parties with respect thereto).

(b) Effective as of Closing, subject to the limitations set forth in Section 11.3 or otherwise in this Agreement, Sellers shall be responsible for, shall pay on a current basis and hereby agree to defend, indemnify, and hold harmless the Purchaser and its Affiliates, and all of its and their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Purchaser Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Purchaser Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(i) any breach by the Sellers of any of their covenants or agreements under this Agreement;

(ii) any breach by the Sellers of any of their representations or warranties contained in Article 2 or Article 3 and/or the Sellers’ Officer Certificates;

(iii) any and all Retained Taxes for which Purchaser is obligated to indemnify, or make a capital contribution to, the Company;

(iv) the litigation matters described in Schedule 3.7 to which Sellers are parties; or

(v) in the case of EV XIV-A and EV XIV-WIC only, any Indebtedness of the Company existing at any time from and after the Effective Time until the Execution Date in an amount greater than that set forth on Schedule 3.22, the amount for which Sellers shall be responsible being equal to such excess Indebtedness multiplied by 0.35.

(c) Notwithstanding anything to the contrary contained in this Agreement, this Section 11.1 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(a) or Section 9.3(b), as applicable. Except for the remedies contained in this Section 11.1 and Section 10.2, THE SELLERS AND THE PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS OR THEIR AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, LIABILITIES, LOSSES, COSTS, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) THE SELLERS’ OR THE COMPANY’S OWNERSHIP OF THE MIDSTREAM SYSTEM, THE MIDSTREAM SYSTEM INTERESTS OR ANY OTHER ASSETS OF THE MIDSTREAM BUSINESS OR THE OPERATION OF THE MIDSTREAM BUSINESS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE MIDSTREAM SYSTEM, THE MIDSTREAM SYSTEM INTERESTS OR ANY OTHER ASSETS OF THE MIDSTREAM BUSINESS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN THE SELLERS AND ANY PERSONS WHO ARE AFFILIATES OF THE SELLERS, AND RIGHTS UNDER INSURANCE MAINTAINED BY THE SELLERS OR ANY PERSON WHO IS AN AFFILIATE OF THE SELLERS, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON (BUT NOT SUCH RELEASED PERSON’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE).

(d) The indemnity of each Party provided in this Section 11.1 shall be for the benefit of and extend to each Person included in the Seller Indemnified Parties and the Purchaser Indemnified Parties, as applicable; provided, however, that any claim for indemnity under this Section 11.1 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Party (including the Seller Indemnified Parties and the Purchaser Indemnified Parties) other than the Sellers and the Purchaser shall have any rights against either the Sellers or the Purchaser under the terms of this Section 11.1 except as may be exercised on its behalf by the Purchaser or the Sellers, as applicable, pursuant to this Section 11.1(d). Each of the Sellers and the Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.

Section 11.2 Indemnification Actions. All claims for indemnification under Section 7.4(c), Section 11.1(a) or Section 11.1(b) shall be asserted and resolved as follows:

(a) In General. For purposes of Section 7.4 and this Article 11, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Seller Indemnified Party or Purchaser Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 7.4(c), Section 11.1(a) or Section 11.1(b), and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Seller Indemnified Party or Purchaser Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by the Purchaser or the Sellers, as applicable, pursuant to Section 7.4(c), Section 11.1(a) or Section 11.1(b).

(b) Claims Procedure. To make a claim for indemnification under Section 7.4(c), Section 11.1(a) or Section 11.1(b), an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.2(b), including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.2(b) shall not relieve the Indemnifying Party of its obligations under 7.4(c), Section 11.1(a) or Section 11.1(b) (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) Third Party Claims.

(i) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii) If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.2(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii) If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (1) consent to such settlement or (2) reject, in its reasonable judgment, the proposed settlement or (B) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (B) above.

(d) Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability, or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter.

Section 11.3 Limitation on Actions.

(a) The representations and warranties of the Parties in Article 2, Article 3 and Article 5 and the covenants and agreements of the Parties in this Agreement that are to be performed prior to or at the Closing and the corresponding representations and warranties given in the Sellers’ Officer Certificates or the Purchaser’s Officer Certificate, as applicable, with respect to each of the foregoing shall survive the Closing for a period of twelve (12) months, except that (i) the representations and warranties in Section 2.1, Section 2.2, Section 2.4, Section 3.1, Section 3.2, Section 3.3, Section 3.11, Section 3.16, Section 3.22, Section 3.27 (collectively, the “Fundamental Representations”), Section 5.1, Section 5.2, Section 5.7, and Section 5.9 (and the corresponding representations and warranties given in the Sellers’ Officer Certificates or the Purchaser’s Officer Certificate, as applicable ) shall survive the Closing for a period of three (3) years, and (ii) the representations and warranties in Section 3.9 (and the corresponding representations and warranties given in the Sellers’ Officer Certificates) shall survive Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 11.1(a)(i), Section 11.1(a)(ii), Section 11.1(b)(i) and Section 11.1(b)(ii) shall terminate as of the termination date (if any) of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a Claim Notice for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnity in Section 11.1(b)(iii) shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after the expiration of the applicable statute of limitations. The indemnities in Section 11.1(b)(iv) and Section 11.1(b)(v) shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is three (3) years after the Closing Date. The indemnity in Section 11.1(a)(iii) shall continue without time limit.

(c) Subject to Section 11.3(j), the Sellers shall not have any Liability for any indemnification under Section 11.1(b)(ii) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “De Minimis Threshold”) and (ii) until and unless the aggregate amount of all Liabilities under Section 11.1(b)(ii) that exceed the De Minimis Threshold exceeds two percent (2%) of the Purchase Price, after which point the Sellers shall only be liable for such indemnification to the extent such Liabilities that exceed the De Minimis Threshold exceed two percent (2%) of the Purchase Price; provided that the limitations on the Sellers’ Liability in this Section 11.3(c) shall not apply to the Sellers’ Liability for breaches of its Fundamental Representations, the representations and warranties in Section 3.9, and the corresponding representations and warranties in the Sellers’ Officer Certificates.

(d) Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 11.3(j), the Sellers shall not be required to indemnify the Purchaser Indemnified Parties for aggregate

Liabilities under Section 11.1(b)(ii) in excess of fifteen percent (15%) of the Purchase Price; provided that the limitations on the Sellers’ Liability in this Section 11.3(d) shall not apply to Sellers’ Liability for breaches of their Fundamental Representations, the representations and warranties in Section 3.9, and the corresponding representations and warranties in the Sellers’ Officer Certificates.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ aggregate Liabilities under this Agreement or otherwise shall not exceed the Purchase Price; provided that the limitation on Sellers’ Liability in this Section 11.3(e) shall not apply to Sellers’ Liability for any and all Retained Taxes.

(f) The amount of any Liabilities for which an Indemnified Party is entitled to indemnity under this Agreement shall be reduced by the amount of any corresponding insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Liabilities (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).

(g) In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing.

(h) Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

(i) For purposes of the indemnification obligations in this Article 11 only, in determining the amount of any Liabilities in connection with a breach of a representation or warranty by Sellers, any materiality, material adverse effect, or Company Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(j) The limitations on liability set forth in this Section 11.3(c) and (d) shall apply to any claim for indemnification resulting from a breach of the covenant contained in Section 7.12(a)(iii) as a result of the Required Information not satisfying clause (i) of the definition of “Compliant.”

Section 11.4 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 7.4(c), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THE PURCHASER AND THE SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

ARTICLE 12

MISCELLANEOUS

Section 12.1 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

Section 12.2 Expenses. Except as otherwise specifically provided, all fees, costs, and expenses incurred by the Purchaser or the Sellers in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, at the Closing, Purchaser shall pay or cause to be paid the Sellers Transaction Expenses.

Section 12.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. A Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 12.4 Notice. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying Party and affirmatively acknowledged by the receiving Party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Sellers:

Philip Berry

Vice President – Business Development & Transactions

EnerVest, Ltd.

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: PBerry@EnerVest.net

With a copy to:

J. Andrew West

Vice President & General Counsel

EnerVest, Ltd.

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: AWest@EnerVest.net

If to Purchaser:

TPG Pace Energy Parent LLC

c/o TPG Pace Energy Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attn: Jerry Neugebauer

Email: GNeugebauer@tpg.com

With a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: John Grand

Email: jgrand@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a

Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 12.4.

Section 12.5 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION (EXCEPT THAT WITH RESPECT TO ISSUES RELATING TO THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN).

(b) THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING IN ANY FORUM OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 12.5 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AGAINST THE FINANCING PERSONS, INCLUDING WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS Section 12.5 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c) TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO

JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 12.5(b).

(d) THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS AND DEBT FINANCING CONTEMPLATED HEREBY OR THEREBY.

Section 12.6 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance; provided, however, that any waiver of Section 12.10, Section 12.9, this Section 12.6, Section 12.5 and Section 12.14 (and any related definitions that would affect these sections) may not be given without the prior written consent of the Financing Sources if such waiver would adversely impact any Financing Person. No course of dealing on the part of the Sellers or the Purchaser or their respective officers, employees, agents or representatives and no failure by the Sellers or the Purchaser to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of the Sellers and the Purchaser under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 12.7 Assignment. This Agreement may not be assigned, in whole or in part, by either Party without prior written consent of the other Party; provided that Purchaser shall have the right to assign this Agreement, in whole or in part, to any Affiliate without the prior written consent of the Sellers. In the event the non-assigning Party consents to any such assignment, or the Purchaser assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

Section 12.8 Entire Agreement; Conflicts. THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE APPENDIX, EXHIBITS AND SCHEDULES ATTACHED HERETO AND THE CONFIDENTIALITY AGREEMENT, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF, AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLERS’ OFFICER CERTIFICATES, OR THE PURCHASER’S OFFICER CERTIFICATE, AND NEITHER THE SELLERS NOR THE PURCHASER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE APPENDICES, SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 12.8.

Section 12.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification; provided, however, (x) following the receipt of Stockholder Approval, no amendment shall be made which by Law would require the further approval by the shareholders of Parent without first obtaining such further approval and (y) Section 12.5, Section 12.6, this Section 12.9, Section 12.10 and Section 12.14 (and any related definitions that would affect these sections) may not be amended in a manner that adversely impacts any Financing Person without the prior written consent of the Financing Sources.

Section 12.10 No Third-Party Beneficiaries. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and the Purchaser and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations, or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Notwithstanding the foregoing, the Financing Sources (and solely in the case of Section 12.5, this Section 12.10 and Section 12.14, the Financing Persons) shall be express third party beneficiaries of, and shall be entitled to enforce, Section 12.5, Section 12.6, Section 12.9, this Section 12.10 and Section 12.14.

Section 12.11 Construction. The Parties acknowledge that (a) the Sellers and the Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Sellers and the Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 12.12 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH THOSE DAMAGES PAYABLE TO THIRD PARTIES FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER, NONE OF THE PURCHASER, THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF THE PURCHASER AND THE SELLERS, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Conspicuous. THE SELLERS AND THE PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 12.14 Lenders. Notwithstanding anything herein to the contrary, Sellers agree, on behalf of themselves and their respective former, current or future Affiliates, limited partners or other equityholders and Representatives (collectively, the “Seller Related Parties”) that neither the Sellers nor the Seller Related Parties shall have any claim against any Financing Person, nor shall any Financing Person have any liability whatsoever to any Seller Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Person.

Section 12.15 Time of Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

Section 12.16 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, including any obligation to consummate the Closing, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 12.17 Books and Records. No later than fifteen (15) Business Days after the Closing Date, the Sellers shall make available to Purchaser for pickup from Sellers’ offices during normal business hours copies of (a) the Books and Records of the Company to the extent in the possession or control of the Sellers and (b) to the extent not restricted by confidentiality obligations, the Books and Records of the Sellers relating to the Midstream Business; provided, however, that to the extent the Books and Records of the Sellers relating to the Midstream Business are restricted by confidentiality obligations, the Sellers shall use commercially reasonable efforts to obtain the necessary consents to deliver such Books and Records.

Section 12.18 Schedules.

(a) Any representation or warranty qualified to (i) the “knowledge of the Sellers” or “to Sellers’ knowledge” (whether or not capitalized) or with any similar knowledge qualification is limited to matters within the actual knowledge (after reasonable inquiry) of the individuals listed in Schedule 12.17(a)(i) and (ii) the “knowledge of the Purchaser” or “to Purchaser’s knowledge” (whether or not capitalized) or with any similar knowledge qualification is limited to matters within the actual knowledge (after reasonable inquiry) of the individuals listed in Schedule 12.17(a)(ii). For the purposes of the foregoing, in respect of the Sellers, “reasonable inquiry” shall mean the individuals listed in Schedule 12.17(a)(i) shall have presented the applicable representations and warranties to, and inquired as to the veracity thereof from, the Operator at least two (2) Business Days prior to the Execution Date.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Company Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Company Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.

Section 12.19 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.20 Sellers’ Liability. Notwithstanding anything to the contrary, each Seller shall be jointly and severally liable for its obligations and liabilities under this Agreement.

Section 12.21 Sellers’ Representative. Notwithstanding anything to the contrary, each Seller hereby appoints EV XIV-A (“Sellers’ Representative”) to serve as its representative hereunder, and agrees that Sellers’ Representative shall be authorized on such Seller’s behalf and be responsible hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed hereunder to the Seller, (b) receive all amounts payable hereunder to the Sellers, (c) make, on a joint basis, all elections that any Seller is entitled hereunder to make, and (d) otherwise perform (to the extent practicable) all of the administrative obligations hereunder of the Sellers. Moreover, Sellers’ Representative shall be responsible for disbursing to the other Sellers their respective proportionate shares of all amounts received hereunder by Sellers’ Representative on their behalf.

Section 12.22 Interpretation. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. “Made available to” or similar phrases mean that such information was uploaded to the Virtual Data Room at least two (2) Business Days prior to the Execution Date.

Section 12.23 Trust Account Waiver. The Sellers acknowledge that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Sellers further acknowledge that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent’s initial public offering. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Sellers hereby irrevocably waives any right, title, interest, or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts, or agreements with Parent and the Purchaser; provided, that (a) nothing herein shall serve to limit or prohibit the Sellers’ right to pursue a claim against the Purchaser pursuant to this Agreement for legal relief against monies or other assets of the Purchaser held outside the Trust Account or, subject to Section 12.16, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Sellers may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

Section 12.24 No Recourse.

(a) Notwithstanding the fact that the Purchaser may be a partnership or limited liability company, the Sellers, by their acceptance of the benefits of this Agreement, covenant, agree and acknowledge that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than the Purchaser or any Affiliate of the Purchaser to whom this Agreement is validly assigned pursuant to Section 12.7 (and their respective successors and assigns, collectively, the “Purchaser Recourse Parties”) shall have any obligation hereunder and that they have no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current, or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of the Purchaser (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of the Purchaser (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case not including the Purchaser or any Affiliate of the Purchaser to whom this Agreement is validly assigned pursuant to Section 12.7 (each, but excluding for the avoidance of doubt, the Purchaser Recourse Parties, a “Purchaser Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Purchaser or any Affiliate of the Purchaser to whom this Agreement is validly assigned pursuant to Section 12.7 against the Purchaser Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Purchaser Party Affiliate, as such, for any obligations of the Purchaser (or any Affiliate of the Purchaser to whom this Agreement is validly assigned pursuant to Section 12.7) under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations, or their creation.

(b) Notwithstanding the fact that each Seller may be a partnership or limited liability company, the Purchaser, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than the Sellers (and their respective successors and assigns, collectively, the “Seller Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of any Seller (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of any Seller (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case not including any Seller (each, but excluding for the avoidance of doubt, the Seller Recourse Parties, a “Seller Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract, or otherwise) by or on behalf of any Seller against the Seller Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Seller Party Affiliate, as such, for any obligations of any Seller under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLERS:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:	EnerVest Holding XIV, LLC,
its General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Phillip B. Berry
Name:	Phillip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Phillip B. Berry
Name:	Phillip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:	EnerVest Holding XIV, LLC,
its General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Phillip B. Berry
Name:	Phillip B. Berry
Title:	Vice President – Business Development & Transactions

[Signature Page]

PURCHASER:
TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

[Signature Page]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN

MEMBERSHIP INTEREST PURCHASE AGREEMENT,

DATED AS OF THE EXECUTION DATE,

BY AND BETWEEN THE SELLERS AND THE PURCHASER

DEFINITIONS

“Act” has the meaning set forth in Section 5.4.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Adverse Effect on Financing” has the meaning set forth in Section 7.11(a).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation” has the meaning set forth in Section 1.3.

“Amended and Restated LLC Agreement” has the meaning set forth in Section 9.3(e).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010.

“Approved Budget” has the meaning set forth in Section 3.17(b).

“Available Cash” has the meaning set forth in the Company Agreement.

“Balance Sheet” has the meaning set forth in Section 3.4(a).

“Books and Records” means any and all of the books, records, contracts, agreements and files of a Person, existing on or after the date of this Agreement, including in the case of Sellers and the Company, regulatory submissions, performance tests, equipment data sheets, inspection reports, integrity inspections, cathodic protection surveys and similar writings, and all increases and additions thereto after the Closing Date, including computer records and electronic copies of such information (but excluding electronic mail and other computer-based communications), whether maintained by such Person or any of its respective Affiliates.

“Business Combination” has the meaning set forth in the South Texas CA.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Casualty Loss” has the meaning set forth in Section 7.7.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.2(b).

“Closing” has the meaning set forth in Section 9.1.

Appendix A

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 1.1.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company Agreement” means the Company Agreement of Ironwood Eagle Ford Midstream, LLC, adopted as of June 28, 2017.

“Company Books” has the meaning set forth in Section 3.16.

“Company Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition that, individually or in the aggregate with other effects, events, occurrences, developments, circumstances, changes or conditions, is, or would reasonably be expected to be materially adverse to the ownership, business, condition (financial or otherwise), operations, property or prospects of the Company taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply, or transportation markets, interest, or rates) in the industries in which the Company operates or in the United States economy generally, so long as such effects or changes do not disproportionately affect the Company; (c) acts of God, including hurricanes, storms, or other naturally occurring events; (d) acts or failures to act of Governmental Authorities; (e) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (f) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (g) a change in Laws and any interpretations thereof from and after the Execution Date; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) changes in the prices of Hydrocarbons (as defined in the Giddings PSA); and (j) natural declines in well performance.

“Compliant” means, with respect to the Required Information, that such Required Information (i) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is used, not misleading and (ii) complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 13, 2017, between Parent and EnerVest, Ltd.

“Contract” has the meaning set forth in Section 2.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “Controls” and “Controlled by” (whether or not capitalized) and other derivatives shall be construed accordingly.

“Credit Support” has the meaning set forth in Section 3.21.

“Debt Commitment Letter” has the meaning set forth in the South Texas CA.

Appendix A-2

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any debt securities contemplated thereby to be issued in lieu of the bridge facilities thereunder).

“De Minimis Threshold” has the meaning set forth in Section 11.3(c).

“Defensible Title” means such title to the Midstream System and the Midstream System Interests that is good, valid and marketable title, free and clear of liens, encumbrances, obligations or defects, other than, in each case, the Permitted Encumbrances.

“DOJ” has the meaning set forth in Section 7.6.

“Dollars” means United States Dollars.

“Drag-Along Right” means the right or option of any Person under any Contract, lease, Organizational Documents or other instrument binding on a Seller, any Affiliate of a Seller or the Units to require and cause a Person to directly or indirectly sell, transfer, dispose or assign any interest in any other Equity Interests in the Company.

“email” has the meaning set forth in Section 12.4.

“Employee Benefit Plan” means any “employee benefit plan”, as defined by Section 3(3) of ERISA and whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, phantom stock, restricted stock, stock bonus, stock purchase, employee stock ownership, or other equity-based plan, arrangement or Contract, savings, employment, consulting, retention, change in control, severance, termination pay, supplemental unemployment, layoff, salary continuation, retirement, pension, profit-sharing, health (whether medical, vision, dental or other), life insurance, disability (long-term or short-term), accident, group or individual insurance, vacation, holiday, sick leave, paid-time off, cafeteria, fringe benefit, perquisite, welfare, and any other employee compensation or benefit plan, program, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), including any trust, escrow, funding arrangement or other agreement related thereto.

“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2018.

“End Date” has the meaning set forth in Section 10.1(a).

“Environmental Defect” shall mean (a) a condition, event or circumstance that causes a Midstream System or Midstream System Interest (or the Company with respect to a Midstream System or Midstream System Interest) not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to the Midstream System or Midstream System Interest or the operation thereof of any environmental pollution, contamination or degradation where investigation, reporting, monitoring, remedial, or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Laws” shall mean all Laws in effect as of the Execution Date relating to the prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal, or other management of, including any exposure to, chemicals or Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other pipeline, midstream or oilfield operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws

Appendix A-3

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws.

“EV XIV-A” has the meaning set forth in the Preamble to this Agreement.

“EV XIV-A Units” has the meaning set forth in the Recitals to this Agreement.

“EV XIV-C” has the meaning set forth in the Preamble to this Agreement.

“EV XIV-WIC” has the meaning set forth in the Preamble to this Agreement.

“EV XIV-WIC Units” has the meaning set forth in the Recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“Federal Securities Laws” shall have the meaning set forth in the South Texas CA.

“Financing Persons” shall mean the Financing Sources and any other potential or actual agents, underwriters, initial purchasers, lenders and investors for the Debt Financing, and in each case, any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing, and their respective successors and assigns.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing Sources” shall the financial institutions party to the Debt Commitment Letter and their respective successors and assigns.

“FTC” has the meaning set forth in Section 7.6.

“Fundamental Representations” has the meaning set forth in Section 11.3(a).

“GAAP” means United States generally accepted accounting principles as in effect on the Execution Date.

“Giddings PSA” has the meaning set forth in the Recitals to this Agreement.

Appendix A-4

“Giddings Transaction” has the meaning set forth in the Recitals to this Agreement.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Government Official” shall have the meaning set forth in Section 2.6.

“GulfTex Assets” shall mean those certain oil and gas assets and other related properties defined as the “Assets” in that certain Purchase and Sale Agreement dated February 2, 2018 by and among GulfTex Energy III, L.P., GulfTex Energy IV, L.P., EV XIV-A and EV XIV-WIC.

“Hazardous Substances” shall mean any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals, including any petroleum, waste oil, or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

“HSR Act” has the meaning set forth in Section 7.6.

“Income Tax” means any income, capital gains, franchise, and similar Taxes.

“Indebtedness” means, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments for the repayment of money borrowed; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnified Party” has the meaning set forth in Section 11.2(a).

“Indemnifying Party” has the meaning set forth in Section 11.2(a).

“Independent Accounting Firm” means a nationally recognized accounting firm or other recognized expert selected by the Purchaser and reasonably acceptable to the Sellers.

“Laws” means all permits, statutes, laws, rules, regulations, ordinances, orders, codes, rulings, writs, injunctions, decrees, or other official acts of or by any Governmental Authorities.

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including reasonable attorneys’ fees, legal or other expenses incurred in connection therewith.

Appendix A-5

“Liens” has the meaning set forth in Section 2.4.

“Marketing Period” shall mean a 15 consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the later of the date that Stockholder Approval has been obtained and the Required Information has been received; provided that (x) none of July 2, 2018 through and including July 6, 2018 shall constitute a Business Day for purposes of the Marketing Period and (y) such Marketing Period shall either end on or prior to August 17, 2018 or if such period has not ended on or prior to August 17, 2018, then such period shall commence no earlier than September 4, 2018 (any such date encompassed by clause (x) or (y), a “Blackout Date”). The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period, notwithstanding anything in this definition to the contrary:

(i) Sellers have publicly announced their intention to, or determine that they must, restate any financial statements information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Parent (including a new unqualified audit opinion with respect to any restated financial statements);

(ii) the applicable independent accountants of the Sellers shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Purchaser and such audit opinion has been delivered to Parent;

(iii) the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such 15 consecutive Business Day period (and not be “stale”) to the extent such financial statements were included in a filing with the SEC, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by Purchaser of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new 15 consecutive Business Day period to the extent such financial statements were included in a filing on such day; or

(iv) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.

“Midstream Business” has the meaning set forth in the Recitals of this Agreement.

“Midstream System” means the physical gathering, processing, treating, compression, pumping, blending, storage, terminalling and transportation assets used in connection with and that comprise the Midstream Business, as more fully described in Exhibit A; together with all piping, valves, taps and side valves, regulators, meters, pumps, station piping and other equipment used for the gathering and treatment of gas, the gathering and stabilization of condensate and the compression of gas in the system described above.

“Midstream System Interests” means easements, rights-of-way, surface leases, fee interests, licenses, permits, property use rights, real property interests and other contract rights on which the Midstream System is currently located, or used or held for use in connection with the Midstream System, together with all assets described in the definition of Midstream System which, as opposed to being tangible personal property, are real property improvements to the properties described in this definition.

Appendix A-6

“Net Distribution Rights” has the meaning set forth in the Recitals of this Agreement.

“Offer Documents” shall have the meaning set forth in the South Texas CA.

“Organizational Documents” means, with respect -to any corporation, its charter, by-laws and any agreements with shareholders; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any trust, its declaration or agreement of trust; and with respect to each other Person, its comparable constitutional instruments or documents; together, in each case, with any and all amendments thereto and all material consents and other instruments delegating authority pursuant to such Organizational Documents.

“Operator” means Ironwood Midstream Energy Partners LLC, a Texas limited liability company, as Operator of Ironwood Eagle Ford Midstream, LLC, under that certain Operating Agreement, dated June 28, 2017.

“Order” or “order” means any judgment, order, consent order, injunction, decree, writ, permit, demand letter or license of any Governmental Authority or any arbitrator.

“other Party” shall mean (a) when used with respect to the Purchaser, the Sellers and (b) when used with respect to the Sellers, the Purchaser.

“Parent” has the meaning set forth in the South Texas CA.

“Party” and “Parties” has the meaning set forth in the Preamble of this Agreement.

“Patriot Act Offense” shall mean (a) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism, or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001; and (b) the crime of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense under clause (a).

“Permitted Encumbrances” means any or all of the following:

(a) liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and are set forth on Schedule 1.1 or are first contested after the Execution Date;

(b) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, vendor’s, carrier’s, warehousemen’s, workmen’s, construction and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and are set forth on Schedule 1.1 or are first contested after the Execution Date;

(c) all Laws and all rights reserved to or vested in any Governmental Authority, including rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the transactions contemplated hereby;

(d) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations (including for purposes of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment) which do not prevent or materially adversely affect the ownership, operation or value of the Midstream System;

Appendix A-7

(e) all rights reserved to or vested in any Governmental Authorities to control or regulate the Midstream System in any manner or to assess Tax with respect to the Midstream System, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(f) any lien, charge or other encumbrance on or affecting the Midstream System which is (i) expressly waived, bonded or paid by Purchaser at or prior to Closing or which is discharged prior to Closing, or (ii) results from Sellers’ conduct of business in compliance with this Agreement;

(g) the terms and conditions of the Contracts set forth in Schedule 3.10 or 3.18;

(h) the litigation matters on Schedule 3.7, if any;

(i) Preferential Purchase Rights, Specified Consent Requirements, Tag-Along Rights, and Drag-Along Rights, including those listed on Schedule 3.19;

(j) zoning and planning ordinances and municipal regulations; and

(k) any other liens, charges, encumbrances, defects or irregularities which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Midstream System subject thereto or affected thereby and (i) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating midstream properties in the region where the Midstream System is located.

“Permitted Liens” means any of the following matters:

(a) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, vendor’s, carrier’s, warehousemen’s, workmen’s, construction and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and are set forth on Schedule 1.1 or are first contested after the Execution Date;

(b) any Liens for Taxes not yet delinquent or, if delinquent, that are being contested by a Seller in good faith and are set forth on Schedule 1.1 or are first contested after the Execution Date;

(c) any Liens or security interests created by applicable Law;

(d) all Liens which individually or in the aggregate are not such as to unreasonably and materially interfere with or prevent any material operations by the Company;

(e) rights reserved to or vested in any Governmental Authority to control or regulate any of the Company’s property; or

(f) any Lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws or regulations; or

(g) the litigation matters set forth in Schedule 3.7, if any.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

Appendix A-8

“Preferential Right” means preferential rights to purchase or similar rights (including rights to purchase or similar rights arising in connection with change in control provisions) that may be triggered by the transactions contemplated hereunder.

“Proxy Statement” shall have the meaning set forth in the South Texas CA.

“Purchase Price” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.1(b).

“Purchaser Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition that, individually or in the aggregate with other effects, events, occurrences, developments, circumstances, changes or conditions, is, or would reasonably be expected to (y) be materially adverse to the ownership, business, condition (financial or otherwise), operations, property or prospects of the Purchaser taken as a whole or (z) result in a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Purchaser Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply, or transportation markets, interest, or rates) in the industries in which the Purchaser operates or in the United States economy generally, so long as such effects or changes do not disproportionately affect the Purchaser; (c) acts of God, including hurricanes, storms, or other naturally occurring events; (d) acts or failures to act of Governmental Authorities; (e civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (f) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (g) a change in Laws and any interpretations thereof from and after the Execution Date; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) changes in the prices of Hydrocarbons (as defined in the Giddings PSA); and (j) natural declines in well performance.

“Purchaser Party Affiliate” has the meaning set forth in Section 12.24(a).

“Purchaser Recourse Parties” has the meaning set forth in Section 12.24(a).

“Purchaser’s Officer Certificate” has the meaning set forth in Section 9.3(b).

“Representatives” has the meaning set forth in Section 7.4.

“Required Information” shall mean (i) the Required Proxy Information, (ii) unaudited interim financial statements for each subsequent fiscal quarter after December 31, 2017 that ends at least 45 days before the Closing Date to the extent that such unaudited interim financial statements would be required to be set forth in a proxy statement pursuant to the age of financial statement requirements of Rule 3-12 under Regulation S-X, together with corresponding information in respect of the comparable period for the prior fiscal year, and (iii) such reasonable additional information for such updated periods as may be required to prepare pro forma financial statements and customary ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ disclosures related thereto.

“Required Proxy Information” shall have the meaning set forth in Section 7.13.

“Retained Taxes” means any and all Taxes imposed on the Company or for which the Company may otherwise be liable (a) for any Pre-Closing Period and for the portion of any Straddle Period ending on the

Appendix A-9

Closing Date; (b) of any affiliated, consolidated, combined or unitary group (or any member thereof, other than the Company) of which the Company (or any predecessor thereof) is or was a member with a Seller on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Laws; or (c) of any other Person for which the Company is or has been liable as a transferee or successor, by contract or otherwise.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Seller” and “Sellers” have the meaning set forth in the Preamble of this Agreement

“Seller Indemnified Parties” has the meaning set forth in Section 11.1(a).

“Seller Party Affiliate” has the meaning set forth in Section 12.24(b).

“Seller Policies” has the meaning set forth in Section 7.5.

“Seller Recourse Parties” has the meaning set forth in Section 12.24(b).

“Seller Related Parties” has the meaning set forth in Section 12.14.

“Sellers’ Officer Certificates” has the meaning set forth in Section 9.2(a).

“Sellers’ Representative” has the meaning set forth in Section 12.21.

“Sellers Transaction Expenses” means the reasonable and documented Third Party costs and expenses incurred and paid by Sellers in entering into this Agreement, and, except as set forth on Schedule 3.11, other than any costs and expenses payable to any investment bank.

“South Texas CA” has the meaning set forth in the Recitals of this Agreement.

“South Texas Transaction” has the meaning set forth in the Recitals of this Agreement.

“Specified Consent Requirement” means a requirement to obtain a Person’s prior consent to an assignment or transfer that (a) is triggered by the transactions contemplated hereunder and (b) provides that the failure to obtain such Consent would (i) cause the assignment to Purchaser of the Units (or portion thereof affected thereby) to be void or voidable, (ii) give rise to the right to terminate, or result in the termination of, all or any part of the Midstream System Interests under the express terms thereof, or (iii) be reasonably likely to result in any material Liabilities that are liquidated in amount to Purchaser after Closing.

Appendix A-10

“Stockholder Approval” has the meaning set forth in the South Texas CA.

“Stockholders Meeting” has the meaning set forth in the South Texas CA.

“Straddle Period” means any Taxable period beginning on or before and ending after the Closing Date. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending before the Closing Date shall be: (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (i) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company (and each partnership in which the Company is a partner) ended immediately before the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending immediately before the Closing Date and the period beginning on and including the Closing Date in proportion to the number of days in each period; and (b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending immediately before the Closing Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Subject Contributions” has the meaning set forth in Section 1.2.

“Subject Distributions” has the meaning set forth in Section 1.2.

“Tag-Along Right” means the right or option of any Person under any Contract, lease, Organizational Document or other instrument binding on a Seller, any Affiliate of a Seller or the Units to require and cause a Seller, any Affiliate of a Seller or the Purchaser to purchase, acquire and receive an assignment of any other Equity Interests in the Company.

“Tax” or “Taxes” (and, with correlative meaning “Taxable” and “Taxing”) means (a) any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, duties, franchise, excise, withholding (including backup withholding), severance, production, and estimated taxes; (b) any interest, fine, penalty, or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above; and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including any schedule or attachment thereto and any amendment thereof.

“Terminable Breach” has the meaning set forth in Section 10.1(d).

Appendix A-11

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 11.2(b).

“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.

“Transfer Agreement” means the agreement for the transfer of the Units in the forms attached as Exhibit B-1 and Exhibit B-2.

“Transfer Taxes” has the meaning set forth in Section 6.1.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Trust Account” has the meaning set forth in that Investment Management Trust Agreement, dated as of May 4, 2017 by and between Parent and Continental Stock Transfer & Trust Company.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Units Purchase” has the meaning set forth in Section 1.1.

“Virtual Data Room” means the following sites: (i) that certain file transfer protocol website maintained by or on behalf of the Sellers, located at http://files.enervest.net, and (ii) that certain Box.com site provided by Purchaser to the Sellers.

“Willful and Material Breach” means a material breach that is a consequence of an action undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

Appendix A-12

Annex D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TPG PACE ENERGY HOLDINGS CORP.

[                    ], 201[    ]1

TPG Pace Energy Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The present name of the Corporation is “TPG Pace Energy Holdings Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 14, 2017 and was amended and restated by the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on May 4, 2017.

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Magnolia Oil & Gas Corporation (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III

REGISTERED AGENT

The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

[1]	To be the Closing Date.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 1,546,000,000 shares, consisting of (a) 1,545,000,000 shares of common stock (the “Common Stock”), including three separate series of Common Stock consisting of (i) 1,300,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 225,000,000 shares of Class B Common Stock (the “Class B Common Stock”) and (iii) 20,000,000 shares of Class F Common Stock (the “Class F Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including as set forth in any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class F Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class F Common Stock.

(i) Shares of Class F Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the closing of the Business Combination. Concurrently with such conversion pursuant to this Section 4.3(b)(i), the number of authorized shares of Class F Common Stock shall be reduced to zero. It is intended that the conversion of shares of Class F Common Stock into shares of Class A Common Stock pursuant to this Section 4.3(b)(i) be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities and related to the closing of the initial Business Combination, all issued and outstanding shares of Class F Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

(A) the numerator shall be equal to the sum of (1) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination) plus (2) the number of shares of Class F Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

(B) the denominator shall be the number of shares of Class F Common Stock issued and outstanding prior to the closing of the initial Business Combination.

As used herein, the term “Equity-linked Securities” means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class F Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class F Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class F Common Stock.

Each share of Class F Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class F Common Stock will be determined as follows: Each share of Class F Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class F Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class F Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class F Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class F Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class F Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class F Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class F Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class F Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class F Common Stock shall, to the extent required by law, be given to those holders of Class F Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class F Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock and except as otherwise set forth herein, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively). In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class F Common Stock) held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemptions of Class B Common Stock. Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Agreement of Magnolia Oil & Gas LLC dated as of [_________________], 201[_]2, (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

(b) Subject to Section 5.5 hereof, directors shall be elected at each annual meeting of stockholders, and each director shall hold office until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a

[2]	To be the Closing Date.

majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof and except as otherwise required by this Second Amended and Restated Certificate, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; provided, however, prior to the first date on which investment funds affiliated with EnerVest, Ltd. or TPG Capital, L.P. and their respective successors and Affiliates cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The term “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing; the term “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity; and the term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 8.2 Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 8.3 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.3 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.3 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.3(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.3 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.3 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.3, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.3 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the

Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Second Amended and Restated Certificate or By Laws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article X.

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

[Signature page follows]

IN WITNESS WHEREOF, TPG Pace Energy Holdings Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

TPG PACE ENERGY HOLDINGS CORP.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex E

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated as of [●], 2018, is made by and among TPG Pace Energy Holdings Corp., a Delaware corporation (the “Company”), TPG Pace Energy Sponsor, LLC, a Delaware limited liability company (“TPG Pace”), EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”) and EnerVest Energy Institutional Fund XIV-C (“EV XIV-C” and, together with EV XIV-C, EV XIV-A, EV XIV-WIC and EV XIV-2A, collectively, the “EnerVest Funds”). TPG Pace and the EnerVest Funds shall be referred to herein as the “Sponsors” and each a “Sponsor.” The Company, the Sponsors and any other Stockholders may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company, TPG Pace Energy Parent LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company (“Operating”), and the EnerVest Funds have entered into that certain Contribution and Merger Agreement, dated as of March 20, 2018 (as it may be amended, restated or otherwise modified from time to time, the “Contribution Agreement”), pursuant to which, among other things, the EnerVest Funds will contribute certain assets to Operating in exchange for certain membership interests in Operating (the “Units”) and certain shares of Common Stock (the “Transaction”); and

WHEREAS, pursuant to Section 10.3 of the Contribution Agreement, each EnerVest Fund and the Company is required, and the Company is required to cause TPG Pace, to execute and deliver this Agreement at the closing of the Transaction (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“Amended Parent Charter” shall have the meaning given to such term in the Contribution Agreement.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Charter Amendment Proposals” shall have the meaning given to such term in the Contribution Agreement, but shall not include any Necessary Charter Amendment Proposal (as defined in the Contribution Agreement).

“Chief Executive Officer” shall mean the chief executive officer of the Company.

“Closing” shall have the meaning set forth in the Recitals.

“Closing Date” shall have the meaning given to such term in the Contribution Agreement.

“Common Stock” shall have the meaning set forth in the Company Charter.

“Company” shall have the meaning set forth in the preamble.

“Company Charter” shall mean that Amended and Restated Certificate of Incorporation of the Company, dated as of May 4, 2017.

“Confidential Information” shall have the meaning set forth in Section 3.7.

“Contribution Agreement” shall have the meaning set forth in the Recitals.

“EnerVest” shall mean, collectively, each of the EnerVest Funds (so long as such Person is a Stockholder hereunder) and each of their respective Affiliates that is or becomes a Stockholder hereunder.

“EnerVest Director” shall have the meaning set forth in Section 3.2(a).

“EnerVest Funds” shall have the meaning set forth in the Preamble.

“EV XIV-A” shall have the meaning set forth in the Preamble.

“EV XIV-2A” shall have the meaning set forth in the Preamble.

“EV XIV-3A” shall have the meaning set forth in the Preamble.

“EV XIV-WIC” shall have the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on April 28, 2017.

“Initial TPG Share Ownership” shall mean the shares of Common Stock owned by TPG immediately following the Closing (including any shares of Common Stock issuable upon the exercise of any Sponsor Warrants held by TPG immediately following the Closing).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“LTIP Proposal” shall mean a proposal to have a new incentive equity plan of the Company approved.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“Non-Compete Agreement” shall have the meaning set forth in the Contribution Agreement.

“Non-Private Equity Business” shall mean any business or investment of a Stockholder and its Affiliates distinct from the private equity business of such Stockholder and its Affiliates to the extent not under the control of such Stockholder, its controlled Affiliate or Affiliated management vehicle; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that (a) any confidential information with respect to the Company or its Subsidiaries is made available to investment professionals of such Stockholder and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (b) such Stockholder or any of its Affiliates instructs any such business or investment to take any action that would violate any provision of this Agreement had such action been taken directly by such Stockholder.

“NYSE” shall mean the New York Stock Exchange or any stock exchange on which the Common Stock is traded following the date of this Agreement.

“NYSE Rules” shall mean the rules and regulations of the NYSE.

“Operating” shall have the meaning set forth in the Recitals.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Transferee” shall mean, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Proxy Statement” shall have the meaning given to such term in the Contribution Agreement.

“Registration Rights Agreement” shall have the meaning given to such term in the Contribution Agreement.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Sponsor” or “Sponsors” shall have the meaning set forth in the preamble.

“Sponsor Director” shall mean any director designated for nomination by EnerVest or TPG.

“Sponsor Warrants” means the 10,000,000 private placement warrants issued to TPG Pace in connection with the closing of the initial public offering of the Company.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management

“Transaction” shall have the meaning set forth in the Recitals.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“TPG” shall mean TPG Pace (so long as it is a Stockholder hereunder) and each of its Affiliates that is or becomes a Stockholder hereunder.

“TPG Pace” shall have the meaning set forth in the preamble.

“TPG Director” shall have the meaning set forth in Section 3.2(a).

“Transaction Proposals” shall have the meaning given to such term in the Contribution Agreement.

“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the NYSE Rules, the Exchange Act and SOX.

“Units” shall have the meaning set forth in the Recitals.

Section 1.2 Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1 Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1 [Reserved.]

Section 3.2 Board.

(a) Proposals. It is the intention of the Stockholders and the Company that the Company be obligated to cooperate with the Stockholders to cause certain amendments to the Company Charter to be effected in connection with the Transactions and to approve the LTIP Proposal. Accordingly, in the event that the Transactions are approved but any Charter Amendment Proposal or the LTIP Proposal is not, the Company shall, upon the written request of TPG or EnerVest, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company, and the preparation, filing and mailing of any additional proxy materials, to seek the approval of the holders of Common Stock necessary to effect any of the Charter Amendment Proposals or the LTIP Proposal, as applicable; provided, however, that in no event shall the obligation of the Company set forth in this Section 3.2(a) require the Company to cooperate with respect to the calling and holding of more than two special meetings of the Company’s stockholders to effect the Charter Amendment Proposals or the LTIP Proposal, as applicable. The Stockholders shall vote, and shall cause each of their Affiliates to vote, all of their shares of Common Stock in favor of any such proposal or action in furtherance of any Charter Amendment Proposal or the LTIP Proposal.

(b) Composition of the Board. The Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised at the Closing of eight directors, (A) two of whom were initially designated by EnerVest before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.2(c) of this Agreement (each, a “EnerVest Director”), (B) two of whom were initially designated by TPG before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.2(d) of this Agreement (each, a “TPG Director”), provided that (i) subject to the penultimate sentence of Section 3.2(d), one of the TPG Directors shall be an “independent director” under the NYSE Rules and (ii) subject to the last sentence of Section 3.1(c), one of the EnerVest Directors shall be independent for purposes of the Audit Committee of the Board under the NYSE Rules, the Exchange Act and SOX, (C) one of whom shall be the Chief Executive Officer, initially Stephen Chazen and (D) three of whom shall be Unaffiliated Directors, initially mutually designated by TPG and EnerVest before the mailing of the Proxy Statement.

(c) EnerVest Representation. For so long as EnerVest holds at least the percentage of Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis) shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by EnerVest that, if elected, will result in EnerVest having the number of directors serving on the Board that is shown below. In the event that EnerVest shall be entitled to designate only one director, such director may be, but shall not be required to be, an “independent director” under NYSE Rules.

Percent of Common Stock Owned	Number of EnerVest Directors
15% or greater	2
2% or greater	1

(d) TPG Representation. For so long as TPG holds at least the percentage of the Initial TPG Share Ownership (including any shares of Common Stock issuable upon the exercise of any Sponsor Warrants held by TPG) shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by TPG that, if elected, will result in TPG having the number of directors serving on the Board that is shown below. In the event that TPG shall be entitled to designate only one director, such director may be, but shall not be required to be, an “independent director” under the NYSE Rules. For purposes of calculating the Percent of Initial TPG Share Ownership Owned below, if TPG holds Sponsor Warrants that expire pursuant to their terms while held by TPG, then the number of shares of Common Stock issuable upon the exercise of such Sponsor Warrants shall be excluded for all purposes from the Initial TPG Share Ownership from and after such expiration.

Percent of Initial TPG Share Ownership Owned	Number of TPG Directors
60% or greater	2
25% or greater	1

(e) Unaffiliated Directors. Following the closing of the Transaction, except as set forth in Section 3.2(c) and Section 3.2(d), the nomination of directors (including Unaffiliated Directors) at annual meetings will be the responsibility of the Nominating and Governance Committee.

(f) Decrease in Directors. Upon any decrease in the number of directors that a Sponsor is entitled to designate for nomination to the Board, such Sponsor shall take all Necessary Action to cause the appropriate number of Sponsor Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. For the avoidance of doubt, any Sponsor Director resigning pursuant to this Section 3.2(f) shall be permitted to continue serving as a Sponsor Director until the Company’s next annual meeting.

(g) Removal; Vacancies. Except as provided in Section 3.2(f), and subject to the Company Charter, (i) each Sponsor shall have the exclusive right to remove its designees from the Board (including any committees thereof), and the Company and the Sponsors shall take all Necessary Action to cause the removal of any such designee at the request of the designating Sponsor and (ii) each Sponsor shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its designees to the Board (including any committees thereof), and the Company and the Sponsors shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Sponsor as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Sponsor shall have the right to designate a replacement director, and the Company and the Sponsors shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board pursuant to this Agreement.

(h) Forced Resignation. Each Sponsor shall take all Necessary Action to cause any of its Sponsor Directors, to resign promptly from the Board if such Sponsor Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the NYSE, or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the Sponsor Director’s fiduciary duties to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which the Sponsor Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 3.2(b), 3.2(c) or 3.2(d), the applicable Sponsor shall have the right to replace such resigning Sponsor Director with a new Sponsor Director, such newly named Sponsor Director to be appointed promptly to the Board in place of the resigning Sponsor Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board and in Section 2.2(g). Nothing in this paragraph (h) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Sponsor Director, whether during or after such person’s service on the Board.

(i) Size of Board. The Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed ten directors; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable Laws or the NYSE Rules.

(j) Committees. Subject to applicable Laws and the NYSE Rules, each of EnerVest and TPG shall have the right to have a representative appointed to serve on each committee of the Board (other than the audit committee) for which any such representative is eligible pursuant to applicable Laws and the NYSE Rules so long as such Sponsor has the right to designate at least one director for election to the Board. Subject to applicable Laws and the NYSE Rules, if a TPG Director is a member of the Nominating and Governance Committee, such TPG Director shall be the chairman thereof. Subject to applicable Laws and the NYSE Rules, the Company shall take all Necessary Action to cause the initial composition of certain committees of the Board to be as set forth on Annex A.

Section 3.3 The Company shall reimburse any Stockholder for any reasonable out-of-pocket expenses incurred as a result of any Necessary Action required to be taken under the foregoing provisions of Section 3.2.

Section 3.4 Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Stockholder agrees not to take action to remove each other’s or the Nominating and Governance Committee’s director nominees from office. Except as set forth in Section 3.2(c) and Section 3.2(d), each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee (to the extent those individuals are recommended in a manner consistent with the terms hereof).

Section 3.5 Standstill Agreement.

(a) Except as required in connection with the execution, delivery or performance of this Agreement and as otherwise required or expressly contemplated by this Agreement or the Contribution Agreement, each Stockholder agrees that, for so long as such Stockholder or any of its Affiliates has the right to designate two individuals for nomination to the Board under this Agreement, without the prior written approval of at least a majority of the disinterested members of the Board, such Stockholder shall not, and shall cause its Affiliates not to (other than, with respect to TPG Pace, any Non-Private Equity Business of TPG Pace or its Affiliates), directly or indirectly:

(i) acquire, agree to acquire, propose or offer to acquire beneficial ownership of any shares of Common Stock or any warrants of the Company exercisable into shares of Common Stock, other than (A) as a result of any stock split, stock dividend or subdivision of shares of Common Stock, (B) in connection with any of the transactions contemplated by the Contribution Agreement or the Company Charter, (C) in connection with any exercise of the Sponsor Warrants or (D) acquisitions involving no more than 3% of the fully diluted voting power of the Common Stock;

(ii) other than any internal agreement or arrangement solely among the EnerVest Funds and their respective Affiliates that is otherwise permitted by this Agreement, deposit any Common Stock into a voting trust or subject any shares of Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Common Stock other than to a person designated by the Board;

(iii) agree to enter or propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its Subsidiaries or an acquisition of any of the assets of the Company and its Subsidiaries;

(iv) make or participate or engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote any Common Stock (x) in opposition to the recommendation or proposal of the Board or (y) with respect to any matter with respect to which the Board has not yet made a recommendation;

(v) publicly disclose any intention, plan, arrangement or other contract prohibited by, or inconsistent with, the foregoing;

(vi) advise, assist or encourage or enter into any negotiations or agreements or other contracts with any other persons in connection with the foregoing;

(vii) otherwise act, alone or in concert with offers, to seek control of the management or policies of the Company; or

(viii) with respect to any of the foregoing, (x) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any Common Stock other than any “group” made up of solely the EnerVest Funds and their Affiliates; (y) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company with respect to any of the foregoing or (z) directly or indirectly, take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger, sale of assets or other type of transaction or matter described in this Section 3.5.

(b) Notwithstanding the foregoing provisions of this Section 3.5, the foregoing provisions shall not, and are not intended to:

(i) prohibit or otherwise limit or restrict a Stockholder or its Affiliates from privately communicating with, including making any offer or proposal to, the Board in a manner that does not require a public announcement by the Company;

(ii) restrict the manner in which any EnerVest Director or TPG Director, as the case may be, may (A) vote on any matter submitted to the Board or the stockholders of the Company, (B) participate in deliberations or discussions of the Board or members of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board, provided that foregoing shall not limit Stockholder’s obligations hereunder; or

(iii) apply to the acquisition (whether by merger, consolidation or otherwise) by any Stockholder or an Affiliate thereof of any Person that beneficially owns Common Stock at the time of the consummation of such acquisition, provided that (x) in connection with any such acquisition such Stockholder or its Affiliate, as the case may be, divests the Common Stock beneficially owned by the acquired Person within a reasonable period of time after the consummation of such acquisition and (y) the shares of Common Stock that such Person beneficially owns do not constitute a material portion of such Person’s assets.

Section 3.6 Restrictions on Transferability.

(a) Each Sponsor agrees that, without the prior written approval of at least a majority of the disinterested members of the Board, it shall not knowingly (after due inquiry) Transfer any shares of Common Stock pursuant to a block sale, market transaction or private sale: (i) to any Person that, after giving effect to such Transfer, would be required to file with the SEC a Schedule 13D under the Exchange Act relating to ownership of Common Stock, or (ii) that would result in a Person (together with its Affiliates and associates) acquiring beneficial ownership of such number of shares of Common Stock that, when combined with the number of shares beneficially owned thereby immediately prior to such sale or transaction, will cause such Person to beneficially own in excess of 15% of the Common Stock outstanding at such time, unless in the case of each of clause (i) and (ii), such Person agrees in writing to be bound by substantially the same obligations as such Stockholder is bound by pursuant to this Agreement. For the avoidance of doubt, each Sponsor Director shall not be deemed to be interested for purposes of this Section 3.6(a) solely as a result of the fact that such Sponsor Director was appointed by a Sponsor. The foregoing restrictions of this Section 3.6(a) shall not apply to (x) any Underwritten Shelf Takedown, Block Trade, or Transfers of shares of Common Stock included on a Piggyback Registration Statement in an underwritten offering (each as defined in the Registration Rights Agreement) effected in accordance with the Registration Rights Agreement or (y) any planned trading program effected pursuant to Rule 10b5-1 of the Exchange Act.

(b) Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) may be bound (including the Registration Rights Agreement), each Stockholder shall be permitted to Transfer shares of Common Stock to a Permitted Transferee of such Stockholder following notice of such transfer to the Company and if at the time of and as a condition to such Transfer, such Permitted Transferee agrees to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, whereupon such Transferee will be treated as a Stockholder (with the same rights and obligations as its Transferring Stockholder) for all purposes of this Agreement.

(c) In the event that any Affiliate of any Stockholder acquires shares of Common Stock (pursuant to the Non-Compete Agreement or otherwise), such Stockholder shall cause such Affiliate to agree to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Affiliate a party hereto, whereupon such Affiliate will be treated as a Stockholder (with the same rights and obligations as its Affiliated Stockholder) for all purposes of this Agreement. This Section 3.6(c) shall not apply to any Affiliate of any Stockholder who is a natural person (other than John Walker).

(d) Any attempted transaction in violation of this Section 3.4 shall be null and void.

Section 3.7 Sharing of Information. Each Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its Subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of such Stockholder, (ii) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information does not relate to the assets, business or liabilities that were contributed or sold to the Company at the Closing and was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the Stockholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Stockholder; provided, that such Stockholder shall be responsible for any breach of this Section 3.7 by any such person.

Section 3.8 Reimbursement of Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.9 Indemnity Agreements. Simultaneously with any person becoming a Sponsor Director, the Company shall execute and deliver to each such Sponsor Director an Indemnity Agreement dated the date such Sponsor Director becomes a director of the Company.

Section 3.10 Chief Executive Officer Succession. The Company shall consult with each Sponsor with respect to candidates for successor to the Chief Executive Officer.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 3.6. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Sponsor Directors under Section 3.9.

Section 4.2 Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) or any Sponsor Director may be bound (including the Non-Compete Agreement), the Parties expressly acknowledge and agree that: (i) each Stockholder and Sponsor Director (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of their Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; and (ii) in the event that a Stockholder or Sponsor Director (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries and such Stockholder or any other Person, the Stockholder and Sponsor Director (and any such Affiliate) shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder or Sponsor Director (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

Section 4.3 Termination. This Agreement shall terminate automatically (without any action by any Party) as to each Stockholder upon the later of the time at which such Stockholder or any of its Affiliates no longer has the right to designate an individual for nomination to the Board under this Agreement; provided, that the provisions in Section 3.6 and this Article IV shall survive such termination; provided, further, this Agreement shall terminate automatically (without any action by any Party) on December 31, 2022.

Section 4.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.5 Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 4.7 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to EnerVest, to:

ENERVEST, LTD.

Attention: Philip Berry

Vice President – Business Development & Transactions

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: PBerry@EnerVest.net

and

ENERVEST, LTD.

Attention: J. Andrew West

Vice President & General Counsel

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: AWest@EnerVest.net

if to TPG, to:

TPG Global, LLC

301 Commerce St., Suite 3300

Fort Worth, Texas 76102

Attention: Jerry Neugebauer

Email: GNeugebauer@tpg.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

if to the Company to:

TPG Pace Energy Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, Texas 76102

Attention: Jerry Neugebauer

Email: GNeugebauer@tpg.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider and Lande Spottswood

Email: kfullenweider@velaw.com; lspottswood@velaw.com

Section 4.8 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.12 Subsequent Acquisition of Shares. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

TPG PACE ENERGY HOLDINGS CORP.

By:
Name:
Title:

TPG PACE ENERGY SPONSOR LLC

By:
Name:
Title:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:
Name:
Title:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:
Name:
Title:

ENERVEST INSTITUTIONAL FUND XIV-2A, L.P.

By:
Name:
Title:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.

By:
Name:
Title:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:
Name:
Title:

Annex A

Committee Composition

Nominating and Governance Committee:

•	One (1) TPG Director (Chairman)

•	One (1) EnerVest Director

•	One (1) Unaffiliated Director

Compensation Committee:

•	One (1) Unaffiliated Director (Chairman)

•	One (1) TPG Director

•	One (1) EnerVest Director

Audit Committee:

•	Two (2) Unaffiliated Directors

•	One (1) EnerVest Director

Annex F

Final Form

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [                    ], 2018 (the “Effective Date”), by and among TPG Pace Energy Holdings Corp., a Delaware corporation (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, certain of the Holders previously entered into that certain Registration Rights Agreement dated as of May 4, 2017 (the “Initial Agreement”);

WHEREAS, pursuant to the Initial Agreement, the Company granted certain registration rights with respect to, among other things, certain shares of the Company’s Class A common stock, par value $0.0001 per share;

WHEREAS, the Company has entered into that certain Contribution and Merger Agreement, dated as March 20, 2018 (the “Contribution Agreement”), by and among the Company, TPG Pace Energy Parent LLC, a Delaware limited liability company (“Holdco”), EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“XIV-A”), EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“XIV-C”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“XIV-2A”), and EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“XIV-3A” and, together with XIV-A, XIV-C, XIV-WIC and XIV-2A, “EnerVest”), pursuant to which EnerVest has contributed certain oil and gas assets in the Eagle Ford Shale to Holdco on the terms and subject to the conditions set forth in the Contribution Agreement (the “Transaction”);

WHEREAS, in connection with the closing of the Transaction and upon entry into this Agreement, the Initial Agreement and all rights and obligations created pursuant thereto will be terminated; and

WHEREAS, in connection with the foregoing, the parties hereto now desire to execute this Agreement, with effect as of the Effective Date, to replace the Initial Agreement and to set forth the further rights and obligations created hereby.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

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“Block Trade” has the meaning set forth in Section 2.4.

“Block Trade Notice” has the meaning set forth in Section 2.4.

“Block Trade Offer Notice” has the meaning set forth in Section 2.4.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Class B Shares” means shares of the Company’s Class B common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“Demanding Holder” or ““Demanding Holders” has the meaning set forth in Section 2.1.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“EnerVest” has the meaning set forth in the recitals to this Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“General Disclosure Package” has the meaning set forth in Section 7.1(i).

“Holdco” has the meaning set forth in the recitals to this Agreement.

“Holder” or “Holders” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Agreement” has the meaning set forth in the recitals to this Agreement.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“Offer Notice” has the meaning set forth in Section 2.1.

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Permitted Transferee” of a Holder shall mean any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person.

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“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Registrable Shares” shall mean, with respect to any Holder, the Shares held by such Holder in the Company or any successor to the Company (including Shares acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor), excluding any such Shares that (i) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (iii) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Shares shall not constitute Registrable Shares if all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). Notwithstanding anything to the contrary hereunder, if a Holder and/or its Affiliates then hold Class B Shares, then each Class B Share shall be deemed to have a value equal to the value of one Share for all purposes under this Agreement, including for purposes of determining compliance with the various value thresholds set forth in Section 2 and Section 4 of this Agreement.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange or market; (iii) fees and expenses with respect to filings required to be made with the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iv) fees and expenses of compliance with securities or “blue sky” laws; (v) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (vii) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (viii) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; (ix) printer, messenger, telephone and delivery expenses; and (x) the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” has the meaning set forth in Section 2.1.

“S-3 Registration” has the meaning set forth in Section 2.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

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“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Company’s Class A common stock, par value $0.0001 per share.

“Shelf Registration” has the meaning set forth in Section 2.2(a).

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.2(c).

“Takedown Offer Notice” has the meaning set forth in Section 2.2(d).

“Takedown Request Notice” has the meaning set forth in Section 2.2(d).

“TPG” means TPG Pace Energy Sponsor, LLC, a Delaware limited liability company.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.2(c).

“XIV-A” has the meaning set forth in the recitals to this Agreement.

“XIV-C” has the meaning set forth in the recitals to this Agreement.

“XIV-WIC” has the meaning set forth in the recitals to this Agreement.

“XIV-2A” has the meaning set forth in the recitals to this Agreement.

“XIV-3A” has the meaning set forth in the recitals to this Agreement.

SECTION 2. DEMAND REGISTRATION RIGHTS

2.1 Demand Rights.

(a) At any time, and from time to time, after the Effective Date, if any Holder (together with its Affiliates) then holds not less than $25 million of Registrable Shares, as determined by reference to the volume weighted average price for such Registrable Shares on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date, then such Holder (the “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its desire to have some or all of its Registrable Shares registered for sale. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Shares to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC and which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.2(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder or group of Demanding Holders, and any other Holders that elect to register their Registrable Shares as provided below, of all of the Registrable Shares requested to be registered by

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such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC (i) with respect to the first such Demand Registration Statement, within six (6) months after the Effective Date, and (ii) with respect to subsequent Demand Registration Statements, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Shares as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Shares as each such Holder may request. Holders who wish to include their Registrable Shares in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of (i) the date on which all of the Registrable Shares held by the Holders that are registered for resale under the Demand Registration Statement are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) under the Securities Act (“Rule 144”) without volume or other restrictions or limitations under Rule 144 (or any such successor provision), and (ii) the date on which the Holders consummate the sale of all of the Registrable Shares registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

(b) If a Demanding Holder intends to distribute the Registrable Shares covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such registration shall be allocated (A) first, to the Holders electing to register their Registrable Shares, on a pro rata basis based on the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Shares to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Shares excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2 Shelf Registration.

(a) A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Shares under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Shares. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Shares to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(b) With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar

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or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(c) At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder (other than Ms. Acosta and Messrs. Djerejian, Leat and Smith and each of their Permitted Transferees) with Registrable Shares included on such Shelf Registration or S-3 Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Shares included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d) Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Shares to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders (other than Ms. Acosta and Messrs. Djerejian, Leat and Smith and each of their Permitted Transferees) and, subject to the provisions of Section 2.2(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Shares with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(e) Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Holders electing to sell their Registrable Shares, on a pro rata basis based on the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Shares to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.3 Selection of Underwriter. A Demanding Holder or Takedown Holder shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

2.4 Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Shares in an underwritten transaction requiring the involvement of the Company but not involving (i) any “road show” or (ii) a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), (1) the Demanding Holder or Takedown Holder, as applicable, shall (i) give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and (2) the Company shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Shares as soon as practicable (but

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in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $25 million in expected gross proceeds. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Shares being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

SECTION 3. INCIDENTAL OR “PIGGY-BACK” REGISTRATION.

3.1 Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than (A) a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or (B) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or (iii) relating to a transaction pursuant to Rule 145 under the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Shares at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Shares shall have the right to request that all or any part of its Registrable Shares be included in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Shares requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Shares are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

3.2 Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3 Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Shares and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: (i) first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; and (ii) second, such number of Registrable Shares requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Shares shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable.

3.4 Selection of Underwriter. Except to the extent Section 2.3 applies, Registrable Shares proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders

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holding Registrable Shares shall be sold to prospective underwriters selected by the Company, provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

SECTION 4. LIMITATIONS ON REGISTRATION RIGHTS

4.1 Limitations on Registration Rights. Each Holder, together with all Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 of this Agreement until such Holder (and its Permitted Transferees) no longer holds Registrable Shares representing at least $10 million, as determined by reference to the volume weighted average price for such Registrable Shares on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $10 million of the outstanding Registrable Shares of the Company (or all of the Registrable Shares of such Holder or Holders, if less than $10 million of the outstanding Registrable Shares of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Shares on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date.

4.2 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.1 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), (i) the Company shall not deliver any such notice to such Holder pursuant to Sections 2.1, 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2 and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

SECTION 5. SUSPENSION OF OFFERING

5.1 Suspension of Offering. Notwithstanding the provisions of Section 2 or 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that

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the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Shares in such Holder’s possession.

SECTION 6. REGISTRATION PROCEDURES

6.1 Obligations of the Company. When the Company is required to effect the registration of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall:

(i) use commercially reasonable efforts to register or qualify the Registrable Shares by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Shares owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (C) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(ii) prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (A) to keep such Registration Statement effective and (B) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(iii) promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Holders;

(iv) promptly notify the Holders: (A) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (C) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

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(v) use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(vi) until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (A) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (B) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(vii) if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(vi) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (A) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(viii) use commercially reasonable efforts to cause all such Registrable Shares to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Shares is then permitted under the rules of such national securities exchange or market;

(ix) if requested by any Holder participating in an offering of Registrable Shares, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Shares pursuant to the Registration Statement, including information with respect to the number of Registrable Shares being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Shares to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(x) in connection with the preparation and filing of any Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not

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file any such Registration Statement including Registrable Shares or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(xi) provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Shares not later than the effective date of the first Registration Statement filed hereunder;

(xii) cooperate with the Holders who hold Registrable Shares being offered to facilitate the timely preparation and delivery of certificates for the Registrable Shares to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Shares to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Shares is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Shares (with copies to the Holders whose Registrable Shares are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(xiii) enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Shares, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Shares, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Shares for anticipated aggregate gross proceeds of less than $100 million; provided further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Shares (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(xiv) furnish, at the request of a Holder on the date that any Registrable Shares are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (A) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (B) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(xv) make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

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(xvi) take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Shares pursuant to the applicable Registration Statement.

6.2 Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Shares (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Shares and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (i) agrees to sell his or its Registrable Shares on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (i) and (ii) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4 Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Shares under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5 Lockup. In connection with any underwritten public offering of securities of the Company, each Holder (other than Ms. Acosta and Messrs. Djerejian, Leat and Smith and each of their Permitted Transferees) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto)) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up

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period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis. In the event that all or any portion of the provisions of this Section 6.5 is waived with respect to EnerVest or TPG, such provisions of this Section 6.5 shall also be waived with respect to all such Holders.

SECTION 7. INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Shares at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(iii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(iv) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (i), (ii) or (iii) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

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7.2 Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(iii) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3 Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (ii) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying

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Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4 Contribution.

(i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(ii) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

(iii) Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities

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Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

SECTION 8. EXPENSES

8.1 Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Shares pursuant to Section 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Shares by such Holder pursuant to any Registration Statement or otherwise.

SECTION 9. RULE 144 REPORTING

9.1 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(i) make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(iii) furnish to any Holder, so long as the Holder owns any Registrable Shares, upon request, (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (C) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(iv) provide notice in writing to each Holder that then has one or more designees on the Company’s board of directors of the beginning and ending of any “blackout period” in connection with the Company’s publicly issuances from time to time of earnings releases for fiscal quarter or fiscal years.

SECTION 10. CONFIDENTIALITY

10.1 Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance

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with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

SECTION 11. MISCELLANEOUS

11.1 Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2 Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3 Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

11.4 Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5 Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Effective Date, the provisions of the Initial Agreement granting registration rights to the Holders party thereto are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise

F-17

expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Shares; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

11.6 Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Shares pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Shares; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7 Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9 Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without application of the conflict of laws principles thereof.

11.11 Service of Process and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court of the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of New York and (iv) consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

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11.13 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(ii) references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(iii) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(v) the term “include”, includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(vi) the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.15 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Shares remain outstanding.

11.16 Restriction on Transfer After Transaction. Each Holder (other than Ms. Acosta and Messrs. Djerejian, Leat and Smith and each of their Permitted Transferees) agrees not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company, in each case, until the date that is six (6) months after the Effective Date. Further, each Holder (other than Ms. Acosta and Messrs. Djerejian, Leat and Smith and each of their Permitted Transferees) agrees not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company, in each case for so long as this Agreement remains in effect with respect to such Holder, if such sale or distribution would or would reasonably be expected to constitute or result in a “change of control” or similar event, as defined under the Company’s or its subsidiaries’ loan, credit or other debt facilities in place on the Effective Date or that may be entered into from time to time, provided that any such future loan, credit or other debt facilities contain substantially similar change of control definitions as those in the loan, credit or other debt facilities in place on the Effective Date. In the event that all or any portion of the provisions of this Section 11.16 is waived with respect to EnerVest or TPG, such provisions of this Section 11.16 shall also be waived with respect to all such Holders.

11.17 No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that is inconsistent in any material respect with, or superior to, the

F-19

registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Shares so that such Holders of such Registrable Shares shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

TPG PACE ENERGY HOLDINGS CORP.

By:

Name:
Title:

HOLDERS:

TPG PACE ENERGY SPONSOR, LLC

By:

Name:
Title:

ENERVEST ENERGY INSTITUTIONAL
FUND XIV-A, L.P.

By:

Name:
Title:

ENERVEST ENERGY INSTITUTIONAL
FUND XIV-C, L.P.

By:

Name:
Title:

ENERVEST ENERGY INSTITUTIONAL
FUND XIV-WIC, L.P.

By:

Name:
Title:

Signature Page to

Registration Rights Agreement

F-21

ENERVEST ENERGY INSTITUTIONAL
FUND XIV-2A, L.P.

By:

Name:
Title:

ENERVEST ENERGY INSTITUTIONAL
FUND XIV-3A, L.P.

By:

Name:
Title:

By:

Name:	Arcilia Acosta

By:

Name:	Edward Djerejian

By:

Name:	Chad Leat

By:

Name:	Dan F. Smith

Signature Page to

Registration Rights Agreement

F-22

SCHEDULE I

COMPANY:

TPG Pace Energy Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: [●]

Email: [●]

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider; Douglas E. McWilliams

Email: kfullenweider@velaw.com; dmcwilliams@velaw.com

HOLDERS:

[                    ]:

[                    ]

c/o [                    ]

[                    ]

[                    ]

[                    ]:

[                    ]

c/o [                    ]

[                    ]

[                    ]

[                    ]:

[                    ]

c/o [                    ]

[                    ]

[                    ]

F-23

Annex G

Final Form

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MAGNOLIA OIL & GAS PARENT LLC

DATED AS OF [●], 2018

THE LIMITED LIABILITY COMPANY INTERESTS IN MAGNOLIA OIL & GAS PARENT LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MAGNOLIA OIL & GAS PARENT LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [●], 2018, by and among Magnolia Oil & Gas Parent LLC, a Delaware limited liability company (the “Company”), Magnolia Oil & Gas Corporation (“PubCo”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on March 15, 2018 and was originally governed by a Limited Liability Company Agreement dated as of March 15, 2018 (the “Existing LLC Agreement”);

WHEREAS, the Company, PubCo and the EnerVest Funds have entered into a Contribution Agreement dated March 20, 2018 (the “Contribution Agreement”) and a Membership Interest Purchase Agreement dated March 20, 2018 (the “Ironwood Agreement”);

WHEREAS, PubCo and the Contributors have agreed that if the transactions contemplated by the Contribution Agreement and the Ironwood Agreement are both consummated as contemplated, such transactions will be treated as part of a single transaction for U.S. federal income tax purposes and the tax characterization described in Section 3.7(a) of the Contribution Agreement will apply;

WHEREAS, pursuant to the Contribution Agreement, PubCo is (A) contributing all of its assets, including the net proceeds of its initial public offering and the net cash proceeds received by PubCo pursuant to the Subscription Agreements (as defined in the Contribution Agreement) to the Company and (B) issuing and contributing shares of its [Class A Common Stock (as defined below) and] Class B Common Stock (as defined below) to the Company, and in exchange therefor the Company is issuing to PubCo a number of Units equal to the number of shares of Class A Common Stock outstanding immediately prior to the consummation of the transactions contemplated by the Contribution Agreement [(including the shares of Class A Common Stock contributed by PubCo to the Company as described in clause (B) above)];

WHEREAS, pursuant to the Contribution Agreement, at the Closing (as defined in the Contribution Agreement), (i) the EnerVest Funds are contributing the Assets (as defined in the Contribution Agreement) to the Company and (ii) in exchange therefor, the Company is (A) distributing certain amounts of cash, all of the shares of Class B Common Stock [and all of the shares of Class A Common Stock] received from PubCo to the EnerVest Funds and (B) issuing to the EnerVest Funds the Units set forth on Exhibit A, in each case as more particularly described in the Contribution Agreement;

WHEREAS, each Unit (other than any Unit held by PubCo and its wholly owned Subsidiaries) may be redeemed, at the election of the holder of such Unit (together with the surrender and delivery by such holder of one share of Class B Common Stock), for one share of Class A Common Stock in accordance with the terms and conditions of this Agreement;

WHEREAS, the Members of the Company desire that PubCo become the sole managing Member of the Company (in its capacity as managing Member as well as in any other capacity, the “Managing Member”);

WHEREAS, the Members of the Company desire to amend and restate the Existing LLC Agreement and adopt this Agreement; and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Bipartisan Budget Act” means Sections 6221 through 6241 of the Code, as amended by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74 and Section 411 of the Protecting Americans from Tax Hikes Act of 2015, Pub. L. 114-113, div. Q, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provisions of state or local tax law).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Call Election Notice” is defined in Section 4.6(f)(ii).

“Call Right” is defined in Section 4.6(f)(i)

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.6(a)(iii) and shall also include PubCo’s election to purchase Units for cash pursuant to an exercise of its Call Right set forth in Section 4.6(g).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (i) if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the average of the volume-weighted average price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the ten (10) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock; and (ii) if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the fair market value of one share of Class A Common Stock, as determined by the Managing Member in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Change of Control Redemption Date” is defined in Section 4.6(g).

“Chief Executive Officer” is defined in Section 7.2(b).

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.01 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.01 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any federal, state, or local income taxes, additions to such taxes, and penalties and interest with respect such taxes thereto payable by the Company or any Subsidiary thereof as a result of any examination of the Company’s or any Subsidiary’s returns by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Bipartisan Budget Act.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Consolidating Member” is defined in Section 10.4.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“Contribution Agreement” is defined in the Recitals.

“Contributors” is defined in the Contribution Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covered Audit Adjustment” means an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company or any subsidiary thereof, or any Member’s distributive share thereof, to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Covered Person” is defined in Section 7.4.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Defect Holdback Amount” is defined in the Contribution Agreement.

“Depletable Basis Shortfall” is defined in Section 5.4(b).

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” is defined in Section 7.9.

“Effective Time” means the time of the Closing (as defined in the Contribution Agreement).

“EnerVest Funds” means EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership, Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership, [and] EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership [and Fund XIV-C Entity].

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Excess Tax Amount” is defined in Section 10.6(b).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member acting in good faith and after taking into account such factors as the Managing Member shall deem appropriate and as is consistent with any agreement with respect to the fair market value for federal and applicable state tax purposes of any property set forth in the Contribution Agreement. For the avoidance of doubt, if the Contributors elect to surrender Units to the Company pursuant to Section 14.7(e) of the Contribution Agreement (an “Indemnification Surrender”), the Managing Member is authorized to (a) adjust, as of the Effective Time, the initial Fair Market Value of any property contributed to the Company by the Contributors to reflect the indemnification obligation(s) to which the Indemnification Surrender relates, and (b) make, as of the Effective Time, any corresponding changes to the Capital Contributions and Capital Account balances of the Members.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally acceptable accounting principles at the time.

“Giddings Transaction” is defined in the Contribution Agreement.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes (which, in the case of any Depletable Property, shall be determined pursuant to Treasury Regulations Section 1.613A-3(e)(3)(iii)(c)), except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)	the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)	the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (g) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)	if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation and Simulated Depletion taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Indemnification Surrender” is defined in the definition of Fair Market Value.

“Initial Transactions” means the transactions contemplated by the Contribution Agreement, the transactions contemplated by the Ironwood Agreement (if applicable), and the Giddings Transaction.

“Investment Company Act” is defined in Section 8.1(b).

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Ironwood Agreement” is defined in the recitals to this Agreement.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Action” is defined in Section 12.7.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 11.1.

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member

Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minority Member Redemption Date” is defined in Section 4.6(h).

“Minority Member Redemption Notice” is defined in Section 4.6(h).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2.

“Percentage Interest” means, at any time of determination and as to any Member, the quotient (expressed as percentage) of the number of Units owned by such Member divided by the total number of outstanding Units. The Percentage Interests of the Members will be adjusted to reflect any Units (a) issued to the Contributors from the Company from the Defect Holdback Amount or (b) surrendered by the Contributors to the Company in an Indemnification Surrender, in each case prospectively but as if the adjustment had been made as of the Effective Time for tax and Capital Account purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)	any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)	in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)	gain or loss resulting from any disposition of Company assets (other than Depletable Property) with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)	gain resulting from any disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

(f)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(g)	to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(h)	any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the recitals to this Agreement.

“PubCo Change of Control” means the occurrence of any of the following events or series of events after the Effective Time:

(a) any Person (excluding any Qualifying Owner or any group of Qualifying Owners acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of the PubCo) is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities;

(b) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of all of the equity interests in the Company held by PubCo), other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) above, a “PubCo Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“PubCo Common Stock” means all classes and series of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock.

“Qualifying Owners” means the EnerVest Funds and their respective Affiliates.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than (i) a change in par value, or from par value to no par value, or from no par value to par value, or (ii) as a result of a subdivision or combination or any other transaction subject to Section 4.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redeeming Member” is defined in Section 4.6(a)(i).

“Redemption” is defined in Section 4.6(a)(i).

“Redemption Date” means (a) the later of (i) the date that is five Business Days after the Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 4.6(a)(ii)(C) that is specified in the Redemption Notice is satisfied.

“Redemption Notice” is defined in Section 4.6(a)(ii).

“Redemption Notice Date” is defined in Section 4.6(a)(ii).

“Regulatory Allocations” is defined in Section 5.2(i).

“Retraction Notice” is defined in Section 4.6(b)(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Simulated Basis” means the Gross Asset Value of any Depletable Property.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property were its Adjusted Basis) and in a manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed the Simulated Basis. If the Gross Asset Value of a Depletable Property is adjusted pursuant to the definition of Gross Asset Value during a taxable year or other fiscal period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Gross Asset Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Gross Asset Value of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Gross Asset Value of a Depletable Property over the amount realized from the sale or other disposition of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Contribution Obligation” is defined in Section 10.6(b).

“Tax Distributions” means distributions required to be made pursuant to Section 6.2.

“Tax Offset” is defined in Section 10.6(b).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.6(a)(ii).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Units issued hereunder and shall also include any equity security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Warrants” is defined in Section 3.1(d).

“Winding-Up Member” is defined in Section 11.3(a).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)	when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)	“or” is not exclusive;

(g)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is “[MAGNOLIA OIL & GAS PARENT LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III

CLOSING TRANSACTIONS

Section 3.1 Transactions in Connection with the Contribution Agreement.

(a)	Effective as of the Effective Time, (i) the Existing LLC Agreement shall be amended and restated and this Agreement shall be adopted, and (ii) PubCo shall (A) contribute all of its assets, including the net proceeds of its initial public offering and the net cash proceeds received by PubCo pursuant to the Subscription Agreements (as defined in the Contribution Agreement) to the Company and (B) pursuant to the Contribution Agreement, issue and contribute shares of its [Class A Common Stock (as defined below) and] Class B Common Stock (as defined below) to the Company, and in exchange therefor the Company is issuing to PubCo a number of Units equal to the number of shares of Class A Common Stock outstanding immediately prior to the consummation of the transactions contemplated by the Contribution Agreement [(including the shares of Class A Common Stock contributed by PubCo to the Company as described in clause (B) above)] as set forth on Exhibit A.

(b)	Effective as of the Effective Time and immediately following the transactions contemplated by Section 3.1(a), (i) the EnerVest Funds shall contribute the Assets (as defined in the Contribution Agreement) to the Company and (ii) in exchange therefor, the Company shall (A) distribute certain amounts of cash, all of the shares of Class B Common Stock [and all of the shares of Class A Common Stock] received from PubCo to the EnerVest Funds and (B) issue to the EnerVest Funds the Units set forth on Exhibit A, in each case as more particularly described in the Contribution Agreement.

(c)	The total number of Units issued and outstanding and held by the Members immediately following the consummation of the transactions contemplated by Sections 3.1(a)-(b) of this Agreement and the Contribution Agreement is set forth on Exhibit A hereto (as amended from time to time in accordance with the terms of this Agreement).

(d)	Effective as of the Effective Time and immediately following the transactions contemplated by Sections 3.1(a)-(b), and prior to giving effect to Section 4.1, the Company shall issue to PubCo a number of warrants exercisable for Units (the “Warrants”) in an amount equal to the number of, and on the same terms as, the warrants exercisable for shares of Class A Common Stock outstanding immediately prior to such issuance of Warrants pursuant to this Section 3.1(d). For the avoidance of doubt, each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).

ARTICLE IV

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions With Respect to Units.

(a)	Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)	Each outstanding Unit shall be identical (except as provided in Section 4.3).

(c)	Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)	The total number of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

(e)

If, at any time after the Effective Time, PubCo issues a share of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (i) the Company shall concurrently issue to PubCo one Unit (if PubCo issues a share of Class A Common Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo to be issued and (ii) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo for such share of Class A Common Stock or other Equity Security; provided, however, that if PubCo issues any shares of Class A Common Stock in order to acquire or fund the acquisition from a Member (other than PubCo) of a number of Units (and shares of Class B Common Stock) equal to the number of shares of Class A Common Stock so issued, then the Company shall not issue any new Units in connection therewith and PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such acquisition. Notwithstanding the foregoing, this Section 4.1(e) shall not apply to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries unless substantially simultaneously therewith PubCo or such Subsidiary issues or sells an equal number of newly-issued shares of PubCo’s Class A Common Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of newly-issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo or such Subsidiary in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued, (1) if applicable, the corresponding Equity Security outstanding at the Company (including the Warrants, if applicable) shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 4.1(e), and (2) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

(f)	PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock (including upon forfeiture of any unvested shares of Class A Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 4.6, any Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(g)	The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h)

Notwithstanding any other provision of this Agreement (including Section 4.1(e)), if PubCo holds any excess cash amount, PubCo may, in its sole discretion, contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company determined in its sole discretion, and distribute to the holders of Class A Common Stock shares of Class A Common Stock (if the Company issues Units to PubCo) or such other Equity Security of PubCo (if the Company issues Equity Securities of the Company other than Units) corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company issued.

Section 4.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3 Capital Contributions; Unit Ownership.

(a)	Capital Contributions. Except as otherwise set forth in Section 4.1(e) with respect to the obligations of PubCo, no Member shall be required to make additional Capital Contributions.

(b)	Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 12.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of shares of PubCo Common Stock or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of PubCo Common Stock or other Equity Securities of PubCo.

Section 4.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account balance shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury

Regulations Section 1.704-1(b)(2)(iv); and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(a)(iv)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). Immediately following the Effective Time and taking into account the Initial Transactions, the Capital Accounts of the Members at such time will be the same on a per Unit basis.

Section 4.5 Other Matters.

(a)	No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)	No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.9 or as otherwise contemplated by this Agreement.

(c)	The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)	Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.6 Redemption of Units.

(a)

(i)	Upon the terms and subject to the conditions set forth in this Section 4.6, each of the Members (other than PubCo and its wholly owned Subsidiaries) (the “Redeeming Member”) shall be entitled to cause the Company to redeem all or a portion of such Member’s Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) for an equivalent number of shares of Class A Common Stock (a “Redemption”) or, at the Company’s election made in accordance with Section 4.6(a)(iii), cash equal to the Cash Election Amount calculated with respect to such Redemption. Absent the prior written consent of the Managing Member, with respect to each Redemption, a Redeeming Member shall be required to redeem at least a number of Units equal to the lesser of 0.5% of the total number of outstanding Units and all of the Units then held by such Redeeming Member. Notwithstanding the foregoing, a Redeeming Member may redeem all of such Member’s Units at any time. Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii)	In order to exercise the redemption right under Section 4.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)	the number of Units (together with the surrender and delivery of an equal number of shares of Class B Common Stock) the Redeeming Member elects to have the Company redeem;

(B)	if the shares of Class A Common Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued;

(C)	whether the exercise of the redemption right is to be contingent (including as to timing) upon the closing of an underwritten offering of the shares Class A Common Stock for which the Units will be redeemed or the closing of an announced merger, consolidation or other transaction or event to which PubCo is a party in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

(D)	if the Redeeming Member requires the Redemption to take place on a specific date, such date, provided that, any such specified date shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

If the Units to be redeemed (or the shares of Class B Common Stock to be transferred and surrendered) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or shares of Class B Common Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Common Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units and any certificate for shares of Class B Common Stock (in each case, if certificated) surrendered to the Company hereunder shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iii)	Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election to the Redeeming Member (with a copy to PubCo) prior to 1:00 p.m., Houston time, on or prior to the third Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(iv)	For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption and, in the event PubCo exercises its Call Right, each transaction between the Redeeming Member and PubCo, as a sale of the Redeeming Member’s Units (together with the same number of shares of Class B Common Stock) to PubCo in exchange for shares of Class A Common Stock or cash, as applicable.

(b)

(i)	Subject to the satisfaction of any contingency described in Section 4.6(a)(ii)(C) that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo); provided, however, that in no event may the Redeeming Member deliver more than one Retraction Notice in any calendar quarter. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

(ii)	Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 4.6(b)(i) or PubCo has elected its Call Right pursuant to Section 4.6(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Units to be redeemed (and a corresponding number of shares of Class B Common Stock) to the Company, in each case free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) and, as described in Section 4.1(e), the Company shall issue to PubCo a number of Units or other Equity Securities of the Company as consideration for such contribution, (C) the Company shall (x) cancel the redeemed Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (ii)(A) of this Section 4.6(b) and the number of redeemed Units, and (D) PubCo shall cancel the surrendered shares of Class B Common Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any Discount) from the sale by PubCo of a number of shares of Class A Common Stock equal to the number of Units and Class B Common Stock to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount; provided that PubCo’s Capital Account shall be adjusted in accordance with Section 7.9; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

(c)	If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), or (ii) PubCo, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Common Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Common Stock) but excluding (A) any cash dividend or distribution, or (B) any such distribution of Indebtedness or assets, in either case (A) or (B) received by PubCo from the Company in respect of the Units, then upon any subsequent Redemption, in addition to the shares of Class A Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(d)

PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by PubCo or any Subsidiary of PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Common Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(e)	The issuance of shares of Class A Common Stock upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable.

(f)

(i)	Notwithstanding anything to the contrary in this Section 4.6, but subject to Section 4.6(g), a Redeeming Member shall be deemed to have offered to sell its Units as described in the Redemption Notice to PubCo, and PubCo may, in its sole discretion, by means of delivery of a Call Election Notice in accordance with, and subject to the terms of, this Section 4.6(f), elect to purchase directly and acquire such Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of shares of Class A Common Stock the Redeeming Member (or its designee) would otherwise receive pursuant to Section 4.6(a)(i) or, at PubCo’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Common Stock (the “Call Right”), whereupon PubCo shall acquire the Units offered for redemption by the Redeeming Member (together with the surrender and delivery of the same number of shares of Class B Common Stock to PubCo for cancellation). PubCo shall be treated for all purposes of this Agreement as the owner of such Units; provided that if PubCo funds the Cash Election Amount other than through the issuance of shares of Class A Common Stock, such Units will be reclassified into another Equity Security of the Company if the Managing Member determines such reclassification is necessary.

(ii)	PubCo may, at any time prior to the Redemption Date, in its sole discretion deliver written notice (a “Call Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by PubCo at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by this Section 4.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if PubCo had not delivered a Call Election Notice.

(g)

In connection with a PubCo Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than PubCo and its wholly owned Subsidiaries) to effect a Redemption of some or all of such Member’s Units (together with the surrender and delivery of the same number of shares of Class B Common Stock); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 4.6(g). Any Redemption pursuant to this Section 4.6(g) shall be effective immediately prior to the consummation of the PubCo Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Units and shares of Class B Common Stock subject to such Redemption shall be deemed to be transferred to PubCo on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Class B Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). PubCo shall provide written notice of an expected PubCo Change of Control to all Members within the earlier of (x) ten (10) Business Days following the execution of the agreement with respect to such PubCo Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Change of Control, and the number of Units (and corresponding shares of Class B Common Stock) held by such Member that PubCo intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 4.6 to effect a Redemption.

(h)	In the event that (i) the Members (other than PubCo and its wholly owned Subsidiaries) beneficially own, in the aggregate, less than 10% of the then outstanding Units and (ii) the Class A Common Stock is listed or admitted to trading on a National Securities Exchange, PubCo shall have the right, in its sole discretion, to require any Member (other than PubCo and its wholly owned Subsidiaries) that beneficially owns less than 5% of the then outstanding Units, to effect a Redemption of some or all of such Member’s Units (together with the surrender and delivery of the same number of shares of Class B Common Stock); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 4.6(h). PubCo shall deliver written notice to the Company and any such Member of its intention to exercise its Redemption right pursuant to this Section 4.6(h) (a “Minority Member Redemption Notice”) at least five (5) Business Days prior to the proposed date upon which such Redemption is to be effected (such proposed date, the “Minority Member Redemption Date”), indicating in such notice the number of Units (and corresponding shares of Class B Common Stock) held by such Member that PubCo intends to require to be subject to such Redemption. Any Redemption pursuant to this Section 4.6(h) shall be effective on the Minority Member Redemption Date. From and after the Minority Member Redemption Date, (i) the Units and shares of Class B Common Stock subject to such Redemption shall be deemed to be transferred to PubCo on the Minority Member Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Class B Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). Following delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 4.6 to effect a Redemption.

(i)	No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Units redeemed by the Company from such Redeeming Member and on shares of Class A Common Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(j)	Any Units acquired by the Company under this Section 4.6 and transferred by the Company to PubCo shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company.

Notwithstanding any other provision of this Agreement, PubCo shall be automatically admitted as a Member of the Company with respect to any Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.6 in connection with any Redemption).

(k)	The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines and receives an opinion from legal counsel or any of Pricewaterhouse Coopers LLP, Deloitte & Touche LLP, Ernst & Young or KPMG LLP acting as tax advisor to the Company that such limitations and restrictions are necessary to avoid classification of the Company as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, the Managing Member may require any Member or group of Members to redeem all of their Units to the extent it determines and receives an opinion from legal counsel or any of Pricewaterhouse Coopers LLP, Deloitte & Touche LLP, Ernst & Young or KPMG LLP acting as tax advisor to the Company that that such Redemption is necessary to avoid classification if the Company as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member or group of Members requiring such Redemption, such Member or group of Members shall exchange, subject to exercise by PubCo of its Call Right pursuant to Section 4.6(f)(i), a number of their Units sufficient for the Company to not be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 4.6 and otherwise in accordance with the requirements set forth in such notice.

(l)	In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to shares of Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the board of directors of PubCo or is otherwise effected or to be effected with the consent or approval of the board of directors of PubCo, the Members (other than PubCo) shall be permitted to participate in such PubCo Offer by delivery of a contingent Redemption Notice in accordance with Section 4.6(a)(ii)(C).

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in accordance with the Percentage Interests.

Section 5.2 Special Allocations.

(a)	Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members in accordance with their Percentage Interests. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)

Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)	Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)	Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)	Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)	Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)	If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income, gain and Simulated Gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

(h)	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)	The allocations set forth in Sections 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j)	Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Bipartisan Budget Act.

(k)	For purposes of maintaining Capital Accounts, the Simulated Basis of each Depletable Property shall be allocated among the Members in accordance with the Percentage Interests at the time of the acquisition of such Depletable Property. Simulated Depletion for each Depletable Property, and Simulated Loss upon the Disposition of a Depletable Property, shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

(l)	If the initial Percentage Interests of the Members are adjusted, as of the Effective Time, to reflect any Units (i) issued to the Contributors from the Company from the Defect Holdback Amount or (ii) surrendered by the Contributors to the Company in an Indemnification Surrender, items of income, gain, loss and deduction shall be allocated among the Members in a manner that results in the cumulative amounts of such items that have been allocated to each Member since the Effective Time equaling the cumulative amounts that would have been allocated to such Member had the adjusted Percentage Interests been in effect for each Fiscal Year or other taxable period beginning on or after the Effective Time.

Section 5.3 Allocations for Tax Purposes in General.

(a)	Except as otherwise provided in this Section 5.3 or Section 5.4, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b)	In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using the remedial allocation method pursuant to Treasury Regulations Section 1.704-3(d); provided, that (i) the Company shall not elect to deduct any remedial layer under Section 168(k), and (ii) the Company will use the “traditional method with curative allocations” with respect to Depletable Property subject to Section 704(c).

(c)	Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions, and (ii) recapture of credits shall be allocated to the Members in accordance with applicable law.

(d)	Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)	If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 5.4 Income Tax Allocations with Respect to Depletable Properties.

(a)	Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company pursuant to Section 613A(c)(7)(D) of the Code. Except as otherwise required by Section 704(c) of the Code and Treasury Regulation Section 1.613A-3(e)(5) (which, in each case and for the avoidance of doubt, shall be applied using the method specified for the relevant asset under Section 5.3(b)), for purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated among the Members in accordance with their Percentage Interests as of the time such Depletable Property is acquired by the Company (and any additions to such federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted federal income tax basis to be in accordance with their Percentage Interests as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with their Percentage Interests as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value. The Company shall inform each Member of such Member’s allocable share of the federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence, together with such other information that a Member may reasonably request in connection with the Member’s (or its direct or indirect owner) obligation to file its U.S. federal, state or local income tax returns. All such information shall be provided in electronic format at such time and from time to time as reasonably requested by the Member.

(b)	After taking into account Code Section 704(c), Treasury Regulation Section 1.613A-3(e)(5), and Section 5.3(b), PubCo will be allocated tax basis with respect to each Depletable Property acquired in the Initial Transactions equal to the product of PubCo’s initial Percentage Interest multiplied by such Depletable Property’s Simulated Basis. To the extent the tax basis of any Depletable Property acquired in the Initial Transactions is less than the amount described in the preceding sentence (a “Depletable Basis Shortfall”), pursuant to Code Section 704(c), tax basis with respect to Depletable Properties acquired in the Initial Transactions that do not have a Depletable Basis Shortfall shall be proportionally allocated to PubCo in the amount of such Depletable Basis Shortfall.

(c)	For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(d)	The allocations described in this Section 5.4 are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the

Members understand and agree that the Managing Member may authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 5.3(b). The provisions of this Section 5.4(c) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(e)	Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the reasonable request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection for purposes of allowing the Company to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Company or distributions by the Company. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

Section 5.5 Other Allocation Rules.

(a)	The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for income tax purposes.

(b)	The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2, 5.3 and 5.4 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its sole discretion, that the application of the provisions in Sections 4.4, 5.1, 5.2, 5.3 or 5.4 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)	All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest using the daily pro ration method in accordance with Code Section 706 and the Treasury Regulations thereunder.

(d)	The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in accordance with their Percentage Interests.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions.

(a)	Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date in accordance with their Percentage Interests as of the close of business on such record date (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(f) or payments made in accordance with Sections 7.4 or 7.9 need not be in accordance with Percentage Interests); provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 6.2 and, in connection with a liquidation of the Company approved in accordance with the terms of this Agreement, 11.3(b)(iii); and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)	Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)	Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Sections 5.1 and 5.2.

Section 6.2 Tax-Related Distributions. The Company shall, subject to any restrictions contained in any commercial agreement entered into in the ordinary course with a third party to which the Company is bound, including a credit facility or debt obligation senior to unsecured creditors, make distributions out of legally available funds to all Members in accordance with their Percentage Interests, at such times and in such amounts as the Managing Member reasonably determines is necessary to enable PubCo to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities.

Section 6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

ARTICLE VII

MANAGEMENT

Section 7.1 The Managing Member; Fiduciary Duties.

(a)

PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company. Any action required or permitted to be taken by the Managing Member may be taken by a consent thereto in writing.

(b)	In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Managing Member otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the Managing Member.

(c)	Whenever in this Agreement or any other agreement contemplated herein, the Managing Member is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or other Members.

Section 7.2 Officers.

(a)	The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)	The initial chief executive officer of the Company (the “Chief Executive Officer”) will be Stephen Chazen.

(c)	Except as otherwise set forth herein, the Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(d)	Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(e)	Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

Section 7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)	one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)	any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.4 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended, any Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact such Person is or was a Member, an Officer, or acting as the Managing Member or Company Representative of the Company or, while a Member, an Officer, or acting as the, Managing Member or Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) actually incurred or suffered by such Covered Person in connection with such Proceeding. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 7.4 or otherwise. The rights to indemnification and advancement of expenses under this Section 7.4 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Covered Person to indemnity hereunder. Notwithstanding the foregoing provisions of this Section 7.4, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member.

Section 7.5 Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 7.6 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.7 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 7.8 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 4.6 provide that each Unit (together with the surrender and delivery of one share of Class B Common Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption.

Section 7.9 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) in the sole discretion of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Class A Common Stock or other Equity Securities of PubCo were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock or other Equity Securities of PubCo are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 4.6(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.9 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as an expense of the Company.

ARTICLE VIII

ROLE OF MEMBERS

Section 8.1 Rights or Powers.

(a)	Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)	The Company shall promptly (but in any event within three business days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”), as amended, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

Section 8.2 Voting.

(a)	Meetings of the Members may be called upon the written request of Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b)	Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)	Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual Person as the Managing Member deems appropriate.

(d)	Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

ARTICLE IX

TRANSFERS OF INTERESTS

Section 9.1 Restrictions on Transfer.

(a)	Except as provided in Section 4.6, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Class B Common Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b)	In addition to any other restrictions on Transfer herein contained, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be taxed as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(b) shall be null and void and of no force or effect whatsoever.

Section 9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three

Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3 Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MAGNOLIA OIL & GAS PARENT LLC DATED AS OF [●], 2018 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE X

ACCOUNTING

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2 Tax Elections.

(a)

The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the date hereof, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the

Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable law:

i.	to adopt the calendar year as the Company’s Fiscal Year;

ii.	to adopt the accrual method of accounting for U.S. federal income tax purposes;

iii.	to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

iv.	except where the Managing Member elects to apply Section 10.6(e), elect out of the application of the company-level audit and adjustment rules of the Bipartisan Budget Act by making an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable; and

v.	except as otherwise provided herein, any other election the Managing Member may deem appropriate and in the best interests of the Company.

(b)	Upon request of the Managing Member, each Member shall cooperate in good faith with the Company in connection with the Company’s efforts to make the election described in Section 10.2(a)iv.

Section 10.3 Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules (including Schedule K-1) or other information which each Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than 60 days after the end of each Fiscal Year). The Members agree to take all actions reasonably requested by the Company or the Company Representative to comply with the Bipartisan Budget Act, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative.

Section 10.4 Texas Margin Tax. If Texas law requires any Member other than the Managing Member (such Member, the “Consolidating Member”) and the Company to participate in the filing of a Texas margin tax combined group report, and if the Consolidating Member pays the margin tax liability due in connection with such combined report, the Members agree that the Company shall promptly reimburse the Consolidating Member for the margin tax paid on behalf of the Company as a combined group member. The margin tax paid on behalf of the Company shall be equal to the amount that the Company would have paid if it had computed its margin tax liability for the report period on a separate entity basis rather than as a member of the combined group. For the avoidance of doubt, the reimbursement of any Texas margin tax paid by the Managing Member shall be governed by Section 7.9.

Section 10.5 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction, credit of the Company and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 10.6 Withholding Tax Payments and Obligations.

(a)	Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)	Tax Audits. To the extent that any income tax is paid by the Company or any of its Subsidiaries as a result of an audit or other proceeding with respect to such tax, and the Managing Member determines, in good faith, that such tax relates to one or more specific Members (including any Company Level Taxes), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.6. Notwithstanding any provision to the contrary in this Section 10.6, the payment by the Company of Company Level Taxes shall, consistent with the Bipartisan Budget Act, be treated as the payment of a Company obligation and shall be treated as paid with respect to a Member to the extent the deduction with respect to such payment is allocated to such Member pursuant to Section 5.2(j), and such payment shall not be treated as a withholding from distributions, allocations, or portions thereof with respect to a Member.

(c)	Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 10.6(a) or (b) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 6.1 at the time such Tax Offset is made. To the extent that (i) there is a payment of Company Level Taxes relating to a Member or (ii) the amount of such Tax Offset exceeds the distributions to which such Member is entitled during the same Fiscal Year as such withholding or payment (“Excess Tax Amount”), the amount of such (i) Company Level Taxes or (ii) Excess Tax Amount, as applicable, shall give rise to an interest-bearing obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”). If requested by the Managing Member, a Member shall promptly contribute the amount of its Tax Contribution Obligation to the Company. To the extent a Member does not promptly contribute the amount of its Tax Contribution Obligation to the Company, the Company shall offset such amount (plus interest accruing at the applicable underpayment rate for such period, as specified in Section 6621 of the Code) against distributions to which such Member would otherwise be subsequently entitled until the Member’s Tax Contribution Obligation (including any interest accrued thereon) has been satisfied in full. To the extent, and at the time(s), that a Member makes a payment to satisfy such Member’s Tax Contribution Obligation (including any accrued but unpaid interest thereon), such payment shall be applied first to any accrued by unpaid interest owed by such Member (which interest shall be taxable income to the Company), and any remaining portion shall satisfy such Member’s Tax Contribution Obligation and such portion shall increase such Member’s Capital Account but shall not reduce the amount that a Member is otherwise obligated to contribute to the Company and shall not be treated as a Capital Contribution. Amounts recovered by the Company through any offset against distributions pursuant to this Section 10.6(b) shall be applied first to any accrued but unpaid interest owed by such Member (which interest shall be taxable income to the Company), and thereafter offset the amount of such Member’s Tax Contribution Obligation, and such Member’s Capital Account shall not be reduced by the amount of the distribution that was offset to the extent such offset was against the amount of such Member’s Tax Contribution Obligation. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 10.6. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d)	Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 10.6, and the obligations of a Member pursuant to this Section 10.6 shall survive until thirty (30) days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member.

(e)	Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose to not recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 10.6 if the Managing Member determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

ARTICLE XI

DISSOLUTION AND TERMINATION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)	The sale of all or substantially all of the assets of the Company; and

(b)	The determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3 Procedure.

(a)	In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, another Member, who shall be the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)	Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)	First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)	Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 11.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below); and

(iii)	Third, the balance to the Members, in accordance with their Percentage Interests.

(c)	Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)	Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4 Rights of Members.

(a)	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)	Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII

GENERAL

Section 12.1 Amendments; Waivers.

(a)	The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of the Managing Member; provided, however, that no amendment to this Agreement may:

i.	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

ii.	materially alter or change any rights, preferences or privileges of any Member as a holder of a particular class of Interests in a manner that is different or prejudicial relative to the other Members holding the same class of Interests, without the approval of a majority in interest of the Members affected in such a different or prejudicial manner.

(b)	Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement (and shall use reasonable efforts to amend Exhibit A as necessary) (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(g), (ii) to reflect any adjustments to a Member’s Capital Contributions pursuant to the terms of the Contribution Agreement, (iii) to the minimum extent necessary to (A) comply with the provisions of the Bipartisan Budget Act and any Treasury Regulations or other administrative pronouncements promulgated thereunder and (B) to administer the effects of such provisions in an equitable manner and (iv) in accordance with Section 4.6(k), as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)	No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 12.7 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 12.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 12.10 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Magnolia Oil & Gas Parent LLC

[ADDRESS]

Facsimile: [●]

Electronic mail: [●]

Attention: [●]

With copies (which shall not constitute notice) to:

Magnolia Oil & Gas Corporation

[ADDRESS]

Facsimile: [●]

Electronic mail: [●]

Attention: [●]

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, TX 77002

Facsimile: (713) 615-5085

Electronic mail: kfullenweider@velaw.com

Attention: Keith R. Fullenweider

If to the EnerVest Funds, addressed to them at:

EnerVest, Ltd.

Attention: Philip Berry

Vice President – Business Development & Transactions

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: PBerry@EnerVest.net

and

EnerVest, Ltd.

Attention: J. Andrew West

Vice President & General Counsel

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: AWest@EnerVest.net

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street

Houston, TX 77002

Facsimile: (346) 718-6988

Electronic mail: GSpedale@gibsondunn.com

Attention: Gerry Spedale

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 12.15 No Third Party Beneficiaries. Except as expressly provided in Sections 7.4 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

MAGNOLIA OIL & GAS PARENT LLC

By:

Name:

Title:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

MAGNOLIA OIL & GAS PARENT LLC

MEMBERS:

[ENERVEST FUNDS]

By:

Name:

Title:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

MAGNOLIA OIL & GAS PARENT LLC

MANAGING MEMBER:

MAGNOLIA OIL & GAS CORPORATION

By:

Name:

Title:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

MAGNOLIA OIL & GAS PARENT LLC

EXHIBIT A

Member	Number of Units Owned[1]
Magnolia Oil & Gas Corporation	[	●]
[EnerVest Funds]	[	●]

[1]	Note: The initial number of Units owned by the Members (and corresponding Percentage Interests) and the initial Capital Contributions and Capital Account balances of the Members to be finally determined (subjected to any adjustment relating to the Defect Holdback Amount and/or an Indemnification Surrender) following the issuance of the Final Settlement Statement and Final Consideration (both as defined in the Contribution Agreement).

A-1

Annex H

SERVICES AGREEMENT

BY AND BETWEEN

TPG PACE ENERGY HOLDINGS CORP.,

AS PARENT

TPG PACE ENERGY OPERATING LLC,

AS OWNER

AND

ENERVEST OPERATING, L.L.C.,

AS SERVICE PROVIDER

ARTICLE I. DEFINITIONS		H-4
1.1	Definitions	H-4

ARTICLE II. POWER AND AUTHORITY; SERVICES		H-4
2.1	Service Provider Power and Authority; Services	H-4
2.2	Emergency	H-6
2.3	Limitations on Service Provider’s Authority	H-6
2.4	Ownership of Property	H-6
2.5	Service Provider’s Delegation of Authority	H-7
2.6	Key Persons; Dedicated Employees; Shared Employees	H-7
2.7	Other Business Pursuits	H-8
2.8	Operatorship; Certain Conditions of Service	H-8
2.9	Insurance	H-8
2.10	Performance Standard	H-9
2.11	Meetings	H-9
2.12	Funds	H-9
2.13	Master Service Agreements	H-9
2.14	Seismic Licenses	H-10
2.15	Actions by Owner Group	H-10
2.16	Owner’s Delegation of Authority	H-10
2.17	Certain Excluded Assets	H-10

ARTICLE III. PAYMENTS		H-10
3.1	Consideration	H-10
3.2	Payment Terms	H-11
3.3	Owner Group Financial Responsibility	H-12
3.4	Maintenance of Accounts and Records	H-12
3.5	Taxes	H-13
3.6	Service Provider Records; Audit	H-13
3.7	Disputed Charges	H-14

ARTICLE IV. TERM; TERMINATION		H-14
4.1	Term	H-14
4.2	Termination	H-14
4.3	Effect of Termination	H-15
4.4	Transition Period	H-15
4.5	Performance Termination Fee	H-16

ARTICLE V. MARKETING OF PRODUCTION		H-16
5.1	Marketing Services	H-16

ARTICLE VI. FORCE MAJEURE		H-16
6.1	Excused Performance	H-16
6.2	No Preclusion	H-17
6.3	Limitations on Effect of Force Majeure	H-17

ARTICLE VII. INDEMNITIES		H-17
7.1	Service Provider Indemnity	H-17
7.2	Owner Indemnity	H-17
7.3	Insurance	H-18
7.4	DISCLAIMERS	H-18

ARTICLE VIII. NON-SOLICITATION		H-18
8.1	Non-Solicitation	H-18

ARTICLE IX. REPRESENTATIONS AND WARRANTIES; OTHER COVENANTS AND RESPONSIBILITIES		H-18
9.1	Representations and Warranties	H-18
9.2	Additional Owner Group Representations	H-19
9.3	Additional Service Provider Representations.	H-19
9.4	Service Provider Responsibilities.	H-19

ARTICLE X. MISCELLANEOUS		H-20
10.1	Counterparts	H-20
10.2	Notices	H-20
10.3	Governing Law; Venue	H-21
10.4	Non-Compensatory Damages	H-22
10.5	Waiver; Rights Cumulative	H-22
10.6	Entire Agreement	H-22
10.7	Amendment	H-22
10.8	Parties in Interest	H-23
10.9	Successors and Permitted Assigns	H-23
10.10	Assignment	H-23
10.11	Further Assurances	H-23
10.12	Preparation of Agreement	H-23
10.13	Severability	H-23
10.14	No Recourse	H-23
10.15	Interpretation	H-23
10.16	Confidentiality	H-24
10.17	Publicity	H-25
10.18	Performance Dispute Resolution	H-25

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is executed and agreed to as of [●], 2018 (the “Closing Date”), by and between TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), TPG Pace Energy Operating LLC, a Delaware limited liability company (“Owner”), and EnerVest Operating, L.L.C., a Delaware limited liability company (“Service Provider”). Parent, Owner and Service Provider are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, Owner acquired certain oil and gas properties from certain Affiliates of Service Provider pursuant to (i) that certain Purchase and Sale Agreement dated [●], 2018, by and among EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding, L.P., EnerVest Wachovia Co-Investment Partnership, L.P. and Owner (the “Giddings Transaction Agreement”), (ii) that certain Contribution and Merger Agreement dated [●], 2018, by and among EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., Parent and Owner (the “Eagleford Transaction Agreement”), and (iii) that certain Membership Interest Purchase Agreement dated [●], 2018, by and among EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., and Owner (collectively with the Giddings Transaction Agreement and the Eagleford Transaction Agreement, the “Transaction Agreements”); and

WHEREAS, pursuant to this Agreement, Parent and Owner desire to have Service Provider perform, and Service Provider agrees to perform, the Services (hereinafter defined) pursuant to and in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. All capitalized terms not otherwise defined herein shall have the meanings given them in the Transaction Agreements. As used in this Agreement, capitalized terms set forth on Annex A shall have the meanings set forth therein.

ARTICLE II.

POWER AND AUTHORITY; SERVICES

2.1 Service Provider Power and Authority; Services.

(a) Subject to the direction and control of the Owner Group, the terms and provisions of this Agreement, and the Development Plan and Budget, and subject to the limitations set forth in Section 2.3, Service Provider shall provide the Owner Group with services identical in scope, nature and quality to the services historically provided by Service Provider in connection with its management and operation during the period from January 1, 2016, to the Closing Date of the Assets acquired (directly or indirectly) by the Owner Group pursuant to the Transaction Agreements, including all accounting, financial, managerial, project management, business development, marketing, operational, land, lease maintenance, regulatory, environmental, geological and geophysical, engineering, tax, information technology and other day-to-day services reasonably necessary to operate the business of the Owner Group in relation to the Assets, including the services more particularly described on Exhibit A attached hereto, but in each case excluding the Excluded Services (the “Services”). The Service Provider shall perform the Services in consideration for the Services Fee at the Service Provider’s cost; provided, however, that Service Provider will not be responsible for Owner Group Costs, and, notwithstanding anything to the contrary, nothing shall require Service Provider to advance its own funds for Owner Group Costs.

(b) As part of the Services, Service Provider will use its commercially reasonable efforts to propose, conduct and complete all operations and activities contemplated by the Development Plan and Budget at the times contemplated by the Development Plan and Budget. Service Provider shall promptly notify the Owner Group in writing if at any time Service Provider reasonably expects to exceed the aggregate amount set forth in the Development Plan and Budget for any category of expenses. Notwithstanding anything in this Agreement to the contrary (other than Section 2.2), in no event shall Service Provider incur any costs or expenses for the account of Owner or reimbursable by Owner in an amount greater than 10% in excess of the aggregate amount set forth in the Development Plan and Budget for any category of expenses without the prior written consent of Owner.

(c) Owner shall have the right from time to time to elect to cease having Service Provider provide any of the Services and to provide such Services itself or by another service provider, and upon request from Owner, Service Provider will reasonably cooperate with Owner in the transition of such Services to the Owner Group or a new service provider specified by Owner. For the avoidance of doubt any such election shall not result in a reduction of the Services Fee.

(d) The Service Provider shall be entitled during the Term and any Transition Services Period to utilize solely in connection with the performance of the Services those offices, buildings, yards, and other sites and those vehicles and such other tools and equipment as were acquired by Owner Group pursuant to the Transaction Agreements that were utilized historically prior to the Closing Date in relation to the Assets by field-level employees of the Service Provider (the “Field Facilities and Equipment”). Service Provider shall not pay any rent, fee or other cost for its use of the Field Facilities and Equipment. Service Provider shall return the Field Facilities and Equipment to the Owner Group at the end of the Term and any Transition Services Period in the same condition as on the Closing Date, ordinary wear and tear excepted.

(e) If at any time Service Provider fails or is unable to perform any of the Services, and such failure or inability is not cured within thirty (30) days after delivery by Owner to Service Provider of written notice of such failure or inability, Owner Group shall use commercially reasonable efforts to obtain reasonable replacement services therefor. In such event, Owner Group shall have the right to deduct the amount of costs so incurred by Owner Group from its payments of the Monthly Services Fee; provided, however, pursuant to the dispute resolution procedures set forth in Section 10.18, Service Provider may dispute that it has failed, or is unable, to perform any of the Services, in which case there shall be no deduction from the Services Fee until such time as there has been a final determination that Service Provider has failed, or is unable, to perform those Services which Owner alleges that Service Provider has failed, or is unable, to perform. If it is ultimately determined that Service Provider has in fact failed or been unable to perform any of the Services for which Owner Group has obtained reasonable replacement services and has incurred costs which were not deducted because of the operation of this Section 2.1(e), Service Provider will reimburse Owner Group for such costs. The Service Provider’s obligations to make such reimbursement shall survive the end of the Term and the Transition Services Period until any such dispute is resolved and any reimbursement owned to Owner Group has been paid.

(f) The Owner Group will be responsible for the following, at its own expense (the “Excluded Services”):

(i)	Parent’s chief executive officer, chief financial officer, general counsel, business development personnel, and investor relations personnel, including all salaries and benefits of such personnel;

(ii)	Owner Group D&O insurance;

(iii)	rent and overhead costs associated with the Owner Group’s office space;

(iv)	consolidated Owner Group financial reporting, including selecting, engaging and overseeing third party financial auditors (however, the Services will include Asset-level financial reporting and auditing and providing asset-level SEC reporting information to Owner Group);

(v)	third party Owner Group reserve reports, including selecting, engaging and overseeing third party reserve engineers (however, the Services will include internal reserves engineering, including estimating and internal reporting of Asset-level reserves);

(vi)	selecting, engaging, and overseeing Owner Group outside counsel and investment bankers;

(vii)	Sarbanes Oxley compliance; and

(viii)	other items agreed by Owner and Service Provider to be Excluded Services.

2.2 Emergency. In the event of an imminent emergency relating to the Assets (“Emergency”), while acting as a Reasonable and Prudent Service Provider, Service Provider shall, without any prior notice to, or approval from, the Owner Group, take all customary measures consistent with the standards set forth in Section 2.10 for the protection of life, health, the environment and property. In such event, Service Provider shall use commercially reasonable efforts to notify the Owner Group of the existence or occurrence of such an imminent Emergency as soon as reasonably possible after the Emergency occurs, but in any event within twenty four (24) hours of its being put on notice of an imminent Emergency, setting forth the nature of the imminent Emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost and expense associated with such corrective action.

2.3 Limitations on Service Provider’s Authority. Notwithstanding anything herein to the contrary, without the prior written consent of the Owner Group, Service Provider shall not take any action set forth on Exhibit B. The Owner Group may at any time amend Exhibit B by providing written notice to Service Provider, which notice shall include an amended Exhibit B reflecting such amendment. Any such amendment shall be effective upon Service Provider’s receipt of such written notice.

2.4 Ownership of Property.

(a) Without limitation to Service Provider’s (or any Affiliate of Service Provider’s) rights and remedies under any Operating Agreement, the Parties agree and acknowledge that neither Service Provider nor any Affiliate of Service Provider shall, by virtue of its role as “Service Provider” hereunder or as a result of the terms of this Agreement, have, or be deemed to have, any direct ownership interest in the Assets (or in any of the equipment, materials or other property related thereto and purchased by the Owner Group directly or by Service Provider on behalf of Owner Group).

(b) All of the assets and properties owned, purchased, leased, developed, constructed and otherwise acquired or entered into in connection with the performance of the Services pursuant to this Agreement (including (i) all Assets and all wells, equipment, machinery, materials, supplies, inventory, other personal property and other assets and properties owned, leased or otherwise acquired in connection therewith, (ii) rights-of-way, Applicable Contracts, and any and all reports, records, statements and information prepared or caused to be prepared by Service Provider in connection with this Agreement, and (iii ) all proceeds, cash and funds generated or attributable to the Assets) shall be and remain the sole property of the Owner Group. If, at any time during the term of this Agreement, any such assets or properties are held in the name of Service Provider or its Affiliates, Service Provider will (and will cause its Affiliates to) promptly convey such assets and properties to the Owner Group.

2.5 Service Provider’s Delegation of Authority.

(a) Service Provider shall be permitted to use Affiliates of Service Provider and the officers and employees of any of its Affiliates in order to perform the Services. Service Provider may not delegate any authority, power, or right that could not be exercised directly by Service Provider under this Agreement.

(b) If any Person other than Service Provider is used to perform any of the Services (or any part of the Services), the performance by such Person of such Services shall be treated hereunder as if Service Provider performed such Services itself, and if the costs of such performance by Service Provider would have been borne by the Service Provider under the provisions of this Agreement, then the costs of such performance by such Person shall be borne by Service Provider and shall not result in incremental costs to the Owner Group. Service Provider shall not change any material corporate-level or back-office third-party service provider without the consent of Owner. Service Provider agrees that upon written notice (stating adequate cause related to inadequate performance or cost issues) provided by Owner after consultation with Service Provider, Service Provider shall use commercially reasonable efforts to replace any third-party service provider identified by the Owner Group to cease performing the Services on behalf of Service Provider

2.6 Key Persons; Dedicated Employees; Shared Employees.

(a) At all times, at Service Provider’s sole cost and expense, Service Provider shall retain and have available to it a professional staff and outside consultants and contractors which together shall be reasonably adequate in size, experience and competency to discharge properly the duties and functions of Service Provider hereunder. Service Provider shall devote personnel and time and grant access to such assets and buildings of Service Provider as are necessary to provide the Services consistent with the standards set forth in this Agreement.

(b) Service Provider shall cause the Key Persons who are not Dedicated Employees to devote a substantial amount of their professional time and efforts to providing the Services, and in any event to spend sufficient time on the Services to ensure that the Service Provider fully performs its obligations under this Agreement, in each case so long as such individuals are employed by Service Provider. Service Provider may, after obtaining Owner’s prior written consent (not to be unreasonably withheld), replace any Key Person with another employee of substantially equal experience and expertise as the Key Person being replaced, in which case the replacement employee shall become a Key Person. If any Key Person’s employment with Service Provider terminates for any reason or any Key Person is no longer providing the Services as required by this Section 2.6(b), Service Provider shall thereafter use commercially reasonable efforts, after obtaining Owner’s prior written consent (not to be unreasonably withheld), to promptly replace such Key Person with another employee of substantially equal experience and expertise as the Key Person being replaced, in which case the replacement employee shall become a Key Person.

(c) Service Provider shall cause the Dedicated Employees to devote substantially all of their professional time and efforts to providing the Services so long as such individuals are employed by Service Provider. Service Provider may, after consultation with Owner, replace any Dedicated Employee with another employee of substantially equal experience and expertise as the Dedicated Employee being replaced or add Dedicated Employees as contemplated in Section 3.1(b), in which case the replacement employee or the added employee shall become a Dedicated Employee. Except as otherwise provided in Section 3.1(b), if any Dedicated Employee’s employment with Service Provider terminates for any reason or any Dedicated Employee is no longer providing the Services as required by this Section 2.6(c), Service Provider shall thereafter use commercially reasonable efforts, after consultation with Owner, to promptly replace such Dedicated Employee with another employee of substantially equal experience and expertise as the Dedicated Employee being replaced, in which case the replacement employee shall become a Dedicated Employee.

(d) Service Provider shall cause the Shared Employees to devote at least one- third of their professional time and efforts to providing the Services so long as such individuals are employed by Service Provider. Service

Provider may replace any Shared Employee with another employee of substantially equal experience and expertise as the Shared Employee being replaced, in which case the replacement employee shall become a Shared Employee. Except as otherwise provided in Section 3.1(b), if any Shared Employee’s employment with Service Provider terminates for any reason or any Shared Employee is no longer providing the Services as required by this Section 2.6(d), Service Provider shall thereafter use commercially reasonable efforts to promptly replace such individual with another employee of substantially equal experience and expertise as the Shared Employee being replaced, in which case the replacement employee shall become a Shared Employee.

2.7 Other Business Pursuits. The Owner Group acknowledges that Service Provider is not providing services exclusively to the Owner Group, and Service Provider may and will continue to from time to time provide services (including services substantially similar to the Services) to other persons (including Affiliates of Service Provider) as long as it may do so consistent with the dedication of Key Persons, Dedicated Employees and Shared Employees to the performance of the Services made under Section 2.6 and subject to any other written agreement between any member of the Owner Group and Service Provider or any of its Affiliates. After the Closing Date, prior to Service Provider or any of its Affiliates agreeing to provide any such services to any Third Party, Service Provider shall give the Owner Group written notice of the same.

2.8 Operatorship; Certain Conditions of Service.

(a) Except as otherwise stated herein, Service Provider shall perform the Services as an “independent contractor” of the Owner Group and nothing in this Agreement is intended, and nothing shall be construed, to create an employer/employee, partnership, joint venture, association or other similar relationship between Service Provider and the Owner Group or any of their respective Affiliates or any of their employees.

(b) All personnel involved in the Services shall be responsible to Service Provider. Subject to Section 2.6, the selection of such employees and contractors, and their hours of labor, shall be determined by Service Provider, and Service Provider shall have the right to hire or dismiss its full time or part time personnel for any reason or for no reason.

(c) Subject to the terms of this Agreement, all matters pertaining to the employment, supervision, compensation, promotion and discharge of any personnel of Service Provider or its Affiliates are the responsibility of Service Provider and its Affiliates; provided, however, that Service Provider agrees that upon written notice from the Owner Group (stating adequate cause), Service Provider shall cause any Person identified by the Owner Group (including any employee of Service Provider or its Affiliates) to cease performing the Services on behalf of Service Provider. Subject to the terms of this Agreement, all such employment arrangements are solely Service Provider’s and its Affiliates’ obligations (including the payment of salaries and employee benefits with respect to such personnel).

2.9 Insurance. Service Provider shall maintain insurance of the type, in the amounts and with the limits, historically maintained by Service Provider in relation to the Assets. To the extent that the cost of such insurance is within the scope of Section 3.3(b), the cost shall be an Owner Group Cost. To the extent that the cost of such insurance is not within the scope of Section 3.3(b), the cost shall be covered by the Services Fee. Service Provider shall require all contractors and subcontractors to carry insurance under terms usual and customary in the industry. Owner Group shall be named insured on Asset-level insurance (e.g., property and casualty insurance and liability insurance). If Owner Group desires to maintain any of such insurance itself, instead of having it provided by Service Provider, Owner Group may provide such insurance itself, and in such event the Services Fee will be reduced by the amount of any resulting savings of Service Provider in the insurance costs that are not Owner Group Costs. If Owner Group desires insurance coverage in excess of that maintained by Service Provider, it may acquire such additional coverage at its cost. Notwithstanding anything herein to the contrary, the Owner Group shall not be required to pay or reimburse Service Provider for any blanket or area-wide regulatory bonds maintained by Service Provider in performing the Services, and the Owner Group shall only be required to reimburse Service Provider for the Owner Group’s share (based on Owner’s ownership interest in the oil and gas interest underlying the Assets) of any regulatory bonds specific to any of the Assets.

2.10 Performance Standard. Service Provider shall perform the Services as a reasonable and prudent oil and gas operator, and in connection with matters not directly related to the operation of oil and gas assets in a reasonable manner in accordance with customary business practices, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with the terms of all applicable Leases, Applicable Contracts, Surface Contracts, and similar agreements affecting the Assets and/or this Agreement, and in compliance with all Laws. The standard of performance set forth in this Section 2.10 is referred to herein as acting as a “Reasonable and Prudent Service Provider”.

2.11 Meetings. Representatives of Owner Group shall have the right from time to time at the request of Owner to be present at and participate in internal Service Provider meetings in which the operation of the Assets and the performance of the Services are discussed by Service Provider personnel. In addition, representatives of Service Provider (which shall include Key Persons and other senior representatives of Service Provider requested by Owner and appropriate for the materiality and subject matter of the meeting) and the Owner Group shall meet telephonically, or otherwise at a mutually agreeable location, at least once per Calendar Month (or more frequently as requested by the Owner Group) on a mutually agreeable day and time to discuss the Services performed by Service Provider, the past, current or future operation and development of the Assets and/or any other matters with respect to the Assets or the business of the Owner Group reasonably requested by Owner or Service Provider.

2.12 Funds.

(a) Funds belonging to the Owner Group shall be kept at all times on deposit in bank accounts of the Owner Group and Service Provider shall disburse such funds for the payment of costs and expenses incurred in connection with the Services that are Owner Group Costs, including all Asset Taxes and Burdens paid on Hydrocarbons, but excluding costs to be borne by Service Provider under the terms of this Agreement, and subject to the Development Plan and Budget and this Agreement.

(b) At no time shall any of the Owner Group’s funds be commingled with funds belonging to Service Provider or its Affiliates or any of their respective representatives or with the funds of any Third Parties.

(c) Service Provider shall direct all third parties making payments or otherwise transferring funds to the Owner Group to pay, transfer, and deposit such funds to the Owner Group directly into the bank accounts of the Owner Group.

(d) If at any time Service Provider or any of its Affiliates comes into possession of any funds of the Owner Group, Service Provider shall hold such funds in trust for the benefit of the Owner Group and shall promptly cause such funds to be deposited into bank accounts of the Owner Group.

(e) Service Provider shall not pay any monies from the accounts of the Owner Group to itself or any Affiliate of Service Provider without the prior written consent of Owner.

(f) Third-party costs (and incremental internal costs of Service Provider incurred with the approval of Owner) of establishing, implementing, maintaining, and managing the accounts and systems required to accomplish the foregoing shall be Owner Group Costs. Service Provider shall use commercially reasonable efforts to cause the accounts and systems to be in place and operational on or prior to the Closing Date.

2.13 Master Service Agreements. The Parties acknowledge that Service Provider is not conveying any of its master services agreements to the Owner Group pursuant to the Transaction Agreements. After the Closing Date, subject to the terms of this Agreement, Service Provider shall be permitted to contract for Services with Third Party vendors through its master services agreements. Service Provider shall use commercially reasonable efforts, in the ordinary course of business, to enter into master services agreements with all vendors in the name of the Owner Group. Once any such master services agreement is in place, Service Provider shall thereafter contract for Services with the applicable Third Party vendor under the Owner Group’s master services agreement.

2.14 Seismic Licenses. Service Provider will not acquire or license any seismic data without the prior written consent of the Owner Group. In the event that Service Provider does acquire or license any such seismic data, the costs thereof will be Owner Group Costs and Service Provider will use commercially reasonable efforts to acquire or license such data in the name of the Owner Group with a right for the Service Provider to use such data as long as it is providing the Services hereunder. If Owner desires to co-license (or otherwise acquire the right to utilize) any seismic licenses currently utilized by Service Provider, the costs thereof will be Owner Group Costs.

2.15 Actions by Owner Group. Any action, consent or approval required to be taken hereunder by any member of the Owner Group shall be taken by Owner and any notices to be given to or by the Owner Group shall be given to Owner.

2.16 Owner’s Delegation of Authority. On an annual basis (and, as of the Closing Date, for the remainder of 2018), Owner shall execute and deliver to Service Provider a revocable written instrument substantially in the form attached hereto as Exhibit G designating and appointing Service Provider as its agent and attorney-in-fact with full power and authority to perform the Services (the “Annual Delegation”).

2.17 Certain Excluded Assets. The Parties have agreed that certain assets described in Exhibit E attached hereto that were utilized historically prior to the Closing Date in relation to the Assets but that were not acquired by the Owner Group on the Closing Date pursuant to the terms of the Transaction Agreements will be utilized by the Service Provider in connection with the performance of Services and that such assets will be assigned and transferred to the Owner Group at the time and in the manner set forth in Exhibit E. To the extent that any of the assets described on Exhibit E are held by Service Provider under a lease, license, or similar agreement, Service Provider shall use commercially reasonable efforts to maintain such leases, licenses, and other agreements in effect during the Term and the Transition Services Period and, if not previously assigned to Owner Group in accordance with Exhibit E, shall use reasonable efforts to assign such leases, license, and other agreements upon the termination of this Agreement. If Service Provider acquires any additional assets of the type described in Exhibit E that are used in relation to the Assets during the Term that were not paid for by the Owner Group as Owner Group Costs, if the Owner Group desires to have such assets transferred to it upon termination of this Agreement, Owner Group shall reimburse the Service Provider for the actual cost of such additional assets.

ARTICLE III.

PAYMENTS

3.1 Consideration.

(a) Owner shall pay to Service Provider, (a) as the sole consideration for the Services provided by Service Provider, an amount equal to $23,563,531 per year during the Term and the Transition Services Period, prorated for any partial year in which the Services are provided (such amount, as modified from time to time pursuant to this Section 3.1, the “Services Fee”), plus (b) to the extent such costs and expenses have not been previously paid by Owner or out of Owner funds or otherwise reimbursed to Service Provider by Owner, reimbursement for all Owner Group Costs incurred by Service Provider in performing the Services, plus (c) any COPAS overhead fees related to the Assets operated by Owner Group that are received by Owner Group and any COPAS overhead fees payable directly by Owner Group under joint operating agreements applicable to the Assets operated by Owner Group (and for Assets operated by Owner Group not covered by a joint operating agreement, an amount equal to $8,500 per drilling well and $812 per producing well in the Austin Chalk producing area and $8,500 per drilling well and $844 per producing well in the Eagle Ford producing area, in both cases reduced to reflect Owner Group’s working interest, and as adjusted in accordance with COPAS MFI-47 (“Adjustment of Overhead Rates”)) (collectively, the “COPAS Payment”). Owner shall pay to Service Provider with respect to each Calendar Month during the Term and the Transition Services Period an amount equal to one-twelfth of the excess of the Services Fee over the sum of any amount incurred directly by the Owner

Group for Asset-level insurance in accordance with Section 2.9, and any amount Owner is entitled to deduct in accordance with Section 2.1(e), prorated for any partial Calendar Year in which the Services are provided (such amount, the “Monthly Services Fee”).

(b) If after the Closing Date the Owner Group acquires, directly or indirectly, in a transaction that is not a Specified Acquisition, a material amount of additional assets with respect to which Owner desires to have the Services performed, then such assets shall upon their acquisition become Assets hereunder, and the Services Fee shall be increased by the Service Provider’s reasonable, good-faith estimate of the amount of all incremental costs to be incurred by Service Provider that are not Owner Group Costs arising from any increase in the headcount of the Dedicated Employees and Shared Employees reasonably required in order for the Services to be performed with respect to such additional Assets and any other incremental costs (other than Owner Group Costs) that are reasonably required to be incurred by Service Provider to provide Services with respect to such Assets. If the Owner Group disposes of a material amount of Assets after the Closing Date, then the Services Fee shall be decreased by the Service Provider’s reasonable, good-faith estimate of the amount of savings in costs (other than Owner Group Costs) incurred by Service Provider arising from any decrease in the headcount of the Dedicated Employees and Shared Employees that reasonably may be made as a result of the disposition of such Assets and any other decrease in such costs that are reasonably required to be incurred by Service Provider to provide Services as a result of not having to provide Services with respect to the Assets disposed of. Any such decrease in headcount of Dedicated Employees and/or Shared Employees shall be subject to the approval of Owner. Service Provider will provide the Owner Group with reasonable documentation supporting any increase or decrease to the Services Fee pursuant to this Section 3.1(b) and an opportunity to review and audit such adjustments. If after the Closing Date the Owner Group consummates a Specified Acquisition, and the Owner desires to have the Services performed with respect to the assets that were acquired in such Specified Acquisition, the Service Provider will not be required to provide the Services with respect to such assets unless the Service Provider and the Owner mutually agree on an appropriate increase in the Services Fee to cover the Service Provider’s incremental costs that are not Owner Group Costs that Service Provider would incur in the performance of the Services with respect to such Assets. “Specified Acquisition” means the acquisition, directly or indirectly, of oil and gas properties and related assets if (a) the total value of the acquisition is greater than $1,000,000,000 or (b) the majority of the oil and gas properties acquired are outside of the Austin Chalk and Eagle Ford producing areas in South Texas.

(c) If after the Closing Date the Owner Group increases the rig count attributable to the Assets above the levels specified in the initial Development Plan and Budget, the Services Fee shall be increased by the Service Provider’s reasonable, good-faith estimate of the amount of all incremental costs to be incurred by Service Provider that are not Owner Group Costs arising from any increase in the headcount of the Dedicated Employees and Shared Employees reasonably required as a result of such increase, taking into account the additional COPAS Payments that will be received by Service Provider as a result of the increase and which might result in double-recovery of costs by Service Provider. If, after an increase of the Services Fee pursuant to the foregoing, there is a decrease in the rig count attributable to the Assets, the Services Fee shall be reduced by the Service Provider’s reasonable, good faith estimate of the reduction in costs to be realized by Service Provider that are not Owner Group Costs arising from any decrease in the headcount of the Dedicated Employees and Shared Employees reasonably resulting from such decrease; provided, however, that such decrease shall not cause the Services Fee to drop below the amount of the Services Fee as of the Closing Date.

(d) Service Provider will be entitled to keep, receive and retain all COPAS overhead fees received by Service Provider in relation to the Assets operated by Owner Group.

3.2 Payment Terms.

(a) No later than the thirtieth (30th) day of each Calendar Month, Service Provider shall deliver to Owner a monthly statement (each, a “Monthly Statement”) setting forth (i) the Monthly Services Fee for the preceding Calendar Month, (ii) an itemized list of Owner Group Costs not paid directly from Owner Group funds that were incurred by Service Provider during the applicable Accounting Month, and (iii) the COPAS Payment for the applicable Accounting Month. Service Provider shall provide to Owner such documentation as Owner may reasonably request to support each such Monthly Statement. Subject to Section 3.2(b), Owner shall pay to Service Provider the amount reflected in such Monthly Statement not later than the 30th day after the receipt of such Monthly Statement.

(b) If Owner disputes in good faith all or any portion of any Monthly Statement delivered by Service Provider pursuant to this Agreement, Owner may deliver written notice of such dispute to Service Provider, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, Owner shall pay, if applicable, to Service Provider the undisputed portions of such Monthly Statement in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount is owed by either Party to the other Party hereunder, then the owing Party shall promptly (but in any event within five (5) Business Days after such determination) reimburse the other Party such amount.

(c) All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by the Person entitled to receipt of such payment.

3.3 Owner Group Financial Responsibility. The Owner Group shall be ultimately responsible for the payment (either directly or via reimbursement of the Service Provider) for the following costs (“Owner Group Costs”):

(a)	costs of performing the Excluded Services;

(b)	direct expenses incurred in the operation of the Owner Group’s business in connection with the Assets, or in the operation of the Assets, that Service Provider has historically allocated to direct asset expenses, as long as such expenses are customarily treated as direct asset expenses under GAAP and COPAS accounting procedures, but excluding all costs and expenses attributable to the compensation, benefits, or other costs and expenses attributable to the Dedicated Employees that are not field-level Dedicated Employees;

(c)	capital expenditures attributable to the Assets incurred in connection with the Development Plan and Budget;

(d)	taxes (other than taxes of Service Provider);

(e)	royalties and costs payable to Third Parties in gathering, treating, processing, transporting and marketing Hydrocarbons from the Assets;

(f)	third-party costs (and incremental internal costs of Service Provider incurred with the approval of Owner) of establishing and implementing the accounts and systems required under Section 2.12;

(g)	other items agreed by Owner and Service Provider to be Owner Group Costs.

3.4 Maintenance of Accounts and Records.

(a) Service Provider shall maintain on behalf of the Owner Group all Records and other records, books, accounts, files, data, and other information that are required hereunder to be maintained by the Service Provider (other than the books and records of Service Provider referred to in Section 3.5) (such records, books, accounts, files, data, and other information, the “Owner Records and Data”). All Owner Records and Data maintained in electronic form shall be logically separate from all electronic records and data of Service Provider and its Affiliates. Service Provider shall ensure that no Persons other than authorized Persons will be able to access such Owner Records and Data, with the Persons so authorized being only those Persons for which access is reasonably necessary for the performance of the Services. [NTD: The Parties shall consider in good faith and use reasonable efforts to agree upon further provisions regarding data security to be included in this Section 3.4.] Service Provider shall ensure that Owner Group and its representatives have reasonable access to all Owner Records and Data (including all Owner Records and Data maintained in electronic form), in the case of physical records during reasonable business hours physically at the location at which such books and records are maintained, in each case to the greatest extent practicable as if such Owner Records and Data were maintained by Owner on its own behalf. All such Owner Records and Data shall be the property of the Owner Group and shall be delivered to Owner at Service Provider’s cost at the end of the Term and any Transition Services Period, together with the information systems on which electronic Owner Records and Data are maintained, including copies of all databases and other system applications in which such Owner Records and Data are maintained.

(b) Service Provider shall maintain, separately and in accordance with GAAP, on behalf of the Owner Group, as Owner Records and Data, complete and accurate books of account and financial records reflecting the results of operations of the Owner Group relating to the Assets, including (a) complete and accurate accounts and records of all Owner Group Costs and all other expenses, costs, and liabilities accrued or incurred by or on behalf of the Owner, including all Asset Taxes and Burdens paid on Hydrocarbons in connection with the Assets, and (b) complete and accurate accounts and records of all revenues accrued, invoiced, and/or received by Owner in connection with the Assets. Service Provider shall, at the request of the Owner Group, carry out or cause to be carried out an annual Asset-level audit of such books and records and shall assist Owner and its representatives in connection with the preparation by Owner of the Owner Group audited financial statements. Service Provider shall provide to Owner Group an annual service organization control report for the benefit of Owner Group. [NTD: Specific requirements of SOC reports to be determined.] Service Provider shall maintain any operations-related information that normally would be included as part of such accounting documentation, including invoices, operating and maintenance records, volumes of production, price received for hydrocarbon sales, lease operating expenses, processing charges, gathering and transportation expenses, cash collections, cash payments and property tax allocations.

3.5 Taxes. Service Provider shall be responsible for all (i) income taxes resulting from amounts paid or payable to it under this Agreement, (ii) employment taxes and social security payments relating to its own employees, and (iii) all other taxes incurred by Service Provider that do not constitute Owner Group Costs. For the avoidance of doubt, Service Provider, and not Owner, shall treat the providers of services under this Agreement as employees for tax purposes.

3.6 Service Provider Records; Audit.

(a) Service Provider shall maintain complete and accurate books and records of its activities in connection with the performance of the Services, including any Owner Group Costs actually paid by Service Provider from its own funds. Service Provider shall retain all such books and records for a period of not less than two (2) Calendar Years following the end of the Calendar Year in which the Services are performed (the “Audit Period”) or any longer period if required by Law, including any statutory IRS audit period applicable to Owner Group.

(b) Upon not less than ten (10) Business Days’ prior written notice to Service Provider during the Audit Period for any particular Calendar Year, Owner shall have the right to audit Service Provider’s books and records for the Calendar Year to which the Audit Period applies, and the costs charged to Owner in that Calendar Year. The cost of each such audit shall be borne by Owner; provided, that, if any material amounts are determined to be owed by Service Provider to Owner as a result of such audit, then Service Provider shall reimburse Owner for such cost of audit. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of Service Provider.

(c) Owner may request information prior to the commencement of the audit, and Service Provider shall, to the extent available, provide the information requested as soon as practical in order to facilitate the forthcoming audit. The Service Provider will, to the extent practicable, provide the information in electronic format or hard copy within ten (10) Business Days after the written request.

(d) In the event Owner discovers any discrepancies as a result of any audit performed hereunder, Owner may prepare and distribute a written report to Service Provider setting forth in reasonable detail such discrepancies. The Service Provider shall reply to the report in writing as soon as practical and in any event no later than thirty (30) days after delivery of the report. At the conclusion of an audit, Service Provider and Owner shall endeavor to promptly settle any outstanding matters.

(e) All adjustments resulting from an audit which are agreed to by Service Provider and Owner shall be reflected promptly in Service Provider’s books and records and in the books and records of Owner maintained by Service Provider. If any dispute shall arise in connection with an audit and no settlement can be reached by the Parties as provided in Section 3.6(d), within sixty (60) days after Owner delivers a written report pursuant to Section 3.6(d), unless otherwise agreed by the Parties, the dispute shall be resolved in accordance with the dispute resolution provisions in Section 3.7.

3.7 Disputed Charges. Owner may, during the Audit Period for any particular Calendar Year, take written exception to any invoice rendered by Service Provider for any expenditure or any part thereof charged to Owner in that Calendar Year, on the ground that the same was not a cost incurred by Service Provider for which Service Provider is entitled to reimbursement pursuant to this Agreement. If the amount as to which such written exception is taken or any part thereof is ultimately determined to be a cost for which Service Provider is not entitled to reimbursement pursuant to this Agreement, such amount or portion thereof (as the case may be) shall be paid by Service Provider to Owner together with interest at the Agreed Rate.

ARTICLE IV.

TERM; TERMINATION

4.1 Term. This Agreement will commence on the Closing Date, and, unless earlier terminated in accordance with Section 4.2, will remain in effect for a period of five (5) years from the Closing Date (the “Initial Term”), and shall continue in effect thereafter for consecutive one-year renewal terms (each, a “Renewal Term”) unless terminated at the end of the Initial Term or any Renewal Term by either Owner or Service Provider by at least 90 days’ prior notice (the period from the Closing Date until the date on which is Agreement terminates, the “Term”).

4.2 Termination. This Agreement may also be terminated as follows:

(a) On the ninetieth (90th) day following written notice (a “Termination Notice”) by either Owner or Service Provider to the other; provided that (i) neither Party may deliver a Termination Notice until after the second anniversary of the Closing Date and (ii) any Party delivering a Termination Notice shall have the right to withdraw such Termination Notice at any time prior to the ninetieth (90th) day following the delivery of such Termination Notice;

(b) Automatically upon written notice by either Owner or Service Provider to the other, upon (i) a Change of Control of the Owner Group or (ii) a sale by the Owner Group of all or substantially all of the Assets (directly or indirectly, whether through an asset transaction or an equity transaction and whether through one transaction or a series of transactions), other than any such sale to any of its Affiliates, subsidiaries, parents, stockholders, members or other interest holders;

(c) Automatically upon written notice by Owner to Service Provider after the first anniversary of the Closing Date if the board of directors of Parent by unanimous vote of its members (excluding any member of the board that is an Affiliate of Service Provider or is appointed or designated by or employed by Service Provider or any of its Affiliates) makes a good-faith determination that Service Provider has failed to satisfactorily perform the Services (a “Performance Termination”);

(d) Automatically upon written notice by Owner to Service Provider,

(i)	upon any Material HSE Event;

(ii)	if in any six (6) month period, three (3) or more Key Persons are no longer employed by Service Provider or its Affiliates and devoting that portion of their time required by Section 2.6(b) to providing Services; provided that any Key Person that has been replaced, with the consent of Owner, by another employee of substantially equal experience and expertise shall not count toward the three (3) Key Person threshold;

(iii)	if in any six (6) month period, more than fifty percent (50%) of the Dedicated Employees are no longer employed by Service Provider or its Affiliates and devoting substantially all of their business time to providing Services;

(iv)	upon Service Provider asserting a Force Majeure Event for more than forty-five (45) consecutive days or more than ninety (90) days in any three hundred sixty-five (365) day period;

(v)	upon a Change of Control resulting in John Walker and other Key Persons collectively not controlling Service Provider; or

(vi)	upon a Bankruptcy of Service Provider;

(e) Automatically upon written notice by Owner to Service Provider, upon a material default or breach by Service Provider or any of its Affiliates of this Agreement or the Non-Compete Agreement, which has not resulted solely from the breach by Owner Group of any of its obligations under this Agreement, if:

(i) such material default or breach is capable of being cured and does not arise from the gross negligence, willful misconduct or fraud of the Service Provider or its Affiliates, and such material default or breach is not cured within thirty (30) days after delivery by Owner to Service Provider or its Affiliates of written notice of such material default or breach;

(ii) such material default or breach is not capable of being cured or arises from the gross negligence, willful misconduct or fraud of the Service Provider or its Affiliates.

(f) Automatically upon written notice by Service Provider to Owner, upon a material default or breach of this Agreement, if (i) such material default or default is not cured within thirty (30) days after delivery by Service Provider to Owner of written notice of such material default or breach and (ii) such material default of breach has not resulted from the actions or inactions of Service Provider;

4.3 Effect of Termination. The terms of Section 3.6, this Section 4.3, Section 4.4, Article VII, Article X and Annex A shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the Termination Effective Date (including any Service Provider’s right to receive any amounts payable under Article III that have accrued prior to the date of termination) or deprive a Party not in breach of its rights to any remedy otherwise available to such Party. Upon the Termination Effective Date, to the extent not previously done, Service Provider shall (a) assign to Owner all Applicable Contracts entered into in connection with Service Provider’s performance of the Services pursuant to the terms of this Agreement, (b) assign and transfer all Assets in Service Provider’s or its Affiliates possession (including any permits or other Surface Contracts with respect to the Assets) to the Owner Group, and (c) promptly deliver to Owner all Owner Records and Data.

4.4 Transition Period. Notwithstanding anything to the contrary in this Agreement, in addition to Service Provider’s obligations under Section 4.3, the Service Provider shall, during the Transition Services Period, continue to provide Services in accordance with this Agreement, and pursuant to the terms of this Agreement, and upon request from Owner will reasonably cooperate with Owner in the transition of such Services to the Owner Group or a new service provider specified by Owner. The “Transition Services Period” shall be the period beginning on the Termination Effective Date and ending upon the nine-month anniversary of the Termination Effective Date; provided that, in the case of a termination pursuant to Section 4.1, Section 4.2(d), Section 4.2(e), or Section 4.2(f), or a termination pursuant to Section 4.2(a), Section 4.2(b), or Section 4.2(c), where, during the Transition Services Period, instances arise that would allow Owner to have terminated this Agreement pursuant to Section 4.2(d) or Section 4.2(e) had this Agreement still been in effect at such time, Owner may elect (by written notice to Service Provider) to terminate the Transition Services Period effective upon the date specified in such notice, which shall be at least 30 days after the date of such notice.

4.5 Performance Termination Fee. In the event of a Performance Termination, in addition to the payment of the Services Fee during the Transition Services Period and all other amounts payable to Services Provider under this Agreement, Owner will pay to Service Provider a lump-sum termination fee of $17,500,000 upon the termination of the Transition Services Period.

ARTICLE V.

MARKETING OF PRODUCTION

5.1 Marketing Services.

(a) In providing marketing services under this Agreement, Service Provider shall (i) use commercially reasonable efforts to sell and market production from the Assets for the best available price, (ii) ensure that the Owner Group’s share of production from the Assets will be subject to the same (or better) prices and the same terms as are applicable to Service Provider and its Affiliates and (iii) perform such services as a Reasonable and Prudent Service Provider in accordance with prevailing industry standards and customs.

(b) Title to all Hydrocarbon production from the Assets will remain in the Owner Group at all times until such time as title to such production is required to be transferred to the purchasing Third Party counterparty under the terms of the applicable gathering, processing, fractionation, transportation, or marketing contracts, including the Existing Arrangements. Service Provider acknowledges and agrees that all funds and revenues received by Service Provider for the Owner Group’s production from the Assets shall remain the sole property of the Owner Group.

(c) As requested by Service Provider from time to time, the Owner Group will reasonably cooperate and coordinate with Service Provider in order to permit Service Provider to provide marketing services with respect to the Assets; provided, however, the Owner Group shall not be required to take or consent to any action that requires the Owner Group’s consent under Exhibit B.

(d) Service Provider shall direct all Third Parties to deliver all the Owner Group’s proceeds from the Assets directly to accounts that are owned and controlled by the Owner Group.

(e) In addition to any information or reports described on Exhibit F, Service Provider shall promptly upon receipt or preparation provide to Owner all reports, notices and information prepared in the ordinary course of business by Service Provider (as such reports and information are produced or compiled) relating to the marketing services provided pursuant to this Agreement.

ARTICLE VI.

FORCE MAJEURE

6.1 Excused Performance. A Party shall not be responsible or liable for, or deemed in breach of, this Agreement for any delay or failure in the performance of its obligations under this Agreement (other than obligations to pay amounts owing under this Agreement) to the extent such performance is prevented by a Force

Majeure Event; provided, that (a) the affected Party gives the other Party prompt written notice describing the particulars of the Force Majeure Event and the proposed cure; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure Event; (c) the affected Party uses commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement or the Force Majeure Event (which efforts shall not require settlement of any labor or similar dispute on terms not acceptable to the Party claiming the Force Majeure Event); and (d) when the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

6.2 No Preclusion. The existence of a Force Majeure Event shall not relieve any Party of (a) any of its payment obligations under this Agreement, or (b) any other obligation under this Agreement to the extent that performance of such other obligation is not precluded by such Force Majeure Event.

6.3 Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by a Force Majeure Event extend this Agreement beyond its Term.

ARTICLE VII.

INDEMNITIES

7.1 Service Provider Indemnity. Service Provider hereby releases, indemnifies, defends and holds harmless Owner and the other Owner Indemnified Parties from and against any and all Liabilities (a) to the extent attributable to or arising out of the gross negligence or willful misconduct of any Service Provider Indemnified Parties or (b) for personal injury, illness, or death of or damage to and loss of property (whether real or personal, owned or leased) incurred or suffered by any Service Provider Indemnified Party as a result of, relating to or arising out of, any Service Provider’s or any other of the Service Provider Indemnified Parties’ performance of the Services hereunder, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY ANY OWNER INDEMNIFIED PARTY, EXCEPT (IN EACH CASE) TO THE EXTENT SUCH LIABILITIES ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OWNER INDEMNIFIED PARTY. Owner must give Service Provider written notice of any claim under this Section 7.1 on or before the date that is 24 Months counted from and after the end of the Term and any Transition Services Period (excluding such month in which the Term or the Transition Services Period ends, as applicable), after which no claim may be made against Service Provider by Owner or any Owner Indemnified Party under Section 7.1(a) and/or Section 7.1(b).

7.2 Owner Indemnity. Owner hereby releases, indemnifies, defends and holds harmless Service Provider and the other Service Provider Indemnified Parties from and against any and all Liabilities (a) to the extent attributable to or arising out of the gross negligence or willful misconduct of any Owner Indemnified Party or (b) for personal injury, illness, or death of or damage to or loss of property (whether real or personal, owned or leased) incurred or suffered by any Owner Indemnified Party as a result of, relating to or arising out of, any Service Provider’s or any other of the Service Provider Indemnified Parties’ performance of the Services hereunder, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY ANY SERVICE PROVIDER, EXCEPT (IN EACH CASE) TO THE EXTENT SUCH LIABILITIES ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SERVICE PROVIDER INDEMNIFIED PARTY. Service Provider must give Owner written notice of any claim under this Section 7.2 on or before the date that is 24 Months counted from and after the end of the Term or any Transition Services Period (excluding such month in which the term or the Transition Services Period ends, as applicable), after which no claim may be made against Service Provider by Owner or any Owner Indemnified Party under Section 7.2(a) and/or Section 7.2(b).

7.3 DISCLAIMERS. Notwithstanding any other term of this Agreement to the contrary, except as provided in Article IX, SERVICE PROVIDER makes no and disclaims any other representations and warranties, express, implied or statutory, with respect to the performance or results of the Services. OWNER, ON BEHALF OF ITSELF AND ITS AFFILIATES ACKNOWLEDGES AND AGREES THAT SERVICE PROVIDER SHALL HAVE NO LIABILITY TO OWNER IN CONNECTION WITH ANY DECISIONS MADE OR ACTIONS TAKEN BY OWNER IN RELIANCE UPON ANY INFORMATION OR ADVICE PROVIDED BY SERVICE PROVIDER HEREUNDER, SUCH DECISIONS BEING MADE OR ACTIONS TAKEN AT OWNER’S SOLE RISK.

7.4 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the transactions contemplated hereby or thereby.

ARTICLE VIII.

NON-SOLICITATION

8.1 Non-Solicitation. The Owner Group shall not hire or attempt to employ any of Service Provider’s or EnerVest, Ltd.’s personnel that are employed at Service Provider’s or EnerVest, Ltd.’s Houston corporate office during the Term of this Agreement and for a period of ninety (90) days after the expiration of the Transition Service Period; provided, that the non-solicitation restriction in this Article VIII shall not apply in the event an employee of Service Provider or EnerVest, Ltd. or Affiliates of Service Provider contacts any member of the Owner Group regarding employment in response to an advertisement identifying employment opportunities or if an employee of Service Provider, EnerVest, Ltd. or Affiliates of Service Provider contacts any member of the Owner Group without having been solicited.

ARTICLE IX.

REPRESENTATIONS AND WARRANTIES; OTHER COVENANTS AND

RESPONSIBILITIES

9.1 Representations and Warranties. Each of Parent and Owner represents and warrants to Service Provider, and Service Provider represents and warrants to Parent and Owner, as follows:

(a) Organization, Good Standing, Etc. Such Party is a limited liability company, corporation or other legal entity, that has been duly formed, validly existing and in good standing under the laws of the State of Delaware, and each duly qualified and/or licensed to the extent and as may be required by applicable Law, and in good standing in such State.

(b) Authority; Enforceable Agreement. Such Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement. This Agreement is legal, valid and binding with respect to such Party and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c) Legal Requirements. Such Party has, or before commencing activities in any State or other jurisdiction will have, all requisite power, approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities of such State or other jurisdiction (i) in the case of Owner Group, required to carry out its business relating to the Assets and (ii) in the case of Service Provider, required for Service Provider to provide the Services in such jurisdiction; each of the foregoing is or will be in full force and effect and has been duly and validly issued; and at the time Services are performed, such Party will be in compliance in all material respects with all terms and conditions of each of the foregoing.

(d) No Consent. No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or Third Party is required in connection with the execution, delivery or performance by such Party of this Agreement or to consummate any transactions contemplated hereby.

(e) No Conflict. The execution, delivery, and performance by such Party of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of such Party, (ii) subject, in the case of Owner and Parent, to the accuracy of Service Provider’s representations and warranties in Section 9.3(b), result in a default or the creation of any material encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract or agreement to which such Party is a party, (iii) violate in any material respect any judgment, order, ruling, regulation, or decree applicable to such Party as a party in interest, or (iv) violate any Law applicable to such Party.

9.2 Additional Owner Group Representations. Owner represents and warrants to Service Provider that it is sophisticated in the ownership and evaluation of oil and gas properties, and it shall exercise its own independent analysis and evaluation of operations as may be proposed by Service Provider. Owner has access to and, as necessary, shall seek the advice of its own legal, tax, economic, insurance, environmental, technical, engineering, operations, geological and geophysical advisors.

9.3 Additional Service Provider Representations. Service Provider represents and warrants to Owner and Parent that:

(a) except as set out in Schedule 9.3(a), neither Service Provider or any Affiliate of Service Provider has agreed to provide services (including services substantially similar to the Services) to any Third Party;

(b) all Dedicated Employees and Shared Employees are directly employed by Service Provider or by EnerVest Employee Services, L.L.C. (a Delaware limited liability company) and Service Provider has the right to utilize Dedicated Employees and Shared Employees employed by EnerVest Employee Services, L.L.C.;

(c) Service Provider or EnerVest, Ltd. owns and has title to or has in its own name a valid leasehold interest in or a valid license to use all facilities, equipment, computer hardware, software, and other property and assets necessary for the performance of the Services and Service Provider has the right to utilize all of the foregoing in connection with the performance of the Services (in each case other than the Field Facilities and Equipment owned by Owner Group and in each case except to the extent that Service Provider loses such right as a result of the transactions contemplated hereby) and is a party to all contracts with Third Parties under which Third Parties will perform any of the Services,;

(d) The 2017 COPAS overhead for the Owner Group interest in the oil and gas properties included in the Assets was $6,910,552 and the 2017 COPAS overhead for the other joint interest owners in such assets was $4,192,936.

(e) the execution, delivery, and performance by Parent and Owner of this Agreement and the consummation of the transactions contemplated herein will not result in a default or the creation of any material encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any of the “Contracts” (as defined in the Transaction Agreements).

9.4 Service Provider Responsibilities.

(a) Books and Records. Service Provider shall keep and maintain proper and complete books and records of all matters pertaining to performance of the Services. Owner shall have the right to (1) reasonably consult from time to time with the independent accountants and advisors of Service Provider regarding Service Provider’s performance of the Services; (2) reasonably consult from time to time at reasonable times and following reasonable notice, with management of Service Provider at their respective places of business regarding performance of the Services, so long as such consultation does not unreasonably interfere with the operation of the business of Service Provider; and (3) consult with any other personnel of Service Provider or to inspect any of the properties or assets of Service Provider utilized in Service Provider’s performance of the Services.

(b) Financial Information. Service Provider shall provide to Owner prompt notice of any event that would reasonably be expected to have a material effect on Service Provider’s financial condition, business or operations. Service Provider shall assist Owner in the preparation of Owner’s financial statements and required public disclosures.

ARTICLE X.

MISCELLANEOUS

10.1 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or email scan transmission shall be deemed an original signature hereto.

10.2 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail transmission (provided that the acknowledgment of the receipt of such electronic mail is requested and received, excluding automatic receipts, with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Service Provider or Owner, as appropriate, at the address for such Person shown below or at such other address as Service Provider or Owner shall have theretofore designated by written notice delivered to the other Parties:

If to Service Provider:

EnerVest Operating, L.L.C.

1001 Fannin, Suite 800

Houston, Texas 77002

Attention: Andy West

Email: awest@enervest.com

With a copy to (which shall not constitute notice):

EnerVest Operating, L.L.C.

1001 Fannin, Suite 800

Houston, Texas 77002

Attention: Philip Berry

Email: pberry@enervest.com

If to Owner:

TPG Pace Energy Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Jerry Neugebauer

Email: GNeugebauer@tpg.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: John Grand

Email: jgrand@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Service Provider or Owner may change the address to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 10.2.

10.3 Governing Law; Venue.

(a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE, AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.18) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.18). THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.18) OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c) TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM

ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 10.3(b).

(d) THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.4 Non-Compensatory Damages. NONE OF THE PARTIES SHALL BE ENTITLED TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (OTHER THAN, IN EACH CASE, REASONABLY FORESEEABLE CONSEQUENTIAL DAMAGES CUSTOMARILY AVAILABLE AS DIRECT DAMAGES WITH RESPECT TO COMMON LAW CONTRACTUAL DAMAGES CLAIMS) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION. SUBJECT TO THE PRECEDING SENTENCE, OWNER AND SERVICE PROVIDER WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (OTHER THAN, IN EACH CASE, REASONABLY FORESEEABLE CONSEQUENTIAL DAMAGES CUSTOMARILY AVAILABLE AS DIRECT DAMAGES WITH RESPECT TO COMMON LAW CONTRACTUAL DAMAGES CLAIMS), ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY.

10.5 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Service Provider and Owner, or their respective officers, employees, agents or representatives or any failure by Service Provider and Owner to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Service Provider and Owner of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Service Provider and Owner under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

10.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the Services and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

10.7 Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties.

10.8 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Owner and Service Provider and their respective successors and permitted assigns, or the Owner Indemnified Parties and the Service Provider Indemnified Parties (but only to the extent set out in Section 7.1 and Section 7.2, respectively), any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any Owner Indemnified Party or Service Provider Indemnified Party (but shall not be obligated to do so).

10.9 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

10.10 Assignment. No Party may assign (directly or indirectly, including by merger, consolidation, equity sale or otherwise, but excluding a Change of Control of either Party or any transaction involving the securities of any Party or any of its Affiliates that have publicly traded securities) this Agreement or its obligation or duties hereunder (except as expressly provided for herein) without the prior written consent of the other Party; provided, however, Owner may assign this Agreement to any Affiliate of Owner who then owns (or concurrently with the assignment of this Agreement will own) a portion of the Assets without Service Provider’s prior written consent, without relieving Owner from any of its obligations or Liabilities hereunder; and further provided that such Affiliate remains an Affiliate of Owner. Each Party acknowledges that the Services to be provided by Service Provider hereunder are unique personal services and that the entry of Owner into this Agreement is based on a special relationship with Service Provider and the unique qualities and abilities of Service Provider.

10.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

10.12 Preparation of Agreement. Each of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

10.13 Severability. If any term or provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.14 No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any current or former stockholder, member, partner, owner, director, manager, officer, employee, agent or representative of Service Provider or of Owner.

10.15 Interpretation. All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article”, “this Section”, and “this subsection”, and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

10.16 Confidentiality.

(a) Service Provider agrees that all information relating to the Assets or the business and finances of the Owner Group that is disclosed to Service Provider or that it obtains or develops in performing the Services, including all Owner Records and Data, is “Confidential Information” hereunder, shall be kept strictly confidential and shall not be disclosed at any time during the Term and any Transition Services Period and for a period of two years thereafter to any Person that is not a Party without Owner’s consent and shall not be used for any purpose other than the performance of the Services, except that Confidential Information may be disclosed:

(i) To the extent and only to the extent reasonably necessary for the performance of the Services, to Affiliates of the Service Provider and its and their directors, officers, managers, employees, members, partners, agents and authorized representatives (including attorneys, accountants, and consultants) (“Representatives”), provided that such Representatives need to know such Confidential Information for purposes of performing the Services and agree to be or are otherwise bound by the Service Provider’s obligations under this Section 10.16, and provided that Service Provider shall be liable hereunder for any breach of such obligations by any of its Representatives;

(ii) to the extent that such Confidential Information is required to be furnished in compliance with any applicable laws, rules, or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon Service Provider (provided that Service Provider shall (A) first give written notice of the intended disclosure to Owner as soon as practicable; (B) consult with Owner on the advisability of taking steps to resist or narrow the disclosure of Confidential Information; and (C) if disclosure is required or deemed advisable, cooperate with Owner in attempting to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information, or that the Confidential Information will otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any applicable Governmental Authority);

(iii) to the extent that such Confidential Information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over Service Provider, or its Affiliates;

(iv) any data or information which, through no fault of Service Provider and without breach of any duty of confidentiality owed to Owner, becomes a part of the public domain (provided that information is not considered to be in the public domain for purposes of this Agreement unless it is lawfully available to the general public from a single source without restriction on its use or disclosure, and provided further that specific information is not considered to be in the public domain if only a general embodiment or description of such information is available in the public domain); or

(v) data and information customarily provided to unaffiliated third parties owning interests in the Assets under joint operating agreements.

(b) Service Provider acknowledges that the unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury, the precise measure of which would be difficult to ascertain. Accordingly, Owner will be entitled to seek specific performance and injunctive or other equitable relief, without bond, as a remedy for any such breach or threatened breach, in addition to all other rights and remedies that Owner may have.

10.17 Publicity. Without prior written consent of Owner, Service Provider will not issue, or permit any agent or Affiliate of Service Provider to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement, any Confidential Information or the activities contemplated hereby. Without the prior written consent of Service Provider, Owner will not issue, or permit any agent or Affiliate of Owner to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement, the terms of this Agreement, any confidential or proprietary information of Service Provider (including the amount of the Services Fee), or the activities contemplated hereby.

10.18 Performance Dispute Resolution. Service Provider, may, upon notice to Owner, dispute a claim pursuant to Section 2.1(e) that Service Provider has failed, or is unable, to perform any of the Services, or that Service Provider has not cured such failure or inability, by submitting the matter to arbitration in accordance with this Section 10.18. Within ten (10) Business Days of a matter being submitted to arbitration by Service Provider in accordance with the preceding sentence, each of Service Provider and Owner shall (i) summarize their position with regard to such dispute in a written document of twenty (20) pages or less and (ii) submit such summaries to an arbitrator as selected by mutual agreement of the Parties (the “Arbitrator”), together with the applicable notice and any other documentation such party may desire to submit. If the Parties cannot agree on an Arbitrator within ten (10) Business Days after Service Provider’s election to submit such matters to arbitration under this Section 10.18, then either Service Provider or Owner may request the Houston, Texas office of the American Arbitration Association (“AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Arbitrator shall render a decision choosing either Service Provider’s position or Owner’s position with respect to the matter submitted to arbitration, based on the materials described above. Any decision rendered by the Arbitrator pursuant hereto shall be final, conclusive, and binding on Service Provider and Owner and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Arbitrator shall be borne equally between Service Provider, on the one hand, and Owner, on the other hand.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

SERVICE PROVIDER:

ENERVEST OPERATING, L.L.C.

By:
(Officer of EnerVest Operating, L.L.C.)
Name:
Title:

OWNER:

TPG PACE ENERGY OPERATING LLC

By:
Name:
Title:

PARENT

TPG PACE ENERGY HOLDINGS CORP.

By:
Name:
Title:

Signature Page to

Services Agreement

ANNEX A

DEFINITIONS

“AAA” is defined in Section 10.18.

“Accounting Month” means, with respect to each Calendar Month in which a Monthly Statement is delivered under Section 3.2, the Calendar Month that immediately precedes the Calendar Month in which such Monthly Statement is to be delivered under Section 3.2.

“AFE” means any authorization for expenditure or other capital commitment relating to the Assets.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Parent nor any of its Subsidiaries shall be an Affiliate of Service Provider or any of its Affiliates, and neither Service Provider nor any of its Affiliates shall be an Affiliate of Parent or any of its Subsidiaries.

“Agreed Rate” means the United States prime rate as published in the “Money Rates” section of The Wall Street Journal, plus 300 basis points.

“Agreement” is defined in the preamble.

“Annual Delegation” is defined in Section 2.16.

“Applicable Contracts” means (a) the “Contracts” (as defined in the Transaction Agreements), (b) the Existing Arrangements, and (c) all other Contracts entered into by or on behalf of Owner relating to the Assets.

“Arbitrator” is defined in Section 10.18.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (x) any income, capital gain, franchise and similar taxes and (y) any transfer, sales, use and similar taxes incurred or imposed with respect to the transfer of any of the Assets.

“Assets” means (a) the “Assets” (as defined in the Transaction Agreements) and (b) any additional oil and gas assets and/or properties acquired by Owner or any of its Subsidiaries with respect to which Owner elects to have Service Provider provide the Services.

“Audit Period” is defined in Section 3.6(a).

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing

Annex A

an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 120 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 120-day period.

“Burdens” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar

“Change of Control” means any direct or indirect change of control of a Person (whether through merger, sale of shares or other equity interests, or otherwise), resulting in a change of least 50% or more of the combined voting power of a Person’s then outstanding securities (or other ownership interests), through a single transaction or series of related transactions, from one or more transferors to one or more transferees. Notwithstanding any provision to the contrary herein, a “Change of Control” shall not be deemed to have occurred if any securities of a Person or any or all of its assets are transferred or distributed to any of its Affiliates, subsidiaries, parents, stockholders, members or other interest holders.

“Closing Date” is defined in the preamble.

“Confidential Information” is defined in Section 10.16.

“Contract” means any written or oral: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or gas purchase and sale, gathering, processing, transportation or marketing agreement; operating agreement; balancing agreement; unitization agreement; facilities or equipment lease; production handling agreement; or other similar contract, but in each case specifically excluding, however, any Lease, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating, evidencing or assigning any interest in any Asset that constitutes real property or any other property related to or used or held for use in connection with the operation of any Asset.

“COPAS Payment” is defined in Section 3.1(a).

“Dedicated Employees” means the employees listed on Schedule 1-B and includes any replacements of any Dedicated Employees made in accordance with Section 2.6, and any Dedicated Employees added pursuant to Section 3.1(b).

“Development Plan and Budget” means a development plan and/or budget prepared by Service Provider and/or Owner, and adopted and approved by Owner. Until such time as an updated, revised, or replacement

Annex A

Development Plan and Budget is adopted and approved by Owner, references to the “Development Plan and Budget” shall be to the Development Plan and Budget attached hereto as Exhibit D; thereafter, references to the “Development Plan and Budget” shall be to the most recently adopted and approved Development Plan and Budget, at it may have been updated or revised with the approval of the Owner.

“Eagleford Transaction Agreement” is defined in the Recitals.

“Emergency” is defined in Section 2.2.

“Excluded Services” is defined in Section 2.1(f).

“Existing Arrangements” means all gathering, processing, fractionation, transportation, and/or marketing agreements to which Service Provider (or any Affiliate of Service Provider) or Owner is a party and to which hydrocarbon production from the Assets is subject.

“Field Facilities and Equipment” is defined in Section 2.1(d).

“Force Majeure Event” means any event not reasonably within the control of the Party claiming the force majeure, including the following to the extent such events are not reasonably within the control of the Party claiming the force majeure: act of God, act of the public enemy, war, blockade, public riot, act of terrorism, lightning, fire, storm, flood or other act of nature, explosion, governmental action (including changes in Laws, regulations or policies with the effect of Law or, in each case, the enforcement thereof), and governmental delay or restraint (including with respect to the issuance of permits); provided, however, that a “Force Majeure Event” shall not include lack of financing or funds.

“GAAP” means United States generally accepted accounting principles.

“Giddings Transaction Agreement” is defined in the Recitals.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Initial Term” is defined in Section 4.1.

“Key Persons” means the employees listed on Schedule 1-A and includes any replacements of any Key Persons made in accordance with Section 2.6.

“Laws” means any applicable constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” means the “Leases” (as defined in the Transaction Agreements).

“Liabilities” means any and all (a) claims, including those for property damage, pollution (including response costs, remediation costs, environmental damage and damages to natural resources), bodily injury,

Annex A

personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment, and (b) damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) and amounts, of any kind or character, (in each case) whether arising in connection with judicial proceedings, administrative proceedings or otherwise.

“Material HSE Event” means (i) any material violation of any Law relating to health, safety, or the environment, or any material spill or release of oil or other hazardous materials that results in Owner or Service Provider incurring a material remediation obligation, in each case that occurs during the performance of the Services as a result of the activities of Service Provider or any contractor retained by Service Provider for the performance of the Services or (ii) any fatal accident involving any employee of Service Provider or any contractor retained by Service Provider for the performance of the Services that occurs during the performance of the Services as a result of the activities of Service Provider or any contractor retained by Service Provider for the performance of the Services. For purposes of clause (i) of this definition “material” means any occurrence that results in fines or liabilities in excess of $5 million in the aggregate or otherwise materially and adversely affects the business of the Owner Group in connection with the Assets.

“Monthly Services Fee” is defined in Section 3.1(a).

“Monthly Statement” is defined in Section 3.2(a).

“Non-Compete Agreement” means that certain Non-Compete Agreement, dated as of [                    ], 2018, by and among Parent and EnerVest, Ltd.

“Non-Operated Assets” means those Assets that are not Operated Assets.

“Oil and Gas Interest” means any oil and gas lease or oil, gas and mineral lease and any interests in such leases (including leasehold interests, royalty and overriding royalty interests and production payments), any mineral fee interests and any other mineral or royalty interests, any wells or future wells located on a Lease, and any oil, gas or mineral unitization, pooling, operating or communitization Contracts, declarations or orders, and any interests in the units created thereby.

“Operated Assets” means those Assets that are operated by Owner.

“Operating Agreements” means the joint operating agreements, unit operating agreements and similar operating agreements burdening or relating to the Assets.

“Owner” is defined in the preamble.

“Owner Group” means Parent, Owner, and each of their respective Subsidiaries.

“Owner Group Costs” is defined in Section 3.3.

“Owner Indemnified Parties” means the Owner and its Affiliates and its and their contractors and subcontractors (other than Service Provider), and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Owner Records and Data” is defined in Section 3.4(a).

Annex A

“Parent” is defined in the preamble.

“Party” and “Parties” are defined in the preamble.

“Performance Termination” is defined in Section 4.2(c).

“Permitted Encumbrances” means all “Permitted Encumbrances” (as defined in the Transaction Agreements).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Reasonable and Prudent Service Provider” is defined in Section 2.10.

“Records” means (i) all “Records” (as defined in the Transaction Agreements) and all other files, books, records, and accounts in Service Provider’s possession or to which Service Provider has access in any way relating to the Assets, including, without limitation, all such files, records, books, and accounts maintained in computer-sensible form, whether on magnetic tape, disks, or other storage media, together with the computer software and programs required to enter, delete, read, manipulate, revise, append, transfer, communicate, and/or print data therein, and including, without limitation, all title and contract files, legal files, well files, accounting records, billings, invoices, statements, receipts, logs, tank tables, daily gauge and run tickets, logs, seismological sections, correspondence, interpretations, reserve reports and other reports, and other data, information, and instruments in any way relating to the Assets; and (ii) all data and information contained in any of the records, books, accounts, files, and/or materials described above.

“Renewal Term” is defined in Section 4.1.

“Representatives” is defined in Section 10.16(a).

“SEC” means the United States Securities and Exchange Commission.

“Service Provider” is defined in the preamble.

“Service Provider Indemnified Parties” means the Service Provider and its Affiliates and its and their contractors and subcontractors, and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Services” is defined in Section 2.1(a).

“Services Fee” is defined in Section 3.1(a).

“Shared Employees” means the employees occupying the positions and performing the functions listed on Schedule 1-C and includes any replacements of any Shared Employees made in accordance with Section 2.6, and any Shared Employees added pursuant to Section 3.1(b).

“Specified Acquisition” is defined in Section 3.1(b).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors

Annex A

or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person (without regard to the occurrence of any contingency); provided that as long as Parent owns an equity interest in Owner, Owner shall be a Subsidiary of Parent.

“Surface Contracts” means the “Surface Contracts” (as defined in the Transaction Agreements).

“Term” is defined in Section 4.1.

“Termination Effective Date” means the date on which this Agreement terminates in accordance with Section 4.1 or Section 4.2.

“Termination Notice” is defined in Section 4.2(a).

“Third Party” means a Person other than Service Provider and its Affiliates and any Person in the Owner Group.

“Transaction Agreements” is defined in the Recitals.

“Transition Services Period” is defined in Section 4.4.

Annex A

Annex I

Exhibit Version

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (“Agreement”) is made and entered into by and between TPG Pace Energy Holdings Corp., a Delaware corporation (“PubCo”), and EnerVest, Ltd., a Texas limited partnership (“EnerVest”), effective as of [●], 2018 (the “Closing Date”). PubCo and EnerVest may be referred to herein each as a “Party” and together as the “Parties.”

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo and EnerVest are causing the consummation of the transactions contemplated by (i) that certain Contribution and Merger Agreement dated March 20, 2018 by and among EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV- 3A”), EnerVest Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C”), TPG Pace Energy Parent LLC, a Delaware limited liability company (the “Company”), and PubCo (the “Contribution Agreement”); (ii) that certain Membership Interest Purchase Agreement dated March 20, 2018 by and among EV XIV-A, EV XIV-C, EV XIV-WIC, and the Company; and (iii) that certain Purchase and Sale Agreement dated March 20, 2018 by and among EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership (“EV XI-A”), EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership (“EV XI-WI”), EnerVest Holding, L.P., a Texas limited partnership (“EV Holding”), EnerVest Wachovia Co-Investment Partnership, L.P., a Delaware limited partnership (the “Co-Invest Seller” and, together with EV XIV-A, EV XIV-WIC, EV XIV-2A, EV XIV-3A, EV XIV-C, EV XI-A, EV XI-WI, and EV Holding, each individually a “Seller” and, collectively, the “Sellers”), and the Company (the agreements set forth above in clauses (i)-(iii), collectively, the “Acquisition Agreements”), pursuant to which PubCo will acquire (directly or indirectly) certain oil and gas assets from the Sellers and the business interests and goodwill associated with such oil and gas assets (the “Assets”);

WHEREAS, EnerVest is the owner, directly or indirectly, of the general partner of each Seller and is causing Sellers to enter into the applicable Acquisition Agreements;

WHEREAS, as a result of the transactions contemplated by the Acquisition Agreements, EnerVest shall receive, directly or indirectly, valuable consideration and EnerVest will benefit materially from the transactions contemplated by the Acquisition Agreements, including the consideration payable to EnerVest Operating, L.L.C. (“EVOC”), an Affiliate of EnerVest, in exchange for EVOC providing certain contract operating services to PubCo and TPG Pace Energy Operating LLC in respect of the Assets following the closing of the transactions contemplated by the Acquisition Agreements pursuant to a Services Agreement the Closing Date (the “Services Agreement”);

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Acquisition Agreements and the receipt of certain other consideration by EnerVest pursuant to Section 4 hereof; and

WHEREAS, as a material inducement and express incentive for PubCo to enter into and/or cause Company to enter into the Acquisition Agreements and the agreements set forth in Section 4 hereof, and in order to protect PubCo’s legitimate business interests, including the value that it is receiving through the Acquisition Agreements and the Services Agreement, the goodwill that it has and that EnerVest is causing to be conveyed through the Acquisition Agreements, and other legitimate business interests, the Parties desire to enter into this Agreement.

Exhibit Version

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, and other good and valuable consideration, the Parties agree as follows:

1. Non-Competition.

(a) In consideration of, and as a material inducement to, PubCo entering and/or causing the Company to enter into the Acquisition Agreements and the agreements set forth in Section 4 hereof, and to satisfy a condition to the closing of the transactions contemplated by each of the Acquisition Agreements and the issuance contemplated by Section 4 hereof, EnerVest voluntarily agrees to the covenants set forth in this Agreement. EnerVest agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause EnerVest or the Restricted Persons undue hardship, and are necessary to prevent unfair competition and to protect the goodwill, value and substantial legitimate business interests associated with the assets and business purchased by PubCo and that EnerVest and the Restricted Persons are causing to be conveyed pursuant to the Acquisition Agreements.

(b) EnerVest agrees that, during the Prohibited Period, EnerVest shall not, and EnerVest shall cause the Restricted Persons to not (in each case, other than with PubCo’s written consent), directly or indirectly, for EnerVest or any Restricted Person or on behalf of or in conjunction with any other Person:

(i) engage in or participate in the Business within the Market Area;

(ii) own, manage, operate, become a partner, manager, member, or officer of, or loan money to, any Person engaged in, or, to EnerVest’s knowledge, planning to engage in, the Business in the Market Area; or

(iii) appropriate any Business Opportunity of, or relating to, PubCo or any of its direct or indirect subsidiaries located in the Market Area;

provided that the foregoing clauses (i)—(iii) shall not prohibit (y) (A) EnerVest or a Restricted Person from engaging in Business to the extent applicable to its ownership of those Oil and Gas Interests described on Exhibit A owned by any such Person as of the Closing Date, (B) any EV Person from engaging in Business to the extent applicable to its ownership of any Subject Interests acquired by it pursuant to Section 2, (C) EVOC from performing its obligations under the Services Agreement, or (D) EnerVest or a Restricted Person from forming a joint venture or other similar partnership or any other arrangement with any Person with respect to activities outside the Market Area (including if such Person is engaged in the Business in the Market Area so long as such joint venture, partnership or other arrangement does not relate to or include Business in the Market Area) and (z) EnerVest or a Restricted Person from making a Permitted Acquisition.

(c) Because of the difficulty of measuring economic losses to PubCo and its direct and indirect subsidiaries as a result of a breach or threatened breach of the covenants set forth in this Agreement, and because of the immediate and irreparable damage that would be caused to PubCo and its direct and indirect subsidiaries for which they would have no other adequate remedy, PubCo and each of its direct and indirect subsidiaries shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be PubCo’s or any of its direct and indirect subsidiaries’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to PubCo and each of its direct and indirect subsidiaries (whether arising under contract, at law or in equity).

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(d) EnerVest acknowledges and agrees that the covenants contained in this Section 1 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the business and assets acquired (directly or indirectly) by PubCo pursuant to the Acquisition Agreements, which such business is engaged throughout the Market Area; (ii) EnerVest’s and the Restricted Persons level of control over and contact with the business and assets conveyed through the Acquisition Agreements, and association with the goodwill of such business and assets; (iii) EnerVest’s and the Restricted Persons’ knowledge of the confidential and proprietary information associated with the business and assets conveyed through the Acquisition Agreements, which information would inevitably be disclosed if EnerVest or any Restricted Person were to violate any of the provisions of this Section 1; and (iv) the consideration that EnerVest and the Restricted Persons are directly and indirectly receiving in connection with the transactions contemplated by the Acquisition Agreements, the Services Agreement and Section 4 hereof and the goodwill and confidential and proprietary information that EnerVest and the Restricted Persons are causing to be conveyed and for which PubCo is paying pursuant to the Acquisition Agreements.

2. EnerVest Acquisition Right.

(a) Acquisition Right. The provisions of this Section 2 shall apply (i) with respect to the Fund XIV Members, from the Closing Date through the earlier of (x) the second anniversary of the Closing Date and (y) the date the Fund XIV Members elect to terminate the rights set forth in this Section 2 with respect to the Fund XIV Members by delivering written notice of such election to PubCo (such earlier date, the “Trigger Date”) and (ii) with respect to the EV Persons (other than the Fund XIV Members), during the Prohibited Period but commencing only after the date EnerVest has delivered written notice to PubCo that EnerVest is electing to invoke the provisions of this Section 2 and subject to Section 2(a)(ii) (which written notice shall not be delivered by EnerVest at any point prior to the Trigger Date). As used in this Section 2, “Eligible Persons” shall mean (i) prior to the Trigger Date, any Fund XIV Member and (ii) following the Trigger Date, any EV Person (other than the Fund XIV Members).

(i) Subject to the remaining terms and conditions of this Section 2, if, during the Prohibited Period, PubCo, the Company or any of their respective Wholly-Owned Subsidiaries (collectively, the “PubCo Persons”), directly or indirectly acquires from a Third Party pursuant to a Qualifying Transaction (1) Oil and Gas Interests and related assets (other than Midstream Interests) within the Market Area and/or (2) Midstream Interests substantially all of which are within the footprint of the Market Area (the “Subject Interests”), then, promptly following the consummation of such acquisition, PubCo will provide written notice to EnerVest of such acquisition and copies of any material definitive agreements pertaining to such acquisition (each an “Acquisition Notice”); provided that PubCo, at its option, may provide an Acquisition Notice to EnerVest after executing definitive agreements for any such acquisition (and prior to the consummation of a proposed acquisition), in which case the Eligible Persons’ right to acquire the EV Participating Interest Share in the applicable Subject Interests shall be contingent on the consummation of such acquisition by the applicable PubCo Person. The Eligible Persons will have the option to acquire the EV Participating Interest Share in all (but not less than all) of the Subject Interests on the same terms and conditions on which the PubCo Person acquired (or will acquire) the Subject Interests (including assumption of a pro rata allocation of liabilities and obligations associated with such Subject Interests so acquired by such Eligible Persons commensurate with the EV Participating Interest Share) by EnerVest providing written notice of such election to PubCo within 30 days after any Acquisition Notice is delivered to EnerVest. In making such election, (x) EnerVest shall elect the EV Percentage for such Subject Interests and (y) EnerVest shall designate the Eligible Person(s) exercising the rights set forth in this Section 2 with respect to the EV Participating Interest Share in the Subject Interests covered by any Acquisition Notice. If EnerVest fails to timely exercise the option set forth in this Section 2 on behalf of any Eligible Person, within such 30-day period, it shall be deemed to have made an election on behalf of the Eligible Persons not to

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participate in the acquisition. The applicable PubCo Person shall have the right to acquire or retain (as applicable) all (and no Eligible Person or other Affiliate of EnerVest shall have rights under this Agreement to acquire, or to designate any other EV Person to acquire, any) Oil and Gas Interests and related assets (other than certain Midstream Interests contemplated by the definition of Subject Interests) located outside of the Market Area and all liabilities and obligations associated therewith. For the avoidance of doubt, each Prohibited EV Person shall be prohibited from directly or indirectly acquiring an interest in, or otherwise financing the acquisition of (including as a limited partner), the EV Participating Interest Share in any Subject Interests.

(ii) If, after the Trigger Date, EnerVest elects (or is deemed to have elected) on behalf of any Eligible Person not to participate in an acquisition of Subject Interests in accordance with Section 2(a)(i), then, subject to the consummation by the relevant PubCo Persons of such acquisition but effective as of the date of such election or deemed election by EnerVest, (x) EnerVest and its Affiliates (including the applicable Eligible Persons) shall have no rights under this Agreement to acquire any interest in the Subject Interests that were subject to such election and (y) for a period of six months from and after the date of such election (or deemed election), the Eligible Persons shall have no further rights to participate in an acquisition of Subject Interests in accordance with Section 2(a)(i), and PubCo shall have no further obligations under this Section 2 with respect to any future Subject Interests for which any PubCo Person acquires or enters into a definitive agreement to acquire during such six month period; provided, however, this clause (y) shall not apply to any such acquisition prior to the Trigger Date. For clarity, after expiration of such six month period, the Eligible Persons shall again have the rights to acquire Oil and Gas Interests as described in this Section 2 (but subject to the other terms and conditions of this Agreement).

(iii) If EnerVest properly elects on behalf of any Eligible Person to participate in any acquisition of any Subject Interests in accordance with Section 2(a)(i), then within 15 days after PubCo receives written notice of such election, the applicable parties shall take the following actions (with each such action to be a condition precedent to the other and deemed to have occurred simultaneously):

(A) The applicable Eligible Person(s) shall tender to the applicable PubCo Person the EV Participating Interest Share of all Acquisition Costs paid or incurred in the acquisition of the applicable Subject Interests; provided that the applicable Eligible Person(s) shall be entitled to recover the EV Participating Interest Share of all purchase price adjustments, damages, title defect amounts and other amounts recovered by such PubCo Person from the applicable Third Party in connection with such acquisition (after taking into account any reasonable Third Party costs incurred by such PubCo Person to recover any such amounts);

(B) The applicable PubCo Person shall deliver to the applicable Eligible Person(s) an individual assignment of the EV Participating Interest Share of such Subject Interests, using the form of assignment attached hereto as Exhibit B providing that, except for the PubCo Person’s special warranty of title set forth therein as to claims by Third Parties made by, through or under the applicable PubCo Person, but not otherwise, the PubCo Person will make no further warranties, express or implied, to the applicable EV Person and the applicable EV Person shall assume its pro rata allocation of the liabilities and obligations associated with the Subject Interests so acquired commensurate with the EV Participating Interest Share. The applicable EV Person shall be assigned and subrogated to all warranties of title which the applicable PubCo Person may have from its predecessors in interest insofar as the same relates to the EV Participating Interest Share of such Subject Interests to the extent such warranties may legally be assigned. The applicable Eligible Person(s) will be responsible for and will pay the costs of recording its assignment in the real property records of the appropriate county(ies); and

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(C) The applicable Eligible Person(s) and the applicable PubCo Person will execute and deliver a joint operating agreement consistent with the terms and conditions described on Exhibit C attached hereto covering the Subject Interests (each, a “JOA”) (or, at PubCo’s election, amend the “Contract Area” of any existing JOA to include the Subject Interests), which JOA shall, among other things, name PubCo (or its designee) as operator of the Subject Interests;

provided, however, that with respect to any such acquisition that has not been consummated by the applicable PubCo Person at the time EnerVest properly makes an election on behalf of any Eligible Person to participate in accordance with Section 2(a)(i), EnerVest and the applicable PubCo Person shall each use commercially reasonable efforts to (1) assign to the applicable Eligible Person(s) its EV Participating Interest Share of the definitive agreements for such transaction so that each such Eligible Person can directly acquire its EV Participating Interest Share of the applicable Subject Interests at the closing of such transaction or (2) make arrangements so that each such Eligible Person’s EV Participating Interest Share of the applicable Subject Interests is transferred by the PubCo Person concurrently with the consummation of such underlying transaction and each such Eligible Person pays its EV Participating Interest Share of the Acquisition Costs for such interest to the applicable Third Party seller at the consummation of such transactions.

(b) Allocation of Acquisition Costs. If a PubCo Person acquires from a Third Party Oil and Gas Interests (other than Midstream Interests) that are located both within and outside the footprint of the Market Area (and such acquisition is otherwise subject to the provisions of Section 2(a)) (the “Package Assets”), the Acquisition Costs attributable to the portion of such Package Assets that are located within the footprint of the Market Area (the “Market Area Footprint Portion of the Package Assets”) shall be deemed to equal (1) 100% of the Acquisition Costs incurred by the applicable PubCo Person with respect to such Package Assets multiplied by (2) a fraction (x) the numerator of which is the aggregate value allocated to the Market Area Footprint Portion of the Package Assets in, or in connection with, the applicable acquisition agreement between the PubCo Person and the Third Party, which shall be determined in accordance with the allocation methodology set forth in the definitive agreements for such transaction (as long as such allocations are reasonable and made in good faith), and (y) the denominator of which is the total consideration paid for the Package Assets in such acquisition agreement.

(c) EV Participating Interest Share. The “EV Participating Interest Share” in respect of any Subject Interests shall mean an undivided interest in the applicable Subject Interests equal to (i) the EV Percentage elected by EnerVest on behalf of the applicable Eligible Person(s) in accordance with Section 2(a)(i) for such Subject Interests multiplied by (ii) a fraction, the numerator of which is the value of the cash portion of the Acquisition Costs paid or payable by the applicable PubCo Person for such Subject Interests (after giving effect to Section 2(b)) and the denominator of which is the aggregate value of the cash and aggregate Fair Market Value of non-cash Acquisition Costs paid or payable by the applicable PubCo Person for such Subject Interests (after giving effect to Section 2(b)). For example, if in a Qualifying Transaction a PubCo Person acquires Oil and Gas Interests located entirely within the Market Area (A) the Acquisition Costs therefor have an aggregate cash value and non-cash Fair Market Value of $100,000,000, (B) the cash portion of such Acquisition Costs is equal to $75,000,000 and (C) EnerVest on behalf of the applicable Eligible Person(s) has elected a 10% EV Percentage in accordance with Section 2(a)(i), then the EV Participating Interest Share will be an undivided 7.5% in the applicable Subject Interests (or, (x) 10% multiplied by (y) $75,000,000 divided by $100,000,000).

(d) Exclusions. Notwithstanding anything herein to the contrary, the provisions of Section 2(a) shall not apply to, and no PubCo Person shall be required to provide an Acquisition Notice for, or otherwise offer to EnerVest or any of its Affiliates, any Oil and Gas Interests:

(i) that are acquired or to be acquired pursuant to any transaction that is not a Qualifying Transaction;

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(ii) that any PubCo Person is required to convey to any Third Party pursuant to any area of mutual interest provision, preferential purchase right or other contractual obligation to the extent of such Third Party’s share of such Oil and Gas Interests pursuant to such provision, right, or obligation; or

(iii) acquired by a PubCo Person pursuant to Section 3.

(e) Limitations. The PubCo Persons may not undertake a purchase of, or otherwise consummate a transaction with respect to, any Subject Interests if the primary purpose of the same is the avoidance of this Section 2.

3. Right of First Offer.

(a) If any EV Person (each such Person, a “Transferor”) desires to Transfer to any Person other than an EV Person all or any portion of the Transferor’s interest in the EnerVest Interests, the Transferor shall promptly give to PubCo written notice (“ROFO Notice”) stating the Transferor’s desire to effect such Transfer and identifying the EnerVest Interest to be Transferred (the “Offered Interest”). The date that the ROFO Notice is received by PubCo is referred to as the “ROFO Notice Date.”

(b) PubCo shall have 30 days after the ROFO Notice Date (such 30th day, the “ROFO Expiration Date”) to make an offer to purchase the Offered Interest, during which time EnerVest shall, and shall cause the applicable Restricted Person to, reasonably cooperate with and make available information to PubCo in respect of the Offered Interest. If PubCo desires to make an offer to purchase the Offered Interest, it shall deliver a written notice (the “ROFO Offer”) to the Transferor on or prior to the ROFO Expiration Date, which ROFO Offer shall set forth the price at which PubCo would agree to buy all, but not less than all, the Offered Interest (the “ROFO Offer Price”) and any other material terms. PubCo shall have the right to acquire the Offered Interest either directly or indirectly through any PubCo Person.

(c) Within 10 days after the Transferor receives the ROFO Offer, the Transferor shall deliver a written notice to PubCo of the Transferor’s election to accept or refuse such ROFO Offer. If the Transferor makes an election to accept the ROFO Offer, then such parties shall thereafter for a period of 60 days negotiate and cooperate in good faith to consummate the Transfer of the Offered Interest by the Restricted Person to the applicable PubCo Person. If such parties do not effect such Transfer within such 60-day period, the Transfer of the Offered Interest shall again become subject to the provisions of this Section 3.

(d) If PubCo shall not have elected to deliver a ROFO Offer prior to the ROFO Expiration Date, or if the Transferor shall not have elected to accept the ROFO Offer, then the Transferor may Transfer all but not less than all of the Offered Interest (a “Released Interest”) at any time within 180 days following the ROFO Expiration Date. Any such Transfer shall not be at a price that is less than 102% of the ROFO Offer Price and shall be on terms no more favorable in the aggregate to the Third Party than those specified in the ROFO Offer. If the Transferor does not effect such Transfer within such 180-day period, the Transfer of the Offered Interest shall again become subject to the provisions of this Section 3.

(e) A proposed Transferor may not undertake a Transfer of, or otherwise consummate a transaction with respect to, its interests in the EnerVest Interests if the primary purpose of the same is the avoidance of this Section 3.

(f) Contemporaneously with the execution and delivery of this Agreement, the Parties have executed, acknowledge and delivered to each other a memorandum of agreement in the form attached as Exhibit E in sufficient counterparts for recording in the real property records in the counties covered by the Market Area; provided, that the obligations of this Agreement shall no longer apply to any Released Interest that has been Transferred within the 180-day period referenced in Section 3(d).

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4. Stock Issuance.

(a) PubCo has authorized the issuance of 4,000,000 shares of PubCo’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), issuable pursuant to this Agreement.

(b) Subject to Section 8, solely in the event that, at any time prior to the fourth anniversary of the Closing Date, the Closing Sale Price of the Class A Common Stock equals or exceeds $13.50 for at least 10 Trading Days in any consecutive 20-Trading Day period (the “First Condition”), PubCo shall issue to EnerVest 2,000,000 shares of Class A Common Stock via book entry issuance bearing customary legends noting that such securities constitute restricted securities under the Securities Act of 1933, as amended (the “Securities Act”) on the later to occur of (i) the two and one-half year anniversary of the Closing Date and (ii) the date on which the First Condition is satisfied.

(c) Subject to Section 8, solely in the event that, at any time prior to the fourth anniversary of the Closing Date, the Closing Sale Price of the Class A Common Stock equals or exceeds $14.50 for at least 10 Trading Days in any consecutive 20-Trading Day period (the “Second Condition”), PubCo shall issue to EnerVest 2,000,000 shares of Class A Common Stock on the fourth anniversary of the Closing Date via book entry issuance bearing customary legends noting that such securities constitute restricted securities under the Securities Act.

(d) To the extent the First Condition or the Second Condition is not satisfied, EnerVest’s rights with respect to the applicable shares of Class A Common Stock shall terminate in all respects and PubCo shall have no further obligations pursuant to this Agreement with respect to such shares of Class A Common Stock but the other provisions of this Agreement will remain in full force and effect.

(e) EnerVest hereby represents and warrants to and agrees with PubCo on and as of the Closing Date and the date of any issuance of Class A Common Stock contemplated by this Section 4 that EnerVest is an “accredited investor”, as such term is defined in Regulation D of the Securities Act and will acquire the Class A Common Stock contemplated hereby for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky laws or any other securities laws.

(f) EnerVest acknowledges and agrees that the shares of Class A Common Stock issued hereunder shall be subject in all respects to the terms and conditions of that certain Stockholder Agreement dated the Closing Date (the “Stockholder Agreement”) if, at the time of any such issuance, EnerVest or any of its Affiliates is a Stockholder (as defined in the Stockholder Agreement) under the Stockholder Agreement; provided, however, any Class A Common Stock issued hereunder that is subsequently conveyed to any employee of EnerVest or any of its Affiliates (other than John Walker) shall not be subject to the Stockholder Agreement.

(g) The number of shares of Class A Common Stock issuable pursuant to this Section 4 and the price thresholds set forth herein shall be reasonably adjusted by the Board of Directors of PubCo in good faith to take into account the effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, merger, business combination or other similar transaction or event.

(h) The Parties acknowledge and agree that (i) the issuance of the Class A Common Stock contemplated in this Section 4 may serve, in part, as an incentive for certain employees and service providers of EnerVest and its Affiliates who will be providing services, directly or indirectly, to PubCo with respect to the Assets (“Service Providers”), and (ii) in such event, such Service Providers will be subject to and beneficiaries of the applicable provisions of this Agreement, including the non-competition provisions set forth in Section 1. In connection with the foregoing, EnerVest, with the approval of PubCo (such approval not to be unreasonably

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withheld, conditioned, or delayed), may designate by written election that all or any portion of the Class A Common Stock contemplated hereunder will, solely to the extent that the Company receives an opinion of counsel or other evidence reasonably satisfactory to the Company that an exemption from registration with respect to such issuance is available under the Securities Act, be issued directly to (A) one or more Service Providers, and/or (B) an employee benefit plan or separate special-purpose entity, in each case, established by EnerVest or John Walker for the benefit of Service Providers. Further, in the event EnerVest issues any profits interest or other equity interests in EnerVest to employees of EnerVest or its Affiliates in accordance with applicable securities laws that entitle the holder thereof to any economic rights or benefits (or entitlements to cash distributions) with respect to the shares of Class A Common Stock issued hereunder, EnerVest shall promptly provide the Company with a written description setting forth the recipients thereof and the terms and conditions of such profits interests or other equity interests.

5. Tag-Along Right, Participation Right and Drag-Along Right.

(a) Uniform Tag-Along Right.

(i) If one or more PubCo Persons desire to directly (but not indirectly) Transfer, in a single or series of related transactions, any Oil and Gas Interests in which one or more EV Persons also owns (as permitted by this Agreement) a uniform undivided interest in the entirety of the Oil and Gas Interests (including in any applicable leases and wells) proposed to be Transferred by the PubCo Persons (the entirety of the interests owned by the PubCo Persons and the EV Persons in the applicable Oil and Gas Interests, the “Tag Interests”) to a ready, willing and able Third Party (a “Transferee”), then PubCo shall provide written notice to EnerVest describing the material terms and conditions of the Transferee’s offer (including the Transferee’s identity) (such notice, the “Tag Notice” and such proposed Transfer, the “Tag-Along Transfer”).

(ii) The EV Persons shall have the right (a “Tag Right”), exercisable by delivery of notice to PubCo at any time within 20 days after receipt of the Tag Notice, to sell pursuant to such Tag-Along Transfer and upon the terms and conditions set forth in the Tag Notice, a pro rata portion of all of the EV Persons’ interest in the Tag Interests equal to the portion of the amount the PubCo Persons propose to sell of their share of the Tag Interests; provided, however, that if the proposed Transferee is unwilling to purchase all of the Tag Interests requested to be included by the exercising EV Persons and the Tag Interests held by the PubCo Persons subject to the Tag-Along Transfer, then the PubCo Persons and the EV Persons shall reduce the amount of Tag Interests that each otherwise would have sold so as to permit the PubCo Persons and the EV Persons to each sell a portion of the Tag Interests that the proposed Transferee is willing to purchase in the same pro rata portion that the PubCo Persons and the EV Persons proposed be sold to the Transferee (the “Tag Purchased Assets”). For clarity, in order for any EV Person to exercise the Tag Right as described in this Section 5(a)(ii), all EV Persons who own interests in the applicable Tag Interests must exercise the Tag Right with respect to all of such interests. The PubCo Persons and the EV Persons shall sell to the proposed Transferee all the Tag Interests proposed to be Transferred by the PubCo Persons and the EV Persons, or at the option of the proposed Transferee, the Tag Purchased Assets, upon the same terms and conditions, individually and in the aggregate (with such modifications as necessary to reflect the differing transferring parties and their interests in the applicable Tag Interests, including to reflect the Tag Purchased Assets if applicable), as those in the Tag-Along Transfer and the Tag Notice and at the time and place of the closing of the Tag-Along Transfer as provided for in the Tag Notice (subject to extension to the extent necessary to pursue any required regulatory approvals), or on such other terms and conditions and at such other time and place as the PubCo Persons, the EV Persons and the proposed Transferee shall agree in writing.

(iii) Prior to the consummation of the Tag-Along Transfer, the applicable PubCo Persons may elect in their discretion to terminate the proposed sale of their interests in the Tag Interests in the

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Tag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the EV Persons to proceed), in which case, the obligations under this Section 5(a) in respect of such Tag-Along Transfer shall cease.

(iv) Upon request of the applicable PubCo Persons, the applicable EV Persons will enter into a customary confidentiality agreement with the PubCo Persons pursuant to which the EV Persons will agree to keep all information provided by the PubCo Persons or any of their representatives or Affiliates to such EV Persons related to the proposed Transfer (including the existence of such proposed Transfer) confidential.

(b) Participation Right. If one or more PubCo Persons desire to Transfer, in a single or series of related transactions, any Oil and Gas Interests in which one or more EV Persons also owns (as permitted by this Agreement) an undivided interest in the entirety of the Oil and Gas Interests proposed to be Transferred by the PubCo Persons (i) but such interests of the EV Persons are not a uniform undivided interest in the entirety of the applicable Oil and Gas Interests (including in any applicable leases and wells (and for example that a EV Person has non-consented a well in which a PubCo Person has participated in)), or (ii) the Transfer proposed by the PubCo Persons is an indirect Transfer (but subject to Section 5(d)), then in any such case, PubCo shall provide EnerVest notice of any such proposed Transfer. If EnerVest provides PubCo written notice of EnerVest’s desire to participate in such Transfer in respect of its interests in the applicable Oil and Gas Interests, PubCo agrees to use commercially reasonable efforts to assist the applicable EV Persons in participating in such Transfer; provided that PubCo shall not be obligated to include the interests of the EV Persons in any such Transfer. The PubCo Persons may not undertake a Transfer, in a single or series of related transactions, if the primary purpose of the same is the avoidance of this Section 5(b).

(c) Uniform Drag-Along Right.

(i) If one or more PubCo Persons desire to directly (but not indirectly) Transfer, in a single or series of related transactions, any Oil and Gas Interests in which one or more EV Persons also owns (as permitted by this Agreement) a uniform undivided interest in the entirety of the Oil and Gas Interests (including in any applicable leases and wells) proposed to be Transferred by the PubCo Persons (the entirety of the interests owned by the PubCo Person and the EV Person in the applicable Oil and Gas Interests, the “Drag Interests”) to a ready, willing and able Transferee in an arm’s length transaction, then PubCo may elect to provide written notice to EnerVest describing the material terms and conditions of the Transferee’s offer (including the Transferee’s identity) (such notice, the “Drag Notice” and such proposed Transfer, the “Drag-Along Transfer”) and requiring such EV Persons to sell pursuant to such Drag-Along Transfer and upon the terms and conditions set forth in the Drag Notice, up to a pro rata portion of all of the EV Persons’ interest in its Drag Interests equal to the portion of the amount the PubCo Persons propose to sell of their share of the Drag Interests (subject to the Transferee’s agreement to include the same); provided that the Drag Notice must be delivered to EnerVest at least 20 days prior to the date on which such Drag-Along Transfer is to be consummated. The PubCo Persons and the EV Persons shall sell to the proposed Transferee all the Drag Interests proposed to be Transferred by the PubCo Persons upon the same terms and conditions, individually and in the aggregate (with such modifications as necessary to reflect the differing transferring parties and their interests in the applicable Drag Interests), as those in the Drag-Along Transfer and the Drag Notice and at the time and place of the closing of the Drag-Along Transfer as provided for in the Drag Notice (subject to extension to the extent necessary to pursue any required regulatory approvals), or on such other terms and conditions and at such other time and place as the PubCo Persons, the EV Persons and the proposed Transferee shall agree in writing.

(ii) Prior to the consummation of the Drag-Along Transfer, the applicable PubCo Persons may elect in their discretion to terminate the proposed sale of their interests in the Drag Interests in the

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Drag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the EV Persons to proceed), in which case, the provisions under this Section 5(b) in respect of such Drag-Along Transfer shall cease.

(iii) Upon request of the applicable PubCo Persons, the applicable EV Persons will enter into a customary confidentiality agreement with the PubCo Persons pursuant to which the EV Persons will agree to keep all information provided by the PubCo Persons or any of their representatives or Affiliates to such EV Persons related to the proposed Transfer (including the existence of such proposed Transfer) confidential.

(d) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5 shall not apply in the event of any merger, business combination or other similar transaction or equity sale of PubCo.

6. Restricted Persons; PubCo Persons.

(a) EnerVest shall cause each of the Restricted Persons to comply with the terms and conditions of this Agreement applicable to the Restricted Persons, including Section 1 and Section 3. In addition, EnerVest shall cause each of the EV Persons to comply with the terms and conditions of this Agreement applicable to the EV Persons. EnerVest shall be responsible for any action by a Restricted Person or EV Person that would constitute a breach of any of the terms and conditions of this Agreement if such Restricted Person or EV Person, as applicable were a party to this Agreement. Concurrently with the execution and delivery of this Agreement, EnerVest has caused each Restricted Person (and will cause each Restricted Person that is formed after the Closing Date) to execute and deliver to PubCo an acknowledgement of this Agreement in the form attached hereto as Exhibit F.

(b) PubCo shall cause each of the PubCo Persons to comply with the terms and conditions of this Agreement applicable to the PubCo Persons. PubCo shall be responsible for any action by a Pubco Person that would constitute a breach of any of the terms and conditions of this Agreement if such PubCo Person were a party to this Agreement.

7. Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acquisition Costs” shall mean the actual acquisition costs and reasonable Third Party expenses (in each case paid or payable in cash), including purchase price, lease bonuses, broker fees, abstract costs, title opinion costs, due diligence costs and reasonable attorneys’ fees, incurred by any PubCo Person or its Affiliates in acquiring the applicable Oil and Gas Interests.

(b) “Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “Control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(c) “Business” shall mean any business or activity which is engaged in upstream or midstream oil and gas activities, including leasing, acquiring, exploring, producing, operating or providing services in respect of, gathering, transporting, marketing, treating or processing hydrocarbons and related products and services; but excluding, in each case, the provision of any oil field services, which shall not constitute “Business” for the purposes hereof.

(d) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

Exhibit Version

(e) “Closing Sale Price” of the Class A Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Class A Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by PubCo for this purpose.

(f) “EnerVest Interests” shall mean all Oil and Gas Interests owned by EnerVest or any Restricted Person located within the Market Area, including those Subject Interests acquired by EnerVest or any EV Person pursuant to Section 2.

(g) “EV Excluded Persons” shall mean (i) EV Energy Partners, L.P., a Delaware limited partnership (“EVEP”), (ii) the Fund XIV Members and (iii) the Fund X Members.

(h) “EV Percentage” shall mean a percentage equal to no less than 5% and no more than 10%.

(i) “EV Person” shall mean EnerVest and any Affiliate or fund that is Controlled by EnerVest; provided that, notwithstanding anything in this Agreement to the contrary, “EV Persons” shall not include (i) any Prohibited EV Person and (ii) solely for purposes of Section 3 and Section 5, EVEP and the Fund X Members.

(j) “Fair Market Value” shall have the meaning set forth in Exhibit D.

(k) “Fund X Member” shall mean any of EnerVest Energy Institutional Fund X-A, EnerVest Energy Institutional Fund X-B, and EnerVest Energy Institutional Fund X-WI.

(l) “Fund XIV Member” shall mean any of EV XIV-A, EV XIV-WIC, EV XIV-C, EV XIV-2A, and EV XIV-3A.

(m) “Governmental Authority” shall mean any federal, state, local, municipal, tribal, or other government; any governmental, regulatory or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

(n) “Market Area” shall mean the following counties within the state of Texas: Atascosa; Austin; Bastrop; Bee; Brazos; Burleson; Colorado; DeWitt; Dimmit; Duval; Fayette; Frio; Goliad; Gonzales; Grimes; Karnes; La Salle; Lavaca; Lee; Live Oak; Maverick; McMullen; Milam; Robertson; Washington; Webb; Wilson; and Zavala.

(o) “Midstream Interests” shall mean interests in and rights to hydrocarbon gathering, transporting, marketing, treating, processing and/or related assets.

(p) “Oil and Gas Interests” shall mean (i) interests in and rights with respect to oil, gas and/or other hydrocarbons and oil, gas and/or other hydrocarbon leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character in oil and gas (and other hydrocarbons

Exhibit Version

produced or processed in association therewith) in place (collectively, the “Oil and Gas Leases”), together with any and all leasehold interests and other rights, titles and interests in and to any pooled acreage, communitized acreage or units arising on account of the Oil and Gas Leases having been pooled, communitized or unitized into such units, including any arrangement by which the consideration to acquire an Oil and Gas Lease is paid at the time of signing of such Oil and Gas Lease but such Oil and Gas Lease becomes effective only after expiration or termination of an existing lease; and (ii) Midstream Interests.

(q) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

(r) “Permitted Acquisition” shall mean the acquisition of (i) a Person owning Oil and Gas Interests located within the Market Area with an allocated value comprising less than 25% of the aggregate allocated value for such Person (in each case, determined in accordance with the allocation methodology set forth in the definitive agreements for such transaction, as long as such allocations are reasonable and made in good faith) and/or (ii) Oil and Gas Interests included in a Package Assets with an allocated value comprising less than 25% of the allocated value of the aggregate allocated value for the Oil and Gas Interests in said Package Assets (in each case, determined in accordance with the allocation methodology set forth in the definitive agreements for such transaction, as long as such allocations are reasonable and made in good faith); provided, that, in each case, following the consummation of any such acquisition, all of the Oil and Gas Interests located within the Market Area that are so acquired by EnerVest or a Restricted Person are offered to PubCo using a procedure substantially similar to that described in Section 2(a)(i) and Section 2(a)(iii) applied mutatis mutandis.

(s) “Prohibited EV Person” shall mean (i) any Person (other than EnerVest and its Affiliates) that is a private equity fund, hedge fund or other similar investment fund or vehicle or a general partner or other governing Person of any such Person (excluding, in each case, any passive investment funds, limited partners, pension funds, or similar investment vehicles) and (ii) any Affiliates of any Person described in clause (i) of this definition.

(t) “Prohibited Period” shall mean the period beginning on the Closing Date and ending on the later to occur of (i) the fourth anniversary of the Closing Date and (ii) the final day of the Transition Services Period (as defined in the Services Agreement) following the Termination Effective Date (as defined in the Services Agreement).

(u) “Qualifying Transaction” shall mean a transaction in which the consideration includes cash consideration equal to or in excess of $50,000,000.

(v) “Restricted Person” means (i) EnerVest, (ii) EVOC, (iii) John Walker, (iv) Jud Walker and (v) each other Person (x) that is Controlled by any of the Persons listed in the foregoing clauses (i) through (iv) or (y) to whom any Person listed in the foregoing clauses (i) through (iv) directly or indirectly provides management, operational, advisory or other services; provided, however, that the EV Excluded Persons shall not be considered Restricted Persons for purposes of this Agreement. For purposes of this definition, EnerVest also will be deemed to include any successor entity to EnerVest, including any Person created by one or more Affiliates (other than any EV Excluded Person) or other owners of EnerVest as of the Closing Date for purposes of engaging in investment management or advisory activity, it being the intent of EnerVest and PubCo that any such successor entity to EnerVest will be included for purposes of determining all of the entities to be included in clauses (i)-(v) above.

(w) “Third Party” shall mean any person or entity other than an Affiliate of EnerVest or PubCo.

(x) “Trading Day” shall mean a day during which trading in the Class A Common Stock generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock

Exhibit Version

Exchange, on the principal other U.S. national or regional securities exchanges on which the Class A Common Stock is then listed or, if the Class A Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading. If the Class A Common Stock is not so listed or admitted for trading, Trading Day means a business day.

(y) “Transfer” shall mean any direct or indirect sale, assignment, or other disposition (whether by assignment, sale, farmout, merger, consolidation, sale of shares or other equity interests, or otherwise); provided that “Transfer” shall not include any mortgage, lien, pledge, charge, or other similar encumbrance.

(z) “Wholly-Owned Subsidiary” shall mean, with respect to an entity, any subsidiary of that entity of which all of the outstanding equity interests are owned by (i) that entity, (ii) one or more of that entity’s other Wholly-Owned Subsidiaries or (iii) that entity and one or more of that entity’s other Wholly-Owned Subsidiaries.

(aa) “Willful and Material Breach” shall mean a material breach that is a consequence of an action undertaken or failure to act by the breaching Party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

8. Certain Remedies. Without limiting any rights or remedies available to PubCo or any of its Affiliates (whether arising under contract, at law or in equity), and notwithstanding anything to the contrary in this Agreement (other than Section 19 with respect to a breach or violation of such provision), if at any time EnerVest or any of the Restricted Persons has materially breached or is in material violation of any of the terms and conditions of this Agreement (including those set forth in Section 1 and Section 3; but excluding, for the avoidance of doubt, those set forth in Section 19), then (without relieving EnerVest or the Restricted Persons of their obligations under this Agreement): (a) if such breach or violation is a Willful and Material Breach, then EnerVest shall have no further rights under this Agreement, including the acquisition right in Section 2 or the right to receive shares of Class A Common Stock pursuant to Section 4; and (b) if such breach or violation is not a Willful and Material Breach, and EnerVest or the applicable Restricted Persons has not cured such breach or violation in full within thirty days following receipt of written notice from PubCo thereof, EnerVest shall have no further rights under this Agreement, including the acquisition right in Section 2 or the right to receive shares of Class A Common Stock pursuant to Section 4 (it being understood that during such thirty-day period, EnerVest shall not be entitled to receive any shares of Class A Common Stock otherwise issuable pursuant to Section 4 during such period and, if such material breach or violation is not cured, shall cease to be entitled to any such shares of Class A Common Stock).

9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10. Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Exhibit Version

(b) THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE, AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c) TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 10(b).

(d) THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11. Entire Agreement. THIS AGREEMENT AND THE PURCHASE AGREEMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.

12. Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties.

13. Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of a Party or their respective officers, employees, agents, or representatives and no failure by a Party to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Exhibit Version

14. Assignment. This Agreement (and the rights and obligations hereunder) may not be directly or indirectly assigned, in whole or in part (including by merger, business combination, equity sale or otherwise), by a Party without prior written consent of the other Parties; provided that PubCo shall have the right to assign this Agreement (and its rights and obligations hereunder), in whole or in part, to the Company or any of their respective Wholly-Owned Subsidiaries. In the event the non-assigning Parties consent to any such assignment, or PubCo assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

15. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

16. Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

17. Third-Party Beneficiaries. Each direct and indirect subsidiary of PubCo that is not a signatory to this Agreement shall be a third-party beneficiary of EnerVest’s obligations, covenants, and promises hereunder and shall be entitled to enforce such obligations, covenants, and promises as if a party hereto.

18. Construction. Titles appearing at the beginning of any sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “ “this section” and “this subsection,” and words of similar import, refer only to the section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Closing Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or law means such agreement, instrument, or law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of laws, by succession of comparable successor laws. If any period of days referred to in this Agreement shall end on a day that is not a business day, then the expiration of such period shall automatically be extended until the end of the first succeeding business day. References to a Person are also to its permitted successors and permitted assigns.

Exhibit Version

19. Certain Covenants. EnerVest shall, and shall cause any of its Affiliates who hold any investments in PubCo, directly or indirectly, to, comply with its and their Organizational Documents (as defined in the Contribution Agreement) with respect to fund management fees and the transactions contemplated by the Services Agreement (and any offsets or netting of amounts payable thereunder). Notwithstanding anything in this Agreement to the contrary, a breach or violation of this Section 19 shall not alter, limit, or otherwise affect EnerVest’s right to receive shares of Class A Common Stock pursuant to Section 4.

Signature Pages Follows

IN WITNESS WHEREOF, EnerVest has caused this Agreement to be executed and effective as of the Closing Date.

ENERVEST, LTD.

By:

Name:
Title:

SIGNATURE PAGE TO

NON-COMPETITION AGREEMENT

IN WITNESS WHEREOF, PubCo has caused this Agreement to be executed and effective as of the Closing Date.

TPG PACE ENERGY HOLDINGS CORP.

By:

Name:
Title:

SIGNATURE PAGE TO

NON-COMPETITION AGREEMENT

Annex J

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver Agreement”) is entered into as of March 20, 2018, by and among TPG Pace Energy Holdings Corp., a Delaware corporation (“PubCo”), and each holder (each, a “Class F Holder” and, collectively, the “Class F Holders”) of the issued and outstanding shares of Class F Common Stock of PubCo, par value $0.0001 per share (the “Class F Common Stock”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, concurrently with the execution of this Waiver Agreement, PubCo, TPG Pace Energy Parent LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (“Operating”), EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), and EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A” and, together with EV XIV-A, EV XIV-WIC and EV XIV-2A, collectively, the “EnerVest Funds”) will enter into that certain Contribution and Merger Agreement, to be dated as of the date hereof (the “Transaction Agreement”), pursuant to which, among other things, the EnerVest Funds will contribute certain assets to Operating on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, concurrently with the execution of this Waiver Agreement, in connection with the Transaction, PubCo will enter into those certain Subscription Agreements, to be dated as of the date hereof, pursuant to which the investors named therein will purchase (the “New Issuance”) an aggregate of 35,500,000 shares of Class A Common Stock of PubCo, par value $0.0001 per share (the “Class A Common Stock”);

WHEREAS, as permitted by Section 6.1(d) of the Transaction Agreement and certain scheduled exceptions thereto, PubCo may issue additional shares of Class A Common Stock between the Execution Date and Closing (any such issuance, an “Additional Issuance”);

WHEREAS, (i) Section 4.3(b)(i) of PubCo’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that each share of Class F Common Stock shall automatically convert into one share of Class A Common Stock (the “Initial Conversion Ratio”) automatically on the closing of the initial Business Combination (as defined in the Certificate of Incorporation), and (ii) Section 4.3(b)(ii) of the Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Class A Common Stock, or Equity-linked Securities (as defined in the Certificate of Incorporation), are issued or deemed issued in excess of the amounts sold in PubCo’s initial public offering and related to the closing of the initial Business Combination such that the Class F Holders shall continue to own 20% of the issued and outstanding shares of Class A Common Stock (excluding any securities issued or issuable to any seller in the initial Business Combination) after giving effect to such issuance (the “Adjustment Provision”);

WHEREAS, the Transaction constitutes a Business Combination under the Certificate of Incorporation and the New Issuance and any Additional Issuance would result in an Adjustment to the Initial Conversation Ratio pursuant to the Adjustment Provision; and

WHEREAS, in connection with the Transaction, the parties hereto desire to enter into this Waiver Agreement so that each Class F Holder may irrevocably waive its rights under Section 4.3(b)(ii) of the Certificate of Incorporation to receive additional shares of Class A Common Stock upon conversion of the shares of Class F Common Stock held by it in connection with the Transaction as a result of the Adjustment to the Initial Conversion Ratio caused by the New Issuance.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Waiver.

(a) Each Class F Holder hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights such Class F Holder has or will have under Section 4.3(b)(ii) of the Certificate of Incorporation to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio (the “Excess Shares”) upon conversion of the shares of Class F Common Stock held by it in connection with the Transaction as a result of any Adjustment caused by the New Issuance or any Additional Issuance.

(b) Each Class F Holder acknowledges and agrees that, to the extent such Class F Holder receives any Excess Shares as a result of any Adjustment caused by the New Issuance or any Additional Issuance, such Class F Holder shall promptly surrender such shares to PubCo for cancellation, and no consideration shall be payable to such Class F Holder in connection therewith.

Section 2. Successors and Assigns. Each Class F Holder acknowledges and agrees that the terms of this Waiver Agreement are binding on and shall inure to the benefit of such Class F Holder’s beneficiaries, heirs, legatees and other statutorily designated representatives. Each Class F Holder also understands that this Waiver Agreement, once executed, is irrevocable and binding, and if a Class F Holder transfers, sells or otherwise assigns any shares of Class F Common Stock held by it as of the date of this Agreement, the transferee of such shares of Class F Common Stock shall be bound by the terms of this Waiver Agreement as if such transferee were a party hereto. Any Class F Holder that desires to transfer, sell or otherwise assign any shares of Class F Common Stock shall, in addition to any other existing obligations or restrictions applicable to such proposed transfer, sale or assignment that may exist, provide the proposed transferee with a copy of this Waiver Agreement and obtain from such proposed transferee a written acknowledgment that such proposed transferee acknowledges and agrees to the Waiver and the other matters set forth in this Waiver Agreement.

Section 3. Authorization; Enforcement. Each of the parties hereto represents that (a) it has the requisite corporate power or legal capacity, as applicable, and authority to enter into, deliver and perform its obligations under this Waiver Agreement, (b) this Waiver Agreement has been duly authorized, executed and delivered by such party and (c) this Waiver Agreement is enforceable against it in accordance with its terms.

Section 4. Effect of this Waiver Agreement on Certificate of Incorporation. The Certificate of Incorporation, as affected hereby, shall remain in full force and effect. The Waiver contained in this Waiver Agreement shall not constitute a waiver of any other provision of the Certificate of Incorporation, except as expressly provided herein with respect to Section 4.3(b)(ii).

Section 5. Counterparts. This Waiver Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6. Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. THIS WAIVER AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. NO ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS WAIVER AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE

ENFORCED IN ANY JURISDICTION. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 7. Stockholder Support. TPG Pace Energy Sponsor LLC agrees that it shall at any meeting of the stockholders of PubCo (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any action by written consent of stockholders of PubCo (a) when a meeting is held, appear at such meeting or otherwise cause all of its shares of Class F Common Stock to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by PubCo for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to) all of its shares of Class F Common Stock in favor of the Transaction Proposals. The Contributors shall be express third-party beneficiaries of this Section 7 and the provisions hereof shall be enforceable in all respects by the Contributors.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver Agreement as of the date first written above.

TPG PACE ENERGY HOLDINGS CORP.

By:	/s/ Stephen Chazen
	Name:	Stephen Chazen
	Title:	President and Chief
Executive Officer

[Signature Page to Waiver Agreement]

TPG PACE ENERGY SPONSOR, LLC

By:	/s/ Michael LaGatta

Name:	Michael LaGatta
Title:	Vice President
ARCILIA ACOSTA /s/ Arcilia Acosta
EDWARD DJEREJIAN /s/ Edward Djerejian
CHAD LEAT /s/ Chad Leat
DAN F. SMITH /s/ Dan F. Smith

[Signature Page to Waiver Agreement]

Annex K

Magnolia Oil and Gas Corporation

Long Term Incentive Plan

1. Purpose. The purpose of the Magnolia Oil and Gas Corporation Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) Magnolia Oil and Gas Corporation, a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means any written instrument, which may be in electronic form (including any employment, severance or change in control agreement), that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act by any Person, of 50% or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (x) a sale by the EnerVest Investors of any or all of their Stock or Outstanding Company Voting Securities or an acquisition by the EnverVest Investors of any additional Stock or Outstanding Company Voting Securities shall not be considered a Change in Control and (y) for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control for purposes of such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l) “Effective Date” means [●], 2018.

(m) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a)(1) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n) “EnerVest Investors” means EnerVest Energy Institutional Fund XIV-A, L.P, EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P. and EnerVest Energy Institutional Fund XIV-C, L.P.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(p) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(q) “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

(r) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code.

(t) “Nonstatutory Option” means an Option that is not an ISO.

(u) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(v) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(w) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(x) “Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s Affiliates and Associates (as those terms are defined in Rule 12b-2 under the Exchange Act, provided that “registrant” as used in Rule 12b-2 shall mean the Company), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”

(y) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(z) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(aa) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(bb) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(cc) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(dd) “SEC” means the Securities and Exchange Commission.

(ee) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(ff) “Stock” means the Company’s Class A Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(gg) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(hh) “Substitute Award” means an Award granted under Section 6(j).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4. Stock Subject to Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 11,800,000 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of shares

(Awards of Restricted Stock shall not be considered “delivered shares” for this purpose), the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of taxes relating to Awards other than Options and SARs) shall again be available for delivery with respect to Awards. Notwithstanding the foregoing, (A) the number of shares tendered or withheld in payment of the Exercise Price of any Option or SAR or taxes relating to an Option or an SAR, (B) shares that were subject to an Option or an SAR but were not issued or delivered as a result of the net settlement or net exercise of such Option or SAR, (C) shares repurchased on the open market with the proceeds of an Option’s Exercise Price will not, in each case, be available for Awards and (D) shares surrendered or withheld by the Company or any Affiliate, as applicable, pursuant to Section 9(a) herein, in payment of taxes relating to an Award will not be available for future Awards under the Plan to the extent such shares are withheld in an amount greater than the minimum statutory rate in the Participant’s relevant tax jurisdiction(s). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d) Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated). Additionally, in the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if and to the extent determined by the Board and subject to compliance with applicable stock exchange requirements, be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and shares subject to such Awards shall not be added to the shares available for issuance under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not, prior to such acquisition or combination, employed by (and who were not non-employee directors or consultants of) the Company or any of its subsidiaries immediately prior to such acquisition or combination.

(e) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Award Limitations for Non-Employee Members of the Board.

(a) Awards may be granted under the Plan only to Eligible Persons.

(b) In each calendar year during any part of which the Plan is in effect, the aggregate amount of compensation, including cash compensation and the aggregate value of Awards (determined, if applicable, pursuant to ASC Topic 718) on the date of grant (multiplied by the number of full or partial calendar years in any performance period established with respect to an Award, if applicable), payable to a non-employee member of the Board in respect of services performed in any calendar year may not exceed $500,000; provided, that, for the calendar year in which a non-employee member of the Board first commences service on the Board only, the foregoing limitation shall be doubled; provided, further that, the limits set forth in this Section 5(b) shall be without regard to grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Without limiting the scope of the preceding sentence, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants. To the extent provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant).

(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.

(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Options, SARs, Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an

Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, another Award, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii) Except as provided in Sections 7(a)(i), (iii) and (iv), no Award and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. Except to the extent otherwise provided in any applicable Award Agreement, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration; or

(iii) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that Awards subject to performance conditions shall be treated as provided in the applicable Award Agreement; provided, further, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Delaware.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is [●], 2018. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

Annex L

EVALUATION SUMMARY

PROJECT ALPHA INTERESTS

VARIOUS OIL AND GAS PROPERTIES IN TEXAS

TOTAL PROVED RESERVES

AS OF DECEMER 31, 2017

SEC PRICE CASE

EVALUATION SUMMARY

PROJECT ALPHA INTERESTS

VARIOUS OIL AND GAS PROPERTIES IN TEXAS

TOTAL PROVED RESERVES

AS OF DECEMBER 31, 2017

SEC PRICE CASE

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

TEXAS REGISTERED ENGINEERING FIRM F-693

W. TODD BROOKER, P.E. PRESIDENT

MATTHEW K. REGAN, P.E. PARTNER - ENGINEER

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

April 5, 2018

Mr. Tony Lopez

EnerVest, Ltd.

1001 Fannin Street, Suite 800

Houston, TX 77002

Re:	Evaluation Summary Project Alpha Interests Total Proved Reserves As of December 31, 2017

Pursuant to the Guidelines of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue

Dear Mr. Lopez:

As requested, this report was prepared on April 5, 2018 for EnerVest, Ltd for the purpose of public disclosure by EnerVest, Ltd in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations. We evaluated 100% of the EnerVest, Ltd reserves in the Project Alpha Interests noted above, which are located in Texas. This report, with an effective date of December 31, 2017, was prepared using constant prices and costs and conforms to the guidelines of Securities and Exchange Commission (SEC). The results of this evaluation are presented in the tabulations with a composite summary of the values presented below:

			Proved Developed Producing	Proved Developed Non-Producing	Proved Developed	Proved Undeveloped	Total Proved
Net Reserves
Oil	-	MBbl	25,258.1	7,798.1	33,056.1	5,713.1	38,769.2
Gas	-	MMcf	106,085.6	15,478.2	121,563.8	9,592.2	131,156.0
NGL	-	MBbl	11,295.5	2,307.7	13,603.2	1,318.3	14,921.5
Revenue
Oil	-	M$	1,246,050.1	383,335.5	1,629,385.8	283,106.7	1,912,492.3
Gas	-	M$	287,584.5	43,879.2	331,463.8	27,254.7	358,718.5
NGL	-	M$	248,684.6	49,618.1	298,302.8	28,733.8	327,036.5
Severance Taxes	-	M$	89,604.8	22,423.3	112,028.1	16,208.1	128,236.2
Ad Valorem Taxes	-	M$	45,279.3	11,784.8	57,064.1	8,478.2	65,542.4
Operating Expenses	-	M$	384,913.3	54,151.1	439,064.3	44,094.2	483,158.4
Misc. Expense1(1)	-	M$	-7,747.4	0.0	-7,747.4	0.0	-7,747.4
Misc. Expense2	-	M$	0.0	0.0	0.0	0.0	0.0
Other Deductions(2)	-	M$	148,308.7	39,284.0	187,592.7	19,171.9	206,764.5
Investments	-	M$	10,321.0	66,689.5	77,010.5	93,873.4	170,883.9
Net Operating Income (BFIT)	-	M$	1,111,639.9	282,500.3	1,394,140.1	157,269.4	1,551,409.6
Discounted @ 10% (Present Worth)	-	M$	758,061.8	195,605.2	953,666.9	96,943.5	1,050,610.8

Project Alpha Interests

April 5, 2018

(1)	Misc. Expense1 are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.
(2)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow (net operating income) is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with Securities and Exchange Commission (SEC) guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

The oil reserves include oil and condensate. Oil and NGL volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (MCF) at contract temperature and pressure base.

Our estimates are for proved reserves only and do not include any probable or possible reserves nor have any values been attributed to interest in acreage beyond the location for which undeveloped reserves have been estimated. The Proved Developed category is the summation of the Proved Developed Producing and Proved Developed Non-Producing estimates.

Hydrocarbon Pricing

The base oil and gas prices calculated for December 31, 2017 were $51.34 per barrel and $2.976 per MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (Bloomberg) during 2017 and the base gas price is based upon Henry Hub spot prices (Platt’s Gas Daily) during 2017.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differentials, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices over the life of the proved properties was estimated to be $49.330 per barrel for oil, $2.735 per MCF for gas and $21.917 per barrel for natural gas liquids. All economic factors were held constant in accordance with SEC guidelines, except for certain properties with contractual agreements as specified by EnerVest, Ltd.

Economic Parameters

Ownership was accepted as furnished and has not been independently confirmed. Oil and gas price differentials, gas shrinkage, ad valorem taxes, severance taxes, lease operating expenses and investments were calculated and prepared by EnerVest and were thoroughly reviewed by us for accuracy and completeness, and adjustments were made where necessary. Lease operating expenses were determined at the well level using averages determined from historical lease operating statements. All economic parameters, including lease operating expenses and investments, were held constant (not escalated) throughout the life of these properties, except for certain properties with contractual agreements as specified by EnerVest.

Project Alpha Interests

April 5, 2018

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein for the SEC pricing scenario conform to the criteria of the SEC as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

This evaluation includes 38 proved undeveloped locations, of which 37 are commercial in the SEC pricing scenario. Each of these commercial drilling locations proposed as part of EnerVest’s development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, EnerVest has indicated they have every intent to complete this development plan as scheduled. Furthermore, EnerVest has demonstrated that they have the proper company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

Reserve Estimation Methods

Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to offset production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing, and/or proved undeveloped reserves for EnerVest properties, due to the mature nature of their properties targeted for development and an abundance of subsurface control data. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

General Discussion

The estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data we 5 re subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom, and the actual cost incurred could be more or less than the estimated amounts.

The reserve classifications and the economic considerations used herein conform to the criteria set forth by the SEC. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

Project Alpha Interests

April 5, 2018

An on-site field inspection of the properties has not been performed. The mechanical operation or condition of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have been included on commercial proved wells at the end of the economic life of the case. The cost of plugging and salvage value of equipment at abandonment have not been included elsewhere herein.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or EnerVest, Ltd. and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this letter. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

W. Todd Brooker, P. E. President

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as “decline curve” analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Cawley, Gillespie & Associates, Inc.	Appendix Page 2

APPENDIX

Methods Employed in the Estimation of Reserves (continued)

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for “resource plays,” where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

Cawley, Gillespie & Associates, Inc.	Appendix Page 3

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

“(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“(i) The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

“(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

“(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

“(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

“(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

Cawley, Gillespie & Associates, Inc.	Appendix Page 4

APPENDIX

Reserve Definitions and Classifications (continued)

“(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

“(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

“(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv) See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

“(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

Cawley, Gillespie & Associates, Inc.	Appendix Page 5

APPENDIX

Reserve Definitions and Classifications (continued)

“(ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi) Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that “a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K.” This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

“(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

Cawley, Gillespie & Associates, Inc.	Appendix Page 6

Annex M

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this proxy statement, which are commonly used in the oil and natural gas industry:

“3-D seismic.” (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two-dimensional seismic data.

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Bbl.” One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.

“Boe.” One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil and at a ratio of one Bbl of NGL to one Bbl of oil.

“Boe/d.” One Boe per day.

“Btu” or “British Thermal Unit.” The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

“Completion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Condensate.” A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

“DD&A.” Depreciation, depletion and amortization.

“Delineation.” The process of placing a number of wells in various parts of a reservoir to determine its boundaries and production characteristics.

“Development costs.” Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas. For a complete definition of development costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(7).

“Development project.” A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

“Development well.” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Differential.” An adjustment to the price of oil, natural gas or natural gas liquids from an established spot market price to reflect differences in the quality and/or location of oil or natural gas.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Economically producible.” The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

“Enhanced recovery.” The recovery of oil and natural gas through the injection of liquids or gases into the reservoir, supplementing its natural energy. Enhanced recovery methods are often applied when production slows due to depletion of the natural pressure.

“EUR” or “Estimated ultimate recovery.” The sum of reserves remaining as of a given date and cumulative production as of that date.

“Exploratory well.” An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well as those items are defined by the SEC.

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rocks.

“Gross wells.” The total wells in which a working interest is owned.

“Held by production.” Acreage covered by a mineral lease that perpetuates a company’s right to operate a property as long as the property produces a minimum paying quantity of oil or natural gas.

“Horizontal drilling.” A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“Hydraulic fracturing.” The technique of improving a well’s production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

“Lease operating expenses.” The expenses of lifting oil or natural gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, workover, marketing and transportation costs, ad valorem taxes, insurance and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

“MBbl.” One thousand barrels of crude oil, condensate or natural gas liquids.

“MBoe.” One thousand Boe.

“MBoe/d.” One thousand Boe per day.

“Mcf.” One thousand cubic feet of natural gas.

“MMBoe.” One million Boe.

“MMBtu.” One million British thermal units.

“MMcf.” One million cubic feet of natural gas.

“MMcf/d.” One million cubic feet per day.

“Net acres.” The percentage of total acres an owner has out of a particular number of acres or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

“Net production.” Production that is owned by us, less royalties and production due others.

“NGLs” or “natural gas liquids.” Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

“NYMEX.” The New York Mercantile Exchange.

“Operator.” The individual or company responsible for the exploration and/or production of an oil or natural gas well or lease.

“Pay.” A reservoir or portion of a reservoir that contains economically producible hydrocarbons. The overall interval in which pay sections occur is the gross pay; the smaller portions of the gross pay that meet local criteria for pay (such as a minimum porosity, permeability and hydrocarbon saturation) are net pay.

“PDP.” Proved developing producing reserves.

“Play.” A geographic area with hydrocarbon potential.

“Plug.” A downhole tool that is set inside the casing to isolate the lower part of the wellbore.

“Pooling.” The bringing together of small tracts or fractional mineral interests in one or more tracts to form a drilling and production unit for a well under applicable spacing rules.

“Production costs.” Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. For a complete definition of production costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(20).

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Proration unit.” A unit that can be effectively and efficiently drained by one well, as allocated by a governmental agency having regulatory jurisdiction.

“Prospect.” A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

“Proved developed reserves.” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods and can be expected to be recovered through extraction technology installed and operational at the time of the reserve estimate.

“Proved reserves.” The estimated quantities of oil, NGLs and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

“PUD” or “Proved undeveloped reserves.” Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having PUDs only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five (5) years, unless specific circumstances justify a longer time.

“Realized price.” The cash market price less all expected quality, transportation and demand adjustments.

“Recompletion.” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“Reserves.” Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Resources.” Quantities of oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

“Royalty.” An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof) but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“SEC PV-10.” When used with respect to oil and natural gas reserves, SEC PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10%. SEC PV-10 is not a financial measure calculated in accordance with GAAP and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither SEC PV-10 nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We and others in the industry use SEC PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

“Service well.” A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Spot market price.” The cash market price without reduction for expected quality, transportation and demand adjustments.

“Standardized measure.” Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and natural gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

“Stratigraphic test well.” A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

“Undeveloped acreage.” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Waterflood.” The injection of water into an oil reservoir to “push” additional oil out of the reservoir rock and into the wellbores of producing wells. Typically an enhanced recovery process.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

“Workover.” Operations on a producing well to restore or increase production.

The terms “condensate,” “development costs,” “development project,” “development well,” “economically producible,” “estimated ultimate recovery (EUR),” “exploratory well,” “production costs,” “reserves,” “reservoir,” “resources,” “service wells” and “stratigraphic test well” are defined by the SEC. Except as noted, the terms defined in this section are not the same as SEC definitions.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION FOR THE SPECIAL MEETING OF STOCKHOLDERS OF TPG Pace Energy Holdings Corp. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen I. Chazen and Eduardo Tamraz (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of Class A Common Stock or Class F Common Stock of TPG Pace Energy Holdings Corp. (the “Company” or “TPGE”) that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of the Company to be held on                     , 2018 at 9:00 a.m. Central Time at                     , and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the Proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, 10 and 11. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

Please mark vote as indicated in this example	TPGE PACE ENERGY HOLDINGS CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, 10 and 11.

(1)   The Business Combination Proposal – To consider and vote upon a proposal to approve and adopt each of the following agreements and the transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”): (a) a Contribution and Merger Agreement (as subsequently amended, the “Karnes County Contribution Agreement”) by and among the Company, TPG Pace Energy Parent LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Pace LLC”), EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-A, EV XIV-WIC, EV XIV-2A and EV XIV-3A, the “Karnes County Contributors”), pursuant to which the Company, through Pace LLC, will acquire all of the Karnes County Contributors’ collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas; (b) a Purchase and Sale Agreement by and among Pace LLC, EnerVest Energy Institutional Fund XI-A, L.P., a Delaware limited partnership (“EV XI-A”), EnerVest Energy Institutional Fund XI-WI, L.P., a Delaware limited partnership (“EV XI-WI”), EnerVest Holding, L.P., a Texas limited partnership (“EV Holding”), and EnerVest Wachovia Co-Investment Partnership, L.P., a Delaware limited partnership (“EV Co-Invest” and, together with EV XI-A, EV XI-WI and EV Holding, the “Giddings Sellers”), pursuant to which the Company, through Pace LLC, will acquire all of the Giddings Sellers’ collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk; and (c) a Membership Interest Purchase Agreement by and among Pace LLC, EV XIV-A, EV XIV-WIC and EV XIV-C (EV XIV-A, EV XIV-WIC and EV XIV-C, collectively, the “Ironwood Sellers” and, together with the Karnes County Contributors and the Giddings Sellers, the “Sellers”), pursuant to which the Company, through Pace LLC, will acquire all of the Ironwood Sellers’ approximate 35% membership interest in Ironwood Eagle Ford Midstream, LLC, a Texas limited liability company, which owns an Eagle Ford gathering system.

FOR ☐	AGAINST ☐	ABSTAIN ☐

     Stockholder Certification. I hereby certify that I am not acting in concert or as a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any other stockholder with respect to the Shares in connection with the proposed business combination.

STOCKHOLDER CERTIFICATION ☐

(2)   The Class B Charter Proposal – To consider and vote upon a proposal to create a new class of capital stock designated as Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and such proposal, the “Class B Charter Proposal”). The Class B Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal (as defined below). The full text of our proposed second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Class B Charter Proposal is attached to the accompanying proxy statement as Annex D.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)   The Authorized Share Charter Proposal – To consider and vote upon a proposal to increase the number of authorized shares of TPGE’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), from 200,000,000 shares to 1,300,000,000 shares (the “Authorized Share Charter Proposal”). The Authorized Share Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. The full text of our proposed Second A&R Charter reflecting the proposed amendments pursuant to the Authorized Share Charter Proposal is attached to the accompanying proxy statement as Annex D.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)   The Director Term Charter Proposal – To consider and vote upon a proposal to change the term of office of members of the Company’s board of directors from a two (2) year term to a one (1) year term (the “Director Term Charter Proposal”). The Director Term Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Class B Charter Proposal, the Authorized Share Charter Proposal and the NYSE Proposal. The full text of our proposed Second A&R Charter reflecting the proposed amendments pursuant to the Director Term Charter Proposal is attached to the accompanying proxy statement as Annex D.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(5)   The Written Consent Charter Proposal – To consider and vote upon a proposal to provide for the ability of the Company’s stockholders to act by written consent if certain conditions are met (the “Written Consent Charter Proposal”). The Written Consent Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Class B Charter Proposal, the Authorized Share Charter Proposal and the NYSE Proposal. The full text of our proposed Second A&R Charter reflecting the proposed amendments pursuant to the Written Consent Charter Proposal is attached to the accompanying proxy statement as Annex D.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(6)   The Exclusive Forum Charter Proposal – To consider and vote upon a proposal to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”). The Exclusive Forum Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Class B Charter Proposal, the Authorized Share Charter Proposal and the NYSE Proposal. The full text of our proposed Second A&R Charter reflecting the proposed amendments pursuant to the Exclusive Forum Charter Proposal is attached to the accompanying proxy statement as Annex D.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(7)   The Additional Charter Proposal – To consider and vote upon a proposal to eliminate provisions in the Company’s amended and restated certificate of incorporation relating to the Company’s initial business combination that will no longer be applicable to the Company following the closing of the business combination, change the post-combination company’s name to “Magnolia Oil & Gas Corporation” and make certain other changes that the Company’s board of directors deems appropriate for a public operating company (the “Additional Charter Proposal” and, together with the Class B Charter Proposal, the Authorized Share Charter Proposal, the Director Term Charter Proposal, the Written Consent Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”). The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Class B Charter Proposal, the Authorized Share Charter Proposal and the NYSE Proposal. The full text of our proposed Second A&R Charter reflecting the proposed amendments pursuant to the Exclusive Forum Charter Proposal is attached to the accompanying proxy statement as Annex D.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(8)   The NYSE Proposal – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange, (a) the issuance of shares of Class A Common Stock and/or Class B Common Stock, if any, to the Karnes County Contributors pursuant to the Karnes County Contribution Agreement (including up to 13,000,000 shares of Class A Common Stock and/or Class B Common Stock as earnout consideration), (b) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock issued to the Karnes County Contributors, if any, which shares of Class A Common Stock are issuable in the future in connection with the future redemption or exchange of units representing limited liability company interests in Pace LLC, in accordance with the Amended and Restated Limited Liability Company Agreement of Pace LLC, (c) the issuance and sale of 35,500,000 shares of Class A Common Stock in a private placement to certain qualified institutional buyers and accredited investors (including certain related persons of the Company), the proceeds of which will be used to fund a portion of the cash consideration for the business combination, (d) the issuance of up to 4,000,000 shares of Class A Common Stock to EnerVest, Ltd., an affiliate of the Sellers (“EV Ltd.”), as set forth in that certain Non-Competition Agreement between the Company and EV Ltd. (based on the achievement of certain stock price thresholds) and (e) the potential change of control of the Company in connection with the foregoing issuances of the Company’s common stock (the “NYSE Proposal”).

FOR ☐	AGAINST ☐	ABSTAIN ☐

(10)  The LTIP Proposal – To consider and vote upon a proposal to approve and adopt the Magnolia Oil & Gas Corporation Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”). The LTIP Proposal is conditioned on the approval of the Business Combination Proposal, the Class B Charter Proposal, the Authorized Share Charter Proposal and the NYSE Proposal. The form of the LTIP is attached to the accompanying proxy statement as Annex K.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(11)  The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NYSE Proposal, the Director Election Proposal or the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Charter Proposals, the NYSE Proposal, the Director Election Proposal and the LTIP Proposal, the “Proposals”).

FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:

Signature

(Signature if held Jointly)

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8, 10 and 11. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.